UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to § 240.14a-12

GSC ACQUISITION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]          No fee required.
[X]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Class A common stock and Class B common stock of GSC Acquisition Company (“GSCAC”)(1)
(2)	Aggregate number of securities to which transaction applies: 24,353,852 shares of GSCAC common stock
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$9.42 per share of GSCAC based on the average of the high and low prices reported on the AMEX on July 24, 2008

(4)	Proposed maximum aggregate value of transaction: $229,413,285.84(2)
(5)	Total fee paid: $9,015.94(3)
[   ]          Fee paid previously with preliminary materials.

[   ]          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1) After completion of the merger, GSCAC’s common stock will be classified as Class A common stock and Class B common stock.
(2) Estimated solely for the purposes of calculating the filing fee based on the number of shares of GSCAC common stock to be issued in the merger.
(3) The amount is $229,413,285.84 multiplied by the SEC’s filing fee of $39.30 per million.

GSC ACQUISITION COMPANY
500 Campus Drive, Suite 220
Florham Park, New Jersey 07932

, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of GSC Acquisition Company (“GSCAC”) relating to our proposed acquisition of Complete Energy Holdings, LLC (“Complete Energy”). The special meeting will be held at               A.M., Eastern Standard Time, on              , 2008, at                        .

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.      to approve our acquisition of Complete Energy (the “acquisition”) pursuant to the Agreement and Plan of Merger dated as of May 9, 2008 among GSCAC, GSCAC Holdings I LLC (“Holdco Sub”), GSCAC Holdings II LLC, GSCAC Merger Sub LLC (“Merger Sub”) and Complete Energy (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger (the “merger”) of our subsidiary Merger Sub with and into Complete Energy, with Complete Energy surviving and thereby becoming an indirect subsidiary of GSCAC (the “acquisition proposal”);

2.      to approve a second amended and restated charter for GSCAC (the “amended and restated charter”), to be effective upon completion of the merger (the “charter proposal”), to, among other things:

•	change our name to “Complete Energy Holdings Corporation,”
•	permit our continued existence after June 25, 2009,
•	increase the number of our authorized shares of common stock,
•	create two classes of common stock (Class A common stock to have voting and economic rights and Class B common stock to have voting rights but no economic rights),
•	convert all of our outstanding common stock into Class A common stock, and
•	permit each share of our Class B common stock plus one Class B unit of Holdco Sub to be exchanged into one share of our Class A common stock;

3.      to approve the issuance of shares of our common stock in the merger and related transactions that would result in an increase in our outstanding common stock by more than 20% (the “share issuance proposal”);

4.      to elect two members to serve on our board of directors, each to serve until the 2011 annual meeting of our stockholders or until his successor is duly elected and qualified (the “election of directors proposal”);

5.      to adopt a proposed stock option plan, to be effective upon completion of the merger (the “stock option plan proposal”); and

6.      to adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of these proposals (the “adjournment proposal”).

The approval of the acquisition proposal is conditioned upon the approval of the charter proposal, the share issuance proposal and the stock option plan proposal, but not the election of directors proposal or adjournment proposal. The approval of the charter proposal, the share issuance proposal and the stock option plan proposal, but not the election of directors proposal or the adjournment proposal, is conditioned upon the approval of the acquisition proposal. Neither the election of directors proposal nor the adjournment proposal requires the approval of any other proposal to be effective.

Our board of directors has fixed the close of business on      , 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.  Record holders of GSCAC warrants do not have voting rights.

Stockholders holding a majority of our outstanding common stock (whether or not held by public stockholders) at the close of business on the record date must be present, in person or by proxy, to constitute a quorum and a quorum is required to approve our proposals. In addition, approval of the acquisition proposal requires that holders of a majority of the common stock voted by all holders of common stock issued in our initial public offering (such holders, the “public stockholders”) must vote, in person or by proxy, in favor of the acquisition proposal, but the acquisition proposal cannot be approved if public stockholders owning 20% or more of the common stock issued in our initial public offering vote against the acquisition proposal and properly exercise their conversion rights. In connection with the vote on the acquisition proposal, GSCAC’s founding stockholder and directors have agreed to vote their shares in accordance with the majority of common stock voted by the public stockholders.

Assuming the acquisition proposal is approved by the requisite vote of our stockholders, the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve our charter proposal, and the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or represented by proxy and entitled to vote at the special meeting is required to approve the share issuance proposal, the stock option plan proposal and the adjournment proposal.

Directors will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting. This means that the director nominee with the most affirmative votes for a particular slot will be elected.

You have the right to convert any shares that you own that were issued in our initial public offering into cash if you vote against the acquisition proposal and the acquisition proposal is approved and the merger is completed. If you properly exercise your conversion rights, you will be entitled to receive a conversion price per share equal to the aggregate amount then on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $2.4 million on the trust account balance previously released to us to fund our working capital requirements), calculated as of two business days prior to the proposed completion of the merger, divided by the number of shares sold in our initial public offering.  As of June 30, 2008, the initial per-share conversion price was approximately $9.89.

You may request conversion of your shares at any time after the mailing of this proxy statement by following the procedures described in this proxy statement, but the request will not be granted unless you vote against the acquisition proposal and the acquisition proposal is approved and the merger is completed. Voting against the acquisition proposal alone will not result in the conversion of your shares into a pro rata share of the trust account; to convert your shares, you must also follow the specific procedures for conversion set forth in this proxy statement.  See “Summary of Proxy Statement –– Conversion Rights” on page 18. Prior to exercising your conversion rights, you should verify the market price of GSCAC’s common stock as you may receive higher proceeds from the sale of your common stock in the public market than from exercising your conversion rights if the market price per share is higher than the conversion price.

GSCAC shares of common stock, warrants and units are quoted on the American Stock Exchange under the symbols “GGA,” “GGA.WS” and “GGA.U,” respectively. On July 28, 2008, the closing price of GSCAC common stock, warrants and units was $9.44, $0.43 and $9.70, respectively.

AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF ALL OF THE PROPOSALS, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED ALL OF THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY VOTE YOUR SHARES AND SUBMIT YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY FORM IN THE ENCLOSED ENVELOPE. IF YOU RETURN A PROXY WITH YOUR SIGNATURE BUT WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE ON ANY PROPOSAL, YOUR PROXY WILL BE VOTED “FOR” EACH SUCH PROPOSAL. EVEN IF YOU RETURN THE PROXY, YOU MAY ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

ii

The accompanying proxy statement contains detailed information regarding the merger and related transactions, including each of our proposals. The proxy statement also provides detailed information about Complete Energy, because upon completion of the merger, the operations, assets and liabilities of Complete Energy will be owned by a subsidiary of GSCAC.

WE ENCOURAGE YOU TO READ THIS ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE SECTION DISCUSSING “RISK FACTORS,” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR PROPOSED ACQUISITION. WE MAINTAIN A WEBSITE AT WWW.GSCAC.COM. THE CONTENTS OF THAT WEBSITE ARE NOT PART OF THIS PROXY STATEMENT.

Sincerely,

Matthew C. Kaufman
President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated          , 2008 and is first being mailed to GSCAC stockholders on or about          , 2008.

iii

GSC ACQUISITION COMPANY
500 Campus Drive, Suite 220
Florham Park, New Jersey 07932
__________________________________________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                            , 2008
___________________________________________________________

To the Stockholders of GSC Acquisition Company:

You are cordially invited to attend a special meeting of the stockholders of GSC Acquisition Company (“GSCAC”) relating to our proposed acquisition of Complete Energy Holdings, LLC (“Complete Energy”). The special meeting will be held at                A.M., Eastern Standard Time, on                 , 2008 at                      .

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.      to approve our acquisition of Complete Energy (the “acquisition”) pursuant to the Agreement and Plan of Merger dated as of May 9, 2008 among GSCAC, GSCAC Holdings I LLC (“Holdco Sub”), GSCAC Holdings II LLC, GSCAC Merger Sub LLC (“Merger Sub”) and Complete Energy (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger (the “merger”) of our subsidiary Merger Sub with and into Complete Energy, with Complete Energy surviving and thereby becoming an indirect subsidiary of GSCAC (the “acquisition proposal”);

2.      to approve a second amended and restated certificate of incorporation for GSCAC (the “amended and restated charter”), to be effective upon completion of the merger (the “charter proposal”), to, among other things:

•	change our name to “Complete Energy Holdings Corporation,”
•	permit our continued existence after June 25, 2009,
•	increase the number of authorized shares of common stock,
•	create two classes of common stock (Class A common stock to have voting and economic rights and Class B common stock to have voting rights but no economic rights),
•	convert all of our outstanding common stock into Class A common stock, and
•	permit each share of our Class B common stock plus one Class B unit of Holdco Sub to be exchanged into one share of our Class A common stock;

3.      to approve the issuance of shares of our common stock in the merger and related transactions that would result in an increase in our outstanding common stock by more than 20% (the “share issuance proposal”);

4.      to elect two members to serve on our board of directors, each to serve until the 2011 annual meeting of our stockholders or until his successor is duly elected and qualified (the “election of directors proposal”);

5.      to adopt a proposed stock option plan, to be effective upon completion of the merger (the “stock option plan proposal”); and

6.      to adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of these proposals (the “adjournment proposal”).

Our board of directors has unanimously approved the merger and related transactions and unanimously recommends that you vote “FOR” each of the proposals described above and in the accompanying proxy statement.

The approval of our acquisition proposal is conditioned upon the approval of the charter proposal, the share issuance proposal and the stock option plan proposal, but not the election of directors proposal or adjournment proposal. The approval of the charter proposal, the share issuance proposal and the stock option plan proposal, but not the election of directors proposal or the adjournment proposal, is conditioned upon the approval of the acquisition proposal. Neither the election of directors proposal nor the adjournment proposal requires the approval of any other proposal to be effective.

Our board of directors has fixed the close of business on                   , 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. Record holders of GSCAC warrants do not have voting rights.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card as soon as possible to ensure that your shares are represented at the special meeting or, if you are a stockholder of record of our common stock on the record date, you may cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the acquisition proposal and the charter proposal.

Any proxy may be revoked at any time prior to its exercise by delivery of a later dated proxy, by notifying                  in writing before the special meeting, or by voting in person at the special meeting. By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed acquisition and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. at (212) 929-5500 or 1-(800) 322-2885 or by email at proxy@mackenziepartners.com.

By Order of the Board of Directors,

Matthew C. Kaufman
President

i

LIST OF ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Second Amended and Restated Certificate of Incorporation
Annex C	GSC Acquisition Company 2008 Stock Option Plan
Annex D	Opinion of Duff & Phelps, LLC
Annex E	Glossary of Terms Used in this Proxy Statement

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

Q:   Why am I receiving this proxy statement?

A:    GSCAC has agreed to acquire Complete Energy under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A, which GSCAC and Complete Energy encourage you to read.

You are receiving this proxy statement because we are soliciting your vote to approve the acquisition and related matters at a special meeting of our stockholders. This proxy statement contains important information about the proposed acquisition and related matters.  You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

Q:   Why is GSCAC proposing the acquisition?

A:    GSCAC is a blank check company organized to effect an acquisition, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, of one or more businesses or assets.

GSCAC completed its initial public offering on June 29, 2007, generating net proceeds of approximately $191.5 million. The net proceeds, in addition to $4 million from the sale of warrants to GSC Secondary Interest Fund, LLC, which we refer to as our “founding stockholder,” and $6.2 million of deferred underwriting discounts and commissions, were placed into a trust account. As of June 30, 2008, the balance in the trust account was approximately $203 million. GSCAC intends to use the funds held in the trust account to complete the merger with Complete Energy and to make payment of the deferred underwriting commissions and discounts.

GSCAC is now proposing to acquire Complete Energy pursuant to the merger agreement. If the acquisition proposal and related proposals are approved by our stockholders and the other conditions to completion of the merger are satisfied, a subsidiary of GSCAC will merge with and into Complete Energy, and Complete Energy will survive the merger as an indirect subsidiary of GSCAC.

Complete Energy is an independent power generating company established in January 2004 to acquire, own and operate merchant and contracted generating facilities in key U.S. markets. Complete Energy owns majority interests in, and operates, two natural gas-fired combined cycle generation facilities. GSCAC believes that Complete Energy’s management has successful experience in its business and has in place the structure for strong business operations and the achievement of growth both organically and through accretive acquisitions.  As a result, GSCAC believes that a combination with Complete Energy will provide GSCAC stockholders with an opportunity to participate in a company with significant growth potential.

In connection with this proposed acquisition, we would also repay or otherwise extinguish certain Complete Energy debt.  In addition, GSCAC has agreed to make offers to acquire the minority interests owned by third parties in the Complete Energy subsidiaries that own its La Paloma facility and Batesville facility.

If the merger agreement and related transactions are not approved and GSCAC is unable to complete another business combination by June 25, 2009, GSCAC will be required to liquidate.

Q:   What will the owners of Complete Energy receive in the proposed transactions?

A:    The proposed transactions value 100% of Complete Energy’s operations (including minority interests held by third parties) at an enterprise value of $1.3 billion, comprised of $900 million for its La Paloma facility and $400 million for its Batesville facility. Upon completion of the proposed merger, after adjustments for Complete Energy’s debt and cash balances, the owners of Complete Energy are expected to receive shares of GSCAC and units of a GSCAC subsidiary valued at approximately $68.6 million, as well as securities that are exchangeable into approximately 2.75 million of our shares if GSCAC’s share price reaches $14.50 within five years and an additional approximately 2.75 million of our shares if GSCAC’s share price reaches $15.50 within five years.

If the merger is completed, we also expect to issue approximately $168.5 million GSCAC shares to the holders of certain Complete Energy debt, comprised of investment funds and trusts managed or advised by

TCW Asset Management Company (“TAMCO”) or certain of its affiliates (such funds and trusts, collectively, the “TAMCO funds”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”). These debt holders would also receive a $50 million mezzanine note issued by Complete Energy and securities that are exercisable for approximately 798,000 of our shares if GSCAC’s share price reaches $14.50 within five years and approximately 798,000 of our shares if GSCAC’s share price reaches $15.50 within five years. Complete Energy will retain approximately $627 million of net project-level debt (on a consolidated basis including minority interests held by third parties) and we will use the balance of our trust account to repay other Complete Energy debt, pay transaction expenses and fund working capital.

The actual number of GSCAC shares and units of a GSCAC subsidiary that would be issued to the Complete Energy owners and debt holders in the proposed transactions will be determined using a price per GSCAC share equal to the lesser of (1) $10.00 and (2) the average closing price per share of our common stock for the 20 trading days ending three business days before the completion of the merger.

Q:   Will GSCAC stockholders receive anything in the proposed transactions?

A:    If the merger is completed and you vote your shares to approve the acquisition proposal, you will continue to hold the GSCAC shares and warrants that you currently own and do not sell. Immediately upon the effectiveness of the second amended and restated charter, each share of your GSCAC common stock outstanding immediately prior to the completion of the acquisition will be reclassified as converted into one share of Class A common stock. If the merger is completed but you vote your shares against the acquisition proposal and properly elect to convert your shares into cash, your GSCAC shares will be cancelled and you will receive cash as described below, but you will continue to hold any warrants that you currently own and do not sell.

Q:   Who will own GSCAC after the proposed transactions?

A:    If the proposed merger and debt repayment are completed, the TAMCO funds (under common investment management) are expected to become GSCAC’s largest block of stockholders with approximately 25.5% ownership, GSCAC’s existing stockholders are expected to collectively own approximately 57% of GSCAC, the current owners of Complete Energy are expected to own approximately 12.5% of GSCAC, and Morgan Stanley is expected to own approximately 5.1% of GSCAC, in each case on a fully diluted basis and assuming that no GSCAC stockholders elect to convert their shares into cash.

If our offers to acquire the minority interests owned by third parties in the Complete Energy subsidiaries that own its La Paloma facility and Batesville facility are accepted in accordance with our terms, such minority interest holders would collectively own 26.5% of our equity and the ownership of the TAMCO funds, the existing GSCAC stockholders, the current owners of Complete Energy and Morgan Stanley would be proportionately diluted.

Q:   What is being voted on at the special meeting?

A:    You are being asked to vote on six proposals:

•	a proposal to approve the acquisition of Complete Energy pursuant to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•
a proposal to adopt a second amended and restated charter for GSCAC, to be effective upon completion of the merger, to, among other things, change our name to “Complete Energy Holdings Corporation,” permit our continued existence after June 25, 2009, create two classes of common stock (Class A common stock to have voting and economic rights (“Class A shares”) and Class B common stock to have voting rights but no economic rights (“Class B shares”)), to convert all of our outstanding common stock into Class A shares and permit each Class B share plus one Class B unit of our subsidiary Holdco Sub to be exchanged into one Class A share;

•	a proposal to approve the issuance of shares of our common stock in the merger and related transactions that would result in an increase in our outstanding common stock by more than 20%;

•	a proposal to elect two members to serve on our board of directors, each to serve until our 2011 annual meeting or until his successor is duly elected and qualified;

•	a proposal to adopt a proposed stock option plan, to be effective upon completion of the merger; and

•	a proposal to authorize the adjournment of the special meeting to a later date or dates, including if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of these proposals.

This proxy statement provides you with detailed information about each of these proposals. We encourage you to carefully read this entire proxy statement, including the attached annexes. YOU SHOULD ALSO CAREFULLY CONSIDER THOSE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS.”

Q:   When and where is the special meeting?

A:    The special meeting will take place at             A.M., Eastern Standard Time on              , 2008 at                .

Q:   What is the record date for the special meeting?  Who is entitled to vote?

A:    The record date for the special meeting is           , 2008. Record holders of GSCAC common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 25,200,000 outstanding shares of our common stock, which includes 20,700,000 shares issued in our initial public offering (the “IPO shares”), 4,455,000 shares owned by our founding stockholder, and a total of 45,000 shares owned by James K. Goodwin and Richard A. McKinnon, two of our directors.

Each share of GSCAC common stock is entitled to one vote per share at the special meeting. GSCAC’s outstanding warrants do not have voting rights.

Q:    How do the founding stockholder and Messrs. Goodwin and McKinnon intend to vote their shares?

A:    With respect to the acquisition proposal, our founding stockholder and Messrs. Goodwin and McKinnon have agreed to vote their shares of common stock in accordance with the majority of the votes cast by the public stockholders. Our founding stockholder and Messrs. Goodwin and McKinnon have also informed GSCAC that it and they intend to vote all of their shares “FOR” the other proposals.

Q:   What vote is required to approve the acquisition proposal?

A:    The affirmative vote of stockholders owning a majority of the IPO shares voting in person or by proxy at the special meeting and the affirmative vote of stockholders owning a majority of the outstanding shares of our common stock as of the close of business on the record date is required to approve the acquisition proposal. However, the acquisition proposal will not be approved if the holders of 20% or more of the IPO shares vote against the acquisition proposal and properly exercise their rights to convert such IPO shares into cash. Because the approval of the acquisition proposal is a condition to the approval of the other proposals (other than the election of directors proposal and the adjournment proposal), if the acquisition proposal is not approved, the other approvals will not take effect (other than the election of directors proposal and the adjournment proposal).

Q:   What vote is required to approve the charter proposal?

A:    The affirmative vote of holders of a majority of the outstanding shares of our common stock as of the close of business on the record date is required to approve the charter proposal, and approval is conditioned upon approval of the acquisition proposal.

Q:   What vote is required to approve the share issuance proposal?

A:    The affirmative vote of holders of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote at the special meeting is required to approve the share issuance proposal, and approval is conditioned upon approval of the acquisition proposal.

Q:   What vote is required to elect directors?

A:    The two directors to be elected at the special meeting will be elected by the plurality of the votes cast by the holders of our common stock outstanding as of the close of business on the record date voting in person or by proxy. This means that the two nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or broker non-vote will have no effect on the outcome of the election. Approval of the election of the directors proposal is not conditioned upon the approval of the acquisition proposal.

Q:   What vote is required to adopt the proposed stock option plan?

A:    The affirmative vote of holders of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote at the special meeting is required to adopt the proposed stock option plan of

GSCAC, and approval is conditioned upon approval of the acquisition proposal.

Q:   What vote is required to adopt the adjournment proposal?

A:    The affirmative vote of holders of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote at the special meeting is required to adopt the adjournment proposal. The approval of the adjournment proposal is not conditioned on the approval of the acquisition proposal.

Q:   Did GSCAC’s board of directors obtain a fairness opinion in connection with the approval of the merger agreement?

A:    Yes.  The board of directors of GSCAC engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent financial advisor.  On May 8, 2008, Duff & Phelps provided to GSCAC’s board of directors an opinion dated May 8, 2008, subject to the assumptions, qualifications and limitations set forth therein, that as of that date (1) the consideration to be paid by GSCAC in the acquisition is fair, from a financial point of view, to the holders of GSCAC’s common stock and (2) Complete Energy has a fair market value equal to at least 80% of the balance of GSCAC’s trust account (excluding deferred underwriting discounts and commissions).

Q:    Do I have appraisal or dissenters’ rights?

A:    No appraisal or dissenters’ rights are available under the Delaware General Corporation Law (the “DGCL”) for holders of GSCAC common stock or warrants in connection with the proposals described in this proxy statement.

Q:    Do I have conversion or redemption rights?

A:    Yes. Each holder of IPO shares has a right to convert his or her IPO shares into a pro rata share of the cash on deposit in our trust account if such holder votes against the acquisition proposal, properly exercises the conversion rights and the merger is completed. Such IPO shares would then be converted into cash at the per-share conversion price on the completion date of the merger. It is anticipated that the funds to be distributed to each holder who properly elects to convert any IPO shares will be distributed promptly after completion of the merger.

The actual per-share conversion price will be equal to the amount in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on the holder’s pro rata share of the trust account, net of income taxes payable on such interest and net of interest income of up to $2.4 million on the trust account balance previously released to us to fund our working capital requirements), as of two business days prior to the completion of the merger, divided by the total number of IPO shares. As of June 30, 2008, the per-share conversion price would have been approximately $9.89, without taking into account any interest accrued after such date.

Voting against the acquisition proposal alone will not result in the conversion of your IPO shares into a pro rata share of the trust account.  To convert your IPO shares, you must also exercise your conversion rights and follow the specific procedures for conversion summarized below and set forth under “The Special Meeting—Conversion Rights.”

Holders of IPO shares who convert their IPO shares into cash would still have the right to exercise any warrants that they continue to hold.

Prior to exercising your conversion rights, you should verify the market price of GSCAC shares because you may receive higher proceeds from the sale of your IPO shares in the public market than from exercising your conversion rights if the market price per IPO share is higher than the conversion price.

Q:    How do I exercise my conversion rights?

A:   To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender the IPO shares to our transfer agent and deliver written instructions to our transfer agent:  (1) stating that the holder wishes to convert the IPO shares into a pro rata share of the trust account and (2) confirming that the holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the merger.

To tender IPO shares to our transfer agent, the holder must deliver the IPO shares either (1) at any time before the start of the special meeting (or any adjournment or postponement thereof), electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System or (2) at any time before the day of the special meeting (or any adjournment or postponement thereof), physically by delivering a share certificate. Any holder who holds IPO shares in street name will have to coordinate with his or her broker to arrange for the

IPO shares to be delivered electronically or physically. Any holder who desires to physically tender to our transfer agent IPO shares that are held in street name must instruct the account executive at his or her bank or broker to withdraw the IPO shares from the holder’s account and request that a physical certificate be issued in such holder’s name. Our transfer agent will be available to assist with this process.

If a holder does not deliver written instructions and tender his or her IPO shares (either electronically or physically) to our transfer agent in accordance with the above procedures, those IPO shares will not be converted into cash.

Any request for conversion, once made, may be withdrawn or revoked at any time before the start (in case of electronic tendering) or at any time before the day (in case of physical tendering) of our special meeting (or any adjournment or postponement thereof), in which case the IPO shares will be returned (electronically or physically) to the holder.

If any holder tenders IPO shares (electronically or physically) and the merger is not completed, the IPO shares will not be converted into cash and they will be returned (electronically or physically) to such holder.

Q:   What happens after the merger to the funds from the IPO deposited in our trust account?

A:    Upon completion of the merger, any funds remaining in the trust account after payment of amounts, if any, to stockholders exercising their conversion rights, will be used for the repayment of a portion of Complete Energy’s debt, payment of transaction expenses and working capital.

Q:   Who will manage the acquired business?

A:    Following the acquisition, our company, to be renamed Complete Energy Holdings Corporation, will be overseen by its board of directors, which if the election of the board of directors proposal is approved will include Matthew C. Kaufman and Peter R. Frank, two of our existing directors, as well as Hugh A. Tarpley and Lori A. Cuervo, who are senior members of the management team of Complete Energy, R. Blair Thomas, as the designee under the lender consent, and a number of independent directors.  Upon completion of the merger, Mr. Tarpley will be appointed to serve as our Chief Executive Officer and Ms. Cuervo will be appointed President and Chief Operating Officer. In addition, substantially all of the senior members of the management team of Complete Energy will assume similar positions with Complete Energy Holdings Corporation.

Q:   What happens if the acquisition is not completed?

A:    If the acquisition proposal and related matters are not approved by our stockholders, we will not acquire Complete Energy, our certificate of incorporation will not be amended and we will continue to seek other potential business combinations. If we do not consummate a business combination by June 25, 2009, our corporate existence will cease except for the purpose of winding up our affairs and liquidating. In connection with our dissolution and liquidation, all amounts in the trust account plus any other net assets of GSCAC not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from GSCAC’s plan of dissolution, including costs of dissolving and liquidating GSCAC, would be distributed on a pro rata basis to the holders of IPO shares. GSCAC will pay no liquidating distributions with respect to any shares of capital stock of GSCAC other than the IPO shares.

Q:   What do I need to do now?

A:    Indicate on your proxy card how you want to vote on each of our proposals, sign it and mail it in the enclosed return envelope, as soon as possible, so that your shares may be represented at our special meeting. If you sign and send in your proxy card and do not indicate how you want to vote on any of our proposals, we will count your proxy card as a vote in favor of all such proposals. You may also attend our special meeting and vote your shares in person.

Q:   What do I do if I want to change my vote?

A:    Send in a later-dated, signed proxy card to your bank or broker.  If you’ve previously voted via telephone or Internet you may change your vote by either of these methods up to 11:59 p.m. Eastern Standard Time the day prior to our special meeting.  You may also attend our meeting in person and vote at that time.  You should contact your bank or broker to request assistance in attending the meeting.  You may also revoke your proxy by sending a notice of revocation to                   at the address under “Who Can Help Answer Your Questions” included elsewhere in this proxy statement.  You can find further details on how to revoke your proxy under “The Special Meeting—Revoking Your Proxy.”

Q:   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be able to vote them on the acquisition proposal or the other proposals described in this proxy statement, other than the election of directors proposal. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker on the enclosed proxy card.  Please check the voting form used by your broker to see if it offers telephone or Internet voting.

If you do not give voting instructions to your broker, you will not be counted as voting, unless you appear in person at the special meeting.  Please contact your bank or broker for assistance in attending the special meeting to vote your shares.

Q:   What will happen if I abstain from voting or fail to vote?

A:    An abstention, since it is not an affirmative vote in favor of any proposal but adds to the number of shares present in person or by proxy, will have the same effect as (1) a vote against the acquisition proposal but will not have the effect of converting your shares into a pro rata share of the trust account unless you affirmatively vote against the acquisition proposal and you properly exercise your conversion rights as described above and the merger is completed, and (2) a vote against the charter proposal, the share issuance proposal, the stock option plan proposal and the adjournment proposal. An abstention or instruction to withhold authority to vote for one or more nominees for director will result in those nominees receiving fewer votes but will not count as votes against the nominees for the election of the directors proposal. A failure to vote will make it more difficult for us to achieve the quorum necessary for us to conduct business at the special meeting and, because approval of the acquisition proposal and charter proposal requires the affirmative vote of a majority of our outstanding shares (not the shares actually voted) will have the same effect as a vote against the acquisition proposal and the charter proposal.

Q:   When do you expect to complete the acquisition?

A:    We are working to complete the acquisition as soon as possible. We hope to complete the acquisition shortly after the special meeting, if we obtain the required stockholder approvals at the special meeting and if we receive the necessary regulatory approvals prior to the special meeting.  We cannot predict the exact timing of the effective time of the merger or whether the merger will be consummated because it is subject to conditions that are not within our control, such as approvals from regulatory authorities. Both GSCAC and Complete Energy possess the right to terminate the merger agreement in certain situations.

Though nothing is certain and the closing of the merger is subject to the conditions and approvals described in this proxy statement, we expect to complete the merger and the related transactions prior to the end of the third quarter of 2008.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have any questions about the merger, you should contact:

GSC Acquisition Company
500 Campus Drive, Suite 220
Florham Park, New Jersey 07932
Attention: Michael H. Yip
Phone Number:  (973)-437-1000

If you would like additional copies of this document,
or if you have questions about the merger, you should contact:

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

SUMMARY OF PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire document, including the Annexes, and the documents to which we refer you. See “Where You Can Find More Information” on page 191. In this proxy statement, the terms “we,” “us,” “our” and “GSCAC” refer to GSC Acquisition Company, the term “Complete Energy” refers to Complete Energy Holdings, LLC and the term “merger agreement” refers to the Agreement and Plan of Merger dated as of May 9, 2008 among GSCAC, GSCAC Holdings I LLC (“Holdco Sub”), GSCAC Holdings II LLC, (“Holdco Sub2”), GSCAC Merger Sub LLC (“Merger Sub”) and Complete Energy.  We have also included a Glossary of Terms as Annex E to this proxy statement, which you should review in connection with the information in this proxy statement.

The Special Meeting (See page 114)

This proxy statement is being furnished to holders of GSCAC’s common stock for use at the special meeting, and at any adjournments or postponements of that meeting. At the special meeting, GSCAC’s stockholders will be asked to consider and vote upon proposals (1) to approve the acquisition of Complete Energy pursuant to the merger agreement and to approve the merger and other transactions contemplated by the merger agreement; (2) to approve a second amended and restated charter for GSCAC, to be effective upon completion of the merger; (3) to approve the issuance of shares of our common stock in the merger and related transactions; (4) to elect two members to serve on our board of directors, each to serve until the 2011 annual meeting of our stockholders or until his successor is duly elected and qualified; (5) to adopt a proposed stock option plan; and (6) to adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to permit further solicitation and voting of proxies if there are insufficient votes at the time of the special meeting to adopt any of these proposals. The special meeting will be held on               , 2008, at              A.M., Eastern Standard Time, at                 .

Our board of directors has fixed the close of business on         , 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. Record holders of GSCAC warrants do not have voting rights.

Recommendation of Our Board of Directors (See page 114)

Our board of directors has unanimously approved the merger and related transactions, and unanimously recommends that our stockholders vote “FOR” each of our proposals.

The Parties (See pages 120-140)

GSC Acquisition Company. We are a blank check company formed on October 26, 2006 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses or assets, which we refer to as our “initial business combination.” Our efforts in identifying a prospective target business have not been limited to a particular industry. Instead we have focused on industries and target businesses in the U.S. and Europe that may provide significant opportunity for growth.

On June 29, 2007, we completed our initial public offering (“IPO”), generating gross proceeds of approximately $207 million (including proceeds from the exercise by the underwriters of their over-allotment option). Upon completion of the IPO, a total of approximately $201.7 million, including $191.5 million of net proceeds from the IPO, $4 million from the sale of warrants to our founding stockholder and $6.2 million of deferred underwriting discounts and commissions, was placed in a trust account at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee. Except for a portion of the interest income permitted to be released to us, the proceeds held in trust will not be released from the trust account until the earlier of the completion of our initial business combination or our liquidation. Based on our amended and restated charter (our “charter”), up to a total of $2.4 million of interest income (net of taxes payable) may be released to us, subject to availability, to fund our working capital requirements. For the period from inception to June 30, 2008, approximately $2.4 million was released to us in accordance with these terms. As of June 30, 2008, the balance in the trust account was approximately $203 million.

All of our activity to date relates to our formation, our IPO and efforts to identify prospective target businesses. We are not presently engaged in, and we will not engage in, any substantive commercial business until we consummate our initial business combination. If the proposals set forth in this proxy statement are not approved, the acquisition of Complete Energy will not be consummated and we will continue to search for businesses or assets to acquire. If we do not complete an initial business combination by June 29, 2009, our corporate existence will cease except for purposes of winding up our affairs and liquidating.

The GSCAC units, common stock and warrants are traded on the American Stock Exchange (the “AMEX”) under the symbols “GGA.U,” “GGA” and “GGA.WS,” respectively.

Our executive offices are located at c/o GSC Group, 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932. We file reports with the Securities and Exchange Commission (the “SEC”), which are available free of charge at www.sec.gov.  For more information about GSCAC, please see the section entitled “Information About GSCAC.”

GSCAC Holdings I LLC, GSCAC Holdings II LLC and GSCAC Merger Sub LLC. Each of Holdco Sub, Holdco Sub2 and Merger Sub are Delaware limited liability companies formed solely for the purpose of acquiring Complete Energy. GSCAC is the sole member of Holdco Sub, Holdco Sub is the sole member of Holdco Sub2 and Holdco Sub2 is the sole member of Merger Sub.

Complete Energy Holdings, LLC.  Complete Energy is an independent power generating company established in January 2004 to acquire, own and operate merchant and contracted electric generating facilities in key U.S. markets. Complete Energy owns majority interests in, and operates, two natural gas-fired combined cycle power generation facilities. The 1,022 MW La Paloma generating facility (the “La Paloma facility”), located 110 miles northwest of Los Angeles, serves energy-constrained California. The 837 MW Batesville generating facility (the “Batesville facility”), located in northern Mississippi, serves the Southeast region of the U.S.

Complete Energy’s executive offices are located at 1331 Lamar, Suite 650, Houston, Texas 77010.  For more information about Complete Energy, please see the section entitled “Information About Complete Energy.”

The Acquisition (See page 55)

GSCAC is proposing to acquire Complete Energy under the terms and conditions of the merger agreement, which was executed on May 9, 2008. Under the merger agreement, our subsidiary Merger Sub will merge with and into Complete Energy, with Complete Energy surviving the merger as an indirect subsidiary of GSCAC. As a result of the merger, depending on the level of acceptance of our offers to acquire the minority interests held by third parties in the Complete Energy subsidiaries that indirectly own the La Paloma facility and the Batesville facility (as described below in “Offers to LP Minority Holders and Fulcrum”), Complete Energy expects to indirectly own between 60% and 100% of the interests in the La Paloma facility and between 96.3% and 100% of the Batesville facility.

Organizational Structure

The following diagram sets forth GSCAC’s organizational structure immediately following the acquisition and the subsequent merger of Merger Sub with and into Complete Energy.

GSCAC Post-Acquisition Organizational Structure

GSCAC Public Stockholders Class A shares
TAMCO funds Class A shares
Morgan Stanley Class A shares
Complete Energy Holders* Class B shares Class B units
57%
25.5%
5.1%
12.5%
GSC Acquisition Company
100%
Class A Units
Class B Units
GSCAC Holdings I LLC
* A small number of Complete Energy Holders who are not accredited investors will receive Class A shares in lieu of Class B shares and Class B units.
100%
GSCAC Holdings II LLC
100%
Complete Energy Holdings, LLC
100%
100%
CEP Operating Company LLC
100%
CEH/La Paloma Holding Company, LLC
LP Minority Holders
100%
CEP La Paloma Operating LLC
60% Class A Voting Common Units
40% Class A Voting Common Units
La Paloma Acquisition Co., LLC
100%
Fulcrum Power Services, LP
Complete Energy Batesville, LLC
La Paloma Generating Company, LLC
20%
CEP Batesville Holding Company, LLC
80%
81.5%
La Paloma Facility
18.48%
CEP Batesville Acquisition, LLC
Batesville Facility

Corporate Structure

After the completion of the merger, we will conduct all of our operations through our subsidiary Holdco Sub, which will indirectly hold our ownership interest in Complete Energy. GSCAC will be the holding company for, and managing member of, Holdco Sub.  In connection with the completion of the merger, we will amend and restate our charter to, among other things, convert our common stock into Class A common stock and create an additional class of Class B common stock.  Immediately upon the effectiveness of the proposed charter, each share of common stock outstanding immediately prior to the completion of the acquisition will be reclassified and converted into one Class A share.  Please see “—The Second Amended and Restated Charter of GSCAC.”  Immediately following the completion of the merger, GSCAC’s existing stockholders and holders of debt of a Complete Energy subsidiary, along with a small number of owners of Complete Energy, will own all of the Class A shares. Also in connection with the completion of the merger, the limited liability company agreement of Holdco Sub will be amended and restated (the “Holdco Sub LLC Agreement”) to, among other things, create four classes of units of Holdco Sub (Class A, Class B, Class C and Class D units).  Please see “—Holdco Sub Amended and Restated Limited Liability Company Agreement.”  As managing member of Holdco Sub, GSCAC will own 100% of the Class A units of Holdco Sub, and the owners of Complete Energy (and holders of equity interests in Complete Energy subsidiaries if such holders accept our offers to exchange their equity interests) will own all of the Class B, Class C and Class D units upon completion of the acquisition and related transactions.

Our second amended and restated charter and the Holdco Sub LLC Agreement will provide to the holders of our Class B shares and Class B units of Holdco Sub (“Class B units”) the right from time to time to exchange one Class B share and one Class B unit for one Class A share, subject to certain restrictions including notice requirements.

Purchase Price/Consideration to be Paid in Merger

The acquisition and related transactions value 100% of Complete Energy’s operations (including minority interests held by third parties) at an enterprise value of $1.3 billion, comprised of $900 million for the La Paloma facility and $400 million for the Batesville facility. Upon completion of the proposed merger, after adjustments for Complete Energy’s debt and cash balances, the owners of Complete Energy will receive Class B shares and Class B units that together will be exchangeable into Class A shares (or certain owners will receive Class A shares directly) that collectively will be valued at approximately $68.6 million. The owners of Complete Energy will also receive additional units of Holdco Sub (Class C and Class D units) that will entitle them to receive additional Class B shares and Class B units, which together would be exchangeable into approximately 2.75 million of our Class A shares if GSCAC’s share price reaches $14.50 within five years and an additional approximately 2.75 million of our Class A shares if GSCAC’s share price reaches $15.50 within five years.  The number of Class B shares and Class B units to be issued pursuant to the merger agreement will be calculated using a price per GSCAC share equal to the lesser of $10.00 and the average closing price per share for the 20 trading days ending three business days before the closing of the acquisition.

Pursuant to a consent and release agreement signed in connection with the execution of the merger agreement, the principal owners of Complete Energy have agreed that they will not transfer any of their GSCAC or Holdco Sub securities until after 180 days following completion of the acquisition, except to specified “permitted transferees” (i.e., affiliates, family members and certain estate planning entities formed for the benefit of the holder and his or her family members). The other owners of Complete Energy will be required to sign agreements containing similar lock-up provisions as a condition to their receipt of any GSCAC or Holdco Sub securities in the merger. The consent and release agreement also includes a mutual release of claims between the Complete Energy owners and Complete Energy.

Lender Consent (See page 111)

On May 9, 2008, in connection with the merger agreement, GSCAC, Complete Energy and certain of their respective subsidiaries entered into a Consent, Exchange and Preemptive Rights Agreement (the “lender consent”) with the TAMCO funds and Morgan Stanley. A Complete Energy subsidiary owes approximately $270 million in notes and cash settled options to the TAMCO funds and Morgan Stanley, who have agreed to exchange their notes and cash settled options upon the closing of the merger for approximately $50 million in cash, a $50 million mezzanine note, approximately $170 million of Class A shares, warrants to purchase an aggregate 798,000 Class A shares if GSCAC’s stock price reaches $14.50 within five years and warrants to purchase an additional 798,000 Class A shares if GSCAC’s share price reaches $15.50 within five years, in each case subject to the terms and conditions set forth in the lender consent. The number of Class A shares to be issued pursuant to the lender consent will be calculated using a price per GSCAC share equal to the lesser of $10.00 and the average closing price per share for the 20 trading days ending three business days before the closing of the acquisition.

Pursuant to the lender consent, the TAMCO funds will be subject to a 180-day lock-up period with respect to their GSCAC Class A shares. In addition, GSCAC has granted preemptive rights to the TAMCO funds and Morgan Stanley if GSCAC issues any equity securities that trigger “anti-dilution” protection for holders of the outstanding GSCAC warrants under the existing warrant agreement.  The  TAMCO funds and Morgan Stanley will also have registration rights with respect to their Class A shares. The lender consent also contains a release of claims by the Complete Energy parties for the benefit of the TAMCO, the TAMCO funds and Morgan Stanley.

Offers to LP Minority Holders and Fulcrum (See page 112)

Shortly after signing the merger agreement, GSCAC delivered to the owners (the “LP Minority Holders”) of the minority interests in the Complete Energy subsidiary that indirectly owns the La Paloma facility, La Paloma Acquisition Co, LLC (“La Paloma Acquisition”), a written offer to exchange their aggregate 40% ownership interests in La Paloma Acquisition upon completion of the acquisition for Class B shares and Class B units that collectively would be valued at approximately $194 million, and Class C units and Class D units that would entitle the LP Minority Holders to receive additional Class B shares and Class B units, which together would be exchangeable into approximately 1.4 million of our Class A shares if GSCAC’s share price reaches $14.50 within five years and an additional 1.4 million of our Class A shares if GSCAC’s share price reaches $15.50 within five years.  Our offered consideration was calculated consistently with the calculation of the merger consideration to be paid to the owners of Complete Energy upon completion of the merger, without taking into consideration the absence of voting or control rights and other relevant discounts due to the minority nature of the LP Minority Holders’ investment.  None of the LP Minority Holders accepted this offer.  Two of the LP Minority Holders have asserted that we must make an offer to acquire the minority interests in La Paloma Acquisition from the LP Minority Holders in accordance with the “tag along” provisions of the limited liability company agreement of La Paloma Acquisition (the “La Paloma Acquisition LLC Agreement”) prior to completion of the acquisition.

Promptly following completion of the acquisition, GSCAC intends to submit a “tag-along” offer to acquire these minority interests from the LP Minority Holders.  Under the terms of the La Paloma Acquisition LLC Agreement, this offer must be on the same terms and conditions as GSCAC is acquiring the ownership interests in Complete Energy, except that the purchase price would be the fair market value of the minority interests, taking into consideration the presence or absence of voting or control rights and other relevant discounts.

GSCAC has also delivered to Fulcrum Power Services L.P. (“Fulcrum”) an offer to exchange Fulcrum’s minority ownership interests in the Complete Energy subsidiary that indirectly owns the Batesville facility, CEP Batesville Holding Company, LLC (“Batesville Holding”), upon completion of the acquisition for Class B shares and Class B units that collectively would be valued at approximately $6.3 million, and Class C units and Class D units that would entitle Fulcrum to receive additional Class B shares and Class B units, which together would be exchangeable into approximately 55,440 Class A shares if GSCAC’s share price reaches $14.50 within five years and an additional 55,440 Class A shares if GSCAC’s share price reaches $15.50 within five years.  Our offered consideration was calculated consistently with the calculation of the merger consideration to be paid to the owners of Complete Energy upon completion of the merger.  We have asked Fulcrum to respond to our offer by July 30, 2008.

The acceptance of our offers by the LP Minority Holders or Fulcrum is not a condition to the closing of the merger; however, the acceptance (or non-acceptance) of the offers will determine the percentage ownership of GSCAC in the La Paloma facility and/or the Batesville facility and the relative ownership of our current stockholders and Complete Energy stakeholders in GSCAC after the completion of the acquisition and related transactions.

Conditions to the Closing of the Merger (See page 105)

The obligation of the GSCAC parties to complete the merger is subject to the requirement that specified conditions must be satisfied or waived by GSCAC, including the following:

•
Complete Energy’s representations and warranties that are qualified by materiality or Complete Energy Material Adverse Effect (please see definition in “Merger Agreement—Materiality and Material Adverse Effect”) must be true as if made at and as of the closing date (immediately prior to the closing) and those that are not qualified by materiality or Complete Energy Material Adverse Effect must be true in all material respects as if made at and as of the closing date (in each case, other than representations and warranties that speak as to an earlier date, which must be true, or true in all material respects as the case may be, as of such earlier date).

•
Complete Energy must have performed and complied, in all material respects, with its agreements, covenants and obligations required by the merger agreement and related transaction documents to be performed or complied with on or before closing.

•
There can be no proceeding threatened or filed (other than by any GSCAC parties or any of their respective affiliates) seeking to restrain, enjoin or otherwise prohibit the completion of the proposed transactions.

•	Regulatory approvals must be obtained, and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) must have expired or been terminated.

•	Our stockholders must have approved the merger and related transactions.

•	No Complete Energy Material Adverse Effect shall have occurred and be continuing as of the closing date.

•	No default with respect to any payment obligation or financial covenant under any material Complete Energy debt (other than debt that is being repaid or satisfied in connection with the merger).

•	GSCAC must have received an acknowledgement that the conditions required to exchange certain Complete Energy debt for cash, equity securities and a mezzanine note are satisfied.

The obligation of Complete Energy to complete the merger and related transactions is subject to the requirement that specified conditions must be satisfied or waived by Complete Energy, including the following:

•
GSCAC’s representations and warranties in the merger agreement that are qualified by materiality or GSCAC Material Adverse Effect (please see definition in “Merger Agreement—Materiality and Material Adverse Effect”) must be true as if made at and as of the closing date (immediately prior to the closing) and that are not qualified by materiality or GSCAC Material Adverse Effect must be true in all material respects as if made at and as of the closing date (in each case, other than representations and warranties that speak as to an earlier date, which must be true, or true in all material respects as the case may be, as of such earlier date).

•
Each GSCAC party must have performed and complied, in all material respects, with its agreements, covenants and obligations required by the merger agreement and related transaction documents to be performed or complied with on or before closing.

•	There can be no proceeding threatened or filed (other than by Complete Energy or any of its affiliates) seeking to restrain, enjoin or otherwise prohibit the completion of the proposed transactions.

•	Regulatory approvals must be obtained, and any applicable waiting periods under the HSR Act must have expired or been terminated.

•	Our stockholders must have approved the merger and related transactions.

•	No GSCAC Material Adverse Effect shall have occurred and be continuing.

•	GSCAC must have directors’ and officers’ liability insurance with terms and conditions at least as favorable to the insured as Complete Energy’s directors’ and officers’ liability insurance policies.

•	Designated persons must have resigned from all of their positions and offices with GSCAC, Holdco Sub, Merger Sub and Holdco Sub2.

•	Designated persons must have been elected to the positions of officers and directors of GSCAC, Holdco Sub and Holdco Sub2.

•
GSCAC must have at least $188 million in its trust account, before giving effect to any payments to stockholders who elect to convert their shares into cash but after giving effect to the payment of deferred underwriting discounts and commissions, transaction expenses incurred prior to May 9, 2008 and the investment banking fee owed to UBS Securities LLC (“UBS”).

•	GSCAC must have received an acknowledgement that the conditions required to exchange certain Complete Energy debt for cash, equity securities and a mezzanine note are satisfied.

Termination of Merger Agreement (See page 107)

The merger agreement may be terminated at any time prior to the closing in the following circumstances:

•	by Complete Energy or GSCAC if any nonappealable final governmental order, decree or judgment enjoins or otherwise prohibits or makes illegal the completion of the merger and related transactions;

•
by Complete Energy if any GSCAC party has materially breached its obligations under the merger agreement or any related transaction document and that breach would or does result in the failure of a condition to close and such breach is not cured within the time period specified in the merger agreement;

•
by GSCAC if Complete Energy has materially breached its obligations under the merger agreement or any related transaction document and that breach would or does not result in the failure of a condition to close and such breach is not cured within the time period specified in the merger agreement;

•
by GSCAC or Complete Energy if the merger has not been completed on or before January 31, 2009 and the failure to close is not caused by a breach of the merger agreement by the terminating party, but if the delay is directly and primarily the result of the failure to obtain on a timely basis the audited balance sheet of Complete Energy’s subsidiary, La Paloma Generating Company, LLC, dated as of December 31, 2005, the termination date will be extended from January 31, 2009 to March 31, 2009;

•	by GSCAC or Complete Energy if the La Paloma facility and/or the Batesville facility suffer damages or casualty events that cause net losses of more than $25 million;

•	by GSCAC if it is not satisfied with a proposed refinancing of certain Complete Energy debt or if Complete Energy engages in certain prohibited conduct prior to the completion of the merger;

•
by GSCAC if the change to Complete Energy’s disclosure schedules collectively would cause the failure of the Complete Energy representations and warranties closing condition if such changes were not effective;

•	by mutual written consent of GSCAC and Complete Energy;

•
by Complete Energy if our board of directors fails to reaffirm or modifies or revokes its recommendation of the merger or approves, endorses or recommends any transaction other than the merger or enters into any letter of intent or similar agreement with respect to any transaction other than the merger; or

•	by Complete Energy or GSCAC if our stockholders do not approve the merger and related transactions.

In general, if a termination occurs, neither party will owe any obligation or liability to the other party; provided, however, that if the termination results from the willful and knowing failure of any of the parties to the merger agreement to perform a covenant as required under the merger agreement (subject to certain exceptions) or any willful and knowing breach of a representation or warranty contained in the merger agreement, the breaching party shall bear the cost of the other parties’ resulting losses.

Holdco Sub Amended and Restated Limited Liability Company Agreement (See page 110)

In connection with the completion of the merger, the Holdco Sub LLC Agreement will, in part, authorize a capital structure comprised of Class A, Class B, Class C and Class D units.  GSCAC will own 100% of the Class A units.  The Class B units, Class C units and Class D units will be issued to the owners of Complete Energy as part of the merger consideration and to the LP Minority Holders and Fulcrum if such parties accept our offers to exchange their respective minority equity interests in the La Paloma facility and the Batesville facility, respectively.

Management. Holdco Sub will be managed by GSCAC, as managing member of Holdco Sub and sole holder of Class A units, and an executive committee comprised of members designated by GSCAC.  GSCAC will not be permitted to conduct any business or hold any assets other than its ownership of Class A units in Holdco Sub and activities incidental to such ownership and the general operation and management of GSCAC.  Holdco Sub will be required to pay all costs, expenses and liabilities of GSCAC and to guarantee any indebtedness incurred by GSCAC.

Voting Rights. The Class A units are the sole voting interests in Holdco Sub, subject to limited approval rights granted to the holders of Class B units.

Contributions. If GSCAC issues any securities or receives any proceeds in exchange of securities, it must contribute the proceeds to Holdco Sub and Holdco Sub must issue equivalent securities to GSCAC. No other holder of units of Holdco Sub is required to make any contributions to Holdco Sub.

Distributions. Distributions on Class A units and Class B units will be made ratably. If Holdco Sub, at the determination of the managing member, makes any distributions to its members, then GSCAC must use the distributions that it receives on its Class A Units (net of taxes and reserves for operating costs) to pay dividends to the holders of Class A shares.

Transferability of Units. The Class A units held by GSCAC will not be transferable. Class B, Class C and Class D units will not be transferable except to “permitted transferees” (i.e., affiliates, family members and certain estate planning entities formed for the benefit of the holder and his or her family members). Class B units cannot be transferred unless an equal number of Class B shares are transferred to the same transferee.

Exchange of Class B units. At any time and from time to time, a holder of Class B units and Class B shares will have the right to exchange the Class B units and an equal number of Class B shares for the same numbers of Class A shares. Class A shares received in the exchange will be freely transferable following the initial 180-day lock-up period, subject to applicable restrictions under the federal or state securities laws, and will have the benefit of registration rights under a registration rights agreement among GSCAC and the holders of GSCAC and Holdco Sub securities received in connection with the merger and related transactions.

Summary of the Duff & Phelps Fairness Opinion (See page 66 and Annex D)

In connection with its consideration of the acquisition, GSCAC’s board of directors engaged Duff & Phelps, an independent financial advisor, to provide the board of directors of GSCAC with an opinion as to (1) the fairness, from a financial point of view, of the consideration to be paid by GSCAC in the acquisition, to the holders of GSCAC’s common stock and (2) whether Complete Energy has a fair market value equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions).  The full text of Duff and Phelps’ opinion, dated March 8, 2008, is attached to this proxy statement as Annex D.  We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion.  Duff and Phelps’ opinion was directed to the GSCAC board and only addressed (1) the fairness, from a financial point of view, to the holders of GSCAC’s common stock of the consideration to be paid by GSCAC in the acquisition and (2) whether Complete Energy has a fair market value equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions).  The opinion does not address any other aspect or implication of the acquisition. However, neither Duff & Phelps' opinion nor the summary of its related analysis is intended to be, and does not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the acquisition.

The Second Amended and Restated Charter of GSCAC (See page 78 and Annex B)

Assuming the acquisition proposal is approved, GSCAC’s stockholders are also being asked to approve the amendment and restatement of our charter, to be effective immediately prior to completion of the merger. The second amended and restated charter will, among other things:

•	change our name to “Complete Energy Holdings Corporation,”

•	permit our continued existence after June 25, 2009,

•	increase the number of our authorized shares of common stock,

•	create two classes of common stock (Class A shares to have voting and economic rights and Class B shares to have voting rights but no economic rights),

•	convert all of our outstanding common stock into Class A common stock and

•	permit each Class B share plus one Class B unit of Holdco Sub to be exchanged into one Class A share.

The Issuance of Class A Shares and Class B Shares of GSCAC (See page 81)

You are being asked to approve the issuance by GSCAC of up to 60,227,852 Class A shares and Class B shares in consideration for the merger and related transactions, including the exchange of Complete Energy debt pursuant to the lender consent and issuances to the LP Minority Holders and Fulcrum (if they accept our offers).  The Class B shares have the same voting rights as the Class A shares, but have no economic rights.  If our offers to the LP Minority Holders and Fulcrum are not accepted, the shares allocated for the LP Minority Holders and Fulcrum will not be issued and the LP Minority Holders and Fulcrum will continue to own their minority interests in a subsidiary of Complete Energy.

The Election of Directors (See page 82)

You are being asked to elect the following two persons to serve as directors:  James K. Goodwin and Matthew C. Kaufman. Please see the section entitled “Proposal IV—Election of Directors” and “Interests of Certain Persons in the Acquisition” for information regarding these persons. If the election of directors proposal is approved, and the acquisition proposal is not approved, our board will continue to be comprised of Alfred C. Eckert, III, Peter R. Frank, James K. Goodwin, Matthew C. Kaufman, Richard A. McKinnon, Richard W. Detweiler and Daniel R. Sebastian.  Our board of directors has determined that the following directors satisfy the definition of independence as defined under the listing standards of the AMEX:  Messrs. Goodwin, McKinnon, Detweiler and Sebastian.

Our board of directors is divided into three classes, designated Class I, Class II and Class III. The members of our board of directors that are proposed to be elected in this proxy statement will be members of Class I and will have initial terms that terminate on the date of the 2011 annual meeting. Existing Class II directors will serve until the 2009 annual meeting and Class III directors will serve until the 2010 annual meeting. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until such director’s earlier resignation, removal, death or incapacity.

If the election of directors proposal and our other proposals are approved, effective upon completion of the acquisition, our board of directors will expand the size of the board to 11 directors if we remain listed on the AMEX or, if we are accepted for listing on the New York Stock Exchange (“NYSE”), The NASDAQ Stock Market LLC (“NASDAQ”) or any other national securities exchange, to the number of directors necessary to satisfy the applicable independence requirements of such exchange and all of our existing board members, with the exception of Mr. Kaufman and Peter R. Frank, will resign.  In accordance with the terms of the merger agreement and the lender consent, (1) R. Blair Thomas, as the designee under the lender consent, will be appointed to serve as a Class I director, (2) Hugh A. Tarpley and Lori A. Cuervo, as designees of Complete Energy, will be appointed to our board of directors to the class or classes agreed to by GSCAC and Complete Energy prior to the closing, (3) Mr. Kaufman will continue as a Class I director and Mr. Frank will continue as a Class II director and (4) the number of directors needed to satisfy the independence requirements of the applicable exchange will be appointed to the board to fill the remaining vacancies with such independent directors to be apportioned to the three classes so that the three classes have approximately an equal number of directors.  The independent directors will be chosen by GSCAC and Complete Energy prior to the closing.

The Stock Option Plan (See page 87)

The GSC Acquisition Company 2008 Stock Option Plan (the “stock option plan”) proposes to reserve 6,210,000 Class A shares for issuance in accordance with awards under the stock option plan. We are proposing the stock option plan, which would be effective upon completion of the merger, as a means of securing and retaining key employees and others of outstanding ability and to motivate such individuals to exert their best efforts on behalf of GSCAC and its affiliates by providing incentives through the grant of options to acquire shares of our common stock. For more information regarding the stock option plan, see “Proposal IV—Adoption of the Stock Option Plan.”  Additionally, the stock option plan is attached as Annex C to this proxy statement. We encourage you to read the stock option plan in its entirety.

GSCAC’s Founding Stockholder Ownership (See page 187)

As of July 28, 2008, two of our directors, Messrs. Goodwin and McKinnon, and our founding stockholder beneficially owned and were entitled to vote, in the aggregate, 4,500,000 shares of our common stock, representing approximately 17.9% of our outstanding common stock.  This ownership does not include the 4,000,000 shares of GSCAC common stock issuable upon exercise of warrants held by our founding stockholder. With respect to the acquisition proposal only, each of Messrs. Goodwin and McKinnon and our founding stockholder have agreed to vote all of his or its shares only in accordance with the majority of the votes cast by the holders of the IPO shares. Each of Messrs. Goodwin and McKinnon and our founding stockholder have also agreed that if he or it acquires shares in or following our IPO, he or it will vote all such acquired shares in favor of the initial business combination. This voting arrangement does not apply to any proposal other than the acquisition proposal.  Our founding stockholder and Messrs. Goodwin and McKinnon have informed GSCAC that it and they intend to vote all of its and their shares for all of the proposals described in this proxy statement (in addition to the acquisition proposal).

Consideration Offered to GSCAC’s Stockholders

Existing GSCAC stockholders will not receive any cash or property as a result of the merger, but instead will continue to hold their shares of GSCAC common stock, which upon consummation of the transactions contemplated by the merger agreement will automatically convert into Class A shares. Upon completion of the merger and the repayment of certain debt of the Complete Energy subsidiaries, our stockholders collectively are expected to own approximately 57% of Complete Energy Holdings Corporation, on a fully diluted basis and assuming that no

GSCAC stockholders vote against the acquisition proposal and properly exercise their conversion rights.  As part of the proposed acquisition, GSCAC has agreed to make offers to acquire the minority interests owned by third parties in the Complete Energy subsidiaries that own its La Paloma facility and Batesville facility.  If our offers are accepted, the ownership of the existing GSCAC stockholders, the TAMCO funds, the current owners of Complete Energy and Morgan Stanley would be proportionately diluted.

Conversion Rights (See page 117)

Each holder of IPO shares has a right to convert the IPO shares into cash if such holder votes against the acquisition proposal, the merger is completed and the holder properly exercises its conversion rights as described below. Such IPO shares would then be converted into cash at the per-share conversion price described below on the completion date of the merger. It is anticipated that the funds to be distributed to holders who vote against the merger and properly exercise their conversion rights will be distributed promptly after completion of the merger.

Voting against the acquisition proposal alone will not result in the conversion of the IPO shares into a pro rata share of the trust account.  To convert IPO shares, the holder must also properly exercise his or her conversion rights by following the specific procedures for conversion set forth below and the merger must be completed.

We will not complete the merger and will not convert any IPO shares into cash if stockholders owning 20% or more of the IPO shares both vote against the acquisition proposal and properly exercise their conversion rights.

Holders of IPO shares who convert their IPO shares into cash would still have the right to exercise any warrants that they continue to hold.

The actual per-share conversion price will be equal to the cash amount contained in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on such holder’s pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $2.4 million previously released to us to fund our working capital requirements), as of two business days prior to the completion of the merger, divided by the total number of IPO shares. As of June 30, 2008, the per-share conversion price would have been approximately $9.89.

Prior to exercising conversion rights, holders of IPO shares should verify the market price of the IPO shares as they may receive higher proceeds from the sale of the IPO shares in the public market than from exercising conversion rights if the market price per IPO share is higher than the conversion price.

To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender the IPO shares to our transfer agent and deliver written instructions to our transfer agent:  (1) stating that such holder wishes to convert the IPO shares into a pro rata share of the trust account and (2) confirming that such holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the merger.

To tender IPO shares to our transfer agent, the holder must deliver the IPO shares either (1) at any time before the start of the special meeting (or any adjournment or postponement thereof), electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System or, (2) at any time before the day of the special meeting (or any adjournment or postponement thereof), physically by delivering a share certificate. Any holder who holds IPO shares in street name will have to coordinate with his or her broker to arrange for the IPO shares to be delivered electronically or physically. Any holder who desires to physically tender to our transfer agent IPO shares that are held in street name must instruct the account executive at his or her bank or broker to withdraw the IPO shares from such holder’s account and request that a physical certificate be issued in such holder’s name. Our transfer agent will be available to assist with this process.

If any holder does not deliver written instructions and tender his or her IPO shares (either electronically or physically) to our transfer agent in accordance with the above procedures, those IPO shares will not be converted into cash.

Any request for conversion, once made, may be withdrawn at any time before the start (in case of electronic tendering) or at any time before the day (in case of physical tendering) of our special meeting (or any adjournment or postponement thereof), in which case the IPO shares will be returned (electronically or physically) to such holder.

If any holder tenders IPO shares (electronically or physically) and the merger is not completed, the IPO shares will not be converted into cash and they will be returned (electronically or physically) to such holder.

Interests of Certain Persons In the Acquisition (See page 93)

In considering the recommendation of GSCAC’s board of directors, you should be aware that our executive officers and members of its board of directors have interests in the acquisition that are different from, or in addition to, the interests of GSCAC’s stockholders generally. The members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in recommending to our stockholders that they vote in favor of the acquisition and other proposals. These interests include, among other things:

•
Two of our directors, Messrs. Goodwin and McKinnon, and our founding stockholder own 22,500, 22,500 and 4,455,000 shares of GSCAC’s common stock respectively. These shares were purchased prior to our IPO for an aggregate price of $25,000 and had an aggregate market value of $42,480,000, based upon the last sale price of $9.44 on the AMEX on July 28, 2008. Our founding stockholder has recently agreed to transfer 5,000 shares of GSCAC’s common stock to each of two of our directors, Messrs. Detweiler and Sebastian, subject to the completion of our initial business combination. If our proposals are not approved and GSCAC is unable to complete another business combination by June 25, 2009, GSCAC will be required to liquidate. In such event, the 4,500,000 shares of common stock held by Messrs. Goodwin and McKinnon and our founding stockholder will be worthless because they have agreed that they will not receive any liquidation proceeds with respect to such shares. In addition, if we do not complete an initial business combination, Messrs. Detweiler and Sebastian will not receive any of the 5,000 shares that each is entitled to receive upon completion of our initial business combination.  Accordingly, Messrs. Goodwin, McKinnon, Detweiler and Sebastian and our founding stockholder have a financial interest in the completion of the acquisition.

•
In addition to the shares of GSCAC common stock, our founding stockholder purchased for $4,000,000 warrants to purchase up to 4,000,000 shares of GSCAC common stock at $1.00 per share.  If GSCAC is unable to complete a business combination by June 25, 2009 and liquidates its assets, there will be no distribution with respect to these warrants, and the warrants will thereby expire worthless.

•
Three of our directors, Messrs. Eckert, Frank and Kaufman, hold ownership interests in GSC Group that give them indirect ownership interests in our founding stockholder and GSCAC. Because of their indirect ownership interests, each of Messrs. Eckert, Frank and Kaufman have financial interests in the completion of the acquisition.

•
If the acquisition is completed, certain of our current directors will continue as directors of GSCAC.  These non-executive directors will be entitled to receive any cash fees, stock options, stock awards or other compensation arrangements that GSCAC’s board of directors determines to provide its non-executive directors.

The current owners and officers of Complete Energy have interests in the acquisition that are different from, or in addition to, your interests as a GSCAC stockholder. In particular, Hugh Tarpley and Lori Cuervo, two of the Complete Energy owners and senior members of the Complete Energy management team, are expected to become our Chief Executive Officer (in the case of Mr. Tarpley) and President and Chief Operating Officer (in the case of Ms. Cuervo) and members of our board of directors upon completion of the merger. Mr. Tarpley and Ms. Cuervo have entered into employment agreements with GSCAC that will become effective upon completion of the merger.

Please see “Management Following the Acquisition.”  As a result of their ownership interests in Complete Energy, Mr. Tarpley and Ms. Cuervo will receive Class B shares, as well as Class B units, Class C units and Class D units of Holdco Sub and will become parties to a registration rights agreement with GSCAC and the Holdco Sub LLC Agreement upon completion of the merger. Mr. Tarpley and Ms. Cuervo are also party to a consent and release agreement with GSCAC. It is possible that conflicts of interest may arise with respect to their responsibilities as executive officers of GSCAC and its subsidiaries and their individual interests as parties to agreements with GSCAC and its subsidiaries. The owners of Complete Energy will also continue after the merger to have rights to indemnification under the limited liability company agreement of Complete Energy.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under the DGCL to holders of GSCAC common stock in connection with the proposals described in this proxy statement.

Regulatory Matters

Under the provisions of the HSR Act, we could not complete the merger until we and Complete Energy have made filings with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission (“FTC”) and the applicable waiting period has expired or been terminated.  We and Complete Energy filed pre-merger notifications under the HSR Act on May 22, 2008.  We were informed by the FTC on June 2, 2008 that early termination of the waiting period under the HSR Act for the proposed merger had been granted, effective immediately.

We also may not complete the merger until we and Complete Energy have made filings with the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act (“FPA”) and FERC issues a final order approving the acquisition.  We and Complete Energy filed an application with FERC under Section 203 for authorization to complete the proposed merger on July 25, 2008.  FERC is expected to act on the application by the end of the third quarter of 2008.

In addition, Complete Energy filed a pre-closing notice with the California Public Utilities Commission  (“CPUC”) and California Independent System Operator CAISO on May 22, 2008 pursuant to Generator Operation Standard 25 for Generating Asset Owners, General Order 167, relating to the transfer of ownership of the generating asset for the La Paloma facility. Complete Energy has been advised by the California Energy Commission that no approval will be required in connection with the acquisition. The consent of the Federal Communications Commission is also required relating to the transfer of control of radio authorizations held by La Paloma Generating Company, LLC (for the La Paloma facility) and LSP Energy Limited Partnership (for the Batesville facility).

Risk Factors (See page  36)

In evaluating each of the proposals set forth in this proxy statement, you should carefully read this proxy statement and consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF GSCAC

The following selected historical financial data as of March 31, 2008 was derived from the unaudited financial statements of GSCAC for the period from October 26, 2006 (date of inception) to March 31, 2008. The selected financial data below should be read in conjunction with GSCAC’s financial statements and related notes beginning on page F-3 and “GSCAC - Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement.

Statement of Operations Data:	October 26, 2006 (date of inception) to March 31, 2008
Dividend income	$5,545,013
Expenses	(735,463)
Net income before income taxes	4,809,550
Provision for income taxes	(1,986,631)
Net income	2,822,919
Net income per share (diluted)	0.13
Weighted average shares outstanding (diluted)	21,135,886

Balance Sheet Data:	As of March 31, 2008
Working capital (excludes cash held in trust account)	$298,131
Total assets	205,009,761
Total liabilities	6,698,837
Common stock, subject to possible conversion	40,955,151
Stockholders’ equity	157,355,773

SELECTED HISTORICAL FINANCIAL DATA OF COMPLETE ENERGY

The following table shows selected historical financial data of Complete Energy for the periods and as of the dates presented.  The selected financial data as of and for the years ended December 31, 2005, 2006 and 2007 are derived from the audited financial statements of Complete Energy beginning on page F-25.  The selected historical financial data as of December 31, 2004 and for the period from January 29, 2004 (inception) to December 31, 2004, are derived from the unaudited financial statements of Complete Energy.  Complete Energy did not have operations prior to January 29, 2004.  The selected historical financial data for the three months ended March 31, 2007 and 2008 are derived from the unaudited financial statements of Complete Energy beginning on page F-66.  This information should be read in conjunction with the financial statements and the notes thereto and the section of this proxy statement entitled “Complete Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  These selected historical financial results may not be indicative of Complete Energy’s future financial or operating results.

	Period from January 29 to December 31,	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2007	2007	2008
	(in thousands)

Statement of Operations Data:
OPERATING REVENUES	$2,068	$98,257	$212,477	$260,457	$59,151	$62,060

OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	-	56,606	118,744	137,517	35,006	31,188
Operating and maintenance	1,878	24,468	54,073	80,029	12,327	30,932
Administrative and general	162	1,935	3,023	2,755	656	887
Depreciation and amortization	1	4,986	13,568	26,606	4,551	8,662
TOTAL OPERATING COSTS AND EXPENSES	2,041	87,995	189,408	246,907	52,540	71,669

INCOME (LOSS) FROM OPERATIONS	27	10,262	23,069	13,550	6,612	(9,609)

OTHER INCOME (EXPENSE)
Interest income	-	304	1,728	3,314	472	586
Interest expense	-	(21,061)	(52,927)	(81,562)	(13,658)	(24,517)
Other income	2,027	(58)	220	36,747	24	(310)
TOTAL OTHER EXPENSE	2,027	(20,815)	(50,979)	(41,501)	(13,162)	(24,241)

LOSS BEFORE MINORITY INTEREST	2,054	(10,553)	(27,910)	(27,951)	(6,551)	(33,850)

LOSS ATTRIBUTABLE TO MINORITY INTEREST	255	(814)	(2,065)	(5,120)	(635)	(7,668)

NET INCOME (LOSS)	$1,799	$(9,739)	$(25,845)	$(22,831)	$(5,916)	$(26,182)

Cash Flow Data:
Net cash provided by (used in) operating activities	$875	$(16,320)	$9,377	$(15)	$679	$(12,163)
Net cash provided by (used in) investing activities	(15)	(514,562)	3,962	(87,856)	(58,357)	22,529
Net cash provided by (used in) financing activities	(249)	536,957	(6,689)	89,557	61,854	(9,663)

	Year Ended December 31,				Three Months Ended March 31,
	2004	2005	2006	2007	2007	2008
	(in thousands)

Balance Sheet Data:
Property, plant and equipment, net	$15	$586,056	$568,976	$819,145	$842,682	$811,902
Total Assets	2,134	671,674	641,486	1,019,690	1,003,997	986,502
Current liabilities, including current portion of long-term debt	350	47,175	60,390	212,859	79,508	224,451
Long-term debt, net of current maturities	-	538,209	529,328	779,402	853,581	772,215
Total Liabilities	330	598,736	600,171	1,031,329	470,222	1,039,836
Minority Interest	255	80,556	75,921	68,430	92,670	57,625
Members’ Equity (Deficit)	1,549	(7,618)	(34,606)	(80,069)	(58,895)	(110,959)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Complete Energy and GSCAC as of March 31, 2008, giving effect to the acquisition of Complete Energy as if the acquisition had been consummated on March 31, 2008.  The following unaudited pro forma condensed combined statements of operations combines the historical statements of operations of Complete Energy and the historical statements of operations of GSCAC for the three months ended March 31, 2008 and the year ended December 31, 2007, giving effect to the merger as if it had occurred on January 1, 2007.  We are providing the following information to aid you in your analysis of the financial aspects of the merger.  We derived this information for the year ended December 31, 2007 from the audited financial statements of Complete Energy and the audited financial statements of GSCAC for that period and as of and for the three months ended March 31, 2008 from the unaudited financial statements of Complete Energy and the unaudited financial statements of GSCAC for that period.  This information should be read together with the respective GSCAC and Complete Energy financial statements and related notes included in this proxy statement.

The historical financial information has been adjusted to give effect to events that are directly attributable to the merger, factually supportable and expected to have a continuing impact on the combined results.  The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting, with Complete Energy as the acquiring company.

The unaudited pro forma condensed combined information is for illustrative purposes only.  The pro forma combined financial information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience, nor do they purport to project the future financial position or operating results of the combined company.

The following information should be read in conjunction with the pro forma condensed combined financial information:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Historical financial statements of GSCAC for the year ended December 31, 2007, included elsewhere in this proxy statement; and

•	Separate historical financial statements of Complete Energy for the year ended December 31, 2007, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information has been prepared assuming two different levels of conversion to cash by the GSCAC stockholders, as follows:

•	Assuming Maximum Share Conversion: This presentation assumes that 19.99% of the GSCAC stockholders exercise their conversion rights; and

•	Assuming No Share Conversion: This presentation assumes that no GSCAC stockholders exercise their conversion rights.

The following unaudited pro forma condensed combined financial statements give no effect to any acceptance of our offers to exchange minority interests in Complete Energy subsidiaries for Class B shares and Class B units in Holdco Sub by the LP Minority Holders or Fulcrum.  Any such exchange would reduce minority interest, increase the aggregate par value for the Class B shares and increase the additional paid-in capital line items on the pro forma balance sheet.  Please see “Offers to LP Minority Holders and Fulcrum.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Assuming Maximum Share Conversion
March 31, 2008
(Amounts in Thousands)

	Complete Energy	GSCAC	Pro Forma Adjustments	Pro Forma Combined
CURRENT ASSETS
Cash and cash equivalents	$15,725	$735	$20,393	$36,853
Restricted cash	66,615	-	(19,671)	46,944
Cash and cash equivalents held in trust	-	204,200	(204,200)	-
Accounts receivable	21,877	2	-	21,879
Inventory	12,761	-	-	12,761
Prepaid expenses and other current assets	8,538	50	-	8,588
Deferred tax asset	-	23	-	23
TOTAL CURRENT ASSETS	125,516	205,010	(203,478)	127,048
DEFERRED FINANCING COSTS, NET	14,159	-	(5,597)	8,562
PROPERTY, PLANT AND EQUIPMENT, NET	811,902	-	-	811,902
CONTRACTS, NET	31,163	-	-	31,163
OTHER ASSETS	3,762	-	(269)	3,493
TOTAL ASSETS	$986,502	$205,010	$(209,344)	$982,168
CURRENT LIABILITIES
Accounts payable	$24,688	$-	$-	$24,688
Accrued liabilities	13,572	36	-	13,608
Accrued interest	22,729	-	(18,495)	4,234
Current portion of long-term debt	135,385	-	(119,685)	15,700
Working capital loan	22,600	-	-	22,600
Price risk management liability	5,477	-	-	5,477
Income tax payable	-	366	-	366
Due to affiliate	-	87	-	87
Deferred underwriting fees	-	6,210	(6,210)	-
Warrant liabilities	-		-
TOTAL CURRENT LIABILITIES	224,451	6,699	(144,390)	86,760
LONG-TERM LIABILITIES
Long-term debt, net of current portion	772,215	-	(79,810)	692,405
Cash settled option	6,231	-	(6,231)	-
Price risk management	7,415	-	-	7,415
Asset Retirement obligation	1,153	-	-	1,153
Contract, net	9,129	-	-	9,129
Other liability	1,498	-	-	1,498
Deferred tax liability	17,744	-	-	17,744
TOTAL LIABILITIES	1,039,836	6,699	(230,431)	816,104
COMMON STOCK SUBJECT TO POSSIBLE CONVERSION	-	40,339	(40,339)	-
MINORITY INTEREST	57,625		-	57,625
DIVIDEND INCOME ATTRIBUTABLE TO COMMON STOCK SUBJECT TO POSSIBLE CONVERSION	-	616	(616)	-
STOCKHOLDERS’ EQUITY
Class A Shares	-	25	19	44
Class B Shares	-	-	7	7
Members’ Deficit	(20,426)	-	20,426	-
Additional paid-in capital	-	155,124	183,866	338,990

	Complete Energy	GSCAC	Pro Forma Adjustments	Pro Forma Combined
Accumulated Other Comprehensive Loss	(7,735)	-	-	(7,735)
Retained earnings	(82,798)	2,207	(142,276)	(222,867)
Stockholders’ Equity (Deficit)	(110,959)	157,356	62,042	108,439
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$986,502	$205,010	$(209,344)	$982,168

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Assuming No Share Conversion
March 31, 2008
(Amounts in Thousands)

	Complete Energy	GSCAC	Pro Forma Adjustments	Pro Forma Combined
CURRENT ASSETS
Cash and cash equivalents	$15,725	$735	$21,596	$38,056
Restricted cash	66,615	-	(19,671)	46,944
Cash and cash equivalents held in trust	-	204,200	(204,200)	-
Accounts receivable	21,877	2	-	21,879
Inventory	12,761	-	-	12,761
Prepaid expenses and other current assets	8,538	50	-	8,588
Deferred tax asset	-	23	-	23
TOTAL CURRENT ASSETS	125,516	205,010	(202,275)	128,251
DEFERRED FINANCING COSTS, NET	14,159	-	(5,597)	8,562
PROPERTY, PLANT AND EQUIPMENT, NET	811,902	-	-	811,902
CONTRACTS, NET	31,163	-	-	31,163
OTHER ASSETS	3,762	-	(269)	3,493
TOTAL ASSETS	$986,502	$205,010	$(208,141)	$983,371
CURRENT LIABILITIES
Accounts payable	$24,688	$-	$-	$24,688
Accrued liabilities	13,572	36	-	13,608
Accrued interest	22,729	-	(18,495)	4,234
Current portion of long-term debt	135,385	-	(119,685)	15,700
Working capital loan	22,600	-	-	22,600
Price risk management liability	5,477	-	-	5,477
Income tax payable	-	366	-	366
Due to affiliate	-	87	-	87
Deferred underwriting fees	-	6,210	(6,210)	-
Warrant liabilities	-	-	-	-
TOTAL CURRENT LIABILITIES	224,451	6,699	(144,390)	86,760
LONG-TERM LIABILITIES
Long-term debt, net of current portion	772,215	-	(79,810)	692,405
Cash settled option	6,231	-	(6,231)	-
Price risk management	7,415	-	-	7,415
Asset Retirement obligation	1,153	-	-	1,153
Contract, net	9,129	-	-	9,129
Other liability	1,498	-	-	1,498
Deferred tax liability	17,744	-	-	17,744
TOTAL LIABILITIES	1,039,836	6,699	(230,431)	816,104
COMMON STOCK SUBJECT TO POSSIBLE CONVERSION	-	40,339	(40,339)	-
MINORITY INTEREST	57,625	-	-	57,625
DIVIDEND INCOME ATTRIBUTABLE TO COMMON STOCK SUBJECT TO POSSIBLE CONVERSION	-	616	(616)	-
STOCKHOLDERS’ EQUITY	-
Class A Shares	-	25	17	42
Class B Shares	-	-	7	7
Members’ Deficit	(20,426)	-	20,426	-
Additional paid-in capital	-	155,124	166,071	321,195

	Complete Energy	GSCAC	Pro Forma Adjustments	Pro Forma Combined
Accumulated Other Comprehensive Loss	(7,735)	-	-	(7,735)
Retained earnings	(82,798)	2,207	(123,276)	(203,867)
Stockholders’ Equity (Deficit)	(110,959)	157,356	63,245	109,642
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$986,502	$205,010	$(208,141)	$983,371

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Assuming Maximum Share Conversion
For the Three Months Ended March 31, 2008
(Amounts in Thousands, except share and per share data)

	Complete Energy	GSCAC	Pro Forma Adjustments	Pro Forma Combined
OPERATING REVENUES	$62,060	$-	$-	$62,060

OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	31,188	-	-	31,188
Operating and maintenance	30,932	-	-	30,932
Administrative and general	887	203	-	1,090
Depreciation and amortization	8,662	-	-	8,662
Total Operating Costs and Expenses	71,669	203	-	71,872
LOSS FROM OPERATIONS	(9,609)	(203)	-	(9,812)
OTHER INCOME (EXPENSE)
Dividend income	-	1,357	(1,357)	-
Interest income	586	-	-	586
Interest expense	(24,517)	-	9,776	(14,741)
Transaction expense	-	-	-	-
Other income	(310)	-	-	(310)
Total Other Expense	(24,421)	1,357	8,419	(14,465)

INCOME (LOSS) BEFORE MINORITY INTEREST	(33,850)	1,154	8,419	(24,277)

PROVISION FOR INCOME TAXES	-	510	(510)	-
LOSS ATTRIBUTABLE TO MINORITY INTEREST	7,668	-	-	7,668

NET INCOME (LOSS)	$(26,182)	$644	$8,575	$(16,609)

Less: Dividend income attributable to common stock subject to possible conversion	-	(118)	118	-

Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(26,182)	$526	$8,693	$(16,609)

PRO FORMA NET LOSS PER COMMON SHARE—BASIC AND DILUTED (1)				$(0.33)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC AND DILUTED (1)				50,858

______________
(1)
When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Assuming No Share Conversion
For the Three Months Ended March 31, 2008
(Amounts in Thousands, except share and per share data)

	Complete Energy	GSCAC	Pro Forma Adjustments	Pro Forma Combined
OPERATING REVENUES	$62,060	$-	$-	$62,060

OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	31,188	-	-	31,188
Operating and maintenance	30,932	-	-	30,932
Administrative and general	887	203	-	1,090
Depreciation and amortization	8,662	-	-	8,662
Total Operating Costs and Expenses	71,669	203	-	71,872
LOSS FROM OPERATIONS	(9,609)	(203)	-	(9,812)
OTHER INCOME (EXPENSE)
Dividend income	-	1,357	(1,357)	-
Interest income	586	-	-	586
Interest expense	(24,517)	-	9,776	(14,741)
Transaction expense	-	-	-	-
Other income	(310)	-	-	(310)
Total Other Expense	(24,241)	1,357	8,419	(14,465)

INCOME (LOSS) BEFORE MINORITY INTEREST	(33,850)	1,154	8,419	(24,277)

PROVISION FOR INCOME TAXES	-	510	(510)	-
LOSS ATTRIBUTABLE TO MINORITY INTEREST	7,668	-	-	7,668

NET INCOME (LOSS)	$(26,182)	$644	$8,929	$(16,609)

Less: Dividend income attributable to common stock subject to possible conversion	-	(118)	118	-

Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(26,182)	$526	$9,047	$(16,609)

PRO FORMA NET LOSS PER COMMON SHARE—BASIC AND DILUTED (1)				$(0.34)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC AND DILUTED (1)				(49,185)
______________
(1)
When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Assuming Maximum Share Conversion
For the Year Ended December 31, 2007
(Amounts in Thousands, except share and per share data)

	Complete Energy	GSCAC	LSP Energy LP	Pro Forma Adjustments	Pro Forma Combined
OPERATING REVENUES	$260,457	$-	$10,949	$(822)	$270,584

OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	137,517	-	-	-	137,517
Operating and maintenance	80,029	-	1,811	(621)	81,219
Administrative and general	2,755	394	559	(201)	3,507
Depreciation and amortization	26,606	-	5,049	-	31,655
Total Operating Costs and Expenses	246,907	(394)	7,419	(822)	253,898
INCOME (LOSS) FROM OPERATIONS	13,550	(394)	3,530	-	16,686

OTHER INCOME (EXPENSE)
Dividend income	-	4,188	-	(4,188)	-
Interest income	3,314	-	322	-	3,636
Interest expense	(81,562)	-	(4,356)	14,189	(71,729)
Loss on retirement of debt	-	-	-	(142,630)	(142,630)
Other income	36,747	-	-	-	36,747
Total Other Expense	(41,501)	4,188	(4,034)	(132,629)	(173,976)
INCOME (LOSS) BEFORE MINORITY INTEREST	(27,951)	3,794	(504)	(132,629)	(157,290)
PROVISION FOR INCOME TAXES	-	1,477	-	(1,477)	-
INCOME (LOSS) ATTRIBUTABLE TO MINORITY INTEREST	5,120	-	-	-	5,120
NET INCOME (LOSS)	$(22,831)	$2,317	$(504)	$(131,152)	$(152,170)

Less: Dividend income attributable to common stock subject to possible conversion	-	(498)	-	498	-

Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(22,831)	$1,819	$(504)	$(130,654)	$(152,170)

PRO FORMA NET LOSS PER COMMON SHARE—BASIC AND DILUTED (1)					$(3.66)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC AND DILUTED (1)					(41,435)

______________
(1)
When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Assuming No Share Conversion
For the Year Ended December 31, 2007
(Amounts in Thousands, except share and per share data)

	Complete Energy	GSCAC	LSP Energy LP	Pro Forma Adjustments	Pro Forma Combined
OPERATING REVENUES	$260,457	$-	$10,949	$(822)	$270,584

OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	137,517	-	-	-	137,517
Operating and maintenance	80,029	-	1,811	(621)	81,219
Administrative and general	2,755	394	559	(201)	3,507
Depreciation and amortization	26,606	-	5,049	-	31,655
Total Operating Costs and Expenses	246,907	(394)	7,419	(822)	253,898
INCOME (LOSS) FROM OPERATIONS	13,550	(394)	3,530	-	16,686
OTHER INCOME (EXPENSE)
Dividend income	-	4,188	-	(4,188)	-
Interest income	3,314	-	322	-	3,636
Interest expense	(81,562)	-	(4,356)	14,189	(71,729)
Loss on retirement of debt	-	-	-	(123,746)	(123,746)
Other income	36,747	-	-	-	36,747
Total Other Expense	(41,501)	4,188	(4,034)	(113,745)	(155,092)
INCOME (LOSS) BEFORE MINORITY INTEREST	(27,951)	3,794	(504)	(113,745)	(138,406)
PROVISION FOR INCOME TAXES	-	1,477	-	(1,477)	-
INCOME (LOSS) ATTRIBUTABLE TO MINORITY INTEREST	5,120	-	-	-	5,120
NET INCOME (LOSS)	$(22,831)	$2,317	$(504)	$(112,268)	$(133,286)

Less: Dividend income attributable to common stock subject to possible conversion	-	(498)	-	498	-

Pro forma net income (loss) attributable to common stock not subject to possible conversion	$(22,831)	$1,819	$(504)	$(111,770)	$(133,286)

PRO FORMA NET LOSS PER COMMON SHARE—BASIC AND DILUTED (1)					$(3.34)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC AND DILUTED (1)					(39,761)

______________
(1)
When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share”, prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

Notes to the Selected Unaudited Pro Forma Condensed Combined Financial Statements

The preceding unaudited pro forma condensed combined financial statements assume that the number of GSCAC shares and units of a GSCAC subsidiary that would be issued to the Complete Energy owners and the debt holders in the proposed transactions was determined using a $10 price per GSCAC share.  The actual number of GSCAC shares and units of a GSCAC subsidiary that would be issued in the proposed transactions will be determined using a price per GSCAC share equal to the lesser of (1) $10.00 and (2) the average closing price per share of our common stock for the 20 trading days ending three business days before the completion of the merger.  On July 28, 2008, the closing price per share of our common stock as reported on the AMEX was $9.44.

Adjustments included in the column under the heading “Pro Forma Adjustments” include:  (in thousands, except per share amounts)

•
Complete Energy Credit Agreement.  The retirement of $123 million due under the Complete Energy Credit Agreement for $123 million cash payment.  The retirement of the Complete Energy Credit Agreement includes the write off of approximately $3 million of deferred financing cost, approximately $3.3 million of debt discount resulting in a loss on retirement of debt of approximately $6.3 million.  The reduction to interest expense for the retirement of the Complete Energy Credit Agreement, for the three month period ended March 31, 2008 and for the year December 31, 2007 was $6.9 million and $2.4 million, respectively.

•	The payment of approximately $0.8 million promissory note to a former member of Complete Energy.

•	TAMCO/MS Notes - The retirement of $129.8 million TAMCO/MS Notes as follows:

Assuming No Share Conversion (“ANSC”).  Under the ANSR presentation, the TAMCO/MS Notes are exchanged for $50 million in cash, $50 million mezzanine note and approximately $170 million of Class A shares.   The exchange of the TAMCO/MS Notes includes the write off of $3.1 million of deferred financing costs, $5.8 million liability related to the cash settled option and reduction to accrued interest of $18.5 million, resulting in a loss on retirement of debt of $117.5 million.  The reduction to interest expense for the retirement of the TAMCO/MS Notes net of the interest expense associated with the new mezzanine note for the three month period ended March 31, 2008 and for the year December 31, 2007 was $2.5 million and $11.8 million, respectively.

Assuming Maximum Share Conversion (“AMSC”).  Under the AMSC presentation, the TAMCO/MS Notes are exchanged for $10.8 million in cash, $50 million mezzanine note and approximately $226.6 million of Class A shares.   The exchange of the TAMCO/MS Notes includes the write off of $3.1 million of deferred financing costs, $5.8 million liability related to the cash settled option and the reduction to accrued interest of $18.5 million resulting in a loss on retirement of debt of $136.4 million.  The reduction to interest expense for the retirement of the TAMCO/MS Notes net of the interest expense associated with the new mezzanine note for the three month period ended March 31, 2008 and for the year December 31, 2007 was $2.5 million and $11.8 million, respectively.

•
As a result of the retirement of the Complete Energy Credit Agreement and the TAMCO/MS Notes, cash residing in interest reserve accounts of $19.7 million included in restricted cash was reclassified to cash and cash equivalents.  Cash remaining in cash and cash equivalents held in trust under ANSR and AMSC of $4.4 million and $2.7 million, respectively, was reclassified to cash and cash equivalents.

•
Complete Energy.  In exchange for their ownership interest in Complete Energy, the owners of Complete Energy were issued 7,133 Class B shares which was recorded at the book value of the Complete Energy units exchanged.

•
Transaction Costs.  Included in additional paid in capital is the payment of $19.8 million of estimated costs associated with the merger, including advisory, legal and accounting fees.  Deferred underwriting costs of $6.2 million, which GSCAC recognized as a liability in connection with its IPO, are reflected as a payment from cash held on trust.

•
Taxes.  GSCAC is a corporation and is subject to federal and state income taxes.  Complete Energy, on a historical basis, was treated as a partnership for tax purposes and was not subject to federal and state income taxes.  Those taxes were the responsibility of the partners of the partnership.  Had the companies merged as of the pro forma dates, it would have generated net losses for all periods presented.  As such, a valuation allowance would have been created in the amount of any income tax benefit related to such net losses.  Tax provisions for the three months ended March 31, 2008 and the year ended December 31, 2007 have been eliminated in the unaudited pro forma condensed combined statement of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.

This proxy statement may contain statements about future events and expectations known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these statements on current expectations and projections about future results.

The words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GSCAC and/or Complete Energy to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with Complete Energy, whether the transaction will be approved by GSCAC’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, competitive, legal, governmental and technological factors. There is no assurance that GSCAC’s or Complete Energy’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should consider carefully the risk factors described below, together with the other information contained in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the acquisition proposal and the other proposals. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment. This proxy statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Related to Complete Energy’s Industry

The operation of power generation plants involves significant risks that could result in unplanned power outages or reduced output, which could adversely affect Complete Energy’s results of operations, financial condition or cash flows.

Complete Energy is subject to significant risks associated with operating power generation plants, any of which could adversely affect its results of operations, financial condition or cash flows. These risks include:

•	operating performance below expected levels of output or efficiency;

•	failure of equipment, operator or maintenance errors or other events resulting in equipment outages or reduced output;

•	availability of fuel and fuel transportation;

•	disruptions in the transmission of power; and

•
catastrophic events such as fires, hurricanes, explosions, floods, droughts, tornadoes, earthquakes, lightning strikes, terrorist attacks or other similar occurrences to Complete Energy’s facilities or to facilities upon which it depends.

Unplanned outages of generation units due to mechanical failures or other problems, including extensions of scheduled outages, occur from time to time and are an inherent risk of Complete Energy’s business. Complete Energy has in the past, and may in the future, experience unplanned outages at one or both of its existing power generation facilities. For example, Complete Energy’s facilities experienced three significant outages during 2007, two of which were insurable events. A high rate of unplanned outages or claims against insurance carriers in the future could have a material adverse effect on its financial condition, including costs of maintaining required insurance coverage. Unplanned outages typically increase operation and maintenance expenses. In addition, an unplanned outage may reduce contractual or merchant revenues or require additional costs as a result of obtaining replacement power from third parties in the open market to satisfy contractual obligations. As a result, if any of Complete Energy’s units were to experience an unexpected failure or unplanned outage, especially during the peak summer season, it may have a material adverse effect on Complete Energy’s results of operations, financial condition or cash flows.

The cost of repairing damage to Complete Energy’s facilities due to storms, tornadoes, lightning strikes, natural disasters and other catastrophic events may materially adversely affect Complete Energy’s results of operations, financial condition or cash flows. These events and future events of this kind could damage Complete Energy’s facilities and disrupt fuel supply and transmission capability. These events could also result in adverse changes in the insurance markets or other operating costs and disruptions of power and fuel markets.

Complete Energy’s operations are subject to hazards customary to the power generation industry. Complete Energy may not have adequate insurance to cover all of these hazards.

Power generation involves hazardous activities, including transporting fuel, operating large pieces of rotating equipment and delivering electricity to transmission systems. In addition to natural risks such as earthquakes, floods, tornadoes, lightning strikes, hurricanes, wind, and other hazards, such as fire, explosion, structural collapse and machinery failure are inherent risks in Complete Energy’s operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of or damage to the environment and suspension of operations. The occurrence of any one of these events may result in Complete Energy being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. Complete Energy maintains an amount of insurance protection that it considers adequate, but it cannot assure you that its insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which it may be subject. A successful claim for which Complete Energy is not fully insured could hurt its financial results and materially harm its financial condition. Further, due to rising insurance costs and changes in the insurance markets, Complete Energy cannot assure you that insurance coverage will continue to be available at all or at rates or on terms similar to those presently available to it. Any losses not covered by insurance could have a material adverse effect on Complete Energy’s financial condition, results of operations or cash flows.

Customer concentration may expose Complete Energy to significant financial credit or performance risk.

720 MW of the La Paloma facility’s output is contracted with Morgan Stanley Capital Group Inc. (“Morgan Stanley Capital Group”) through 2012, with an option by Morgan Stanley Capital Group to extend the contract for 240 MW through 2017. Under the contract, Morgan Stanley Capital Group also supplies the fuel necessary to start and operate the contracted units. In addition, all of the Batesville facility’s output is sold under long-term contracts with J. Aron & Company (“J. Aron”) and the South Mississippi Electric Power Association (“SMEPA”). Under these contracts, the counterparty also supplies the fuel necessary to start and operate the units. The counterparties to these contracts may breach the terms of their contracts and may not be able to pay any amounts owed upon default. Complete Energy may not be able to enter into replacement contracts on terms as favorable as the existing contracts, or at all. If Complete Energy is unable to enter into replacement contracts, Complete Energy may be in default under its senior project level financing and may not have sufficient liquidity to sell power and purchase fuel on a merchant basis. The failure of any supplier or customer to fulfill its contractual obligations to Complete Energy could have a material adverse effect on Complete Energy’s financial condition, results of operations or cash flows. Consequently, the financial performance of Complete Energy’s facilities is dependent on the credit quality of, and continued performance by its suppliers, customers and other counterparties.

Complete Energy’s profitability may decline if its financial derivative instruments do not work as planned.

Complete Energy has entered into interest rate swap agreements for the La Paloma facility under which Complete Energy makes a quarterly payment to third parties at a fixed rate and in return receives quarterly payments at a variable rate. Complete Energy may from time to time enter into hedging arrangements whereby it purchases natural gas and sells power under physical contracts that settle on a monthly basis at agreed upon fixed prices. The risk management procedures Complete Energy has in place may not work as planned. As a result of these and other factors, Complete Energy cannot predict with precision the impact that its risk management decisions may have on its financial condition, results of operations or cash flows. Although Complete Energy devotes a considerable amount of time to these issues, their outcome is uncertain.

Revenue may be reduced significantly upon expiration or termination of the Batesville facility’s contracts.

The Batesville facility’s contracts generate a substantial portion of Complete Energy’s operating margin. The pricing of these contracts could exceed current pricing structures for comparable facilities in the Southeastern Electric Reliability Counsel (“SERC”) market. The J. Aron contract expires in 2013 and the SMEPA contract expires in 2015 (subject to an additional five-year extension). In addition, the Batesville facility’s contracts contain clauses that allow for early termination by the counterparties if, among other things, the Batesville facility’s experiences a long-term force majeure event.

When the terms of the Batesville facility’s contracts expire or if the contracts are terminated, there can be no guarantee that Complete Energy will be able to enter into subsequent contracts on acceptable terms, in which case Complete Energy could be forced to sell in the spot market. It is possible that the price paid to Complete Energy for the generation of electricity under subsequent contracts or in the spot market may be significantly less than the price that had been paid to Complete Energy under the Batesville facility’s contracts. Such a situation could have a material adverse effect on Complete Energy’s results of operations, financial condition or cash flows.

The Morgan Stanley Capital Group contract is a “liquidated damages” contract that exposes the La Paloma facility to market risk in the event of outages. In addition, Morgan Stanley Capital Group will have the right to demand delivery of power at locations other than the La Paloma facility’s busbar.

The La Paloma facility has the obligation to deliver power to Morgan Stanley Capital Group whether or not its units are operational. If the La Paloma facility is unable to generate the required amount of power under the Morgan Stanley Capital Group contract, the La Paloma facility is obligated to make market purchases of power to deliver to Morgan Stanley Capital Group. A prolonged outage of two or more units at the La Paloma facility, particularly during periods of high market pricing, could have a material adverse effect on Complete Energy’s financial condition, results of operations or cash flows.

The Morgan Stanley Capital Group contract currently stipulates delivery at the NP-15 pricing hub. After implementation by CAISO of its Market Redesign and Technology Upgrade (“MRTU”), expected in the fourth quarter of 2008, Morgan Stanley Capital Group will have the option of taking delivery of power either at the plant busbar or at the successor hub to NP-15. The La Paloma facility currently has transmission congestion risk between pricing at its busbar and NP-15 and will continue to do so if Morgan Stanley Capital Group elects delivery to the successor hub to NP-15 post-MRTU implementation. Historically, the congestion charges have not been material. However, there is no assurance that the risk may not be material in the future or that the La Paloma facility will be able to procure transmission credits to mitigate the risk.

The Batesville facility may require future parent company capital contributions.

Complete Energy made capital contributions of approximately $11 million to the Batesville project during 2007, primarily to fund major overhauls of two of its three units and major maintenance as a result of two significant forced outages.  See “Complete Energy Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Liquidity and Capital Resources—The Batesville Facility.”  An outage experienced in 2007 will continue to impact the Batesville facility’s operating revenues through September 2008, as contract revenues associated with the impacted units are calculated based on trailing 12-month availability.  Complete Energy estimates that  maintaining full funding of maintenance and debt service reserve accounts could require capital contributions of approximately $4 million in the next 12 months.  Further capital contributions may be required in the future.  Insufficiency of funds at the Complete Energy corporate level to make further capital contributions, if needed, could result in a default of the Batesville facility’s project debt after the depletion of the debt service reserve, which would have a material adverse effect on Complete Energy’s financial condition, results of operations or cash flows. A portion of Complete Energy’s revenues and results of operations is from the sale of electric power by its merchant capacity at the La Paloma facility, and Complete Energy is not guaranteed any rate of return through cost-based rates, long-term contracts or long-term hedging arrangements and may be adversely impacted by market risks that are beyond its control.

A portion of Complete Energy’s revenues and results of operations is from the sale of electric power by its merchant capacity at the La Paloma facility, and Complete Energy is not guaranteed any rate of return through cost-based rates, long-term contracts or long-term hedging arrangements and may be adversely impacted by market risks that are beyond its control.

Complete Energy has not sought approval from FERC to sell electric energy and capacity from its generation facilities at cost-based rates. Rather, Complete Energy sells a portion of its electric generation capacity and energy pursuant to long-term contracts and the remainder on a merchant basis to wholesale purchasers at prices determined by the market. As a result, Complete Energy is not guaranteed any rate of return on capital investments through cost-based rates. Revenues and results of operations largely depend upon current and forward market prices for power. Unlike most other commodities, large quantities of electricity cannot be economically stored and it must therefore be produced concurrently with its use. As a result, the wholesale power markets in which Complete Energy participates are subject to significant price volatility from supply and demand imbalances, especially in the day-ahead and spot markets. Long-term and short-term power prices may also fluctuate substantially due to other factors outside of Complete Energy’s control, including:

•	oversupply or undersupply of generation capacity;

•	changes in power transmission or fuel transportation capacity constraints or inefficiencies;

•	electric supply disruptions, including plant outages and transmission disruptions;

•	seasonality;

•	demand changes due to changes in the macroeconomic environment;

•	weather conditions;

•	availability and market prices for natural gas;

•	changes in demand for power or patterns of power usage;

•	development of new fuels and new technologies for the production of power;

•	availability of competitively-priced alternative power sources;

•	changes in the relationship between the prices of natural gas and coal;

•	natural disasters, wars, embargoes, terrorist attacks and other catastrophic events;

•	regulations and actions of regulatory bodies; and

•	federal and state power market and environmental regulation and legislation.

Without the benefit of long-term contracts or hedging arrangements, Complete Energy cannot be sure that it will be able to sell any or all of the capacity available or power generated by its facilities that are not covered by contracts at commercially attractive rates or that the facilities will be able to generate revenues or operate profitably. Even if long-term contracts or hedging arrangements at attractive prices become available, Complete Energy may not have sufficient credit standing to take advantage of such opportunities.

Complete Energy’s business is subject to substantial governmental regulation and may be adversely affected by liability under, or any future inability to comply with, existing or future regulations or requirements.

Complete Energy’s business is subject to extensive federal, state and local laws and regulation. Compliance with the requirements of these various regulatory bodies may cause it to incur significant additional costs. Failure to comply with such requirements could result in the shutdown of the non-complying facility, the imposition of liens, fines and/or civil or criminal liability and/or the revocation of authority to make wholesale power sales. The Energy Policy Act of 2005 (the “EP Act”), is likely to have several long-term impacts on the energy sector. Among the impacts are strong financial incentives for investment in transmission and generation, federal pre-eminence over state authority in certain respects, which may remove some obstacles to improved transmission, and changes to the Public Utility Regulatory Policies Act of 1978, which increase the importance of analyzing economic viability of certain merchant generation projects. The EP Act introduced new regulatory responsibilities for FERC and repealed the Public Utility Holding Company Act of 1935 and enacted the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). The EP Act conferred new authority on FERC to impose civil penalties for violations under Part II of the FPA.  The new responsibilities given to FERC under the EP Act include overseeing the reliability of the nation’s electricity transmission grid, implementing new mechanisms, including civil penalty authority, to prevent manipulation in energy markets, providing rate incentives to promote electric transmission investment, supplementing state transmission siting efforts in national interest electric transmission corridors and reviewing certain holding company mergers and acquisitions involving electric utility facilities, as well as certain public utility acquisitions of generating facilities. The EP Act gave FERC the authority to issue rules to bar market manipulation in wholesale electric power and natural gas markets, and in electric transmission and natural gas transportation services. Congress granted FERC this authority out of recognition that wholesale power and gas markets had dramatically changed since the 1930s when the FPA and the Natural Gas Act were enacted. FERC has issued a final rule banning market manipulation in any transaction under its jurisdiction. This rule makes it unlawful for any entity involved directly or indirectly in a FERC jurisdictional transaction to intentionally defraud, make untrue statements or omit material facts. The rule applies to electric utilities, natural gas companies, market participants and any person or entity that is a part of FERC jurisdictional transactions, including Complete Energy’s generating companies.

The FPA gives FERC exclusive rate-making jurisdiction over wholesale sales of electricity and transmission of electricity in interstate commerce. Under the FPA, FERC, with certain exceptions not applicable to Complete Energy, regulates entities that engage in wholesale sales of electricity and transmission of electricity in interstate commerce as “public utilities.” Public utilities under the FPA are required to obtain FERC’s approval or acceptance, pursuant to Section 205 of the FPA, of their rate schedules and tariffs under which they sell electricity at wholesale. FERC has granted each of Complete Energy’s generating companies the authority to sell electricity at market-based rates. FERC’s orders that grant Complete Energy’s generating companies market-based rate authority reserve the right to revoke or revise that authority if FERC subsequently determines that these companies, either acting alone or in concert with others, can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions. If Complete Energy’s generating companies were to lose their market-based rate authority, the companies would be required to obtain FERC’s acceptance to sell power at regulated cost-based rates in order to have authority under the FPA to make any sales of electric power. The resulting rates might be lower than the rates these companies currently charge. Complete Energy then would become subject to the accounting, record-keeping and reporting requirements that are imposed on utilities with cost-based rate schedules.

Complete Energy is also affected by changes to market rules, tariffs, changes in market structures, changes in administrative fee allocations and changes in market bidding rules. The La Paloma facility is currently located within the CAISO and regions where Complete Energy’s other assets are located may in the future form or adopt features associated with Independent System Operators (“ISOs”) or Regional Transmission Operators (“RTOs”), or Complete Energy may sell some of its energy into ISOs or RTOs. The ISOs or RTOs that oversee wholesale power markets impose, and in the future may continue to impose, price limitations, offer caps and other mechanisms to address some of the volatility and the potential exercise of market power in these markets. These types of price limitations and other regulatory mechanisms may adversely affect the profitability of Complete Energy’s generation facilities that sell energy and capacity into the wholesale power markets. In addition, the regulatory and legislative changes enacted at the federal level and in a number of states in an effort to promote competition are novel and untested in many respects. These new approaches to the sale of electric power have very short operating histories, and it is not yet clear how they will operate in times of market stress or pressure, given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by ISOs or RTOs.  Additionally, Entergy Services, on behalf of various affiliated operating companies, has established the Independent Coordinator of Transmission (“ICT”) to oversee its transmission system with a stated goal of improving transparency in granting non-discriminatory transmission access to Entergy Services’ system.  However, the full consequences of the introduction of the ICT by Entergy Services are not yet known and could have a materially different impact from the impact of an ISO or RTO that might not be beneficial and therefore could have a material adverse effect on Complete Energy’s future operating results.

CAISO’s expected implementation of MRTU will migrate market pricing to a Locational Marginal Pricing (“LMP”) system similar to those in the PJM Interconnection and other eastern markets. The pricing impact of the implementation of LMP on La Paloma, if any, is uncertain. Additionally, the implementation of MRTU will involve significant structural changes to the California market including instituting a day-ahead market for energy administered by the CAISO. These changes will impact the La Paloma facility’s bilateral purchases and sales of power with its trading counterparties, possibly increasing demands for liquidity and credit. A material increase in credit and liquidity requirements could impact the La Paloma facility’s merchant operations.

The FPA requires FERC’s approval for certain transfers of control of assets subject to FERC’s jurisdiction and grants FERC jurisdiction over a public utility’s issuance of securities or assumption of liabilities. If FERC were to limit GSCAC’s or Complete Energy’s ability to transfer control of its assets or issue securities or assume liabilities, it could have a material adverse effect on GSCAC’s or Complete Energy’s results of operations, financial condition, or cash flows.

Section 203 of the FPA requires FERC’s approval for the transfer of control of assets subject to FERC’s jurisdiction. Among other considerations, FERC weighs whether the proposed transaction would be consistent with the public interest. In addition, Section 204 of the FPA gives FERC jurisdiction over a public utility’s issuance of securities or assumption of liabilities. FERC typically grants blanket approval for future securities issuances and the assumption of liabilities to entities with market-based rate authority. However, in the event that Complete Energy’s power generating subsidiaries were to lose their market-based rate authority, GSCAC’s or Complete Energy’s future securities issuances or assumption of liabilities could require prior approval from FERC. Any such restrictions on GSCAC’s or Complete Energy’s ability to transfer assets or raise capital could have a material adverse effect on its results of operations, financial condition or cash flows.

Complete Energy is subject to environmental laws and regulations imposing extensive and increasingly stringent requirements that may expose Complete Energy to significant costs and liabilities with respect to its operations and adversely impact its results of operations, financial condition or cash flows.

Complete Energy’s business is subject to environmental laws and regulations of federal, regional, state and local authorities governing, among other things, the generation, discharge, emission, storage, handling, transportation, use, treatment and disposal of hazardous substances, and the health and safety of its employees.  Complete Energy must comply with these laws and regulations and is required by them to obtain certain governmental permits and other approvals to operate its plants.  Complete Energy has in the past and will in the future incur significant costs to obtain and maintain the permits and approvals and to comply with these laws, regulations, and approvals.  Should Complete Energy fail to comply with the terms of its permits or other environmental requirements applicable to its operations, it would be subject to administrative, civil and/or criminal liability and fines, and regulatory agencies could take other actions to limit or curtail its operations.  Under these laws, regulations and approvals, Complete Energy could also be held liable for any and all consequences arising out of human exposure to hazardous substances or environmental damage caused by Complete Energy or that relates to its operations or properties.  Existing environmental laws, regulations and approvals could be revised or re-interpreted, new environmental laws, regulations or approvals could be adopted or become applicable to Complete Energy or its facilities, and future changes in such laws, regulations  and approvals could occur, including potential regulatory and enforcement developments related to air emissions, wastewater discharges, and cooling water systems, any of which could result in significant costs and could have a material adverse effect on Complete Energy’s business, results of operations, financial condition or cash flows.

Under certain federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating power plant, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products at any currently or previously owned or operated facility.  In addition to this liability, Complete Energy may also be held liable to a governmental entity or to third parties for property damage, personal injury, damages to natural resources and investigation and remediation costs incurred by such a party in connection with the presence of any hazardous substances or any actual or threatened releases of hazardous substances.  These laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and the courts have interpreted liability under these laws to be strict (without fault) and joint and several.  Complete Energy could be responsible under these laws for liabilities associated with the environmental condition of electric generation power plants that it currently owns or operates or previously owned or operated or locations where it has arranged for the disposal of hazardous substances and other wastes.  Complete Energy is also subject to environmental laws and regulations that require it to report and respond to spills and releases that may occur as a result of its operations.  While management is not aware of any current significant obligations to investigate, clean-up or monitor on-site or offsite environmental contamination under these environmental laws, there can be no assurance that there will not be such obligations imposed on Complete Energy in the future.

Regulation of greenhouse gas emissions at the federal, regional, state and local levels could adversely impact Complete Energy’s results of operations, financial condition or cash flows.

There are a variety of laws and regulations in place or being considered for adoption at the federal, regional, state and local levels of government that do or are reasonably likely to restrict the emission of carbon dioxide and other “greenhouse gases” that may be contributing to changes in the earth’s climate.  Since power plants are a significant source of greenhouse gas emissions, it is almost certain that any restrictions on emissions of greenhouse gases will affect power plants.  While it is unclear precisely how these laws and regulations will affect power plants in general or Complete Energy in particular, some laws will or may require emitters to incur material costs to reduce greenhouse gas emissions or to procure emission allowances or credits, or may result in the incurrence of material taxes, fees or other governmental impositions in connection with such emissions.  These existing and any future laws and regulations are expected to significantly increase Complete Energy’s operating costs, as well as those of its fossil-fueled competitors, could require the incurrence of significant capital expenditures and could have a material adverse effect on its results of operations and financial condition.

Competition in wholesale power markets may have a material adverse effect on Complete Energy’s results of operations, cash flows and the market value of its assets.

The power generation industry is characterized by intense competition, and Complete Energy encounters competition from utilities, industrial companies, marketing and trading companies, and other independent power producers. In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power industry. Complete Energy has numerous competitors in all aspects of its business, and additional competitors may enter the industry.

Complete Energy’s current competitors in the California market include independent power companies such as Dynegy Inc., NRG Energy, Inc., Calpine Corporation and others, and power generation capabilities of regulated utilities, including Pacific Gas & Electric Company (“PG&E”), Southern California Edison (“SCE”) and San Diego Gas & Electric (“SDG&E”), that have historically dominated the California market.  In addition, Complete Energy faces competition from smaller utilities, co-ops and irrigation districts with respect to its operations in the California market.

Upon the expiration or early termination of the Batesville facility’s contracts, Complete Energy’s competitors in the SERC region will include the power generation capabilities of Entergy Services, the Southern Company and the Tennessee Valley Authority (“TVA”), utilities that have historically dominated their respective geographic regions within the SERC region and that have significant influence over the markets in which they compete.  These utilities have purchased merchant generation facilities and placed such facilities into their rate base.  In addition, there are excess power supply and higher reserve margins in SERC, which has led to tight liquidity in the energy trading markets, putting downward pressure on prices. There can be no assurance that Complete Energy will be able to compete successfully against current and future competitors in SERC when its existing contracts expire in 2013 and 2015 (excluding the five-year extension), and any failure to do so would have a material adverse effect on its business, financial condition, results of operations or cash flows.

Changes in technology may impair the value of Complete Energy’s facilities.

Research and development activities are ongoing to provide alternative and more efficient technologies to produce power, including fuel cells, clean coal and coal gasification, micro-turbines, photovoltaic (solar) cells and improvements in traditional technologies and equipment, such as more efficient gas turbines, cleaner and safer nuclear or coal power plants, and coal-fired integrated gasification combined-cycle power plants, among others. Advances in these or other technologies could reduce the costs of power production to a level below that which Complete Energy has currently forecast, which could adversely affect its revenues, results of operations or competitive position. Improvements in transmission technology may reduce transmission constraints but may also improve access of competitors to Complete Energy’s markets. Renewable resource technologies receive assistance in commercial implementation through regulatory requirements, subsidies and tax incentives that may adversely affect demand for the output of Complete Energy’s facilities and their values. Moreover, current and future state laws and regulations in Complete Energy’s areas of operation could increase the required amount of power that must be procured from renewable resources.

Risks Related to Complete Energy’s Business

Complete Energy’s results are subject to quarterly and seasonal fluctuations.

Complete Energy’s quarterly results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

•	seasonal variations in energy demand and usage;

•	seasonal variations in energy and gas prices and capacity payments;

•	costs related to major maintenance activities;

•	variations in levels of production, including from major maintenance outages and forced outages;

•	seasonal fluctuations in weather, particularly unseasonable weather conditions and hurricanes;

•	production levels of hydroelectricity in the West; and

•	availability of emissions credits.

In particular, a disproportionate amount of total revenues derived from Complete Energy’s merchant operations historically have been from market peaks in the third fiscal quarter. If total revenues are below seasonal expectations during the third fiscal quarter, by reason of facility operational performance issues, cool summers or other factors, it could have a disproportionate effect on Complete Energy’s annual operating results.

Complete Energy’s level of indebtedness could adversely affect its ability to raise additional capital to fund its operations, or return capital to stockholders. It could also expose it to the risk of increased interest rates and limit its ability to react to changes in the economy or its industry.

If the acquisition is completed, Complete Energy will retain approximately $627 million of net project-level debt, including approximately $252 million of senior secured bonds related to the Batesville facility and approximately $425 million of senior secured loans related to the La Paloma facility. Complete Energy will also issue a $50 million mezzanine note to the TAMCO funds and Morgan Stanley pursuant to the lender consent. Please see “Other Transaction Agreements-Lender Consent.”  The level of debt retained or issued by Complete Energy in connection with the acquisition could have important consequences on our business, financial condition and operating results, including the following:

•
A substantial portion of Complete Energy’s cash flow from operations will be dedicated to the payment of principal and interest on its debt, therefore reducing Complete Energy’s ability to use its cash flow to fund its operations, capital expenditures and future business opportunities or, subject to applicable contractual limitations, pay dividends to holders of its preferred or common stock;

•
Complete Energy’s debt may limit its ability to obtain additional financing for working capital including collateral postings, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	The debt may limit Complete Energy’s flexibility in planning for, or reacting to, changes in its business and future business opportunities;

•	Complete Energy will be subject to debt covenants that will restrict its ability to pay dividends and may restrict management’s ability to make certain business decisions;

•	Complete Energy may be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage;

•	The debt may limit Complete Energy’s ability to enter into long-term power sales or fuel purchases that require credit support;

•	Complete Energy’s debt level may make it more vulnerable to a downturn in its business, its industry or the economy in general; and

•
There would be a material adverse effect on its business and financial condition if Complete Energy is unable to service its debt or obtain additional financing as needed, which could result in the loss of its interests in one or both of its facilities.

Upon completion of the merger, the indenture for the senior secured bonds related to the Batesville facility, the terms of the outstanding notes of one of Complete Energy’s subsidiaries, senior secured loans related to the La Paloma facility and the $50 million mezzanine note issued by Complete Energy in connection with the lender consent will contain financial and other restrictive covenants that will limit GSCAC’s ability to return capital to stockholders or otherwise engage in activities that may be in its long-term best interests. Complete Energy’s failure to comply with those covenants could result in an event of default (by reason of cross-default or cross-acceleration provisions), which, if not cured or waived, could result in the acceleration of the debt owed under such financing agreement and potentially (by reason of cross-default or cross-acceleration provisions) of all of Complete Energy’s indebtedness.

Complete Energy may incur additional costs or delays in the construction and operation of new facilities, improvements to its existing facilities, or the implementation of environmental control equipment at its existing facilities and may not be able to recover its investment or complete the projects.

Complete Energy plans to potentially expand capacity at its La Paloma facility, subject to obtaining the applicable consents. Moreover, Complete Energy may construct new facilities in the future. The construction, expansion, modification and refurbishment of power generation facilities involve many additional risks, including:

•	difficulty or delays in obtaining necessary permits and licenses;

•	environmental remediation of soil;

•	interruptions to dispatch at Complete Energy’s facilities;

•	supply interruptions;

•	construction labor disputes or work stoppages;

•	weather interferences;

•	unusual engineering, environmental and geological problems;

•	unanticipated cost overruns; and

•	performance risks.

Any of these risks could cause Complete Energy’s financial returns on new investments to be lower than expected or could cause Complete Energy to operate below expected capacity or availability levels, which could result in lost revenues, increased expenses, higher maintenance costs and penalties. Guarantees and warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. The warranties or performance guarantees, however, may not be adequate to cover increased expenses. As a result, a project may cost more than projected and may be unable to fund principal and interest payments under its construction financing obligations, if any. A default under such a financing obligation could result in Complete Energy losing its interest in the power generation facility.

If Complete Energy is unable to complete the development or construction of a facility, or decides to delay or cancel such project, it may not be able to recover its investment in that facility. Furthermore, if construction projects are not completed according to specification, Complete Energy may incur liabilities and suffer reduced plant efficiency, higher operating costs and reduced net income.

The potential development of nuclear and coal-fired generation facilities within the SERC region and the resulting production of electricity with lower marginal costs may adversely affect Complete Energy’s revenues, results of operations, cash flow or the competitive position of its Batesville facility.

Historically, nuclear and coal-fired generation facilities have generally been used as baseload power sources in an electric energy grid and have had lower fuel costs and as a result have had lower marginal costs of power production as compared to the Batesville facility. As a result of significant construction lead times, a significant portion of any additional baseload capacity will not be available in the near term.  Over the longer term, however, an increase in baseload capacity could lower demand for SERC facilities similar to the Batesville facility, which could adversely impact Complete Energy’s revenues, results of operations and cash flows. In addition to any new coal-fired generation facilities that may be built in the future, several utilities in the SERC region have announced that they are considering the commissioning of new nuclear generation facilities.

Complete Energy relies on power transmission facilities that it does not own or control and is subject to transmission constraints within its core regions. If these facilities fail to provide it with adequate transmission capacity, Complete Energy may be restricted in its ability to deliver electric power to its customers and it may either incur additional costs or forego revenues.

Complete Energy depends on transmission facilities owned and operated by others to deliver the power it generates from its plants to its customers. TVA and Entergy Services control the transmission infrastructure of Batesville facility within the SERC region, and PG&E and CAISO control the transmission infrastructure around its La Paloma facility. If transmission is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, Complete Energy’s ability to sell and deliver power would be adversely impacted. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in upgrading or expanding the transmission infrastructure.

Complete Energy’s costs, results of operations, financial condition or cash flows could be adversely impacted by disruption of its fuel supplies.

Although Complete Energy’s contractual counterparties generally bear the risk of procuring and delivering fuel to Complete Energy’s power generation facilities, Complete Energy’s revenues could still be adversely impacted due to other fuel supply disruptions. At the Batesville facility, contract counterparties are required to supply gas to the inlet point of the gas pipeline lateral that is owned and operated by a subsidiary of Complete Energy. Any disruptions of gas supply due to mechanical or other problems associated with the lateral pipeline could result in a loss of contract revenues. At the La Paloma facility, Morgan Stanley Capital Group is required to deliver natural gas to the Kern River Gas Transmission Company’s (“Kern River”) Firm California Delivery Pool (the “Delivery Pool”). Kern River is responsible for delivering gas from the Delivery Pool to the La Paloma facility’s metering station. Any failure by Kern River to meet its delivery obligations from the Delivery Pool due to mechanical failure or operator error could result in the loss of contract revenue.

In addition, the La Paloma facility procures gas on a spot basis for its merchant operations. The La Paloma facility does not currently have firm or interruptible gas transport contracts. There can be no certainty that the flexibility and liquidity currently available to the La Paloma facility will continue into the future without such contracts. Because of this, the La Paloma facility may need to obtain firm or interruptible transportation contracts to maintain a reliable fuel supply, and there can be no certainty as to the availability, cost or financial impact of procuring such transportation contracts.

If the existing Batesville facility contracts are not renewed, the Batesville facility will be required to provide for its own fuel. Without the renewal of the existing contracts, the Batesville facility will likely require firm or interruptible gas transportation contracts beginning in 2013. Certain tariffs apply to gas pipelines located in SERC for gas supplies taken over a fixed period of time. As the Batesville facility is generally operated intermittently, it does not need gas at a steady rate over a long period of time, but rather in compressed periods. Unless the gas transporter has flexible operations or cooperates with Complete Energy, a requirement to take a minimum amount of gas over an extended period or face penalties related to the pressure in the pipeline and other contract requirements could make it uneconomical to operate a plant. Moreover, it is possible that similar restrictive tariffs may apply to gas pipelines serving the La Paloma facility in the future. The failure to adopt flexible pipeline operations that recognize the needs of modern energy grids and merchant generation facilities could have an adverse effect on Complete Energy’s revenues, results of operations or cash flows.

Prices for fuel fluctuate, sometimes rising or falling significantly over a short period of time. The price Complete Energy can obtain for the sale of electric energy may not rise at the same rate, or may not rise at all, to match a rise in fuel or fuel delivery costs. This may have a material adverse effect on Complete Energy’s financial performance. Under its contracts, Complete Energy’s counterparties are required to supply the natural gas to fuel the facilities. Rising natural gas prices increase the risk that the counterparties may be unable to perform their obligations under their supply contracts with Complete Energy, and also affect the prices at which the La Paloma facility can obtain gas for its merchant operations.

Changes in market prices for natural gas may result from the following:

•	weather conditions;

•	seasonality in demand for natural gas commodities;

•	disruption of gas transportation, infrastructure or other constraints or inefficiencies;

•	changes in FERC-approved gas transport tariff rates;

•	additional natural gas consuming facilities;

•	availability of competitively priced alternative energy sources;

•	availability and levels of storage;

•	natural gas production levels;

•	the creditworthiness or bankruptcy or other financial distress of market participants;

•	changes in market liquidity;

•	natural disasters, wars, embargoes, acts of terrorism and other catastrophic events; and

•	federal, state and foreign governmental regulation and legislation.

Future acquisition activities may have adverse effects on the business.

A component of Complete Energy’s strategy is to acquire additional companies or assets in the power generation industry. The acquisition of power generation companies and assets is subject to substantial risks, including the failure to identify material problems during due diligence, the risk of over-paying for assets and the inability to arrange financing for an acquisition as may be required or desired. Moreover, Complete Energy may be unable to identify attractive acquisition candidates on acceptable terms and may be outbid by competitors. Further, the integration and consolidation of acquisitions requires substantial human, financial and other resources and, ultimately, Complete Energy’s acquisitions may not be successfully integrated. There can be no assurances that any future acquisitions will perform as expected or that the returns from such acquisitions will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

If Complete Energy loses its key management and/or technical personnel, its business may suffer.

After completing the merger, GSCAC will rely upon the relatively small group of Complete Energy managers, who have extensive experience in the power industry, to operate its business. Complete Energy’s success is largely dependent on the skills, experience and efforts of its employees.  The loss of the services of one or more members of its senior management or of numerous employees with critical skills could have a negative effect on its business, financial condition, results of operations and future growth if it could not replace them. If Complete Energy is not able to attract talented, committed individuals to fill these positions, it may adversely affect its ability to fully implement its business objectives. An unexpected partial or total loss of this key management team may harm our business following the acquisition. The loss of management or an inability to attract or retain other key individuals following GSCAC’s acquisition of Complete Energy could materially and adversely affect the business. GSCAC will seek to compensate management, as well as our other employees, through competitive salaries, bonuses and other incentive plans, but there can be no assurance that these programs will allow GSCAC to retain key management executives or hire new key employees.

Natural disasters could damage Complete Energy’s projects.

Certain areas where Complete Energy operates its gas-fired projects, particularly in California, are subject to frequent low-level seismic disturbances. Future significant seismic disturbances are possible. In addition, Complete Energy’s operations in the SERC region may experience tornadoes and hurricanes. Complete Energy’s existing power generation facilities are built to withstand relatively significant levels of seismic and other disturbances, and it believes that it maintains adequate insurance protection. However, earthquake, property damage or business interruption insurance may be inadequate to cover all potential losses sustained in the event of serious damages or disturbances to Complete Energy’s facilities or its operations due to natural disasters, and insurance costs may increase as a result of these events.

Acts of terrorism and compliance with anti-terrorism requirements could have a material adverse effect on Complete Energy’s business, financial condition and operating results.

Energy-related facilities may be at greater risk of future terrorist activities than other domestic targets. Complete Energy’s generation facilities or facilities on which they rely may become targets of terrorist activities. Any such events or disruptions could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on Complete Energy’s business, financial condition and operating results. Complete Energy’s insurance may not be sufficient to cover any such losses in full or at all. In addition, Complete Energy is required to comply with various anti-terrorism regulations and requirements, most of which require additional expenditures by it, for security and otherwise. Any material increase in the requirements of these regulations or in the security that may be necessary will result in increased costs, which could adversely affect its operating results.

Complete Energy will incur increased costs as a result of having publicly-traded equity securities, which will require company resources and may divert management attention.

We will continue to have publicly-traded equity securities following the acquisition and, as a result, we will incur significant legal, accounting and other expenses that Complete Energy did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the listing requirements of the AMEX, the NYSE and the NASDAQ (to the extent applicable) have required changes in corporate governance practices of public companies. These rules, regulations and listing requirements have increased legal and financial compliance costs and made activities more time-consuming and costly.  These rules, regulations and listing requirements also make it more difficult and more expensive for public companies to obtain director and officer liability insurance. We may, therefore, be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Prior to the completion of the merger, Complete Energy will not have been subject to the reporting requirements of the Exchange Act, or the other rules and regulations of the SEC or any stock exchange. Complete Energy is working with its legal, independent accounting and financial advisors to identify those areas in which changes should be made to its financial and management control systems to manage Complete Energy’s growth and its obligations as a public company upon completion of the merger. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures, financial reporting and accounting systems. Complete Energy expects to make changes in these areas. The expenses and costs and burdens associated with compliance with these rule and regulations could be material. Additionally, compliance with the various reporting and other requirements applicable to public companies will also require time and attention of management.

If GSCAC and Complete Energy fail to maintain effective systems for disclosure and internal controls over financial reporting, we may be unable to comply with the requirements of Section 404 of the Sarbanes Oxley Act in a timely manner.

Section 404 of the Sarbanes-Oxley Act will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of the internal controls. It will also require an independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls for our fiscal year ending December 31, 2008 and subsequent years. An independent registered public accounting firm will also be required to test, evaluate and report on the completeness of our assessment. It may cost us more than we expect to comply with these controls and procedure-related requirements. If we discover areas of internal controls that need improvement, we cannot be certain that any remedial measures taken will ensure that we implement and maintain adequate internal controls over financial processes and reporting in the future. Any failure to implement requirements for new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Associated with the Proposed Acquisition

The holders of GSCAC common stock issued in our initial public offering may vote against the proposed merger and exercise their rights to convert their shares to cash, thereby reducing the cash available to fund the acquisition and related transactions and provide working capital for Complete Energy after the acquisition.

The holders of our IPO shares have certain rights to convert their IPO shares into cash in connection with the completion of our initial business combination. The actual per share conversion price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes payable on such interest, which shall be paid from the trust account, and net of interest income of up to $2.4 million on the trust account balance previously released to us to fund our working capital requirements), calculated as of two business days prior to the completion of the merger, divided by the total number of IPO shares.

If the holders of no more than 20% (minus one share) of the IPO shares vote against the merger and properly exercise their conversion rights, the merger may be completed (if our charter, share issuance and stock option plan proposals are approved and the other conditions to closing the merger are satisfied or waived) but any cash required to convert the IPO shares would reduce the cash balances available to us to repay certain Complete Energy debt, pay transaction expenses and conduct Complete Energy’s business after completion of the acquisition. To the extent that we have insufficient cash to pay $50 million to the TAMCO funds and Morgan Stanley upon the completion of the merger pursuant to the lender consent, we would be required to issue additional Class A shares that have a value equal to 150% of the shortfall, subject to certain adjustments as provided in the lender consent.  This would have a dilutive effect on the existing holders of GSCAC common stock.

A substantial number of new GSCAC shares and Holdco Sub securities will be issued in connection with the merger and related transactions, which will result in substantial dilution of our current stockholders and could have an adverse effect on the market price of our shares.

We expect to issue an aggregate of approximately 24 million Class A shares (or Holdco Sub securities exchangeable into Class A shares) and rights to receive an additional aggregate of 7.2 million Class A shares in connection with the merger and debt repayment transactions. As a result of these transactions, the TAMCO funds (under common investment management) are expected to become the largest block of stockholders in Complete Energy Holdings Corporation, with approximately 25.5% ownership; the ownership of GSCAC’s existing stockholders is expected to be reduced to approximately 57% of Complete Energy Holdings Corporation; the current owners of Complete Energy are expected to own approximately 12.5% of Complete Energy Holdings Corporation; and Morgan Stanley is expected to own approximately 5.1% of Complete Energy Holdings Corporation, in each case on a fully diluted basis and assuming that no holders of IPO shares vote against the acquisition proposal and properly exercise their rights to convert their shares into cash.

If our offers to acquire the minority interests owned by third parties in the Complete Energy subsidiaries that own its La Paloma facility and Batesville facility are accepted in accordance with our terms, such minority interest holders would collectively own 26.5% of our equity and the ownership of the existing GSCAC stockholders, the TAMCO funds, the current owners of Complete Energy and Morgan Stanley would be proportionately diluted.

In addition, we have issued warrants to purchase 24,700,000 shares of our common stock to our founding stockholder and in our initial public offering, all of which warrants are currently outstanding. Upon completion of our initial business combination, these warrants will become exercisable, although the warrants may not be exercised unless we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

Sales of substantial numbers of these additional shares in the public market could adversely affect the market price of such shares and warrants.  All of the Complete Energy owners and the TAMCO funds have agreed to a 180-day “lock up” of the securities issued in the merger and related transactions.

The actual number of GSCAC shares and other securities to be issued in the merger and related transactions is not determinable at this time.

The actual number of GSCAC shares and other securities to be issued in the merger and related transactions depends on Complete Energy’s actual debt and cash balances as of the end of the day immediately preceding the date of completion of the merger and on the average closing price per share of our common stock for the 20 trading days ending three business days before the completion of the merger. Accordingly, the exact number of GSCAC shares and other securities to be issued in the merger and related transactions cannot currently be determined. If Complete Energy’s cash balances are materially higher, its debt balance is materially lower or the average closing price per share of our common stock is less than $10.00, the number of GSCAC shares and other securities to be issued in the merger and related transactions could increase materially.

The LP Minority Holders have disputed our interpretation of the “tag along” provisions of the La Paloma Acquisition LLC Agreement.  The resolution of this dispute could result in a material delay in our ability to complete the acquisition or otherwise have a material adverse effect on GSCAC and/or Complete Energy.

Shortly after signing the merger agreement, GSCAC delivered to the LP Minority Holders a written offer to exchange their aggregate 40% ownership interests in La Paloma Acquisition upon completion of the acquisition for consideration that was calculated consistent with the calculation of the consideration to be paid to the owners of Complete Energy under the merger agreement.  None of the LP Minority Holders accepted our offer.  As such, in accordance with the “tag along” provisions of the La Paloma Acquisition LLC Agreement, we intend to submit an offer to acquire the minority interests in La Paloma Acquisition from the LP Minority Holders promptly following completion of the acquisition. The La Paloma Acquisition LLC Agreement requires us to offer to acquire such minority interests upon the same terms and conditions as we are acquiring the ownership interests in Complete Energy, except that the purchase price would be the fair market value of the minority interests, taking into consideration the presence or absence of voting or control rights and other relevant discounts. If the fair market value of the minority interests exceeds our estimates, we would be required to issue additional equity securities in excess of the amounts already offered to the LP Minority Holders and assumed in the pro forma financial statements and beneficial ownership table.  Accordingly, we may be required to issue a materially greater number of GSCAC shares, Holdco Sub securities or other consideration to acquire the equity interests in La Paloma Acquisition owned by the LP Minority Holders.

Two of the LP Minority Holders have asserted that our “tag along” offer must be made prior to completion of the acquisition.  We believe this interpretation of the La Paloma Acquisition LLC Agreement is incorrect and have informed these LP Minority Holders of our disagreement.  All disputes under the La Paloma Acquisition LLC

Agreement are required to be submitted to binding arbitration.  We cannot predict what actions the LP Minority Holders will take as a result of our conflicting interpretations.  While no legal proceedings have been initiated to date, it is possible that the LP Minority Holders may bring a legal action against Complete Energy and us seeking to enforce their interpretation of the La Paloma Acquisition LLC Agreement or pursue other remedies.  Such legal proceedings could result in a material delay in our ability to complete the acquisition or otherwise have a material adverse effect on GSCAC and/or Complete Energy.

Registration rights granted to the owners of Complete Energy and other stakeholders may have an adverse effect on the market price of our common stock.

We have agreed to enter into a registration rights agreement as a condition to the closing of the merger to provide the owners of Complete Energy, the TAMCO funds, Morgan Stanley, the LP Minority Holders and Fulcrum (to the extent the LP Minority Holders and Fulcrum accept our offers to exchange their equity interests in La Paloma Acquisition and Batesville Holding) certain rights to register under the Securities Act the Class A shares that they will receive upon completion of the merger and related transactions and/or upon exchange of Class B shares and Class B units. Pursuant to this registration rights agreement, GSCAC will be required to file a shelf registration statement within 90 days after the completion of the merger to permit these stockholders to make registered sales of their Class A shares and the shelf registration statement must be declared effective by the SEC no later than 180 days after the completion of the merger. The registration rights agreement also contains certain demand registration rights that will be available after 180 days following completion of the merger. Pursuant to these demand registration rights, we will be required to file a registration statement under the Securities Act and take certain actions to cause the registration statement to be declared effective by the SEC upon demand of certain holders of registration rights, subject to certain limitations, to permit such holders to sell their registrable Class A shares. Additionally, whenever we propose to register any of our securities under the Securities Act, holders of registration rights will have the right to request the inclusion of their registrable Class A shares in such registration.

The resale of Class A shares in the public market upon exercise of these registration rights could adversely affect the market price of our common stock or impact our ability to raise additional equity capital.

Because our founding stockholder and directors will not participate in liquidation distributions if we do not complete a business combination by June 25, 2009, our founding stockholder, directors and management team may have conflicts of interest in approving the proposed acquisition of Complete Energy.

Our founding stockholder and the two directors who directly own GSCAC shares have waived their rights to receive any liquidation proceeds if we fail to complete a business combination by June 25, 2009 and thereafter liquidate. Accordingly, their shares of common stock and warrants to purchase common stock will be worthless if we do not complete the acquisition of Complete Energy or another business combination by June 25, 2009. Because Messrs. Eckert, Frank and Kaufman have ownership interests in GSC Group and consequently an indirect ownership interest in our founding stockholder and GSCAC, they also have a conflict of interest in determining whether Complete Energy is an appropriate target business for us and our stockholders. These ownership interests may influence their motivation in identifying and selecting Complete Energy as an appropriate target business for our initial business combination and in timely completing the acquisition of Complete Energy. The exercise of discretion by our officers and directors in identifying and selecting one or more suitable target businesses may result in a conflict of interest when determining whether the terms, conditions and timing of the acquisition of Complete Energy are appropriate and in our stockholders’ best interest. For a more detailed discussion of these interests, see “Interests of Certain Persons in the Acquisition—GSCAC.”

If Complete Energy has breached any of its representations, warranties or covenants set forth in the merger agreement, we may not have a remedy for losses arising therefrom.

None of Complete Energy, its owners, its lenders or any other persons will indemnify us for any losses we realize as a result of any breach by Complete Energy of any of its representations, warranties or covenants set forth in the merger agreement. Moreover, none of the representations, warranties or pre-closing covenants contained in the merger agreement will survive the completion of the merger, so our rights to pursue a remedy for breach of any such representation, warranty or pre-closing covenant will terminate upon completion of the merger.

The transaction costs associated with our proposed acquisition of Complete Energy will be substantial, whether or not this acquisition is completed.

We have already incurred significant costs, and expect to incur significant additional costs, associated with our proposed acquisition of Complete Energy, whether or not this acquisition is completed. These costs will reduce the amount of cash otherwise available for the payment of Complete Energy debt and other corporate purposes. We estimate that we will incur direct transaction costs of approximately $           million associated with the acquisition of Complete Energy and related transactions, which will be included as a part of the total purchase cost for accounting purposes if the acquisition is completed. There is no assurance that the actual costs may not exceed these estimates. There is also no assurance that the significant costs associated with this proposed acquisition will prove to be justified in light of the benefit ultimately realized, whether or not the acquisition is completed.

The AMEX may delist our securities, which could make it more difficult for our stockholders to sell their securities and subject us to additional trading restrictions.

Our securities are currently listed on the AMEX. We intend to seek to have our securities approved for listing on the NYSE or NASDAQ following completion of the acquisition. We cannot assure you that our securities will continue to be listed on the AMEX, as we might not meet certain continued listing standards such as income from continuing operations, or that our securities will be approved for listing on the NYSE or NASDAQ. Additionally, until such time as we voluntarily delist from the AMEX in connection with our acquisition of Complete Energy, the AMEX may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If we fail to have our securities listed on the NYSE or NASDAQ and the AMEX delists our securities from trading, we could face significant consequences including:

•	limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Delaware law and our second amended and restated charter may impede or discourage a takeover that our stockholders may consider favorable.

Our second amended and restated charter includes certain provisions that may impede or discourage a third party from acquiring us. These provisions include:

•	a classified board of directors with staggered three-year terms;

•
the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue up to an additional [   ],000,000 authorized but unissued shares of common stock; and

•	the inability of stockholders generally to act by written consent or to call special meetings.

These provisions could have the effect of delaying, deferring or preventing a change in control, discourage others from making tender offers for our shares, lower the market price of our stock or impede the ability of our stockholders to change our management, even if such changes would be beneficial to our stockholders.

Risks Associated with Our Organizational Structure After the Acquisition of Complete Energy

We may not acquire 100% ownership of Complete Energy or its facilities.

Complete Energy currently owns, indirectly, only 60% of the La Paloma facility and approximately 96.3% of the Batesville facility. The LP Minority Holders and Fulcrum are not required to accept our offers to exchange their equity interests in La Paloma Acquisition and Batesville Holding, respectively, for GSCAC shares and other securities, and their acceptance of our offers is not a condition to completion of our acquisition of Complete Energy. Accordingly, we may not be successful in acquiring 100% of the direct and indirect ownership interests in the La Paloma and Batesville facilities. Unless we own at least 80% of La Paloma Acquisition, our ability to operate the La Paloma facility will be subject to certain approval rights that will be retained by the LP Minority Holders pursuant to the La Paloma Acquisition LLC Agreement. Such approval rights would require that we obtain the approval of LP Minority Holders owning at least a majority of the equity interests in La Paloma Acquisition owned by persons other than Complete Energy and its affiliates before taking certain actions such as, subject to certain specified exceptions, engaging in sales of assets or mergers of La Paloma Acquisition, acquiring more than $10 million of assets (which could include expansion of the La Paloma facility) incurring more than $25 million of indebtedness, approving any budget for La Paloma Acquisition, amending or terminating certain agreements of the La Paloma facility, and permitting La Paloma Acquisition to engage in related party transactions or agreements, file bankruptcy, dissolve or issue any equity interests.

Complete Energy and the LP Minority Holders are also party to an Exchange Agreement dated as of August 16, 2005, pursuant to which the LP Minority Holders have a right to exchange their units in La Paloma Acquisition for class A common units of Complete Energy if Hugh Tarpley, Milton Scott, Peter Dailey, Lori Cuervo and Engage Investments, L.P. cease to beneficially own at least 25% of Complete Energy and if the LP Minority Holders who hold a majority of the 40% interest in La Paloma Acquisition elect to exchange their interests within 60 days of being notified of the change of ownership in Complete Energy. Our acquisition of Complete Energy would trigger this exchange right. Accordingly, the LP Minority Holders will have a right to exchange their ownership interests in La Paloma Acquisition for ownership interests in Complete Energy that have the same fair market value (determined as described in “Offers to the LP Minority Holders and Fulcrum”). The Exchange Agreement also gives the LP Minority Holders a right to exchange their interests in La Paloma Acquisition for shares of Complete Energy (based on their fair market value and trading price, respectively) if Complete Energy engages in a public offering of its equity securities for cash pursuant to an effective registration statement under the Securities Act.

Because we cannot predict whether, and the extent to which, the LP Minority Holders will accept our tag-along offer or exercise their exchange rights or whether Fulcrum will accept our offer to exchange its ownership interests in Batesville Holding, we cannot determine at this time the percentage ownership of Complete Energy, La Paloma Acquisition or Batesville Holding that we will own following completion of the acquisition.

After we complete our proposed acquisition of Complete Energy, our only material assets will be the Class A units of Holdco Sub, and we will accordingly be dependent upon distributions from Holdco Sub to pay our expenses, taxes and dividends (if and when declared by our board of directors, and subject to any restrictions contained in our debt agreements or Delaware law).

After the completion of the merger, GSCAC will be a holding company and will conduct all of our operations through our subsidiary Holdco Sub, which will indirectly own our ownership interests in Complete Energy. GSCAC will have no material assets other than its direct ownership of membership interests in Holdco Sub, and no independent means of generating revenue. To the extent GSCAC needs funds and Holdco Sub is restricted from making distributions under applicable law or regulation or restrictions set forth in the limited liability company agreement of Holdco Sub or other agreement, or is otherwise unable to provide such funds, we may have difficulty meeting our corporate obligations and it will materially adversely affect our business, liquidity, financial condition and results of operations.

Our ability to pay dividends will also be restricted by Complete Energy’s current and future agreements governing its debt as well as Delaware law.  Under the Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, calculated in accordance with Delaware law, or out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent that we do not have adequate surplus or net profits, we will be prohibited from paying dividends.

Our corporate structure may result in conflicts of interest between our stockholders and the holders of membership interests in Holdco Sub.

Our corporate structure is similar to that of an umbrella partnership real estate investment trust, which means that we hold our assets and conduct substantially all of our operations through an operating company (Holdco Sub). Persons holding membership interests in Holdco Sub have the right to vote on certain amendments to the limited liability company agreement of Holdco Sub, as well as limited other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As we will be the managing member of Holdco Sub, we have fiduciary duties to the members of Holdco Sub that may conflict with the fiduciary duties of our officers and directors owed to our stockholders. These conflicts may result in decisions that are not in the best interests of our stockholders.

Risks Associated with a Failure to Complete the Proposed Acquisition

If our proposals are not approved or if stockholders holding 20% or more of the IPO shares vote against the acquisition proposal and properly exercise their conversion rights, GSCAC may ultimately be forced to liquidate, in which case you may receive less than $10.00 per share for your GSCAC common stock and your warrants may expire worthless.

If our proposals are not approved or if stockholders holding 20% or more of the IPO shares vote against the acquisition proposal and properly exercise their rights to convert their IPO shares into cash, the acquisition of Complete Energy will not be completed and we will not convert any IPO shares into cash. While we will continue to search for a suitable target business, a failure to complete the proposed acquisition of Complete Energy could negatively impact the market price of GSCAC’s common stock and may make it more difficult for GSCAC to attract another acquisition candidate and any future acquisition candidates may use our time constraints to our detriment in negotiating acquisition terms.

If we do not complete a business combination by June 25, 2009, our company will be required to liquidate. In any liquidation, the net proceeds of our IPO held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of our IPO shares. If we are required to liquidate, the per-share liquidation value to be distributed to the holders of our IPO shares will be less than $10.00 because of the expenses of the IPO, our general and administrative expenses and the costs of seeking an initial business combination, but it will include the interest accrued thereon until the date of liquidation.  The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of our stockholders.  Furthermore, our outstanding warrants are not entitled to participate in a liquidation distribution and the warrants will therefore expire worthless if we liquidate before completing an initial business combination. As a result, purchasers of our warrants will not receive any money for such warrants in the event of our liquidation.

If we are required to liquidate, our stockholders may be held liable for third parties’ claims against us to the extent of distributions received by them following our liquidation.

If we have not completed an initial business combination by June 25, 2009, our corporate existence will cease except for the purposes of winding up our affairs and dissolving our corporate existence. Under Delaware law, stockholders of a dissolved corporation may be held liable for claims by third parties against the corporation to the extent of distributions received by those stockholders in the dissolution. However, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, the liability of stockholders with respect to any claim against the corporation is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder. In addition, if the corporation undertakes additional specified procedures, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidation distributions are made to stockholders, any liability of stockholders would be barred with respect to any claim on which an action, suit or proceeding is not brought by the third anniversary of the dissolution (or such longer period directed by the Delaware Court of Chancery). While we intend to adopt a plan of dissolution making reasonable provision for claims against GSCAC in compliance with Delaware law, we do not intend to comply with these additional procedures, as we instead intend to distribute the balance in the trust account to our public stockholders as promptly as practicable following termination of our corporate existence. Accordingly, any liability our stockholders may have could extend beyond the third anniversary of our dissolution. We cannot assure you that any reserves for claims and liabilities that we believe to be reasonably adequate when we adopt our plan of dissolution will suffice. If such reserves are insufficient, stockholders who receive liquidation distributions may subsequently be held liable for claims by creditors of the company to the extent of such distributions.

PROPOSAL I – APPROVAL OF THE ACQUISITION

The discussion in this proxy statement of the acquisition and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference.

Description of the Acquisition

We are proposing to acquire Complete Energy pursuant to a merger agreement that provides for the merger of Merger Sub with and into Complete Energy, with Complete Energy surviving the merger as an indirect subsidiary of GSCAC. Complete Energy currently owns 60% of La Paloma Acquisition, which indirectly owns the La Paloma facility, and 96.3% of CEP Batesville Acquisition, LLC (“Batesville Acquisition”), which directly owns the Batesville facility. In connection with the acquisition, we are also proposing to acquire the minority interests in La Paloma Acquisition and Batesville Holding, although the acquisitions of these minority interests are not a condition to completion of the acquisition. Depending on the level of acceptances we receive to our offers to acquire these minority interests, Complete Energy expects to indirectly own between 60% and 100% of the interests in the La Paloma facility and between 96.3% and 100% of the interests in the Batesville facility. See “Offers to LP Minority Holders and Fulcrum.”

Background of the Merger

The terms of the merger agreement and the other transaction documents are the result of arms-length negotiations between our representatives and those of Complete Energy. The following is a brief discussion of the background of these negotiations and the proposed transactions.

We are a blank check company formed on October 26, 2006 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses or assets, which we refer to as our initial business combination. The registration statement for our IPO was declared effective June 25, 2007. On June 28, 2007, we consummated a private placement of 4,000,000 warrants to our founding stockholder at $1.00 per warrant, generating gross proceeds of $4 million. On June 29, 2007, our IPO of 20,700,000 units was consummated, including 2,700,000 units subject to the underwriters’ over-allotment option.  Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $7.50 per share, subject to adjustment.  The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $207 million. A total of approximately $201.7 million, including $191.5 million of the IPO proceeds net of the underwriters’ discounts and commissions and offering costs, $4 million from the sale of warrants to our founding stockholder and $6.2 million of deferred underwriting discounts and commissions, has been placed in a trust account (the “trust account”) at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee. Except for a portion of the interest income permitted to be released to us, the proceeds held in trust will not be released from the trust account until the earlier of the completion of our initial business combination or our liquidation. Based on our charter, up to a total of $2.4 million of interest income (net of taxes payable) may be released to us to fund our working capital requirements, subject to availability. For the period from inception to June 30, 2008, approximately $2.4 million was released to us in accordance with these terms. As of June 30, 2008, the balance in the trust account was approximately $203 million.

After our IPO, our officers and directors commenced an active search for prospective businesses and assets to acquire in our initial business combination. Representatives of GSCAC contacted numerous individuals and entities to solicit ideas for acquisition opportunities, including investment bankers, venture capital funds, private equity funds, hedge funds, general business brokers and other members of the financial community. Our officers and directors and their affiliates also brought to our attention target business candidates, and we held weekly meetings with representatives of GSC Group for this purpose. During this search process, GSCAC reviewed more than 100 acquisition opportunities, entered into confidentiality agreements with approximately 50 possible target companies (or their representatives) and conducted due diligence reviews of approximately seven operating businesses. We completed our due diligence efforts and engaged in negotiations regarding the definitive terms of a transaction agreement with respect to only one operating company other than Complete Energy. We ultimately determined to abandon each of our other potential acquisition opportunities either due to a lack of interest by the sellers or because we concluded that the target business and the terms of a potential combination would not be a suitable acquisition for GSCAC, particularly in comparison to Complete Energy.

One of the business contacts that GSCAC made after our IPO mentioned Complete Energy as a possible acquisition candidate. Accordingly, in early September, 2007, William Hallisey, a managing director of GSC Group, contacted Hugh Tarpley, one of the Complete Energy’s owners and executives, to inquire as to whether Complete Energy would be interested in a potential sale transaction with GSCAC. Mr. Tarpley indicated a willingness to explore the possibility of such a transaction and asked Mr. Hallisey to arrange for GSCAC to enter into a confidentiality agreement with Complete Energy.

On September 26, 2007, we entered into a confidentiality agreement with Complete Energy and thereafter Messrs. Hallisey and Tarpley exchanged certain background materials regarding the respective companies and businesses.

On October 16, 2007, Mr. Hallisey attended an initial meeting with Mr. Tarpley, Lori Cuervo, Peter Dailey and other members of the Complete Energy management team at the Duquesne Club in Pittsburgh, Pennsylvania to continue discussions regarding a potential acquisition of Complete Energy by GSCAC.

Over the next several weeks, various telephone and email communications took place between Complete Energy and GSCAC where information was exchanged to assist GSCAC in gaining a better understanding of Complete Energy’s business.

On November 6, 2007, Complete Energy issued a press release announcing that it had engaged JPMorgan as its exclusive financial advisor in a broad review of strategic alternatives in connection with its interest in the Batesville and La Paloma facilities, including the evaluation of a sale or merger of Complete Energy or the individual facilities.

In response to this press release, Mr. Hallisey contacted Mr. Tarpley and JPMorgan on November 7, 2007 to emphasize our interest in pursuing a possible transaction with Complete Energy. After further discussions with representatives of JPMorgan and Complete Energy, on November 19, 2007, we submitted to Complete Energy a non-binding indication of interest to acquire 100% of Complete Energy, including all of the equity in both the La Paloma and Batesville facilities, at an enterprise value of $1.3 billion.

In late November, 2007, we received and reviewed a confidential descriptive memorandum prepared by JPMorgan, indicating that Complete Energy was considering a sale, merger or other strategic transaction for its interests in the La Paloma and Batesville facilities and describing those interests. Subsequently, on December 18, 2007, JPMorgan requested non-binding indications of interest for the La Paloma facility, the Batesville facility or all of Complete Energy. In response to this request, on January 12, 2008, we resubmitted to JPMorgan our non-binding indication of interest to acquire 100% of Complete Energy, including all of the equity in both the La Paloma and Batesville facilities, at an enterprise value of $1.3 billion.

In December and January of 2008, we continued our initial business due diligence efforts on Complete Energy. During this time, we also had preliminary discussions with representatives of UBS regarding a potential acquisition of Complete Energy or one of its facilities and their capabilities to serve as our financial advisor.

We participated on a conference call with UBS on January 28, 2008 and then subsequently met with UBS at our offices in New York, New York on February 6, 2008 to discuss a formal engagement of UBS regarding a potential acquisition of Complete Energy or one of its facilities. We formally engaged UBS as a financial advisor on February 9, 2008.

From and after February 2008, Citigroup Global Markets Inc. (“Citi”) began providing financial advisory services to us under an engagement letter that was executed as of May 1, 2008.  Citi agreed to provide its services as a financial advisor without compensation.  Citi will be paid deferred underwriting discounts and commissions of $6.2 million upon completion of the acquisition in connection with its role as sole bookrunning manager and as an underwriter in our IPO.

On February 9, 2008, we attended a management presentation held by the Complete Energy management team at JPMorgan’s offices in New York, New York.

On or about February 11, 2008, we engaged the law firm of Davis Polk & Wardwell to act as our legal advisor in connection with the potential transaction involving Complete Energy and an accounting firm was engaged to assist with accounting due diligence.

On February 19, 2008, representatives of GSCAC, UBS and Black & Veatch, conducted a site visit of the Batesville facility in Batesville, Mississippi, and on February 20, 2008, representatives of GSCAC, UBS and Black & Veatch conducted a site visit of the La Paloma facility in McKittrick, California. Black & Veatch, an engineering, consulting and construction firm with experience in the power industry, was hired by us prior to the site visit to advise us on the power industry generally and to perform operational and environmental due diligence on both facilities. Black & Veatch worked with UBS to develop a detailed financial projection model based on Black & Veatch’s proprietary power market forecasting capabilities.

On February 20, 2008, we received a letter from JPMorgan requesting submission of a final and binding written offer for the La Paloma facility, the Batesville facility or all of Complete Energy by noon on March 11, 2008. Additionally, beginning on or about this date, we were provided access to an electronic data room containing information regarding Complete Energy’s organizational structure and the La Paloma and Batesville facilities, as well as a draft of a purchase and sale agreement proposed by Complete Energy.

Following receipt of JPMorgan’s request for submission of a final and binding written offer, we determined to focus our efforts, and those of our advisors, solely on the La Paloma facility based on our discussions with Complete Energy. Over the next several weeks, our advisors Black & Veatch, UBS, Davis Polk & Wardwell, Steptoe & Johnson and our accounting firm performed business and accounting due diligence and legal investigations with respect to the La Paloma facility to supplement our internal business due diligence efforts.

On March 6, 2008, we had a call with Complete Energy to discuss, among other things, growth strategy and business priorities of Complete Energy, expansion opportunities of the existing facilities, capabilities of the existing management team, the proposed transaction structure and potential terms of a definitive merger agreement.

On March 11, 2008, GSCAC submitted a letter to JPMorgan proposing to acquire 100% of the equity in the La Paloma facility in a merger transaction at an implied enterprise value of $900 million, with the purchase price to be paid in GSCAC shares. Under our proposal, the actual number of GSCAC shares to be issued upon the completion of the merger would be determined based on this enterprise value, adjusted for Complete Energy’s debt and cash balances and the minority interests owned by third parties in the Complete Energy subsidiary that owns the La Paloma facility. Our letter to JPMorgan included a term sheet for the merger transaction we proposed, highlighting what we believed were the key business issues in the purchase and sale agreement proposed by Complete Energy, and a list of key outstanding due diligence items.

Over the next several days, UBS and JPMorgan held discussions regarding GSCAC’s bid. The discussions related to the adequacy of the March 11, 2008 bid for the La Paloma facility and the possible expansion of the bid to include the Batesville facility.

On March 13, 2008, JPMorgan delivered to GSCAC and UBS a list of high level issues raised by GSCAC’s proposal, and asked GSCAC to consider a proposal to acquire all of Complete Energy, including both the La Paloma and the Batesville facilities. The issues identified by JPMorgan included our proposed purchase price, the structure of our proposed transaction and deal certainty. In this issues list, JPMorgan proposed that GSCAC acquire Complete Energy’s equity interests in the La Paloma facility in exchange for 58 million shares of our common stock, plus warrants to purchase 5.8 million additional shares at an exercise price of $10.00 per share. Alternatively, JPMorgan proposed that GSCAC acquire 100% of the equity interests in Complete Energy, including both the La Paloma and the Batesville facilities, in exchange for 65 million shares of our common stock, plus warrants to purchase 6.5 million additional shares at an exercise price of $10.00 per share.

On March 17, 2008, we submitted a revised proposal to JPMorgan in response to the March 13, 2008 list of high level of issues. Our response proposed an acquisition of 100% of the equity in the La Paloma facility in exchange for GSCAC shares based on an implied enterprise value of $900 million to be issued at closing, plus an additional seven million shares of our common stock to be issued if the closing price for our common stock after the merger is at least $15.00 per share for 10 consecutive business days. We communicated to JPMorgan that we remained interested in the Batesville facility at an implied enterprise value of $400 million, but that we needed to conduct additional due diligence before we would be able to submit a formal proposal.

On March 18, 2008, representatives of GSCAC met with Mr. Tarpley and Ms. Cuervo to discuss the Batesville facility. We also worked with UBS and Black & Veatch to expand our financial model to include the Batesville facility and to determine a valuation for Batesville.

On March 19, 2008, GSCAC submitted a revised proposal to acquire 100% of Complete Energy, including all of the equity in both the La Paloma and the Batesville facilities, in exchange for GSCAC shares based on an implied enterprise value of $1.3 billion to be issued at closing, plus an additional 10 million shares of our common stock if the closing price for our common stock after the merger is at least $15.00 per share for 10 consecutive business days. The revised proposal was subject to, among other things, satisfactory completion of legal and accounting due diligence with respect to the Batesville facility, as well as environmental due diligence on both facilities.

On March 20, 2008, JPMorgan sent a further revised proposal to GSCAC, which indicated a purchase price for Complete Energy based on an implied enterprise value of $900 million for 100% of the equity in the La Paloma facility and $400 million for 100% of the equity in the Batesville facility, plus 6-year warrants to purchase 10 million shares of our common stock for $0.01 per share, of which one-third would be exercisable if the closing price for our common stock is at least $12.00 per share for 10 consecutive trading days, one-third would be exercisable if the closing price for our common stock is at least $14.00 per share for 10 consecutive trading days and one-third would be exercisable if the closing price for our common stock is at least $16.00 per share for 10 consecutive trading days.

On March 25, 2008, a meeting was held at JPMorgan’s offices in New York, New York among representatives of GSCAC, UBS, Davis Polk & Wardwell, Complete Energy, JPMorgan and Vinson & Elkins LLP (“Vinson & Elkins”), counsel to Complete Energy, to discuss our respective proposals and exchange positions regarding the principal non-financial terms for a potential transaction.

On March 26, 2008, representatives of GSCAC, Davis Polk & Wardwell, Vinson & Elkins and UBS participated in a conference call to discuss alternative structures for the potential transaction.

On or about March 27, 2008, representatives of GSCAC, Complete Energy and TAMCO, in its capacity as agent for the TAMCO funds and Morgan Stanley under the existing Complete Energy note purchase agreement (hereinafter referred to in this capacity as “TAMCO, as agent”), met at JPMorgan’s offices in New York, New York to discuss the proposed transaction and various alternatives with respect to the outstanding Complete Energy mezzanine debt held by the TAMCO funds and Morgan Stanley related to the La Paloma facility. At this meeting, TAMCO proposed to exchange the existing mezzanine debt, valued at approximately $270 million, for $50 million of new mezzanine notes that would be issued to the TAMCO funds and Morgan Stanley, a cash payment of $50 million and approximately $170 million shares of GSCAC common stock.

On March 27, 2008, representatives of Davis Polk & Wardwell and Vinson & Elkins held a conference call to continue discussions regarding the positions of GSCAC and Complete Energy regarding various transaction terms. On the same day, we participated in a conference call with our advisors and Complete Energy, JPMorgan and UHY LLP, independent public accountants to Complete Energy, to discuss whether it would be possible for Complete Energy’s auditors to prepare an audit of the subsidiaries owning its La Paloma facility for the period from January 1 to August 16, 2005 (the date that Complete Energy acquired its interest in the La Paloma facility).

On March 28, 2008, our advisors Black & Veatch, UBS, Davis Polk & Wardwell and Steptoe & Johnson initiated their business and legal investigations with respect to the Batesville facility to supplement our internal business due diligence efforts. During the week of March 31, 2008, our accounting firm initiated its accounting due diligence with respect to the Batesville facility.

On April 1, 2008, representatives of Vinson & Elkins and Davis Polk & Wardwell participated on a conference call to discuss various potential transaction structures and the tax aspects of such structures.

On April 2, 2008, a conference call was held among GSCAC, Complete Energy and their respective legal counsel and financial and industry advisors to organize environmental site visits of the La Paloma and Batesville facilities by Black & Veatch.

On or about April 3, 2008, conference calls took place between GSCAC and Complete Energy and later among GSCAC, TAMCO, as agent, and Morgan Stanley to discuss the transaction structure, the terms of the mezzanine debt to be issued in the transaction to the TAMCO funds and Morgan Stanley and board representation.

On April 4, 2008, Vinson & Elkins delivered an initial draft of a merger agreement and during the week of April 7, 2008, Vinson & Elkins delivered drafts of certain of the exhibits to the merger agreement to us and to Davis Polk & Wardwell. Over the course of the next several weeks, GSCAC, Complete Energy and our respective legal counsel negotiated the terms of the merger agreement and related transaction documents.

Also on April 4, 2008, Black & Veatch conducted a site visit of the Batesville facility in connection with a summary environmental evaluation of the facility. On April 5, 2008, Black & Veatch conducted a site visit of the La Paloma facility in connection with a summary environmental evaluation of the facility.

On April 7, 2008, we engaged in discussions regarding our potential acquisition of Complete Energy with JPMorgan and following these discussions, we proposed to acquire 100% of Complete Energy, including all of the equity in the La Paloma and Batesville facilities, in exchange for GSCAC shares based on an implied enterprise value of $1.3 billion to be issued at closing, plus an additional five million shares of our common stock if the closing price for our common stock after the merger is at least $14.50 per share for 10 consecutive business days and an additional five million shares of our common stock if the closing price for our common stock after the merger is at least $15.50 per share for 10 consecutive business days. We also discussed certain key non-financial terms of the potential transaction that remained to be resolved. The parties came to agreement on these financial terms, subject to the resolution of the remaining non-financial terms and the negotiation of definitive agreements. On the same date we also had a conference call with Complete Energy, JPMorgan and UBS to discuss a preliminary draft of an investor presentation relating to the proposed acquisition.

On April 8, 2008, we received an initial draft prepared by O’Melveny & Myers, LLP (“O’Melveny & Myers”), counsel to the TAMCO funds and to TAMCO, as agent, of the covenants and events of default that would be included in the note purchase agreement relating to the proposed $50 million of new mezzanine notes (the “note purchase agreement”) that would be issued to the TAMCO funds and Morgan Stanley.

On April 9, 2008, Davis Polk & Wardwell delivered a revised draft of the merger agreement to Complete Energy, JPMorgan and Vinson & Elkins, and O’Melveny & Myers delivered a draft of the lender consent pursuant to which the TAMCO funds and Morgan Stanley would agree to exchange approximately $270 million of Complete Energy debt related to the La Paloma facility for a cash payment of $50 million, $50 million of mezzanine notes and approximately $170 million of GSCAC shares.

On April 9, 2008, we attended a meeting at the offices of Davis Polk & Wardwell in New York, New York with Complete Energy and our respective counsel and financial advisors, as applicable, to discuss issues relating to Complete Energy’s proposed draft merger agreement, the tax structure for the proposed transactions and the terms of the lender consent.

On April 10, 2008, Complete Energy delivered to us a list of issues arising from the April 9th draft merger agreement to be addressed by the parties and later that day we attended a meeting at the offices of Davis Polk & Wardwell in New York, New York with Complete Energy and our respective counsel and financial advisors, as applicable, to discuss these issues.

Also on April 10, 2008, representatives of GSCAC, Complete Energy, JPMorgan, Vinson & Elkins and Davis Polk & Wardwell met at the offices of Davis Polk & Wardwell in New York, New York to discuss certain issues raised by the initial draft delivered by O’Melveny & Myers of the covenants and events of default to be included in the note purchase agreement.

On April 11, 2008, we participated in a conference call with representatives of Complete Energy and our respective counsel to discuss the methodology to be used to calculate the number of shares to be delivered to the owners of Complete Energy and the owners of the minority interests held by third parties in the Complete Energy subsidiaries that own the La Paloma facility and the Batesville facility.

On April 14, 2008, our board of directors retained Duff & Phelps to provide an opinion as to the fairness, from a financial point of view, to the holders of GSCAC’s common stock of the consideration to be paid in the acquisition and whether Complete Energy had a fair market value equal to at least 80% of the balance in our trust account (excluding deferred underwriting discounts and commissions).

Also on April 14, 2008, we received a revised draft prepared by O’Melveny & Myers of the covenants and events of default that would be included in the note purchase agreement.

During the week of April 14, 2008, counsel for GSCAC, Complete Energy and the TAMCO funds, TAMCO, as agent, and Morgan Stanley exchanged drafts of the merger agreement and related transaction documents, and engaged in negotiations relating to such drafts.

On April 15, 2008, we received a first complete draft of the note purchase agreement from O’Melveny & Myers.

On April 16, 2008, representatives of GSCAC, Complete Energy, JPMorgan, Vinson & Elkins and Davis Polk & Wardwell met at the offices of Davis Polk & Wardwell in New York, New York to discuss the draft note purchase agreement delivered by O’Melveny & Myers. Following the meeting, Vinson & Elkins prepared a list of material issues that was reviewed by Davis Polk & Wardwell and us. This issues list was sent to TAMCO, as agent, and O’Melveny & Myers.

While our management had been keeping our board members informed about the progress of our discussions regarding a potential acquisition of Complete Energy, our board of directors had a conference call on April 17, 2008 for an informal briefing regarding the proposed transaction.  Matthew Kaufman, our president, and representatives of Davis Polk & Wardwell then reported to the board regarding the status of our negotiations with Complete Energy. On the same day, representatives of GSCAC and Complete Energy and our respective counsel and advisors met at the offices of Vinson & Elkins in New York, New York to discuss the drafts of the merger agreement, lender consent and various other transaction documents.

Also on April 17, 2008, representatives of GSCAC, Complete Energy and TAMCO, as agent, and our respective counsel and advisors met at the offices of O’Melveny & Myers in New York, New York to discuss the note purchase agreement; counsel to Morgan Stanley participated in this meeting by conference call. Over the next several weeks, drafts of the note purchase agreement were exchanged and negotiations took place relating to such drafts.

On April 18 and 19, 2008, GSCAC, Complete Energy, JPMorgan and UBS met at UBS’s offices in New York, New York to discuss a draft of the investor presentation.

On April 20, 2008, UBS distributed a revised draft of the investor presentation for review by GSCAC, Complete Energy and our advisors. Over the next two weeks, various drafts of the investor presentation were distributed and representatives of GSCAC and Complete Energy and their respective advisors met to review and revise the investor presentation.

During the weeks of April 21 and April 28, 2008, GSCAC, Complete Energy, TAMCO, as agent, and Morgan Stanley and our respective counsel prepared, reviewed and revised successive drafts of the merger agreement and other transaction documents and engaged in numerous conference calls seeking to address concerns regarding these drafts.

On April 23, 2008, GSCAC, Complete Energy and their respective counsel and financial advisors, as applicable, met to review a revised draft of the investor presentation.

On April 30, 2008, representatives of GSCAC, Complete Energy, the TAMCO funds and our respective counsel met at the offices of Vinson & Elkins, New York, New York, to discuss the draft investor presentation and open issues relating to the merger agreement, the lender consent and the related transaction documents.

During the week of May 5, 2008, GSCAC, Complete Energy, TAMCO, as agent, Morgan Stanley and our respective counsel continued to engage in negotiations regarding the terms of the merger agreement and the related transaction documents.

On May 5, 2008, our board of directors met to discuss the status of the potential Complete Energy transaction. Representatives of UBS discussed certain financial aspects of the proposed Complete Energy transaction and representatives of Duff & Phelps discussed their preliminary fairness analysis with the board. A representative of Davis Polk & Wardwell reviewed the terms of the merger agreement and related transaction documents with the board and advised the board regarding their fiduciary duties in connection with the proposed transaction.

On May 6, 2008, GSCAC, Complete Energy, TAMCO, as agent, and Morgan Stanley and our respective legal advisors met at the offices of Vinson & Elkins in New York, New York to continue discussions regarding the merger agreement, the lender consent and the related transaction documents.

On May 8, 2008, our board of directors met to consider approval of the proposed Complete Energy transactions.  At this meeting, Duff & Phelps provided its fairness presentation and orally delivered its opinion, confirmed by delivery of a written opinion dated May 8, 2008, to our board of directors subject to the qualifications, limitations and assumptions set forth therein that as of that date, the consideration to be paid by GSCAC in the acquisition is fair, from a financial point of view, to the holders of GSCAC’s common stock and the fair market value of Complete Energy was equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions). See “Summary of the Duff & Phelps Fairness Opinion.”

After review and discussion, the members of the board who were present at the meeting unanimously approved the merger agreement and related transactions documents, determined that it was advisable and in the best interests of GSCAC and our stockholders to consummate the merger and the other transactions contemplated by the merger agreement and determined to recommend the approval of the acquisition to our stockholders, subject to the negotiation of the final terms of the merger agreement and the related transaction documents. The board also determined that Complete Energy has a fair market value that will represent at least 80% of the estimated balance of the trust account (excluding deferred underwriting discounts and commissions) at the time of the proposed acquisition and that upon consummation of the merger, we would own at least 51% of the voting equity interests, and control the majority of the governing board, of Complete Energy – two requirements for an initial business combination under our charter. The board determined to ask all members to execute a unanimous written consent to evidence the board’s determinations, and thereby to ensure that the approval of the acquisition of Complete Energy and related transactions was a unanimous decision of the board. During the evening of May 8, 2008, the members of our board of directors executed a unanimous written consent approving the proposed merger, the merger agreement and related transaction documents.

On May 9, 2008, GSCAC, Complete Energy, TAMCO, as agent, the TAMCO funds and Morgan Stanley and our respective representatives negotiated the final terms of the merger agreement and related transaction documents. During the evening of May 9, 2008, after the financial markets closed in New York, the parties executed the merger agreement, the lender consent and certain related transaction agreements.

On May 12, 2008, GSCAC and Complete Energy issued a joint press release announcing the proposed acquisition of Complete Energy by GSCAC and related transactions and filed the joint press release, the final investor presentation and an investor call script with the SEC.

On May 14, 2008, GSCAC sent written offers to the LP Minority Holders to exchange their aggregate 40% ownership interests in La Paloma Acquisition upon completion of the acquisition for certain securities of GSCAC and Holdco Sub.

On May 28, 2008, GSCAC received a letter from two minority holders in La Paloma Acquisition stating that under the La Paloma Acquisition LLC Agreement, they were entitled to a tag-along offer to purchase their shares at the fair market value, as determined by an independent appraiser of nationally recognized standing, and requesting that such an offer be made.  Complete Energy responded to the letter indicating that promptly following completion of the acquisition, GSCAC intends to submit an offer to acquire the minority interests in La Paloma Acquisition from third party owners of the minority interests in accordance with the applicable “tag along” provisions of the La Paloma Acquisition LLC Agreement concerning the fair market value of the minority interests, taking into consideration all relevant discounts. On June 13, 2008, the two minority holders responded to Complete Energy’s correspondence stating that their “tag along” offer must be made prior to completion of the acquisition.

On June 26, 2008, GSCAC made an offer to Fulcrum to exchange Fulcrum’s ownership interests in the Complete Energy subsidiary that owns the Batesville facility.  The offer to Fulcrum expires at the close of business on July 30, 2008.

Factors Considered by the GSCAC Board in Approving the Acquisition

In seeking out candidates for our initial business combination, our board of directors and management developed a variety of criteria and guidelines to assist us in identifying a potential opportunity, including the following (not listed in any particular order):

•	financial condition and historical results of operations;

•	growth potential;

•	profit margin and cash flow conversion opportunities;

•	experience and skill of management;

•	reputation and quality of management team and brand;

•	capital requirements;

•	stage of development of the business and its products or services;

•	existing distribution arrangements and the potential for expansion;

•	degree of current or potential market acceptance of the products or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market sectors in which target business participates;

•	degree to which GSC Group’s investment professionals have investment experience in the target business’s industry;

•	ability for GSC Group to add value post business combination; and

•	macro competitive dynamics in the industry within which each company competes.

These criteria were not intended to be exhaustive, but our management believed that these considerations should be of particular importance.

In evaluating the potential acquisition of Complete Energy, our board of directors considered a wide range of business, financial and other factors and believes that the non-exhaustive list below, which are all of the material factors considered by our board of directors, strongly supports its determination to approve the merger and related transactions. The GSCAC board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In addition, individual members of the GSCAC board of directors may have given different weight to different factors.

Business Factors

•
High quality assets. We believe that the La Paloma facility is one of the most efficient fossil-fueled generation stations in California and is strategically positioned to serve both the Northern and Southern California markets. The Batesville facility in Mississippi is a highly efficient, fossil-fueled facility that is strategically located in the center of the high growth SERC market and can serve both TVA and Entergy customers.

•
Experienced management team. Post merger, Complete Energy will continue to be led by Mr. Tarpley and Ms. Cuervo, two of the founders of Complete Energy and industry veterans with 45 combined years of experience managing and growing large power generation companies.

•
High replacement cost for comparable assets. The replacement cost for comparable assets has risen substantially over the past several years and is expected to continue to escalate in part due to the global demand for infrastructure for power generation.

•
Potential for growth (La Paloma facility). The factors driving growth of the La Paloma facility include (1) the lagging development in new generating capacity relative to strong demand growth in California; reserve margins are near required minimums due to strong load growth and limited new build activity; (2) the necessity for power revenues to increase substantially to stimulate the construction of new generating assets; (3) the long lead time (three to five years) for development is likely to keep the region constrained for the foreseeable future; and (4) the La Paloma facility’s ability to capitalize on “brownfield” expansion opportunities.

•
Potential for growth (Batesville facility).  The key growth factors for the Batesville facility include: (1) an improving supply/demand balance supported by load growth as a result of above-average population and economic growth in the southeastern U.S.; (2) capacity adjustments as coal plants are retired and/or the economics of competing operating facilities change; and (3) SERC is dominated by aging coal-fired generation nearing design life limits and exposed to potential climate-change legislation.

•
Potential for growth (Complete Energy). The key growth factors for Complete Energy (as a whole) include: (1) the potential to grow through acquisitions; and (2) the potential growth in value driven by future increases in replacement costs.

•
Expansion opportunities. The existing site of the La Paloma facility is well situated for a number of potential expansion projects, including the addition of a fifth unit or the development of a solar farm. Also, there is potential for an additional unit at the Batesville facility. These “brownfield” expansion projects can be completed at a material discount to “greenfield” construction costs due to efficiencies in utilizing existing plant, transmissions, and water and balance of plant infrastructure.

•
Opportunities to benefit from access to capital markets. Access to capital through the public equity market should enable Complete Energy’s management team to execute Complete Energy’s objectives for expansion of its existing facilities and to capitalize on acquisition opportunities to expand the scope of scale of its operations.

•
Potential to realize value from acquisitions. Currently, we believe there are over 17,000 MW of generating capacity available for sale in the U.S. Complete Energy’s management team is well positioned to execute on an acquisition strategy based on their acquisition and operating experience as well as access to public capital.

•
Favorable due diligence outcome. GSCAC and its advisors conducted a significant amount due diligence on Complete Energy and both of the La Paloma and Batesville facilities, and the results of the due diligence effort were favorable.

Financial Factors

•
Strong and relatively stable cash flow. Three of the four La Paloma facility units are contracted through a tolling agreement with Morgan Stanley Capital Group and all of the Batesville facility’s output is sold under long-term power purchase agreements with J. Aron & Company and the South Mississippi Electric Power Association, in each case providing stable and predictable cash flows for several years.

•
Strong balance sheet. The board of directors considered that the project-level debt in connection with both the La Paloma facility and the Batesville facility would remain in place after the completion of the acquisition and the fact that such project-level debt was issued on attractive terms. GSCAC believes that the pro forma net debt in the amount of approximately $672 million (or $361/kW) is conservative for the business. As a result, we expect Complete Energy to have debt capacity available to take advantage of growth, expansion and acquisition opportunities.

•	The attractive purchase price relative to replacement costs in the power generation industry. Pro forma enterprise value represents a discount of more than 40% to estimated blended replacement cost.

•
The financial presentation of Duff & Phelps and the opinion dated May 8, 2008 delivered by Duff & Phelps. Duff & Phelps delivered its opinion dated May 8, 2008 to our board of directors subject to the assumptions, limitations and qualifications set forth therein that as of the date of the opinion, the consideration to be paid by GSCAC in the acquisition is fair, from a financial point of view, to the holders of GSCAC’s common stock and the fair market value of Complete Energy was equal to 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions). The full text of Duff and Phelps’ opinion dated May 8, 2008 is attached to this proxy statement as Annex D. See also “Summary of the Duff & Phelps Fairness Opinion.”

•
Financial projection model. Our board of directors considered a detailed financial projection model that Black & Veatch prepared with UBS based on Black & Veatch’s proprietary power market forecasting capabilities. The financial projection model was one of several criteria used by the board of directors in determining that the consideration to be paid for Complete Energy was appropriate.

Other Factors

•
Continuing ownership of Complete Energy owners. The current owners of Complete Energy and its subsidiaries will not receive any cash consideration in the merger or related transactions; they will receive only GSCAC shares and Holdco Sub securities.

•
Alignment of Interests between Complete Energy stakeholders and our stockholders. As a result of the merger and related transactions, the TAMCO funds (under common investment management) will become Complete Energy Holdings Corporation’s largest block of stockholders with approximately 25.5% ownership; GSCAC’s existing stockholders are expected to collectively own approximately 57% of Complete Energy Holdings Corporation; the current owners of Complete Energy are expected to own approximately 12.5% of Complete Energy Holdings Corporation; and Morgan Stanley is expected to own approximately 5.1% of Complete Energy Holdings Corporation, in each case on a fully-diluted basis and assuming that no GSCAC stockholders elect to convert their shares into cash. Accordingly, the interests of all of these Complete Energy stakeholders will be aligned with those of our existing stockholders.

•	TAMCO equity ownership. The TAMCO funds were willing to exchange a portion of the outstanding La Paloma debt for equity in GSCAC.

Our board of directors also considered certain negative factors associated with the proposed merger and related transactions but determined that the positive factors cited above strongly outweighed these negative factors. The negative factors considered by the GSCAC board included:

•
Limited availability of public information regarding comparable companies. The information that GSCAC has access to regarding comparable companies is limited.  Additionally, public companies owning larger generation portfolios with assets utilizing alternative fuels and technologies and operating in different regions are potentially comparable on a plant basis, but do not actually compare at an enterprise level.

•
Expiration of lock-up 180 days after completion of the merger. Sales of GSCAC shares by Complete Energy owners and certain stakeholders after the expiration of the lock-up period could have an adverse effect on the price of GSCAC’s common stock.

•
Complexity of “UP-C” structure. The fact that certain of our stockholders will own Class A shares and certain of our stockholders – the current owners of Complete Energy and, if they accept our offers, the current owners of minority interests in La Paloma Acquisition and Batesville Holding – will own Class B shares and Class B, C and D units of Holdco Sub adds complexity to our capital structure. However, the terms of the transaction documents, including the Holdco Sub LLC Agreement and our second amended and restated charter, have been prepared to afford the owners of Class B shares and Class B units of Holdco Sub rights that are substantially equivalent to ownership of Class A shares. Because the holders of Class B shares and Class B, C and D units of Holdco Sub have limited rights to transfer these securities, we expect that over time there will be fewer of these securities outstanding as the holders exchange their Class B shares and Class B units of Holdco Sub for Class A shares, including for purposes of transferring their securities to unaffiliated third parties.

•
Lack of public reporting capability. Complete Energy’s corporate staff, who will become employees of GSCAC at closing, does not to our knowledge have experience with the requirements of public reporting due to the fact the Complete Energy is a private company, as were the businesses that Complete Energy acquired (the La Paloma facility and the Batesville facility). After the completion of the merger, we will need to build new reporting capabilities for Complete Energy to meet the requirements of a publicly-traded company.

•
Limited remedies if Complete Energy breaches the merger agreement. The merger agreement significantly limits our ability to pursue claims against Complete Energy for breaches of the merger agreement. Additionally, there is no escrow of any portion of the merger consideration and, as a result, after completion of the merger, our ability to recover on any potential claims is limited.

•
Regulatory approvals. Our board of directors considered the regulatory approvals required to complete the proposed transactions and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. Our board of directors further considered the potential length of the regulatory approval process.

•
Potential for major operational issues. Due to the nature of the operations of the La Paloma facility and the Batesville facility there is a potential for major operational issues that could result in lost revenue and significant repair costs. The Batesville facility experienced significant operational issues in 2007; however, through the feedback received from our operational due diligence performed by Black & Veatch and information provided by Complete Energy, we believe that these issues have been resolved and are the result of non-recurring causes.

Recommendation of the GSCAC Board; Additional Considerations of the GSCAC Board

By written consent dated May 8, 2008, GSCAC’s board of directors unanimously:

•
determined that (1) Complete Energy has a fair market value that represents at least 80% of the estimated balance of the trust account (excluding deferred underwriting discounts and commissions), (2) upon completion of the acquisition, GSCAC will own at least 51% of the voting equity interests of Complete Energy and control the majority of the governing board of Complete Energy, (3) the acquisition constitutes an “Initial Business Combination” under GSCAC’s charter and (4) that the merger and the merger agreement, the amendments to GSCAC’s charter and the related transactions are advisable, fair to and in the best interests of GSCAC and its stockholders,

•
approved the merger agreement and the transactions contemplated thereby (including the proposed merger between Merger Sub and Complete Energy), the amended and restated charter of GSCAC, the lender consent, the stock option plan and other related transactions, and

•	determined to recommend that stockholders of GSCAC approve the acquisition proposal, including the amendments to the charter and the issuance of GSCAC’s common shares in the merger.

In approving the transaction and making these recommendations, GSCAC’s board of directors consulted with GSCAC’s management as well as its outside legal counsel and financial advisors, as applicable, and it carefully considered the following factors:

•	all the reasons described above under “—Factors Considered by the GSCAC Board in Approving the Acquisition,”

•	information concerning the business, assets, capital structure, financial performance and condition and prospects of Complete Energy, focusing in particular on the quality of Complete Energy’s assets,

•
the possibility, as alternatives to the merger, of pursuing an acquisition of or a business combination with a firm other than Complete Energy and the GSCAC board’s conclusion that a transaction with Complete Energy is more feasible, and is expected to yield greater benefits, than the likely alternatives. The GSCAC board reached this conclusion for reasons including Complete Energy’s interest in pursuing a transaction with GSCAC, GSCAC’s view that the transaction could be acceptably completed from a timing and regulatory standpoint, and GSCAC management’s assessment of the alternatives and the expected benefits of the merger and compatibility of the companies, as described under “Factors Considered by the GSCAC Board in Approving the Acquisition” above,

•	the composition and strength of the expected senior management of Complete Energy,

•
that, while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and, as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by the GSCAC stockholders (see “The Merger Agreement—Conditions to Closing”), and

•
the terms and structure of the merger and the terms and conditions of the merger agreement, including the consideration to be paid, the termination rights of the parties and the ability of our board to change its recommendation of the acquisition if it receives a more favorable proposal (see “The Merger Agreement—Conditions to Closing,” “The Merger Agreement—Termination” and “The Merger Agreement—Exclusivity: Change in Recommendation by the GSCAC Board”).

In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, GSCAC’s board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors’ ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of GSCAC’s management and management’s analysis of the proposed merger based on information received from GSCAC’s legal, financial and accounting advisors. In considering the factors described above, individual members of GSCAC’s board of directors may have given different weight to different factors. GSCAC’s board of directors considered all these factors together and, on the whole, thought them to be favorable to, and to support, its determination.

Summary of the Duff & Phelps Fairness Opinion

The GSCAC board engaged Duff & Phelps as an independent financial advisor in connection with the acquisition.  Pursuant to its engagement letter dated April 14, 2008, on May 8, 2008, Duff & Phelps rendered its oral opinion (subsequently confirmed in writing as of May 8, 2008) to the GSCAC board to the effect that, subject to the assumptions, limitations and qualifications set forth therein, as of May 8, 2008, (1) the consideration to be paid by

GSCAC in the acquisition is fair, from a financial point of view, to the holders of GSCAC’s common stock and (2) Complete Energy has a fair market value equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions).  The opinion was approved by Duff & Phelps’ internal opinion committee.

Duff and Phelps’ opinion was directed to the GSCAC board and only addressed (1) the fairness, from a financial point of view, to the holders of GSCAC’s common stock of the consideration to be paid by GSCAC in the acquisition and (2) whether Complete Energy has a fair market value equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions), and does not address any other aspect or implication of the acquisition.  The summary of Duff & Phelps’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion.  We encourage you to carefully read the full text of Duff & Phelps’ written opinion.  However, neither Duff & Phelps’ written opinion nor the summary of its related analysis is intended to be, and do not constitute advice or a recommendation to any stockholders as to how such stockholder should act or vote with respect to the acquisition.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances.  Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general and with respect to similar transactions, in particular.  Duff & Phelps’ due diligence with respect to the acquisition included, but was not limited to, the items summarized below:

•
Discussed the operations, financial conditions, future prospects and projected operations and performance of GSCAC and Complete Energy, respectively, and the acquisition with the management of Complete Energy and GSCAC.

•	Reviewed certain publicly available financial statements and other business and financial information of GSCAC and Complete Energy, respectively, and the industries in which Complete Energy operates.

•
Reviewed certain internal financial statements and other financial and operating data concerning GSCAC and Complete Energy, respectively, which GSCAC and Complete Energy have respectively identified as being the most current financial statements available.

•	Reviewed certain financial forecasts as prepared by the management of GSCAC and Complete Energy.

•	Reviewed a draft of the merger agreement and the exhibits thereto dated May 7, 2008.

•	Reviewed the historical trading price and trading volume of the publicly traded securities of certain other companies which Duff & Phelps deemed relevant.

•	Compared the financial performance of Complete Energy with that of certain other publicly traded companies that Duff & Phelps deemed relevant.

•	Compared certain financial terms of the acquisition to financial terms, to the extent publicly available, of certain other business combination transactions that Duff & Phelps deemed relevant.

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the acquisition, Duff & Phelps has with the consent of GSCAC:

•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to Duff & Phelps from private sources, including the management of GSCAC and did not independently verify such information;

•
assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person or persons furnishing the same;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form (including, without limitation, the merger agreement) conform in all material respects to the drafts reviewed;

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the acquisition will be obtained without any adverse effect on GSCAC, Complete Energy or the acquisition;

•
assumed without verification the accuracy and adequacy of the legal advice given by counsel to GSCAC and Complete Energy on all legal matters with respect to the acquisition and assumed all procedures required by law to be taken in connection with the acquisition have been, or will be, duly, validly and timely taken and that the acquisition will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable statutes, rules and regulations;

•
assumed that all of the conditions required to implement the acquisition will be satisfied and that the acquisition will be completed in accordance with the merger agreement, without any amendments thereto or any waivers of the terms or conditions thereof, and assumed that all representations and warranties of each party to the merger agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party; and

•	has not made any independent evaluation, appraisal or physical inspection of GSCAC’s or Complete Energy’s solvency or any specific assets or liabilities (contingent or otherwise).

Duff & Phelps’ opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either GSCAC’s or Complete Energy’s credit worthiness or otherwise as tax advice or accounting advice.  Duff & Phelps has not been required to, and it did not, (1) negotiate the terms of the acquisition or (2) advise the GSCAC board or any other party with respect to alternatives to the acquisition.

In Duff & Phelps’ analysis and in connection with the preparation of its opinion, it has made numerous assumptions with respect to industry, performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the acquisition.  To the extent that any of the foregoing assumptions or any of the facts on which its opinion is based prove to be untrue in any material respect, its opinion cannot and should not be relied upon.  In connection with its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of GSCAC’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public stockholders of GSCAC in the acquisition, or with respect to the fairness of any such compensation.  In addition, Duff & Phelps is not expressing any opinion as to the market price or the value of GSCAC’s common stock after the announcement of the acquisition.

Duff & Phelps prepared its opinion effective as of May 8, 2008.  Duff & Phelps’ opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of May 8, 2008 and Duff & Phelps disclaimed any undertaking or obligation to update its opinion or advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after May 8, 2008.

In connection with rendering its opinion, Duff & Phelps made a presentation to the GSCAC board on May 8, 2008 with respect to the material analyses performed by Duff & Phelps in arriving at its opinion.  The following is a summary of that presentation.  The summary includes information presented in tabular format.  In order to understand fully the financial analyses used by Duff & Phelps, these tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or prior to May 8, 2008, and is not necessarily indicative of current or future market conditions.

The summary of Duff & Phelps’ valuation analyses is not a complete description of the analysis underlying its opinion.  The preparation of this opinion was a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of the these methods to the unique facts and circumstances presented.  As a consequence, neither this opinion nor its underlying analyses is readily susceptible to partial analysis or summary description.

The implied reference value ranges indicated by Duff & Phelps’ analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, any analysis relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of GSCAC and Duff & Phelps.  Much of the information used in, and accordingly the results of Duff & Phelps’ analyses are inherently subject to substantial uncertainty.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of an asset.  “Present value” refers to the current value of the future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Duff & Phelps calculated the net present value of the unlevered, after-tax cash flows of the La Paloma facility from 2008 through 2043 and the Batesville facility from 2008 through 2040, in each case based upon 2008 budget estimates provided by Complete Energy and forecasts provided by GSCAC for the period thereafter based upon estimates provided by Complete Energy with assumptions furnished by Complete Energy’s and GSCAC’s industry advisors.  Given the fixed life of the assets, no value was assigned to the assets beyond the projection period.  In performing this analysis, Duff & Phelps used discount rates ranging from 9.00% to 10.00% for the La Paloma facility and 9.25% to 10.25% for the Batesville facility based, respectively, on estimated weighted average costs of capital derived using the capital asset pricing model and asset specific adjustments for the La Paloma facility and the Batesville facility.

This discounted cash flow analysis indicated a range of enterprise values for (1) the La Paloma facility of $850 million to $960 million, (2) the Batesville facility of $470 million to $540 million, and (3) both facilities of $1,320 million to $1,500 million, as compared with the enterprise value implied by the consideration to be paid in the acquisition of between $1,300 million to $1,400 million.  Duff & Phelps noted that the implied equity of Complete Energy, based on the enterprise value derived from the discounted cash flow analysis less net debt, had a fair market value equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions).

Selected Public Company Analysis

A selected public company analysis is based upon a comparison of the subject company to publicly held companies with actively traded stock.  Duff & Phelps reviewed the current trading multiples of five publicly traded companies in the independent power producing sector that it determined to be relevant to its analysis.  The five selected companies were:

•	Algonquin Power Income Fund,

•	Calpine Corporation,

•	Dynegy, Inc.,

•	Mirant Corporation, and

•	NRG Energy, Inc.

None of the companies utilized for comparative purposes in the selected public company analysis are identical to Complete Energy.  Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could effect their value relative to that of Complete Energy.

For each of the selected public companies Duff & Phelps derived and analyzed the following:

•
the ratio of its enterprise value to its respective earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) for the last twelve months (“LTM”), its estimated 2008 EBITDA and 2009 EBITDA;

•	the ratio of its enterprise value to its respective EBITDA less capex for the LTM, 2008 estimated and 2009 estimated; and

•	the ratio of its enterprise value to its respective net installed generation capacity.

The LTM for purposes of this analysis was as of December 31, 2007.  Enterprise value was calculated as the sum of the equity market value (diluted shares outstanding multiplied by the current stock price) and net indebtedness.  The management of Complete Energy provided the historical financial numbers and GSCAC provided the projected financial information.

Duff &Phelps compared the results of the above analysis to the discounted cash flow range implied by the previous DCF analysis as a multiple of Complete Energy’s historical and projected performance measures.  The following table sets forth the results of this analysis:

Performance Measure	Complete Energy Performance(1)	Selected Public Companies Enterprise Value as Multiple of Performance Measure			Complete Energy Implied DCF Value Multiple Range
		Low	Median	High
Actual 2007 Adjusted EBITDA	$80.9	9.0x	13.8x	16.9x	16.3x-18.5x
Projected 2008 Adjusted EBITDA	$97.6	7.0x	10.9x	12.7x	13.5x-15.4x
Projected 2009 EBITDA	$101.7	6.8x	8.9x	11.6x	13.0x-14.8x
Actual 2007 Adjusted EBITDA less Capex	$80.2	11.6x	21.6x	26.0x	16.5x-18.7x
Projected 2008 Adjusted EBITDA less Capex	$91.9	13.4x	19.7x	20.0x	14.4x-16.3x
Projected 2009 EBITDA less Capex	$96.8	10.2x	15.7x	17.0x	13.6x-15.5x
Installed Capacity (Mws) (Multiples for Installed Capacity are expressed as EV/kW, in $)	1859 MW	$647	$829	$1,769	$710-807

(1) The table sets forth all dollar values in USD in millions and the multiples for installed capacity are expressed as enterprise value over kW (in dollars).

This selected public company analysis had limited applicability to Complete Energy and accordingly, provided less relevant data due to the fact that, among other factors, the selected public companies are considerably larger and operate plant fleets comprised of multiple fuel types and dispatch characteristics in multiple locations within the U.S. and, in some cases, internationally.  As a result, while Duff & Phelps considered this analysis as a reference point, no valuation was derived and this analysis was given no weight in the formation of its valuation conclusion.

Selected M&A Transaction Analysis

Duff & Phelps selected merger and acquisition transactions involving target assets that it determined to be relevant to its analysis.  Duff & Phelps selected precedent transactions in either the SERC region or the Western Electricity Coordinating Council (“WECC”) region in which either a single combined-cycle, gas-fired generation asset or portfolios of combined-cycle and gas-fired generation assets were sold and both enterprise value and installed general capacity (in megawatts) were disclosed.  Duff & Phelps then calculated the implied enterprise value for each transaction and derived a multiple for each transaction of enterprise value to the target’s installed generation capacity (expressed in $ per kW).  Duff & Phelps compared the resulting multiples of the selected transactions in the WECC region to the multiple of enterprise value to installed generation capacity for the La Paloma facility implied by the consideration to be paid in the acquisition and compared the resulting multiples of the selected transactions in the SERC region to the multiple of enterprise value to installed generation capacity for the Batesville facility implied by the consideration to be paid in the acquisition.

Transactions in the WECC Region

The nine selected transactions in the WECC region were:
Date Announced	Acquiror Name/Seller
4/22/08	Sierra Pacific Resources/Reliant
8/14/07	PPM Energy, Inc./City of Klamath
6/1/2007 (cancelled)	Kgen Power Corporation/Complete Energy
5/10/2006	LS Power Equity Partners/PPM
12/27/2005	NRG Energy, Inc./West Coast Power LLC
6/21/2005	Sierra Pacific Resources/Pinnacle West
5/19/2005	Sempra Energy/Reliant
5/18/2005	Complete Energy/La Paloma Generating Company, LLC
10/15/2004	Avista Corp./Mirant

The following table sets forth the high, median, mean and low values of EV/kW ($) for the transactions in the WECC region:
EV/kW ($)
High	$836
Median	$466
Mean	$462
Low	$134

Transactions in the SERC Region

The thirteen selected transactions in the SERC region were:
Date Announced	Acquiror Name/Seller
4/3/2008 (pending)	Tennessee Valley Authority/ Southaven Power, LLC
2/15/2008 (pending)	Tennessee Valley Authority/Duke
7/31/2007	Entergy Corporation/Cogentrix
6/1/2007 (cancelled)	Kgen Power Corporation/Complete Energy
3/9/2007	ArcLight Capital Partners/Progress
1/31/2007	Entergy Gulf States, Inc./Dynegy, Inc.
12/4/2006	Kelson Energy, LLC/Calpine
5/21/2006	Duke Energy Corp./Dynegy, Inc.
5/8/2006	Southern Power Company/Progress Energy
6/13/2005	Associated Electric Cooperative, Inc./TECO
3/17/2005	Entergy Corp./Central Mississippi Gen.
1/13/2005	Tenaska Capital Management, LLC/TECO
12/20/2004	Dominion Virginia Power/Panda Rosemary

The following table sets forth the high, median, mean and low values of EV/kW ($) for the transactions in the SERC region:
EV/kW ($)
High	$719
Median	$266
Mean	$326
Low	$115

None of the transactions utilized for comparative purposes in the selected M&A transaction analysis are identical to the acquisition and accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected transactions and involves complex considerations and judgments.

The selected M&A transaction analysis has limited applicability to Complete Energy and accordingly, provided less relevant data for Duff & Phelps’ evaluation of the acquisition due to, among other factors, the following:  (1) the limited number of recent transactions in each market, (2) the limited number of transactions involving plants with similar technology and dispatch methods and (3) the limited transactions involving assets in directly comparable power markets.  As a result, while Duff & Phelps considered the selected M&A transaction analysis as an additional reference point, no valuation was derived and this analysis was given no weight in the formation of its valuation analysis.

Replacement Cost Analysis

Duff & Phelps also conducted a replacement cost analysis for each of the La Paloma and  Batesville facilities.  In conducting its analysis, Duff & Phelps reviewed new build cost estimated for the WECC (California) and SERC regions which were prepared by Black & Veatch.  Black & Veatch estimates that the 2008 combined cycle gas turbine new build costs at $1,400 per kW in the WECC region and $1,130 per kW in the SERC region.  Duff & Phelps noted that based on these estimates of Black & Veatch, the La Paloma and Batesville transaction implied enterprise values are 68% and 45%, respectively, of the regional new build costs, and accordingly, there is a 32% discount for the La Paloma facility and a 55% discount for the Batesville facility based on the value of the acquisition.  While Duff & Phelps considered this replacement cost analysis as an additional reference point, no valuation was derived and this analysis was given no weight in the formation of its valuation analysis.

Duff & Phelps’ opinion and financial analyses were only one of the many factors considered by the GSCAC board in its evaluation of the acquisition and should not be viewed as determinative of the views of the GSCAC board.

The preceding discussion is a summary of the material financial analyses furnished by Duff & Phelps to the GSCAC board, but it does not purport to be a complete description of the analyses performed by Duff & Phelps or of its presentation to the GSCAC board.  In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Several analytical methodologies were employed by Duff & Phelps in its analyses, each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect valuation techniques.  Accordingly, Duff & Phelps believes that its analyses and factors must be considered as a whole and that selecting portions of its analyses and of the factors considered by it without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion.  The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps taken as a whole.

GSCAC selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, merger and acquisition advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting.  Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

Pursuant to Duff & Phelps’ engagement letter, GSCAC agreed to pay Duff & Phelps a customary fee of $350,000, which is due and payable as follows:  $25,000 upon the execution of the engagement letter, $225,000 upon Duff & Phelps informing GSCAC that it was prepared to deliver the opinion and $100,000 upon the earlier of the closing of the acquisition and December 1, 2008.  No portion of Duff & Phelps’ fees is contingent upon the consummation of a acquisition or a conclusion reached in the opinion.  The engagement letter also provides that Duff & Phelps will, subject to GSCAC’s consent, be paid additional fees at its standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the opinion and/or assist in the preparation of or review of relevant sections of SEC disclosures, proxy materials or other documents associated with the acquisition.  In addition, GSCAC also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps, its affiliates and certain related parties arising out of Duff & Phelps’ services provided to the GSCAC board.

Other than pursuant to this engagement, during the two years preceding May 8, 2008, Duff & Phelps has not had any material relationship with any party to the acquisition for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; provided that Duff & Phelps has provided valuation services for TCW/Crescent Mezzanine generally, and has specifically provided TCW/Crescent Mezzanine valuation services in connection with its investment in a subsidiary of Complete Energy for which it has received customary compensation.

Accounting Treatment

GSCAC intends to account for the merger under the purchase method of accounting in accordance with the provisions of Statement of Financial Accounting No. 141, “Business Combination.”  The merger will be accounted for as a reverse merger.  As such, Complete Energy is deemed to be the acquirer in the merger for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Complete Energy, recorded at its historical cost basis.

Material Federal Income Tax Consequences

The following are the material U.S. federal income tax considerations with respect to the acquisition for holders of our IPO shares or warrants who hold their IPO shares or warrants as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, and it does not describe all of the tax consequences that may be relevant to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding our IPO shares or warrants as part of a hedge, straddle, conversion transaction or other integrated transaction;

•	U.S. persons (within the meaning of the Code) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax exempt organizations; and

•
Non-U.S. holders (as defined below) that own, have owned or are deemed to own or have owned: (1) more than 5% of our shares, (2) more than 5% of our warrants, or (3) warrants with a fair market value of more than 5% of the fair market value of our shares.

The following does not discuss any aspect of U.S. federal estate or gift, state, local or non-U.S. taxation. This discussion is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (the “IRS”) and all other applicable authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is not intended as and does not constitute tax advice.

If a partnership holds our IPO shares or warrants, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our IPO shares or warrants, you should consult your tax advisor.

WE URGE HOLDERS OF OUR IPO SHARES OR WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS WITH RESPECT TO THE ACQUISITION.

U.S. Holders

This section is addressed to U.S. holders of our IPO shares or warrants. For purposes of this discussion, a “U.S. holder” is a beneficial owner that is:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation, created or organized in, or under the laws of, the U.S. or any political subdivision of the U.S.;

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Reclassification of IPO Shares into Class A Shares

Each IPO share held by a holder that does not properly exercise its conversion right will be reclassified into a Class A share.  The holder will not recognize any gain or loss for U.S. federal income tax purposes as a result of the reclassification of the IPO share into a Class A share.

Conversion of IPO Shares into a Right to Receive Cash

If a holder converts an IPO share into a right to receive cash pursuant to the exercise of a conversion right as described above in “Summary of Proxy Statement─Conversion Rights,” the holder will generally recognize capital gain or loss equal to the difference between its tax basis in the IPO share and the amount realized on the conversion. The deductibility of capital losses is subject to limitations. Any capital gain or loss realized on a sale or other disposition of our IPO share will be long-term capital gain or loss if the holder’s “holding period” for the IPO share is more than one year.  However, due to the conversion right, a holder may be unable to include the time period prior to the approval of the acquisition in the holder’s “holding period.”

Cash received upon conversion will be treated as a distribution if the conversion does not effect a meaningful reduction of the holder’s percentage ownership in us (including shares such holder is deemed to own under certain attribution rules, which provide, among other things, that the holder is deemed to own any shares that it holds a warrant to acquire). Any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits.  However, for the purposes of the dividends received deduction and of “qualified dividend” treatment, due to the conversion, a rights holder may be unable to include the time period prior to the approval of the acquisition in the holder’s “holding period.”  Any distribution in excess of our earnings and profits will reduce the holder’s basis in the IPO share (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the IPO share.  If, taking into account the effect of conversion by other stockholders, the holder’s percentage ownership in us is reduced as a result of the conversion by at least 20%, the holder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the conversion, the holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction” in a transaction in which a holder held less than 1% of the shares of a corporation and did not have management control over the corporation.

Holders of IPO shares should consult their own tax advisors as to whether conversion of IPO shares will be treated as a sale or as a distribution under the Code and, if a holder actually or constructively owns 5% or more of our IPO shares before conversion, whether such holder is subject to special reporting requirements with respect to such conversion.

Conversion of Warrants

A holder of a warrant will not recognize any gain or loss for U.S. federal income tax purposes as a result of the conversion of such warrant into a warrant to acquire Class A shares.

Non-U.S. Holders

This section is addressed to non-U.S. holders of our IPO shares or warrants. For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership) that is not a U.S. holder. A “non-U.S. holder” does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the acquisition.

Reclassification of IPO Shares into Class A Shares

The consequence of the reclassification of IPO shares into Class A shares will be as described above under “U.S. Holders─Reclassification of IPO Shares into Class A shares.”

Conversion of IPO Shares into a Right to Receive Cash

If a holder converts an IPO share into a right to receive cash pursuant to the exercise of a conversion right as described above in “Summary of Proxy Statement─Conversion Rights,” the conversion generally will be treated as a sale of the IPO share (rather than as a distribution) and will not be subject to U.S. federal income tax. However, cash received upon conversion will be treated as a distribution if the conversion does not effect a meaningful reduction of the holder’s percentage ownership in us (including shares such holder is deemed to own under certain attribution rules, which provide, among other things, that the holder is deemed to own any shares that it holds a warrant to acquire). See the discussion above under “U.S. Holders─Conversion of IPO Shares into a Right to Receive Cash.”  Any such distribution will generally be subject to U.S. withholding tax at a rate of 30%, unless the holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Holders of IPO shares should consult their own tax advisors as to whether conversion of IPO shares will be treated as a sale or as a distribution under the Code as well as the potential applicability of escrow and certification requirements with regard thereto.

Conversion of Warrants

The consequence of the conversion of a warrant into a warrant to acquire shares of Class A shares will be as described above under “U.S. Holders─Conversion of Warrants.”

Regulatory Matters

U.S. Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the acquisition may not be completed unless GSCAC and Complete Energy furnish certain information to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and specified waiting period requirements have been satisfied. Pursuant to the requirements of the HSR Act, GSCAC and Complete Energy each filed Notification and Report Forms with respect to the merger with the Antitrust Division and the FTC on May 22, 2008. We were informed by the FTC on June 2, 2008 that early termination of the waiting period under the HSR Act for the proposed acquisition had been granted, effective immediately.

FERC. The acquisition requires prior authorization from the FERC under Section 203 of the FPA and the rules and regulations promulgated thereunder. The application seeking such authorization under FPA Section 203, which GSCAC and Complete Energy filed with FERC on July 25, 2008, addresses the effect (if any) of the acquisition on competition, rates and regulation and addresses cross subsidization issues. Relying on these factors, FERC will grant the application if it finds that the acquisition is consistent with the public interest and will not result in cross subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company, unless FERC determines that the cross-subsidization, pledge, or encumbrance will be consistent with the public interest. If FERC finds the acquisition is not consistent with the public interest, it will either deny the application or impose conditions on the acquisition that ensure the acquisition is consistent with the public interest. Private parties may intervene in the application proceeding and may support or protest the application.  GSCAC and Complete Energy will request that FERC limit the period for comments on the application to 21 days.  FERC may issue its order on the application at any point after expiration of the comment period; however, there can be no assurance that the FERC will issue an order before it is required to do so under Section 203. Section 203 requires only that FERC act on the application within 180 days of filing of the application and Section 203 also permits the Commission, upon a finding of good cause, to issue an order tolling, for an additional 180 days, the time to grant or deny the application.

State Filings. Complete Energy filed a pre-closing notice with the CPUC and CAISO on May 22, 2008 pursuant to Generator Operation Standard 25 for Generating Asset Owners, General Order 167, relating to the transfer of ownership of the generating asset for the La Paloma facility. In addition, Complete Energy has been advised by the CEC that no CEC approval will be required in connection with the acquisition. The consent of the Federal Communications Commission is also required relating to the transfer of control of radio authorizations held by La Paloma Generating Company, LLC (for the La Paloma facility) and LSP Energy Limited Partnership (for the Batesville facility).

General. It is possible that governmental authorities may seek regulatory concessions as conditions for granting approval of the acquisition. A regulatory body’s approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of GSCAC, Complete Energy or any of their subsidiaries, or GSCAC’s ownership of Complete Energy, or requiring asset divestitures, which conditional approval could reasonably be expected to result in a substantial detriment to GSCAC, Complete Energy and their respective subsidiaries, taken as a whole, after the closing. If this kind of approval occurs, either GSCAC or Complete Energy can decline to complete the merger under the merger agreement. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or are within the time frame contemplated by GSCAC and Complete Energy. See “The Merger Agreement—Conditions to Closing.”

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under the DGCL for holders of GSCAC common stock in connection with the proposals described in this proxy statement.

Consequences If the Acquisition Proposal Is Not Approved

If our acquisition proposal and other proposals are not approved by the requisite vote of our stockholders, or if stockholders holding 20% or more of the IPO shares vote against the acquisition proposal and properly exercise their conversion rights, we will not acquire Complete Energy, none of the IPO shares will be converted into cash and we will not seek approval of the charter proposal, the share issuance proposal or the stock option plan proposal. Although we will continue to seek other potential business combinations, a failure to complete the proposed acquisition of Complete Energy may make it more difficult for us to attract another acquisition candidate and we may not be able to complete an alternate business combination by June 25, 2009, either due to insufficient time or insufficient operating funds. If we do not consummate a business combination by June 25, 2009, our corporate existence will cease except for the purposes of winding up our affairs and liquidating.

Necessity of Stockholder Approval

We are required by our charter to obtain the approval of holders of a majority of our IPO shares voting in person or by proxy at the special meeting to enter into an initial business combination. In addition, Delaware law requires the approval of the holders of a majority of our outstanding shares to effect a disposition of substantially all of our assets, which may be deemed to occur when we use the funds contained in our trust account to repay Complete Energy debt, pay our deferred underwriting discounts and commissions and pay transaction expenses.

Prior to voting, each stockholder should consider the fact that stockholder approval of the acquisition proposal is necessary for us to complete the merger and related transactions. Each stockholder should consider the fact that if we do not complete the acquisition, GSCAC will continue as a blank check company until we find another suitable operating company to acquire, or GSCAC will be liquidated if an initial business combination is not consummated by June 25, 2009.

Required Vote

The affirmative vote of holders of a majority of the IPO shares voting in person or by proxy and the affirmative vote of holders of a majority of the outstanding shares of our common stock as of the close of business on the record date at the special meeting is required to approve the acquisition proposal. However, in accordance with our charter and the terms governing the trust account, we will not be able to complete the acquisition if the holders of 20% or more of the total number of IPO shares vote against the merger and properly exercise their rights to convert such IPO shares into a pro rata portion of our trust account. Broker non-votes, abstentions or a failure to vote on the acquisition proposal will have the same effect as a vote against the acquisition proposal but will not have the effect of converting your shares into a pro rata share of the trust account unless you affirmatively vote against the acquisition proposal and properly exercise your conversion rights as described in this proxy statement.

Recommendation

AFTER CAREFUL CONSIDERATION, GSCAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE ACQUISITION ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, GSCAC AND THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE ACQUISITION PROPOSAL.

PROPOSAL II – APPROVAL OF THE AMENDED AND RESTATED CHARTER

Assuming the acquisition proposal is approved, GSCAC stockholders are also being asked to approve the amendment and restatement of our amended and restated charter. This second amended and restated charter (the “proposed charter”) is required to effect the acquisition and, in the judgment of our board of directors, the proposed charter is necessary to adequately address the post-acquisition needs of GSCAC.

The following table sets forth a summary of the material differences between our current charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter

Name	Our current charter provides that our name is “GSC Acquisition Company.”	The proposed charter provides that our name is “Complete Energy Holdings Corporation.”

Duration of Existence	Our current charter provides that GSCAC’s existence will terminate on June 25, 2009.	The proposed charter is silent as to GSCAC’s existence, but under the DGCL, unless specified otherwise, a corporation has perpetual existence.

Provisions Specific to a Blank Check Company	Under our current charter, Article Sixth sets forth various provisions related to our operations as a blank check company prior to the consummation of a business combination.	The proposed charter does not include these blank check company provisions because, upon consummation of the acquisition, we will operate Complete Energy and cease to be a blank check company.

Classes of Common Stock	Under our current charter, GSCAC has one class of common stock.
The proposed charter provides for two classes of common stock, Class A and Class B. Immediately upon the effectiveness of the proposed charter, each share of common stock outstanding immediately prior to the completion of the acquisition will be reclassified and converted into one Class A share.

Relationship to Holdco Sub	Not applicable.
GSCAC, in its capacity as managing member of Holdco Sub, is required to perform specified obligations under the amended and restated limited liability company agreement of Holdco Sub, to ensure that non compliance would require approval of our stockholders. GSCAC is also prohibited from voting the Class A units of Holdco Sub in favor of a sale of all or substantially all of the assets of Holdco Sub or the merger, consolidation, reorganization or other combination of Holdco Sub with or into another entity unless approved by the holders of a majority of our Class A shares and Class B shares voting together as a single class.

Exchange Rights	Not applicable.
The proposed charter provides that each holder of Class B shares will be entitled (at any time and from time to time) to exchange one Class B share and one Class B unit (together) for one Class A share.

Voting Rights	Under our current charter, GSCAC common stock is entitled to one vote per share.
The proposed charter provides that each Class A share and each Class B share is entitled to one vote per share, except that Class A and Class B shares have no vote with respect to any amendments to the charter that relate solely to the terms of a series of preferred stock if the holders of the series are entitled to vote separately or with the holders of one or more other series.

	Current Charter	Proposed Charter

Dividends	Our current charter is silent as to the payment of dividends.
The proposed charter provides that dividends of cash or property may be paid on the Class A shares but no dividends (other than dividends paid in capital stock or other securities of the GSCAC) will be paid on the Class B shares. Stock dividends with respect to Class A shares may only be paid with Class A shares. Stock dividends with respect to Class B shares may only be paid with Class B shares.

Conversion Rights
If a majority of the shares issued in our IPO approve a business combination, any GSCAC stockholder holding shares of common stock issued at the IPO who votes against a business combination and property exercises its conversion rights may demand that we convert the stockholder’s IPO shares to cash.
The proposed charter does not provide for conversion rights.

Removal of Directors
Our current charter is silent as to the removal of directors but under the DGCL, directors of a corporation whose board is classified (such as GSCAC) may be removed by the stockholders only for cause and only by the holders of a majority of the shares entitled to vote at an election of directors.
Under the proposed charter, a director may be removed by the stockholders only for cause and only by the holders of a majority of the total voting power of all of GSCAC’s outstanding capital stock.

Amendment to Charter
Our current charter does not provide requirements to amend the charter in addition to those required by law. Under the DGCL, any amendment to our charter must be approved by the board in a resolution recommending the amendment and by the holders of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.

The proposed charter provides that the provisions in the proposed charter that provide for and protect the exchange rights granted to the holders of Class B shares may be amended only with the approval of the holders of at least 95% of the Class B shares voting separately as a class. The proposed charter does not establish any other requirements to amend the proposed charter in addition to those required by law.

Action by Consent of the Stockholders
Under the DGCL, unless a company’s charter provides otherwise, stockholders may act by written consent in lieu of any annual or special meeting. Our current charter is silent with respect to action by written consent.

The proposed charter generally prohibits stockholders from taking any action by written consent, so stockholders must take any actions at a duly called annual or special meeting of the stockholders. However, holders of our Class B shares or preferred stock, to the extent permitted by such preferred stock, may take actions without a meeting if a written consent is signed by the holders of outstanding shares of the relevant class having not less than the minimum number of votes necessary to authorize such action at a meeting.

Waiver of Corporate Opportunities	Our current charter does not provide for a waiver of corporate opportunities.
The proposed charter renounces any interest or expectancy of GSCAC in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to our directors who are also directors, officers, employees or consultants of any stockholder that owns more than 5% of GSCAC’s outstanding shares or any affiliate of such stockholder or their respective portfolio companies, excluding GSCAC and its subsidiaries.

Necessity of Stockholder Approval

We are required by Delaware law to obtain the approval of holders of a majority of our outstanding shares to amend our charter. Because the merger and related transactions cannot be completed unless we amend our charter, stockholder approval of the proposed charter is necessary.

Prior to voting, each stockholder should consider the fact that stockholder approval of the proposed charter is necessary for us to complete the merger and related transactions. Each stockholder should also consider the fact that if we do not complete the acquisition, GSCAC will continue as a blank check company until we find another suitable operating company to acquire, or GSCAC will be liquidated if an initial business combination is not consummated by June 25, 2009.

Required Vote

The affirmative vote of holders of a majority of the shares of our common stock outstanding on the record date is required to approve our proposed charter. Broker non-votes, abstentions or the failure to vote on the charter proposal will have the same effect as a vote against the charter proposal. The approval of our charter proposal is a condition to the approval of our acquisition proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GSCAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE OUR PROPOSED CHARTER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE CHARTER PROPOSAL.

PROPOSAL III – APPROVAL OF THE SHARE ISSUANCE PROPOSAL

Share Issuance Proposal

GSCAC’s stockholders are being asked to approve the issuance of up to 60,227,852 Class A shares and Class B shares in consideration for the merger and related transactions, including the exchange of Complete Energy debt pursuant to the lender consent and issuances to the LP Minority Holders and Fulcrum (if they accept our offers).  As of the date of this proxy statement, there are 25,200,000 shares of GSCAC’s common stock outstanding, so these issuances would represent more than 20% of our outstanding shares.  If our offers to the LP Minority Holders and Fulcrum are not accepted, no shares will be issued to the LP Minority Holders and Fulcrum and the LP Minority Holders and Fulcrum will continue to own their minority interests in La Paloma Acquisition and Batesville Holdings, respectively.

Necessity of Stockholder Approval

The AMEX Company Guide requires stockholder approval as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock or assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. Because the merger and related transactions will require the issuance by us of shares of common stock that would represent more than 20% of our currently outstanding common stock, stockholder approval of the share issuance proposal is required to maintain our listing on the AMEX.

Prior to voting, each stockholder should consider the fact that the share issuance proposal is a prerequisite to the issuance of shares of common stock that will be used to complete the merger and related transactions. Each stockholder should consider the fact that if we do not complete the acquisition, GSCAC will continue as a blank check company until we find another suitable operating company to acquire, or GSCAC will be liquidated if an initial business combination is not consummated by June 29, 2009.

Required Vote

The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote at the special meeting is required to approve the share issuance proposal. Abstentions will have the same effect as a vote against the share issuance proposal. Broker non-votes or failing to vote on the share issuance proposal will have no impact upon the approval of the share issuance proposal. The approval of our share issuance proposal is a condition to the approval of our acquisition proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GSCAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE SHARE ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL IV – ELECTION OF DIRECTORS

The Director Nominees

In connection with the acquisition proposal, GSCAC’s stockholders are also being asked to elect the following two persons to serve as directors of GSCAC:  James K. Goodwin and Matthew C. Kaufman.

Our board of directors is divided into three classes, designated Class I, Class II and Class III. The members of our board of directors that are proposed to be elected in this proxy statement will be members of Class I and will have initial terms that terminate on the date of the 2011 annual meeting. Existing Class II directors will serve until the 2009 annual meeting and Class III directors will serve until the 2010 annual meeting. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three year term.  Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

If the election of directors proposal and our other proposals are approved, effective upon completion of the acquisition, our board of directors will expand the size of the board to 11 directors if we remain listed on the AMEX or, if we are accepted for listing on the NYSE, NASDAQ or any other national securities exchange, to the number of directors necessary to satisfy the applicable independence requirements of such exchange and all of our existing board members, with the exception of Mr. Kaufman and Peter R. Frank, will resign.  In accordance with the terms of the merger agreement and the lender consent, (1) R. Blair Thomas, as the designee under the lender consent, will be appointed to serve as a Class I director, (2) Hugh A. Tarpley and Lori A. Cuervo, as designees of Complete Energy, will be appointed to our board of directors to the class or classes agreed to by GSCAC and Complete Energy prior to the closing, (3) Mr. Kaufman will continue as a Class I director and Mr. Frank will continue as a Class II director, and (4) the number of directors needed to satisfy the independence requirements of the applicable exchange will be appointed to the board to fill the remaining vacancies with such independent directors to be apportioned to the three classes so that the three classes have approximately an equal number of directors.  See “Management Following the Acquisition” for information regarding Messrs. Thomas and Tarpley and Ms. Cuervo.  The independent directors will be chosen by GSCAC and Complete Energy prior to the closing.

If the election of directors proposal is approved, and the acquisition proposal is not approved, our board will continue to be comprised of Messrs. Goodwin, Kaufman and Frank, Alfred C. Eckert, III, Richard A. McKinnon, Richard W. Detweiler and Daniel R. Sebastian.

Nominees for Election as Class I Directors

Matthew C. Kaufman, Age: 37. Mr. Kaufman has served as our President and a member of our board of directors since November 2006. Mr. Kaufman joined GSC Group at its inception in 1999.  Mr. Kaufman is responsible for sourcing, evaluating and executing equity and control distressed debt investments and is a member of the Control Distressed Debt investment committee.  Prior to that, he was with Greenwich Street Capital Partners from 1997 to 1999.  Mr. Kaufman was previously Director of Corporate Finance with NextWave Telecom, Inc.  From 1994 to 1996, Mr. Kaufman was with The Blackstone Group, in the Merchant Banking and Mergers and Acquisitions Department, and from 1993 to 1994 was with Bear Stearns working primarily in the Mergers & Acquisitions department.  Mr. Kaufman is Chairman of the Board of Aeromet Holdings Inc. and a director of Atlantic Express Transportation Group, Burke Industries, Inc., Dukes Place Holdings Limited, Safety-Kleen Corp., Seaton Insurance Company and Stonewall Insurance Company.  He graduated from the University of Michigan, with a B.B.A. degree and a M.A.C.C. degree.

James K. Goodwin, Age: 61. Mr. Goodwin has served as a member of our board of directors since November 2006. Mr. Goodwin is currently a private investor and consultant. He was the Chief Executive Officer of eWayDirect from 2003 to 2006. From 1995 to 1998, he was the President of North American Consumer Products for Fort James Corporation. From 1993 to 1995, Mr. Goodwin was Executive Vice President for Consumer Products for the James River Corporation. Prior to joining James River, Mr. Goodwin spent 23 years with Procter & Gamble holding numerous executive positions before becoming Vice President Corporate Sales. Mr. Goodwin graduated from Kansas University with a B.S. degree.

Incumbent Class II and Class III Directors

Alfred C. Eckert III, Age: 60. Mr. Eckert founded GSC Group in 1999.  Prior to that, he was Chairman and CEO of Greenwich Street Capital Partners which he co-founded in 1994.  Mr. Eckert was previously with Goldman, Sachs & Co. from 1973 to 1991, where he was elected as a Partner in 1984.  Mr. Eckert founded Goldman, Sachs & Co.’s Leveraged Buyout Department in 1983 and had senior management responsibility for it until 1991.  He was Chairman of the Commitments and Credit Committees from 1990 to 1991 and co-head of the Merchant Bank from 1989 to 1991.  He was also the Chairman of Goldman, Sachs & Co.’s Investment Committee from its inception in 1986 until 1991.  Mr. Eckert is a member of The Metropolitan Opera board.  Mr. Eckert graduated from Northwestern University with a B.S. degree in Engineering and graduated with Highest Distinction as a Baker Scholar from the Harvard Graduate School of Business Administration with a M.B.A. degree.

Peter R. Frank, Age: 60. Mr. Frank has served as our Chief Executive Officer and a member of our board of directors since November 2006. Mr. Frank joined GSC Group in 2001 and since 2005 has served as a Senior Operating Executive.  Mr. Frank was appointed Chairman of Atlantic Express, Inc. in 2003 and served as their Chief Restructuring Officer from 2002 to 2003.  Prior to that, Mr. Frank was the CEO of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co.  He is Chairman of the Board of Atlantic Express Transportation Group, Scovill Fasteners, Inc., Worldtex, Inc., and a director of Color Spot Nurseries, Inc. and North Star Media LLC.  Mr. Frank graduated from the University of Michigan with a B.S.E.E. degree and from the Harvard Graduate School of Business Administration, with a M.B.A. degree.

Richard A. McKinnon, Age: 67. Mr. McKinnon is currently a private investor and consultant. He was President and Chief Executive officer of Amadeus North America from 2000 to 2004. Prior to joining Amadeus, Mr. McKinnon held senior executive positions with various companies in the leisure industry. Mr. McKinnon graduated from the U.S. Military Academy with a B.S. degree and from Emory University School of Law with a J.D. degree.

Richard W. Detweiler, Age: 66.  Mr. Detweiler has been a director of GSCAC since June 2008.  Mr. Detweiler is a managing director and owner of Carlisle Enterprises, LLC, a private equity investment firm.  Mr. Detweiler joined Carlisle Enterprises, LLC in 1996.  Mr. Detweiler is a member of the board of directors of Aeromet Holding, Inc., Hyco International, Inc. and UVP, Inc.

Daniel R. Sebastian, Age: 61.  Mr. Sebastian has been a director of GSCAC since June 2008.  Mr. Sebastian assumed his current position of President and Chief Executive Officer of MW Industries, Inc., a manufacturer of springs and specialty fasteners in July 1995.  Mr. Sebastian is a member of the board of directors of Scovill Inc. and the Spring Manufacturers Institute.  Mr. Sebastian graduated from Waterbury State Technical Institute and Lehigh University with a degree in metallurgical engineering and is also a graduate of the University of Michigan Manufacturing Executive Program.

Required Vote

The two directors to be elected at the special meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote at the special meeting. Abstentions, broker non-votes or failing to vote will have no effect on the election of directors proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GSCAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE ELECTION OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE DIRECTOR NOMINEES AS SET FORTH IN THE ELECTION OF DIRECTORS PROPOSAL.

Number and Terms of Office of Directors

Our board of directors is divided into three classes of directors, as nearly equal in number as possible. The three classes are designated as Class I, Class II and Class III. The members of our board of directors that are proposed to be elected in this proxy statement will be members of Class I and will have initial terms that terminate on the date of the 2011 annual meeting. Existing Class II directors will serve until the 2009 annual meeting and Class III directors will serve until the 2010 annual meeting. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Director Independence

Our securities are listed on the AMEX and we intend to seek to have our securities approved for listing on the NYSE or NASDAQ following completion of the acquisition. The AMEX, the NYSE and NASDAQ require that a majority of our board must be composed of “independent directors.”  In addition, Rule 10A-3 of the Exchange Act and the listing requirements of the AMEX, the NYSE and NASDAQ require that the members of our audit committee satisfy independence standards.

Our board of directors has determined that Messrs. Goodwin, McKinnon, Detweiler and Sebastian are “independent directors” as such term is defined in the rules of the AMEX and Rule 10A-3 of the Exchange Act.

In addition, our board of directors has determined that Messrs. Goodwin, McKinnon and Sebastian, the current members of our audit committee, are “independent” within the meaning of Rule 10A-3 and the listing requirements of the AMEX.

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers and employees. Requests for copies of our code of ethics should be sent in writing to GSC Acquisition Company, 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Corporate Governance

Our board of directors has held six board meetings since the IPO on each of August 8, 2007, November 8, 2007, February 27, 2008, May 5, 2008, May 8, 2008, and June 24, 2008.  Since our IPO, no director, except for Mr. Eckert, has attended fewer than 75% of the total number of meetings of the board of directors.

Governance and Nominating Committee

Our board of directors has established a governance and nominating committee which currently consists of Messrs. Goodwin, McKinnon and Detweiler, with Mr. Goodwin serving as chair. The governance and nominating committee held committee meetings on May 5, 2008 and June 24, 2008. Our governance and nominating committee’s charter can be obtained at http://ir.gscac.com/. The responsibilities of our governance and nominating committee include, among other things:

•	recommending qualified candidates for election to our board of directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to our board of directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees; and

•	developing and recommending to our board of directors governance and nominating guidelines and principles applicable to us.

The guidelines for selecting nominees, which are specified in the Governance and Nominating Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The governance and nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Audit Committee

Our board of directors has established an audit committee which currently consists of Messrs. Goodwin, McKinnon and Sebastian with Mr. Sebastian serving as chair.  Our audit committee charter can be obtained at http://ir.gscac.com/. The audit committee has held committee meetings on each of August 8, 2007, November 8, 2007, February 27, 2008 and May 5, 2008. Upon completion of the acquisition, our board of directors will appoint three independent directors to serve on the audit committee. As required by the rules of the AMEX, each of the members of our audit committee will be able to read and understand fundamental financial statements, and will otherwise satisfy the criteria for audit committee members under the SEC rules and the applicable listing requirements.

Following the completion of the acquisition, the responsibilities of our audit committee will include, among other things:

•	meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•
appointing an independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•
overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•
meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•
reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

•
establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the report required by the rules of the SEC to be included in our annual proxy statement.

Compensation Committee

In light of the fact that no officers or directors will receive compensation prior to GSCAC’s initial business combination, our board of directors has determined that a compensation committee is unnecessary. Following the acquisition, our board of directors will establish a compensation committee consisting entirely of independent directors as required by the AMEX, NYSE or NASDAQ, as applicable.

The compensation committee will adopt and the board of directors will approve a charter outlining the responsibilities and procedures of the committee.

Executive Compensation

None of our executive officers or directors has received any compensation for service rendered.  Since our formation we have not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

PROPOSAL V – ADOPTION OF THE STOCK OPTION PLAN

GSCAC is seeking stockholder approval for the GSC Acquisition Company 2008 Stock Option Plan, to be effective upon completion of the merger (the “option plan”). Our board of directors believes that it is in the best interest of GSCAC and its stockholders for GSCAC to adopt the option plan. The purpose of the option plan is to aid GSCAC after the acquisition in securing and retaining key employees and others of outstanding ability and to motivate such individuals to exert their best efforts on behalf of GSCAC and its affiliates by providing incentive through the grant of options to acquire shares of our common stock. GSCAC believes that it will benefit from the added interest that these individuals will have in the welfare of GSCAC as a result of their proprietary interest in GSCAC’s success.

Summary of the GSC Acquisition Company 2008 Stock Option Plan

The following paragraphs provide a summary of the principal features of the option plan and its operation. The following summary is qualified in its entirety by reference to the option plan as set forth in Annex C.

Types of Awards; Eligibility. The option plan provides for the grant of non-qualified stock options.  Our employees and employees of our affiliates, as well as our directors and consultants, are eligible to receive awards under the option plan.

Upon the completion of the merger, it is anticipated that approximately 100 employees, directors, and consultants will be eligible to participate in the option plan. The number of stock options that any specific individual may be eligible to receive under this plan will be determinable after the completion of the merger.

Administration. The option plan will be administered by the compensation committee of our board of directors (the “compensation committee”). The compensation committee will be composed of at least three members of our board of directors at all times, and will have the authority to determine who is eligible to participate in the option plan, select individuals to whom awards will be granted, interpret the option plan and prescribe and amend rules and regulations relating to the option plan. In the absence of the appointment of a compensation committee, our board of directors will administer the option plan.

Shares Subject to the Option Plan. The aggregate maximum number of shares that may be issued pursuant to awards granted under the option plan is 6,210,000 shares of our common stock, par value $0.01 per share, subject to adjustment in the event of certain corporate events. Shares issued under the option plan may be either treasury shares or shares originally issued for this purpose. Shares subject to options that are forfeited or cancelled, including shares tendered to GSCAC in satisfaction of exercise price or withholding obligations (other than with respect to “substitute awards,” which are defined below), will again be available for grant under the option plan. As of July 28, 2008, the last sale price for our common stock on the AMEX was $9.44.

Notwithstanding the foregoing and subject to adjustment as summarized below, no individual participant may receive awards in any calendar year that relate to more than 500,000 shares of our common stock. This limitation is intended to permit options under the option plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, as discussed further below.

Holders of options granted by a company that is acquired by us or with which we combine are eligible for grants of “substitute awards” granted in assumption of, or in substitution for, such outstanding awards previously granted by such company in connection with such acquisition or combination transaction. Any shares underlying substitute awards shall not be counted against the shares available for awards under the option plan.

Option Terms. Under the option plan, the compensation committee may grant nonqualified options or options that are not intended to qualify as incentive stock options under the Code. The compensation committee determines the number of shares subject to each option and the exercise price of options granted under the option plan, provided that the exercise price must at least be equal to the fair market value of GSCAC’s common stock on the date of grant. The terms of each option, including the number of shares, exercise price, vesting period and expiration date, will be set forth in a separate option agreement.

The term of an option may not exceed 10 years, although the compensation committee will have the authority to accelerate the date that any option may become exercisable. Options will not be exercisable for fractions of shares, and an option holder may elect to exercise an option either in cash, in shares or partially in cash and in shares, so long as the shares to be used for such exercise satisfy the value, holding period and other such requirements as may be determined by the compensation committee.

After termination of service with GSCAC, other than for an event constituting cause (as defined below), a participant may exercise the vested portion of his or her option for the period of time stated in his or her award agreement, but in no event shall an exercise occur after the expiration date for such option. Unless the applicable award agreement states otherwise, upon a participant’s termination of employment for cause, the option, whether vested or unvested, will terminate.

For purposes of the option plan, “cause” shall mean the participant’s (1) commission of a fraudulent or dishonest act that results in personal enrichment of the participant or has material detrimental effects on us; (2) commission of a felony; (3) intentional wrongful act or gross negligence that results in a material detrimental effect on us; (4) abuse of a controlled substance or chronic alcoholism; or (5) failure to follow a supervisor’s reasonable instructions.

Transferability of Awards and Shares. The option plan does not allow for the transfer of options without compensation committee approval, and then only to “immediate family members” (a participant’s spouse, children or grandchildren), or to a trust or partnership where the participant or one of his or her immediate family members was the principal beneficiary or participant, as applicable. The compensation committee may also restrict the transferability of shares purchased pursuant to the exercise of an option for such periods as the compensation committee may deem necessary.

Adjustments. If the compensation committee determines that any dividend, recapitalization, merger, or spin off or other corporate event affects the shares or such other securities of GSCAC such that an adjustment is determined by the compensation committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the option plan, the compensation committee shall, in such manner as it may deem equitable, adjust any or all of:

•	the number of shares (or number and kind of other securities or property) with respect to which awards may thereafter be granted;

•	the number of shares or such other securities (or number and kind of other securities or property) subject to outstanding awards; and

•	the grant or exercise price with respect to any award, or, if deemed appropriate, make provision for a cash payment to the holder of an award.

Change in Control. In the event of a “Corporate Change” (as defined below) the compensation committee, in its sole discretion, may effect one or more of the following alternatives:

•	accelerate the time at which options then outstanding may be exercised;

•	require the surrender to GSCAC of outstanding options in exchange for, generally, the spread value, if positive, of such option; or

•	make such adjustments to options as the compensation committee deems appropriate.

A “Corporate Change” shall have occurred if: (1) we are not the surviving entity in any merger or consolidation; (2) we sell, lease or exchange all or substantially all of our assets; (3) we dissolve or liquidate; (4) any person or entity acquires ownership or control of more than 50% of our outstanding shares of voting stock; or (5) in connection with a contested election of directors, the individuals who were our directors before such election cease to constitute a majority of our board of directors.

Amendment and Termination of the Option Plan. The compensation committee has the authority to amend, suspend, or terminate the option plan, except that stockholder approval will be required for any amendment to the plan to the extent required by any applicable law, regulation, or stock exchange rule. Any amendment, suspension, or termination of the option will not, without the consent of the participant, materially adversely affect any rights or obligations under any award previously granted.

Term of the Option Plan. No awards may be granted under the option plan after the tenth anniversary of the closing date.

Withholding Provisions. The compensation committee may permit a participant to elect to satisfy a participant’s minimum statutory tax withholding with respect to an exercise of an option either through a withholding of a portion of shares or a payment in cash, at the compensation committee’s discretion.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and to GSCAC of awards granted under the option plan. Tax consequences for any particular individual may be different. The following assumes stock options have been granted at an exercise price per share at least equal to 100% of the fair market value of our common stock on the date of grant.

Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to or greater than the fair market value of GSCAC’s stock is granted to a participant. Upon exercise, the participant recognizes ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. A participant will generally have a tax basis in any shares of common stock received pursuant to the cash exercise of a nonqualified stock option that equals the fair market value of such shares on the date of exercise. Any gain or loss recognized upon any later disposition of the shares is capital gain or loss.

Tax Effect for GSCAC. GSCAC generally is entitled to a tax deduction in connection with an option under the option plan in an amount equal to the ordinary income realized by a participant and at the time the participant exercises a stock option. Special rules limit the deductibility of compensation paid to our chief executive officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives is deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the option plan, setting limits on the number of awards that any individual may receive that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting GSCAC to continue to receive a federal income tax deduction in connection with such options.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND GSCAC WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE OPTION PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN  OPTION HOLDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTION HOLDER MAY RESIDE.

Necessity of Stockholder Approval

Prior to voting, each stockholder should consider the fact that stockholder approval of the stock option plan proposal is necessary for us to complete the merger and related transactions, as the acquisition proposal is conditioned upon the stock option plan proposal. Each stockholder should consider the fact that if we do not complete the acquisition, GSCAC will continue as a blank check company until we find another suitable operating company to acquire or GSCAC will be liquidated if an initial business combination is not consummated by June 29, 2009.

Required Vote

The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote at the special meeting will be required to approve the stock option plan proposal. Abstentions will have the effect of a vote against the stock option plan proposal but broker non-votes or a failure to vote will have no effect upon the stock option plan proposal. The approval of the stock option plan proposal is a condition to the approval of the acquisition proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GSCAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE ADOPTION OF THE PROPOSED STOCK OPTION PLAN AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE STOCK OPTION PLAN PROPOSAL.

PROPOSAL VI – ADOPTION OF THE ADJOURNMENT PROPOSAL

Adjournment Proposal

If there are not sufficient votes at the time of the special meeting to approve the acquisition proposal, the amended and restated charter proposal, the share issuance proposal, the election of directors proposal or the stock option plan proposal, the board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Approval of the adjournment proposal is not conditioned upon approval of the acquisition proposal or any other proposal.

Required Vote

The adoption of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of GSCAC common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote against the adjournment proposal, but broker non-votes or a failure to vote will have no impact upon the approval of the adjournment proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GSCAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE ADOPTION OF THE ADJOURNMENT PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE ADOPTION OF THE ADJOURNMENT PROPOSAL.

MARKET PRICE OF GSCAC COMMON STOCK

GSCAC units, common shares and warrants are listed and traded on the AMEX under the trading symbol “GGA.U,” “GGA” and “GGA.WS,” respectively. GSCAC’s units commenced trading on June 25, 2007, while its common stock and warrants began public trading on July 9, 2007. Prior to these dates, there was no established public trading market for GSCAC’s securities. Each GSCAC unit consists of one share of GSCAC common stock and one warrant. The following table sets forth, for the periods indicated, the high and low closing sales prices per GSCAC common share, per unit and per warrant as reported on the AMEX.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2008
Third Quarter*	$10.01	$9.70	$9.48	$9.41	$0.79	$0.40
Second Quarter	$10.23	$9.55	$9.50	$9.15	$0.98	$0.36
First Quarter	$10.41	$9.65	$9.45	$9.16	$1.20	$0.45
2007
Fourth Quarter	$10.56	$10.11	$9.45	$9.10	$1.40	$1.02
Third Quarter	$10.71	$9.95	$9.30	$9.01	$1.45	$0.95
Second Quarter**	$10.34	$10.00

* Through July 28, 2008.
** Commenced public trading on June 25, 2007.

The closing price for each share of common stock, unit and warrant of GSCAC on May 9, 2008, the last trading day before GSCAC announced the execution of the merger agreement was $9.22, $9.55 and $0.43, respectively.  As of July 28, 2008, the closing price for each share of common stock, unit and warrant was $9.44, $9.70 and $0.43, respectively.  In conjunction with the acquisition, we will apply to change our listing to the NYSE or NASDAQ. If the NYSE or NASDAQ denies our request for listing, we expect that GSCAC units, common stock and warrants will continue to be quoted on the AMEX.

Holders

As of June 30, 2008, there was one holder of record of GSCAC units, four holders of record of GSCAC common stock and three holders of record of GSCAC warrants. Such numbers do not include beneficial owners holding units, shares or warrants through nominee names.

Dividends

Since our IPO and the listing of our shares on the AMEX, GSCAC has not paid dividends on our common stock and does not intend to pay any dividends prior to the completion of the proposed merger. After we complete the proposed merger, the payment of dividends will depend on our revenues and earnings, if any, our capital requirements and our general financial condition. The payment of dividends after the proposed merger will be within the discretion of our board of directors at that time. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate that our board will declare any dividends in the foreseeable future.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

GSCAC

In considering the recommendation of GSCAC’s board of directors to vote for our proposals, you should be aware that our executive officers and members of our board of directors have interests in the acquisition that are different from, or in addition to, the interests of GSCAC’s stockholders generally. The members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in recommending to our stockholders that they vote in favor of the acquisition proposed and other proposals. These interests include, among other things:

•
Two of our directors, Messrs. Goodwin and McKinnon, and our founding stockholder own 22,500, 22,500 and 4,455,000 shares of GSCAC’s common stock respectively. These shares were purchased prior to our IPO for an aggregate price of $25,000 and had an aggregate market value of $42,480,000, based upon the last sale price of $9.44 on the AMEX on July 28, 2008. Our founding stockholder has recently agreed to transfer 5,000 shares of GSCAC’s common stock to each of two of our directors, Messrs. Detweiler and Sebastian, subject to the completion of our initial business combination.  If our proposals are not approved and GSCAC is unable to complete another business combination by June 25, 2009, GSCAC will be required to liquidate. In such event, these 4,500,000 shares will be worthless because Messrs. Goodwin and McKinnon and our founding stockholder have agreed that they will not receive any liquidation proceeds with respect to such shares. In addition, if we do not complete an initial business combination, Messrs. Detweiler and Sebastian will not receive any of the 5,000 shares that each is entitled to receive upon completion of our initial business combination. Accordingly, Messrs. Goodwin, McKinnon, Detweiler and Sebastian and our founding stockholder have a financial interest in the completion of the acquisition.

•
In addition to the shares of GSCAC common stock, our founding stockholder purchased for $4,000,000 warrants to purchase up to 4,000,000 shares of GSCAC common stock at $1.00 per share.  If GSCAC is unable to complete a business combination by June 25, 2009 and liquidates its assets, there will be no distribution with respect to these warrants, and the warrants will thereby expire worthless.

•
Three of our directors, Messrs. Eckert, Frank and Kaufman, hold ownership interests in GSC Group that give them indirect ownership interests in our founding stockholder and GSCAC. Because of their indirect ownership interests, each of Messrs. Eckert, Frank and Kaufman have financial interests in the completion of the acquisition.

•
If the acquisition is completed, certain of our current directors may continue as directors of GSCAC. These non-executive directors will be entitled to receive any cash fees, stock options, stock awards or other compensation arrangements that GSCAC’s board of directors determines to provide its non-executive directors.

Complete Energy

The current owners and officers of Complete Energy have interests in the acquisition that are different from, or in addition to, your interests as a GSCAC stockholder. In particular, Hugh Tarpley and Lori Cuervo, two of the Complete Energy owners and senior members of the Complete Energy management team, are expected to become our Chief Executive Officer (in the case of Mr. Tarpley) and President and Chief Operating Officer (in the case of Ms. Cuervo) and members of our board of directors upon completion of the merger. Mr. Tarpley and Ms. Cuervo have entered into employment agreements with GSCAC that will become effective upon completion of the merger.  As a result of their ownership interests in Complete Energy, Mr. Tarpley and Ms. Cuervo will receive Class B shares, as well as Class B units, Class C units and Class D units of Holdco Sub, and will become parties to a registration rights agreement with GSCAC and the Holdco Sub LLC Agreement upon completion of the merger. Mr. Tarpley and Ms. Cuervo are also party to a consent and release agreement with GSCAC. It is possible that conflicts of interest may arise with respect to their responsibilities as executive officers of GSCAC and its subsidiaries and their individual interests as parties to agreements with GSCAC and its subsidiaries. The owners of Complete Energy will also continue after the merger to have rights to indemnification under the limited liability company agreement of Complete Energy.

Pursuant to the merger agreement, Complete Energy will purchase an extended reporting period endorsement under Complete Energy’s existing directors’ and officers’ liability insurance coverage for Complete Energy’s directors and officers which shall provide such directors and officers with coverage for six years following the completion of the acquisition. The cost of this endorsement will be paid by GSCAC as a transaction expense related to the acquisition.

THE MERGER AGREEMENT

The following summary of the material provisions of the Agreement and Plan of Merger dated as of May 9, 2008 among GSCAC, Holdco Sub, Holdco Sub2, Merger Sub and Complete Energy (the “merger agreement”) does not purport to describe all of the terms of the merger agreement. The following summary is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read the full text of the merger agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

The following summary of the merger agreement is intended to provide information about the terms and conditions of our proposed acquisition of Complete Energy. Neither this summary, nor the terms and conditions of the merger agreement, are intended to be, and should not be relied upon as, disclosures or any factors or circumstances regarding GSCAC or Complete Energy. The provisions of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the acquisition. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or otherwise be different from those stated in the representations and warranties. The representations and warranties may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms, including contractual standards of materiality that are different from those generally applicable to stockholders under the federal securities laws. Matters may change from the state of affairs contemplated by the representations and warranties.

Structure of the Acquisition

The merger agreement provides that upon the closing of the acquisition, our subsidiary Merger Sub will be merged with and into Complete Energy and Complete Energy will continue as the surviving entity of the merger and an indirect subsidiary of GSCAC. As a result of the merger, all of the ownership interests in Complete Energy held prior to the merger will be converted into a right to receive Class B shares and Class B, Class C and Class D units of Holdco Sub (or certain Complete Energy owners will receive Class A shares and Class C and Class D units of Holdco Sub), as described below, and our ownership interests in Merger Sub will be converted into 100% of the ownership interests in Complete Energy.

Timing of the Closing of the Acquisition

The closing of the acquisition will take place no later than the third business day after the conditions to closing set forth in the merger agreement, which are described below under “—Conditions to Closing,” are satisfied, unless GSCAC and Complete Energy agree in writing to postpone the closing to another time. The closing is expected to occur as soon as legally permitted and practicable after our stockholders approve the proposals described in this proxy statement. The merger will become effective when Merger Sub and Complete Energy file a certificate of merger with the Secretary of State of the State of Delaware.

Merger Consideration

The aggregate consideration to be paid in the acquisition and related transactions is based upon a total enterprise value for Complete Energy of $1.3 billion, comprised of $900 million for Complete Energy’s La Paloma facility and $400 million for its Batesville facility, in each case adjusted for its cash and debt balances at closing and certain minority interests.  See “Offers to LP Minority Holders and Fulcrum.”  Upon completion of the merger, the current owners of Complete Energy generally will receive Class B shares (which have voting rights but no economic rights) and an equal number of Class B units in Holdco Sub (which have economic rights similar to the Class A shares but no voting rights) that collectively with the Class A shares to be issued to certain Complete Energy owners are expected to have a value of approximately $68.6 million. Each Class B share, together with one Class B unit, will be exchangeable into one of our Class A shares.  The holders of Complete Energy E units will receive Class A shares directly in lieu of Class B shares and Class B units.

The current owners of Complete Energy who are accredited investors will also receive Class C units and Class D units in Holdco Sub, which will entitle the holders to receive additional Class B units and Class B shares if GSCAC’s stock price reaches $14.50 per share for Class C units or $15.50 per share for Class D units, each for 10 consecutive trading days within five years of the closing. The number of Class B shares and Class B units (or Class A shares) to be issued pursuant to the merger agreement will be calculated using a price per share of GSCAC’s common stock equal to the lesser of $10.00 and the average closing price per share for the 20 trading days ending three business days before the closing of the acquisition.  The holders of Complete Energy E units, who are not accredited investors, will automatically receive Class A shares for the Class C units and Class D units issued to them in the acquisition upon the first business day after GSCAC’s stock price reaches $14.50 per share for the Class C units or $15.50 per share for the Class D units, each for 10 consecutive trading days within five years of the closing, if the shelf registration statement to be filed by GSCAC is effective, or, if earlier, upon the first anniversary that the Class C units and/or Class D units have reached their target stock price for 10 consecutive trading days.  See “Other Transaction Agreements — Registration Rights Agreement.”

No cash consideration will be paid to the Complete Energy owners in the merger. GSCAC has agreed in the merger agreement that it will cause the funds in our trust account to be disbursed at the closing:  (1) to pay the conversion price to any stockholders of GSCAC who vote against the acquisition and properly exercise their conversion rights; (2) to pay deferred underwriting fees and commissions to the underwriters of our IPO and (3) to pay GSCAC’s reasonable out-of-pocket documented third party fees and expenses that are incurred prior to the closing in connection with the merger agreement and related transaction documents, to the extent not paid prior to the closing. GSCAC will then contribute the funds remaining in our trust account to Holdco Sub, and Holdco Sub will use such funds to pay Complete Energy debt and other transaction expenses and for working capital.

Principal Representations and Warranties

The merger agreement contains a number of representations and warranties made by Complete Energy, on the one hand; and by GSCAC, Holdco Sub, Holdco Sub2 and Merger Sub (the “GSCAC parties”), on the other hand, to each other.

The representations and warranties made by Complete Energy with respect to itself and its subsidiaries (collectively, the “project companies”) relate, among other things, to:

•	proper corporate organization and similar corporate matters;

•	authorization, performance and enforceability of the merger agreement and related transaction documents;

•
absence of any conflicts or violations under organizational documents, material contracts, material laws or regulations as a result of the execution, delivery and performance of the merger agreement and related transaction documents, assuming the project companies receive the proper consents and approvals;

•	their capital structure and subsidiaries;

•	sufficiency of their assets to run the business;

•	their bank accounts;

•	legal proceedings;

•	compliance with laws and orders;

•	financial statements;

•	absence of certain changes since December 31, 2007;

•	taxes;

•	regulatory compliance of La Paloma Generating Company, LLC (the direct owner of the La Paloma facility) and LSP Energy Limited Partnership (the direct owner of the Batesville facility);

•	material contracts;

•	real property;

•	material permits;

•	environmental matters;

•	material insurance policies;

•	intellectual property;

•	brokers;

•	employees, labor matters and employee benefits; and

•	the provision of information for inclusion in the proxy statement.

The representations and warranties made by the GSCAC parties as to themselves relate, among other things, to:

•	proper corporate organization and similar corporate matters;

•	authorization, performance and enforceability of the merger agreement and the related transaction documents;

•
absence of any conflicts or violations under organizational documents, material contracts, material laws or regulations as a result of the execution, delivery and performance of the merger agreement and related transaction documents;

•	legal proceedings;

•	compliance with laws and orders;

•	brokers;

•	capital structure and subsidiaries;

•	SEC filings;

•	financial statements;

•	employees, labor matters and employees benefits;

•	intellectual property;

•	material contracts;

•	transactions with affiliates;

•	assets, properties and trust account;

•	unanimous approval and recommendation of its board of directors;

•	required vote of our stockholders;

•	taxes;

•	no conflicting contracts;

•	opportunity for independent investigation;

•	GSCAC’s status as a non-”foreign person” under the Exon-Florio statute, which may require review of investments deemed to pose a threat to national security;

•	absence of certain changes since December 31, 2007; and

•	receipt of a fairness opinion from Duff & Phelps.

Materiality and Material Adverse Effect

Many of the representations and warranties contained in the merger agreement are qualified by materiality or material adverse effect. For purposes of the merger agreement, a “Complete Energy Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (x) the ability of the project companies to complete the acquisition or (y) the business, results of operations, assets, or condition (financial or otherwise) of the project companies, taken as a whole. However, any effect to the extent it results from any of the following will not be considered when determining whether a Complete Energy Material Adverse Effect has occurred:

•
any change in economic conditions generally or in the industry in which a project company operates, including any change in markets for commodities or supplies, including electric power, natural gas or water, as applicable, used in connection with any project company or in regional wholesale or retail markets for electric power to the extent such change does not disproportionately affect the project companies taken as a whole relative to the other participants in the industries in which the project companies operate;

•
any change in general regulatory, social or political conditions, including any acts of war or terrorist activities to the extent that such change does not disproportionately affect the project companies as a whole relative to the other participants in the industries in which the project companies operate;

•
the implementation of, or the failure to implement, a market for electric generation capacity by any governmental authority (including the California Public Utility Commission), irrespective of the form that such electric generation capacity market may take;

•
any change in the financial, banking or securities markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions to the extent that such change does not disproportionately affect the project companies as a whole relative to the other participants in the industries in which the project companies operate;

•
any change in any laws (including environmental laws) to the extent such change does not disproportionately affect the project companies taken as a whole relative to the other participants in the industries in which the project companies operate;

•	any effects of weather, geological or meteorological events;

•	strikes, work stoppages or other labor disturbances;

•
any matters relating to any decision by the LP Minority Holders to sell, redeem or exchange or to not sell, redeem or exchange their interests in La Paloma Acquisition in connection with the acquisition;

•	any increases in the costs of commodities or supplies, including fuel, or decreases in the price of electricity;

•	any actions required to be taken by Complete Energy pursuant to the provisions of the merger agreement; and

•	the announcement or pendency of the transactions contemplated by the merger agreement.

A “GSCAC Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the ability of the GSCAC parties to complete the acquisition.

The occurrence of a Complete Energy Material Adverse Effect or a GSCAC Material Adverse Effect provides grounds for the other party to terminate the agreement. In addition, the non-occurrence of a Complete Energy Material Adverse Effect is a condition to closing for GSCAC, and, likewise, the non-occurrence of a GSCAC Material Adverse Effect is a condition to closing for Complete Energy.

Principal Covenants

General

Complete Energy and the GSCAC parties agreed to perform certain covenants in the merger agreement. The principal covenants are as follows:

•	use commercially reasonable efforts to obtain, as promptly as practicable, all approvals and consents that are required to be obtained in order to complete the acquisition;

•
make the filings, and pay the related fees, required with respect to the acquisition, including the filings required by FERC and the HSR Act, and cooperate with the other parties in making their filings;

•	promptly notify the other party when a party becomes aware that any required consent or approval is obtained, taken, made, given or denied, as applicable;

•	use commercially reasonable efforts to take actions, and cooperate with the other parties in taking actions, to complete the acquisition in the most expeditious manner practicable;

•	not to take, and cause its subsidiaries not to take, any action that could reasonably be expected to adversely affect the approval of any governmental authority of any of the filings;

•	provide reasonable access to the other party during normal business hours, upon reasonable notice, to the properties, books, records and employees.

None of the parties will be required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the acquisition, divest or hold separate any business or assets in connection with the completion of the acquisition, or accept any condition that would reasonably be expected to materially adversely affect the party or any of its affiliates or the Complete Energy business.

Interim covenants relating to Complete Energy. Under the merger agreement, Complete Energy is required to, and has agreed to use commercially reasonable efforts to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice. The most significant activities that Complete Energy has agreed not to do, and to not permit any of its subsidiaries to do, except with the consent of GSCAC (which consent cannot be unreasonably withheld, conditioned or delayed) and subject to certain exceptions, are as follows:

•	create any lien (other than certain permitted liens) against any of their assets;

•	grant any material waiver of any material term under, or give any material consent with respect to, any material contract, other than in the ordinary course of business;

•	sell, transfer, convey or otherwise dispose of any material assets of a project company outside of the ordinary course of business;

•
incur, create, assume or otherwise become liable for any indebtedness, other than indebtedness incurred in the ordinary course of business, pursuant to the existing material contracts or a permitted refinancing contemplated by the merger agreement;

•
change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the business of any project company, except as may be required to meet the requirements of applicable law or GAAP;

•
fail to maintain its limited liability company, limited partnership or corporate existence, as applicable, or consolidate with any other person or acquire all or substantially all of the assets of any other person;

•	authorize, issue or sell any equity securities other than equity securities issued in a permitted refinancing contemplated by the merger agreement;

•	liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

•	purchase any securities, except for short-term investments made in the ordinary course of business;

•
enter into, terminate or materially amend any material contract, other than any contracts (1) entered into, terminated or amended in the ordinary course of business that will be performed prior to closing, (2) described in the disclosure schedules to the merger agreement or (3) entered into, terminated or amended in the ordinary course of business consistent with past practice, subject to certain exceptions;

•
make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability, other than in the ordinary course of business;

•	amend any of their respective charter documents;

•	waive, release or assign any material rights, claims or benefits of any project companies other than in the ordinary course of business;

•
enter into any contract that will, after the closing date, restrict in any material respect any project company, any GSCAC party or any of their respective affiliates, from engaging or competing in its line of business or in any location;

•
materially increase the compensation, bonus or other benefits payable to any director, officer or employee of the project companies other than in the ordinary course of business and in amounts and on terms consistent with past practices;

•
enter into, establish, adopt or amend in any material respects any benefit plan, or any trust agreement (or similar arrangement) related thereto, or pay any pension or retirement allowance not required by an existing benefit plan or accelerate the vesting of, or the lapsing of restrictions on, any rights pursuant to a benefit plan, in respect of any director, officer or employee except (1) as may be required by applicable law, (2) as required by previously disclosed contractual obligations existing as of the date of the merger agreement, (3) annual renewals of such benefit plans or (4) amendments in the ordinary course of business consistent with past practice that do not materially increase benefits or result in increased administrative costs;

•
settle, or offer or propose to settle, any pending or threatened material legal claims or proceedings against any project company or any of their respective officers and directors, other than in the ordinary course; or

•	agree or commit to do any of these matters.

Notwithstanding the foregoing restrictions, Complete Energy may permit the project companies to take commercially reasonable actions with respect to (1) emergency situations affecting the operations of the project companies (including forced outages) or (2) regulatory requirements and/or other requirements of law. Complete Energy is required upon receipt of notice of any such actions to promptly inform GSCAC of any such actions taken outside the ordinary course of business.

If prior to closing, Complete Energy wishes to take, or permit any other project company to take, any action in connection with operating, maintaining, developing or managing the Batesville facility or the La Paloma facility in accordance with prudent industry practice (or any action or activity related or incidental to the foregoing) and such action is otherwise prohibited by Complete Energy’s interim covenants, Complete Energy may deliver written notice of such action to GSCAC and GSCAC will then have a right to terminate the merger agreement by delivering written notice of termination to Complete Energy within five business days. If GSCAC does not terminate the merger agreement within five business days, then GSCAC will be deemed to have consented to the requested action.

Interim covenants relating to the GSCAC Parties. The most significant activities that GSCAC has agreed not to do, and not permit any of its subsidiaries to do, except with the consent of Complete Energy (which consent cannot be unreasonably withheld, conditioned or delayed) and subject to certain exceptions, are as follows:

•	create any lien (other than certain permitted liens) against any of its assets;

•
grant any material waiver of any material term under, or give any material consent with respect to, any material contract, or spend any cash held in the trust account prior to the closing; provided, in each case, that the foregoing restrictions shall not apply to or restrict the GSCAC parties’ ability to spend, commit to spend, or incur liabilities (1) to pay any expenses, incurred by any GSCAC party in connection with the transactions contemplated by the merger agreement or related documents or other expenses incurred by GSCAC in the ordinary course of business (taking into account that GSCAC is a special-purpose acquisition company) (2) to comply with applicable laws, (3) in accordance with contracts to which a GSCAC party is a party as of the date of the merger agreement, (4) to comply with any GSCAC party’s obligations under any transaction documents or (5) to pay tax obligations using funds from the trust fund as contemplated by the trust agreement;

•	except as may be required to meet the requirements of applicable law or GAAP, change any accounting method or practice;

•
fail to maintain its limited liability company or corporate existence, as applicable, or merge, consolidate with any other person or acquire all or any substantial portion of the assets of any other person;

•
authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its equity securities;

•	liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations, restructure, recapitalize or otherwise reorganize;

•	purchase any securities of any person, except as permitted by GSCAC’s trust agreement;

•	make any material election with respect to taxes;

•	amend or modify its charter documents;

•	acquire or redeem, directly or indirectly, or amend any of its securities;

•
make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except in connection with the exercise of conversion rights by GSCAC stockholders in connection with the approval of the acquisition;

•	settle or compromise any pending or threatened material legal proceeding involving or against any GSCAC party or any of their respective officers or directors;

•	incur, create, assume or otherwise become liable for indebtedness;

•	amend or otherwise modify any agreement relating to GSCAC’s trust account; or

•	agree or commit to do any of these matters.

La Paloma Tag Along Offer

GSCAC agreed to deliver to each LP Minority Holder, within 20 business days after the date of the merger agreement, a binding written offer to be held open for at least 20 business days to exchange such LP Minority Holder’s units in La Paloma Acquisition for an amount of GSCAC and Holdco securities calculated in accordance with Exhibit F to the merger agreement.  GSCAC delivered the offer within the time period provided in the merger agreement.  None of the LP Minority Holders accepted GSCAC’s offer.  Please see “Offers to LP Minority Holders and Fulcrum.”

Fulcrum Exchange Offer

GSCAC agreed to deliver to Fulcrum, prior to the closing of the acquisition, a binding written offer to be held open for at least 20 business days to exchange all of Fulcrum’s membership interests in CEP Batesville Holding, LLC for an amount of GSCAC and Holdco securities calculated in accordance with the merger agreement.  GSCAC delivered the offer in accordance with the terms of the merger agreement.  Under the terms of the offer, GSCAC requested that Fulcrum respond to the offer by July 30, 2008.  Please see “Offers to LP Minority Holders and Fulcrum.”

Refinancing of the Complete Energy Credit Agreement

Notwithstanding the other restrictions in the merger agreement, Complete Energy is permitted to incur debt or issue equity securities of Complete Energy, in each case in exchange for, or the proceeds of which will be used solely to refinance, all or any portion of the principal, interest and other amounts payable by subsidiaries of Complete Energy under a credit agreement with JPMorgan Chase Bank, N.A. as agent and other lenders (the “Complete Energy Credit Agreement”) and to pay fees and expenses incurred in connection with such refinancing or issuance of equity securities.  Complete Energy has agreed to deliver to GSCAC prompt written notice advising GSCAC of the material terms and conditions of any potential permitted refinancing transaction that Complete Energy is seriously considering. Complete Energy agrees that it will not enter into any definitive agreement on or prior to September 15, 2008 with respect to any refinancing transaction without the prior written consent of GSCAC, which shall not be unreasonably withheld, conditioned or delayed.  If Complete Energy or any project company proposes to enter into any definitive agreement with respect to any refinancing transaction at any time after September 15, 2008, then Complete Energy must deliver to GSCAC copies of any final term sheet and the proposed definitive agreements.  Upon receipt of such notice, GSCAC will have a right to terminate the merger agreement within five business days. If GSCAC does not terminate the merger agreement, then GSCAC will be deemed to have consented to the incurrence of such debt or issuance of such equity securities in connection with the refinancing transaction.

Distributions

Complete Energy is not permitted to, directly or indirectly, pay any cash or other dividends or make any cash or other distributions to any of their respective members at any time prior to the closing, except Complete Energy may make cash distributions to its members in respect of their assumed income tax liability as provided in the limited liability company agreement of Complete Energy.

Casualty and Condemnation

If any of Complete Energy’s physical assets are damaged or destroyed at any time between the signing of the merger agreement and closing by any casualty event or are taken by any condemnation event, then Complete Energy is required to prepare an estimate (1) in the case of a casualty event, of the cost of restoring the damaged or destroyed assets plus any lost profits with respect to such assets reasonably expected to accrue after the closing of the acquisition as a result of such casualty event, or (2) in the case of a condemnation event, of the condemnation value for such assets, in each case net of and after giving effect to (without duplication) (a) any insurance, condemnation or other third party proceeds reasonably expected to be available for such event, (b) any amounts expended prior to closing to restore damage caused by such casualty event and (c) adjustments relating to such casualty event or condemnation event that result in the designated cash account balances that would otherwise exist at closing (in each case, a “Casualty Estimate”).

•
If the Casualty Estimate with respect to all such casualty or condemnation events is greater than $3 million but does not exceed $25 million, the enterprise value used to calculate the merger consideration will be reduced by the amount of the Casualty Estimate;

•
If the Casualty Estimate with respect to all such casualty or condemnation events is greater than $25 million, GSCAC may, by written notice to Complete Energy before the expected closing date, elect to reduce the enterprise value used to calculate the merger consideration by an amount equal to such Casualty Estimate minus $3 million or to terminate the merger agreement. If GSCAC does not elect to terminate the merger agreement and instead elects to reduce the enterprise value, then Complete Energy may, by written notice to GSCAC, terminate the merger agreement; and

•
If the Casualty Estimate with respect to all such casualty or condemnation events is $3 million or less, (1) neither GSCAC nor Complete Energy shall have the right or option to terminate the merger agreement as a result of such casualty or condemnation event, (2) there shall be no reduction in the amount of the enterprise value used to calculate the merger consideration with respect to such casualty or condemnation event; and (3) such casualty or condemnation event shall not delay, impair or otherwise affect the closing; and (4) there shall be no liability for GSCAC, Complete Energy or any of their respective affiliates under the merger agreement due to such casualty or condemnation event.

Directors of GSCAC and Subsidiaries After the Acquisition

GSCAC and Complete Energy have each agreed to take all necessary action to ensure that two individuals designated by Complete Energy, two individuals designated by GSCAC, one individual designated pursuant to the lender consent and at least two and up to six independent directors (depending on the independence requirements of the exchange that GSCAC’s shares are listed on at closing) are elected to serve as directors of GSCAC, Holdco Sub, Holdco Sub2 and Complete Energy, to be effective immediately after the closing of the acquisition.

Amendment and Restatement of GSCAC’s Charter and Bylaws

Prior to closing, GSCAC has agreed to amend and restate our charter to, among other things, change our name to “Complete Energy Holdings Corporation,” permit GSCAC’s continued existence after June 25, 2009, increase the number of our authorized shares of common stock, create two classes of common stock (Class A shares to have voting and economic rights and Class B shares to have voting rights but no economic rights), convert all of our outstanding common stock into Class A shares and permit each Class B share plus one Class B unit of Holdco Sub to be exchanged into one Class A share. See “Proposal II—Approval of the Amended and Restated Charter.”  We have also agreed to amend and restate our bylaws to, among other things, clarify procedures for nominating directors and provide notice of business to be conducted at meetings of stockholders, clarify that stockholders may act only at an annual or special meeting and not by written consent, require the establishment of an audit, compensation and a nominating and corporate governance committee, and clarify the scope of the indemnification granted to our directors, officers, employees and agents.

Amendments of Complete Energy’s Disclosure Schedules

Complete Energy may, at its option, supplement, amend or update its disclosure schedules as necessary to complete, supplement or correct any information in its disclosure schedules or in any of its representations or warranties by delivering to GSCAC a copy of such amendment, supplement or update. GSCAC would then have a period of five business days to terminate the merger agreement if the GSCAC closing condition with respect to

Complete Energy’s representations and warranties being true and correct at closing would not be satisfied if such amendments, supplements and updates together with all previously delivered supplements, amendments and updates were not effective. If GSCAC does not terminate the merger agreement during this period, Complete Energy’s disclosure schedules will be deemed to be automatically modified by such supplement, amendment or update or update.

Termination of Certain Services and Contracts

Complete Energy is required to, and has agreed to cause the relevant project company to, terminate effective upon the closing of the acquisition each employment contract between CEP Operating Company, LLC and any Complete Energy founder (Lori A. Cuervo, Peter Dailey and Hugh Tarpley), without any payment obligation as a result of such termination that has not been satisfied in full by Complete Energy at closing.

Certain Accounts

Prior to closing, Complete Energy is required to, and is required to cause the project companies to, operate their respective bank accounts (including certain designated accounts identified by GSCAC and Complete Energy) and to make all deposits of cash and cash equivalents in such bank accounts and all payments from such bank accounts, in each case, in accordance with the credit facilities governing the project-level debt relating to the La Paloma facility and the Batesville facility, its existing note purchase agreement with the TAMCO funds and Morgan Stanley and in the ordinary course of business consistent with past practice.

Trust Account

GSCAC has agreed to make appropriate arrangements to cause the funds in the trust account to be disbursed at the closing to pay (1) any stockholders of GSCAC who vote against the acquisition and properly exercise their conversion rights; (2) the deferred underwriting fees and commissions to the underwriters of our IPO and (3) to pay GSCAC’s reasonable out-of-pocket documented third party fees and expenses that are incurred prior to the closing in connection with the merger agreement and related transaction documents, to the extent not paid prior to the closing. GSCAC will then contribute the remaining funds in the trust account to Holdco Sub.

Exclusivity; Change in Recommendation by the GSCAC Board

GSCAC and Complete Energy have each agreed not to directly or indirectly solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about themselves, or otherwise assist, facilitate or encourage, any person or group concerning any proposal for a merger, sale or purchase of substantial assets, sale or purchase of shares of capital stock or other securities, recapitalization or other business combination transaction involving any GSCAC party or any project companies on the one hand and any third party on the other hand. Each of the parties has also agreed to immediately halt any such discussions with any third parties regarding any transaction that would be inconsistent with the exclusivity provisions or that would interfere with, prevent or delay the consummation of the transactions contemplated by the merger agreement or related transaction documents. Each of the parties agrees to notify the other immediately in writing if such party becomes aware of or receives any inquiries or proposals, or any information is requested from, or any negotiations are sought to be initiated with any such party.

Notwithstanding these restrictions, Complete Energy may refinance the Complete Energy Credit Agreement under certain circumstances as described above and may have discussions with third party industry participants relating to potential acquisitions by, or other business combination transactions involving, Complete Energy or any other project company (whether structured as a merger, consolidation, acquisition of stock and assets or otherwise) to take place after the closing of the acquisition.

Also notwithstanding these restrictions, prior to obtaining our stockholder approval of the acquisition and related proposals, our board of directors may withdraw or modify its recommendation to approve these transactions if we receive an unsolicited acquisition proposal that our board determines in good faith, after taking into account relevant legal, financial, regulatory, transaction timing and certainty of completion and other aspects of such proposal would, if completed in accordance with its terms, constitute an acquisition proposal that will be more favorable and provide greater value to our stockholders than the acquisition (taking into account any proposal by Complete Energy to amend the terms of the merger agreement), or if our board otherwise determines in good faith (after consultation with outside counsel) that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law. GSCAC must promptly (and in any event no later than three business days) notify Complete Energy if there has been a change in our board’s recommendation.

Special Meeting of GSCAC Stockholders

GSCAC has agreed to call and hold a special meeting of its stockholders as soon as practicable in accordance with applicable law for the purpose of seeking the approval of our stockholders of the acquisition and other proposals described in this proxy statement. We must call, convene and hold our special meeting even if our board has changed its recommendation regarding the acquisition, unless Complete Energy terminates the merger agreement.

Fees and Expenses

The parties to the merger agreement agreed that each party will bear its own fees and expenses but, to the extent any such fees and expenses are incurred by Complete Energy before the signing of the merger agreement and are not paid prior to the closing, the number of Class B shares and Class B units of Holdco Sub issued in the merger as part of the merger consideration will be reduced. The fees and expenses incurred by each party after the signing will not affect the merger consideration.

Press Release and Announcements

The parties to the merger agreement agreed that no public release or announcement concerning the merger agreement or the transactions contemplated by the merger agreement or the related transaction documents will be issued by any party or any of their respective affiliates or any of their respective representatives without the prior consent of GSCAC and Complete Energy.

Conditions to the Closing of the Acquisition

The obligation of the GSCAC parties to complete the merger and related transactions is subject to the requirement that specified conditions must be satisfied or waived by GSCAC, including the following:

•
Complete Energy’s representations and warranties that are qualified by materiality or Complete Energy Material Adverse Effect must be true at and as of the closing date (immediately prior to the closing) and those that are not qualified by materiality or Complete Energy Material Adverse Effect shall be true in all material respects at and as of the closing (in each case, other than representations and warranties that speak as to an earlier date which must be true, or true in all material respects as the case may be, as of such earlier date).

•
Complete Energy must have performed and complied, in all material respects, with its agreements, covenants and obligations required by the merger agreement and related transaction documents to be performed or complied with on or before closing.

•
There can be no legal proceeding threatened or filed by any person (other than by any GSCAC parties or any of their respective affiliates) seeking to restrain, enjoin or otherwise prohibit the completion of the proposed transactions.

•	Regulatory approvals must be obtained, including approval by FERC, and any applicable waiting periods under the HSR Act must have expired or been terminated.

•
Delivery to GSCAC at or prior to the closing of a payoff letter with respect to the outstanding Complete Energy Credit Agreement indicating that upon payment of an amount not exceeding $123 million (which amount may exceed $123 million only to the extent any such excess is funded at the closing by some means other than the cash contributed to Complete Energy), all indebtedness and other obligations under or in respect of the Complete Energy Credit Agreement shall be discharged.

•
None of the agent, the note holders and the option holders shall have asserted that the lender consent is not a valid and binding agreement of any person party to such agreement and each such person shall have executed and delivered the form attached to the merger agreement and any related agreements to which it is a party.

•	The GSCAC stockholders must have approved the merger and the related transactions.

•	No Complete Energy Material Adverse Effect shall have occurred and be continuing.

•	No default with respect to any payment obligation or financial covenant under any material Complete Energy debt (other than any debt that is being repaid or satisfied in connection with the merger).

•
GSCAC must have received an acknowledgement (as provided for in the lender consent) that the conditions required to exchange certain Complete Energy debt for cash, equity securities and a mezzanine note are satisfied.

The obligation of Complete Energy to complete the merger and the related transactions is subject to the requirement that specified conditions must be satisfied or waived by Complete Energy, including the following:

•
GSCAC’s representations and warranties contained in the merger agreement that are qualified by materiality or GSCAC Material Adverse Effect must be true at and as of the closing date (immediately prior to the closing) and that are not qualified by materiality or GSCAC Material Adverse Effect must be true in all material respects (in each case, other than representations and warranties that speak as to an earlier date which must be true, or true in all material respects as the case may be, as of such earlier date).

•
Each GSCAC party must have performed and complied, in all material respects, with its agreements, covenants and obligations required by the merger agreement and related transaction documents to be performed or complied with on or before closing.

•
There can be no legal proceeding threatened or filed by any person (other than by Complete Energy or any of its affiliates) seeking to restrain, enjoin or otherwise prohibit the completion of the proposed transactions.

•	Regulatory approvals must be obtained, including FERC approval, and any applicable waiting periods under the HSR Act must have expired or been terminated.

•	The GSCAC stockholders must have approved the merger and related transactions.

•	GSCAC must have directors’ and officers’ liability insurance with terms and conditions at least as favorable to the insured as Complete Energy’s directors’ and officers’ liability insurance policies.

•	Designated persons must have resigned from all of their positions and offices with GSCAC, Holdco Sub, Holdco Sub2 and Merger Sub.

•	Designated persons must have been elected to the positions of officers and directors of GSCAC, Holdco Sub, Holdco Sub2.

•	GSCAC must have at least $188,000,000 in its trust account, before giving effect to any payments to GSCAC stockholders who vote against the acquisition and elect to convert their shares into cash.

•	No GSCAC Material Adverse Effect shall have occurred and be continuing as of the closing date.

•
None of the agent, the note holders and the option holders shall have asserted that the lender consent is not a valid and binding agreement of any person party to such agreement and each such person shall have executed and delivered the form attached to the merger agreement and any related agreements to which it is a party.

•
GSCAC must have received an acknowledgement (as provided for in the lender consent) that the conditions required to exchange certain Complete Energy debt for cash, equity securities and a mezzanine note are satisfied.

We cannot assure you that all of the conditions above will be satisfied or waived or that the merger will occur.

Termination

The merger agreement may be terminated at any time prior to the closing of the acquisition in the following circumstances:

•
by Complete Energy or GSCAC if any nonappealable final governmental order or law, decree or judgment enjoins or otherwise prohibits or makes illegal the completion of the merger and related transactions;

•
by Complete Energy if any GSCAC party has materially breached its obligations or under the merger agreement or related transaction documents and the breach would or does result in the failure of any of Complete Energy’s conditions to closing and such breach has not been cured within 30 days following written notice (or 60 days if GSCAC is endeavoring in good faith, and proceeding diligently to cure the breach);

•
by GSCAC if Complete Energy or any project company has materially breached its obligations under the merger agreement or related transaction documents and the breach would or does result in the failure of any of GSCAC’s conditions to closing and such breach has not been cured within 30 days following written notice (or 60 days if Complete Energy is endeavoring in good faith, and proceeding diligently to cure the breach);

•
by GSCAC or Complete Energy if the merger has not been completed by January 31, 2009 and the failure is not caused by a breach of the merger agreement by the terminating party, but if the delay is directly and primarily the result of the failure to obtain on a timely basis the audited balance sheet of Complete Energy’s subsidiary, La Paloma Generating Company, LLC, dated as of December 31, 2005, the termination date will be extended from January 31, 2009 to March 31, 2009;

•	by GSCAC or Complete Energy if either exercises its termination right as a result of a Casualty Estimate from casualty and condemnation events of $25 million;

•
by GSCAC if it does not consent to a proposed refinancing of the Complete Energy Credit Agreement after September 15, 2008 or if Complete Energy engages in certain prohibited conduct prior to the completion of the merger;

•
by GSCAC if the changes to Complete Energy’s disclosure schedules collectively would cause the failure of the Complete Energy representations and warranties closing condition if such changes were not effective;

•	by mutual written consent of GSCAC and Complete Energy;

•	by Complete Energy if GSCAC’s board of directors changes its recommendation of the proposed transactions or takes specified actions inconsistent with its recommendation; or

•
by Complete Energy or GSCAC if our stockholders do not approve the merger and related transactions, provided that GSCAC may not terminate the merger agreement if it has breached or failed to comply with its obligations with respect to the preparation, filing and mailing of the proxy statement and the calling of the special meeting to approve the acquisition.

Effect of Termination and Remedies

If the merger agreement is validly terminated, there will be no liability or obligation on the part of Complete Energy, any of its affiliates or any GSCAC party,

except certain limited provisions of the merger agreement (such as confidentiality) would survive such termination. In addition, each party will be responsible for its willful and knowing breach of any provision in the merger agreement if either of the following shall have resulted in termination:

•
the willful and knowing failure of a party to perform a covenant in the merger agreement (other than a failure by Complete Energy to perform (or cause a project company to perform) any of their interim covenants to the extent such failure was necessary or advisable in connection with the operation, maintenance and management of the La Paloma facility and the Batesville facility in accordance with prudent industry practice); or

•	any willful and knowing breach by a party of any representation and warranty contained in the merger agreement.

Each party to the merger agreement has agreed that the other parties will be entitled to seek an injunction to prevent breaches of the merger agreement and to seek specific performance of the provisions of the merger agreement.

Limitation on Liabilities

The parties to the merger agreement have expressly agreed that the representations, warranties, pre-closing covenants and pre-closing agreements will terminate and be of no further force or effect upon the closing of the acquisition. In addition, the parties have agreed that there will be no liability for any breach of the merger agreement except Complete Energy or GSCAC, as applicable, shall be liable for all losses resulting from the willful and knowing failure of Complete Energy or GSCAC, respectively, to perform its covenants in the merger agreement or any willful and knowing breach by Complete Energy or GSCAC, respectively, of any of its representations or warranties in the merger agreement. The parties to the merger agreement further agreed that no party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages or loss, whether based on contract or tort.

Waiver of Claims Against the Trust Account

Complete Energy waived any claims against GSCAC’s trust account, and agreed not to seek recourse against the trust account or any funds distributed from the trust account, except for funds distributed to GSCAC, from time to time, to permit GSCAC to pay its operating expenses and funds distributed to GSCAC after it completes an initial business combination (excluding amounts paid to stockholders that vote against the acquisition proposal and properly exercise their conversion rights and deferred underwriting discounts and commissions paid to the underwriters of GSCAC’s IPO).

Governing Law

The merger agreement is governed by the laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s law.

Jurisdiction; Arbitration

Prior to the closing, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with the merger agreement or the transactions contemplated under the merger agreement will be brought in the U.S. District Court for the Southern District of New York or any New York State court sitting in New York City.

After the closing, any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating to the merger agreement or in any way relating to the subject matter of the merger agreement will be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The AAA shall administer the arbitration. The arbitrators shall resolve any dispute in accordance with the governing law of the merger agreement. The hearing will be conducted in New York, New York. Any award shall be final and binding.

Tax Matters

The parties to the merger agreement agree on the intended U.S. federal income tax treatment of the merger transaction and agree to file all tax returns consistently with the intended tax treatment. The parties further agree on the methods for making certain allocations of income, gain, deduction or loss required for U.S. federal income tax purposes with respect to Holdco Sub (and any lower tier partnership).

OTHER TRANSACTION AGREEMENTS

Holdco Sub Amended and Restated Limited Liability Company Agreement

In connection with the completion of the merger, the limited liability company agreement of Holdco Sub will be amended and restated (the “Holdco Sub LLC Agreement”), in part to authorize a capital structure comprised of Class A, Class B, Class C and Class D units. GSCAC will own 100% of the Class A units. The Class B, Class C and Class D units will be issued as part of the merger consideration to the owners of Complete Energy and to the LP Minority Holders and Fulcrum to the extent that they accept our offers to exchange their equity interests in La Paloma Acquisition and Batesville Holding.

Management. Holdco Sub will be managed by GSCAC, as managing member of Holdco Sub and sole holder of the Class A units, and an executive committee comprised of members designated by GSCAC. All of GSCAC’s business activities will be conducted by Holdco Sub or its subsidiaries. GSCAC will not be permitted to conduct any business or hold any assets other than its ownership of Class A units in Holdco Sub and activities incidental to such ownership and the general operation and management of GSCAC. Holdco Sub will be required to pay all costs, expenses and liabilities of GSCAC and to guarantee any indebtedness incurred by GSCAC.

Voting Rights. The Class A units are the sole voting interests in Holdco Sub, subject to limited approval rights granted to the holders of the Class B units, Class C units and Class D units.

Contributions. If GSCAC issues any equity securities, it must contribute the proceeds to Holdco Sub and Holdco Sub must issue equivalent securities to GSCAC. No other holder of units of Holdco Sub is required to make capital contributions to Holdco Sub.

Distributions. Distributions on Class A units and Class B units will be made ratably. No distributions will be made on Class C or Class D units. If Holdco Sub, at the determination of the managing member, makes any distributions to its members, then GSCAC must use the distributions that it receives on its Class A units (net of taxes and reserves for operating costs) to pay dividends to the holders of Class A shares.

Transferability of Units. The Class A units held by GSCAC will not be transferable. Class B, Class C and Class D units will not be transferable except to “permitted transferees” (i.e., affiliates, family members and certain estate planning entities formed for the benefit of the holder and his or her family members). Class B units cannot be transferred unless an equal number of Class B shares are transferred to the same transferee.

Exchange of Class B Units. At any time and from time to time, a holder of Class B units and Class B shares will have the right to exchange one Class B unit and one Class B share for one Class A share. Class A shares received in the exchange will be freely transferable, subject to applicable restrictions under the federal or state securities laws, and will have the benefit of registration rights under a registration rights agreement among GSCAC and the holders of GSCAC and Holdco Sub securities received in connection with the merger and related transactions.

Complete Energy Unitholder Consent

A Complete Energy Unitholder Consent and Release Agreement was entered into on May 9, 2008 among GSCAC, Peter J. Dailey, Lori A. Cuervo, Hugh A. Tarpley and Complete Energy pursuant to which Peter J. Dailey, Lori A. Cuervo and Hugh A. Tarpley consented to the acquisition and the related transactions, and agreed not to transfer or encumber their ownership interests in Complete Energy prior to the closing. In addition, Peter J. Dailey, Lori A. Cuervo and Hugh A. Tarpley agreed to a mutual release of claims between themselves and Complete Energy and to a 180-day “lock-up” on the GSCAC and Holdco Sub securities they will receive as a consequence of the acquisition or upon exchange of their Class B units and Class B shares for Class A shares.

Registration Rights Agreement

At the closing of the acquisition, GSCAC will enter into a registration rights agreement with the persons receiving Class A shares or Class B shares and Holdco Sub securities in the merger and related transactions, pursuant to which each such holder of Class A shares will be granted registration rights to require registration of their Class A shares, including any Class A shares received in exchange for Class B units and Class B shares.

GSCAC will be required to file a shelf registration statement within 90 days after the closing to permit all of these holders to sell their Class A shares, and the shelf registration statement must be declared effective by the SEC no later than 180 days after the closing.

GSCAC will be required to conduct underwritten public offerings to permit all of these holders to sell their Class A shares upon demand by the TAMCO funds (two demands), Morgan Stanley (one demand) and the Complete Energy owners/LP Minority Holders (one demand), but GSCAC will not be required to effect more than one demand registration in the 12-month period following an effective registration statement.

All of these holders will also be permitted to include their Class A shares in registered offerings conducted by GSCAC after the closing.

Lender Consent

On May 9, 2008, in connection with the merger agreement, GSCAC, Complete Energy and certain of their respective subsidiaries entered into a Consent, Exchange and Preemptive Rights Agreement (the “lender consent”) with the TAMCO funds and Morgan Stanley. As of that date, a Complete Energy subsidiary owed approximately $270 million in notes and cash settled options to the TAMCO funds and Morgan Stanley.  Subject to the terms and conditions set forth in the lender consent, the TAMCO funds and Morgan Stanley have agreed to exchange these obligations upon the closing of the acquisition for approximately $50 million in cash, a $50 million mezzanine note, approximately $170 million of Class A shares, warrants to purchase an aggregate of 798,000 Class A shares if GSCAC’s stock price reaches $14.50 for 10 consecutive trading days within five years and warrants to purchase an additional 798,000 Class A shares if GSCAC’s stock price reaches $15.50 for 10 consecutive trading days within five years. The number of Class A shares to be issued pursuant to the lender consent will be calculated using a price per share of GSCAC’s common stock equal to the lesser of $10.00 and the average closing price per share for the 20 trading days ending three business days before the closing of the acquisition. Pursuant to the lender consent, all of the expenses of the TAMCO funds and Morgan Stanley in connection with the lender consent and related transactions are to be paid as of the closing by GSCAC and the Complete Energy parties. To the extent that we have insufficient cash to pay $50 million to the TAMCO funds and Morgan Stanley, GSCAC would be required to issue additional Class A shares to the TAMCO funds and Morgan Stanley that have a value equal to 150% of the shortfall, subject to certain adjustments as provided in the lender consent.

Pursuant to the lender consent, the TAMCO funds will be subject to a 180-day lock-up period with respect to their Class A shares. In addition, GSCAC has granted preemptive rights to the TAMCO funds and Morgan Stanley if GSCAC issues any equity securities that trigger “anti-dilution” protection for holders of GSCAC’s outstanding warrants. The lender consent also contains a release of claims by the Complete Energy parties for the benefit of the TAMCO funds and Morgan Stanley pursuant to which the Complete Energy parties will have released all claims against the TAMCO funds and Morgan Stanley effective upon the closing. The lender consent requires that an individual designated by the TAMCO funds must become a member of our board of directors, with a term of office to expire no earlier than the 2011 annual meeting of the GSCAC stockholders, upon the closing of the acquisition. R. Blair Thomas is the designee under the lender consent, and our board of directors intends to appoint him to serve on our board as a Class I director if our proposals are approved and the acquisition is completed.  Please see “Proposal IV—Election of Directors.”

Employment Agreements and Non-Solicitation Agreement

On May 9, 2008, in connection with the merger agreement, GSCAC and CEP Operating Company LLC entered into three year employment agreements with Hugh A. Tarpley and Lori A. Cuervo (together, the “employment agreements”). The employment agreements provide that, upon the closing of the acquisition, Hugh A. Tarpley would become GSCAC’s Chief Executive Officer and Lori A. Cuervo would become our President and Chief Operating Officer. Those employment agreements also include non-competition and non-solicitation provisions. Please refer to the section “Complete Energy Executive Compensation” (beginning on page 175) for a complete description of Mr. Tarpley’s and Ms. Cuervo’s employment agreements and the terms of employment.

Peter J. Dailey entered into, as of May 9, 2008, a non-solicitation, non-disclosure and confidentiality agreement with GSCAC, to be effective at closing of the acquisition.

OFFERS TO LP MINORITY HOLDERS AND FULCRUM

LP Minority Holders

Complete Energy currently owns, indirectly, 60% of the La Paloma facility. The remaining 40% interest in the La Paloma facility, represented by equity ownership in La Paloma Acquisition, is owned by the LP Minority Holders, which are third party investors unrelated to Complete Energy or GSCAC. Shortly after signing the merger agreement, GSCAC delivered to the LP Minority Holders a written offer to exchange their aggregate 40% ownership interests in La Paloma Acquisition upon completion of the acquisition for Class B shares and Class B units that would collectively be valued at approximately $194 million, and Class C units and Class D units that would entitle the LP Minority Holders to receive additional Class B shares and Class B units, which together would be exchangeable into approximately 1.4 million of our Class A shares if GSCAC’s share price reaches $14.50 within five years and an additional 1.4 million of our Class A shares if GSCAC’s share price reaches $15.50 within five years.  Our offered consideration was calculated consistently with the calculation of the merger consideration to be paid to the owners of Complete Energy upon completion of the merger, without taking into consideration the absence of voting or control rights and other relevant discounts due to the minority nature of the LP Minority Holders’ investment. None of the LP Minority Holders accepted this offer.

Promptly following completion of the acquisition, GSCAC intends to submit an offer to acquire the 40% ownership interests in La Paloma Acquisition from the LP Minority Holders in accordance with the “tag along” provisions of the limited liability company agreement for La Paloma Acquisition (the “La Paloma Acquisition LLC Agreement”). In response to our offer after signing the merger agreement, two of the LP Minority Holders asserted that our “tag along” offer must be made prior to completion of the acquisition.  We believe that this interpretation of the La Paloma Acquisition LLC Agreement is incorrect.  All disputes under the La Paloma Acquisition LLC Agreement are required to be submitted to binding arbitration.  We cannot predict what actions the LP Minority Holders may take as a result of our conflicting interpretations.  While no legal proceedings have been initiated to date, it is possible that the LP Minority Holders may seek to commence legal action to try and enforce their interpretation of the La Paloma Acquisition LLC Agreement or pursue other remedies.  Such legal proceedings could result in a material delay in our ability to complete the acquisition or otherwise have a material adverse effect on GSCAC and/or Complete Energy.

The “tag along” provisions in the La Paloma Acquisition LLC Agreement require that, under the circumstances of the proposed acquisition of Complete Energy by GSCAC, an offer must be made to acquire the minority ownership interests in La Paloma Acquisition from the LP Minority Holders upon the same terms and conditions as GSCAC is acquiring the ownership interests in Complete Energy. The per unit price upon which an acquisition is to be made pursuant to a tag along offer would be the fair market value per unit, determined by an independent appraiser of nationally recognized standing selected by Complete Energy or, if the holders of a majority of the equity interests in La Paloma Acquisition owned by the LP Minority Holders object to this determination, the fair market value will be the average of the two nearest fair market determinations made by the appraiser selected by Complete Energy, an appraiser selected by the tagging LP Minority Holders and a neutral appraiser selected by those two appraisers, all pursuant to the procedures and parameters described in the La Paloma Acquisition LLC Agreement. Under the terms of the La Paloma Acquisition LLC Agreement, in determining the fair market value, the appraisers may take into consideration the presence or absence of voting or control rights and other relevant discounts.  This fair market value determination may be higher or lower than the value of the equity interests in La Paloma Acquisition implied by our purchase price for Complete Energy. Accordingly, we may be required to issue a greater or lesser number of GSCAC shares, Holdco Sub securities or other consideration to acquire the equity interests in La Paloma Acquisition owned by the LP Minority Holders.  Please see “Risk Factors—The LP Minority Holders have disputed our interpretation of the “tag along” provisions of the La Paloma Acquisition LLC Agreement.  The resolution of this dispute could result in a material delay in our ability to complete the acquisition or otherwise have a material adverse effect on GSCAC and/or Complete Energy.”

Complete Energy is also party to an Exchange Agreement dated as of August 16, 2005, pursuant to which Complete Energy has agreed with the LP Minority Holders to exchange their ownership interests in La Paloma Acquisition for class A common units of Complete Energy if Hugh Tarpley, Milton Scott, Peter Dailey, Lori Cuervo and Engage Investments, L.P. cease to beneficially own at least 25% of Complete Energy and if the LP Minority

Holders who hold a majority of the 40% interest in La Paloma Acquisition elect to exchange their interests within 60 days of being notified of the change of ownership in Complete Energy. Our acquisition of Complete Energy would trigger this exchange right. Accordingly, the LP Minority Holders will have a right to exchange their ownership interests in La Paloma Acquisition for ownership interests in Complete Energy that have the same fair market value (determined as described above).

Unless we acquire at least 80% of La Paloma Acquisition, our ability to operate the La Paloma facility will be subject to certain approval rights that will be retained by the LP Minority Holders pursuant to the La Paloma Acquisition LLC Agreement. Such approval rights would require that we obtain the approval of LP Minority Holders owning at least a majority of the equity interests in La Paloma Acquisition owned by persons other than Complete Energy and its affiliates before taking certain actions with respect to La Paloma Acquisition such as, subject to certain specified exceptions, engaging in sales of assets or by mergers involving La Paloma Acquisition, acquiring more than $10 million of assets, incurring more than $25 million of indebtedness, approving any budget for La Paloma Acquisition, amending or terminating certain agreements of the La Paloma facility, and permitting La Paloma Acquisition to engage in related party transactions or agreements, file bankruptcy, dissolve or issue any equity interests.

Fulcrum

Complete Energy currently owns, indirectly, approximately 96.3% of the Batesville facility. GSCAC has delivered to Fulcrum an offer to exchange Fulcrum’s approximately 3.7% indirect ownership interests in Batesville Acquisition upon completion of the acquisition for Class B shares and Class B units that collectively would be valued at approximately $6.3 million, and Class C units and Class D units that would entitle Fulcrum to receive additional Class B shares and Class B units, which together would be exchangeable into approximately 55,440 Class A shares if GSCAC’s share price reaches $14.50 within five years and an additional 55,440 Class A shares if GSCAC’s share price reaches $15.50 within five years.  Our offered consideration was calculated consistently with the calculation of the merger consideration to be paid to the owners of Complete Energy upon completion of the merger.  We have asked Fulcrum to respond to our offer by July 30, 2008.

The acceptance of our offers by the LP Minority Holders or Fulcrum is not a condition to the closing of the merger; however, the acceptance (or non-acceptance) of the offers will determine the percentage of the La Paloma facility and/or the Batesville facility that will be owned by GSCAC and the relative ownership of our current stockholders and Complete Energy stakeholders in GSCAC after the completion of the acquisition and related transactions.

THE SPECIAL MEETING

General

This proxy statement is being furnished to our stockholders as part of our solicitation of proxies for use at the special meeting in connection with our proposed acquisition of Complete Energy. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

GSCAC will hold the special meeting at            , Eastern Standard Time, on            , 2008, at                 to vote on the proposals described below and elsewhere in this proxy statement.

Purpose of the Special Meeting

At the special meeting, we are asking holders of GSCAC’s common stock to:

•
approve the acquisition of Complete Energy pursuant to the merger agreement and the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into Complete Energy, with Complete Energy surviving and thereby becoming an indirect subsidiary of GSCAC;

•	approve a second amended and restated certificate of incorporation for GSCAC, to be effective upon completion of the merger, to, among other things:

•	change our name to “Complete Energy Holdings Corporation,”

•	permit our continued existence after June 25, 2009,

•	increase the number of authorized shares of common stock,

•	create two classes of common stock (Class A shares to have voting and economic rights and Class B shares to have voting rights but no economic rights),

•	convert all of our outstanding common stock into Class A shares and

•	permit each Class B share plus one Class B unit of Holdco Sub to be exchanged into one Class A share;

•	approve the issuance of Class A shares and Class B shares in the acquisition;

•	elect two members to serve on our board of directors, each to serve until the 2011 annual meeting of our stockholders or until his successor is duly elected and qualified;

•	adopt a proposed stock option plan to be effective upon completion of the merger; and

•
adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of our proposals.

Recommendation of the GSCAC Board

The GSCAC board of directors has unanimously determined that it is advisable and in the best interests of GSCAC and its stockholders to approve the acquisition of Complete Energy pursuant to the merger agreement and the other transactions contemplated by the merger agreement, and that the fair market value of Complete Energy is equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions).  In addition, our board of directors has unanimously approved and declared advisable and in the best interests of GSCAC and its stockholders to approve or adopt our charter proposal, share issuance proposal, election of directors proposal, stock option plan proposal and adjournment proposal.  Accordingly, the GSCAC board of directors unanimously recommends that GSCAC’s common stockholders:

•	vote “FOR” the acquisition proposal;

•	vote “FOR” the amended and restated charter proposal;

•	vote “FOR” the share issuance proposal;

•	vote “FOR” the election of directors proposed;

•	vote “FOR” proposed stock option plan proposal; and

•	vote “FOR” the adjournment proposal.

Record Date; Who is Entitled to Vote

The record date for the special meeting is             , 2008. Record holders of GSCAC’s common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 25,200,000 outstanding shares of GSCAC’s common stock, which includes 4,500,000 shares held by the Messrs. Goodwin and McKinnon and our founding stockholder.

Each share of GSCAC’s common stock is entitled to one vote per share at the special meeting. GSCAC’s outstanding warrants do not have voting rights.

Quorum

Stockholders holding a majority of our outstanding common stock (whether or not held by public stockholders) at the close of business on the record date must be present, in person or by proxy, to constitute a quorum and a quorum is required to approve our proposals.

Voting Your Shares

Each share of GSCAC’s common stock that you own in your name as of the close of business on the record date entitles you to one vote. Your proxy card shows the number of shares of GSCAC’s common stock that you own. There are two ways to vote your shares of GSCAC’s common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by GSCAC’s board of directors “FOR” the approval of the acquisition proposal, the charter proposal, the share issuance proposal, the election of the directors proposal, the stock option plan proposal and the adjournment proposal.  If you hold your shares through a bank or broker you may also be able to vote via telephone or Internet.  Please follow the instructions on the proxy card sent by your bank or broker for directions.

•
You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.  Please contact your bank, broker or other nominee for assistance in attending the special meeting.

IF YOU DO NOT VOTE YOUR GSCAC SHARES IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ACQUISITION PROPOSAL BUT YOU WILL NOT HAVE THE RIGHT TO EXERCISE YOUR CONVERSION RIGHTS TO RECEIVE A PRO RATA PORTION OF THE CASH VALUE OF YOUR SHARES IN THE TRUST ACCOUNT OF GSCAC.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of GSCAC’s common stock, you may call MacKenzie Partners, Inc., our proxy solicitor, toll free at 1-(800)-322-2885 or collect at 212-929-5500.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the acquisition proposal, the charter proposal, the share issuance proposal, the election of directors proposal, the stock option plan proposal, and the adjournment proposal and any other matters that may be properly brought before the special meeting or at any adjournments or postponements thereof. Under GSCAC’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	If you have voted via telephone or Internet you may recast your vote using either method by following the instruction on the proxy card sent by your bank or broker;

•	You may notify GSCAC in writing before the special meeting that you have revoked your proxy; or

•	You may attend the special meeting, revoke your proxy and vote in person.

Vote Required of GSCAC’s stockholders

•
Acquisition proposal. The affirmative vote of holders of a majority of the IPO shares voting in person or by proxy at the special meeting is required to approve the acquisition proposal and the affirmative vote of stockholders owning a majority of the outstanding shares of our common stock as of the close of business on the record date is required to approve the acquisition proposal. However, the acquisition proposal will not be approved if the holders of 20% or more of the IPO shares vote against the acquisition proposal and properly exercise their rights to convert such IPO shares into cash.

•
Charter proposal. The affirmative vote of holders of a majority of the shares of GSCAC’s common stock outstanding as of the close of business on the record date is required to approve the charter proposal, and approval is conditioned upon approval of the acquisition proposal.

•
Share Issuance proposal. The affirmative vote of holders of a majority of votes cast by holders of GSCAC’s common stock present in person or by proxy at the special meeting is required to approve the share issuance proposal, and approval is conditioned upon approval of the acquisition proposal.

•
Election of Directors proposal. The two Class I directors to be elected at the special meeting will be elected by a plurality of the votes cast by the holders of common stock outstanding as of the close of business on the record date voting in person or by proxy and entitled to vote thereon at the special meeting.

•
Stock Option Plan. The affirmative vote of holders of a majority of votes cast stockholders present in person or by proxy at the special meeting is required to adopt the proposed stock option plan of GSCAC, and approval is conditioned upon approval of the acquisition proposal.

•
Adjournment proposal. The affirmative vote of the majority of votes cast by holders of GSCAC’s common stock present in person or by proxy at the special meeting is required to approve the adjournment proposal.

Because the approval of the acquisition proposal is a condition to the approval of the other proposals (other than the election of directors proposal and the adjournment proposal), if the acquisition proposal is not approved, the other approvals will not take effect (other than the election of directors proposal and the adjournment proposal).

Abstentions and Broker Non-Votes

An abstention is not an affirmative vote in favor of any proposal but adds to the number of shares present in person or by proxy and counted for purposes of determining the presence of a quorum. If you abstain from voting, it will have the same effect as a vote against the acquisition proposal (but will not have the effect of converting your shares into a pro rata portion of the trust account because for this purpose you are required to vote against the acquisition proposal and follow the specific procedures for conversion set out in “Summary of Proxy Statement—Conversion Rights”), the charter proposal, the share issuance proposal, the stock option plan proposal and the adjournment proposal. Abstentions will have no effect on the election of directors proposal.

A failure to vote by not returning a signed proxy card, voting by telephone or Internet or not voting in person at the special meeting will have no impact upon the share issuance proposal, the stock option plan proposal, the election of directors proposal or the adjournment proposal. Because the acquisition proposal and the charter proposal require the affirmative vote of a majority of the outstanding shares entitled to vote on these proposals, a failure to vote will have the effect of a vote against the acquisition proposal and the charter proposal. A failure to vote will not have the effect of electing to convert your shares into a pro rata portion of the trust account.

If you hold shares of our common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your broker will not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.”  Broker non-votes are counted for purposes of determining the presence of a quorum but are not treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. Because the acquisition proposal and the charter proposal require an affirmative vote of a majority of the outstanding shares entitled to vote on these proposals, a broker non-vote will have the same effect as a vote against these proposals. A broker non-vote has the effect of voting against the acquisition proposal, but will not have the effect of electing to convert your shares into a pro rata portion of the trust account. Broker non-votes will have no effect on the share issuance proposal, the election of directors proposal, the stock option plan proposal and the adjournment proposal because these proposals require the affirmative vote of a majority of the shares entitled to vote and actually voted.

Conversion Rights

Each holder of IPO shares has a right to convert the IPO shares into a pro rata portion of our trust account, payable in cash, if such holder votes against the acquisition proposal, such holder follows the specific procedures for conversion set out in this section and the acquisition is completed.  Such IPO shares would then be converted into cash at the per share conversion price on the completion date of the acquisition.  It is anticipated that the funds to be distributed to holders who properly elect to convert their IPO shares will be distributed promptly after completion of the acquisition.

Voting against the acquisition proposal alone will not result in the conversion of IPO shares into a pro rata portion of the trust account; to convert their IPO shares, a holder of IPO shares must properly exercise the conversion rights as described below by following the specific procedures for conversion set forth below.

In connection with a vote on our acquisition proposal, the holders of IPO shares may elect to vote a portion of their shares for and a portion of their IPO shares against the acquisition proposal.  If the acquisition proposal is approved and completed, the holders of IPO shares who vote against the acquisition proposal and properly elect to convert a portion of the IPO shares will receive the conversion price with respect to those shares and may retain any other shares they own.

We will not complete the acquisition and will not convert any IPO shares into cash if stockholders owning 20% or more of the IPO shares both vote against the acquisition proposal and properly exercise their conversion rights.

Holders of IPO shares who convert their IPO shares into cash would still have the right to exercise any warrants that they continue to hold.

The actual per-share conversion price will be equal to the amount then on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on the holder’s pro rata portion of the trust account, net of income taxes payable on such interest and net of interest income of up to $2.4 million on the trust account balance previously released to us to fund our working capital requirements), calculated as of two business days prior to the completion of the merger divided by the total number of IPO shares.  As of June 30, 2008, the per-share conversion price would have been approximately $9.89, without taking into account any interest accrued after such date.

By exercising these conversion rights, a holder of IPO shares will be exchanging the IPO shares for cash and will no longer own the IPO shares.

Prior to exercising conversion rights, holders of IPO shares should verify the market price our shares because such holder may receive higher proceeds from the sale of the IPO shares in the public market than from exercising conversion rights if the market price per IPO share is higher than the conversion price.

To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender the IPO shares to our transfer agent and deliver written instructions to our transfer agent:  (1) stating that such holder wishes to convert the IPO shares into a pro rata share of the trust account and (2) confirming that such holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the merger.

To tender IPO shares to our transfer agent, the holder must deliver the IPO shares either (1) at any time before the start of the special meeting (or any adjournment or postponement thereof), electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System or, (2) at any time before the day of the special meeting (or any adjournment or postponement thereof), physically by delivering a share certificate. Any holder who holds IPO shares in street name will have to coordinate with his or her broker to arrange for the IPO shares to be delivered electronically or physically. Any holder who desires to physically tender to our transfer agent IPO shares that are held in street name must instruct the account executive at his or her bank or broker to withdraw the IPO shares from such holder’s account and request that a physical certificate be issued in such holder’s name. Our transfer agent will be available to assist with this process.

If any holder does not deliver written instructions and tender his or her IPO shares (either electronically or physically) to our transfer agent in accordance with the above procedures, those IPO shares will not be converted into cash.

Any request for conversion, once made, may be withdrawn or revoked at any time before the start (in case of electronic tendering) or at any time before the day (in case of physical tendering) of our special meeting (or any adjournment or postponement thereof), in which case the IPO shares will be returned (electronically or physically) to such holder. Holders of IPO shares who have exercised conversion rights may not thereafter withdraw or revoke their decision to convert their IPO shares into a pro rata portion of the trust account.

If any holder tenders IPO shares (electronically or physically) and the merger is not completed, the IPO shares will not be converted into cash and they will be returned (electronically or physically) to such holder.

Solicitation Costs

GSCAC is soliciting proxies on behalf of GSCAC’s board of directors. This solicitation is being made by mail, but also may be made by telephone, email or in person. GSCAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this. GSCAC has hired MacKenzie Partners, Inc. to assist in the proxy solicitation process. GSCAC will pay all fees and expenses related to the retention of this proxy solicitation firm and anticipates that such fees and expenses will be approximately $25,000.

GSCAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. GSCAC will reimburse them for their reasonable expenses.

Stock Ownership of Directors and Executive Officers

At the close of business on the record date, executive officers and directors of GSCAC and their affiliates owned and were entitled to vote 4,500,000 shares of GSCAC common stock, or approximately 17.9% of the aggregate voting power of GSCAC’s common stock entitled to vote at the special meeting. In connection with the vote on the acquisition proposal, Messrs. Goodwin and McKinnon and our founding stockholder have agreed to vote their shares in accordance with the majority of common stock voted by the public stockholders.  Our founding stockholder and Messrs. Goodwin and McKinnon have informed GSCAC that it and they intend to vote all of its and their shares “FOR” the other proposals.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at either meeting. If, however, any other matters are properly brought before either meeting, or any adjourned meeting, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including to adjourn the meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether a quorum exists, without further notice other than by an announcement at the meeting.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more GSCAC’s stockholders reside if they appear to be members of the same family. Each GSCAC stockholder will continue to receive a separate proxy card. The procedure, referred to as householding, reduces the volume of duplicate information GSCAC’s stockholders receive and reduces mailing and printing expenses for GSCAC. Brokers with accountholders who are GSCAC stockholders may be householding GSCAC’s proxy materials. As indicated in the notice previously provided by these brokers to GSCAC’s stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected GSCAC stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a proxy statement, please notify your broker. GSCAC stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

INFORMATION ABOUT GSCAC

The following section provides summarized information about GSCAC as it is at the time of this proxy statement. For a description of GSCAC’s securities as they would be after the completion of the merger with Complete Energy, see “Description of GSCAC’s Securities.”

Business

General

We are a blank check company formed on October 26, 2006 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses or assets, which we refer to as our initial business combination. The registration statement for our IPO was declared effective June 25, 2007.

We completed the IPO on June 29, 2007 of 20,700,000 units (“units”) and recorded proceeds of approximately $191.5 million, net of the underwriters’ discount and commission of $14.5 million and offering costs of $1 million. Each unit consists of one share of common stock, $0.001 par value per share (“common stock”), and one warrant (“warrant”) to purchase one share of our common stock at an exercise price of $7.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit.

GSCAC is not presently engaged in, and will not engage in, any substantive commercial business until the completion of its initial business combination. GSCAC intends to utilize the funds held in its trust account, GSCAC and Holdco Sub securities and debt in effecting the acquisition of Complete Energy.

Offering Proceeds Held in Trust

A total of approximately $201.7 million, including $191.5 million of the net proceeds from the IPO, $4 million from the sale of warrants to our founding stockholder and $6.2 million of deferred underwriting discounts and commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee. The proceeds held in trust will not be released from the trust account until the earlier of the completion of an initial business combination or the liquidation of GSCAC. Based on our charter, up to a total of $2.4 million of interest income (net of taxes payable) may be released to GSCAC to fund GSCAC’s working capital requirements, subject to availability. If the merger with Complete Energy is completed, the trust account will be released to GSCAC, less amounts to be paid to stockholders of GSCAC who do not approve the merger with Complete Energy and properly elect to convert their shares of common stock into their pro rata share of the trust account. As of June 30, 2008, the balance in the trust account was approximately $203 million.

Fair Market Value of Target Business

The initial target business that GSCAC acquires must have a fair market value equal to at least 80% of the balance of the trust account (excluding deferred underwriting discounts and commissions incurred during our IPO) at the time of such acquisition.

The fair market value of Complete Energy’s business was determined by GSCAC’s board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value.  While it was not required to do so, GSCAC obtained an opinion dated May 8, 2008 from Duff & Phelps, an unaffiliated and independent investment banking firm, regarding whether Complete Energy has a fair market value equal to at least 80% of the balance in GSCAC’s trust account (excluding deferred underwriting discounts and commissions).  The full text of Duff & Phelps’ opinion dated May 8, 2008 is attached to this proxy statement as Annex D. See also “Summary of the Duff & Phelps Fairness Opinion.”

Stockholder Approval of Initial Business Combination

The affirmative vote of a majority of the IPO shares voting in person or by proxy is required to approve our initial business combination. In connection with this vote, our founding stockholder and Messrs. Goodwin and

McKinnon have agreed to vote their shares in accordance with the majority of the shares of common stock voted by the public stockholders.  Our founding stockholder and Messrs. Goodwin and McKinnon have also informed GSCAC that it and they intend to vote all of its and their shares “FOR” the other proposals.

Conversion Rights

In connection with the proposed acquisition, each holder of IPO shares has the right to have their IPO shares converted into a pro rata portion of our trust account, payable in cash, if such holder votes against the acquisition proposal, such holder properly exercises the conversion rights and the acquisition is completed.  The actual per-share conversion price will be equal to the aggregate amount then on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on the holder’s pro rata portion of the trust account, net of income taxes payable on such interest, which shall be paid from the trust account, and net of interest income of up to $2.4 million previously released to us to fund our working capital requirements), calculated as of two business days prior to the completion of the merger, divided by the total number of IPO shares.  As of June 30, 2008, the per-share conversion price would have been approximately $9.89, without taking into account any interest accrued after such date.  See “The Special Meeting—Conversion Rights.”

GSCAC cannot proceed with the acquisition of Complete Energy if stockholders owning 20% or more of the IPO shares vote against the acquisition and properly exercise their conversion rights.

Liquidation if No Business Combination

Our charter provides that we will continue in existence only until June 25, 2009. If our charter proposal is approved and we complete the proposed acquisition of Complete Energy, we will amend this provision in order to permit for our continued existence. If we do not complete an initial business combination by June 29, 2009, our corporate existence will cease except for the purpose of winding up our affairs and liquidating pursuant to Section 278 of the DGCL. Because of this provision in our charter, no resolution by our board of directors and no vote by our stockholders to approve our dissolution would be required for us to dissolve and liquidate.

Property

We do not own any real estate or other physical properties materially important to our operation. Our executive offices are currently located at 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932. The cost for this space is included in the $7,500 per-month fee that GSCP (NJ) Holdings, L.P., an affiliate of our founding stockholder, charges us for general and administrative services.  See “Certain Relationships and Related Party Transactions.”

Employees

Peter F. Frank and Matthew C. Kaufman are the sole officers of GSCAC, and GSCAC has no direct employees.

Legal Proceedings

There are no legal proceedings pending against GSCAC.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements and have not established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

GSCAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

GSCAC is a blank check company formed on October 26, 2006 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses or assets, which we refer to as our initial business combination. We completed our IPO on June 29, 2007.

We have neither engaged in any operations nor generated any revenues from operations to date. Our entire activity since inception has been to prepare for and consummate our IPO and thereafter to identify and investigate potential targets for a business combination. We will not generate any operating revenues until completion of a business combination. We will generate non-operating income in the form of interest and dividend income on cash and cash equivalents.

Net income for the period from October 26, 2006 (date of inception) to March 31, 2008 was approximately $2.8 million, which consisted of $5.5 million of dividend income primarily from the trust account offset by $0.7 million of formation, general and operating costs and $2.4 million of provision for income taxes. Net income for the three months ended March 31, 2008 was approximately $0.6 million, which consisted of $1.4 million of dividend income primarily from the trust account offset by $0.2 million of formation, general and operating costs and $0.5 million of provision for income taxes.

Liquidity and Capital Resources

Following our IPO, a total of approximately $201.7 million, including $191.5 million of the net proceeds from the IPO, $4 million from the sale of warrants to our founding stockholder and $6.2 million of deferred underwriting discounts and commissions, was placed in a trust account, except for $50,000 that was made available to us for working capital needs.  If the acquisition is completed, we expect that most of the proceeds held in the trust account will be used to repay Complete Energy’s debt and to pay transaction expenses.

We believe that the $50,000 in funds available to us outside of the trust account, together with interest income of up to $2.4 million on the balance of the trust account which may be released to us for working capital requirements, will be sufficient to allow us to operate through June 25, 2009, assuming that our initial business combination is not completed during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $0.2 million of expenses in fees relating to our office space and certain general and administrative services;

•
approximately $2.3 million for general corporate purposes that will be used for miscellaneous expenses (potentially including deposits or down payments for a proposed initial business combination), legal, accounting and other expenses, including due diligence expenses and reimbursement of out-of-pocket expenses incurred in connection with the investigation, structuring, negotiation and consummation of our initial business combination, director and officer liability insurance premiums and reserves, legal and accounting fees relating to SEC reporting obligations, brokers’ retainer fees, consulting fees and finder’s fees.

We do not believe we will need additional financing in order to meet the expenditures required for operating our business prior to our initial business combination. However, we will rely on interest earned of up to $2.4 million on the balance of the trust account to fund such expenditures and, to the extent that the interest earned is below our expectation, we may have insufficient funds available to operate our business prior to our initial business combination.

Recently Issued Accounting Pronouncements

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. We adopted FIN 48 as of January 1, 2007 and there was no impact on the financial statements upon adoption.

On September 20, 2006, the FASB released Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of FAS 157 by us on January 1, 2008 had no material impact to our financial statements given the development stage nature of our business. We have no investment assets or liabilities that would be classified in Level III. Our investment in a money market fund which invests exclusively in 100% U.S. Treasury Securities is considered a Level I asset.

In December 2007, the FASB released Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“FAS 141(R)”), replacing Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS No. 141”).  FAS 141(R) retains the fundamental requirements in FAS 141 that the acquisition method of accounting (which FAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  FAS 141(R) also establishes principles and requirements for how the acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  FAS 141(R) clarifies that acquirers will be required to expense costs related to any acquisitions.  FAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after fiscal years beginning December 15, 2008.  Early adoption is prohibited.  GSCAC has not yet evaluated the impact, if any, that FAS 141(R) will have on its financial statements.  Determination of the ultimate effect of this pronouncement will depend on GSCAC’s structure at the date of adoption.

In December 2007, the FASB released Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“FAS 160”).  FAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity.  The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement.  FAS 160 clarifies that changes in a parent’s ownership interest in subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date.  FAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.  FAS 160 is effective for fiscal years beginning on or after December 15, 2008, with retrospective presentation and disclosure for all periods presented.  Early adoption is prohibited.  GSCAC currently has no entities or arrangements that will be affected by the adoption of FAS 160.  However, determination of the ultimate effect of this pronouncement will depend on GSCAC’s structure at the date of adoption.

INFORMATION ABOUT COMPLETE ENERGY

Overview

Complete Energy is an independent power producer (“IPP”), which acquires, owns and operates electric power generation plants and sells electricity and electricity-related products and services in the U.S. Complete Energy was formed as a limited liability company in 2004. Complete Energy’s business strategy is to own and operate facilities that employ clean and reliable power generation technologies in targeted regions in the U.S.  Complete Energy’s assets in its target regions have the potential for growth in earnings and asset value as increasing demand for electricity in these regions reduces the excess supply of generation capacity and as competitive market structures for power generation develop. For additional information regarding Complete Energy’s business strategy, see “—Complete Energy’s Strategy.”

Complete Energy operates the La Paloma facility and the Batesville facility, two natural gas-fired, combined-cycle facilities with an aggregate capacity of 1,859 megawatts (“MW”), located in California and Mississippi, respectively. The La Paloma facility is a 1,022 MW four-unit plant located in McKittrick, California that commenced commercial operations in March 2003. The Batesville facility is an 837 MW, three-unit plant located in Batesville, Mississippi that commenced commercial operations in August 2000. Complete Energy acquired a 60% indirect equity interest in the La Paloma facility in August 2005. Complete Energy acquired an indirect 3.1% equity interest in the Batesville facility in August 2004 and increased its ownership position to its current level of 96.3% in March 2007.

720 MW of the La Paloma facility’s output is sold under a contract with Morgan Stanley Capital Group through 2012, with an option by Morgan Stanley Capital Group to extend the contract for 240 MW for up to five one-year terms through 2017. The La Paloma facility’s remaining capacity is sold in the spot market. All of the Batesville facility’s output is sold under long-term contracts with J. Aron and SMEPA. The J. Aron contract covers two of the Batesville facility’s units and expires in 2013, and the SMEPA contract for the remaining unit expires in 2015, with an option by SMEPA to extend the contract through 2020. The contract counterparties at the La Paloma facility and the Batesville facility are responsible for supplying natural gas to fuel the facilities.

Complete Energy’s Corporate Structure

Set forth below is a simplified organization chart reflecting Complete Energy’s corporate structure prior to the combination with GSCAC pursuant to the merger agreement.

___________ *Denotes unaffiliated third parties.

Complete Energy operates its business as a single segment. Please see Complete Energy’s audited consolidated financial statements and the accompanying notes included elsewhere in this proxy statement for more information.

The Market for Electricity

Overview

The power industry represents one of the largest industries in the U.S. and impacts nearly every aspect of the U.S. economy, with an estimated end-user market comprising approximately $342 billion of electricity sales in 2007, based on monthly information published by the Energy Information Administration. Historically, vertically integrated electric utilities with monopolistic control over franchised territories dominated the power generation industry in the U.S. However, beginning in the mid-1990s, industry trends and regulatory initiatives designed to encourage competition in wholesale electricity markets have transformed some markets into more competitive arenas where load-serving entities and end-users may purchase electricity from a variety of suppliers, including IPPs, power marketers, regulated public utilities and major financial institutions among others. For over a decade, the power industry has been deregulated at the wholesale level allowing generators to sell directly to the load-serving entities, such as public utilities, municipalities and electric cooperatives.

Complete Energy believes that five key market factors affect its business prospects and financial performance. These are:

•	regional market structure;

•	the regional supply and demand environment for electricity;

•	the regional generation technology and fuel mix;

•	natural gas prices; and

•	environmental regulations.

While Complete Energy’s operations are subject to risk, some of the uncertainty is reduced by the existence of long-term contracts for a substantial portion of the capacity at the facilities.

Regional Market Structure

WECC

The La Paloma facility is located in the California/Mexico sub-region of the Western Electricity Coordinating Council (“WECC”), and within the jurisdiction of CAISO. CAISO is responsible for ensuring the safe and reliable operation of the transmission grid within California and providing open, nondiscriminatory transmission services. Pursuant to a FERC-approved tariff, CAISO has certain abilities to impose penalties on market participants for violations of its rules. CAISO maintains various markets for wholesale sales of electricity and electricity-related products, differentiated by time and type of electrical service. The La Paloma facility occasionally sells electricity in these markets. These markets are subject to various controls, such as price caps and mitigation of bids when reference prices are exceeded. The controls and the markets themselves are subject to regulatory change at any time.

CAISO is in the process of developing the details for implementing a Market Redesign and Technology Upgrade (“MRTU”), which has been approved by FERC.  The MRTU is a comprehensive redesign of all CAISO operations currently slated to go into effect sometime in late 2008.  Under MRTU, CAISO will run a new integrated, day-ahead market for energy and ancillary services as well as a real-time market and an hour-ahead scheduling protocol. The energy market will change from a zonal to a nodal market. Currently, CAISO functions as a zonal market with three major zones, Northern Zone (NP-15), Central Zone (ZP-26), and Southern Zone (SP-15), established for congestion management, load aggregation, and market pricing. NP-15 and SP-15 are the most liquidly traded pricing points and are both associated with major population centers in the state, while generation located in ZP-26 has access to both Northern and Southern markets. The primary features of a nodal market include a centralized, day-ahead market for energy, a nodal transmission congestion management model that results in locational marginal pricing at each generation location, financial congestion hedging instruments and a centralized day-ahead commitment process. Given the comprehensiveness of the market redesign, with features that may prove to be both positive and negative for energy sellers, we cannot predict at this time what impact MRTU will have on Complete Energy’s business.

SERC

The Batesville facility is located in the southeastern region of the U.S., within the SERC region with interconnections to both the Entergy and the TVA transmission networks. SERC is the regional reliability organization responsible for coordinating the operation and planning of the bulk power system across 16 primarily southeastern states, covering approximately 560,000 square miles. SERC is divided geographically into five sub-regions that are identified as Central (TVA), Delta (Entergy), Gateway, Southeastern (formerly Southern) and VACAR. The sub-regions are different in terms of power generation make-up, electricity demand growth, local transmission constraints and excess reserve margins.

Unlike other regions, the SERC region lacks a centralized market and does not have an ISO.  Instead, power transactions in the region’s markets occur through a variety of mechanisms ranging from short-term spot market sales to longer term contracts. These transactions are typically under bilateral contracts with the major utilities in the five sub-regions, who perform the scheduling, reserve and reliability functions in their franchise regions that ISOs typically administer elsewhere. Although the reliability functions performed are essentially the same, the primary differences between these markets lie in the physical delivery and price discovery mechanisms. Power sales and purchases are typically consummated between individual counterparties and are physically delivered either within or across the control areas of the transmission owners. Thus, energy and capacity prices in the SERC region are generally determined and agreed to in bilateral negotiations between representatives of the transacting counterparties, using market information gleaned by the individual marketing agents arranging the transactions as compared to more transparent price discovery in markets with ISOs.

Regional Supply and Demand Environment for Electricity

The current U.S. electricity market consists of distinct regional markets, not all of which are effectively interconnected. As a result, reserve margins (the measure of how much the total generating capacity installed in a region exceeds the peak demand for power in that region) vary from region to region. For example, a reserve margin of 15% indicates that supply exceeds expected peak electricity demand by 15%. Assuming that all other factors remain constant, lower reserve margins typically lead to higher electricity prices because the less efficient capacity in the region is needed to satisfy electricity demand.

Regional supply and demand affect the pricing for electricity that results from wholesale market competition. For much of the 1990s, utilities generally invested sparingly in new generating capacity. As a result, by the late 1990s, many regional markets were in need of new capacity to meet growing electricity demand. Prices rose due to capacity shortages, and the emerging merchant power industry responded by constructing significant amounts of new capacity. Between 2001 and 2003, more than 150,000 MW of new generating capacity were built in the U.S. In most regions, these new capacity additions far outpaced the growth of demand, resulting in markets with excess capacity, known as “overbuilt markets.” In the CAISO region, for example, approximately 6,300 MW of new generating capacity net of retirements were added between 2001 and 2003, while demand only increased by approximately 1,400 MW. The surge of generation investment has subsided since 2003. During the period from 2005 to 2007, for example, approximately 2,500 MW of new supply were added in the CAISO region, net of retirements, while demand increased by 26,000 MW. Because new supply has not appreciably increased in recent years, it is expected that reserve margins for many regional markets will continue to decrease into the foreseeable future as the demand for electricity continues to steadily increase.

CAISO is one of the many regions with declining reserve margins. Downward pressure on reserve margins is the result of insufficient new generation additions (due to high replacement costs and challenging siting issues), retirement of plants and steady demand growth. In California especially, the challenges associated with siting a new facility, including the time and cost required to permit a new facility, create barriers to entry that have contributed to insufficient generation additions in recent years. Furthermore, California recently enacted legislation that prohibits utilities from entering into long-term (i.e., five or more years) baseload electricity procurement contracts with facilities whose greenhouse gas emissions exceed those of combined-cycle, natural gas-fired facilities, established by rule to be 1,100 pounds of carbon dioxide per MW hour, effectively precluding future contracts with coal generation facilities.

In California, the summers of 2006 and 2007 illustrated the very tight supply/demand balance that currently exists in the CAISO region. Peak load demand reached a record 50,270 MW on July 24, 2006, which exceeded the prior peak load demand record by 13.4%. In 2007 peak load demand reached 48,490 MW on August 31, 2007. During 2006, insufficient supply during the record levels of demand in CAISO contributed to three Stage-1 emergencies, which occur when operating reserves drop below 7% and participants of the CAISO Voluntary Load Reduction Program are notified to implement voluntary conservation measures, and one Stage-2 emergency, which occurs when operating reserves drop below 5% and the CAISO’s Interruptible Load Programs are triggered. In 2007, despite a lower summer peak demand, CAISO experienced one Stage-1 emergency. California currently requires load-serving entities to acquire capacity of at least 115% of their forecast peak load for the coming year. Discussions continue among the CPUC, CAISO and the various constituents in California regarding the regulatory and market mechanisms it intends to implement to assure that enough new capacity is developed to meet longer term resource adequacy requirements.

Complete Energy believes that the tight reserve margins in CAISO, as well as the long lead times and increasing capital costs required to develop new generation, favorably positions efficient generation facilities such as La Paloma. During periods of high demand, less efficient gas fired generation facilities frequently are dispatched to maintain grid reliability, resulting in market prices significantly above La Paloma’s cost of generation. From a transmission perspective, La Paloma is favorably located to serve generation demand in both the southern and northern California population centers. La Paloma’s existing infrastructure and transmission capacity also present an opportunity for a future expansion to help meet CAISO’s resource adequacy challenges.

Moreover, in various regional markets, electricity market administrators have acknowledged that the markets for generating capacity do not provide sufficient revenues to enable existing merchant generators to recover all of their costs or to encourage new generating capacity to be constructed. Capacity auctions are being implemented in the Northeast and Mid-Atlantic regional markets to address this issue. In addition, California has several initiatives, both under review at the CPUC and CAISO levels, to enhance existing capacity markets. The success of these market design efforts and those of other markets could provide additional capacity revenues for IPPs. However, any new capacity market could take years to develop. Other markets, including SERC, have not yet initiated significant discussions regarding capacity markets and are expected to continue to operate energy-only markets for the near future.

In the southeastern U.S., SERC anticipates a consistent demand growth over the next 10 years, according to the NERC 2007 Long-Term Reliability Assessment Report. The summer total internal demand is projected to grow 19%, from 202,000 MW to 240,000 MW, between 2007 and 2016. The peak demand growth in the Entergy and TVA sub-regions is expected to be on par with the region as a whole. Furthermore, significant generation capacity in SERC is provided by older and less efficient units that generally use coal as a fuel source as compared to other regions in the U.S. As these units cease to be profitable to dispatch and are ultimately removed from service, Complete Energy believes that reserve margins in the region should tighten thereby providing more opportunities for merchant units. Complete Energy believes that the Batesville facility should be well-positioned to compete on a merchant basis by the time the contract on two of its three units expires in 2013.

TVA’s central location in the U.S. Eastern Interconnect and its extensive transmission interconnections with neighboring regions results in generating resources with interconnections to TVA having the ability to sell energy into markets outside of SERC.  TVA’s firm export potential is at 13,600 MW or 43% of peak demand in 2006, a large market share as compared to many other regions. TVA’s non-firm export potential is even larger at 19,700 MW.  Thus, market participants in the TVA region can effectively sell power into neighboring states and market areas.  However, generators in the TVA region must have firm transmission agreements to the external regions to take advantage of external capacity markets.  Complete Energy believes that the Batesville facility should benefit from tightening reserve margins in neighboring regions, as generation within TVA is exported to capture increasing prices in neighboring regions.

Regional Generation Technology and Fuel Mix

In a competitive market, the price of electricity typically is related to the operating costs of the marginal, or price-setting, generator. Assuming economic behavior by market participants, generating units generally are dispatched in order of their variable costs. In other words, units with lower costs are dispatched first and higher-cost units are dispatched as demand (or load) grows. Accordingly, the variable costs of the last (or marginal) unit needed to satisfy demand typically drives the regional power price. Power demand is generally greatest during weekday daylight hours, or on-peak hours, and greater during periods of warm weather due to use of air conditioning.

There are three general classifications of generation capacity: baseload, intermediate and peaking. Baseload units, typically fueled by cheaper fuels such as hydro, coal or nuclear fuels, are the least expensive from a variable cost perspective and generally dispatched to serve load demand during most hours.  Intermediate units are fueled by natural gas because of their advantageous cycle times and generally have higher marginal costs and are generally dispatched to serve load during on-peak hours.  Peaking units typically fueled by natural gas and oil, are the most expensive units to dispatch from a variable cost perspective and generally serve electricity demand only during on-peak hours after less expensive baseload and intermediate units are at full capacity. In California, gas-fired units set electricity prices during most hours, including weekend and night-time hours, known as off-peak hours, for the majority of the year.

California is highly dependent on natural gas generation, with gas-fired plants currently accounting for approximately 60% of the installed capacity in the region as of the date of this proxy statement.  Natural gas plants are the marginal producers and set the price of power approximately 90% of the time during on-peak hours in California. Hydroelectric generation is also critically important to California, as it currently represents approximately 20% of the installed capacity in California as of the date of this proxy statement. In periods of short supply of hydroelectric capacity, the gas-fired generators become even more valuable resources to ensure the reliability of the state’s electrical supply system.

Due to its efficiency relative to other units in the California market, the La Paloma facility operates as a baseload unit during most periods of the year. In the SERC region, gas-fired units set electricity prices during most on-peak hours. However, due to a greater supply of coal and other low cost generation, gas does not set the pricing for power during most off-peak periods. As such, the Batesville facility’s operating profile is generally that of an intermediate unit.

Natural Gas Prices

Natural gas prices have been particularly volatile in recent years. Spot prices for natural gas have recently risen to over $10 per million British thermal units (“MMBtu”) (as of the date of this proxy statement). Higher natural gas prices tend to increase Complete Energy’s margin from merchant operations at the La Paloma facility due to the fact that in California, less efficient natural gas units set the power price during most on-peak hours. Therefore, the La Paloma facility’s efficiency advantage translates into higher margins during periods of higher gas prices. At the Batesville facility, higher gas prices generally have a negative impact on Complete Energy’s margin, because at certain levels of operation the heat rate (the amount of gas needed to produce one unit of power and typically given in Btu/kWh) stipulated under its existing power purchase contracts is lower than the capabilities of the facility, resulting in a reduction in payments under the contracts.

Environmental Regulations

Environmental regulations require generators to incur costs, including costs to comply with limits on emissions of certain pollutants, among other things. Higher operating and compliance costs for coal and oil fuel-fired generators implicitly favor generating technologies that produce fewer emissions of regulated pollutants, such as gas-fired capacity. Further, to the extent that price-setting units experience higher variable costs due to environmental regulations, market prices tend to increase. See “Regulatory Matters—Environmental Regulation” for a more detailed discussion of the regulations that have or may have a significant impact on Complete Energy’s business.

Complete Energy’s Strategy

Following the completion of the acquisition, Complete Energy intends to optimize and potentially expand operations at the La Paloma and Batesville facilities, to acquire assets that meet its investment criteria and to selectively pursue development projects for new generation facilities. Complete Energy intends to focus its acquisition activities on regions where continued demand growth reduces the excess supply of generation capacity and areas in which competitive market structures for power generation continue to develop. Complete Energy’s strategy includes the following elements:

•
Capitalize on industry consolidation dynamics. Complete Energy believes that there are a number of generation portfolios owned by hedge funds and private equity investors ranging in size from 500-5,000 MW that could be attractive acquisition opportunities. Complete Energy believes that consolidation of these “stranded assets” under its management will provide economies of scale that will enhance the earning prospects of the assets. Complete Energy’s management team has extensive experience in power plant valuation, due diligence and transaction negotiations and believes it is well positioned to execute on a strategy to expand its generation portfolio. Management intends to target opportunities with the following characteristics:

•	Proven technology, primarily modern and relatively efficient gas-fired combined cycle and combustion turbine facilities;

•
Location in regions with strong underlying market fundamentals, including tightening reserve margins and favorable regulatory environments, which provide significant potential for asset value, revenue, cash flow and earnings growth and that can benefit from enhanced operating efficiencies; and

•	Location in liquid markets for power to leverage hedging, trading and marketing capabilities.

•
Execute a disciplined and opportunistic marketing strategy. Complete Energy currently maintains long-term contracts for substantially all of its output. Complete Energy continually monitors both short-term and long-term market pricing to take advantage of market conditions. Complete Energy will seek to modify, extend or enter into additional long-term power contracts in a manner that optimizes its potential return.

•
Focus on continued sound environmental management. Complete Energy seeks to operate its assets in a safe, reliable and environmentally-compliant manner.  Both facilities are designed to minimize environmental impact through the use of emission control technologies.  The facilities are staffed by dedicated, full-time environmental and health and safety personnel, many of whom have worked at the facilities since original construction.

•
Maintain high quality, low cost operations. Complete Energy independently operates and maintains its assets, minimizing reliance on third-party operators or contractors.  Complete Energy’s management team has extensive experience integrating commercial and plant-level operations.  Complete Energy also has the technical expertise and industry knowledge to capitalize on new technologies to maximize plant efficiency and output.  Complete Energy maintains close relationships with its original equipment manufacturers through long-term parts and services programs, which allows it to minimize technology risk, obtain timely availability of critical parts and identify and implement mutually beneficial commercial structures.  These factors also enable Complete Energy to better control its costs while still maintaining high quality in its operations.

Complete Energy’s Facilities

Set forth below is a summary of Complete Energy’s power generation portfolio as of the date of this proxy:

Overview of the plants
Facility	Net Generating Capacity (MW)	% Ownership	MW (based on ownership percentage)	Market	Approx. baseload heat rate (Btu/kWh)	Fuel	Off-take status
La Paloma	1,022	60.0%	613	CAISO	6,950	Nat gas	720MW of output contracted
Batesville	837	96.3%	806	SERC	7,100	Nat gas	Fully Contracted
Total	1,859		1,419

The La Paloma Facility

The La Paloma facility has demonstrated a generating capacity of approximately 1,022 MW. The facility is located in McKittrick, California, approximately 110 miles northwest of Los Angeles and 40 miles west of Bakersfield, and is geographically positioned to serve both northern and southern California and strategically interconnected at ZP-26 with access to NP-15 and SP-15 and with direct access to the Kern Mojave Pipeline.

The La Paloma facility utilizes four Alstom GT-24, gas-fired combustion turbines, making it among the most energy efficient fossil-fueled generation facilities in the CAISO region. Additionally, Complete Energy believes that the La Paloma facility’s cycling and turn down capabilities allow it to respond to changing load requirements and capture incremental revenues from associated ancillary services.

As renewable generation becomes a larger part of the California generation base, Complete Energy believes that the La Paloma facility’s operating flexibility is likely to create value because renewable resources, such as wind and solar power, are intermittent in nature, creating further demand for flexible generation to balance supply and load. The facility’s 446 acres of property and 300 MW of available transmission capacity combined with current water and gas rights and transmission allow for the potential addition of a combined or simple-cycle generation facility or a solar farm.

Complete Energy purchased its indirect 60% equity interest in the La Paloma facility in August 2005 and has made several improvements to the facility since its investment. The most important of these improvements were plant cycling improvements which brought the La Paloma facility’s overall plant forced outage rate during 2007 and the first half of 2008 to below reported combined cycle forced outage rates, as compiled by the North American Electric Reliability Council (“NERC”) during the years 2002 through 2006.

The tables below provide a current summary overview of the La Paloma facility. The tables provide operating results for the facility as a whole and do not reflect any adjustments for the fact that Complete Energy owns 60.0% of the interests in the facility.

La Paloma facility overview
Category	Data	Category	Data
Location	McKittrick, California	Equipment	Four independent Alstom GT-24 combustion turbines with long-term parts agreement
Market area	California (WECC)	Electric interconnection	230 kV via PG&E’s Midway Substation
Demonstrated capacity	1,022 MW	Gas interconnection	Kern Mojave Pipeline
Baseload heat rate	6,950 Btu/kWh	Water Supply	California aqueduct
Type	CCGT	Site area	446 acres
Primary fuel	Natural gas	Employees	42
COD	March 2003
Construction contractor	Alstom Power

La Paloma performance overview
	Period from August 17, 2005 through December 31, 2005	2006	2007	Three Months ended March 31, 2008
Availability	85.4%	85.3%	88.0%	72.4%
Capacity Factor	67.9%	63.9%	69.9%	60.6%
Gross generation (MWh)	2,305,601	5,780,092	6,356,349	1,398,243
Fuel consumption (MMBtu)	15,617,087	40,044,553	44,222,779	9,726,828
Gross heat rate (Btu/kWh)	6,774	6,928	6,957	6,956

The Batesville Facility

The Batesville facility has demonstrated a generating capacity of approximately 837 MW and is located on a 58-acre parcel in the city of Batesville, Mississippi, which is about 60 miles south of Memphis, Tennessee. The facility consists of three Siemens-Westinghouse 501F gas-fired combustion turbines.

The Batesville facility has direct access to three natural gas interstate pipelines (ANR Pipeline Company, Tennessee Gas Pipeline Company and Trunkline Gas Company), and has dual interconnections to the Entergy and TVA transmission systems within SERC. This optionality allows the Batesville facility’s output to be dispatched into two of the most liquid hubs in the Southeast. Furthermore, the Batesville facility’s site allows for potential expansion opportunities as the facility was originally designed to accommodate four units.

Since Complete Energy assumed control of the operations at the Batesville facility in August 2004, it made several improvements to the facility. The most important of these improvements include improved operation and maintenance programs and heat rate and cooling tower performance.

The tables below provide a summary overview of the Batesville facility. The tables provide operating results for the facility as a whole and do not reflect any adjustments for the fact that Complete Energy owns 96.3% of the interests in the facility.

Batesville facility overview
Category	Data	Category	Data
Location	Batesville, MS	Equipment	Three combined-cycle trains with Siemens-Westinghouse 501F combustion turbines
Market area	SERC	Electric interconnection	Entergy and TVA
Demonstrated capacity	837 MW	Gas interconnection	ANR Pipeline, Tennessee Gas Pipeline and Trunkline Gas Companies
Baseload heat rate	7,100 Btu/kWh	Water Supply	Lake Enid (Army Corps of Engineers)
Type	CCGT	Site area	58 acres
Primary fuel	Natural gas	Employees	30
COD	August 2000
Construction contractor	Zachry/Black & Veatch

Batesville performance overview
	Period from August 24, 2004 through December 31, 2004	2005	2006	2007	Three Months ended March 31, 2008
Availability	82.2%	98.5%	96.4%	74.0%	84.1%
Capacity Factor	19.0%	26.6%	28.1%	26.9%	31.4%
Gross generation (MWh)	463,022	1,826,694	1,962,958	1,852,823	567,108
Fuel consumption (MMBtu)	3,453,194	13,546,689	14,639,961	13,886,660	4,133,097
Gross heat rate (1) (Btu/kWh)	7,458	7,416	7,458	7,495	7,288

(1)         Includes effects of power augmentation and cycling, which has an overall negative effect on heat rate.

Operations

General Operation and Maintenance

The La Paloma facility and the Batesville facility have separate asset management and operating staffs. Complete Energy’s facilities are operated pursuant to operation and maintenance agreements with CEP Operating Company LLC (“CEP OpCo”), a wholly owned subsidiary of Complete Energy. CEP OpCo provides operations, accounting, human resources, engineering, environmental, health and safety compliance and other services for the facilities. CEP OpCo utilizes its own personnel, supplemented by outside contractors on an as-needed basis to perform such services. CEP OpCo has subcontracted with Fulcrum, a third party service provider, to perform the power marketing functions at the La Paloma facility, including marketing of the merchant power and managing the power contracts and fuel services. Fulcrum also balances fuel on the Batesville facility’s gas lateral.

The La Paloma facility entered into a Hot Gas Path Service Agreement (“HGPA”), with Alstom Power Inc. (“Alstom”), for the long-term maintenance of the combustion turbines. Alstom is responsible for supplying replacement components and technical field support for all planned inspections and repairs. The HGPA expires at the earlier of 144 months or 80,000 equivalent operating hours, (“EOH”), from the start of the facility’s operations.

Currently, the facility is approximately halfway through the HGPA term. Alstom is compensated on a monthly basis and receives an additional fee based on EOH. Alstom is subject to liquidated damages as a remedy for the late delivery of replacement components. Complete Energy expects that the HGPA will be sufficient to provide support for the major combustion turbine maintenance work that may be required during the term of the agreement.

The HGPA requires Alstom to conduct inspections at intervals of 6,000 EOH. EOHs for each unit are accumulated as a result of the combination of operating hours, starts, and unplanned events, such as when a unit trips offline.  In general, 6,000 EOH accrue in a 10-month to one-year time frame for each unit. The inspections on the units are classified as A-inspections, B-inspections, and C-inspections. The A-inspections consist of a simple borescope of the unit that requires the unit to be out of service for nine days. The B-inspections consist of a borescope and inspection of control instruments, requiring the unit to be out of service for two weeks. The C-inspections, also referred to as major overhauls, consist of a full disassembly and inspection of the unit, including any necessary repairs or replacements of combustion parts, and inspection of the compressor. The C-inspections require 45 days to complete.

The inspections occur in a repeating cycle:

•	A-inspection at 6,000 EOH;

•	B-inspection at 12,000 EOH;

•	A-inspection at 18,000 EOH; and

•	C-inspection at 24,000 EOH.

Since the units were placed into service at roughly the same time, major overhauls of the units tend to occur during a relatively compressed time frame every three to four years. For example, the La Paloma facility completed the C-inspection on one unit in 2007 and on the three remaining units in 2008, and no major overhauls are expected during 2009 and 2010.

The Batesville facility and Siemens Power Generation, Inc. have entered into a Program Parts, Miscellaneous Hardware, Program Management and Scheduled Outage Services Contract (“LTM Contract”) to cover the Batesville facility’s combustion turbines. The LTM Contract requires Siemens to conduct inspections at intervals of 400 equivalent starts.  Equivalent starts result from customer ordered starts and unplanned events, such as when a unit trips offline.  Historically, the units are expected to accrue approximately 200 equivalent starts per year.

The inspections on the units are classified as combustion inspections, hot gas path inspections and major inspections.  A combustion inspection consists of disassembly and replacement of the combustion system along with various borescope inspections of the rest of the machine, requiring the inspected unit to be out of service for seven days.  A hot gas path inspection consists of a combustion inspection plus the replacement with new or refurbished parts for the first three stages of the combustion turbine and requires the inspected unit to be out of service for 14 days. A major inspection includes a combustion inspection, a hot gas path inspection and complete inspection of the compressor.  A major inspection requires 28 days to complete.

The inspections follow a repeating cycle:

•	Combustion inspection at 400 ES;

•	Hot gas path inspection at 800 ES;

•	Combustion inspection at 1200 ES; and

•	Major inspection at 1600 ES.

Since the units were placed into service at roughly the same time and are equally dispatched, requirements for major overhauls of the units tend to occur during a relatively compressed time frame approximately every eight years. The Batesville facility completed the first major inspection on two units in 2007 and one unit in 2008. No major overhauls are expected during 2009 and 2010.  The LTM Contract term extends until the earlier of 18 years or completion of the first combustion inspection after the second major inspection (3600 ES).

Electrical Interconnection Agreements

The La Paloma facility maintains a Generator Interconnection Agreement with PG&E for a primary term of 20 years, ending in 2021. The agreement provides the La Paloma facility with connectivity to the grid at the PG&E Midway substation, which is located east of Buttonwillow, California. The La Paloma facility also is a party to a Joint Interconnection Facilities Agreement with Sunrise Power Company, LLC for the shared operating and maintenance costs necessary to interconnect the two projects with the Midway substation. The La Paloma facility owns 76.25% of the double circuit transmission line and owns 70.5% of the high voltage switchyard. The operating and maintenance costs associated with the transmission line and high voltage switchyard are allocated according to each party’s ownership share.

The Batesville facility maintains an Interconnection and Operating Agreement with Entergy Mississippi, Inc. for a term of 35 years, ending in 2035. The agreement is subject to automatic five-year renewals unless terminated by three years’ notice. The Batesville facility also entered into an Interconnection Agreement with TVA for a term of 35 years, ending in 2035. The agreement does not contain any automatic extension provision. Under the long-term contracts with J. Aron and SMEPA, those entities are responsible for arranging transmission services from the interconnection point into the Entergy and TVA systems.

Gas Interconnection and Fuel Supply Arrangements

Fuel for the La Paloma facility is supplied directly by a 16-inch diameter lateral pipeline connected from the interstate line jointly owned by Kern River Gas Transmission Company and the Mojave Pipeline Company. Gas compression equipment was incorporated into the design of the La Paloma facility to maintain the required minimum delivery pressure at the units.

The Batesville facility has direct access to three natural gas interstate pipelines as previously discussed through an approximately 13.5-mile lateral pipeline. Under the Batesville facility’s contracts, the counterparties are required to supply natural gas at a pressure high enough to operate the units without any on-site compression.

Power Purchase Contracts

The La Paloma facility has a long-term contract with Morgan Stanley Capital Group for the purchase of 720 MW. The contract has a term of seven years, ending in 2012. Morgan Stanley Capital Group has an option to extend the contract for 240 MW for up to five one-year terms through 2017. The terms of the contract do not provide Morgan Stanley Capital Group with rights to any ancillary services that are energy-related products, with the exception of spinning and non-spinning reserves. The remaining ancillary services of regulation up and regulation down and any associated revenues are retained by the facility. The contract requires Morgan Stanley Capital Group to arrange, procure, nominate, balance, transport and deliver to the Kern-Mojave pool a set quantity of natural gas for requested generation of electrical output and for each unit startup. Morgan Stanley Capital Group is required to supply natural gas based on a 7,200 BTU/KWh full load heat rate, which provides the La Paloma facility with excess gas due to its beneficially lower actual heat rate. In addition, Morgan Stanley Capital Group is required to supply 1,100 MMBtu of gas per start. The contract requires the facility to deliver the requested electricity to NP-15. The remaining energy and ancillary services are sold to bilateral counterparties or into CAISO-administered markets.

All of the Batesville facility’s output is sold under long-term contracts with J. Aron and SMEPA. The contracts are structured as tolling arrangements whereby J. Aron and SMEPA procure and deliver fuel for their respective units. The J. Aron contract covers the entire capacity of two units through May 2013 and is extendable through September 2013. The SMEPA contract covers the entire capacity of the third unit through December 31, 2015 and provides SMEPA with an option to extend the contract for five years on the same terms. In addition to the facility’s long-term contracts with J. Aron and SMEPA, the Batesville facility benefits from an agreement with the U.S. Army Corps of Engineers that provides low cost access to water through Enid Lake in Mississippi and an agreement with Panola and Yalobusha Counties for property tax abatement through 2010.

Seasonality

Demand for electricity is highly seasonal, and, in most regions, demand and electricity prices are highest in the summer months as a result of increased use of air conditioning. In California, in addition to higher summer demand, generation capacity is also seasonal due to higher availability of hydroelectric generation during the second quarter of each year. As a result, power prices in California tend to be lower during the first and second quarters relative to the third and fourth quarters. Because the facilities provide a majority of their generation under long-term purchase contracts, their exposure to price, supply and demand volatility is reduced relative to purely merchant facilities. Batesville is 100% contracted and has limited earnings exposure to seasonality factors. La Paloma’s un-contracted generation capacity is sold into the spot market and is therefore subject to the seasonality factors that affect the California market. Due to generally lower prices during the first two quarters in California, Complete Energy seeks to perform a majority of its scheduled maintenance-related activities during these periods, and accordingly incurs higher maintenance costs and lower availability during the first two quarters of each year. As a result, Complete Energy generally earns a higher percentage of its operating income in the months of July through December.

Principal Customers

For the 12 months ended December 31, 2007, Complete Energy had five principal customers, each of which contributed at least 9.5% of its revenues. SCE was party to a power purchase contract for two units at the La Paloma facility that expired on December 31, 2007. At the same time the SCE power purchase contract expired, the amount of output under the Morgan Stanley Capital Group power purchase contract increased from 240 MW to 720 MW. Therefore, although SCE’s contract payments accounted for just over 18% of Complete Energy’s 2007 revenues and the Morgan Stanley contract payments accounted for approximately 12%, the percentage of total revenues attributable to Morgan Stanley should increase significantly in the short term.

The J. Aron contracts for the output of two full units at the Batesville facility until May 2013 accounted for approximately 12% of the total revenues of Complete Energy for 2007. In addition, the SMEPA contract covers the entire capacity of the third unit at the Batesville facility through December 31, 2015.

Complete Energy’s other two principal customers are counterparties who account for the remaining available generation capacity at the La Paloma facility. Electricity and gas sales with those two customers, Coral Energy Management, LLC and Sempra Energy Trading Corp. accounted for approximately 33% and 9.5% of Complete Energy’s revenues for 2007, respectively.

Competition

The power generation industry is capital intensive and highly competitive due to numerous industry participants. We believe Complete Energy’s ability to compete effectively will be substantially driven by the extent to which it (1) achieves and maintains a lower cost of production and transmission, primarily by managing fuel costs; (2) effectively manages and accurately assesses its risk portfolio; and (3) provides reliable service to its customers. Complete Energy competes aga inst other IPPs, trading companies, financial institutions, retail load aggregators, municipalities, retail electric providers, cooperatives and regulated utilities to supply electricity and electricity-related products to its customers in major markets nationwide and throughout North America. In addition, in some markets, Complete Energy competes against some of its own customers. During recent years, financial institutions have aggressively entered the market along with hedge funds and other private equity funds. Complete Energy believes the addition of these financial institutions and other investors to the market has generally been beneficial by increasing the number of customers for its physical power products, offering risk management products to manage commodity price risk, improving the general financial strength of market participants and ultimately increasing liquidity in the markets.  The dominant competitors in Complete Energy’s areas of operations are Entergy, TVA and Southern Company.

Because a majority of the facilities’ electric output is sold pursuant to long-term contracts, Complete Energy does not expect to face substantial competition with respect to the sale of each facility’s capacity until expiration of the Morgan Stanley Capital Group contract (December 2012) with respect to the La Paloma facility, and the expiration of the J .Aron contract (May 2013) and SMEPA contract (December 2015) with respect to the Batesville facility. There is also an option for Morgan Stanley Capital Group to extend its agreement for 240 MW for up to five one-year terms (through 2017). Similarly, the J. Aron contract may be extended for four months through September 2013 and the SMEPA contract may be extended for five years on the same terms (through 2020).

Until the termination of its long-term contracts, Complete Energy sells only the portion of the output of the La Paloma facility that is not covered by the Morgan Stanley Capital Group contract on a merchant basis. With respect to the output sold on a merchant basis, Complete Energy must maintain sufficient credit capacity to manage the merchant sales. As the long-term contracts expire, Complete Energy’s merchant sales will likely increase unless it can enter into additional long-term contracts. As its merchant sales increase, Complete Energy will require additional credit capacity in order to be able to manage those merchant sales.

The factors that affect Complete Energy’s ability to enter into long-term power purchase contracts and compete successfully in the merchant markets once the long-term contracts expire include plant availability, pipeline constraints or limitations on access to gas or other energy sources and transmission availability or curtailments to deliver the power. Complete Energy believes it can compete favorably on these factors because its facilities are well positioned with respect to access to natural gas pipelines and electrical transmission, and due to the modern technology and relative efficiency of the facilities. With direct access to three natural gas pipelines and dual interconnections to the Entergy and TVA transmission systems within the SERC region, Complete Energy believes that the Batesville facility is well positioned to compete in the merchant market after the expiration of its existing contracts. This optionality allows the facility’s output to be dispatched into two of the most liquid hubs in the Southeast. The La Paloma facility has a competitive advantage in the California market with its newly constructed units using Alstom GT-24 technology that provide the plant with a short response time and comparatively low heat rate as well as its transmission access to both the Northern and Southern California markets. Additionally, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the federal government and state legislatures. For additional information, see “— Regulatory Matters.”

For additional discussion about how competition affects Complete Energy’s business, see “Risk Factors—Risks Related to Complete Energy’s Industry—Competition in Wholesale Markets May Have a Material Adverse Effect on Complete Energy’s Results of Operations, Cash Flows and the Market Value of its Assets.”

Employees

As of June 30, 2008, CEP OpCo, Complete Energy’s wholly owned subsidiary, has 84 employees. Of these employees, 42 are full-time employees at the La Paloma facility, 30 are full-time employees at the Batesville facility and 12 are full-time corporate employees. All of Complete Energy’s employees are non-unionized. Complete Energy believes its relationships with its employees are good.

Regulatory Matters

Overview

Complete Energy is subject to U.S. federal, state and local energy and environmental laws and regulations applicable to the development, ownership and operation of its facilities. Federal energy laws and regulations govern, among other things, types of fuel used, the type of energy produced, power plant ownership, the rates, terms and conditions of wholesale electricity sales and corporate transactions involving entities that engage in wholesale sales and interstate transmission of electricity. State energy laws govern, among other things, utility rates, terms of retail sales, determinations of need for new facilities, land use and local permitting. Power projects also are subject to laws and regulations governing environmental emissions and other substances produced by a plant, along with the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before construction or operation of a power plant commences and that the facility operate in compliance with these laws, regulations and permits.

Federal Regulation and FERC

FERC is an independent regulatory commission within the U.S. Department of Energy that, among other things, regulates the transmission and wholesale sale of electricity in interstate commerce under the authority of the FPA. Each of Complete Energy’s subsidiary generating companies makes wholesale sales of electricity and is a “public utility” under the FPA, subject to regulation by FERC. In addition, FERC determines whether a company that owns or operates a generation facility qualifies for Exempt Wholesale Generator (“EWG”) status under PUHCA 2005. Each of the facilities is owned through subsidiaries that have been determined to be EWGs. This permits Complete Energy to be exempt from most regulation as a holding company under PUHCA 2005. The scope of holding company regulation was changed by passage of the EP Act.

Federal Power Act. The FPA gives FERC exclusive rate-making jurisdiction over wholesale sales of electricity and transmission of electricity in interstate commerce. Under the FPA, FERC, with certain exceptions not applicable to Complete Energy, regulates entities that engage in wholesale sales of electricity and transmission of electricity in interstate commerce as “public utilities.” Public utilities under the FPA are required to obtain FERC’s approval or acceptance, pursuant to Section 205 of the FPA, of their rate schedules and tariffs under which they sell electricity at wholesale. FERC has granted each of Complete Energy’s generating companies the authority to sell electricity at market-based rates. FERC’s orders that grant Complete Energy’s generating companies market-based rate authority reserve the right to revoke or revise that authority if FERC subsequently determines that these companies, either acting alone or in concert with others, can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions. Under FERC’s regulations, Complete Energy is required to file a market power update periodically to show that the companies continue to meet FERC’s standards with respect to generation market power and other criteria used to evaluate whether entities qualify for market-based rates. Since Complete Energy last submitted a market power analysis to FERC necessary to retain authorization to make market-based rate sales, FERC has adopted new regulations for determining whether a seller can exercise market power. Pursuant to FERC’s new regulations, Complete Energy will be required to file its next updated market power analysis for the Batesville facility in December 2008 and for the La Paloma facility in June 2010 and, under certain circumstances, could also be required to do so at an earlier date. Complete Energy is also required to report to FERC any material change in status that would reflect a departure from the characteristics that FERC relied upon when it granted Complete Energy’s generating companies market-based rate authority, and the generating companies are required to make quarterly electronic filings with FERC providing information on sales of electric power.

If Complete Energy’s generating companies were to lose their market-based rate authority, the companies would be required to obtain FERC’s acceptance to sell power at regulated cost-based rates in order to have authority under the FPA to make any sales of electric power. The resulting rates might be lower than the rates these companies currently charge. Complete Energy then would become subject to the accounting, record-keeping and reporting requirements that are imposed on utilities with cost-based rate schedules.

In addition, Section 204 of the FPA gives FERC jurisdiction over a public utility’s issuance of securities or assumption of liabilities. However, FERC typically grants blanket approval for future securities issuances or assumptions of liabilities to entities with market-based rate authority. FERC granted blanket approval to Complete Energy’s generating companies. In the event that one of Complete Energy’s public utility generating companies were to lose its market-based rate authority, the company’s future securities issuances or assumptions of liabilities could require prior approval of the FERC.

The FPA also gives FERC jurisdiction to review certain corporate transactions and numerous other activities of public utilities, including mergers or consolidations involving public utilities, certain transfers of public utility and electric generation facilities, certain purchases by a public utility of the securities of another public utility, and certain public utility holding company purchases of securities and direct or indirect mergers and consolidations. FERC will grant approval under FPA Section 203 if it finds that the proposed transaction will be consistent with the public interest and does not raise concerns with respect to cross-subsidization involving a traditional public utility that has captive customers which receive services at cost-based rates. Complete Energy, its generating subsidiaries, GSCAC and three of GSCAC’s subsidiaries filed an application with FERC under Section 203 for authorization to complete the proposed merger on July 25, 2008.  The merger cannot be consummated absent FERC’s approval of the application.  FERC is expected to act on the application prior to the end of the third quarter of 2008. For more information on the FERC application, see “Proposal I—Approval of the Acquisition—Regulatory Matters— FERC.”

In compliance with Section 215 of the FPA, FERC has approved NERC, as the national Electric Reliability Organization (“ERO”). As the ERO, NERC is responsible for the development and enforcement of mandatory electric reliability standards for the wholesale electric power system. Complete Energy’s subsidiary generating companies are responsible for complying with the standards in the regions in which they operate. The ERO can assess civil penalties for non-compliance with the standards.

Public Utility Holding Company Act 2005. PUHCA 2005 permits FERC access to the books and records of holding companies and their affiliates if relevant to a utility’s costs or jurisdictional rates. FERC has also implemented PUHCA 2005 rules governing accounting, record retention and reporting, as required by the EP Act. Because Complete Energy is a holding company under PUHCA 2005 solely as the result of owning one or more EWGs, Complete Energy and its subsidiary generating companies are exempt from FERC access to books and records under PUHCA 2005. However, FERC has asserted independent authority under the FPA granting it access to the books and records of public utilities, or any person that controls or is controlled by a public utility if relevant to FERC-jurisdictional activities. Moreover, state regulatory authorities have a parallel authority under PUHCA 2005 concerning access to books and records of holding companies if necessary for determining jurisdictional rates. Complete Energy’s subsidiary companies’ EWG status does not exempt them or Complete Energy from state regulatory authority.

Environmental Regulation

Complete Energy’s ownership and operation of the La Paloma and Batesville facilities are subject to comprehensive environmental protection laws and regulations at the federal, regional, state and local levels governing, among other things, the generation, discharge, emission, storage, handling, transportation, use, treatment and disposal of hazardous substances and the health and safety of its employees. These laws and regulations generally require that governmental permits or other approvals be obtained before construction and during operation of power plants. Failure by Complete Energy to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of remedial or corrective action obligations, and the issuance of injunctive relief that limits or prohibits some or all of its operations. Environmental laws and regulations have become increasingly stringent in recent years, especially around the regulation of air emissions from power generators. These laws and regulations generally require regular capital expenditures for power plant upgrades, modifications and the installation of certain pollution control equipment. In general, future environmental laws and regulations are expected to require the addition of emission controls or other environmental quality equipment or the imposition of certain restrictions on the operations of Complete Energy’s facilities. While future liability under or compliance with environmental requirements could have an adverse effect on Complete Energy’s operations or competitive position, Complete Energy does not envision incurring material capital expenditures related to environmental compliance in the near term.

Climate Change and Carbon Dioxide. At the national level and at various regional, state and local levels, policies are under development to regulate greenhouse gas emissions, thereby effectively putting a cost on such emissions in order to create financial incentives to reduce them. In addition, in April 2007, the U.S. Supreme Court held in Massachusetts v. EPA that carbon dioxide (“CO2”), the most common greenhouse gas, could be regulated as a pollutant and that the Environmental Protection Agency (“EPA”) may be required to regulate CO2 emissions from mobile sources even if Congress does not adopt new legislation specifically addressing emission of greenhouse gases.  In response to that decision, the EPA issued an advanced notice of proposed rulemaking in July 2008 that evaluated the possible regulation of CO2 under the federal Clean Air Act.  Since power plants are a significant source of greenhouse gas emissions, it is almost certain that greenhouse gas regulatory actions will encompass power plants as well as other greenhouse gas emitting stationary sources. In 2007, in the course of producing approximately 8 million MWh of electricity, Complete Energy’s two facilities emitted approximately 3.4 million tons of CO2.

Federal, regional, state or local laws and regulations on greenhouse gas emissions could have a material impact on Complete Energy’s financial performance and may impose additional or more stringent permit requirements. The actual impact on Complete Energy’s financial performance will depend on a number of factors, including the overall level of greenhouse gas reductions required under any such laws and regulations, the price and availability of offsets, and the extent to which Complete Energy would be entitled to receive greenhouse emissions allowances without having to purchase them in an auction or on the open market. At the federal level, in June 2008, Congress considered a climate change bill approved in December 2007 by the U.S. Senate Environment and Public Works Committee.  Known as the Lieberman-Warner Climate Security Act or S.2191, this bill would establish the development and implementation of a cap and trade program for greenhouse gases and require a 70% reduction in the emissions of greenhouse gases below 2005 levels (from sources within the U.S.) between 2012 and 2050. Under S.2191, major sources of greenhouse gas emissions, such as power plants, would be required to acquire and surrender emission allowances. The number of allowances available for purchase would be reduced each year until the overall greenhouse gas emission reduction goal is achieved, with the expected consequence that, each year, the allowances will increase in price. The adoption of any such federal legislation or other regulation by federal agencies, whether under existing legislation or otherwise, imposing caps or other limitations or costs on greenhouse gas emissions could significantly increase Complete Energy’s operating costs or have a material adverse effect on Complete Energy’s results of operations and financial performance.

At the regional and state levels, on September 27, 2006, Governor Arnold Schwarzenegger of California signed the “California Global Warming Solutions Act of 2006,” also known as Assembly Bill 32 (“AB32”).  AB32 requires the California Air Resources Board to develop a greenhouse gas reduction program to reduce greenhouse gas emissions (from sources in California) to 1990 levels by 2020, a reduction of approximately 25%. The reductions are to be phased in beginning in 2012 pursuant to regulations to be adopted by 2011. Furthermore, Governor Schwarzenegger signed Executive Order S-3-05 on June 1, 2005, requiring reductions in greenhouse gas emissions to 80% below 1990 levels by 2050. The California Air Resources Board is working towards this 2050 goal in the program it is developing to meet the AB32 2020 reduction goal. More recently, in February 2007, a collaboration of several western states, including California, launched the Western Climate Initiative (“WCI”) to develop a regional, market-based program to address climate change. Members of the WCI announced in August 2007 an overall regional goal of 15% aggregate reduction of greenhouse gases below 2005 levels by 2020. The members are currently designing a market-based mechanism to help achieve this reduction goal. Because Complete Energy’s electric power generation facilities emit CO2, the implementation of the WCI, AB32 or any other regional, state or local regulation of greenhouse gas emissions in the locations in which the facilities are located may significantly increase Complete Energy’s operating costs or have an adverse effect on its results of operations and financial performance.

Air Emissions. The federal Clean Air Act provides for the regulation of air quality and air emissions, primarily through state plans that implement federal requirements. In 1990, Congress amended the federal Clean Air Act to specifically provide for acid deposition control through the regulation of sulfur dioxide (“SO2”) emissions from electric generation units.

Pursuant to the 1990 Clean Air Act amendments, the EPA established a cap and trade program for SO2 emissions from electric generating units throughout the U.S. Under this program, a permanent nationwide ceiling (or cap) of SO2 allowances was set for power generators, with most of those allowances being allocated to electric generating units placed into service before 1990. Each allowance permits a generating unit to emit one ton of SO2 during or after a specified year, and allowances may be bought, sold or banked. Neither of Complete Energy’s facilities received an allocation and thus they must purchase SO2 allowances on the open market. However, because the facilities are gas-fired only, they emit relatively small amounts of SO2 annually. Complete Energy’s facilities emitted approximately 20 tons of SO2 in 2007, and, consequently, Complete Energy does not believe that the cost incurred to comply with this program on an annual basis is significant.

Also as a result of the 1990 Clean Air Act Amendments, the EPA established an operating permit program for “major sources” of air emissions, including Complete Energy’s facilities, pursuant to which these sources must apply for and obtain Title V operating permits for their operations. Complete Energy has applied for and obtained permits for its facilities, where required under Title V, and has timely submitted its renewal application for the LSP Energy LP Title V Permit at the Batesville facility.

On May 12, 2005, the EPA published the Clean Air Interstate Rule (“CAIR”). In CAIR, EPA specified reductions in emissions of SO2, a precursor to the formation of PM2.5, and NOX, a precursor to the formation of both PM2.5 and ozone, from sources in 28 States (including Mississippi) and the District of Columbia.  CAIR required the reductions to be implemented in two phases, the first starting either in 2009 (NOX) or 2010 (SO2), and the second starting in 2015.

On July 11, 2008, the D.C. Circuit Court of Appeals vacated CAIR in its entirety in its decision in North Carolina v. EPA (Case No. 05-1244).  Once the court issues its mandate, and so long as the ruling is not reversed on appeal, the federal CAIR rules will no longer be effective.  While the Mississippi Department of Environmental Quality’s rules incorporate the federal CAIR rules as official regulations of the State of Mississippi, it is expected that it, like all other state environmental agencies in similar situations, will soon amend its rules to eliminate the reference to CAIR in the wake of the court’s decision.

In the unlikely event that North Carolina v. EPA were reversed, CAIR could affect Complete Energy’s operations at the Batesville facility by requiring that it generate or obtain allowances for NOX emissions through the emission trading market, or modify the plant to further reduce emissions.  Complete Energy does not anticipate incurring significant expenditures to comply with these CAIR requirements in the near term, but additional significant expenditures could be incurred in 2014 and beyond if CAIR were reinstated on appeal, or sooner if a new air emission regulation more stringent than CAIR were implemented.

Water Discharges. The Federal Water Pollution Control Act, also referred to as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters and waters of the U.S. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit by the EPA or applicable state. The EPA and certain state environmental agencies also have adopted regulations relating to the discharge of stormwater in state waters and waters of the U.S. Complete Energy believes it holds all required wastewater and stormwater discharge permits for its operation of the facilities.

Site Remediation and Human Exposure Liability. Under certain federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating power plant, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products at any currently or previously owned or operated facility.  In addition to this liability, Complete Energy may also be held liable to a governmental entity or to third parties for property damage, personal injury, damages to natural resources and investigation and remediation costs incurred by such a party in connection with the presence of any hazardous substances or any actual or threatened releases of hazardous substances.  These laws, including CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner or operator knew of or caused the presence of the hazardous substances, and the courts have interpreted liability under these laws to be strict (without fault) and joint and several. Complete Energy could be responsible under these laws for liabilities associated with the environmental condition of electric generation power plants that it currently owns or operates or previously owned or operated or locations where it has arranged for the disposal of hazardous substances and other wastes.  Complete Energy is also subject to environmental laws and regulations that require it to report and respond to spills and releases that may occur as a result of its operations. Complete Energy is not currently subject to any significant liabilities or obligations to investigate, clean-up or monitor on-site or offsite environmental contamination under these environmental laws.

Properties

Complete Energy leases its corporate headquarters in Houston, Texas and additional office space in Pittsburgh, Pennsylvania. In addition, Complete Energy indirectly owns and leases interests in various real property and facilities relating to its power generation business in McKittrick, California and Batesville, Mississippi. For additional information regarding the real properties and facilities owned by Complete Energy, see “—Complete Energy’s Facilities.”

Legal Proceedings

Complete Energy may be involved from time to time as a party to various regulatory, environmental and other proceedings with governmental authorities and administrative agencies, as well as third party lawsuits. Complete Energy does not believe that any matters or proceedings presently pending will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

COMPLETE ENERGY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations for Complete Energy includes periods prior to the consummation of the merger with GSCAC.  Accordingly, the following discussion and analysis of historical periods does not reflect the significant impact that the merger with GSCAC will have on Complete Energy, including significantly increased leverage and liquidity requirements.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes for Complete Energy appearing elsewhere in this proxy statement.  The following discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”  Actual results may differ materially from those contained in any forward-looking statements.  Unless the context otherwise requires or indicates otherwise, references to “Complete Energy” refer to Complete Energy and its subsidiaries.

Overview

Complete Energy is an independent power generating company that acquires, owns, and operates electric power generation plants and sells electricity and electricity-related products and services in the U.S.  Complete Energy’s business strategy is to own and operate facilities in targeted regions in the U.S. that employ clean and reliable power generation technologies.  Complete Energy’s assets in its target regions have the potential for growth in earnings and asset value as increasing demand for electricity in these regions reduces the excess supply of generation capacity and as competitive market structures for power generation develop.

Complete Energy’s Facilities

La Paloma Facility.  In August 2005, Complete Energy acquired a 60% indirect equity interest in the La Paloma facility.  The remaining 40% indirect equity interest in the La Paloma facility is owned by independent third parties.  The La Paloma facility is a 1,022 MW gas-fired, four-unit combined-cycle plant located in McKittrick, California.  The La Paloma facility began commercial operations in March 2003.  720 MW of the La Paloma facility’s output is sold under a contract with Morgan Stanley Capital Group through 2012, with an option by Morgan Stanley Capital Group to extend the contract for 240 MW through 2017.  The La Paloma facility’s remaining capacity is sold into the spot market.  For the period from August 16, 2005 through December 31, 2007, two of the La Paloma facility’s units were contracted with SCE, and 240 MW were contracted with Morgan Stanley Capital Group.  The contract counterparties are responsible for supplying natural gas to fuel the facility.  The La Paloma facility currently procures gas supply for its merchant operations through spot market purchases.

Batesville Facility. Complete Energy acquired a 3.28% indirect equity interest in the Batesville facility in August 2004 and acquired an additional 93.02% interest in March 2007.  The remaining 3.7% indirect equity interest in the Batesville facility is owned by Fulcrum. The Batesville facility is a gas-fired, three-unit combined-cycle facility with a generating capacity of approximately 837 MW located in the city of Batesville, Mississippi.  The Batesville facility began commercial operations in August 2000.  All of the Batesville facility’s output is sold under long-term contracts with J. Aron and SMEPA.  The J. Aron contract covers two of the units and expires in 2013, and the SMEPA contract for the remaining unit expires in 2015, with an option by SMEPA to extend the contract through 2020.  The contract counterparties are responsible for supplying natural gas to fuel the facility.

How Complete Energy Generates Its Revenue

Complete Energy generates its revenues predominantly from the sale of electricity and electricity-related products and from the sale of natural gas.  A significant portion of Complete Energy’s revenues are derived from electric output sold pursuant to long-term contracts.  In addition, a significant portion of Complete Energy’s revenues are derived from merchant sales of electricity generated at its La Paloma facility sold on the spot market and from sales of natural gas pursuant to energy management and optimization activities at its La Paloma facility. Please see “Information About Complete Energy—Operations—Power Purchase Contracts.”  For a breakout of

Complete Energy’s operating revenue by activity, please see Complete Energy’s audited consolidated financial statements and interim unaudited financial statements included elsewhere in this proxy statement.

How Complete Energy Evaluates Its Operations

We believe that investors benefit from understanding the same measures that Complete Energy’s management uses in evaluating its performance.  Complete Energy’s management uses a variety of financial and operational measurements to analyze the performance of its business lines.  These measurements include the following:  (1) energy margin; (2) operation and maintenance expenses, (3) availability, and (4) heat rate.  Availability measures the amount of time a facility available to be dispatched and is not out of service due to either a planned or forced outage.  Heat rate is a measurement of how efficiently the facilities convert natural gas into power.  Complete Energy’s management also evaluates historical power and gas prices, which directly impacts energy margin from its merchant capacity and also impacts operating costs with respect to its contracted capacity at the Batesville facility.  Historical power and gas prices are also important in evaluating performance of Complete Energy’s energy management activities.

Energy Margin

Complete Energy uses the non-generally accepted accounting principles (“GAAP”) financial measure “energy margin” to assess its financial performance on a consolidated basis and by each facility.  Energy margin is defined as total operating revenues less other revenues less fuel expenses and power purchases.   Complete Energy believes that energy margin is a useful tool for assessing the performance of its facilities, and it is a key operational measure reviewed by its chief decision makers.  Energy margin is a metric that is indicative of the profitability of our contracts and its merchant generation activities.  Energy margin is not a measure of financial performance calculated in accordance with GAAP and should be viewed as a supplement to and not a substitute for Complete Energy’s results of operations presented in accordance with GAAP.  Energy margin does not purport to represent income (loss) from operations, the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly-titled measures reported by other companies who may calculate energy margin differently than Complete Energy does.  See “—Results of Operations for the Three Months Ended March 31, 2008 and 2007—Consolidated Energy Margin and Energy Margin by Facility” and “—Results of Operations for the Years Ended December 31, 2007 and 2006—Consolidated Energy Margin and Energy Margin by Facility” for a reconciliation of energy margin to Complete Energy’s GAAP results.

Operation and Maintenance Expenses

Operation and maintenance expense is Complete Energy’s second most significant expense category after fuel and purchased energy expense.  Included in operation and maintenance expense are costs related to the La Paloma facility’s Hot Gas Path Agreement and the Batesville facility’s LTM Contract.  Costs related to both agreements are impacted by unexpected or sudden outages, and thus it is a key objective of Complete Energy’s management to minimize such events and related costs.  Operation and maintenance expense is also a valuable metric because it includes costs related to major overhauls.  Another key objective of Complete Energy’s management is to carefully define the scope of major overhauls and coordinate all vendor activities such that required major overhauls are completed in a cost efficient and timely manner.

Availability

Availability measures the percentage of total hours during the period that Complete Energy’s plants were available to run after taking into account the downtime associated with scheduled and unscheduled outages.  Availability directly impacts the profitability of Complete Energy’s contracted and merchant capacity.  Complete Energy’s objective is to maximize availability and also to schedule outages at times that have the least impact on its contract and merchant revenues.

Heat Rate

Heat rate measures the efficiency of Complete Energy’s operations to convert natural gas into power and directly impacts the profitability of its contracted and merchant capacity.  Complete Energy continually evaluates opportunities through maintenance activities, capital improvements and changes in operating protocol to improve its facilities heat rate.

Factors Affecting Complete Energy’s Results

Complete Energy’s energy margin and cash flows from operations are primarily derived from the sale of electricity and electricity-related products generated from the Batesville and La Paloma facilities and from the sale of natural gas.  The amount of margin Complete Energy is able to generate from its contracts is affected by operational performance and reliability of its facilities.  The profitability of Complete Energy’s merchant capacity at the La Paloma facility is impacted by operational performance and by the spread between natural gas prices and power prices, and it also contributes materially to its financial results and to its energy margin.  Natural gas prices, weather, generation outages and reserve margins have the most significant impact on the merchant component of Complete Energy’s energy margin due to the impact each has on power prices and natural gas costs resulting from changes in supply and demand.

The Impact of Natural Gas Prices

Natural gas prices and power prices are generally correlated in California because plants using natural gas-fired technology tend to be the marginal, or price-setting, generation units.  During a significant portion of on peak periods, less efficient older gas-fired technologies and peaking units set the marginal price in the California market.  The La Paloma facility is more fuel efficient than these old units as well as new gas turbine peaking units.  As a result, holding other factors constant, higher natural gas prices tend to magnify the financial impact of the La Paloma facility’s efficiency advantage during on peak periods, thereby increasing Complete Energy’s energy margin.

At the La Paloma facility, the amount of fuel provided under the Morgan Stanley Capital Group contract is generally greater than the amount of fuel required by the facility to produce the power that the facility is obligated to deliver to Morgan Stanley Capital Group.  This results in excess fuel being delivered to La Paloma that can be either used to generate power for the La Paloma facility’s merchant operations, or be sold into the open market.  As the price of natural gas rises, the value of the excess natural gas increases.  Thus, high natural gas prices generally increase energy margin related to the La Paloma facility’s contracts.

In contrast, at the Batesville facility, the actual efficiency of the conversion of natural gas into power, or heat rate, is sometimes lower than the heat rate that is provided for under the contracts.  Adjustments made to reconcile these figures are referred to as heat rate tracking losses.  Other factors held constant, heat rate tracking losses rise proportionately to the price of gas.  Thus, high gas prices generally decrease energy margin related to the Batesville facility’s contracts.

The Impact of Weather and Seasonality

Weather can have a significant short-term impact on supply and demand.  In addition, a disproportionate amount of Complete Energy’s total revenue is realized during its third and fourth fiscal quarters related to its merchant capacity at the La Paloma facility, and Complete Energy expects this trend to continue.  In California, in addition to higher summer demand, supply of generation is also seasonal due to higher availability of hydroelectric generation during the second quarter of each year.  Accordingly, power prices in California tend to be lower during the first and second quarters relative to the third and fourth quarters.  As a result, Complete Energy seeks to perform a majority of its scheduled maintenance-related activities at the La Paloma facility during these periods, and accordingly experiences lower availability and energy margin during the first two quarters of each year.

The Impact of Outages and Reserve Margins

Generation outages and reserve margins also impact supply and demand and the price for electricity, particularly in California where reserve margins are relatively low and transmission constraints limit the import of generation from outside of the state.  Unplanned outages during periods of positive energy margin could result in a loss of energy margin from the La Paloma facility’s merchant operations and can also create obligations to purchase power to fulfill delivery requirements under the Morgan Stanley Capital Group contract, particularly if more than one unit is off line simultaneously.

The La Paloma facility’s Hot Gas Path Agreement requires C-inspections, or major overhauls, approximately every 24,000 equivalent operating hours (“EOH”).  Major overhauls cost approximately $6 to 7 million per unit, and require the unit to be out of service for approximately 45 days.  Since the units were placed into service at roughly the same time, major overhauls of the units tend to occur during a relatively compressed time frame every three to four years.  The La Paloma facility completed the C-inspection on one unit during the second quarter of 2007 and on the three remaining units during the first and second quarters of 2008.  Due to the costs of major overhauls at the La Paloma facility and associated reduction in availability, Complete Energy’s results of operations will vary materially during periods that have one or more scheduled majors overhauls relative to periods during which major overhauls are not performed.  No major overhauls are anticipated at the La Paloma facility during 2009.

The Batesville facility’s LTM Contract with Siemens Power Generation covers the Batesville facility’s combustion turbines.  The LTM Contract requires Siemens to provide all parts, repairs, labor, outage services and program management for the scheduled outages of the combustion turbines.  The LTM Contract also requires Siemens to conduct inspections at intervals of 400 equivalent starts.  The majority of the LTM Contract fees are collected through a fixed amount per equivalent start, subject to inflation adjustments.  The remaining fees are collected through a fixed annual fee and inspection milestone fees, which vary depending on outage scheduling and equivalent start fees.  Major overhauls at the Batesville facility require the unit to be out of service for approximately 28 days.  Results of operations at the Batesville facility can vary significantly from period to period based upon payments associated with scheduled inspections under the LTM Contract.  The power purchase contracts at the Batesville facility generally allow scheduled outages to occur, including major overhauls, without materially impacting revenue received under the contracts.  No major overhauls are expected during 2009.

Selected Operating and Business Metrics

Complete Energy generally measures the operating performance of its facilities based on availability factors, heat rate and plant operating expense.  The higher its availability factor, the better positioned Complete Energy is to capture energy margin related to both its contracts and its merchant capacity.  The less natural gas Complete Energy is required to consume for each MWh of electricity generated, the lower its heat rate and the higher its energy margin.

The selected operating and business metrics presented below are presented for the periods in which 100% of each facility’s operations are included in the consolidated financial statements of Complete Energy.  The La Paloma facility is included in Complete Energy’s consolidated financial statements commencing on August 17, 2005, the date on which Complete Energy acquired a 60% indirect equity interest in the facility.  For the period August 24, 2004 to March 14, 2007, Complete Energy only owned an indirect 3.28% equity interest in the Batesville facility, which was recorded on Complete Energy’s consolidated financial statements under the cost method of accounting.  As a result, the Batesville facility is included in Complete Energy’s consolidated financial statements commencing on March 15, 2007, the date on which Complete Energy acquired an additional 93.2% interest in the facility.

	Year Ended December 31,			Three Months Ended March 31
	2005 (6)	2006	2007	2007	2008
La Paloma
MWhs Generated	$2,305,601	$5,780,092	$6,356,349	$1,487,553	$1,398,243
Capacity Factor	67.9%	63.9%	69.9%	65.6%	60.6%

Avg on-peak market power price (1)	95.67	62.21	67.05	60.34	80.47
Avg off-peak market power price (1)	74.17	40.77	46.64	46.41	63.68
Avg natural gas price – SoCal Border	9.73	6.10	6.42	6.59	8.16
Market on-peak spark spread (2)	27.56	19.51	22.11	14.21	23.35
Market off-peak spark spread (2)	6.05	(1.93)	1.70	0.28	6.56
Availability (3)	85.4%	85.3%	88.0%	86.5%	72.4%
Heat Rate (4)	6.774	6,928	6,957	6,938	6,956

	Year Ended December 31,			Three Month Ended March 31
	2005 (7)	2006 (7)	2007 (8)	2007 (9)	2008
Batesville
MWhs Generated	—	—	1,576,307	84,375	567,108
Capacity Factor	—	—	28.7%	28.8%	31.4%
Avg on-peak market power price (5)	—	—	60.37	57.08	68.12
Avg off-peak market power price (5)	—	—	31.17	29.09	48.32
Avg natural gas price –Henry Hub	—	—	6.85	6.82	8.56
Market on-peak spark spread (2)	—	—	12.42	9.34	8.20
Market off-peak spark spread (2)	—	—	(16.78)	(18.65)	(11.60)
Availability (3)	—	—	67.4%	100%	84.1%
Heat Rate (4)	—	—	7,452	7,630	7,288

(1)	Reflects the average of NP-15 and SP-15 historical pricing for the periods indicated.

(2)	Spark spread is calculated as the difference between market power price and the cost of generation assuming a 7,200 heat rate.

(3)
Availability represents the percentage of total hours during the period that Complete Energy’s plants were available to run after taking into account the downtime associated with scheduled and unscheduled outages.

(4)	Heat rate for the Batesville and La Paloma facilities is calculated by dividing (a) fuel consumed in Btu by (b) kWh generated.

(5)	Reflects the average Entergy historical pricing for the periods indicated.

(6
Reflects the La Paloma facility market and operating data for the period from August 17, 2005 (the date of Complete Energy’s acquisition of a 60% indirect equity interest in the facility) to December 31, 2005.

(7)
No data is presented for the years ended December 31, 2005 and 2006 on account of the fact that Complete Energy did not acquire its 93.2% indirect equity interest in the Batesville facility until March 15, 2007.

(8)	Reflects the Batesville facility market and operating data for March 15, 2007 (the date of Complete Energy’s acquisition of a 93.2% indirect equity interest in the facility) to December 31, 2007.

(9)	Reflects the Batesville facility market and operating data for the period March 15, 2007 to March 31, 2007.

Results of Operations

Set forth below are results of operations for:

•	the three months ended March 31, 2008, as compared to the same period in 2007;

•	the year ended December 31, 2007, as compared to the year ended December 31, 2006; and

•	the year ended December 31, 2006, as compared to the year ended December 31, 2005.

In the comparative tables throughout the discussion, increases in revenue/income or decreases in expense (favorable variances) are shown without brackets while decreases in revenue/income or increases in expense (unfavorable variances) are shown with brackets in the “$ Change” column.  The comparability of the periods presented below is impacted by the acquisition of the additional 93.2% equity interest in the Batesville facility on March 14, 2007 and the acquisition of the 60% indirect equity interest in the La Paloma facility on August 16, 2005.

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

The following table sets forth Complete Energy’s results of operations for the three months ended March 31, 2008 and 2007, respectively and the change in the quarter-to-quarter comparison on both a dollar and percentage basis.

	Three Months Ended March 31,
	2007	2008	$ Change	% Change
OPERATING REVENUES	$59,151	$62,060	$2,909	5%
OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	35,006	31,188	3,818	11
Operating and maintenance	12,327	30,932	(18,605)	#

	Three Months Ended March 31,
	2007	2008	$ Change	% Change
Administrative and general	656	887	(231)	(35)
Depreciation and amortization	4,551	8,662	(4,111)	(90)
TOTAL OPERATING COSTS AND EXPENSES	52,540	71,669	(19,129)	(36)
INCOME LOSS FROM OPERATIONS	6,611	(9,609)	(16,221)	#

OTHER INCOME (EXPENSE) NET
Interest income	472	586	114	24
Interest expense	(13,658)	(24,517)	(10,859)	(80)
Other income (expense) net	24	(310)	(334)	#
TOTAL OTHER INCOME EXPENSE NET	(13,162)	(24,241)	(11,079)	(84)
LOSS BEFORE MINORITY INTEREST	(6,551)	(33,850)	(27,299)	#
LOSS ATTRIBUTABLE TO MINORITY INTEREST	(635)	(7,668)	(7,033)	#
NET LOSS	$(5,916)	$(26,182)	$(20,266)	#

#	Variance of 100% or greater

Operating revenues

The increase in operating revenues of $2.9 million for the three months ended March 31, 2008 (the “2008 Quarter”) as compared to the three months ended March 31, 2007 (the “2007 Quarter”) was primarily attributable to a $9.7 million increase related to the impact of the Batesville facility for the entire 2008 Quarter in contrast with the Batesville facility only being reflected for a portion of the 2007 Quarter, and a $2.7 million increase in revenues from the La Paloma facility’s tolling agreement.  These increases in operating revenues were partially offset by an $8.7 million reduction in energy sales at the La Paloma facility due primarily to lower availability as a result of scheduled major maintenance outages during the 2008 Quarter. Additionally, operating revenues were lower by $0.8 million as a result of the elimination of inter-company revenues associated with the consolidation of the Batesville facility subsequent to its acquisition on March 14, 2007.

Fuel and purchased energy expense

Fuel and purchased energy expense decreased by $3.8 million, or 11%, due to lower availability at the La Paloma facility as a result of scheduled major maintenance outages during the quarter ended March 31, 2008.  The Batesville facility’s contract counterparties supply all fuel to the facility and the Batesville facility is not required to supply replacement power in the event of outages, thus the Batesville facility does not incur fuel and purchased energy expense.

Operating and maintenance expense

Operating and maintenance expense increased to $18.6 million, including $13.6 million at the La Paloma facility, in the 2008 Quarter compared to the 2007 Quarter due primarily to scheduled major maintenance outages.  C-inspections with a total cost of approximately $14.1 million were performed at the La Paloma facility during the first quarter of 2008 whereas there were no C-inspections performed during the 2007 Quarter. In addition, the acquisition of a 93.2% indirect equity interest in the Batesville facility on March 14, 2007 resulted in an increase in operating and maintenance expense of $5.7 million for the 2008 Quarter as compared with the 2007 Quarter. Additionally, operating and maintenance expense was lower by $0.7 million as a result of the elimination of inter-company expenses associated with the consolidation of the Batesville facility subsequent to its acquisition.

Administrative and general expense

The acquisition of a 93.2% indirect equity interest in the Batesville facility resulted in an increase in administrative and general expense during the 2008 Quarter of approximately $0.6 million as compared to the 2007

Quarter.  This increase was partially offset by lower professional fees associated with business development activities during the 2008 Quarter compared with the 2007 Quarter.

Depreciation and amortization

The Batesville acquisition resulted in $3 million of the increase in depreciation and amortization for the 2008 Quarter as compared to the 2007 Quarter.  The remaining amount of the increase resulted from the La Paloma facility’s tolling contract liability being fully amortized at the end of fiscal year 2007.

Interest income

The increase in interest income related to the Batesville acquisition was offset by the decrease in interest income at the La Paloma facility.  The remaining increase in interest income is primarily attributed to an increase in cash in debt service reserve accounts associated with the CEH/La Paloma Holding Company, LLC Note Purchase Agreement with the TAMCO funds and Morgan Stanley and the $123 million Complete Energy Credit Agreement.

Interest expense

The acquisition of the Batesville facility resulted in $4 million of the increase in interest expense in the 2008 Quarter as compared to the 2007 Quarter.  The remaining increase in interest expense is associated with interest expense recognized on the Complete Energy Credit Agreement.

Other income (expense)

Other income (expense) is primarily related to fees associated with the La Paloma facility’s letters of credit.  Included in other income (expense) for the 2007 Quarter is a gain of $0.4 million associated with the sale of environmental reduction credits at the La Paloma facility.

Consolidated energy margin

The following table reconciles Complete Energy’s consolidated energy margin to its consolidated GAAP results (in thousands):

	March 31
	2007	2008	$ Change	% Change
Income from Operations	$6,611	$(9,609)	$(16,220)	#
Plus: Operating and maintenance	12,327	30,932	18,605	#
Plus: Administrative and general	656	887	231	35
Plus: Depreciation and amortization	4,551	8,662	4,111	90
(Less): Other revenue	(849)	(29)	820	(97)
Consolidated energy margin	23,296	30,843	7,547	32%

#	Variance of 100% or greater

Energy margin by facility

The following table illustrates Complete Energy’s energy margin by facility (in thousands):

	March 31
	2007	2008	$ Change	% Change
La Paloma facility	$20,876	$18,677	$(2,199)	(11)%
Batesville facility	2,420	12,166	9,746	#
Consolidated energy margin	23,296	30,843	7,547	32%

#	Variance of 100% or greater

The La Paloma facility’s energy margin for the 2008 Quarter decreased $2.2 million, or 11%, as compared to the 2007 Quarter due to 14.2% lower availability as a result of planned major maintenance outages.  The decrease in energy margin was partially offset by higher contract revenues due to the replacement of SCE contracts toll on two of the units by more favorably priced Morgan Stanley Capital Group contracts on 480 MW of capacity, and higher spark spreads.  Energy margin for the Batesville facility for the 2008 Quarter increased $9.7 million, or 403%, as compared to the 2007 Quarter primarily due to the inclusion of a full quarter of results during the 2008 Quarter, whereas the 2007 Quarter only included results for the period from March 14, 2007 through March 31, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following table sets forth Complete Energy’s results of operations for the years ended December 31, 2007 and 2006, respectively, and the change in the year-to-year comparison on both a dollar and percentage basis:

	December 31,
	2006	2007	$ Change	% Change
OPERATING REVENUES	$212,477	$260,457	$47,980	23%
OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	118,744	137,517	(18,773)	(16)
Operating and maintenance	54,073	80,029	(25,956)	(48)
Administrative and general	3,023	2,755	268	9
Depreciation and amortization	13,568	26,606	(13,038)	(96)
TOTAL OPERATING COSTS AND EXPENSES	189,408	246,907	(57,499)	(30)
INCOME FROM OPERATIONS	23,069	13,550	(9,519)	(41)

OTHER INCOME (EXPENSE)
Interest income	1,728	3,314	1,586	92
Interest expense	(52,927)	(81,562)	(28,635)	(54)
Other income (expense)	220	36,747	36,527	#
TOTAL OTHER EXPENSE	(50,979)	(41,501)	9,478	19
LOSS BEFORE MINORITY INTEREST	(27,910)	(27,951)	(41)	0
LOSS ATTRIBUTABLE TO MINORITY INTEREST	(2,065)	(5,120)	(3,055)	#
NET LOSS	$(25,845)	$(22,831)	$3,014	12%

#	Variance of 100% or greater

Operating revenues

Operating revenues increased $48 million for the year ended December 31, 2007 (“Year 2007”) as compared to the year ended December 31, 2006 (“Year 2006”). Of this increase, $37.5 million was due to the acquisition of the Batesville facility on March 14, 2007 and $13.8 million was due to higher energy sales from the La Paloma facility primarily attributable to higher power prices and a higher capacity factor.  These increases in operating revenue were partially offset by a $3.3 million reduction in capacity sales related to the SCE contract at the La Paloma facility.

Fuel and purchased energy expense

The $18.8 million, or 16%, increase in fuel and purchased energy expense for Year 2007 as compared to Year 2006 was due to a $14.7 million increase in fuel expense, reflecting 5% higher natural gas prices and a 10.4% increase in fuel consumption, and a $4.1 million increase in purchased power costs.

Operating and maintenance expense

Operating and maintenance expense increased $26 million for Year 2007 as compared to Year 2006. The acquisition of the Batesville facility in March 2007 resulted in an increase in operating and maintenance expense of $25.7 million for Year 2007 as compared to Year 2006.  Included in the operating and maintenance expense at the Batesville facility in 2007 is major maintenance expense of approximately $14.9 million.  The majority of this major maintenance expense was associated with a forced outage and scheduled major maintenance outages on two units.  Operating and maintenance expense at the La Paloma facility increased for Year 2007 compared to Year 2006 as a result of an increase of approximately $3.3 million of maintenance costs associated with schedule major maintenance outages and an increase of approximately $0.7 million in insurance cost.  These increases were partially offset by a $2.2 million decrease in cost related to the La Paloma facility’s long term service contract as a result of significantly lower starts and unit trips during 2007. Additionally, operating and maintenance expense was lower by $1.3 million as a result of the elimination of inter-company expenses associated with the consolidation of the Batesville facility subsequent to its acquisition.

Administrative and general expense

Administrative and general expense decreased approximately $0.3 million in Year 2007 in comparison with Year 2006.  The acquisition of the Batesville facility resulted in an increase of approximately $1.3 million offset by a reduction in labor and professional fees at the corporate level of approximately $1.6 million.

Interest income

The increase in interest income in Year 2007 as compared to Year 2006 was primarily attributable to the acquisition of the Batesville facility.

Interest expense

Interest expense increased $28.6 million in Year 2007 as compared to Year 2006.  Of this increase, $16.7 million is related to debt assumed as a part of the acquisition of the Batesville facility.  The remaining increase in interest expense is associated with interest expense recognized on the Complete Energy Credit Agreement entered into on November 30, 2007 and the interest expense and subsequent redemption of notes issued to finance the acquisition of the additional interest in the Batesville facility on March 14, 2007.

Other income (expense)

Other income (expense) for Year 2007 included a $35 million breakup fee related to the termination of a Purchase and Sale Agreement with KGen Power Corporation as well as a gain of $1.4 million associated with the sale of environmental reduction credits at the La Paloma facility.

Consolidated energy margin

The following table reconciles Complete Energy’s consolidated energy margin to its consolidated GAAP results (in thousands):

	December 31
	2006	2007	$ Change	% Change
Income from Operations	$23,069	$13,550	$(9,519)	(41)%
Plus: Operating and maintenance	54,073	80,029	25,956	48
Plus: Administrative and general	3,023	2,755	(268)	(9)
Plus: Depreciation and amortization	13,568	26,606	13,028	96
(Less): Other revenue	(4,364)	(941)	3,423	(78)
Consolidated energy margin	$89,369	$121,999	$32,630	37%

Energy margin by facility

The following table illustrates Complete Energy’s energy margin by facility (in thousands):

	December 31
	2006	2007	$ Change	% Change
La Paloma facility	$89,369	$84,483	$(4,886)	(5)%
Batesville facility	—	37,516	37,516	#

	December 31
	2006	2007	$ Change	% Change
Consolidated energy margin	$89,369	$121,999	$32,630	37%

#	Variance of 100% or greater

The increase in consolidated energy margin in Year 2007 as compared to Year 2006 resulted primarily from a $37.5 million increase in energy margin related to the acquisition of the Batesville facility on March 14, 2007.  The La Paloma facility’s energy margin deceased $4.9 million in Year 2007 as compared to Year 2006 primarily due to $3.3 million lower contract revenues under the SCE contract due to planned and forced outages, $3 million lower ancillary services, $1.4 million higher fuel expense related to a higher average heat rate, all partially offset by $2.6 million in lower CAISO fees.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table sets forth Complete Energy’s results of operations for the years ended December 31, 2006 and 2005, respectively, and the change in the year-to-year comparison on both a dollar and percentage basis:

	December 31,
	2005	2006	$ Change	% Change
OPERATING REVENUES	$98,257	$212,477	$114,220	#
OPERATING COSTS AND EXPENSES
Fuel and purchased energy expense	56,606	118,744	(62,138)	#
Operating and maintenance	24,468	54,073	(29,605)	#
Administrative and general	1,935	3,023	(1,088)	(56)
Depreciation and amortization	4,986	13,568	(8,582)	#
TOTAL OPERATING COSTS AND EXPENSES	87,995	189,408	(101,413)	#
INCOME FROM OPERATIONS	10,262	23,069	12,807	#

OTHER INCOME (EXPENSE)
Interest income	304	1,728	1,424	#
Interest expense	(21,061)	(52,927)	(31,866)	#
Other income (expense)	(58)	220	278	#
TOTAL OTHER EXPENSE	(20,815)	(50,979)	(30,164)	#
LOSS BEFORE MINORITY INTEREST	(10,553)	(27,910)	(17,357)	#
LOSS ATTRIBUTABLE TO MINORITY INTEREST	(814)	(2,065)	(1,251)	#
NET LOSS	$(9,739)	$(25,845)	$(16,106)	#

#	Variance of 100% or greater

Operating revenues

The increase in operating revenues for Year 2006 as compared to the year ended December 31, 2005 (“Year 2005”) is mainly attributed to the inclusion of a full year of operating revenues for the La Paloma facility in Year 2006, which totaled $208.1 million whereas Year 2005 included only $93.2 million of revenues from the La Paloma facility for the period from August 17, 2005 to December 31, 2005 (37% of a full year’s operations).  This increase was partially offset by power prices that were approximately 40% lower during Year 2006 than during Complete Energy’s period of ownership in Year 2005.

Fuel and purchased energy expense

The increase in fuel and purchased energy expense in Year 2006 was due to the acquisition of the La Paloma facility on August 16, 2005, offset by gas prices that were 37% lower during Year 2006 than during Complete Energy’s period of ownership in Year 2005.

Operating and maintenance expense

The acquisition of the La Paloma facility resulted in an increase in operating and maintenance expense of $29 million, reflecting a full year of ownership in 2006.

Depreciation and amortization expense

The increase in depreciation and amortization in Year 2006 was primarily related to the inclusion of the La Paloma facility for a full year during fiscal year 2006 versus only a partial period during fiscal year 2005.

Interest income and interest expense

The increase in these line items was mainly due to the La Paloma acquisition.

Liquidity and Capital Resources

Overview

Complete Energy’s liquidity and capital requirements are primarily a function of its debt maturities and debt service requirements, collateral requirements, contractual obligations, capital expenditures and working capital needs.  Examples of working capital needs include prepayments or cash collateral associated with purchases of commodities, facility maintenance costs and other general and administrative costs such as payroll.  Complete Energy’s liquidity and capital resources are primarily derived from cash flows from operations, cash on hand and borrowings under financing agreements.

Complete Energy’s operations are primarily conducted through its subsidiaries, La Paloma Generating Company, LLC (“LPGC”) and LSP Energy Limited Partnership (“LSPLP”).  Both subsidiaries have project finance debt facilities that restrict the movement of funds between the operating subsidiaries, and from the operating subsidiaries to Complete Energy.   As a result, Complete Energy separately analyzes, manages and monitors liquidity and capital resource needs at the La Paloma facility, the Batesville facility and at the Complete Energy corporate level.

Sources of Liquidity and Capital Resources

Complete Energy Corporate Level

On November 30, 2007, Complete Energy entered into the Complete Energy Credit Agreement.  Complete Energy used a portion of the proceeds of the Complete Energy Credit Agreement to fund the interest reserve account that provides for interest payments due under the Credit Agreement through November 30, 2008.  Please see Note 4 to Complete Energy’s audited consolidated financial statements included elsewhere in this proxy statement.  The principal balance outstanding under the Complete Energy Credit Agreement is due on November 29, 2008.  At Complete Energy’s option, the Complete Energy Credit Agreement loan balance bears interest at either (1) the greater of Prime and Federal Funds Effective Rate plus ½ of 1%, plus 8%, per year or (2) LIBOR plus 10%, per year. The effective rate at March 31, 2008 was 14.72%.  Interest is due on the last day of each March, June, September and December in the case of a prime rate loan.  For LIBOR loans, interest is due at the end of the loan period if less than three months or on the last day of any three month period in a loan greater than three months.  The Complete Energy Credit Agreement is secured by its equity interest in the parent companies of LPGC and LSPLP.

The Complete Energy Credit Agreement allows for full prepayment without penalty after June 29, 2008.  The Complete Energy Credit Agreement generally precludes Complete Energy from incurring any additional indebtedness unless 100% of the net cash proceeds of such indebtedness are used to pay down amounts owed under the Complete Energy Credit Agreement.  The Complete Energy Credit Agreement also requires that 100% of the net cash proceeds of the disposition of assets and issuance of equity be used to pay off amounts owed under the Complete Energy Credit Agreement.  The contemplated merger with GSCAC, if successfully completed before the Complete Energy Agreement maturity date, provides for the full repayment of the borrowings under the Complete Energy Credit Agreement.  Complete Energy is also evaluating other alternatives to replacing the Complete Energy Credit Agreement, although there is no certainty that such efforts will be successful.  Failure of the merger to close on a timely basis or the failure of Complete Energy to replace the Complete Energy Credit Agreement on reasonably attractive terms could have a material adverse impact on Complete Energy’s financial condition.

In addition, Complete Energy receives management fees and reimbursement of direct expenses from the Batesville facility and the La Paloma facility that are used to fund ongoing corporate activities.

As of March 31, 2008, Complete Energy’s corporate level unrestricted cash on hand was $8 million.  Complete Energy expects to incur legal and other expenses related to the merger with GSCAC between March 31, 2008 and the closing of the merger, and thus expects a reduction in the amount of its available cash prior to the completion of the merger.  However, Complete Energy expects its corporate liquidity to be adequate to fund anticipated expenses prior to the completion of the merger and to fund any potential liquidity requirements at the Batesville facility.  After the closing of the merger, Complete Energy expects to have approximately $13 million of available cash.  This amount is subject to change based on a number of factors, including, among other things, transaction expenses incurred by Complete Energy and GSCAC, the closing date of the merger and the number of holders of IPO shares who vote against the acquisition proposal and elect to convert their IPO shares into cash.  However, Complete Energy believes it will have adequate liquidity to fund its corporate obligations, including any capital requirements, for the 12 months following the completion of the merger.

The La Paloma Facility

Complete Energy conducts its operations of the La Paloma facility through its indirect 60% owned subsidiary, LPGC. In August 2005, LPGC entered into the Senior Secured Loan Facilities (the “La Paloma Loan Facilities”) with Morgan Stanley Senior Funding, Inc. and WestLB, New York Branch as co-syndication agents.  The La Paloma Loan Facilities include:

•	a First-Lien Working Capital Agreement (“Working Capital Agreement”);

•	the First-Lien Term Loan Credit Agreement (the “First Lien Facility”);

•	the First-Lien Special Letter of Credit Facility (the “L/C Facility”); and

•	the Second-Lien Term Loan Agreement (the “Second Lien Facility”).

The Working Capital Agreement is a revolving loan agreement with available credit of $65 million.  Of the amount remaining available, LPGC may issue letters of credit up to $35 million as required to fulfill various commercial counterparty and vendor requirements.  At the option of LPGC working capital loan balances bear interest at either of the higher of (1) the Federal Funds Effective Rate, plus 1.75% per year or (2) the Prime rate plus 1.25% per year, or at LIBOR plus 2.25% per year.  The effective rate at March 31, 2008 was 5.37%.  LPGC  pays a commitment fee equal to 0.50% per year on the unused balance.  In addition, LPGC pays letter of credit fees in an amount equal to 2.25% per year on letters of credit outstanding.  At March 31, 2008, the amount outstanding under the Working Capital Agreement was $22.6 million.  Letters of credit outstanding under the Working Capital Agreement at March 31, 2008 totaled $17.6 million.  The Working Capital Agreement matures on August 16, 2010.

The First Lien Facility had an initial availability of $305 million. Of this amount, LPGC is able to issue up to $40 million in letters of credit to secure various obligations of LPGC. As of March 31, 2008, LPGC has issued the full $40 million available to secure an obligation to Morgan Stanley and CAISO.  The First Lien Facility balance bears interest at LIBOR plus 1.75% per year, and is reset quarterly. The effective rate at March 31, 2008 was 6.58%. LPGC pays letter of credit fees in an amount equal to 1.85% per year for letters of credit outstanding under the First Lien Facility. A portion of the First Lien Facility principal balance is to be repaid through scheduled quarterly payments of $662,500 as well as through quarterly mandatory pre-payments based on a percentage of cash flow. The remaining unpaid principal balance is due on August 16, 2012.

The L/C Facility had an initial availability, or stated amount, of $250 million. The capacity under this agreement has been made available to secure obligations related to the Morgan Stanley Capital Group contracts, and declines over time as the Morgan Stanley Capital Group contracts approach their termination dates.  The stated amount under the L/C Facility at March 31, 2008 was $230.4 million. Any drawings under the L/C Facility bear interest at a rate equal to the higher of the Federal Funds Effective Rate, plus 4.50% per year, or the Prime Rate plus

4.00% per year.  Drawings under the L/C Facility will only occur if there is an Event of Default under the Morgan Stanley Capital Group power purchase contract.  There were no drawings under the L/C Facility during the years ended December 31, 2007 and 2006 and the quarter ended March 31, 2008. As of the date of this proxy statement, there are also no drawings under the L/C Facility.

The Second Lien Facility has an outstanding balance of $155 million.  The Second Lien Facility balance bears interest at LIBOR plus 3.50% per year, and is reset quarterly.  The effective rate at March 31, 2008 was 8.33%.  The Second Lien Facility principal balance is due on August 16, 2013.

The La Paloma Loan Facilities require LPGC to comply with certain financial and other covenants.  The terms of the La Paloma Loan Facilities generally preclude LPGC from granting additional liens and limit the incurrence of additional indebtedness to $5 million with respect to the purchase of discrete items of equipment, $5 million with respect to surety bonds or similar instruments, and $12 million with respect to other indebtedness.  LPGC was in compliance with these covenants at December 31, 2007 and 2006 and March 31, 2008.

With the completion of the major maintenance activities at the La Paloma facility in June 2008, Complete Energy believes LPGC will have cash available to reduce borrowings under the Working Capital Agreement, or make optional prepayments of debt or equity distributions to Complete Energy in the near future.  However, Complete Energy does not anticipate cash distributions from LPGC to be a material source of corporate funds for the next 12 months.  As of March 31, 2008, LPGC had $24.8 million of available capacity under the Working Capital Agreement and $7.5 million of unrestricted cash in its operating account.  Complete Energy believes LPGC will have adequate liquidity resources to fund its operations and anticipated capital expenditures at least until its Working Capital Agreement expires on August 16, 2010.  Complete Energy expects improving liquidity at LPGC over the next 12 month due to lack of scheduled major overhauls, which will allow reductions in amounts outstanding under the Working Capital Agreement.

The Batesville Facility

Complete Energy conducts its operations of the Batesville facility through its indirect 96.3% owned subsidiary, LSPLP. On May 21, 1999, LSPLP and LSP Batesville Funding Corporation (“Funding”) issued two series of Senior Secured Bonds (the “Bonds”): $150 million of 7.164% Series Secured Bonds due 2014 and $176 million of 8.160% Senior Secured Bonds due 2025. Interest is payable semi-annually on each January 15 and July 15, to the holders of record on the immediately proceeding January 1 and July 1.  Scheduled maturities are also paid semi annually.  Please see “—Contractual Obligations.” As of March 31, 2008, $259.3 million of Bonds were outstanding.

LSPLP has entered into the Seconded Amended and Restated Common Agreement among LSPLP, Funding and Bank of New York (the “Amended and Restated Common Agreement”). The primary provisions of this agreement govern disbursement of LSPLP funds to pay construction costs, operations and maintenance costs, debt service and other amounts due from LSPLP and the conditions that must be satisfied prior to distributions from LSPLP.  See Note 4 to the audited consolidated financial statements of Complete Energy included elsewhere in this proxy statement. This agreement requires that LSPLP set aside reserves for:

•	payments of scheduled principal and interest on the Bonds;

•	the cost of performing periodic major maintenance on the Batesville facility, including turbine overhauls; and

•	the credit support, if any, that LSPLP is required to provide to SMEPA under the SMEPA contract.

As of March 31, 2008, LSPLP has funded reserve accounts for scheduled principal and interest on the Bonds and periodic major maintenance on the Batesville facility in the amount of $27.6 million.  Such reserve accounts are reflected as “investments held by trustee – restricted” on the accompanying consolidated balance sheets.

The Amended and Restated Common Agreement also places restrictions on distributions from LSPLP to its owners based on several criteria including a requirement that LSPLP’s six-month historical and projected debt service coverage ratios (“DSCRs”) must equal or exceed 1.2 times. At March 31, 2008, LSPLP’s six month historical DSCR was 0.91 and its six month projected DSCR was 1.02 times. As a result, Complete Energy does not expect LSPLP to make distributions during the next 12 months.

The trust indenture for the Bonds contains covenants including among others, limitations and restrictions relating to additional debt other than the Bonds.  Permitted indebtedness under the trust indenture include capital lease obligations of up to $5 million and working capital loans of up to $10 million, provided the working capital loans are used solely to pay operation and maintenance costs and provided the working capital agreement has provisions that require that no amount be outstanding under such agreement for at least 10 days per year.  Additional liens are generally not permitted except in connection with permitted indebtedness. The Batesville facility did not have a working capital facility as of March 31, 2008.

The Batesville facility performed major overhauls on two of its three units during 2007.  In anticipation of funding needs for these overhaul activities, Complete Energy made an $8 million capital contribution to the Batesville facility concurrent with its purchase of a majority interest in the facility on March 14, 2007.  Also during 2007, the Batesville facility experienced two significant forced outages that negatively impacted its operating revenues.  On November 30, 2007, Complete Energy contributed an additional $3 million to the Batesville facility for operational improvements to the turbines. As of March 31, 2008, the Batesville facility had $0.2 million of available cash in its operating account and $27.6 million of restricted cash.  One of the outages experienced in 2007 will continue to impact the Batesville facility’s operating revenues through September 2008, as contract revenues associated with the impacted unit are calculated based on trailing 12-month availability.  Primarily due to this anticipated reduction in revenue, the Batesville facility’s internally generated funds are not expected to be sufficient to fully fund operating costs and debt service requirements over the next 12 months.  Complete Energy expects that it has sufficient capital resources at the Complete Energy corporate level to fund any cash shortfalls at the Batesville facility prior to the completion of the merger with GSCAC.  After the completion of the merger, Complete Energy expects to have sufficient corporate resources at the Complete Energy corporate level to fund any cash shortfalls at the Batesville facility for at least 12 months.

Liquidity and Capital Requirements

Debt Instruments and Guarantees

As described in “Sources of Liquidity and Capital Resources—Complete Energy Corporate Level” the  $123 million principal amount Complete Energy Credit Agreement is due November 29, 2008.  The contemplated merger with GSCAC, if successfully completed before the Complete Energy Credit Agreement maturity date, provides for the full repayment of the Complete Energy Credit Agreement.  Complete Energy is also evaluating other alternatives for replacing the Complete Energy Credit Agreement, although there is no certainty that such efforts will be successful.  Failure of the merger to close on a timely basis or the failure of Complete Energy to replace the Complete Energy Credit Facility on reasonably attractive terms could have a material adverse impact on Complete Energy’s financial condition.

On August 16, 2005, CEH/La Paloma Holding Company, LLC (“LP Holdco”), a wholly-owned subsidiary of Complete Energy, entered into the Note Purchase Agreement with the TAMCO funds and Morgan Stanley under which approximately $129.8 million of notes (the “TAMCO/MS Notes”) were issued to the TAMCO funds and Morgan Stanley.  The entire principal balance of the TAMCO/MS Notes is due on December 31, 2020; however, under specific circumstances described in the Note Purchase Agreement, portions of the principal balance and additional interest payments are required before LP Holdco will be permitted to make equity distributions to Complete Energy.  The stated annual interest rate is 8%; however, since the Note Purchase Agreement is treated as a contingent payment debt instrument for tax purposes, an imputed interest rate of 12.93% is used for accruing interest.  Beginning October 31, 2006, interest is payable quarterly on the last calendar day of each subsequent January, April, July and October.  The Note Purchase Agreement is secured by Complete Energy’s 60% equity interest in La Paloma Acquisition, which owns 100% of LPGC.

Each noteholder was also granted a Cash Settled Option (“Option”). Once the principal amount of the TAMCO/MS Notes is paid and upon exercise of the Option, the Option provides that each note holder can receive in cash or a note their ratable share of up to 38% in the fair market value of Complete Energy’s interest in the La

Paloma facility. Please see Note 4 to Complete Energy’s audited consolidated financial statements included elsewhere in this proxy statement.

Due to lower than anticipated cash distributions from LPGC to La Paloma Acquisition, and ultimately to LP Holdco, LP Holdco was unable to make the full required interest payment on the TAMCO/MS Notes on October 31, 2006 and subsequent quarterly interest payments.  Complete Energy obtained a waiver from the noteholders dated October 31, 2006.  The waiver allowed LP Holdco to defer approximately $4.8 million of interest that was due on October 31, 2006, until March 31, 2007.  In exchange for the waiver, LP Holdco (1) pays 8% interest per annum on the deferred interest until the deferred interest is paid; and (2) paid a one time penalty interest payment equal to 2% of the aggregate outstanding principal amount under the TAMCO/MS Notes by March 31, 2007.  The penalty interest of approximately $2.7 million was recorded as interest expense for the year ended December 31, 2006.  Complete Energy obtained waivers for the January and April 2007 quarterly interest payments.

On June 18, 2007, certain of Complete Energy’s subsidiaries signed a Purchase and Sale Agreement with KGen Power Corporation to sell its interest in LPGC.  In connection therewith, a Consent and Agreement (the “June Consent”) was signed with the noteholders.  In accordance with the June Consent, the noteholders agreed not to exercise or cause to be exercised any remedies under the Note Purchase Agreement until the earliest of (1) the date of closing of the sale of LPGC, (2) the date on which the Purchase and Sale Agreement with KGen terminated and (3) October 16, 2007 (referred to in the June Consent as the “Standstill Period”).  Please see Note 1 to Complete Energy’s audited consolidated financial statements included elsewhere in this proxy statement.  The June Consent deferred all interest payments due or coming due until the expiration of the Standstill Period.  In October 2007, Complete Energy signed a termination agreement related to the Purchase and Sale Agreement with KGen.  Under the terms of the termination agreement, Complete Energy received a $35 million breakup fee. Complete Energy contributed approximately $28.5 million to LP Holdco. A portion of this amount was used to pay all interest and penalties due on the TAMCO/MS Notes.  Additionally, Complete Energy funded approximately $10.4 million into the debt service reserve account for interest payments through the October 2008 quarterly payment.

LP Holdco’s ability to continue making the required quarterly interest payments on the TAMCO/MS Notes subsequent to the October 2008 payment is dependent upon LP Holdco’s and Complete Energy’s ability to obtain the funds necessary to pay the quarterly interest payment in January 2009 and beyond.  The contemplated merger with GSCAC, if successfully concluded before the January 2009 payment on the TAMCO/MS Notes is due, provides for the full satisfaction of the TAMCO/MS Notes.  If Complete Energy is unable to make the January 2009 quarterly interest payment, there would be an event of default under the TAMCO/MS Notes which could have a material adverse impact on Complete Energy’s financial condition.

Capital Expenditures and Major Maintenance

Complete Energy does not anticipate significant future capital expenditure requirements related to its facilities. The La Paloma facility recorded $19.4 million in capital expenditures in 2005 associated with warranty improvements, which LPGC completed prior to the La Paloma facility acquisition.  Complete Energy’s consolidated capital expenditures for each of 2006 and 2007 were $0.8 million.  Total capital expenditures for the quarter ended March 31, 2008 were $0.2 million.  Complete Energy anticipates approximately $5.6 million in 2008 and $2.7 million in 2009 in capital expenditures at the La Paloma facility related to various projects to improve efficiency and reliability.  Complete Energy expects to have adequate operating cash flows and funds available under the La Paloma facility’s working capital facility to fund such expenditures.  Complete Energy does not anticipate significant future capital expenditures at the Batesville facility.  Complete Energy is also evaluating possibilities for expanding capacity at the La Paloma facility, including the potential of adding one or more generation units, although no commitments have been made regarding such expansions.  If Complete Energy proceeds with a major expansion, it would evaluate various financing alternatives, including project financing or direct capital contributions to the project.

Expenditures related to major maintenance overhauls can vary materially from period to period due to the scheduling of major maintenance activities, and can place significant demands on liquidity and capital recourses.  Generally, major maintenance overhauls occur on a particular unit every three to four years for the La Paloma facility and seven to eight years for the Batesville facility.  Major maintenance cycles are largely dependent on each unit’s capacity factors, number of starts and unplanned outages.  Since the units at each facility were placed into service at roughly the same time, requirements for major overhauls of the units at a particular facility tend to occur during a relatively compressed time frame. The La Paloma facility overhauled one of its units in 2007 and the three other units during the first half of 2008.  The Batesville facility overhauled two of its units in 2007 and the third in May, 2008. Complete Energy does not expect major overhauls at the facilities until 2010.  In December 2007, the Batesville facility entered into the LTM Contract with Siemens Power Generation Inc., which Complete Energy believes will reduce future period-to-period variances in major maintenance expenditures at the Batesville facility.

Historical Cash Flows

The following table summarizes Complete Energy’s cash flow activities for the periods indicated:

	Years Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
Beginning cash and cash equivalents	$611	$6,686	$13,336	$13,336	$15,022
Net cash provided by (used in):
Operating activities:
Net loss	(9,739)	(25,845)	(22,831)	(5,916)	(26,182)
Non-cash adjustments to net loss	8,234	15,051	26,394	3,987	4,205
Changes in working capital	(14,815)	20,171	(3,578)	2,608	9,814
Operating activities	(16,320)	9,377	(15)	679	(12,163)
Investing activities	(514,562)	3,962	(87,856)	(58,357)	22,529
Financing activities	536,957	(6,689)	89,557	61,854	(9,663)
Net increase in cash and cash equivalents	6,075	6,650	1,686	4,176	703
Ending cash and cash equivalents	$6,686	$13,336	$15,022	$17,512	$15,725

March 31, 2008 Compared to March 31, 2007

Cash flows from operating activities for the three months ended March 31, 2008 decreased $12.8 million as compared to the related period for 2007.  This decrease was primarily due to higher net loss associated with major maintenance outages, and was partially offset by favorable changes in working capital.

Changes in working capital had a $7.2 million positive impact partially related to a decrease in prepaid expenses and other current assets, increases in accounts payable and other current liabilities, and were partially offset by an increase in accounts receivable at the La Paloma facility.  Receipt of insurance proceeds covering forced outages at the facilities during 2007 resulted in a $5.3 million reduction in prepaid expenses and other current assets.  As a result of scheduled outage at the La Paloma facility in the first quarter of 2008, accounts payable and other current assets increased due to higher power purchases, and accounts receivable increased as a result of higher gas sales.  Cash paid for interest increased to $25.1 million for the three months ended March 31, 2008 as compared to $7.7 million in 2007, primarily due to interest payments on new corporate credit facilities utilized to acquire Complete Energy’s majority interest in the Batesville facility and semi-annual interest paid by the Batesville facility on its project level debt on January 15, 2008, whereas the corresponding payment in 2007 was paid prior to Complete Energy’s acquisition.

Cash flows from investing activities increased $80.9 million for the three months ended March 31, 2008 compared to 2007.  During the three months ended March 31, 2008, there were no cash outflows for the purchase of assets, as compared to outflows of $51.2 million in 2007 related to the Batesville facility acquisition.  An increase in restricted cash of $22.7 million in 2008 had a positive impact of $35.1 million on cash flows from investing activities.  These changes were the result of interest payments under the Complete Energy Credit Agreement, the TAMCO/MS Notes and the project debt at the Batesville facility and due to increased spending on major maintenance expenditures at the La Paloma facility in the first half of 2008.  The three months ended March 31, 2007 included net inflows of $1.8 million of proceeds from the sale of environmental reduction credits at the La Paloma facility.

Cash flows from financing activities decreased $71.5 million for the three months ended March 31, 2008 compared to 2007.  The three months ended March 31, 2008 included a $6.3 million increase in debt payments associated with debt assumed as a result of the acquisition of the Batesville facility. Additionally, $2.7 million of payments under the La Paloma facility’s Working Capital Agreement were made in the three months ended March 31, 2008, as opposed to none in the corresponding period of 2007.  For the three months ended March 31, 2007, Complete Energy had $65.7 million of borrowings and $17.5 million of cash inflows from the issuance of preferred units at a wholly owned subsidiary of Complete Energy to finance the acquisition of the Batesville facility.  Additionally, these inflows were offset by $18.2 million of distributions to members and $2.4 million of financing costs associated with this new facility.

Fiscal Year 2007 Compared to Fiscal Year 2006

Cash flows from operating activities for the year ended December 31, 2007 decreased $9.4 million as compared to 2006.  This decrease was primarily due to unfavorable changes in working capital, which was partially offset by increases in non-cash adjustments to net income.  Non-cash adjustments to net income increased $11.3 million in 2007 compared to 2006 primarily due to the acquisition of the Batesville facility in March 2007.

Changes in working capital had a negative impact of $23.7 million, primarily due to increases in accounts receivable, inventories, other current assets and accrued interest for the year ended December 31, 2007 as compared to 2006.  The increase in accounts receivable is related to higher sales in December 2007 at the La Paloma facility and the acquisition of the Batesville facility in March 2007.  The increase in inventories is related to purchases of parts at the end of 2007 for use in the scheduled major maintenance outages during the first quarter of 2008 at the La Paloma facility, and to increase the La Paloma facility’s inventory of critical spare parts.  The increase in other current assets is related to insurance receivables for insured outages at the facilities.  Cash paid for interest increased by $23.9 million in 2007 to $62 million for the year ended December 31, 2007, primarily due to additional credit facilities entered into at corporate associated with the acquisition of the additional interest in the Batesville facility and interest paid by the Batesville facility since its acquisition on March 14, 2007.

Cash flows from investing activities decreased $91.8 million for the year ended December 31, 2007 compared to 2006.  The decrease in cash flows from investing activities was largely the result of outflows of cash of $51.2 million for the purchase of the Batesville facility and net increases in restricted cash of $44.1 million as a result of funding of one year of interest on the Complete Energy Credit Agreement, $44.1 million funding of interest for the TAMCO/MS Notes, increase in the debt payment account at the Batesville facility to fund the January 2008 debt payment and increase in the major maintenance reserve account at the La Paloma facility for scheduled major maintenance outages in the first half of 2008.  These outflows were partially offset by $3.5 million of proceeds from the sale of environmental reduction credits at the La Paloma facility during 2007.

Cash flows from financing activities for the year ended December 31, 2007 resulted in net inflows of $96.2 million up from net to outflows of $6.7 million in 2006.  The primary sources of cash during the year ended December 31, 2007 were $123 million of borrowings under the Complete Energy Credit Agreement, a reduction in debt payments at the La Paloma facility of $6.2 million in 2007 compared with 2006 and net increase of $2.3 million in borrowings under the La Paloma facility’s Working Capital Agreement.  These inflows were offset by $18.2 million of distributions to members, $6.3 million increase in debt payments at the Batesville facility and $11.7 million of financing costs associated with the new financing facilities in 2007.

Fiscal Year 2006 Compared to Fiscal Year 2005

Cash flows from operating activities for the year ended December 31, 2006 increased $25.7 million as compared to 2005.  This increase was primarily due to favorable changes in working capital and increases in non-cash adjustments to net income, offset by higher net losses.  Non-cash adjustments to net income increased $6.9 million in 2006 compared to 2005 primarily due to the acquisition of the La Paloma facility in August 2005.

Changes in working capital had a positive impact of $20.2 million on cash flows from operations in 2006 compared to a negative impact of $14.8 million in 2005.  The improvement in working capital of $35 million was primarily related to a payment of $23.1 million in 2005 associated with warranty improvements on the La Paloma facility and a decrease in accounts receivable.  The decrease in accounts receivable was related to lower availability in December 2006 at the La Paloma facility.  Cash paid for interest increased by $28.2 million in 2006 to $38.1 million for the year ended December 31, 2006 as compared to $9.9 million in 2005, primarily due to a full year of interest paid by the La Paloma facility versus a partial year in 2005.

Cash outflows from investing activities decreased $518.5 million for the year ended December 31, 2006 compared to 2005.  The decrease in cash outflows from investing activities was largely the result of outflows of cash for the purchase of the La Paloma facility, net decreases in restricted cash of $28.5 million as a result of funding of the restricted cash accounts during 2005 and capital expenditures associated with the warranty improvements at the La Paloma facility in 2005.

Cash flows from financing activities for the year ended December 31, 2006 resulted in net outflows of $6.7 million compared to inflows of $537 million in 2005.  During the year ended December 31, 2005, net inflows associated with the financing of the acquisition of the La Paloma facility was $530.4 million.  Excluding the net inflows associated with the financing of the La Paloma facility acquisition, cash flows from financing decreased $13.2 million.  The primary uses of cash during the year was $1.8 million distributions to minority interest holders of La Paloma Acquisition, $1.4 million of additional payments on debt under the La Paloma facility’s Working Capital Agreement and $11 million lower net borrowings under the Working Capital Agreement.

Contractual Obligations

Complete Energy enters into various agreements that result in contractual payment obligations in connection with its business activities.  These obligations primarily relate to its financing arrangements and maintenance agreements.  The following table includes Complete Energy’s obligations and commitments to make future payments under contracts as of March 31, 2008:

	Payments due by period
Contractual Obligations	Total	Less than 1 year[1]	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt obligations[2]
Principal	$787,916	$8,513	$32,375	$266,567	$480,461
Interest	456,127	33,038	100,064	100,670	222,354
Total	1,244,042	41,551	132,439	367,237	702,815
Interest rate swap agreements	13,634	3,941	8,107	1,586	―
Capital lease obligations	33	6	18	10	―
Operating lease obligations	844	228	616	―	―
Purchase obligations[3]	176,714	18,168	39,398	40,221	78,927
Other liability[4]	96,538	―	―	―	96,538
Total contractual obligations	$1,531,805	$63,893	$180,578	$409,054	$878,280

(1)	Represents payments on contractual obligations through December 31, 2008.

(2)	Interest on variable rate debt is included based on the March 31, 2008 forward curve for interest rate.

(3)
Agreements to purchase goods or services that specify all significant terms.  Amounts related to certain purchase obligations are based on future purchase expectations which may differ from actual purchases.

(4)
Other liability consists of the estimated future payment of the cash settled option on the TAMCO/MS Notes.  See Note 5 to Complete Energy’s audited consolidated financial statements included elsewhere in this proxy.  The TAMCO funds and Morgan Stanley have consented to exchange of the cash settled options and their related Notes upon the closing of the merger.  Please see “Other Transaction Agreements—Lender Consent.”

Environmental Regulations

There are a variety of laws and regulations in place or being considered for adoption at the federal, regional, state and local levels of government that do or are reasonably likely to restrict the emission of carbon dioxide and other “greenhouse gases” that may be contributing to changes in the earth’s climate. Since power plants are a significant source of greenhouse gas emissions, it is almost certain that any restrictions on emissions of greenhouse gases will affect power plants. While it is unclear precisely how these laws and regulations will affect power plants in general or Complete Energy in particular, some laws will or may require emitters to incur material costs to reduce greenhouse gas emissions or to procure emission allowances or credits, or may result in the incurrence of material taxes, fees or other governmental impositions in connection with such emissions. These existing and any future laws and regulations are expected to significantly increase Complete Energy’s operating costs, as well as those of its fossil-fueled competitors, could require the incurrence of significant capital expenditures and could have a material adverse effect on its results of operations and financial condition.

Factors Affecting Liquidity, Capital Resources and Capital Requirements

For a description of factors that could affect Complete Energy’s sources of liquidity, capital resources and capital requirements, see “Risk Factors” and the discussion of restrictive covenants contained in Note 4 to Complete Energy’s audited consolidated financial statements included elsewhere in this proxy statement.

Off-Balance Sheet Arrangements

As of March 31, 2008, Complete Energy had no off-balance sheet arrangements.  For information regarding principles of consolidation, please see Note 2 to Complete Energy’s audited consolidated financial statements included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures about Market Risk

Complete Energy is exposed to two primary market risks in its normal business activities:  commodity price risk and interest rate risk.  In order to manage these risks Complete Energy uses various fixed-price forward purchase and sales contracts and interest rate swaps trades in the over-the-counter financial markets to manage and hedge exposure to variable rate debt obligations and to reduce exposure to the volatility of cash market prices.

Commodity Price Risk

Commodity price risks result from exposures to changes in spot prices, forward prices, volatility in commodities and correlations between various commodities such as natural gas and electricity.  A number of factors influence the level and volatility of prices for energy commodities and related derivative products.  These factors include:

•	seasonal, daily and hourly changes in demand;

•	extreme peak demands due to weather conditions;

•	available supply resources;

•	transportation availability and reliability within and between regions; and

•	changes in the nature and extent of federal and state regulations.

The majority of Complete Energy’s generation capacity is under long-term contracts; however, its merchant generation capacity at La Paloma is subject to commodity price risks that can have a material impact on Complete Energy’s earnings.  To manage its exposure to commodity market volatility, Complete Energy from time to time enters into contracts for the forward sales of power and purchases of gas.

Complete Energy had no forward commodity sales contracts or other commodity related derivatives in place as of December 31, 2007 and March 31, 2008.

Interest Rate Risks

Complete Energy is exposed to interest rate risk related to its variable and fixed interest rate debt.  As of March 31, 2008, we had $772 million of long term debt outstanding (excluding unamortized discount), of which $376 million was fixed-rate debt with a weighted average interest rate of 7.92%.  Complete Energy also had $13 million of current maturities of fixed rate debt as of March 31, 2008.  The fair market value of Complete Energy’s fixed rate long term debt was $371 million at March 31, 2008.

Of Complete Energy’s fixed rate debt, $130 million, or 35% related to the TAMCO/MS Notes.  These securities are debt for which there are no observable inputs as to fair market value.  Based on Complete Energy’s internal discounted cash flow analysis, the fair value of the TAMCO/MS Notes approximates its face amount. In addition, each note holder of the TAMCO/MS Notes was granted a Cash Settled Option that provides that it can receive in notes or cash its ratable amount of up to 38% of the value of LPHC.  Please see Note 4 to Complete Energy’s audited consolidated financial statements provided elsewhere in the proxy.  Based on Complete Energy’s internal discounted cash flow analysis, the fair market value of the Cash Settled Option at March 31, 2008 was $6.2 million.  The TAMCO/MS Notes mature in 2020 and contain provisions providing for a substantial penalty in the event of early prepayment. On May 9, 2008, in connection with the merger agreement, GSCAC, Complete Energy and certain of their respective subsidiaries entered into the lender consent with the holders of the TAMCO/MS Notes, the TAMCO funds and Morgan Stanley. Please see “Other Transaction Agreements—Lender Consent.”

The remainder of Complete Energy’s long-term debt, $396 million at March 31, 2008, was variable-rate debt with a weighted average interest rate of 7.59%.  Complete Energy also had $3 million of current maturities of variable rate debt and $146 million of short-term variable rate borrowings at March 31, 2008.  The fair value of Complete Energy’s long-term variable rate debt at March 31, 2008 was $333 million.

Of Complete Energy’s short-term borrowings, $123 million relates to the Complete Energy Credit Agreement.  These securities are debt for which there are no observable inputs as to fair market value.  Complete Energy believes the amount recorded at fair value of Complete Energy Credit Agreement will not diverge materially from the amount Complete Energy expects to pay at maturity.  Under the terms of the merger agreement, the Complete Energy Credit Agreement will be paid in full with available cash upon closing of the acquisition.

Variable rate debt exposes Complete Energy to the risk of earnings or cash flow loss due to increases in market interest rates.  Complete Energy estimates that a hypothetical 100 basis point change in the floating interest rates applicable to the March 31, 2008 balance of long term variable-rate debt would result in a change in annual interest expense of approximately $4 million.

As of March 31, 2008, Complete Energy, through LPGC, had various interest rate swap agreements extending through out until June 2012.  The annual notional amount of the interest rate swaps for the years 2008 through 2011 are $129 million, $118 million, $84 million and $65 million, respectively.  The notional amounts for the swaps covering the period January 1, 2012 to June 30, 2012 is $62 million.  If the swaps had been discontinued on March 31, 2008, LPGC would have owed the counterparties approximately $13 million.  A hypothetical 100 basis point change in the floating interest rates applicable to the March 31, 2008 interest rate swap position balance would result in a change in annual interest income of approximately $2.5 million.

Based on the investment grade rating of the counterparties, Complete Energy believes its exposure to credit risk due to nonperformance by counterparties to its hedge contracts to be insignificant.  Changes in fair value of interest rate swaps used as cash flow hedges are reported in accumulated other comprehensive loss, or AOCL, in Complete Energy’s consolidated statements of members’ deficit to the extent the hedge is effective, until the forecasted transaction occurs, at which time they are recorded as adjustments to interest expense.  At March 31, 2008, AOCL included $7.7 million, net of minority interest, related to interest rate swaps.

Complete Energy is also exposed to interest rate risk related to its short-term investments.  As of March 31, 2008, substantially all of its cash was invested in highly liquid, short-term investment-grade securities with original maturities of three months or less at the time of purchase.  A hypothetical 100 basis point change in the floating interest rates applicable to the March 31, 2008 balance would result in a change in annual interest income of approximately $0.8 million.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, (1) as of July 28, 2008, the actual beneficial ownership of our common stock and (2) the projected beneficial ownership of our common stock immediately following completion of the acquisition by (a) each person owning (or expected to own) greater than 5% of our outstanding common stock; (b) each current director and executive officer of GSCAC; (c) each current director and executive officer as a group prior to the acquisition; (d) each person that is expected to be a director or named executive officer following the completion of the acquisition; and (e) each person that is expected to be a director or executive officer following completion of the acquisition as a group.  For purposes of calculating this information, we have made two alternative sets of assumptions:

•	Assuming No Exercise of Conversion Rights: This presentation assumes that none of the GSCAC stockholders exercise their conversion rights; and

•	Assuming Maximum Exercise of Conversion Rights: This presentation assumes that the holders of 19.99% of the IPO shares exercise their conversion rights.

The following table does not take into account the tag-along offer that will be made to the LP Minority after the completion of the acquisition, because the fair market valuation of the offer to be made to the LP Minority Holders has not been determined at this time and because there is no certainty that any LP Minority Holders will accept the offer.  The following table also does not take into account the exchange offer that we have made to Fulcrum, because Fulcrum has not responded to our offer as of the date of this proxy statement, and there can be no certainty that Fulcrum will accept our offer.  If our offers to acquire the minority interests are accepted on our terms, the minority interest holders would collectively own approximately 26.5% of our equity and the ownership percentages listed in the “After the Acquisition” column below will be proportionately diluted.

The unaudited pro forma financial statements contain important information regarding the assumptions used in calculating this information. See “Selected Unaudited Pro Forma Condensed Consolidated Financial Data.”

	Before the Acquisition			After the Acquisition
				Assuming No Conversion			Assuming Maximum Conversion
Name and Address of Beneficial Owner and Management	Number of shares		%	Number of shares		%	Number of shares		%
Before the Acquisition	–		–	–		–	–		–
Mr. Eckert (1)(17)	–		–	–		–	–		–
Mr. Frank (1)	–		–	–		–	–		–
Mr. Kaufman (1)	–		–	–		–	–		–
Mr. Goodwin (17)	22,500		*	22,500		*	22,500		*
Mr. McKinnon (17)	22,500		*	22,500		*	22,500		*
Mr. Sebastian (17)	–		–	5,000		*	5,000		*
Mr. Detweiler (17)	–		–	5,000		*	5,000		*
GSC Secondary Interest Fund, LLC (2)	4,455,000	(3)	17.7%	8,455,000	(14)	15.3%	8,455,000	(14)	15.0%
Fir Tree Inc. (4)	2,500,000	(5)	9.9%	2,500,000	(5)	4.5%	2,500,000	(5)	4.4%
Azimuth Opportunity, Ltd. (6)	2,267,400	(7)	9.0%	2,267,400	(7)	4.1%	2,267,400	(7)	4.0%
HBK Investments L.P. (8)	2,192,800	(9)	8.7%	2,192,800	(9)	4.0%	2,192,800	(9)	3.9%
QVT Financial LP (10)	1,284,025		5.1%	1,284,025		2.3%	1,284,025		2.3%
Basso GP, LLC (11)	1,487,000		5.9%	1,487,000		2.7%	1,487,000		2.6%
All executive officers and directors as a group (7 individuals)	45,000		0.2%	55,000		*	55,000		*
After the Acquisition
The TCW Group, Inc. (12)	–		–	14,020,266		25.5%	18,650,701		33.0%
Morgan Stanley & Co. Incorporated	–		–	2,831,359		5.1%	3,766,465		6.7%
R. Blair Thomas (15)	–		–	14,020,266		25.5%	18,650,701		33.0%
Hugh Tarpley (13)	–		–	1,870,081		3.4%	1,870,081		3.3%
Lori Cuervo (13)	–		–	1,238,473		2.2%	1,238,473		2.2%
Peter Dailey (16)	–		–	1,870,081		3.4%	1,870,081		3.3%
Peter Tellegen (13)	–		–	377,315		*	377,315		*
All directors and executive officers as a group (6 persons after the acquisition) (18)	–		–	17,128,820		31.1%	22,136,570		39.2%
______________________________________
*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932.
(2)
GSC Secondary Interest Fund, LLC, is a single member Delaware limited liability company (“GSC Secondary”). The single member of GSC Group, Inc. a Delaware corporation (“GSC Group”). Through the ownership of 100% of the Class A Common Stock of GSC Group, GSC Active Partners Holdings, L.P., a Delaware limited partnership (“GSC Active Holdings”) holds a majority of the dividend interest and the voting interest in GSC Group. GSC Active Partners, Inc., a Delaware corporation (“GSC Active”) is the general partner of GSC Active Holdings. Each of GSC Secondary, GSC Group and GSC Active Holdings has shared voting power and dispositive powers and may be deemed to be the beneficial owner of 4,455,000 shares of common stock of GSCAC by virtue of its relationship with the record owner of said shares of common stock. The business address of each of GSC Secondary, GSC Group, GSC Active Holdings is 500 Campus Drive, Suite 220, Florham Park, NJ 07932.

(3)
This figure excludes 4,000,000 shares of GSCAC common stock issuable upon the exercise of warrants that are currently not exercisable. These warrants will become exercisable on the date on which GSCAC completes its initial business combination.

(4)
Fir Tree, Inc. (“Fir Tree”) is the investment manager for each of Sapling, LLC (“Sapling”) and Fir Tree Recovery Master Fund, L.P. (“Fir Tree Recovery”) and has been granted investment discretion over portfolio investments, including the Common Stock (as defined below), held by each of them. Sapling and Fir Tree Recovery are the beneficial owners of 2,051,950 shares of Common Stock and 448,050 shares of Common Stock, respectively. Fir Tree may be deemed to beneficially own the shares of Common Stock held by Sapling and Fir Tree Recovery as a result of being the investment manager of Sapling and Fir Tree Recovery. Sapling and Fir Tree Recovery are the beneficial owners of 8.1% and 1.8%, respectively, of the outstanding shares of Common Stock. The business address of Fir Tree Inc., Sapling and Fir Tree Recovery is 505 Fifth Avenue 23rd Floor New York, New York 10017.

(5)
Represents (a) 2,051,950 shares of common stock held by Sapling, LLC and (b) 448,050 shares of common stock held by Fir Tree Recovery. Fir Tree, Inc. is the investment manager of both entities. The foregoing information was derived from a Schedule 13G filed with the SEC on July 19, 2007.

(6)	The business address of Azimuth Opportunity, Ltd. is c/o Ogier Qwomar Complex, 4th Floor P.O. Box 3170 Road Town, Tortola British Virgin Islands.
(7)	Represents shares of common stock held by Azimuth Opportunity, Ltd. The foregoing information was derived from a Schedule 13G/A filed with the SEC on December 11, 2007.
(8)	The business address of HBK Investments L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.
(9)	Represents shares of common stock held by HBK Investments L.P. The foregoing information was derived from a Schedule 13G/A filed with the SEC on May 2, 2008.
(10)
QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 1,045,185 shares of Common Stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 115,137 shares of Common Stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 123,703 shares of Common Stock. QVT Financial has the power to direct the vote and disposition of the Common Stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,284,025 shares of Common Stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. QVT Financial LP and QVT Financial GP LLC have shared voting power and shared dispositive power. The business address of QVT Financial and QVT Financial GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The foregoing information was derived from a Schedule 13G filed with the SEC on February 2, 2008.

(11)
Basso GP, LLC (“Basso GP”) is the general partner of Basso Capital Management, L.P. (“BCM”), which is the investment manager of Basso Fund Ltd. (“Basso Fund”) and Basso Multi-Strategy Holding Fund Ltd. (“Multi-Strategy Holding Fund”). The controlling persons of Basso GP are Howard Fischer, Phillip Platek, John Lepore and Dwight Nelson. Basso Fund and Multi-Strategy Holding Fund are the beneficial owners of 161,174 and 1,325,826 shares of common stock, respectively. Basso GP may be deemed to beneficially own the shares of common stock of Basso Fund and Multi-Strategy Holding Fund as a result of being the general partner of BCM, the investment manager of the funds. The business address of each of Basso GP and BCM is 1266 East Main Street, 4th Floor, Stamford, Connecticut 06902. The business address of each of Basso Fund and Multi-Strategy Holding Fund is c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies. The foregoing information was derived from a Schedule 13G filed with the SEC on June 6, 2008.

(12)
Includes interests that will be held by Trust Company of the West, not in its individual capacity but solely as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between itself and the Boilermaker Blacksmith National Pension Trust (“Boilermaker Blacksmith”); TCW Energy Fund X-NL, L.P. (“Fund X-NL”); TCW Energy Fund XB-NL, L.P. (“Fund XB-NL”); TCW Energy Fund XC-NL, L.P. (“Fund XC-NL”); TCW Energy Fund XD-NL, L.P. (“Fund XD-NL”); Trust Company of the West as Sub-Custodian under the Amended and Restated Investment Management and Custody Agreement dated as of December 3, 2003 among Ensign Peak Advisors, Inc., TCW Asset Management Company and Trust Company of the West (“Ensign Peak”); ING Life Insurance and Annuity Company (“ING”); Trust Company of the West as Sub-Custodian under the Amended and Restated Investment Management and Custody Agreement dated as of December 11, 2003 among Harry L. Bradley, Jr. Partition Trust, Harry L. Bradley, Jr. Trust, Jane Bradley Uihlien Pettit Partition Trust, Jane Bradley Uihlien Trust, TCW Asset Management Company and Trust Company of the West (“Bradley Trust”); and TEP Equity Holdings, LLC. (“TEP Equity”). The foregoing TAMCO funds have delegated all disposition and voting discretion to TAMCO or Trust Company of the West, as the case may be, and thus disclaim any beneficial ownership of the securities referenced herein.  TAMCO is the managing member of TCW (Energy X) LLC, which in turn is the general partner of each of Fund X-NL, Fund XB-NL, Fund XC-NL, Fund XD-NL, and is the investment advisor to Ensign Peak, ING and the Bradley Trust.  TAMCO is also the managing member of TEP Energy Partners LLC, which in turn is the managing member of TEP Equity.  Trust Company of the West is the trustee in respect of a trust established between itself and Boilermaker Blacksmith.  TAMCO and Trust Company of the West are wholly-owned by The TCW Group, Inc., a Nevada corporation, which disclaims beneficial ownership of the securities referenced herein, except to the extent it controls TAMCO and Trust Company of the West.  The TAMCO funds are making this single disclosure with respect to beneficial ownership of the securities referenced herein because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, although neither the fact of this disclosure nor anything contained herein shall be deemed to be an admission by the TAMCO funds that such a "group" exists.  The business address of each TAMCO fund other than Boilermaker Blacksmith is c/o R. Blair Thomas, TCW Asset Management Company, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.  The business address of Boilermaker Blacksmith is c/o R. Blair Thomas, Trust Company of the West, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.  The foregoing information was provided by the TAMCO funds.

(13)	Represents Class B shares held by each listed individual, that together with Class B units are exchangeable at any time into Class A shares pursuant to the Holdco LLC Agreement.
(14)	This figure includes 4,000,000 shares of GSCAC common stock issuable upon the exercise of warrants that will become exercisable on the date on which GSCAC completes its initial business combination.
(15)
R. Blair Thomas is an officer and director of TAMCO and certain of its affiliates, which will have voting and investment control over Class A common stock of GSCAC being acquired by the TAMCO funds. Mr. Thomas disclaims beneficial ownership of such Class A common stock owned by such TAMCO funds. The foregoing information was provided by the TAMCO funds.

(16)	Mr. Dailey will not be an executive officer of GSCAC after the merger.
(17)	It is not anticipated that Messrs. Eckert, Goodwin, McKinnon, Sebastian and Detweiler will be directors of GSCAC after the merger.
(18)	Includes shares as to which the relevant director has disclaimed beneficial ownership.

DESCRIPTION OF GSCAC’S SECURITIES

The following summary of the material terms of the GSCAC securities is not intended to be a complete summary of the rights and preferences of the GSCAC securities. We urge you to read our charter, our bylaws, our proposed second amended and restated charter and our proposed amended and restated bylaws in their entirety, and refer to the applicable provisions of Delaware law, for a complete description of the rights and preferences of the GSCAC securities. Copies of our current charter and bylaws will be sent to holders of GSCAC common stock upon request. See “Where You Can Find More Information” on page 191. The proposed amendments to our charter are described in “Proposal II—Approval of the Amended and Restated Charter” beginning on page 78 and the full text of the proposed second and amended charter is attached as Annex B to this proxy statement.

Before the Acquisition

Authorized Common Stock

Our charter authorizes the issuance of 200,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value of $0.0001. As of the record date, 25,200,000 shares common stock were outstanding and no shares of preferred stock were outstanding. The outstanding shares of GSCAC’s common stock are duly authorized, validly issued, fully paid and non-assessable.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.50 per share of common stock, subject to adjustment. The units commenced trading on June 25, 2007.

Common Stock

Voting Rights. Holders of GSCAC’s common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our charter that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment.

Our founding stockholder and directors have agreed to vote all of its or his shares on our proposed initial business combination in accordance with the majority of votes cast by the holders of IPO shares.  Our founding stockholder and directors have also agreed that if it or he acquires shares in or following our IPO, it, he or she will vote all such acquired shares in favor of our initial business combination. If our stockholders vote on any other matters at an annual or special meeting, our founding stockholder and our officers and directors may vote all of their shares, whenever acquired, as they see fit.

Dividend Rights. Holders of GSCAC’s common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock is subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none.

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of our proposed acquisition of Complete Energy.

Preemptive Rights. Holders of GSCAC’s common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Rights Upon Liquidation. If we are forced to liquidate prior to our initial business combination, holders of our IPO shares are entitled to share ratably in the trust account, inclusive of any interest not previously released to us to fund working capital requirements, and net of any income taxes payable on interest on the balance in the trust account, which income taxes, if any, shall be paid from the trust account, and any assets remaining available for distribution to them after payment of liabilities. Liquidation expenses will be paid only from funds held outside of the trust account. If we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters for our IPO have agreed that: (1) they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account, and (2) the deferred underwriters’ discounts and commission will be distributed on a pro rata basis to the holders of IPO shares, together with any accrued interest thereon and net of income taxes payable on such interest.

Classification of Directors. Our board of directors is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Other Rights.  Holders of GSCAC’s common stock have no conversion or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that holders of IPO shares have the right to have their shares of common stock converted to cash equal to their pro rata share of our trust account if they properly exercise their conversion rights, vote against our initial business combination and our initial business combination is approved and completed. Any stockholders who convert their common stock into their pro rata share of the trust account will retain the right to exercise any warrants they own.

Founding Stockholder’s Shares

On November 7, 2006 (after giving effect to a recapitalization effected on May 29, 2007), our founding stockholder purchased 4,500,000 shares of our common stock for $25,000 in connection with the formation of our company. On December 12, 2006, a total of 67,500 of the 4,500,000 founding stockholder’s shares (after giving effect to the recapitalization and stock dividend) were subsequently sold by our founding stockholder to certain of our directors, including Messrs. Goodwin and McKinnon, in private transactions.  On June 24, 2008, our founding stockholder agreed to transfer to each of Messrs. Detweiler and Sebastian 5,000 shares of our common stock, subject to consummation by us of an initial business combination and subject to certain transfer restrictions.

The shares issued to our founding stockholder are identical to the shares included in the units sold in our IPO, except that our founding stockholder and Messrs. Goodwin and McKinnon have agreed (1) in connection with the stockholder vote required to approve our initial business combination, to vote their shares in accordance with the majority of the shares of common stock voted by the public stockholders and (2) to waive their right to participate in any liquidation distribution if we fail to complete a business combination.

Our founding stockholder and Messrs. Goodwin and McKinnon have agreed that it and they will not sell or transfer their shares for three years after the date of closing of our IPO, other than to permitted transferees who agree to be subject to these transfer restrictions and the voting and waiver restrictions described above. In addition, the founding stockholder and Messrs. Goodwin and McKinnon have agreed to registration rights pursuant to a Registration Rights Agreement dated as of June 25, 2007.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Our current charter prohibits us, prior to our initial business combination, from issuing preferred stock that participates in any manner in the proceeds of our trust account, or that votes as a class with the common stock on our initial business combination. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock were being issued or registered in the initial public offering.

Warrants

Public Stockholders’ Warrants

GSCAC currently has outstanding warrants to purchase up to 24,700,000 shares of GSCAC common stock, of which 4,000,000 are owned by our founding stockholder and 20,700,000 million were sold in our IPO. The warrants started trading separately as of the opening of trading on July 9, 2007. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $7.50 per share, subject to adjustment, as discussed below, at any time commencing on the later of the completion of our initial business combination; or thirteen months after the closing of our initial public offering, provided in each case that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

The warrants will expire on June 25, 2011 at 5:00 p.m., New York time, or earlier upon redemption. Once the warrants become exercisable, we may call the warrants for redemption, in whole and not in part, at a redemption price of $0.01 per warrant if, and only if, the reported last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the date on which the notice of redemption is given, and only if on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date. However, there is no guarantee that the price of the common stock will exceed the $14.25 trigger price or the $7.50 exercise price after the redemption notice is issued.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Holders of warrants will not be entitled to a net cash settlement upon exercise of the warrants. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. Under the warrant agreement, we have agreed to use our best efforts to have an effective registration statement covering shares of common stock issuable on exercise of the warrants and to maintain a current prospectus relating to the common stock from the date the warrants become exercisable to the date the warrants expire or are redeemed.

There will be no distribution from the trust account with respect to any of our warrants, which will expire worthless if we are liquidated.

Founding Stockholder’s Warrants

The founding stockholder’s warrants are identical to those issued in the initial public offering, except that the founding stockholder’s warrants are non-redeemable so long as they are held by our founding stockholder or its permitted transferees and the shares of common stock issued upon exercise of such founding stockholder’s warrants by our founding stockholder or its permitted transferees will not be registered under the Securities Act. As set forth below, however, our founding stockholder and its permitted transferees will have the right to demand registration of the resale of such shares pursuant to a registration rights agreement.

So long as the founding stockholder’s warrants are held by our founding stockholder and its permitted transferees, our warrant agreement provides that the founding stockholder’s warrants may not be exercised unless we have an effective registration statement relating to the common stock issuable upon exercise of the warrants purchased in the initial public offering and a related current prospectus is available.

Our founding stockholder has agreed that it will not sell or transfer the founding stockholder’s warrants until after we complete our initial business combination, other than to permitted transferees who agree to be subject to these transfer restrictions. In addition, commencing on the date on which they become exercisable, the founding stockholder’s warrants and the shares of common stock issuable upon exercise of the warrants will be entitled to registration rights under the Registration Rights Agreement dated June 25, 2007.

After the Acquisition

The following description summarizes the material terms of our capital stock as it would be if the amended and restated charter, as filed as Annex B to this proxy statement, is adopted at closing. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to this annex and to the applicable provisions of the DGCL.

Class A Shares and Class B Shares

If the acquisition is completed, our charter will be amended and restated to create two classes of common stock. At closing, subject to the adjustments provided in the merger agreement, GSCAC will be authorized to issue a total of [___],000,000 shares, consisting of (1) 1,000,000 shares of preferred stock, par value of $0.001 per share (“preferred stock”), (2) [___],000,000 Class A shares, par value of $0.001 per share and (3) [___],000,000 Class B shares, par value of $0.001 per share.  Each outstanding share of GSCAC immediately prior to the merger will convert into one fully-paid and non-assessable Class A share.

GSCAC’s Common Stock Outstanding. GSCAC’s Class A and Class B shares issued pursuant to the merger will be duly authorized, validly issued, fully paid and non-assessable.

Voting Rights. The holders of Class A shares and Class B shares shall possess exclusively all voting power, and each Class A share and Class B share shall have one vote.  Except as otherwise provided by law, the holders of Class A shares and Class B shares shall vote together as a single class, and their votes shall be counted and totaled together.

Holders of common stock will have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to any amendment to our certificate of incorporation (including any Preferred Stock Designation as this term is defined in our amended and restated charter) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our charter (including any Preferred Stock Designation) or pursuant to the DGCL.

Dividend Rights. Dividends of cash or property may be declared and paid on the Class A shares out of the assets of GSCAC that are by law available therefor, at the times and in the amounts as the board of directors of GSCAC in its discretion will determine. Dividends of cash or property (other than dividends paid in capital stock or other equity securities of GSCAC) will not be declared or paid on the Class B shares.

The payment of dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition after our initial business combination is completed. The payment of any dividends subsequent to a business combination will be within the discretion of our then-board of directors. It is the intention of our present board of directors to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up and after payment or provision for payment of the debts and other liabilities of GSCAC and of the preferential and other amounts, if any, to which the holders of any preferred stock will be entitled, the holders of all outstanding Class A shares will be entitled to receive the remaining assets of GSCAC available for distribution ratably in proportion to the number of Class A shares held by each stockholder. Holders of Class B common stock shall not be entitled to participate therein, receive any assets of GSCAC available for distribution to its stockholders or any payment from the proceeds realized in any voluntary or involuntary liquidation, dissolution or winding up of the assets of GSCAC, and in the event of a dissolution, all Class B shares then outstanding will be cancelled by GSCAC for no consideration.

Preemptive Rights. Subject to the rights described in “—TAMCO Funds and Morgan Stanley Preemptive Rights” below, holders of Class A shares and Class B shares have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Classification of Directors. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Other Rights. Each holder of Class B shares will be entitled at any time and from time to time to exchange one Class B share and one Class B unit of Holdco Sub (together as one unit) for one fully paid and non-assessable Class A share. Holders of Class A shares and Class B shares shall have no subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. Holders of Class A common stock shall have no conversion rights.

TAMCO Funds and Morgan Stanley Preemptive Rights

Pursuant to the lender consent, the TAMCO funds and Morgan Stanley will be granted, as of the closing, preemptive rights if GSCAC issues any equity securities to affiliates for less than their fair market value.

Warrants and Contingent Units

At closing, GSCAC will issue 1,596,000 warrants, subject to the adjustments provided for in the lender consent, to the TAMCO funds and Morgan Stanley (the “contingent warrants”). The exercise price for each contingent warrant will be $0.001. 798,000 contingent warrants will be exercisable on the first date on or before the fifth anniversary of the closing date when the closing stock price per share of Class A common stock first equals or exceeds $14.50 for 10 consecutive trading days and 798,000 contingent warrants will be exercisable on the first date on or before the fifth anniversary of the closing date when the closing stock price per share of Class A common stock first equals or exceeds $15.50 for 10 consecutive trading days. The contingent warrants are not transferable except to affiliates.

At the closing, Holdco Sub will issue Class C units and Class D units to the owners of Complete Energy. Each Class C unit of Holdco Sub will automatically convert into one Class B unit of Holdco Sub and one Class B share of GSCAC’s common share on the first date on or before the fifth anniversary of the closing date when the closing stock price per Class A share first equals or exceeds $14.50 for 10 consecutive trading days. Each Class D unit of Holdco Sub will automatically convert into one Class B unit of Holdco Sub and one Class B share on the first date on or before the fifth anniversary of the closing date when the closing stock price per Class A share first equals or exceeds $15.50 for 10 consecutive trading days. Each Class B unit plus one Class B share will be exchangeable into one newly issued Class A share.

Registration Rights

Founding Stockholder’s Registration Rights

We entered into a Registration Rights Agreement as of June 25, 2007 with our founding stockholder and Messrs. Goodwin and McKinnon granting them the right to demand that we register the resale of the founding stockholder’s shares, the founding stockholder’s warrants and the shares of common stock issuable upon exercise of the founding stockholder’s warrants. The registration rights are exercisable with respect to the shares at any time after the date on which the shares are no longer subject to the relevant lock-up agreement (which expires in June 2010), and with respect to the warrants and the underlying shares of common stock, after the warrants become exercisable by their terms. In addition, our founding stockholder and Messrs. Goodwin and McKinnon have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which the founding stockholder’s shares are no longer subject to the lock-up agreement. With respect to the founding stockholder’s warrants and the underlying shares of common stock, our founding stockholder has certain “piggy-back” registration rights on registration statements filed after the warrants become exercisable by their terms. Permitted transferees will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.  On May 9, 2008, in connection with the merger agreement, GSCAC, the founding stockholder and Messrs. Goodwin and McKinnon agreed to amend the Registration Rights Agreement, effective as of the closing of the merger, to permit the holders of Class A shares under the new registration rights agreement (see below) to participate in demand registrations by the founding stockholder and Messrs. Goodwin and McKinnon.

New Registration Rights

At the closing, a Registration Rights Agreement will be entered into among GSCAC and the persons receiving GSCAC shares in the merger and related transactions, pursuant to which each such person will be granted rights to require registration of their Class A shares (including Class A shares issued in exchange for Class B units and Class B shares).

GSCAC will be required to file a shelf registration statement within 90 days after the closing of the acquisition to permit all of these holders to sell their Class A shares and the shelf registration statement must be declared effective by the SEC no later than 180 days after the closing.

GSCAC will be required to conduct underwritten public offerings to permit all of these holders to sell their Class A shares upon demand by the TAMCO funds (two demands), Morgan Stanley (one demand) and the Complete Energy owners/LP Minority Holders (one demand), but no more than one demand registration is permitted in any 12-month period.

All of these holders will be permitted to sell their Class A shares in registered offerings conducted by GSCAC after the closing.

Our Transfer Agent and Warrant Agent

The transfer agent for the shares of GSCAC’s common stock, warrants and units is American Stock Transfer & Trust Company.

Listing

Currently, our units, common stock and our warrants are listed on the AMEX under the symbols “GGA.U,” “GGA” and “GGA.WS,” respectively. Following the completion of the acquisition, we intend to seek approval to list our securities on the NYSE or NASDAQ.

MANAGEMENT FOLLOWING THE ACQUISITION

As of the completion of the acquisition, the board of directors, executive officers and significant employees of GSCAC, which will be renamed Complete Energy Holdings Corporation, will be as set forth below:

Name	Age	Position
Hugh A. Tarpley	51	Chief Executive Officer and Director
Lori A. Cuervo	44	President and Chief Operating Officer and Director
Peter Tellegen	51	Chief Financial Officer
Tom Romesberg	52	Vice President for Operations
Joseph Richardson	46	Vice President for Development
Carla Banks	37	Director of Commercial Strategy
Rhonda Hollier	39	Vice President for Human Resources
Nolena Meche	43	Controller
Nick Park	42	Plant Manager – La Paloma
Ken Thorp	65	Plant Manager – Batesville
Peter R. Frank	60	Director
Mathew C. Kaufman	37	Director
R. Blair Thomas	46	Director

Management

Executive Officers

Hugh A. Tarpley, Chief Executive Officer and Director. Mr. Tarpley is currently a Managing Director of Complete Energy. Mr. Tarpley has served in various capacities in the energy industry (domestic and international) for over 25 years. He has developed and successfully executed growth strategies for two major energy companies. The key significant component of these strategies was the acquisition of gas and power assets. Mr. Tarpley has extensive experience in project development, integration process, debt financings, energy supply and sale contracts, treasury, budgeting, and accounting.

Before helping to found Complete Energy in 2004, Mr. Tarpley was Executive Vice President of Dynegy, Inc., responsible for mergers and acquisitions, corporate strategy and strategic investments, both domestically and abroad. In that role, he participated in approximately 30 transactions, including the acquisition of Illinova Corporation. Prior to joining Dynegy in 1997, Mr. Tarpley was president of British Gas Americas, a division of British Gas PLC. In that position, he managed British Gas investments in the United States and South America. Mr. Tarpley’s major responsibilities included oversight of Dynegy and MetroGas (LDC in Argentina), creation of an engineering company in Argentina, working on development projects such as Chilean Pipeline, Bolivia-Brazil Pipeline, and the LNG project in Trinidad and Tobago.  Mr. Tarpley graduated from the University of Notre Dame with a degree in business/accounting.

Lori A. Cuervo, President and Chief Operating Officer and Director. Ms. Cuervo is currently a Managing Director at Complete Energy with responsibility for facility operations, human resources, information technology, insurance, and administrative functions.  She has a diverse technical and financial background in the energy industry with more than 20 years of experience managing power generating assets and analyzing credit and risk management issues.  On the regulatory front, Ms. Cuervo has prepared expert testimony for FERC and has provided expert witness testimony in generation valuation cases.  In previous positions, she also managed financial and technical analyses to support asset and portfolio valuations, acquisitions and divestitures, engineering due diligence, and independent engineering valuations.

Ms. Cuervo has worked with a variety of power generation technologies including gas, wood, coal, waste-to-energy, hydroelectric, and wind. Over the years, Ms. Cuervo has developed an extensive network of contacts throughout the energy industry and in both the merchant and contracted generation arenas. Prior to helping found Complete Energy in 2004, she was a partner at Twin Pine Capital Resources. She has also worked with Brown,

Williams, Moorhead & Quinn; Allegheny Energy; NRG Energy; DAI Management Consultants; EG&G; and Hagler, Bailly. She received a B.S. degree in Chemical Engineering from the University of West Virginia.

Peter A. Tellegen, Chief Financial Officer. Mr. Tellegen joined Complete Energy as Senior Vice President – Commercial Strategy in August 2005 and has been the Chief Financial Officer since July 2006.  Mr. Tellegen has over 20 years of experience in mergers & acquisitions, energy market analysis, project valuation, and financial planning.  From 1998 through 2005, Mr. Tellegen was employed by Dynegy, Inc. where he served most recently as Vice President, Strategic Market Analysis for the Power Generation Division.  In this role, he managed a staff of over 30 professionals performing a variety of commercial functions, including retail and wholesale transaction pricing, asset valuation, assessment of regional power markets, development of long term strategy, and communicating Dynegy’s market outlook and risk management strategy to the board of directors.

Prior to joining Dynegy, Mr. Tellegen held corporate development positions with Enron (1995-1998) and British Gas (1994 through 1995).  He played key roles in a number of significant energy projects and transactions, including divestiture of Enron’s midstream assets and MLP interests, development and financing of The Trinidad LNG project, and the merger of Trident NGL with Dynegy. Prior to Joining British Gas, Mr. Tellegen was Vice President, Investment Banking with Rauscher Pierce Refsnes, a regional investment banking firm.  During his six-year tenure, he completed over 40 significant financial advisory projects, including the first ever venture financing for a professional employer organization (Administaff, Inc). Previously, Mr. Tellegen held positions with Deloitte Haskins & Sells (Deloitte and Touche) and Citibank.

Mr. Tellegen graduated from the University of Minnesota with a B.A. degree in English (cum laude), and from Rice University’s Jones School of Administration with a M.B.A. degree.

Significant  Employees

Tom Romesberg, Vice President for Operations. As Complete Energy’s Vice President of Operations since February 2006, Mr. Romesberg brings over 27 years of experience in the power industry, having worked in nuclear, wind, conventional oil and gas-fired and in advance combined cycle gas turbine plants since 1995.  Mr. Romesberg has worked in a variety of positions within the power industry including plant engineering and environmental management. Most recently, Mr. Romesberg was the General Manager of the La Paloma facility, where he provided support in both the development and construction phase before managing the hiring and full transition into commercial operations in 2003.

Prior to his employment in independent power generation, Mr. Romesberg spent over 14 years in public utility power generation with Pacific Gas and Electric Company at several locations, including Diablo Canyon, Morro Bay and the Humboldt Bay Power Plants. Mr. Romesberg holds a degree in Mechanical Engineering from San Jose State University.

Joseph M. Richardson, Vice President for Development. Mr. Richardson has been the Vice President for Development of Complete Energy since October 2004, and has over 20 years of experience in various areas of the power industry, having worked in mergers & acquisitions, project valuation, development, divestitures, financing, engineering and construction.  Mr. Richardson has worked on coal, natural gas, oil, RDF, renewable and nuclear projects including conventional steam plants, combined cycle plants and peaking plants.

From 1999 through 2004, Mr. Richardson was employed by NRG Energy, Inc. where he served most recently as Director, North America Projects and held various other positions such as project engineer, owner’s representative, project developer, transition manager, director technical services and director business development.  While at NRG, he led the entrance into new regional markets and was a key player of the significant growth of the North American portfolio.  Mr. Richardson was the lead developer or lead technical manager on the acquisition of over 11,000 MW of generating capacity (net ownership), development and construction of two significant cogeneration projects, development of several greenfield and repowering projects and the acquisition process of over 35,000 MW of generating capacity.

Prior to joining NRG, Mr. Richardson held construction and engineering positions with Northern States Power Company.  He held lead roles in the development, engineering, construction and commissioning of power plants, energy related projects and retrofits. Mr. Richardson graduated from the University of Minnesota, Institute of Technology with a B.S. degree in Mechanical Engineering.

Carla D. Banks, Ph.D., Director of Commercial Strategy. Ms. Banks joined Complete Energy as Director, Commercial Strategy in October 2005. Her significant experience in the energy industry has focused on commercial development, forecasting, asset valuation, and strategic analysis. Prior to joining Complete Energy, Ms. Banks functioned as Director, Strategic Market Analysis for Dynegy, Inc. In that capacity, she developed forecast and valuation models and detailed market trend analyses for Dynegy’s board of directors and executive management team, thereby driving business decisions including long term strategy and potential merger and acquisition opportunities. In addition, she managed personnel on projects supporting asset management, investor relations, risk management and energy trading. Her prior roles at Dynegy included Senior Analyst and Manager, Strategic Market Analysis.

Ms. Banks graduated as salutatorian from the University of the South in Sewanee, Tennessee with a B.S. degree in physics and concentration in mathematics, and she earned a M.A. degree and a Ph.D. degree in physics from Rice University.

Rhonda Hollier, Vice President for Human Resources. Ms. Hollier joined Complete Energy in September 2004.  Ms. Hollier is responsible for all aspects of human resources for Complete Energy, including employee relations, recruiting, and compliance as well as benefits, 401(k), and payroll administration and oversight.  She also manages public relations, media relations, and internal communications for the company.  Before joining Complete Energy, Ms. Hollier worked as a Professional Services Consultant to numerous Fortune 500 companies from 1997 to 2004, directing and managing human resources functions including recruiting, compliance, risk management, benefits administration, and payroll administration.  Prior to her work as a consultant, Ms. Hollier worked in the public relations field for seven years, including serving as Public Communications Director for the technical analysis and graphics division of Reuters America.  Previous roles also included Marketing Director and Assistant Director of Public Relations for the American Red Cross.  Ms. Hollier graduated from Louisiana State University with a B.A. degree in Journalism.

Nolena Meche, Controller.  Before becoming Controller in December 2007, Ms. Meche worked in various roles as an accounting consultant for Complete Energy beginning in December 2004.  Before that, Ms. Meche worked as a Financial Reporting Manager for three years at Browning-Ferris Industries, Inc., a then publicly-held waste services company.  Her responsibilities included preparation of consolidated financial statements and income statement analysis for external reporting purposes, review of accounting for acquisitions and divestiture of operations, and assistance in the preparation of annual and quarterly SEC reporting and external audit coordination.  Ms. Meche also worked at Arthur Andersen LLP for six years in various positions. Ms. Meche graduated from the University of Houston with a B.B.A. degree, and is a Certified Public Accountant.

Nick Park, Plant Manager – La Paloma. Before becoming Complete Energy’s Plant Manager of the La Paloma facility in 2006, Mr. Park served as the Operations Manager for two years and a shift supervisor for three years at the facility.  Before his position at the La Paloma facility, Mr. Park worked in operations and maintenance at a 30 MW combined cycle facility in Bakersfield, CA.  Mr. Park also worked for two years as an operator at the 50 MW coal-fired Mt. Poso cogeneration facility. Mr. Park is experienced in all aspects of plant management including regulatory compliance, operations and maintenance policies and procedures, maintenance management systems and operating training program development.

Ken Thorp, Plant Manager – Batesville. Before becoming Complete Energy’s Plant Manager of the Batesville facility in January 2008, Mr. Thorp worked part time as an industry consultant.  Prior to that, he served in various maintenance management positions, including from 1980 to 1987 as the Manager of Maintenance Support for the Bechtel Power Corporation’s Maintenance Support Group located at the San Onofre Nuclear Generating Plant.  From 1987 to 1995 he served as the Maintenance Manager of ARCO’s Watson Cogeneration Facility and also served as the Manager of Maintenance Planning for an additional ARCO refinery.  From 1995 to 2002 he served as the Maintenance Manager of the Hermiston Generating Plant for Pacific Gas & Electric’s National Energy Group.  From 2002 to 2006 he served as a Calpine Turbine Maintenance Engineer and also as the Maintenance Manager for Calpine’s Goldendale Energy Plant.

Directors

For biographical information concerning Mr. Tarpley and Ms. Cuervo, see “—Management—Executive Officers” above.

Peter R. Frank, Director. Mr. Frank has served as our Chief Executive Officer and a member of our board of directors since November 2006. Mr. Frank joined GSC Group in 2001 and since 2005 has served as a Senior Operating Executive.  Mr. Frank was appointed Chairman of Atlantic Express, Inc. in 2003 and served as their Chief Restructuring Officer from 2002 to 2003.  Prior to that, Mr. Frank was the CEO of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co.  He is Chairman of the Board of Atlantic Express Transportation Group, Scovill Fasteners, Inc., Worldtex, Inc., and a director of Color Spot Nurseries, Inc. and North Star Media LLC.  Mr. Frank graduated from the University of Michigan with a B.S.E.E. degree and from the Harvard Graduate School of Business Administration, with a M.B.A. degree.

Matthew C. Kaufman, Director. Mr. Kaufman has served as our President and a member of our board of directors since November 2006. Mr. Kaufman joined GSC Group at its inception in 1999.  Mr. Kaufman is responsible for sourcing, evaluating and executing equity and control distressed debt investments and is a member of the Control Distressed Debt investment committee.  Prior to that, he was with Greenwich Street Capital Partners from 1997 to 1999.  Mr. Kaufman was previously Director of Corporate Finance with NextWave Telecom, Inc.  From 1994 to 1996, Mr. Kaufman was with The Blackstone Group, in the Merchant Banking and Mergers and Acquisitions Department, and from 1993 to 1994 was with Bear Stearns working primarily in the Mergers & Acquisitions department.  Mr. Kaufman is Chairman of the Board of Aeromet Holdings Inc. and a director of Atlantic Express Transportation Group, Burke Industries, Inc., Dukes Place Holdings Limited, Safety-Kleen Corp., Seaton Insurance Company and Stonewall Insurance Company.  He graduated from the University of Michigan, with a B.B.A. degree and a M.A.C.C. degree.

R. Blair Thomas, Director.  Mr. Thomas is a Group Managing Director of Trust Company of the West and the Chief Executive Officer of Trust Company of the West’s Energy & Infrastructure Group (“EIG”).  EIG is one of the leading providers of institutional capital to the energy sector globally with more than $7 billion currently under management and active portfolio investments in 26 countries on 6 continents.  Mr. Thomas is also Chairman and CEO of TCW Energy Partners, LLC, a listed energy invested company.  Prior to joining TAMCO in 1998, Mr. Thomas was a senior investment officer at the Inter-American Development Bank involved in private sector project finance transactions and an attorney at the law firm of Brown & Wood in New York.  Mr. Thomas also served as an advisor on energy and budget policy in the first Bush White House.  Mr. Thomas has a B.A. degree from the University of Virginia, a J.D. degree from New York Law School and a LL.M. degree from Georgetown University Law Center.  Mr. Thomas is a member of the Board of Directors of TAMCO and both public and private energy companies in the U.S., UK, Norway and the Dominican Republic including CDX Gas, LLC, Coogee Resources, Electricidad del Este, SA, Interoil Exploration & Production ASA, Jefferson Scholars Foundation, Pinpoint Drilling & Directional Services, LLC and TCW Energy Partners.

GSCAC COMPENSATION DISCUSSION AND ANALYSIS

No GSCAC executive officer has received any cash compensation for services rendered to us. However, we pay and, until the completion of the acquisition will continue to pay, GSCP (NJ) Holdings, L.P., a subsidiary of GSC Group, a fee of $7,500 per month for providing us with administrative, technology and secretarial services, as well as the use of limited office space. This arrangement is solely for our benefit and is not intended to provide Messrs. Eckert, Frank and Kaufman compensation in lieu of a salary. Other than the $7,500 per month administrative fee, no compensation of any kind, including finder’s, consulting or other fees, is or will be paid to any of our executives or directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the completion of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

COMPLETE ENERGY COMPENSATION DISCUSSION AND ANALYSIS

The following constitutes the Compensation Discussion and Analysis of Complete Energy’s executive compensation program prior to the transactions contemplated by the acquisition  and does not necessarily represent compensation decisions that will be made by Complete Energy Holdings Corporation following completion of the merger, except where otherwise noted.

Executive Summary

All of the individuals identified in the following table, who are collectively referred to in this Compensation Discussion and Analysis as “Named Executive Officers,” are employees of Complete Energy’s wholly-owned subsidiary, CEP Op Co.  Historically, however, the Managing Directors of Complete Energy have made all compensation decisions for these employees.  Accordingly, this Compensation Discussion and Analysis (1) provides an overview of Complete Energy’s compensation policies and practices and (2) details the elements of compensation paid to the Named Executive Officers in the last completed fiscal year.

Following the consummation of the merger, the Compensation Committee of the Board of Directors of Complete Energy Holdings Corporation will make all compensated-related decisions for its executive officers.

Named Executive Officer	Title at Complete Energy	Principal Function at Complete Energy	Position at Complete Energy Holdings Corporation Upon Completion of the Merger
Lori Cuervo	Managing Director	Founding member; oversees plant operations and information technology, human resources, insurance and administrative functions	President and Chief Operating Officer
Peter Dailey	Managing Director	Founding member; oversees legal and regulatory functions, business development and financing	— (1)
Hugh Tarpley	Managing Director	Founding member; oversees mergers and acquisitions, accounting and treasury functions	Chief Executive Officer
Peter Tellegen	Chief Financial Officer	Oversees treasury, accounting, budget, tax and audit activities	Chief Financial Officer

(1)	Upon completion of the merger, Mr. Dailey will resign as an employee of Complete Energy and will not hold a position at Complete Energy Holdings Corporation.

Objectives of Executive Compensation Program

As a private company that has experienced a high level of growth over the past four years, Complete Energy has sought to establish a competitive compensation program with appropriate compensation packages for the wide variety of duties performed by its Named Executive Officers.  Recognizing that attracting, retaining and motivating its executive officers to successfully perform these demanding roles is critical to executing its business strategy, Complete Energy’s compensation philosophy has been to provide an appropriate mix of salary, cash incentives and equity incentives to its executive officers, with an emphasis on providing incentives that promote both short-term and long-term company success.

As described in more detail under “Information About Complete Energy — Complete Energy’s Strategy,” part of Complete Energy’s business strategy is to optimize and potentially expand operations at its existing facilities, as well as to acquire assets that meet its investment criteria while selectively pursuing development projects for new generation facilities.  Attracting and retaining the best talent in the market has served as a cornerstone of Complete Energy’s success and is one of the most important means to executing Complete Energy’s business strategy.  Accordingly, Complete Energy’s compensation program has been designed to:

•	provide competitive cash compensation based on job role and complexity, along with individual experience and skills;

•	reward individual and company performance through cash bonuses;

•	offer equity ownership in a high-growth company; and

•	offer a competitive compensation package that is consistent with best practices within the energy industry.

To achieve these objectives, Complete Energy has historically evaluated the compensation paid to its executive officers based upon the following factors:

•	the appropriate mix of salary, cash incentives and equity incentives;

•	company and individual performance; and

•
market analysis of the compensation packages of its executive officers compared to the compensation packages of executive officers at other energy industry companies that are similar to Complete Energy in their operations, among other factors.

Complete Energy does not assign relative weights or rankings to these factors.  Instead, the Managing Directors have made subjective compensation determinations based upon a consideration of all of these factors.  While specific benchmarks are not used to establish compensation levels, the Managing Directors have taken into account Complete Energy’s overall progress over time.

Setting Executive Compensation

Complete Energy’s Managing Directors have historically made compensation decisions for all of the company’s employees, including themselves.  In determining compensation levels, the Managing Directors have relied primarily on their extensive experience in the energy industry, business judgment and personal experience as founders of Complete Energy.  In addition, they consulted with the Vice President of Human Resources and Communications for market data on pay practices and other relevant information to assist them in making informed decisions in the best interest of Complete Energy and in compliance with its compensation philosophy.  No other officers have been involved in compensation decisions.

With the exception of hiring a compensation consultant (Mercer Human Resource Consulting) in 2004, the Managing Directors generally have not relied on independent consultants to analyze or prepare formal compensation surveys for Complete Energy.  Instead, the Managing Directors have made informal comparisons of Complete Energy’s executive compensation program to the compensation paid to executives of other publicly and privately held companies similar to Complete Energy.  Surveys from Think Energy Group and Baker Petrolite Taft have been used, as has compensation data from SalaryWizard.

The intricacies of Complete Energy’s operations and the skills needed of its executive officers are believed to be greater than those of many companies with comparable total revenues due Complete Energy’s significant growth over a short period of time.  Therefore, in making fiscal 2007 compensation decisions, the Managing Directors examined compensation data from not only companies of similar size and revenue, but also companies that are significantly larger or more developed.  The Managing Directors have also taken into consideration internal parity among the different positions as appropriate when making compensation decisions.

Components of Executive Compensation Program

The Managing Directors have evaluated both performance and compensation to ensure that Complete Energy maintains the ability to attract and retain superior employees in key positions.  In furtherance of this goal, Complete Energy’s executive compensation program for fiscal 2007 consisted primarily of the following components: base salary, cash bonuses, long-term equity-based incentive awards and other benefits, such as health and welfare, retirement and perquisites.  Although Complete Energy has historically issued long-term equity-based incentive awards, none were issued in 2007.  In addition, severance benefits were offered to the Named Executive Officers, which are described in more detail below under “—Severance and Change in Control Payments” and “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

Base Salary

Complete Energy provides base salaries to its executive officers to compensate them for services rendered during the year.  In general, executive officers with the highest level of responsibility have the lowest percentage of their compensation provided as base salary and the highest percentage of their compensation in the form of equity awards and bonuses. Complete Energy is cash-constrained because of its size and debt requirements at the project level.  Therefore, equity has typically been granted in place of larger base salaries. The proportion of fixed compensation to equity awards and bonuses has been largely determined by the level of responsibility and impact of each position.

Salary adjustments have historically been based on many individual factors, including:

•	the responsibilities of the officer;

•	the period over which the officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Managing Directors have also generally considered market data, business performance and cash flow targets.

In connection with the Managing Directors’ review of salary levels during fiscal 2007, they determined that increases were warranted in order to bring the salary levels closer competitive levels with comparably-titled officers other publicly and privately held companies similar to Complete Energy.  Based on this, and in light of Complete Energy’s objective to provide competitive compensation subject to individual performance and experience, the Managing Directors approved increases to the 2007 base salaries of the Named Executive Officers.  In April 2007, the base salary for each Managing Director was increased from $200,000 to $300,000, and the base salary for the Chief Financial Officer was increased from $175,000 to $200,000.

Ms. Cuervo and Mr. Tarpley have agreed to enter into employment agreements with Complete Energy Holdings Corporation that will contain provisions establishing a base salary effective upon completion of the merger.  The terms of these agreements are summarized below under “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

Cash Bonuses

As one way of accomplishing Complete Energy’s executive compensation program objectives, the Managing Directors award discretionary cash bonuses to reward executive officers for their contribution to Complete Energy’s financial and operational success.  The Managing Directors believe that the payment of discretionary cash bonuses encourages the attainment of Complete Energy’s near-term strategic, operational and financial goals as well as individual performance measures.  The factors considered when determining the amount of discretionary cash bonus awards, if any, were similar to those considered when setting and adjusting base salaries, and no particular weight was assigned to these factors.

In March 2007, Peter Tellegen was awarded a discretionary cash bonus of $85,000 based on his performance in conjunction with Complete Energy’s purchase of a majority equity interest in the Batesville facility.  This bonus payment is reflected in the “Bonus” column of the Summary Compensation Table.  At that time, Complete Energy redeemed Class D Preference Units (as defined in Third Amended and Restated Limited Liability Company Agreement of Complete Energy as amended (“Complete Energy LLC Agreement”)) held by the Managing Directors in an amount equal to combined total of $4,111,210.  The Class D Preference Units were issued to the Managing

Directors in connection with the initial capitalization of Complete Energy in 2004 and were subject to an automatic redemption feature set forth in Complete Energy’s LLC Agreement. In light of the redemption of the Class D Preference Units, Complete Energy did not award discretionary cash bonuses to the Managing Directors in March 2007.

Each Managing Director was awarded a discretionary cash bonus of $90,000 in December 2007, and the Chief Financial Officer was awarded a discretionary cash bonus of $60,000.  In each case, the bonus was awarded based on the performance of work accomplished throughout the year, including the refinancing of Complete Energy debt. These December 2007 bonus payments are reflected in the “Bonus” column of the Summary Compensation Table.

In May 2008, a discretionary cash bonus of $600,000 was paid to each of the Managing Directors, and a discretionary cash bonus of $100,000 was paid to the Chief Financial Officer.  In each case, the bonus was awarded based on the significant increases in workload associated with the evaluation of strategic business alternatives and the processes leading to the merger with GSCAC.

Long-Term Equity-Based Incentive Awards

Complete Energy strongly believes that the contributions by its employees directly impact the future success of the company.  As a result, Complete Energy established a Long-Term Incentive Awards Plan that was designed to (1) act as a long-term retention tool and (2) align employee and company interests by aligning compensation with growth in company value.

To achieve these objectives, Complete Energy has generally relied on the issuance of restricted units.  When awards are granted, the holder is entitled to participate in the appreciation of Complete Energy’s assets occurring after the date of issuance of the restricted units.  The value of the restricted units is solely dependent upon the future performance of Complete Energy.  The restricted units are subject to three-year cliff vesting, forfeiture and other terms and conditions set forth in the Restricted Unit Agreements and Complete Energy’s limited liability company agreement.  The loss of these benefits is limited to termination for cause or voluntary resignation.  These restricted units vest automatically upon a change of control related to a sale of Complete Energy and are subject to vesting in the event of death or full disability.  Accordingly, the completion of the merger with GSCAC will result in the immediate vesting of all outstanding restricted units.

In determining the levels of restricted unit grants, the Managing Directors generally make a subjective determination based on the same factors considered when setting and adjusting base salaries and discretionary cash bonuses and no particular weight was assigned to these factors.  After a consideration of these factors, Complete Energy did not grant any long-term equity-based incentive awards to the Named Executive Officers during fiscal 2007.

A proposed stock option plan is being submitted to GSCAC’s stockholders for approval.  Please read “Proposal V—Adoption of the Stock Option Plan” for additional information. If the proposed plan is approved, it is expected that Ms. Cuervo and Messrs. Tarpley and Tellegen will be eligible to receive awards under the plan the acquisition is completed.

Other Benefits

Health and Welfare Benefits

The Named Executive Officers are eligible to participate in all of Complete Energy’s employee health and welfare benefit plans on the same basis as other employees (subject to applicable law) to meet their health and welfare needs.  These plans include medical, dental, vision, group life, long-term and short-term disability, accidental death and dismemberment insurance, as well as medical and dependent care flexible spending accounts.  These benefits are provided so as to assure that Complete Energy is able to competitively attract and retain officers and other employees.  This is a fixed component of compensation, and the benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

Complete Energy offers a 401(k) profit sharing plan for the benefit of its employees, including the Named Executive Officers. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by IRS regulations. Complete Energy offers a company match of 100% of the first 3% of deferred contributions and 50% of the next 2% of deferred contributions. To be eligible to participate in the plan, employees must have completed at least 90 days of employment.

Perquisites

Complete Energy believes that the total mix of compensation and benefits provided to its executive officers is comprehensive and competitive.  Therefore, the perquisites provided executive officers are limited to only the provision of $1 million in additional life insurance coverage for the Managing Directors.  This perquisite is limited to the Managing Directors because they have a significant amount of equity ownership interest in the company with limited ability to liquidate.  In the event of any of their deaths, designated beneficiaries would retain equity ownership interests in lieu of liquidation.  The life insurance policies are intended to serve as compensation until such time that equity ownership could be liquidated.

Severance and Change of Control Payments

Complete Energy maintains employment agreements with each of its Managing Directors.  These agreements are described more fully in “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Managing Directors” and “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”  These agreements provide for severance compensation to be paid if employment is terminated under certain conditions, such as termination by Complete Energy without cause or by the Managing Director for good reason, each as defined in the agreements.

The employment agreements between Complete Energy and the Managing Directors are designed to meet the following objectives:

•	specify and define the employment relationship between Complete Energy and the Managing Directors;

•	maintain consistent management ownership of Complete Energy; and

•	satisfy the criteria of investors in and lenders to Complete Energy.

Complete Energy believes that the triggering events under the employment agreements represent the general market triggering events found in employment agreements of companies against whom Complete Energy competed for executive-level talent at the time they were negotiated.

Pursuant to the merger agreement, each of the Named Executive Officers will transfer all of their respective right, title and interest in Complete Energy in exchange for a portion of the acquisition consideration that will be provided to all Complete Energy owners.  Mr. Dailey intends to resign from Complete Energy upon the completion of the merger.  Ms. Cuervo and Mr. Tarpley will enter into new employment agreements with Complete Energy Holdings Corporation.  Accordingly, there will be no severance payments or other obligations under employment agreements with Complete Energy for Ms. Cuervo or Messrs. Dailey or Tarpley upon the completion of the merger.

COMPLETE ENERGY EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to Complete Energy’s Named Executive Officers, information relating to the compensation earned for services rendered in all capacities to Complete Energy in the two most recently completed fiscal years.

Summary Compensation Table for the Year Ended December 31, 2007
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation(1)(2) ($)	Total(2) ($)
Lori Cuervo, Managing Director	2007	$275,000	$90,000	$11,880	$376,880
	2006	200,000	30,000	8,880	238,880
Peter Dailey, Managing Director	2007	275,000	90,000	10,685	375,685
	2006	200,000	30,000	1,352	231,352
Hugh Tarpley, Managing Director	2007	275,000	90,000	14,710	379,710
	2006	200,000	30,000	9,377	239,377
Peter Tellegen, Chief Financial Officer	2007	193,744	145,000	7,750	346,494
	2006	175,000	26,250	7,000	208,250

(1)	The following table describes the components of this column:

	Company Paid Insurance Premiums ($)		Company Contributions to 401(k) Plan ($)		Total ($)
	2007	2006	2007	2006	2007	2006
Lori Cuervo	$880	$880	$11,000	$8,000	$11,880	$8,880
Peter Dailey	1,352	1,352	9,333	—	10,685	1,352
Hugh Tarpley	3,710	3,710	11,000	5,667	14,710	9,337
Peter Tellegen	—	—	7,750	7,000	7,750	7,000

(2)
The amounts shown in this column do not reflect the redemption of Class D Preference Units held by the Managing Directors in March 2007 in the following amounts:  Ms. Cuervo - $933,630; Mr. Dailey – $1,588,790; and Mr. Tarpley – $1,588,790.  The redemption of the units was treated by Complete Energy as a reduction in the capital account for each Managing Director and not as compensation earned for services rendered during fiscal 2007.

Complete Energy does not recognize any expense in its financial statements for stock awards.  Further, Complete Energy has not granted options to its employees.

Grants of Plan-Based Awards

Complete Energy did not grant any stock or option awards or other long-term equity-based awards during fiscal 2007 to the Named Executive Officers.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that Complete Energy paid in the form of base salary and annual cash incentive awards.

Name	Percentage of Total Compensation
Lori Cuervo	96.8%
Peter Dailey	97.2%
Hugh Tarpley	96.1%
Peter Tellegen	97.8%

Employment Agreements with Managing Directors

Effective May 24, 2006, Complete Energy entered into employment agreements with each of its Managing Directors.  These employment agreements have a term of approximately three years, ending on October 21, 2009.  The agreements provide for an annual salary of $200,000, subject to increase by Complete Energy with the approval of the Class A Members (as provided in Complete Energy’s LLC Agreement).  In addition, the agreements contain restrictive provisions with respect to confidential information, non-competition and non-solicitation.  For a discussion of severance and other amounts payable upon termination under the agreements, please see “Executive Compensation—Potential Payments Upon a Termination or Change in Control.”

Offer Letter with Peter Tellegen

The offer letter issued to Mr. Tellegen on July 19, 2005 details the position, title, salary, equity participation, short-term incentive award plan target and benefits package extended to Mr. Tellegen.  The offer letter states that his employment will be “at will” and Complete Energy has no continuing obligations under the offer letter.  Complete Energy maintains no other employment or severance agreements with Mr. Tellegen.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning restricted stock that has not vested for the Named Executive Officers.  Complete Energy has not granted options to its employees.

Outstanding Equity Awards as of December 31, 2007
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lori Cuervo	—		—
Peter Dailey	—		—
Hugh Tarpley	—		—
Peter Tellegen	164	(1)	$786,872	(2)

(1)
The vesting schedule of the Restricted Units issued to Mr. Tellegen is the earlier of (a) the third anniversary of the grant date; (b) a sale of all or substantially all of the assets of Complete Energy; (c) a sale or transfer of a majority of the voting power of Complete Energy other than to a member on the grant date or their affiliates; (d) winding up, dissolution or liquidation of Complete Energy; or (e) an initial public offering of equity of Complete Energy.

(2)
Value calculated by multiplying 164 units by $4,798, which is the estimated value of each unit.  The units are not publicly traded and, therefore, have no market value.  Consequently, Complete Energy has estimated the value of the units as of December 31, 2007 by (a) adding the values of the La Paloma facility and Batesville facility (based on the terms of the merger agreement); (b) adding the project debt at each facility, the total TAMCO/MS Notes, the Complete Energy Credit Agreement, Fulcrum’s interest and the LP Minority Holder interest as of December 31, 2007; and (c) dividing (a) less (b) by the total number of units outstanding as of December 31, 2007.

Option Exercises and Stock Vested

There were no option exercises or stock vested during fiscal 2007 by the Named Executive Officers.

Potential Payments Upon a Termination or Change in Control

Employment Agreements with Complete Energy

Complete Energy entered into an amended and restated employment agreement with each of Ms. Cuervo, Mr. Dailey and Mr. Tarpley on May 24, 2006, the term of which ends on October 21, 2009.  These employment agreements solely govern the employment relationship between Complete Energy and each of the three executives, and are discussed here for purposes of providing information as to the potential payments that the executives would have been entitled to receive under a theoretical termination or change in control scenario on December 31, 2007 under the agreements that were in fact in place at that time.  Upon the completion of the merger, Mr. Dailey will resign from Complete Energy, and Ms. Cuervo and Mr. Tarpley will enter into new employment agreements with Complete Energy Holdings Corporation.  Complete Energy Holdings Corporation will not be responsible for paying the severance payments that could be triggered under the employment agreements between Complete Energy and Ms. Cuervo and Messrs. Dailey and Tarpley; however, Complete Energy Holdings Corporation is accountable to Ms. Cuervo and Mr. Tarpley exclusively for the potential payments generated from the new employment agreements as described in further detail below under “—Employment Agreements with Complete Energy Holdings Corporation.”

Complete Energy’s employment agreements provide for severance payments and continued welfare benefits if Complete Energy terminates the executive without “Cause” or if the executive terminates his or her employment for “Good Reason.”  This severance payment consists of a lump sum payment for 12 months of base salary, along with the remainder of base salary Complete Energy would have paid the executive had the termination not occurred before the end of the employment term.  For purposes of the employment agreements, “Cause” is defined as: (1) gross negligence or willful misconduct; (2) conviction of a felony; (3) refusal to perform the duties and responsibilities required by the employment agreement; (4) the willful and material breach of a corporate policy; (5) the executive’s material breach of the employment agreement; or (6) the occurrence of a “For Cause Event”.  A “For Cause Event” is defined in the agreement as: (1) the executive’s written admission of his or her commitment of a detrimental act (as defined in Complete Energy’s LLC Agreement); (2) a court’s determination that the executive committed a detrimental act; (3) the determination that the executive’s involvement with Complete Energy has a material adverse effect on Complete Energy; or (4) the executive’s delivery of a termination notice to Complete Energy.  “Good Reason” is defined as Complete Energy’s material breach of the employment agreement without Complete Energy curing such breach within 30 days of receiving written notice from the executive that Complete Energy had breached the agreement.

Upon the executive’s death or “Disability,” the employment agreement is automatically terminated and the executive is entitled to receive any earned but unpaid salary, reimbursement of allowable expenses yet unpaid, and any other payments or benefits to which the executive would be entitled to under the terms of any applicable compensation arrangement or benefit plan or program of Complete Energy (such payments and benefits also to be provided upon a termination for any reason).  “Disability” is defined as: (1) the permanent inability of the executive to perform the major duties of his or her position on a full-time basis, as determined by a qualified physician; or (2) the executive’s failure to perform the major duties of his or her position on a full-time basis for 180 consecutive days.

The executive is also bound to adhere to confidentiality, non-competition and non-solicitation provisions.  The executive may not directly or indirectly compete with Complete Energy for a period of two years following his or her termination of employment, although if Complete Energy terminates the executive without “Cause” or if the executive terminates his or her employment for “Good Reason,” these non-compete provisions do not apply.

The table below shows the amounts that Ms. Cuervo, Mr. Dailey and Mr. Tarpley would have received under the Complete Energy employment agreements upon a termination of employment or a Change in Control as of December 31, 2007, prior to and outside of the completion of the merger.

Potential Payments Upon a Termination or Change in Control Table
Executive	Termination Without Cause or by Executive for Good Reason ($)
Lori Cuervo
Salary	—
Severance	$841,645	(1)
Continued Medical	33,613	(2)
Total	875,258

Peter Dailey
Salary	—
Severance	841,645	(1)
Continued Medical	33,613	(2)
Total	875,258

Hugh Tarpley
Salary	—
Severance	841,645	(1)
Continued Medical	23,567	(3)
Total	865,212

(1)
The employment agreements provide that the executive will receive severance of one year of base salary, plus any salary that he or she would have received for the remainder of the term.  Each executive’s base salary is $300,000, or $821.92 per day.  The remainder of the employment term under the employment agreements is October 21, 2009, which is 659 days after the hypothetical termination date of December 31, 2007.  The amount shown here is the result of (a) $821.92 multiplied by 659 plus (b) $300,000.

(2)
The cost of continued medical is calculated using the current cost of medical, dental and vision insurance premiums of $1,527.88 per month for the election of coverage for the employee, spouse and dependents, and is the result of that current cost multiplied by 22 months for coverage through the end of the month of termination of the employment agreement.

(3)
The cost of continued medical is calculated using the current cost of medical, dental and vision insurance premiums of $1,071.22 per month for the election of coverage for the employee and spouse, and is the result of that current cost multiplied by 22 months for coverage through the end of the month of termination of the employment agreement.

Employment Agreements with Complete Energy Holdings Corporation

As discussed above, Complete Energy Holdings Corporation will enter into employment agreements with Ms. Cuervo and Mr. Tarpley upon the completion of the merger, at which time they will become executive officers of Complete Energy Holdings Corporation.  The employment agreements will provide for severance payments upon specific events, as well as release of payment obligations to the executives should the executive officers breach their non-compete clauses contained in the employment agreements.  Below is a discussion of the definitions and the common provisions relevant to a termination event or a change in control that will be provided for in the employment agreements.  The employment agreements for Mr. Tarpley and Ms. Cuervo will only become effective upon the completion of the merger, although for purposes of providing relevant information relating to the potential payments that these executive officers would receive under the new agreements, it is assumed that the employment agreements were in effect on December 31, 2007.

•
Cause.  An executive may be terminated for “Cause” if the executive has: (1) engaged in gross negligence or willful misconduct; (2) committed a felony; (3) refused to perform his or her duties and responsibilities; (4) materially breached any corporate policy; (5) willfully engaged in conduct that he or she knows is materially injurious to Complete Energy Holdings Corporation; (6) engaged in the illegal use of controlled substances; or (7) materially breached a material provision of the employment agreement.

•
Disability. An executive will be considered to have incurred a “Disability” if he or she becomes physically or mentally incapacitated and cannot perform his or her duties under the employment agreement for a period of 90 consecutive days, or for 120 days in any 12 month period.

•
Good Reason Event.  The following events constitute a “Good Reason Event”: (1)  material breach of the executive’s employment agreement by Complete Energy Holdings Corporation; (2) a material reduction in the executive’s duties or responsibilities, including Complete Energy Holdings Corporation’s failure to use reasonable efforts to secure the executive’s election to Complete Energy Holdings Corporation’s board of directors; (3) Complete Energy Holdings Corporation’s assignment of duties and responsibilities to the executive that are inherently inconsistent with his or her position; or (4) a material change in the geographic location at which Complete Energy Holdings Corporation requires the executive to perform services.

•
Pro-Rata Bonus Amount.  Cash amount due to executive for a year in which a termination of employment occurs, calculated by multiplying the executive’s target bonus by a fraction, the numerator of which is the number of days the executive was employed during the year, the denominator of which is 365.

•
Specified Employee.  The executives’ employment agreements provide for an alternative payment schedule for any severance payments in the event that the executive qualifies as a specified employee as defined in Internal Revenue Code Section 409A and the regulations issued thereunder, together referred to in the remainder of this discussion as “Section 409A.”  Unless a payment qualifies for a short-term deferral, or is less than the specified amounts under Section 409A, no payment will be made under the employment agreements until six months have passed since that executive’s termination of employment.  If payments are delayed because of Section 409A, the payment will accrue interest on a non-compounded basis, at the prime or base rate of interest as announced by JPMorgan Chase Bank on the date of termination and will be paid in a lump sum along with the principal amount.

•
Gross-Up Payments.  If a payment received pursuant to the employment agreements is subject to an excise tax under Internal Revenue Code Section 4999 (“Section 4999”), Complete Energy Holdings Corporation will pay the executive an additional payment so that he or she retains the full amount of the intended payment after the excise taxes have been paid on the amount.  This excise tax will not be applicable unless the executive is terminated in connection with a change in control.  A “change in control” of Complete Energy Holdings Corporation would mean a change in the ownership or effective control of Complete Energy Holdings Corporation, or a change in the ownership of a substantial portion of the assets of Complete Energy Holdings Corporation.   Any Gross-Up Payments will be made at the same time that the applicable payment giving rise to the Gross-Up Payment is made.

•
Restrictive Period.  The executives are subject to a non-competition clause that extends for one year following the termination of the executive’s employment.  The non-compete clause generally restricts the executive from becoming an employee, owner or director of an independent power producing company in the U.S., or inducing any of Complete Energy Holdings Corporation’s employees to terminate employment with it.  Any payment obligations Complete Energy Holdings Corporation might have under the executive’s employment agreement will cease, and any vested or unvested stock options will be forfeited, if the executive breaches this clause.

The table below shows the estimated amounts that Ms. Cuervo and Mr. Tarpley would be entitled to receive under the employment agreements with Complete Energy Holdings Corporation as of December 31, 2007 had the agreements been in effect on that date.  Amounts shown in the table below cannot be determined with certainty except upon an actual termination of employment or a Change in Control.  The amounts were calculated using the following assumptions:

•	all termination events or change in control events occurred on December 31, 2007;

•	the executive officer had been paid for all earned salary at the date of termination;

•	the executive officer had taken all eligible vacation days and had been fully reimbursed for all reasonable business expenses as of the termination date; and

•
Complete Energy’s employment agreements with Ms. Cuervo and Mr. Tarpley have been terminated and replaced with the new employment agreements; thus, all amounts presented below are solely attributable to the new employment agreements with Complete Energy Holdings Corporation.

Potential Payments Upon a Termination or Change in Control Table

Executive	Termination due to Death or Disability ($)	Termination by Us without Cause or by Executive for Good Reason ($)		Termination in Connection with a Change in Control ($)
Lori A. Cuervo
Salary and Bonus(1)	490,000	490,000		490,000
Severance	1,000,000	1,000,000	(2)	1,000,000
Gross-Up	—	—		669,258	(3)
Total	1,490,000	1,490,000		2,159,258

Hugh A. Tarpley
Salary and Bonus(1)	500,000	500,000		500,000
Severance	1,500,000	1,500,000	(2)	1,500,000
Gross-Up	—	—		919,119	(3)
Total	2,000,000	2,000,000		2,919,119

(1)
Although, Ms. Cuervo and Mr. Tarpley will be eligible for bonuses, no targets have yet been established for the bonuses they are eligible to receive, and no historical data is available on which to base an estimate. Therefore, no bonus information is included in the “Salary and Bonus” calculation.

(2)
If Mr. Tarpley or Ms. Cuervo terminates employment for Good Reason, he or she must terminate within 60 days of the Good Reason event, and only after he or she has given Complete Energy Holdings Corporation prior written notice of the Good Reason event and Complete Energy Holdings Corporation has failed to correct the problem within 30 days of the written notice.  Complete Energy Holdings Corporation will pay these amounts in 12 equal monthly installments, subject to Mr. Tarpley and Ms. Cuervo signing a full release, and/or the alternative payment schedule being triggered by Section 409A.

(3)
An executive’s “base amount” is the executive’s five-year average W-2 earnings. Any benefit amount paid in excess of the executive’s “base amount” is considered an “excess parachute payment,” and if the “parachute payment” is equal to or greater than three times the average base amount, it is subject to an excise tax.  The calculation above is based upon an excise tax rate under Section 4999 of 20%, a 35% federal income tax rate, any applicable state income tax, a 1.45% Medicare tax rate, and a Pennsylvania state tax of 3.07%.  It is also assumed that (a) no amounts would be discounted as attributable to reasonable compensation, (b) all cash severance payments were contingent upon a change in control of Complete Energy Holdings Corporation, and (c) Complete Energy Holdings Corporation could rebut the presumption required under applicable regulations that any equity awards granted were contingent upon a change in control.   We anticipate that the Gross Up Payment for each of the executives will decrease significantly in value on a going forward basis.  As noted above, the “base amount” uses salary from the previous five years, and in the case of Ms. Cuervo and Mr. Tarpley, the salary they were receiving from a start up company was insignificant in the beginning years of Complete Energy.  The Complete Energy salaries increased as the company grew, and the salaries used for the “base amount” will become more consistent as we move further away from the start up salaries.

Restricted Unit Agreements

Complete Energy entered into two separate Restricted Unit Agreements with Peter Tellegen governing the grant of restricted Class E Non-Voting Units (Series 1) (“the Units”). The first Restricted Unit Agreement in effect granted 146 Units effective August 12, 2005. A second grant of 18 Units occurred on July 31, 2006.  The Restricted Unit Agreements provide for a three year vesting schedule, with accelerated vesting upon any of the following events: (1) the sale of all or substantially all of Complete Energy’s assets; (2) the sale or transfer of a majority of the voting power of Complete Energy to any person other than a Complete Energy member; (3) Complete Energy’s winding up, dissolution or liquidation; or (4) an initial public offering (each a “Change in Control” event for purposes of this section).

In the event that Mr. Tellegen ceases to be an active, full-time employee with Complete Energy or any of its affiliates before the three year vesting period because of a Qualifying Termination, Mr. Tellegen only forfeits a portion of the Units equal to the product obtained by multiplying (1) his total number of Units by (2) the quotient obtained by dividing the number of months remaining between the qualified termination date and the three year vesting date by 36.  A “Qualifying Termination” means Mr. Tellegen’s (1) death; (2) termination in connection with the receipt of long-term disability benefits under Complete Energy’s long-term disability plan; (3) retirement upon the attainment of age 60; (4) termination by Complete Energy without cause; or (5) experiencing any other circumstance that Complete Energy determines should constitute a Qualifying Termination.  “Cause” under the Restricted Unit Agreements has substantially the same meaning as that term is defined in the employment agreements for Mr. Tarpley and Ms. Cuervo.

Upon the completion of the merger, the vesting schedule of Mr. Tellegen’s Restricted Unit Agreements will be accelerated, based on the provision that “Vesting Date” means the earlier of the following to occur: (1) the third anniversary of the grant date, (2) a sale (other than any transfers pursuant to a foreclosure or similar event) of all or substantially all of the assets of Complete Energy, (3) a sale or transfer of a majority of the voting power of Complete Energy to any person other than to a member on the grant date or their affiliates, (4) the winding up, dissolution or liquidation of Complete Energy, or (5) an initial public offering of equity of Complete Energy.  Each of the events described in subsections (2), (3), (4) and (5) are considered a Change in Control event in the table below.

The table below shows the amounts that Mr. Tellegen would receive under the Restricted Unit Agreements upon a termination of employment or a Change in Control as of December 31, 2007.  Amounts shown in the table below were calculated using the following assumptions:

•	all termination events or change in control events occurred on December 31, 2007;

•	the provisions for a change of control have been triggered on December 31, 2007 in Mr. Tellegen’s Restricted Unit Agreements, which have accelerated the vesting schedule;

•	the value of the Units as of December 31, 2007 was estimated to be $4,798 per share; and

•
Complete Energy will be solely responsible for any potential payments associated with the vesting, whether pursuant to a regular vesting schedule or upon an acceleration of vesting, of the Units; the information provided herein simply illustrates the potential payments that Mr. Tellegen would have received on December 31, 2007 under the Restricted Unit Agreements that were in fact in place at that time.

Potential Payments Upon a Termination or Change in Control Table

Executive	Qualifying Termination ($)		Change in Control ($)
Peter Tellegen
Equity Total	$582,861	(1)	$786,872	(2)

(1)	This amount is a combination of the accelerated vesting of Mr. Tellegen’s two separate Unit grants as described in more detail below:

(a)
The first grant of 146 Units should vest on August 12, 2008, and thus the value of the accelerated vesting as of December 31, 2007 is calculated by multiplying 146 Units by the remainder of months in the vesting period, divided by 36 (8.39/36) to yield 34.03 Units being forfeited, and 111.97 Units receiving accelerated vesting.  A value of $4,798 multiplied by 111.97 Units is $537,232.

(b)
The second grant of 18 Units should vest on July 31, 2009, and thus the value of the accelerated vesting as of December 31, 2007 is calculated by multiplying 18 Units by the remainder of months in the vesting period, divided by 36 (17/36) to yield 8.49 Units being forfeited, and 9.51 Units receiving accelerated vesting.  A value of $4,798 multiplied by 9.51 Units is $45,629.

(c)	$537,232 plus $45,629 equals $582,861.

(2)	Mr. Tellegen holds 164 Units, each of which would be accelerated on December 31, 2007 upon a Change in Control. $4,798 multiplied by 164 Units is $786,872.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GSCAC

Three of our directors and executive officers, Messrs. Eckert, Kaufman and Frank, have an ownership interest in GSC Group, which is the sole member of our founding stockholder. As a consequence, Messrs. Eckert, Kaufman and Frank have an indirect material interest in our founding stockholder. On November 7, 2006, in connection with our formation, the founding stockholder purchased 4,500,000 shares of GSCAC’s common stock (after giving effect to a subsequent recapitalization and stock dividend) for a purchase price of $25,000 and entered into an agreement with us, as amended on May 29, 2007, to purchase 4,000,000 warrants at a price of $1.00 per warrant, prior to the completion of the IPO. A total of 45,000 of the 4,500,000 founding stockholder’s shares were subsequently sold by the founding stockholder to Messrs. Goodwin and McKinnon in private transactions. Pursuant to the terms of the purchase agreements for the private transactions, our founding stockholder may repurchase the shares owned by Messrs. Goodwin and McKinnon in the event of their resignation or removal for cause from GSCAC’s board of directors.  More recently, on June 24, 2008, our founding stockholder agreed to transfer to each of two of our directors, Messrs. Detweiler and Sebastian, 5,000 shares of our common stock, subject to consummation by us of an initial business combination and subject to certain transfer restrictions.  The founding stockholder’s shares are identical to the shares included in the units sold in our IPO, except that the founding stockholder and Messrs. Goodwin and McKinnon agreed (1) in connection with the stockholder vote required to approve our initial business combination, to vote the founding stockholder’s shares in accordance with the majority of the shares of common stock voted by the holders of IPO shares; and (2) to waive their right to participate in any liquidation distribution with respect to the founding stockholder’s shares if we fail to complete our initial business combination. The founding stockholder’s warrants are identical to the warrants sold in the IPO, except that they will be non-redeemable so long as they are held by the founding stockholder or its permitted transferees and the shares of common stock issued upon exercise of such founding stockholder’s warrants by the founding stockholder or its permitted transferees will not be registered under the Securities Act. However, the founding stockholder and its permitted transferees will have the right to demand registration of the resale of such shares.

The founding stockholder and Messrs. Goodwin and McKinnon have agreed not to sell or transfer their shares until June 29, 2010 and not to sell or transfer their warrants until after we complete our initial business combination, except in each case to permitted transferees who agree to be subject to the same transfer and voting restrictions. We refer to these agreements with the founding stockholder and Messrs. Goodwin and McKinnon and their permitted transferees as “lock-up agreements.”  The permitted transferees under the lock-up agreements are our officers, directors and employees, and other persons or entities associated with GSC Group. During the lock-up period, the founding stockholder and Messrs. Goodwin and McKinnon and any permitted transferees to whom they transfer shares of common stock will retain all other rights of holders of our common stock, including, without limitation, the right to vote their shares of common stock (except that the founding stockholder and Messrs. Goodwin and McKinnon have agreed to vote their shares in accordance with the majority of the shares of common stock voted by our public stockholders in connection with the vote on any initial business combination) and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up agreements.

Each of Messrs. Goodwin and McKinnon, and our founding stockholder have also agreed that if he or it acquires shares in or following our IPO, he or it will vote all such acquired shares in favor of the initial business combination. This voting arrangement does not apply to any proposal other than the acquisition proposal.

We entered into a registration rights agreement with our founding stockholder and Messrs. Goodwin and McKinnon, granting them the right to demand that we register the resale of their shares, warrants and the shares of common stock underlying their warrants, with respect to the shares, at any time after the date on which they are no longer subject to transfer restrictions, and with respect to the warrants and the underlying shares of common stock, after the relevant warrants become exercisable by their terms. We will bear the expenses incurred in connection with the filing of any such registration statements.

GSCP (NJ) Holdings, L.P., a partnership that is controlled by GSC Group and is an affiliate of the founding stockholder, made advances on our behalf that were used to pay a portion of the expenses of our IPO and our organization. These advances were non-interest bearing and unsecured and were repaid at the time of the completion of the IPO.

We have agreed to pay GSCP (NJ) Holdings, L.P. a monthly fee of $7,500 for office space and administrative services, including secretarial support. We believe that these fees are at least as favorable as we could have obtained from an unaffiliated third party.

We will reimburse our officers, directors and affiliates, including GSC Group and its employees, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and interest income of up to $2.4 million on the balance in the trust account, there is no limit on the amount of out-of-pocket expenses that could be incurred. Under our charter, our audit committee reviews and approves all payments made to our officers, directors and affiliates, including GSC Group, other than the payment of an aggregate of $7,500 per month to GSCP (NJ) Holdings, L.P. for office space, secretarial and administrative services, and any payments made to members of our audit committee are reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval. To the extent the out-of-pocket expenses exceed the available proceeds not deposited in the trust account and interest income of up to $2.4 million on the balance in the trust account, the out-of-pocket expenses will not be reimbursed by us unless we complete an initial business combination.

Although GSC Group and Mr. Eckert, the chairman of our board of directors, have entered into non-compete agreements with us providing that until the earlier of our initial business combination or our liquidation, neither the GSC Group nor Mr. Eckert will become affiliated with any other blank check company, the other members of our management team may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those we intend to conduct. Members of our existing management team may become aware of business opportunities that may be appropriate for presentation to us, as well as the other entities with which they are or may be affiliated. While we have entered into a business opportunity right of first review agreement with the GSC Group which provides that from the date of the prospectus relating to our IPO until the earlier of the completion of our initial business combination or our liquidation in the event we do not complete an initial business combination, we will have a right of first review with respect to business combination opportunities of GSC Group with an enterprise value of $150 million or more that GSC Group first becomes aware of after the date of the prospectus relating to our IPO (other than any investment opportunities in respect of companies in bankruptcy, or financially or operationally distressed companies; companies targeted for acquisition by any company in which an investment vehicle managed by GSC Group has an equity investment; and any entity in which any of our officers, directors or GSC Group or its affiliates has a financial interest), due to those existing and future affiliations, members of our management team may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us, which could cause conflicts of interest. Accordingly, members of our management team and our directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Other than reimbursable out-of-pocket expenses payable to our officers and directors and GSC Group and an aggregate of $7,500 per month paid to GSCP (NJ) Holdings, L.P. for office space, secretarial and administrative services as described above, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our officers or directors or their affiliates.

Complete Energy

Policies and Procedures

Since its inception, Complete Energy has entered into transactions and contractual arrangements with its Managing Directors, other officers and unitholders.  As a privately-held limited liability company, Complete Energy has not historically had formal policies and procedures regarding the review and approval of related person transactions.  Instead, all transactions outside the ordinary course of business between Complete Energy and any of its Managing Directors, other officers and unitholders have been approved by the Managing Directors.  It is anticipated that after completion of the merger, Complete Energy Holdings Corporation will adopt a written policy that requires its audit committee to review on an annual basis all transactions with related persons, or transactions in which a related person has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related person’s interest in the transaction and other material facts.

Transactions

In March 2007, Complete Energy redeemed the outstanding Class D Preference Units (as defined in Complete Energy’s LLC Agreement) held by its Managing Directors in the following amounts:  Ms. Cuervo – $933,630; Mr. Dailey – $1,588,790; and Mr. Tarpley – $1,588,790.  The Class D Preference Units were issued to the Managing Directors in connection with the initial capitalization of Complete Energy in 2004 and were subject to an automatic redemption feature set forth in Complete Energy’s LLC Agreement.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

GSCAC’s board of directors is aware of no other matter that may be brought before the GSCAC special meeting. Under the DGCL, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

APPRAISAL RIGHTS

GSCAC stockholders do not have appraisal rights in connection with the acquisition or the issuance of GSCAC shares pursuant to the acquisition under the DGCL.

INDEPENDENT AUDITORS

Representatives of GSCAC’s independent registered public accounting firm, Ernst & Young LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to response to appropriate questions.

Representatives of Complete Energy’s independent registered public accounting firm, UHY LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

GSCAC files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like GSCAC, that make electronic filings with the SEC.  The address of that site is http://www.sec.gov.

Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

GSCAC has supplied all information contained in this proxy statement relating to GSCAC, and Complete Energy has supplied all information relating to Complete Energy.  Information provided by one does not constitute any representation, estimate or projection of the other.

If you have any questions about any of the proposals set forth herein or need additional copies of proxy materials, you may contact GSCAC in writing or by telephone:

GSC Acquisition Company
500 Campus Drive, Suite 220
Florham Park, New Jersey 07932
Attention: Michael H. Yip
Tel: (973)-437-1000

You can also get more information by visiting GSCAC’s website at www.gscac.com.  Website materials are not part of this proxy statement.

Or you may contact our proxy solicitor:

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

You should rely only on the information contained in this proxy statement to vote on the proposals discussed in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated __________, 2008. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of GSCAC common shares in the merger shall create any implication to the contrary.

Index to Financial Statements

GSC Acquisition Company
Report of Independent Registered Public Accounting Firm dated March 14, 2008	F-3
Balance Sheet as of December 31, 2006 and December 31, 2007	F-4
Statements of Operations for the period from October 26, 2006 (date of inception) to December 31, 2006, the year ended December 31, 2007 and for the period from October 26, 2006 (date of inception) to December 31, 2007
F-5
Statements of Stockholders’ Equity for the period from October 26, 2006 (date of inception) to December 31, 2006 and for the year ended December 31, 2007	F-6
Statement of Cash Flows for the period from October 26, 2006 (date of inception) to December 31, 2006, the year ended December 31, 2007 and for the period from October 26, 2006 (date of inception) to December 31, 2007
F-7
Notes to Financial Statements	F-8
Unaudited Condensed Balance Sheet as of December 31, 2007 and March 31, 2008	F-15
Unaudited Condensed Statements of Operations for the period from January 1, 2008 to March 31, 2008 and for the period from October 26, 2006 (date of inception) to March 31, 2008	F-16
Statements of Stockholders’ Equity for the period from October 26, 2006 (date of inception) to December 31, 2006, the year ended December 31, 2007 and for the period ended March 31, 2008	F-17
Unaudited Condensed Statement of Cash Flows for the period from January 1, 2008 to March 31, 2008 and for the period from October 26, 2006 (date of inception) to March 31, 2008	F-18
Notes to Unaudited Condensed Financial Statements	F-19

Complete Energy Holdings, LLC
Report of Independent Auditors dated August 6, 2007
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005	F-25
Consolidated Statements of Operations for the year ended December 31, 2006 and for the year ended December 31, 2005	F-26
Consolidated Statements of Members’ Equity (Deficit) for the year ended December 31, 2006 and for the year ended December 31, 2005	F-27
Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for the year ended December 31, 2005	F-29
Notes to Consolidated Financial Statements	F-30
Report of Independent Auditors dated April 30, 2008	F-42
Consolidated Balance Sheet as of December 31, 2007 and December 31, 2006	F-43
Consolidated Statement of Operations for the year ended December 31, 2007 and for the year ended December 31, 2006	F-44
Consolidated Statement of Members’ Deficit for year ended December 31, 2007 and for the year ended December 31, 2006	F-45
Consolidated Statements of Cash Flows for the year ended December 31, 2007 and for the year ended December 31, 2006	F-46
Notes to Consolidated Financial Statements	F-48
Unaudited Consolidated Balance Sheets as of March 31, 2008 and March 31, 2007	F-66
Unaudited Condensed Statements of Operations for the period from January 1, 2008 to March 31, 2008 and for the period from October 26, 2006 (date of inception) to March 31, 2008	F-67
Unaudited Consolidated Statements of Members’ Deficit for the quarter ended March 31, 2008 and for the quarter ended March 31, 2007	F-68
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2008 and for the Three Months ended March 31, 2007	F-69
Notes to Unaudited Interim Consolidated Financial Statements	F-70

CEP Batesville Acquisition, LLC
Report of Independent Auditors dated April 16, 2007	F-77
Consolidated Balance Sheet as of December 31, 2006 and December 31, 2005	F-78

Report of Independent Registered Public Accounting Firm

To the Board of Directors of GSC Acquisition Company:

We have audited the accompanying balance sheet of GSC Acquisition Company (a development stage company) (the “Company”) as of December 31, 2006 and  2007, the related statements of operations and cash flows for the period from October 26, 2006 (date of inception) to December 31, 2006, the year ended December 31, 2007 and for the period from October 26, 2006 (date of inception) to December 31, 2007 and the statement of Stockholders’ equity for the period from October 26, 2006 (date of inception) to December 31, 2006 and for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GSC Acquisition Company at December 31, 2006 and 2007, the results of its operations and its cash flows for the period from October 26, 2006 to December 31, 2006, the year ended December 31, 2007 and for the period from October 26, 2006 to December 31, 2007 and the statement of Stockholders’ equity for the period from October 26, 2006 to December 31, 2006 and for the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, NY

March 14, 2008

GSC ACQUISITION COMPANY
(a development stage company)

BALANCE SHEET

ASSETS

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$852,852	$24,918
Cash and cash equivalents held in trust	203,276,868	—
Prepaid expense	99,568	—
Account receivable	3,448	—
Deferred tax asset	23,376	—
Deferred offering costs	—	190,122
Total assets	$204,256,112	$215,040
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$26,650	$105,000
Income tax payable	283,296	—
Due to affiliate	69,539	75,496
Accrued offering costs	—	147,963
Deferred underwriting discount	6,210,000	—
Total liabilities	6,589,485	328,459
Common stock, subject to possible conversion, 4,139,999 shares at $9.74 per share	40,338,990	—
Dividend income attributable to common stock subject to possible conversion (net of income taxes of $335,761 at December 31, 2007)	498,013	—
Stockholders’ equity (1)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 25,200,000 and 6,562,500 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	25,200	6,563
Additional paid-in capital	155,123,815	18,437
Retained earnings	1,680,609	(138,419)
Total stockholders’ equity	156,829,624	(113,419)
Total liabilities and stockholders’ equity	$204,256,112	$215,040

______________
(1)	Share amounts have been retroactively restated from the date of inception to reflect the effect of a stock dividend of one share for each five outstanding shares of common stock (see note 6).

See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007
And for the Period from October 26, 2006 (date of inception) to December 31, 2006
And for the Period from October 26, 2006 (date of inception) to December 31, 2007

	For the year ended December 31, 2007	For the period from October 26, 2006 (date of inception) to December 31, 2006	For the period from October 26, 2006 (date of inception) to December 31, 2007
Formation and general expenses	$349,252	$138,419	$487,671
Administrative fee	45,000	—	45,000
Total Expenses	(394,252)	(138,419)	(532,671)
Operating loss	(394,252)	(138,419)	(532,671)
Dividend income	4,188,213	—	4,188,213
Income (loss) before provision for income taxes	3,793,961	(138,419)	3,655,542
Provision for income taxes	1,476,920	—	1,476,920
Net income (loss)	$2,317,041	$(138,419)	$2,178,622

Less: Dividend income attributable to common stock subject to possible conversion (net of income taxes of $335,761 at December 31, 2007)	(498,013)	—	(498,013)
Pro forma net income (loss) attributable to common stock not subject to possible conversion	$1,819,028	$(138,419)	$1,680,609

Net income per share (1):
Basic	$0.15	$(0.02)	$0.15
Diluted	$0.11	$(0.02)	$0.11
Weighted average shares outstanding (1):
Basic	15,776,446	6,562,500	14,583,273
Diluted	20,340,577	6,562,500	19,147,404

_____________
(1)	Share amounts have been retroactively restated from the date of inception to reflect the effect of a stock dividend of one share for each five outstanding shares of common stock (see note 6).

See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2007

And for the Period from October 26, 2006 (date of inception) to December 31, 2006

	Common Stock(1)
	Shares	Amount	Additional Paid-in Capital	Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
Common shares issued	6,562,500	$6,563	$18,437	$—	$25,000
Net loss	—	—	—	(138,419)	(138,419)
Balances, at December 31, 2006	6,562,500	6,563	18,437	(138,419)	(113,419)
Common stock repurchased from founding stockholder and directors for $4.00	(2,062,500)	(2,063)	2,059	—	(4)
Sale of 20,700,000 units, net of underwriting discounts and offering costs	20,700,000	20,700	191,442,309	—	191,463,009
Net proceeds subject to possible conversion of 4,139,999 shares	—	—	(40,338,990)	—	(40,338,990)
Proceeds from sale of warrants to founding stockholder	—	—	4,000,000	—	4,000,000
Accretion of trust account relating to common stock subject to conversion, net of tax	—	—	—	(498,013)	(498,013)
Net income	—	—	—	2,317,041	2,317,041
Balances, at December 31, 2007	25,200,000	$25,200	$155,123,815	$1,680,609	$156,829,624

______________
(1)	Share amounts have been retroactively restated from the date of inception to reflect the effect of a stock dividend of one share for each five outstanding shares of common stock (see note 6).

See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2007
And for the Period from October 26, 2006 (date of inception) to December 31, 2006
And for the Period from October 26, 2006 (date of inception) to December 31, 2007

Cash flows from operating activities	For the year ended December 31, 2007	For the period from October 26, 2006 (date of inception) to December 31, 2006	For the period from October 26, 2006 (date of inception) to December 31, 2007
Net income (loss)	$2,317,041	$(138,419)	$2,178,622
Adjustments to reconcile net income to net cash and cash equivalents provided by (used in) operating activities:
Change in operating assets and liabilities:
Deferred offering costs	190,122	(190,122)	—
Deferred tax asset	(23,376)	—	(23,376)
Prepaid expense	(99,568)	—	(99,568)
Account receivable	(3,448)	—	(3,448)
Income tax payable	283,296	—	283,296
Administrative fee payable	22,500	—	22,500
Accrued expenses	(78,350)	105,000	26,650
Accrued offering costs	(147,963)	147,963	—
Due to affiliate	(28,457)	75,496	47,039
Net cash and cash equivalents provided by (used in) operating activities	2,431,797	(82)	2,431,715
Cash flows from investing activities
Cash deposited in trust account	(201,695,000)	—	(201,695,000)
Cash withdrawn from trust account	2,587,000	—	2,587,000
Dividends reinvested in trust account	(4,168,868)	—	(4,168,868)
Net cash and cash equivalents used in investing activities	(203,276,868)	—	(203,276,868)
Cash flows from financing activities
Gross proceeds from initial public offering	207,000,000	—	207,000,000
Proceeds from sale of common stock to founding stockholder	—	25,000	25,000
Proceeds from sale of warrants	4,000,000	—	4,000,000
Repurchase of common stock	(4)	—	(4)
Payment of underwriter’s discount and offering expenses	(9,326,991)	—	(9,326,991)
Net cash and cash equivalents provided by financing activities	201,673,005	25,000	201,698,005

Net increase in cash	827,934	24,918	852,852
Cash and cash equivalents, beginning of period	24,918	—	—
Cash and cash equivalents, end of period	$852,852	$24,918	$852,852

Supplement disclosure
Common stock, subject to possible conversion, 4,139,999 shares at $9.74 per share	$40,338,990	—	$40,338,990
Dividend income attributable to common stock subject to possible conversion (net of income taxes of $335,761 at December 31, 2007)	$498,013	—	$498,013
See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations

GSC ACQUISITION COMPANY (a development stage company) (the “Company”) was incorporated in Delaware on October 26, 2006. The Company was formed to acquire through merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more currently unidentified businesses or assets. The Company has neither engaged in any operations nor generated any revenue from operations to date. All activity through December 31, 2007 relates to the formation of the Company, its initial public offering and efforts to identify prospective target businesses described below and in Note 3. The Company will not generate any operating revenues until after completion of its initial business combination. The Company generates non-operating income in the form of dividend income on cash and cash equivalents.  The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

The registration statement for the Company’s initial public offering (“IPO”) was declared effective June 25, 2007. The Company consummated the IPO on June 29, 2007 and recorded proceeds of approximately $191.5 million net of the underwriters’ discount and commission of $14.5 million and offering costs of $1.0 million.

A total of $201.7 million, including $191.5 million of the net proceeds from the IPO, $4.0 million from the sale of warrants to the founding stockholder (see Note 4) and $6.2 million of deferred underwriting discounts and commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee.  Except for a portion of the interest income permitted to be released to the Company, the proceeds held in trust will not be released from the trust account until the earlier of the completion of the Company’s initial business combination or the liquidation of the Company.  Under the terms of the investment management trust agreement, up to a total of $2.4 million of interest income (net of taxes payable) may be released to the Company, subject to availability.  For the period from inception to December 31, 2007, approximately $1.4 million was released to the Company in accordance with these terms.  As of December 31, 2007, the balance in the trust account was $203.3 million.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds of the IPO are intended to be generally applied toward consummating a business combination with an existing operating company. As used herein, a “Target Business” shall mean one or more businesses or assets that, at the time of the Company’s initial business combination, has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts of $6.2 million) described below and a “Business Combination” shall mean the acquisition by the Company of such Target Business.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses in the United States and Europe that may provide significant opportunities for growth.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements — (Continued)

Note 1 — Organization and Nature of Business Operations (continued)

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law.  In connection with the stockholder vote required to approve any Business Combination, the Company’s first stockholder (the “founding stockholder”) and its two directors have agreed to vote the shares of common stock they owned immediately before this IPO in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the IPO or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding not more than 20% of the shares (minus one share) sold in the IPO vote against the business combination and exercise their conversion rights. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination so long as such combination is approved by public stockholders prior to June 25, 2009, the Company may combine with a different Target Business meeting the fair market value criterion described above.

If a Business Combination is approved and completed, any Public Stockholder voting against the Business Combination will be entitled to convert their stock into a pro rata share of the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable by the Company thereon, and net of any interest income of up to $2.4 million on the balance of the trust account previously released to the Company to fund its working capital requirements. Public Stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any Warrants they may hold.  As of December 31, 2007, 4,139,999 shares of common stock may be subject to conversion for cash payments of approximately $9.74 per share totaling $40.3 million.

During the period from July 1, 2007 to December 31, 2007, the Company earned enough interest to begin accreting interest income to the common stock subject to possible conversion.  Accordingly, the Company accreted approximately $0.5 million of interest, net of $0.3 million of income taxes as of December 31, 2007.

The Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, less any income taxes payable on interest income and any interest income of up to $2.4 million on the balance of the trust account previously released to the Company to fund its working capital requirements, plus any remaining net assets if the Company does not effect a Business Combination by June 25, 2009.  In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the IPO price per Unit in the IPO (assuming no value is attributed to the Warrants contained in the Units).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principals.  The significant accounting policies followed in the preparation of the accompanying financial statements are as follows:

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (continued)

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Cash and cash equivalents held in trust:

A total of $201.7 million has been placed in a trust account at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee.  The trust proceeds are invested in the JPMorgan 100% U.S. Treasury Securities Money Market Fund.  The money market fund invests in direct short-term obligations of the U.S. Treasury.  As of December 31, 2007, the balance in the trust account was $203.3 million.

Income taxes:

The Company is taxed as a corporation for U.S. federal and state and local income tax purposes.  It accounts for income taxes in accordance with the provisions of FASB Statement No. 109 “Accounting for Income Taxes”.

Net income per share:

Basic net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted net income per share is computed similar to basic net income per share, but includes the dilutive effect of shares issued pursuant to the Company’s outstanding warrants which are exercisable on the later of (i) the completion of a business combination or (ii) 13 months after the consummation of the Company’s IPO.

Use of estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering costs:

Deferred offering costs as of December 31, 2006 consisted principally of legal fees incurred through the balance sheet date that are related to the IPO and were charged to additional paid-in capital at the time of the closing of the IPO.

Organization costs:

Organization costs consist principally of professional fees incurred in connection with the organization of the Company and have been expensed as incurred.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements — (Continued)

Note 3 — Initial Public Offering

On June 29, 2007, the Company sold to the public 20,700,000 units (“Units”) at a price of $10.00.  Each unit consists of one share of our common stock, $0.001 par value, and one redeemable common stock purchase warrant (“Warrant”).

Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing the later of the completion of a Business Combination with a Target Business or 13 months from June 29, 2007 (“Closing Date”) of the IPO and expiring four years from the date of the prospectus, unless earlier redeemed. Holders of the Warrants must pay the exercise price in full upon exercise of the Warrants. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. The terms of the Warrants include, among other things, that (i) in no event will a Warrant holder be entitled to receive a net cash settlement of the Warrant, and (ii) the Warrants may expire unexercised and worthless if a prospectus relating to the common stock to be issued upon the exercise of the warrants is not current and an applicable registration statement is not effective prior to the expiration date of the Warrant, and as a result purchasers of our Units will have paid the full Unit purchase price solely for the share of common stock included in each Unit.

The Company agreed to pay the underwriters in the IPO an underwriter discount of 7.0% of the gross proceeds of the IPO.  However, the Underwriters have agreed that a portion of the underwriter discount equal to 3.0% of the gross proceeds will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination.  As of December 31, 2007, such amount is $6.2 million which is included as deferred underwriting discount on the balance sheet.

Note 4 — Related Party Transactions

On November 7, 2006, the founding stockholder purchased 5,468,750 shares of the Company’s common stock (“Initial Founder’s Shares”) for an aggregate purchase of $25,000. Subsequent to the purchase of the Initial Founder’s Shares, our founding stockholder sold an aggregate of 82,032 of the Initial Founder’s Shares to three of our directors. The Initial Founder’s Shares are identical to those included in the Units except that our founding stockholder and each transferee has agreed 1) that in connection with the stockholder vote required to approve the Company’s initial Business Combination, to vote the Initial Founder’s Shares in accordance with a majority of the shares of common stock voted by the Public Stockholders and 2) to waive its right to participate in any liquidation distribution with respect to the Initial Founder’s Shares if a Business Combination is not consummated by June 25, 2009.

On November 7, 2006, the founding stockholder entered into a binding agreement to purchase an aggregate of 4,000,000 Warrants at a price of $1.00 per Warrant from the Company. The purchase was consummated on June 28, 2007.  The Warrants are identical to the Warrants contained in the Units except that they are not redeemable for cash while held by the founding stockholder or its permitted transferees and the shares of common stock issued upon exercise of such Warrants by the founding stockholder or its permitted transferees will not be registered under the Securities Act but will be subject to certain resale registration rights. The founding stockholder has further agreed that it will not sell or transfer these Warrants until completion of a Business Combination, except in certain limited circumstances.

The Company has agreed to pay to GSCP (NJ) Holdings, L.P., an affiliate of the founding stockholder, a total of $7,500 per month for office space and general and administrative services. Services commenced on

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements — (Continued)

Note 4 — Related Party Transactions (continued)

June 25, 2007, the effective date of the IPO, and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company.

A recapitalization was effected on May 29, 2007, in which the Company purchased from the founding stockholder 1,692,968 of outstanding shares of common stock for retirement and a total of 25,782 of outstanding shares of common stock from three directors, in each case for the nominal consideration of $1.00.

Due to affiliate consists of $47,039 due to GSCP (NJ) Holdings, L.P. for payment of expenses incurred in connection with the Company’s efforts to identify prospective target businesses for the year ended December 31, 2007.

Note 5 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 6 — Common Stock

As described in Note 4, a recapitalization was effected on May 29, 2007, in which the Company purchased for retirement from the founding stockholder 1,692,968 of outstanding shares of common stock and a total of 25,782 of outstanding shares of common stock from three directors, in each case for nominal consideration of $1.00.

On June 25, 2007 the Board of Directors declared a stock dividend to stockholders of record on June 24, 2007.  The stock dividend was paid on June 29, 2007.  One share of Common stock was issued for each five outstanding shares of Common Stock.  All references in the accompanying financial statements as of December 31, 2006 and for the period from October 26, 2006 (date of inception) to December 31, 2007 to the number of shares of common stock have been retroactively restated to reflect this transaction.

These transactions were effected to ensure that the shares included in the Units sold in the IPO represented approximately 80% of the Company’s outstanding share capital.

Note 7 — Provision for Income Taxes

The Company is subject to U.S. Federal, state and local income and capital taxes. The components of the Company’s income tax provision by taxing jurisdiction for the year ended December 31, 2007 are as follows:

Current
Federal	$1,146,541
State & Local	353,755
Current provision (benefit) for income taxes	$1,500,296
Deferred
Federal	$(23,376)
State & Local	—
Deferred provision (benefit) for income taxes	$(23,376)

Total provision (benefit) for income taxes	$1,476,920

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements — (Continued)

Note 7 — Provision for Income Taxes (continued)

The Company’s effective tax rate of 38.92% differs from the federal statutory rate of 34.0% mainly due to certain differences including state and local taxes based on capital and amortization of organizational costs.

The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate:

U.S. Federal Statutory Rate	34.00%
Increase (decrease) resulting from:
State and Local Income Taxes, net of Federal Benefits	6.56%
Meals and Entertainment	0.01%
Others	(1.65%)
Effective Tax Rate	38.92%

FASB Statement No. 10 (“FAS 109”), “Accounting for Income Taxes” prescribes an asset and liability approach to accounting for income taxes that requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been recognized in different periods for income tax purposes than for financial statement reporting purposes.  Deferred taxes reflect the temporary differences between the tax basis and financial statement carrying value of assets and liabilities. Provisions for deferred taxes are made in recognition of these temporary differences in accordance with the provisions of FAS 109.

The Company has a net deferred tax asset of $23,376 million at December 31, 2007 related to book/tax differences with respect to amortization of organizational costs.  Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize a future benefit with respect to the deferred tax asset.

The Company has a state deferred tax asset of $11,492 related to book/tax differences with respect to amortization of organizational costs.  As the Company is currently subject to and expects to continue to be subject to taxes based on capital as opposed to income, it does not expect to be able to utilize this asset.  Accordingly a full valuation allowance of $11,492 has been recorded against the state deferred tax asset.

Note 8 — Recent Accounting Pronouncements

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company adopted FIN 48 as of January 1, 2007.

On September 20, 2006, the FASB released Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Financial Statements — (Continued)

Note 8 — Recent Accounting Pronouncements (continued)

The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As of December 31, 2007, management does not believe the adoption of FAS 157 will impact the amounts reported in the financial statements, however, additional disclosures will be required about the inputs used to develop the measurements of fair value.

GSC ACQUISITION COMPANY
(a development stage company)

UNAUDITED CONDENSED BALANCE SHEET

ASSETS

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$735,108	$852,852
Cash and cash equivalents held in trust	204,199,842	203,276,868
Prepaid expense	49,784	99,568
Account receivable	2,076	3,448
Deferred tax asset	22,951	23,376
Total assets	$205,009,761	$204,256,112
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$35,466	$26,650
Income tax payable	366,358	283,296
Due to affiliate	87,013	69,539
Deferred underwriting discount	6,210,000	6,210,000
Total liabilities	6,698,837	6,589,485
Common stock, subject to possible conversion, 4,139,999 shares at $9.74 at March 31, 2008 and December 31, 2007	40,338,990	40,338,990
Dividend income attributable to common stock subject to possible conversion (net of income taxes of $487,452 and $335,761 respectively)	616,161	498,013
Stockholders’ equity (1)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 25,200,000 and 6,562,500 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	25,200	25,200
Additional paid-in capital	155,123,815	155,123,815
Retained earnings	2,206,758	1,680,609
Total stockholders’ equity	157,355,773	156,829,624
Total liabilities and stockholders’ equity	$205,009,761	$204,256,112

______________
(1)	Share amounts have been retroactively restated from the date of inception to reflect the effect of a stock dividend of one share for each five outstanding shares of common stock (see note 6).

See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

For the period from January 1, 2008 to March 31, 2008
And for the period from October 26, 2006 (date of inception) to March 31, 2008

	For the period from January 1, 2008 to March 31, 2008	For the period from October 26, 2006 (date of inception) to March 31, 2008
Formation and general expenses	$180,292	$667,963
Administrative fee	22,500	67,500
Operating loss	(202,792)	(735,463)
Dividend income	1,356,800	5,545,013
Income before provision for taxes	1,154,008	4,809,550
Provision for income taxes	509,711	1,986,631
Net income	$644,297	$2,822,919
Less: Dividend income attributable to common stock subject to possible conversion (net of income taxes of $151,691 and $487,452 respectively)	(118,148)	(616,161)
Pro forma net income attributable to common stock not subject to possible conversion	$526,149	$2,206,758
Net income per share (1):
Basic	0.03	0.17
Diluted	0.02	0.13
Weighted average shares outstanding (1):
Basic	25,200,000	16,536,252
Diluted	29,838,841	21,135,886

________________
(1)	Share amounts have been retroactively restated from the date of inception to reflect the effect of a stock dividend of one share for each five outstanding shares of common stock (see note 6).

See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

UNAUDITED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

For the period ended March 31, 2008
And for the year ended December 31, 2007
And for the period from October 26, 2006 (date of inception) to December 31, 2006

	Common Stock(1)
	Shares	Amount	Additional Paid-in Capital	Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
Common shares issued	6,562,500	$6,563	$18,437	$—	$25,000
Net loss	—	—	—	(138,419)	(138,419)
Balances, at December 31, 2006	6,562,500	6,563	18,437	(138,419)	(113,419)
Common stock repurchased from Founding Stockholder and directors for $4.00	(2,062,500)	(2,063)	2,059	—	(4)
Sale of 20,700,000 units, net of underwriting discounts and offering costs	20,700,000	20,700	191,442,309	—	191,463,009
Net proceeds subject to possible conversion of 4,139,999 shares	—	—	(40,338,990)	—	(40,338,990)
Proceeds from sale of warrants to Founding Stockholder	—	—	4,000,000	—	4,000,000
Accretion of trust account relating to common stock subject to conversion, net of tax	—	—	—	(498,013)	(498,013)
Net income	—	—	—	2,317,041	2,317,041
Balances, at December 31, 2007	25,200,000	25,200	155,123,815	1,680,609	156,829,624
Accretion of trust account relating to common stock subject to conversion	—	—	—	(118,148)	(118,148)
Net income	—	—	—	644,297	644,297
Balances, at March 31, 2008	25,200,000	$25,200	$155,123,815	$2,206,758	$157,355,773

_______________
(1)	Share amounts have been retroactively restated from the date of inception to reflect the effect of a stock dividend of one share for each five outstanding shares of common stock (see note 6).

See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the period from January 1, 2008 to March 31, 2008
And for the period from October 26, 2006 (date of inception) to March 31, 2008

	For the period from January 1, 2008 to March 31, 2008	For the period from October 26, 2006 (date of inception) to March 31, 2008
Cash flows from operating activities
Net income	$644,297	$2,822,919
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
Deferred tax asset	425	(22,951)
Prepaid expense	49,784	(49,784)
Account receivable	1,372	(2,076)
Income tax payable	83,062	366,358
Administrative fee payable	(7,500)	15,000
Accrued expenses	8,816	35,466
Due to affiliate	24,974	72,013
Net cash provided by operating activities	805,230	3,236,945
Cash flows from investing activities
Cash deposited in trust account	—	(201,695,000)
Cash withdrawn from trust account	426,224	3,013,224
Dividends reinvested in trust account	(1,349,198)	(5,518,066)
Net cash used in investing activities	(922,974)	(204,199,842)
Cash flows from financing activities
Gross proceeds from initial public offering	—	207,000,000
Proceeds from sale of common stock to founding stockholder	—	25,000
Proceeds from sale of warrants	—	4,000,000
Repurchase of common stock	—	(4)
Payment of underwriter’s discount and offering expenses	—	(9,326,991)
Net cash provided by financing activities	—	201,698,005
Net (decrease) increase in cash	(117,744)	735,108
Cash, beginning of period	852,852	—
Cash, end of period	$735,108	$735,108

Supplemental disclosure
Common stock, subject to possible conversion, 4,139,999 shares at $9.74 per share	$—	$40,338,990
Dividend income attributable to common stock subject to possible conversion (net of income taxes of $151,691 and $487,452 respectively)	$118,148	$616,161
See accompanying notes.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Unaudited Condensed Financial Statements

Note 1 — Organization and Nature of Business Operations

GSC ACQUISITION COMPANY (a development stage company) (the “Company”) was incorporated in Delaware on October 26, 2006. The Company was formed to acquire through merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more currently unidentified businesses or assets. The Company has neither engaged in any operations nor generated any revenue from operations to date. All activity through March 31, 2008 relates to the formation of the Company, its initial public offering and efforts to identify prospective target businesses described below and in Note 3. The Company will not generate any operating revenues until after completion of its initial business combination. The Company generates non-operating income in the form of dividend income on cash and cash equivalents.   The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

The registration statement for the Company’s initial public offering (“IPO”) was declared effective June 25, 2007. The Company consummated the IPO on June 29, 2007 and recorded proceeds of approximately $191.5 million, net of the underwriters’ discount and commission of $14.5 million and offering costs of $1.0 million.

A total of approximately $201.7 million, including $191.5 million of the net proceeds from the IPO, $4.0 million from the sale of warrants to the Founding Stockholder (see Note 4) and $6.2 million of deferred underwriting discounts and commissions, has been placed in a trust account at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee.  Except for a portion of the dividend income permitted to be released to the Company, the proceeds held in trust will not be released from the trust account until the earlier of the completion of the Company’s initial business combination or the liquidation of the Company.  Under the terms of the investment management trust agreement, up to a total of $2.4 million of interest income (net of taxes payable) may be released to the Company, subject to availability.  For the period from inception to March 31, 2008, approximately $1.4 million was released to the Company in accordance with those terms.  As of March 31, 2008, the balance in the trust account was approximately $204.2 million.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds of the IPO are intended to be generally applied toward consummating a business combination with an existing operating company. As used herein, a “Target Business” shall mean one or more businesses or assets that, at the time of the Company’s initial business combination, has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts of $6.2 million) described below and a “Business Combination” shall mean the acquisition by the Company of such Target Business.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses in the United States and Europe that may provide significant opportunities for growth.

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s first stockholder (the “Founding Stockholder”) and two of its directors have agreed to vote the shares of common stock they owned immediately before this IPO in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the IPO or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding not more than 20% of the shares (minus one share) sold in the IPO vote against the business combination and exercise their conversion rights. If a majority of the shares of common stock voted by the Public

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Unaudited Condensed Financial Statements — (Continued)

Stockholders are not voted in favor of a proposed initial Business Combination so long as such combination is approved by public stockholders prior to June 25, 2009, the Company may combine with a different Target Business meeting the fair market value criterion described above.

If a Business Combination is approved and completed, any Public Stockholder voting against a Business Combination will be entitled to convert their stock into a pro rata share of the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable by the Company thereon, and net of any interest income of up to $2.4 million on the balance of the trust account previously released to the Company to fund its working capital requirements. Public Stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any Warrants they may hold.  As of March 31, 2008, 4,139,999 shares of common stock may be subject to conversion for cash payments of approximately $9.74 per share totaling approximately $40.3 million.

During the period from July 1, 2007 to March 31, 2008, the Company earned enough dividends to begin accreting dividend income to the common stock subject to possible conversion.  Accordingly, the Company accreted approximately $0.6 million of dividend income, net of $0.5 million of income taxes as of March 31, 2008.

The Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, less any income taxes payable on interest income and any interest income of up to $2.4 million on the balance of the trust account previously released to the Company to fund its working capital requirements, plus any remaining net assets if the Company does not effect a Business Combination by June 25, 2009.  In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the IPO price per Unit in the IPO (assuming no value is attributed to the Warrants contained in the Units).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principals.  Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principals for complete financial statements.  The accompanying unaudited interim financial statements should be read in conjunction with the financial statements for the period ended December 31, 2006 and the financial statements for the year ended December 31, 2007.  In our opinion, all adjustments (consisting only of normal recurring accruals) considered necessary for fair presentation have been included.  The results of operations for the period from January 1, 2008 to March 31, 2008 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2008.

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Cash and cash equivalents held in trust:

A total of approximately $201.7 million has been placed in a trust account at JPMorgan Chase Bank, N.A., with the American Stock Transfer & Trust Company serving as trustee.  The trust proceeds are invested in the “100% U.S. Treasury Securities Money Market Fund.”  The money market fund invests exclusively in direct short-term obligations of the US Treasury.  As of March 31, 2008, the balance in the trust account was $204.2 million, which includes $5.5 million of dividends earned since the inception of the trust.

Income taxes:

The Company is taxed as a corporation for U.S. federal and state and local income tax purposes.  It accounts for income taxes in accordance with the provisions of FASB Statement No. 109 “Accounting for Income Taxes”.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Unaudited Condensed Financial Statements — (Continued)

Note 2 — Summary of Significant Accounting Policies (continued)

Net income per share:

Basic net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted net income per share is computed similar to basic net income per share, but includes the dilutive effect of shares issued pursuant to the Company’s outstanding warrants which are exercisable on the later of (i) the completion of a business combination or (ii) 13 months after the consummation of the Company’s IPO.

Use of estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organization costs:

Organization costs consist principally of professional fees incurred in connection with the organization of the Company and have been expensed as incurred.

Note 3 — Initial Public Offering

On June 29, 2007, the Company sold to the public 20,700,000 units (“Units”) at a price of $10.00.  Each unit consists of one share of our common stock, $0.001 par value, and one redeemable common stock purchase warrant (“Warrant”).

Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing the later of the completion of a Business Combination with a Target Business or 13 months from June 29, 2007 (“Closing Date”) of the IPO and expiring four years from the date of the prospectus, unless earlier redeemed. Holders of the Warrants must pay the exercise price in full upon exercise of the Warrants. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. The terms of the Warrants include, among other things, that (i) in no event will a Warrant holder be entitled to receive a net cash settlement of the Warrant, and (ii) the Warrants may expire unexercised and worthless if a prospectus relating to the common stock to be issued upon the exercise of the warrants is not current and an applicable registration statement is not effective prior to the expiration date of the Warrant, and as a result purchasers of our Units will have paid the full Unit purchase price solely for the share of common stock included in each Unit.

The Company agreed to pay the underwriters in the IPO an underwriter discount of 7.0% of the gross proceeds of the IPO.  However, the underwriters have agreed that a portion of the underwriter discount equal to 3.0% of the gross proceeds will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination.  As of March 31, 2008, such amount is $6.2 million which is included as deferred underwriting discount on the balance sheet.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Unaudited Condensed Financial Statements — (Continued)

Note 4 — Related Party Transactions (continued)

On November 7, 2006, the Founding Stockholder purchased 5,468,750 shares of the Company’s common stock (“Initial Founder’s Shares”) for an aggregate purchase of $25,000. Subsequent to the purchase of the Initial Founder’s Shares, our Founding Stockholder sold an aggregate of 82,032 of the Initial Founder’s Shares to three of our directors.

The Initial Founder’s Shares are identical to those included in the Units except that our Founding Stockholder and each transferee has agreed 1) that in connection with the stockholder vote required to approve the Company’s initial Business Combination, to vote the Initial Founder’s Shares in accordance with a majority of the shares of common stock voted by the Public Stockholders and 2) to waive its right to participate in any liquidation distribution with respect to the Initial Founder’s Shares if a Business Combination is not consummated by June 25, 2009.

On November 7, 2006, the Founding Stockholder entered into a binding agreement to purchase an aggregate of 4,000,000 Warrants at a price of $1.00 per Warrant from the Company. The purchase was consummated on June 28, 2007.  The Warrants are identical to the Warrants contained in the Units except that they are not redeemable for cash while held by the Founding Stockholder or its permitted transferees and the shares of common stock issued upon exercise of such Warrants by the Founding Stockholder or its permitted transferees will not be registered under the Securities Act but will be subject to certain resale registration rights. The Founding Stockholder has further agreed that it will not sell or transfer these Warrants until completion of a Business Combination, except in certain limited circumstances.

The Company has agreed to pay to GSCP (NJ) Holdings, L.P., an affiliate of the Founding Stockholder, a total of $7,500 per month for office space and general and administrative services. Services commenced on June 25, 2007, the effective date of the IPO, and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company.

A recapitalization was effected on May 29, 2007, in which the Company purchased from the Founding Stockholder 1,692,968 of outstanding shares of common stock for retirement and a total of 25,782 of outstanding shares of common stock from three directors, in each case for the nominal consideration of $1.00.

Note 5 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 6 — Common Stock

As described in Note 4, a recapitalization was effected on May 29, 2007, in which the Company purchased for retirement from the Founding Stockholder 1,692,968 of outstanding shares of common stock and a total of 25,782 of outstanding shares of common stock from three directors, in each case for nominal consideration of $1.00.

On June 25, 2007 the Board of Directors declared a stock dividend to stockholders of record on June 24, 2007.  The stock dividend was paid on June 29, 2007.  One share of Common stock was issued for each five outstanding shares of Common Stock.  All references in the accompanying financial statements as of December 31, 2006 and for the period from October 26, 2006 (date of inception) to March 31, 2008 to the number of shares of common stock have been retroactively restated to reflect this transaction.

These transactions were effected to ensure that the shares included in the Units sold in the IPO represented approximately 80% of the Company’s outstanding share capital.

GSC ACQUISITION COMPANY
(a development stage company)

Notes to Unaudited Condensed Financial Statements — (Continued)

Note 7 — Provision for Income Taxes

The Company is subject to U.S. federal, state and local income taxes. The components of the Company’s income tax provision by taxing jurisdiction for the period ended March 31, 2008 are as follows:

Current
Federal	$31,897
State & Local	177,389
Current provision (benefit) for income taxes	$509,286
Deferred
Federal	$425
State & Local	—
Deferred provision (benefit) for income taxes	$425
Total provision (benefit) for income taxes	$509,711

The Company’s effective tax rate of 44.17% differs from the federal statutory rate of 34.0% mainly due to certain differences including state and local income taxes and amortization or organizational costs.

Note 8 — Recent Accounting Pronouncements

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company adopted FIN 48 as of January 1, 2007 and there was no impact on the financial statements upon adoption.

On September 20, 2006, the FASB released Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of FAS 157 by the Company on January 1, 2008 had no material impact to its financial statements given the development stage nature of the Company. The Company has no investment assets or liabilities that would be classified in Level III. The Company’s investment in a money market fund which invests exclusively in 100% U.S. Treasury Securities is considered a Level I asset.

Note 9 — Subsequent Event

On April 10, 2008, the Company withdrew $295,000 from the trust account for payment of estimated federal taxes incurred for the period from January 1, 2008 to March 31, 2008.

Report of Independent Auditors

To the Members
Complete Energy Holdings, LLC

We have audited the accompanying consolidated balance sheets of Complete Energy Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ equity (deficit) and cash flows for the year ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Complete Energy Holdings, LLC and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, certain conditions raise substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 4 to the consolidated financial statements, a wholly-owned subsidiary of the Company, CEH/La Paloma Holding Company, LLC (“LP HoldCo”) is in an event of default with one of its lenders and accordingly approximately $130,000,000 of debt owing to this lender has been classified as current in the Company’s consolidated balance sheet as of December 31, 2006. Further, the LP HoldCo has incurred a net loss since its inception, has negative working capital of approximately $137,429,000 and a member’s deficit of $35,227,000 as of December 31, 2006. Management’s plans to remedy this situation are also discussed in Notes 1 and 4 to the consolidated financial statements, but there can be no assurances that such plans will be successful. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties to continue as a going concern.

/s/ UHY LLP

Houston, Texas
August 6, 2007

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Balance Sheets
As of December 31, 2006 and 2005
(In Thousands)

ASSETS	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$13,336	$6,686
Restricted cash	18,929	23,709
Accounts receivable	11,446	25,036
Inventory	5,868	5,292
Prepaid expenses and other current assets	1,487	663
Price risk management asset	1,462	895
TOTAL CURRENT ASSETS	52,528	62,281

PRICE RISK MANAGEMENT ASSET	1,480	1,892

DEFERRED FINANCING COSTS - net of accumulated amortization of $2,770 and $814, respectively	13,650	15,606

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $24,569 and $6,671, respectively	568,976	586,056

OTHER ASSETS	4,852	5,839

TOTAL ASSETS	$641,486	$671,674

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$4,708	$12,795
Accrued interest	17,669	6,331
Accrued liabilities	14,301	10,399
Current portion of long-term debt	132,461	2,650
Working capital loan	19,000	15,000
Price risk management liability	2,062	–
TOTAL CURRENT LIABILITIES	190,201	47,175

LONG-TERM LIABILITIES
Long-term debt, net of current portion	399,517	538,209
Cash settled option	4,740	3,248
Asset retirement obligation	1,011	911
Other liabilities	4,702	9,193
TOTAL LIABILITIES	600,171	598,736

MINORITY INTEREST	75,921	80,556

COMMITMENTS AND CONTINGENCIES	–	–

MEMBERS’ DEFICIT	(34,606)	(7,618)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$641,486	$671,674

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005
(In Thousands)

	2006	2005
OPERATING REVENUES
Tolling revenue	$81,210	$28,646
Merchant revenue	90,598	50,178
Other revenue	40,669	19,433
TOTAL OPERATING REVENUES	212,477	98,257

OPERATING COSTS AND EXPENSES
Fuel expense	92,392	55,838
Power purchases	26,352	768
Operating and maintenance	54,073	24,468
Administrative and general	3,023	1,935
Depreciation and amortization	13,568	4,986
TOTAL OPERATING COSTS AND EXPENSES	189,408	87,995

INCOME FROM OPERATIONS	23,069	10,262

OTHER INCOME (EXPENSE)
Interest income	1,728	304
Interest expense	(52,927)	(21,061)
Other income (expense)	220	(58)
TOTAL OTHER INCOME (EXPENSE)	(50,979)	(20,815)

NET LOSS BEFORE MINORITY INTEREST	(27,910)	(10,553)

LOSS ATTRIBUTABLE TO MINORITY INTEREST	(2,065)	(814)

NET LOSS	$(25,845)	$(9,739)

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Statements of Members’ Equity (Deficit)
For the Years Ended December 31, 2006 and 2005

	Lori A. Cuervo	Peter J. Dailey	Milton L. Scott	Hugh A. Tarpley	Engage Investments L.P.	J. and P. Dailey	Other Employees	Total Members’ Units
Capital Account Units:
Class A Common Units
As of December 31, 2004	933.63	1,588.79	1,588.79	1,588.79	1,100	–	–	6,800
Contribution					300			300
Units Issued					118.47			118.47
Redemption of Units			(1,588.79)					(1,588.79)
Forfeiture of Units		(81.37)		(81.37)	(55.47)			(218.21)
As of December 31, 2005 and 2006	933.63	1,507.42	–	1,507.42	1,463	–	–	5,411.47

Class B Non-Voting Units
As of December 31, 2004	–	–	–	–	–	–	–	–
Units Issued						347.90		347.90
As of December 31, 2005 and 2006	–	–	–	–	–	347.90		347.90

Class C Preference Units
As of December 31, 2004	–	–	–	–	500,000		–	500,000
Contribution					500,000			500,000
Success Fee Dist.					(395,000)			(395,000)
As of December 31, 2005 and 2006	–	–	–	–	605,000			605,000

Class D Preference Units
As of December 31, 2005 and 2006	933,630	1,588,790	1,588,790	1,588,790	–	–	–	5,700,000

Class E Non-Voting Units
As of December 31, 2004	–	–	–	–	–	–	–	–
Units Issued							511.90	511.90
Forfeiture of Units							(64.00)	(64.00)
As of December 31, 2005	–	–	–	–	–	–	447.90	447.90
Units Issued							90.00	90.00
Forfeiture of Units							(109.24)	(109.24)
As of December 31, 2006	–	–	–	–	–	–	428.66	428.66

	Lori A. Cuervo	Peter J. Dailey	Milton L. Scott	Hugh A. Tarpley	Engage Investments L.P.	J. and P. Dailey	Other Employees	Total Members’ Equity/(Deficit)
	As of December 31, 2004
	(in thousands)
Capital Account Balances:
	$158	$297	$297	$297	$500	$–	$–	$1,549
Contribution					500			500
Tax Distribution	(3)	(5)	(6)	(6)				(20)
Success Fee Distribution	(237)	(237)	(238)	(238)	(629)			(1,579)
Units Issued					380	1,117		1,497
Redemption of Units	(262)	(423)	244	(423)	(410)	(98)	(126)	(1,498)
Changes in Price Risk Mgmt	276	418		418	363	86	111	1,672
Net Loss	(1,184)	(1,954)	(297)	(1,954)	(2,359)	(1,499)	(492)	(9,739)

As of December 31, 2005	(1,252)	(1,904)	–	(1,906)	(1,655)	(394)	(507)	(7,618)

Changes in Price Risk Mgmt	(173)	(279)	–	(279)	(270)	(64)	(78)	(1,143)
Net Loss	(3,899)	(6,296)	–	(6,296)	(6,110)	(1,453)	(1,791)	(25,845)

As of December 31, 2006	$(5,324)	$(8,479)	$–	$(8,481)	$(8,035)	$(1,911)	$(2,376)	$(34,606)

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005
(In Thousands)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(25,845)	$(9,739)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion expenses	13,668	4,986
Amortization of deferred financing costs	1,956	814
Loss attributable to minority interest	(2,065)	(814)
Cash settled option	1,492	3,248
Changes in operating assets and liabilities:
Accounts receivable	13,590	(12,665)
Inventory	(576)	788
Prepaid expenses and other current assets	(824)	1,285
Other assets	779	(1,080)
Accounts payable and other liabilities	7,202	(3,143)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,377	(16,320)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	4,780	(23,709)
Capital expenditures	(818)	(19,839)
Net amount of La Paloma acquisition (net of unrestricted cash acquired of $12,428)	–	(471,014)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	3,962	(514,562)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from working capital loans, net	4,000	15,000
Proceeds from long-term debt	–	548,244
Repayment of long-term debt	(8,881)	(7,385)
Deferred finance costs	–	(17,802)
Distributions to minority interest holder	(1,808)	–
Distribution to members	–	(3,097)
Contribution by member	–	1,997
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(6,689)	536,957

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,650	6,075

CASH AND CASH EQUIVALENTS, beginning of year	6,686	611

CASH AND CASH EQUIVALENTS, end of year	$13,336	$6,686

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$38,139	$9,852

NON-CASH INVESTING AND FINANCING ACTIVITIES
Asset retirement obligation	$–	$874

COMPLETE ENERGY HOLDINGS, LLC
Notes to Consolidated Financial Statements

1. ORGANIZATION

Complete Energy Holdings, LLC (the “Company”) is a Delaware limited liability company formed in January 2004. The Company owns 100% of CEP Operating Company LLC (“CEP OpCo”), Complete Energy Parts Company, LLC (“Parts Co”), CEH/La Paloma Holding Company, LLC (“LP HoldCo”) and 80% of CEP Batesville Holding Company, LLC (“Batesville Holding”). CEP OpCo owns 100% of CEP La Paloma Operating Company, LLC (“LP OpCo”). Batesville Holding has a 4.1% interest in CEP Batesville Acquisition, LLC (“Batesville Acquisition”) (See Note 3). LP Holdco has a 60% interest in La Paloma Acquisition Co, LLC (“LP AcquisitionCo”). The Company’s initial managing members were Lori Cuervo, Peter Dailey, Milton Scott and Hugh Tarpley. Engage Investments, L.P. (“Engage”) acquired its interest in the Company in October 2004. As of December 23, 2005, Milton Scott was no longer a managing member of the Company.

Through its wholly owned subsidiary, LP HoldCo and LP HoldCo’s majority owned subsidiary, LP AcquisitionCo and LP AcquisitionCo’s wholly owned subsidiary, CEH La Paloma Merger Company, LLC (“MergerCo”), the Company acquired the majority membership interest in La Paloma Generating Company, LLC (“GenCo”), a Delaware limited liability company established on April 21, 1998. GenCo owns a gas-fired electric generating facility with a design capacity of approximately 1,022 megawatts located in McKittrick, California (the “Facility”). The Facility commenced full commercial operations in March 2003. Upon the effective date of the acquisition, MergerCo was merged into GenCo. LP HoldCo is the managing member of the LP AcquisitionCo.

Effective August 17, 2005, the LP AcquisitionCo acquired GenCo for cash of approximately $84.0 million, subject to certain purchase price adjustments and issued approximately $399.0 million of debt. The acquisition has been accounted for using the purchase method of accounting for business combinations. The transaction was pushed down to GenCo at the time of the acquisition and as such, purchase price has been allocated to the assets acquired based on their estimated fair values at the date of acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The purchase price allocation herein was based on an appraisal of the fair value of both the assets acquired and liabilities assumed by an independent third party appraiser. The allocation of the purchase price is as follows (in millions):

Purchase Price:
Cash paid to sellers	$82
Equity credit to sellers	80
Acquisition costs	2
Debt issued	399
$563
Net assets acquired:
Current assets	$33
Property, plant and equipment	571
Other assets	2
Power purchase agreement	(10)
Current liabilities	(33)
$563

On December 6, 2006, Complete Energy Batesville, LLC (“CE Batesville”) entered into a purchase and sale agreement with Stonehill Institutional Partners, L.P., Castlerigg Partners, L.P., Stonehill Offshore Partners Limited and Castlerigg International Holdings Limited to acquire their interest in CEP Batesville Acquisition, LLC (“Batesville Acquisition”). CE Batesville is a subsidiary of the Company. The agreement, which transfers economic interests from the sellers to the purchaser, was effective March 14, 2007. Upon closing of the transaction, the Company owns 100% of Batesville Acquisition through a majority owned subsidiary.

Effective March 14, 2007, the Company redeemed all the units held by Engage for $12.5 million.

On June 18, 2007, LP AcquisitionCo, CE Batesville and Batesville Holding signed a definitive agreement to sell their interest in the La Paloma Facility and Batesville Acquisition. The purchase price is approximately $1.336 billion, plus working capital adjustments. The transaction is expected to close during the third quarter of 2007 and will result in the sale of substantially all of the assets and the retirement or assumption of all of the debt (see Note 4) of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company, CEP OpCo, Parts Co, Batesville Holding, LP HoldCo, LP AcquisitionCo and GenCo. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

The principal business of the Company is to acquire, own and operate power generation assets through its offices in Houston, TX, Pittsburgh, PA, and Minneapolis, MN. The Company is actively pursuing an acquisition strategy that includes merchant and contracted power plants currently being divested by utilities, independent power producers, and financial institutions.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year’s presentation. Those reclassifications had no impact on reported net loss or members’ equity (deficit).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates. In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives and uncollectible accounts among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, current operating results can be affected by revisions to prior accounting estimates.

Risks and Uncertainties

As with any power generation facility, operation of the Facility will involve risk, including performance of the Facility below expected levels of output and efficiency, shut-downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, or catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the Facility or significantly increase the expenses of the Facility, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash and short-term investments with original maturities of three months or less.

Restricted Cash

Restricted cash includes cash and cash equivalent amounts, which are restricted under the terms of the credit agreements for payment to third parties. Restricted cash accounts are established, held and maintained by a depository agent. At December 31, 2006 and 2005 the restricted cash balance amounted to approximately $18.9 million and $23.7 million, respectively.

Allowance for Doubtful Accounts

The Company establishes provisions for losses on accounts receivable if it is determined that the Company will not collect all or part of the outstanding balance. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. At December 31, 2006 and 2005, there was no allowance for doubtful accounts.

Inventory

Inventory is valued at the lower of cost (on an average basis) or market and consists principally of spare parts for the Facility. The Facility records provisions for obsolete inventory parts. At December 31, 2006 and 2005, there was no obsolete inventory.

Property, Plant and Equipment

Property, plant and equipment are reflected either at acquired fair value on acquisition (see Note 1) or at cost. Impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. Significant additions or improvements extending asset lives and/or the profitability are capitalized, while repairs and maintenance that do not improve the life and/or the profitability of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method, net of salvage value, over the estimated useful lives of 3 to 30 years. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Deferred Financing Costs

Deferred financing costs consist of those costs incurred to secure the project financing under the Loan Facilities and the Note Purchase Agreement as described in Note 4. These costs are being amortized on a straight-line basis over the life of the financing, which approximates the effective interest method.

Other Assets

Other assets include a utility deposit of approximately $0.7 million, environmental reduction credits of approximately $2.1 million and unamortized deferred contract costs of approximately $1.2 million (see Note 6). Amortization expense of deferred contract costs was approximately $0.2 million for the year ended December 31, 2006 and $0.1 million for the period from August 17, 2005 to December 31, 2005. Accumulated amortization of the deferred contract costs was approximately $0.3 million and $0.1 million as of December 31, 2006 and 2005. The deferred contract cost is being amortized over the contract period of 7 years. The environmental reduction credits are expected to have an indefinite life and are therefore not subject to amortization. Additionally, other assets include the Company’s 3.3% indirect interest in Batesville Acquisition. Effective August 25, 2004, Batesville Acquisition acquired 100% membership interest in LSP Batesville Holding, LLC (“Batesville Holding”). Batesville Holding owns 100% of LSP Energy Limited Partnership which owns the Batesville Facility. The Company’s membership interest in Batesville Acquisition increases to 18.48% if certain internal rate of return hurdles are met. The Company is currently accounting for its investment in Batesville Acquisition under the cost method of accounting.

Other Liabilities

Other liabilities primarily consist of the power purchase agreement with Southern California Edison (see Note 6) which was recorded on the consolidated balance sheets, subsequent to the completion of the purchase price allocation (see Note 1). The liability is decreased ratably as the Company recognizes revenue over the remaining life of the power purchase agreement, approximately 2 years. Amortization of the liability was approximately $4.6 million for the year ended December 31, 2006 and $1.7 million for the period from August 17, 2005 to December 31, 2005 which was included as an offset item to depreciation and amortization expense in the accompanying consolidated financial statements.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, working capital loan and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long-term debt is calculated based on current interest rates.

Accounting for Price Risk Management Activities

The Company records all of its derivative instruments on its consolidated balance sheets at fair value under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments entered into to hedge risk and that qualify as hedges, the Company applies the provisions of SFAS No. 133 and its related amendments and interpretations, and the accounting treatment depends on each instrument’s intended use and how it is designated.

During the normal course of business, the Company may enter into contracts that qualify as derivatives under the provisions of SFAS No. 133, as amended. As a result, the Company evaluates its contracts to determine whether derivative accounting is appropriate. Contracts that meet the criteria of a derivative and qualify as ‘normal purchases’ or ‘normal sales’, as those terms are defined in SFAS No. 133, as amended, may be excluded from fair value  accounting treatment. Contracts that qualify as derivatives and do not meet the exceptions for ‘normal purchases’ or ‘normal sales’ are reflected at fair value on the Company’s consolidated balance sheet with changes in fair values reflected either in the Company’s consolidated statements of operations or members’ equity (deficit).

The Company’s hedging instruments at December 31, 2006 and 2005 are as follows:

As of December 31, 2006 and 2005, the Company has entered into interest rate swap agreements whereby the Company makes a quarterly payment to third parties at a fixed rate and in return receives quarterly payments at a variable rate. The notional amount of the swaps decrease ratably throughout the swap terms as the related debt is repaid. The Company has designated these swaps as cash flow hedges under SFAS No. 133. The fair value of the swaps at December 31, 2006 and 2005 was an asset of approximately $2.9 million and $2.8 million, respectively. These amounts are reflected on the consolidated balance sheets as a price risk management asset from hedging activities and as changes in price risk management included in the accompanying consolidated statements of members’ equity (deficit). Of this amount, we estimate that approximately $1.5 million will be reclassified to earnings in the next twelve months. The primary risk associated with interest rate swaps is the ability of third parties to meet their obligations under the terms of the Contract. The Company does not anticipate nonperformance by the third parties.

In 2006, the Company entered into spark spread hedges, whereby the Company purchases natural gas and sells power. The physical contracts to purchase natural gas and sell power settle on a monthly basis at agreed upon fixed prices. The volumes vary by month based upon contractual terms and the relationship between the natural gas and power are based on various heat rates. The Company has designated these contracts as cash flow hedges under SFAS 133. Their fair value at December 31, 2006 was a liability of approximately $2.1 million. This amount is reflected on the consolidated balance sheets as price risk management liability from hedge activities and as changes in price risk management included in the accompanying consolidated statements of members’ equity (deficit). Of this amount, we estimate that approximately $2.1 million will be reclassified to earnings in the next twelve months.

The Company recorded no ineffectiveness in earnings related to the Company’s cash flow hedges during the year ended December 31, 2006 or the period from August 17, 2005 to December 31, 2005.

Revenue Recognition

For the tolling agreements, revenues are recorded based on capacity and ancillary services provided and electrical output delivered at the lesser of amounts billable under the respective tolling agreement or the average estimated contract rates over the initial term of the respective tolling agreement. Merchant revenues are recognized based on capacity and ancillary services provided and electrical output delivered at the spot market price. Other revenue consists of sales, of excess natural gas, not needed by the plant to produce power, to third parties and is recognized when the natural gas is delivered to the third party.

Power Purchases

When the Company has to purchase power from third parties in order to fulfill its contractual obligations to deliver power to other third parties, this cost is recognized when title to the power passes to the Company from the third party. This occurs when a unit is not available to produce power that the Company has entered into an agreement to sell to other third parties.

Asset Retirement Obligations

The Company follows SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No.143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement obligation by increasing the carrying amount of the related long-lived asset by the same amount as the liability. The Company has also adopted the provisions of FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which requires the Company to record a liability for those retirement and removal costs in which the timing and/or amount of the settlement of the costs are uncertain. At December 31, 2006 and 2005, the Company has included in the consolidated financial statements an asset of approximately $0.9 million for both periods in property, plant and equipment, and has recorded a liability of approximately $1.0 million and $0.9 million, respectively in asset retirement obligation.

Environmental Costs

The Company may be exposed to environmental costs in the ordinary course of business. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of the liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors, and includes estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. These estimated liabilities are subject to revisions in future periods based on actual costs or new circumstances, and are included on the consolidated balance sheet at their undiscounted amounts. As of December 31, 2006 and 2005, no known environmental liabilities exist.

Income Taxes

The Company is a limited liability company for both federal and state tax purposes. Therefore, it does not pay income taxes, and no provision for federal or state income taxes has been reflected in the accompanying consolidated financial statements.

3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2006 and 2005 consists of the following (in thousands):

	2006	2005
Land	$1,688	$1,688
General plant and equipment	589,369	588,725
Furniture, fixtures and vehicles	1,047	873
Capitalized spare parts	1,441	1,441

	2006	2005
	593,545	592,727
Less: accumulated depreciation	(24,569)	(6,671)
Property and equipment, net	$568,976	$586,056

Certain components within the facility will require replacement or overhaul at various times during the estimated life of the plant. The cost of replacements and overhaul of these components is expensed in the period incurred. Routine maintenance and repairs are charged to expense as incurred.

4. LONG-TERM DEBT

On August 16, 2005, LP HoldCo entered into the Note Purchase Agreement (“Note Agreement”) with TCW Asset Management Company (“TCW”). Pursuant to the Note Agreement, LP HoldCo issued approximately $129.8 million of notes to the note holders. The proceeds were used to fund the LP HoldCo’s $120 million equity investment in LP AcquisitionCo and other obligations required in the Note Agreement. The entire principal balance is due on December 31, 2020; however, under specific circumstances described in the Note Agreement, portions of the principal balance and additional interest payments are required to be repaid prior to making equity distributions to the Company. The stated annual interest rate is 8.0%; however, since the Note Agreement is treated as a contingent payment debt instrument for tax purposes, an imputed interest rate of 12.93% is used for accruing interest. Beginning October 31, 2006, interest is payable quarterly on the last calendar day of each subsequent January, April, July and October.

Each note holder was also granted a Cash Settled Option (“Option”). Once the principal amount of the Note Agreement is paid and upon exercise of the Option, the Option provides that each note holder can receive in cash or note their ratable amount of up to 35% in the fair market value of LP HoldCo. On October 31, 2006, LP HoldCo. was unable to pay the full amount of the quarterly interest due. LP HoldCo received a waiver from the TCW which among other things, increased the Option from 35% to 38%. The estimated fair market value of this option at December 31, 2006 and 2005 was approximately $4.7 million and $3.2 million, respectively and is recorded as interest expense in the consolidated statements of operations and cash settled option in the accompanying consolidated balance sheets.

The Note Agreement is secured by LP HoldCo’s equity interest in AcquisitionCo. Due primarily to lower projected power prices in California than originally budgeted for 2006, GenCo had less free cash flow to distribute to AcquisitionCo and ultimately, to LP HoldCo. Therefore, LP HoldCo was unable to make the full required interest payment on October 31, 2006. LP HoldCo obtained a waiver from the Noteholders dated October 31, 2006. The waiver allowed LP HoldCo to defer approximately $4.8 million of interest which was due on October 31, 2006, (“deferred interest”) until March 31, 2007. In exchange for the waiver, LP HoldCo will (i) pay 8% interest per annum on the deferred interest until the deferred interest is paid; and (ii) pay a one time penalty interest payment equal to 2% of the aggregate outstanding principal amount under the Notes by March 31, 2007. Additionally, the Waiver increased the Option from 35% to 38% of the Noteholders ratable amount. The penalty interest of approximately $2.7 million has been recorded as interest expense at December 31, 2006.

Subsequent to December 31, 2006 LP HoldCo was unable to make the January and April quarterly interest payments. LP HoldCo received waivers dated January 31, 2007 (“January waiver”) and April 30, 2007 (“April waiver”). The January waiver permitted the deferral of the January interest payment and the interest and penalty due for the October missed payment until April 30, 2007. The April waiver permitted the deferral of the April and January interest payment and the interest and penalty due for the October missed payment until May 31, 2007. On June 18, 2007, LP HoldCo signed a Consent and Agreement (“June Consent”) with the Noteholders. In accordance with the June Consent, the Noteholders will not exercise or cause to be exercised any remedies under the Note Purchase Agreement for until the earliest of (i) the date of closing of the sale of GenCo (see Note 1), (ii) the date on which the Purchase and Sale Agreement is terminated or (iii) October 16, 2007 (“Standstill Period”). The June Consent defers all interest payments due or coming due until the expiration of the Standstill Period. Upon the closing of the sale of GenCo, LP HoldCo is required to pay the full principal amount of the Notes, any interest and penalties due on the Notes, and the value of the cash settled option.

LP HoldCo’s event of default on the Note agreement described above raises substantial doubt about the Company’s ability to continue as a going concern should the sale of GenCo not be completed. Accordingly, the Company has classified the TCW Notes of approximately $130 million from non-current to current in the consolidated balance sheet as of December 31, 2006. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

On August 16, 2005, the GenCo entered into the Senior Secured Loan Facilities (“Loan Facilities”). The Loan Facilities consist of the First-Lien Working Capital Agreement (“Working Capital”), the First-Lien Term Loan Credit Agreement (“First-Lien” or “Term B”), the First-Lien Special Letter of Credit Facility (“LlC”), and the Second-Lien Term Loan Agreement (“Second-Lien” or “Term COO”).

The Working Capital agreement is a revolving loan agreement with available credit of $65.0 million. Of the amount available, GenCo may issue up to $35.0 million of letters of credit as required under various GenCo agreements. At the option of GenCo, Working Capital loan balances bear interest at either of the higher of (i) the Federal Funds Effective Rate, plus 1.75%, per annum or (ii) the Prime rate plus 1.25%, per annum, or at LIBOR plus 2.25%, per annum. The all-in rate at December 31, 2006 and 2005 was 7.57% and 6.63%, respectively. GenCo pays a commitment fee equal to 0.50%, per annum, on the unused balance. Finally, GenCo pays letter of credit fees in an amount equal to 2.25%, per annum, on letters of credit outstanding. At December 31, 2006 and 2005, the amounts outstanding on the Working Capital agreement were $19.0 million and $15.0 million, respectively. Letters of credit outstanding under the Working Capital agreement at December 31, 2006 and 2005 totaled $15.9 million and $27.0 million, respectively.

The First-Lien agreement had an initial availability of $305.0 million. Of this amount, GenCo is able to issue up to $40.0 million in letters of credit to secure various obligations of GenCo. At December 31, 2006 and 2005, GenCo had issued $20.0 million and $10.0 million, respectively in letters of credit and reserved another $20.0 million for Morgan Stanley. Proceeds from the remaining $265.0 million were used by GenCo to pay various obligations under the Purchase and Sale Agreement. The First-Lien loan balance bears interest at LIBOR plus 1.75%, per annum, and is reset quarterly. The all-in rate at December 31, 2006 and 2005 was 7.12% and 6.28%, respectively. GenCo pays letter of credit fees in an amount equal to 1.85%, per annum, for letters of credit outstanding under the First-Lien agreement. A portion of the First-Lien principal balance is to be repaid through scheduled quarterly payments of $662,500 as well as through quarterly mandatory pre-payments based on a percentage of cash flow. The remaining unpaid principal balance is due on August 16, 2012.

The L/C agreement had an initial availability of $250.0 million. The capacity under this agreement has been made available to secure obligations related to the Morgan Stanley Tolling Agreements. Any drawings under the LlC agreement will bear interest at a rate equal to the higher of the Federal Funds Effective Rate plus 4.50%, per annum, or the Prime Rate plus 4.00%, per annum. There were no drawings under the LlC agreement during the year ended December 31, 2006 or the period from August 17, 2005 to December 31, 2005.

The Loan under the Second-Lien agreement has an outstanding balance of $155.0 million. GenCo used the proceeds of this loan to satisfy certain obligations under the Purchase and Sale Agreement as well as fund the First-Lien and Second-Lien debt service reserve accounts. The Second-Lien balance bears interest at LIBOR plus 3.50%, per annum, and is reset quarterly. The all-in rate at December 31, 2006 and 2005 was 8.87% and 8.03%, respectively. The Second-Lien principal balance is due on August 16, 2013.

The provisions of the Loan Facilities require GenCo to maintain certain financial and other covenants. GenCo was in compliance with these covenants as of December 31, 2006 and 2005.

At December 31, 2006 and 2005, the fair value of GenCo’s debt approximated carrying value.

The payments required under the Note Agreement and the Loan Facilities during the years ending December 31, and in total thereafter are set forth below (in thousands):

2007	$132,461
2008	2,650

2007	$132,461
2008	2,650
2009	2,650
2010	2,650
2011	2,650
Thereafter	388,917
Total long-term debt, including current maturity	$531,978

5. RETIREMENT PLANS AND OTHER PLANS

CEP OpCo offers a 401(k) retirement savings plan (“401(k) Plan”) to their employees. CEP OpCo provided $212,757 and $113,329 in matching contributions to the 401(k) Plan in 2006 and 2005, respectively. CEP OpCo also offers a profit sharing plan to their employees at the Facilities. CEP OpCo expensed $187,980 for the year ended December 31, 2006.

6. COMMITMENTS AND CONTINGENCIES

Joint Interconnection Facilities Agreement-On January 28, 2000, GenCo entered into a joint interconnection facilities agreement with Sunrise Cogeneration and Power Company (“Sunrise”). The two Companies share costs on joint development, permitting, designing, engineering, procurement, construction, installation, use, ownership, operation and maintenance of the facilities necessary to interconnect the Project to the Midway Substation, including, but not limited to, the joint transmission line and the joint switchyard.

Amended and Restated Raw Water Supply Agreement-On January 31, 2000 and as amended on September 26, 2000, GenCo entered into a raw water supply agreement with West Kern Water District to acquire, install, and provide water service to the facility. The term of the agreement is thirty-five years.

Hot Gas Path Service Agreement-On November 8, 1999 GenCo entered into a long-term service agreement with Alstom Power. Under the terms of this contract, Alstom Power will provide various services and replacement parts related to the operation and maintenance of the four gas turbines. For the fixed portion of the payment, the base monthly fee is initially set at $16 thousand per gas turbine. The operating term of the agreement commenced in January, 2003 with an initial base fee of $375 per equivalent operating hour (EOH). Both fees escalate in accordance with the change in the Consumer Price Index. At December 31, 2006, the fixed portion of the payment equaled $0.9 million and the base fee equaled $14.4 million. At December 31, 2005, the fixed portion of the payment equaled $0.3 million and the base fee equaled $4.6 million. These amounts were included in Operating and Maintenance expenses in the consolidated statements of operations.

Power Purchase and Sale Agreement with Southern California Edison (“USCE”)-On December 19, 2002, GenCo entered into a Power Purchase and Sale Agreement with SCE. Under the terms of this agreement, GenCo sells the capacity of units 1 and 2 to SCE, as well as the associated energy and ancillary services. The capacity price is fixed on a monthly basis and the energy price is fixed at $2.75/MWh escalating at 2% per year. SCE is responsible for bearing the cost of providing the natural gas when the units are operated under this agreement. The term of the agreement runs from April 1, 2003 through December 31, 2007. The Company recognized revenue of approximately $51.1 million during the year ended December 31, 2006 and $20.5 million during the period from August 17, 2005 to December 31, 2005.

Power Purchase and Sale Agreement with Morgan Stanley Capital Group, Inc. (“MS”) On July 8, 2005, GenCo entered into a Power Purchase and Sale Agreement with MS. Under the terms of this agreement, GenCo, from September 1, 2005 until December 31, 2007, sells the capacity from 1 of the 4 units to MS. From January 1, 2008 through December 31, 2012, or extended as provided in the agreement, GenCo sells the capacity from 3 of the 4 units to MS. The capacity price is fixed on a monthly basis and the variable O&M price is fixed at $2.75 IMWh escalating at 2% per year. MS is responsible for bearing the cost of providing the natural gas when the units are operated under this agreement. The Company recognized revenue of approximately $30.1 million for the year ended December 31, 2006 and $9.9 million during the period from August 17, 2005 to December 31, 2005.

Operations, Maintenance and Asset Management Agreement (“OM&M”) with CEP La Paloma Operating Company LLC-GenCo has no employees and on August 16, 2005, GenCo entered into the OM&M agreement with

LP OpCo to provide for the operations, maintenance and management of the facility. Under the terms of this agreement, LP OpCo entered into the Support agreement with CEP OpCo, whereby CEP OpCo will provide the services required under this agreement. CEP OpCo is to provide the required services for an initial term of 7 years. GenCo reimburses CEP OpCo for all labor related costs, certain overhead charges, and pays CEP OpCo an annual fee of $400,000, escalating at CPI beginning January 1, 2007. The agreement also allows CEP OpCo to enter into certain other agreements to operate and manage the facility. CEP OpCo entered into the Market Interface Services agreement with Fulcrum Power Services, LP (“Fulcrum Power”) to provide certain services to GenCo.

Scheduling Coordinator Services Agreement (“SC’”) with Fulcrum Power Marketing, LLC (“Fulcrum Marketing”)-On August 16, 2005, the Company entered into the SC agreement with Fulcrum and it provides that Fulcrum provide certain services required by the California Independent System Operator Corporation (“CAlSO”) for an initial term of 7 years.

The Company may be involved from time to time as a party in various regulatory, environmental and other proceedings with governmental authorities and administrative agencies.

The Company is also currently in dispute with the previous owners of La Paloma regarding the finalization of the working capital calculation pursuant to the Purchase and Sale Agreement. Subsequent to year end, the Company settled the working capital dispute resulting in a payment of $883,000 being paid to the previous owners.

The Company does not believe that any matters or proceedings presently pending will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

Promissory Note with Milton L. Scott-On December 23, 2005, the Company signed a Promissory Note with Milton L. Scott, in the amount of $736,460. The promissory note bears interest at 4% per annum and is payable only to the extent equity distributions are made to the holders of Class A Units. The promissory note contains a forfeiture event upon the occurrence of a Class D Forfeiture Event, as defined in the Company’s LLC Agreement. No amount has been recorded in the consolidated financial statements for this promissory note as the amount is contingent upon the Company having excess funds to distribute under the terms of the Company’s LLC Agreement (see Note 7).

7.  MEMBERS’ EQUITY (DEFICIT)

The Company has the following classes of units authorized under the Amended and Restated Limited Liability Company Agreement (the “Agreement”): Class A Common Units (Class A Units): Class A Units have one vote for each unit held. Class A Units are subject to automatic conversion into Class B Non-Voting Units on a one-to-one basis upon occurrence of a conversion event. Each Class A Units member has a preemptive right to purchase its pro rata share of all equity securities the Company may from time to time propose to sell and issue after the date of the Agreement.

Class B Non-Voting Units (Class B Units):

Class B Units, to be issued, have rights identical to the rights represented by Class A Units except holders of Class B Units have no voting rights unless there are no outstanding Class A Units. Class B Units held by an initial member shall be forfeited automatically upon the occurrence of a Class D Units forfeiture event. Class B Units are transferrable and the Company has an irrevocable and assignable right to redeem all of the Class B Units held by any person.

Class C Preference Units (Class C Unit):

Class C Units are non-voting units and are subject to automatic redemption. Class C Units shall be redeemed automatically upon the distribution of available funds, as defined, to the Class C members on a one dollar-for-one Class C Unit basis.

Class D Preference Units (Class D Units):

Class D Units are non-voting units and holders of Class D Units have no voting rights. Class D Units are subject to automatic redemption and automatic forfeiture.

Class E Non-Voting Units (Class E Units):

Class E Units are non-voting units issued in connection with the Restricted Units Agreements entered into between the Company and employees of the Company. In August 2005, the Company issued 447.90 Class E Units to certain employees of the Company.

Transfer of Membership Interests or Units:

Excluding Class B Units, members may not transfer all or any portion of their membership interests or units in the Company without the prior written consent of all of the class members.

Contributions: The Agreement provides that no member has any obligation to make any additional capital contribution or loan to the Company except for the mandatory capital contribution requirement for Engage. At any time prior to June 30, 2006, Engage shall have the right to make capital contributions to the Company. On January 3, 2005, Engage made the mandatory capital contribution of $500,000 and received 300 Class A Units and 500,000 Class C Units.

On December 23, 2005, the Company redeemed all Class A Units held by Milton Scott for cash of $1.5 million and issuance of a Promissory Note of $0.7 million (see Note 6). On the same day, Engage purchased 118.47 additional Class A Units and James and Penelope Dailey purchased 347.90 Class B Units. In conjunction with the issuance and redemption of these units, 218.21 Class A Units and 63.5 Class E Units were forfeited.

Return of Capital: A member is not entitled to the return of any part of their capital contributions to be paid with interest in respect of either their capital account, or their capital contributions. An unrepaid capital contribution is not a liability of the Company or of any member.

Distributions: Distributions made by the Company with available funds are first used to repay the holder of Class C Units, pro rata in accordance with the balances of their unreturned capital accounts until such time as all Class C Units are redeemed; second, to the holders of Class D Units; third, to the holders of Class A Units, Class B Units and Class E Units, pro rata in accordance with their sharing ratios.

In December 2005, the Company made a success fee distribution of $1.6 million in connection with the La Paloma Acquisition. The success fee distribution resulted in the redemption of 395,000 Class C Units.

Allocation of Profits: The Agreement of the Company provides that profits are allocated between the Company’s members as follows:

First: Profits shall be allocated to the holders of Class A Units, Class B Units and Class E units in accordance with their sharing ratios until the amount of cumulative profits allocated during the current period and all prior periods equals the cumulative losses allocated during all prior periods.

Second: Profits shall be allocated to the holders of Class C Units until each holder’s adjusted capital account balance is equal to such holder’s Class C capital account.

Third: Profits shall be allocated to the holders of Class D Units pro rata based on the number of Class D Units held until each holder of Class D Units has been allocated an amount equal to the excess, if any, of the holder’s Class D Units over the holder’s adjusted capital account balance.

Fourth: Profits shall be allocated to each holder of Class A Units, Class B Units or Class E Units in proportion to their sharing ratios.

Allocation of Losses: The Agreement provides that losses are allocated between the Company’s members as follows:

First: Losses shall be allocated to holders of Class A Units, Class B Units and Class E Units pro rata in accordance with their sharing ratios until the adjusted capital accounts of the of the Class A Units and Class B Units are reduced to zero.

Second: Losses shall be allocated to holders of Class D Units pro rata based on the number of Class D Units held until their positive adjusted capital account balances are eliminated.

Third: Losses shall be allocated to the holders of Class C Units pro rata based on the number of Class C Units held until their positive adjusted capital account balances are eliminated.

Fourth: The remaining losses are allocated to the holders of Class A Units.

Class B Units and Class E Units in accordance with their sharing ratios.

8. RELATED PARTY TRANSACTIONS

CEP La Paloma Operating Company LLC and CEP Operating Company LLC-The Batesville Facility has no employees and has entered into a management services agreement and an operation and maintenance agreement with CEP OpCo. Under the terms of the agreements the Batesville Facility is required to pay CEP OpCo a fixed monthly fee during operation of the Batesville Facility. The Batesville Facility is also required to reimburse CEP OpCo for all labor costs including payroll, taxes, and benefits and other costs deemed reimbursable by the Batesville Facility.

For the year ending December 31, 2006, the Batesville Facility incurred labor and related costs of $2.4 million, fixed monthly fees of $1.2 million and other costs of $0.6 million. As of December 31, 2006, the Company had outstanding amounts receivable from the Batesville Facility of approximately $170,000. For the year ending December 31, 2005, the Batesville Facility incurred labor and related costs of $2.8 million, fixed monthly fees of $1.0 million and other costs of $0.8 million. As of December 31, 2005, the Company had outstanding amounts receivable from the Batesville Facility of approximately $120,000. Under the provisions of the OM&M agreement, GenCo paid CEP OpCo $4.5 million for labor and labor related costs, $0.4 million in fixed monthly fees and $2.4 million of other costs for the year ending December 31, 2006. For the year ending December 31, 2005, GenCo paid CEP OpCo $1.5 million for labor and labor related costs, $0.2 million in fixed monthly fees and $1.0 million of other costs.

Fulcrum Power Services, L.P.-In connection with the agreements between CEP OpCo and the Batesville Facility, CEP OpCo has entered into a Commercial Support Services Agreement (“Services Agreement”) with Fulcrum Power Services L.P.(“Fulcrum”). Fulcrum is the minority interest holder in Batesville Holding. For the year ending December 31, 2006, CEP OpCo was charged $181,515 for services and expenses under the Services Agreement. As of December 31, 2006, CEP OpCo had outstanding accounts payable to Fulcrum of $27,665 related to the Services Agreement. For the year ending December 31, 2005, CEP OpCo was charged $310,648 for services and expenses under the Services Agreement. As of December 31, 2005, CEP OpCo had outstanding accounts payable to Fulcrum of $12,309 related to the Services Agreement.

Additionally, CEP OpCo was charged $780,000 for services under the Fulcrum Scheduling Coordinator Services Agreement (“SC”). For both December 31, 2006 and 2005, CEP OpCo had outstanding accounts payable to Fulcrum related to this agreement of $65,000. Upon the signing of the SC agreement, Fulcrum was paid $1.2 million.

Joint Facilities Operating Agreement-In connection with the transaction, the agreement between GenCo and Sunrise Power Company (“Sunrise”) on March 9, 2001 assigned LP OpCo to act as operator of the interconnection facilities jointly owned by GenCo and Sunrise. The effective date of the agreement is April 1, 2001. The base fee due from Sunrise to GenCo for the first year was $100,000 to be adjusted annually based on the percentage increase in the CPI index for the prior year.

9. DEPENDENCE ON THIRD PARTIES

Financial instruments which potentially subject the Company to credit risk consists of cash and cash equivalent, restricted cash and accounts receivable. Major financial institutions hold the cash accounts. Accounts receivable are primarily concentrated with the SCE and MS tolling agreements. GenCo. is highly dependent on LP OpCo, OpCo and Fulcrum for the operation and maintenance of the Facility and during the terms of the SCE and MS Tolls, GenCo will be highly dependent on two counterparties for the purchase of electric generating capacity and dispatchable energy at the Facility. Any material breach by anyone of these parties of their respective obligations to GenCo could affect the ability of LP HoldCo and GenCo to meet its obligations under the Note Agreement and Loan Facilities.

Report of Independent Auditors

To the Members
Complete Energy Holdings, LLC

We have audited the accompanying consolidated balance sheets of Complete Energy Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, members’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Complete Energy Holdings, LLC and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying consolidated financial statements, the Company has incurred net losses for the years ended December 31, 2007 and 2006.  As of December 31, 2007, the Company has negative working capital of approximately $64.4 million, its total liabilities exceeds its total assets by approximately $11.6 million, and it has a deficit of approximately $80.1 million.  Further as discussed in Note 4 to the consolidated financial statements, the ability of one of the Company’s wholly owned subsidiaries to make interest payments to a lender in January 2009 and beyond is dependent on the Company obtaining the necessary funds.  Failure to make the interest payments would cause the subsidiary to be in an event of default to this lender.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans to remedy the situation are described in Notes 1 and 4 to the consolidated financial statements.  However, there can be no assurances that such plans will be successful.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties to continue as a going concern.

/s/ UHY LLP

Houston, Texas
April 30, 2008

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Balance Sheet
as of December 31, 2007 and 2006

	As of December 31,
	2007	2006
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,022	$13,336
Restricted cash	89,297	18,929
Accounts receivable	18,451	11,446
Inventory	12,438	5,868
Prepaid expenses and other current assets	4,048	1,487
Insurance receivable	9,153	—
Price risk management asset	—	1,462
TOTAL CURRENT ASSETS	148,409	52,528
PRICE RISK MANAGEMENT ASSET	—	1,480
DEFERRED FINANCING COSTS — net of accumulated amortization of $5,026 and $2,770, respectively	15,797	13,650
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $51,577 and $24,569, respectively	819,145	568,976
CONTRACTS, net of accumulated amortization of $4,330	32,670	—
OTHER ASSETS	3,669	4,852
TOTAL ASSETS	$1,019,690	$641,486

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$9,191	$4,708
Accrued liabilities	16,665	14,301
Accrued interest	26,460	17,669
Short-term borrowings, net of discount of $4,503 and $0, respectively	118,497	—
Current portion of long-term debt	15,475	2,650
Working capital loan	25,300	19,000
Price risk management liability	1,271	2,062
TOTAL CURRENT LIABILITIES	212,859	60,390

LONG-TERM LIABILITIES
Long-term debt, net of current portion	779,402	529,328
Cash settled option	5,877	4,740
Price risk management	3,775	—
Asset retirement obligation	1,122	1,011
CONTRACT, net of accumulated amortization of $577 and $6,258, respectively	9,423	4,442
Other liability	1,127	260
Deferred tax liability	17,744	—
TOTAL LIABILITIES	1,031,329	600,171
COMMITMENTS AND CONTINGENCIES (Note 6)	—	—
MINORITY INTEREST	68,430	75,921
MEMBERS’ DEFICIT	(80,069)	(34,606)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$1,019,690	$641,486

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Statements of Operations
For the Years Ended December 31, 2007 and 2006

	For the Years Ended December 31,
	2007	2006
	(in thousands)
OPERATING REVENUES, net	$260,457	$212,477

OPERATING COSTS AND EXPENSES
Fuel Expense	107,106	92,392
Power purchases	30,411	26,352
Operating and maintenance	80,029	54,073
Administrative and general	2,755	3,023
Depreciation and amortization	26,606	13,568
TOTAL OPERATING COSTS AND EXPENSES	246,907	189,408

INCOME FROM OPERATIONS	13,550	23,069

OTHER INCOME (EXPENSE)
Interest income	3,314	1,728
Interest expense	(81,562)	(52,927)
Other income	36,747	220
TOTAL OTHER EXPENSE	(41,501)	(50,979)

LOSS BEFORE MINORITY INTEREST	(27,951)	(27,910)
LOSS ATTRIBUTABLE TO MINORITY INTEREST	(5,120)	(2,065)
NET LOSS	$(22,831)	$(25,845)

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Statements of Members’ Deficit
For the years ended December 31, 2007 and 2006

	Lori A. Cuervo	Peter J. Dailey	Milton L. Scott	Hugh A. Tarpley	Engage Investments L.P.	J. and P. Dailey	OtherEmployees	Total Members’ Units
Capital Account Units:
Class A Common Units
As of January 1, 2006 and December 31, 2006	933.63	1,507.42	—	1,507.42	1,463.00	—	—	5,411,47
Redemption of Units					(1,463.00)			(1,463.00)
As of December 31, 2007	933.63	1,507.42	—	1,507.42	—	—	—	3,948.47

Class B Non-Voting Units
As of January 1, 2006 and December 31, 2006 and 2007	—	—	—	—	—	347.90	—	347.90

Class C Preference Units
As of January 1, 2006 and December 31, 2006	—	—	—	—	605,000	—	—	605,000
Redemption of Units					(605,000)			(605,000)
As of December 31, 2007	—	—	—	—	—	—	—	—

Class D Preference Units
As of January 1, 2006 and December 31, 2006	933,630	1,588,790	1,588,790	1,588,790	—	—	—	5,700,000
Redemption of Units	(933,630)	(1,588,790)	(1,588,790)	(1,588,790)				(5,700,000)
As of December 31, 2007	—	—	—	—	—	—	—	—

Class E Non-Voting Units
As of January 1, 2006	—	—	—	—	—	—	447.90	447.90
Units Issued							90.00	90.00
Forfeiture of Units							(109.24)	(109.24)
As of December 31, 2006 and 2007
	—	—	—	—	—	—	428.66	428.66

	Lori A. Cuervo	Peter J. Dailey	Milton L. Scott	Hugh A. Tarpley	Engage Investments L.P.	J. and P. Dailey	Other Employees	Total Members’ Units
Capital Account Balances: (In thousands)
As of January 1, 2006	$(1,252)	$(1,904)	$—	$(1,906)	$(1,655)	$(394)	$(507)	$(7,618)
Changes in Price Risk Mgmt	(173)	(279)	—	(279)	(270)	(64)	(78)	(1,143)
Net Loss	(3,899)	(6,296)	—	(6,296)	(6,110)	(1,453)	(1,791)	(25,845)

As of December 31, 2006	(5,324)	(8,479)	—	(8,481)	(8,035)	(1,911)	(2,376)	(34,606)
Redemption of Units	(5,634)	(9,097)	—	(9,097)	(9,440)	(2,100)	(2,587)	(19,075)
Changes in Price Risk Mgmt	(684)	(1,105)	—	(1,105)	(93)	(255)	(315)	(3,557)
Net Loss	(4,253)	(6,866)	—	(6,864)	(1,312)	(1,585)	(1,9541)	(22,831)

As of December 31, 2007	$(15,895)	$(25,547)	$—	$(25,547)	$—	$(5,851)	$(7,229)	$(80,069)

COMPLETE ENERGY HOLDINGS, LLC
Consolidated Statements of Cash Flows
For the Years Ending December 31, 2007 and 2006

	For the Years Ended December 31,
	2007	2006
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,831)	$(25,845)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion expense	26,717	13,668
Amortization and write-off of deferred financing costs	4,650	1,956
Amortization of debt discount	417	—
Loss attributable to minority interest	(5,120)	(2,065)
Cash settled option	1,137	1,492
Gain on sale of asset	(1,407)	—
Changes in operating assets and liabilities (net of effects of the acquisition of Batesville)
Accounts receivable	(3,617)	13,590
Inventory	(4,021)	(576)
Insurance Receivable	(9,153)	—
Prepaid expenses and other current assets	(1,313)	(824)
Other assets	1,360	779
Accounts payable and other liabilities	13,166	7,202
Net cash provided by (used in) operating activities	(15)	9,377

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash (net of restricted cash acquired of $31,010)	(39,358)	4,780
Capital expenditures	(759)	(818)
Proceeds from disposition of assets	3,507	—
Net amount of Batesville acquisition (net of unrestricted cash acquired of $171)	(51,246)	—
Net cash provided by (used in) investing activities	(87,856)	3,962

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing from working capital loans, net	6,300	4,000
Proceeds from issuance of notes	188,663	—
Repayment of long-term debt	(74,613)	(8,881)
Contribution by minority interest	17,500	—
Distributions to minority interest	(18,376)	(1,808)
Deferred financing costs and debt discount	(11,717)	—
Distributions to members	(18,200)	—
Net cash provided by (used in) financing activities	89,557	(6,689)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,686	6,650
CASH AND CASH EQUIVALENTS – beginning of year	13,336	6,686
CASH AND CASH EQUIVALENTS – end of year	$15,022	$13,336
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$62,035	$38,139

	For the Years Ended December 31,
	2007	2006
	(in thousands)
Reduction in acquired fair value of plant, property and equipment on settlement of purchase price	$1,732	$—

COMPLETE ENERGY HOLDINGS, LLC
Notes to the Consolidated Financial Statements

1.    ORGANIZATION

Complete Energy Holdings, LLC (the “Company”) is a Delaware limited liability company formed in January 2004.  The Company owns 100% of CEP Operating Company LLC (“CEP OpCo”), CEH/La Paloma Holding Company, LLC (“LP HoldCo”) and 100% of CE Batesville III, LLC (“CE Bateville III”).  CEP OpCo owns 100% of CEP La Paloma Operating Company, LLC (“LP OpCo”).  The Company owns a majority interest in two gas-fired electric generating facilities with a total design capacity of approximately 1,859 megawatts.  The Company’s initial managing members were Lori Cuervo, Peter Dailey, Milton Scott and Hugh Tarpley.  As of December 23, 2005, Milton Scott was no longer a managing member of the Company.  Engage Investments, L.P. (“Engage”) acquired its interest in the Company in October 2004 and on March 14, 2007 all interests held by Engage were redeemed.

LP Holdco has a 60% interest in La Paloma Acquisition Co, LLC (“LP AcquisitionCo”). LP AcquisitionCo, owns 100% of La Paloma Generating Company, LLC (“LP GenCo”), a Delaware limited liability company established on April 21, 1998.   LP GenCo owns a gas-fired electric generating facility with a design capacity of approximately 1,022 megawatts located in McKittrick, California (the “LP Facility”).  The LP Facility commenced full commercial operations in March 2003. LP HoldCo is the managing member of the LP AcquisitionCo.

On March 14, 2007, Complete Energy Batesville, LLC (“CE Batesville”) acquired the interest in CEP Batesville Acquisition Co, LLC (“CEPBA”) owned by Stonehill Institutional Partners, L.P., Castlerigg, L.P., Stonehill Offshore Partners Limited and Castlerigg International Holdings Limited for net cash of approximately $50.5 million inclusive of certain acquisition-related costs and assumed outstanding debt of approximately $271.9 million.  CE Batesville is a subsidiary of CE Batesville III.  Along with the purchase, the Company assigned its majority interest in CEP Batesville Holding, LLC, the managing member of CEPBA to CE Batesville.  Upon the close of the transaction, CE Batesville owns 96.3% of CEPBA.  The remaining 3.7% of CEPBA is owned by Fulcrum Power Services, LP.  CEPBA is a Delaware limited liability company formed in May 2004 to acquire 100% membership interest in LSP Batesville Holding, LLC (“Holding”), a Delaware limited liability company established on July 29, 1998.  Holding owns 100% of LSP Energy Limited Partnership (the “Partnership”).  The Partnership owns a gas-fired electric generating facility with a design capacity of approximately 837 megawatts located in Batesville, Mississippi (the “Batesville Facility”).  The Batesville Facility commenced operations in August 2000.

The acquisition was financed with the issuance of $65.7 million of notes under a Note Purchase Agreement (“Batesville Note Agreement”) with TCW Asset Management Company (“TCW”) and issuance of $17.5 million of Preferred Units of CE Batesville II, LLC (the “Preferred Units”).  The entire principal balance on the notes was due on March 14, 2017 and the stated annual interest rate was 7%.  On November 30, 2007, the Company entered into a Credit Agreement (See note 4).  The proceeds from the Credit Agreement were used to repay the notes outstanding under the Batesville Note Agreement for $74.3 million which included $3.3 million of interest due and a prepayment penalty of $5.3 million.  Additionally, the Company redeemed the Preferred Units for $18.4 million.  The additional amount paid on the redemption of the preferred units of approximately $0.9 million was allocated to the members of the Company.

The acquisition has been accounted for using the purchase method of accounting for business combinations.  The transaction was pushed down to the Partnership at the time of the acquisition and as such, purchase price has been allocated to the assets acquired based on their estimated fair values at the date of acquisition.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.  The purchase price allocation herein was based on an appraisal of the fair value of both the assets acquired and liabilities assumed by an independent third party appraiser.  The allocation of the purchase price was (in millions):

Purchase price:
Cash paid to Seller	$49.6
Equity credit interest previously owned	0.8
Acquisition costs	0.9
Deferred tax liability assumed	17.7
$69.0
Net assets acquired and liabilities assumed:
Current assets	$38.3
Property, plant and equipment	278.2
Other assets	2.5
Power purchase agreements	27.0
Current liabilities	(5.1)
Debt assumed	(271.9)
$69.0

In June 2007, the Company signed a Purchase and Sale Agreement (“PSA”) with KGen Power Corporation (“KGen”) to sell the Company’s interest in LP GenCo and the Batesville Facility.  In October 2007, the Company signed a termination agreement related to the PSA.  Under the terms of the termination agreement, the Company received a $35 million breakup fee.

On October 15, 2007, the Company announced that it engaged JP Morgan Securities Inc as its exclusive financial advisor in a broad review of strategic alternatives in connection with its interest in the LP Facility and Batesville Facility.  The Company will evaluate, among other options, a sale or merger of the Company as well as a sale or merger of individual facilities.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.  The consolidated financial statements include the accounts of the Company, CEP OpCo, LP HoldCo and its subsidiaries and the accounts of CE Batesville III and its subsididaries since March 14, 2007.  All significant intercompany transactions and balances have been eliminated in consolidation.  Minority interests in the net assets and earnings or losses of the consolidated subsidiaries consist of 40% equity interest of LP AcquisitionCo and 3.7% equity interest of CEPBA that are not owned by the Company. Those are reflected in the caption “Minority Interest” in the Company’s consolidated balance sheets and statements of Operations. Minority interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiaries.

Nature of Operations

The principal business of the Company is to acquire, own and operate power generation assets through its offices in Houston, TX, Pittsburgh, PA, and Minneapolis, MN.  The Company is actively pursuing an acquisition strategy that includes merchant and contracted power plants currently being divested by utilities, independent power producers, and financial institutions.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year’s presentation.  We separately presented “Contracts” and “Other Liailities” which were previously combined in “Other Liabilities” on the Consolidated Balance Sheets.  Additionally, general plant has been split between buildings, plant and equipment and transmission assets on the property, plant and equipment table in note 3 to the consolidated financial statements. Those reclassifications had no impact on reported net loss or members’deficit.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results may differ from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives and uncollectible accounts among others. In additions, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, current operating results can be affected by revisions to prior accounting estimates.

Risks and Uncertainties

As with any power generation facility, operations of the LP Facility and the Batesville Facility (the “Facilities”) will involve risk, including performance of the Facilities below expected levels of output and efficiency, shut-downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, or catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the Facilities or significantly increase the expenses of the Facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash and short-term investments with original maturities of three months or less.

Restricted Cash

Restricted cash includes cash and cash equivalent amounts, which are restricted under the terms of the credit agreements for payment to third parties. Restricted cash accounts are established, held and maintained by a depository agent. At December 31, 2007 and 2006, the restricted cash balance amounted to approximately $89.3 million and $18.9 million, respectively.

Allowance for Doubtful Accounts

The Company establishes provisions for losses on accounts receivable if it is determined that the Company will not collect all or part of the outstanding balance.  The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. At December 31, 2007 and 2006, there was no allowance for doubtful accounts.

Inventory

Inventory is valued at the lower of cost (on an average basis) or market and consists of maintenance spare parts for the Facilities. The Facilities record provisions for obsolete inventory parts. At December 31, 2007 and 2006, there was no obsolete inventory.  Capital Spares which are not expected to be used within one year are included in property, plant and equipment on the consolidated balance sheets.  Capital spares are depreciated over the remaining life of the related equipment at the date of purchase.

Property, Plant and Equipment

Property, plant and equipment are reflected either at acquired fair value on acquisition (see Note 1) or at cost.  Impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. Significant additions or improvements extending asset lives and/or the profitability are capitalized, while repairs and maintenance that do not improve the life and/or the profitability of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method, net of salvage value, over the estimated useful lives of 3 to 30 years.

The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Deferred Financing Costs

Deferred financing costs consist of those costs incurred to secure the project financing under the Loan Facilities and the Note Purchase Agreements as described in Note 4. These costs are being amortized on a straight-line basis over the life of the financing, which approximates the effective interest method.  Amortization expense for each of the years ending December 31, 2007 and 2006 was approximately $2.3 million and $2.0 million, respectively.

Other Assets

Other assets include prepaid property taxes of approximately $1.1 million, a receivable related to one of the Partnership’s power purchase agreement (see Note 6), utility deposits of approximately $0.3 million and unamortized deferred contract costs of approximately $1.0 million (see Note 6).  Amortization expense of deferred contract costs was approximately $0.2 million for the years ended December 31, 2007 and 2006.  Accumulated amortization of the deferred contract costs was approximately $0.5 million and $0.3 million as of December 31, 2007 and 2006.  The deferred contract cost is being amortized over the contract period of 7 years.  At December 31, 2006, other assets included environmental reduction credits (ERCs) of approximately $2.1 million.  The ERCs were sold during 2007 for approximately $3.5 million resulting in a gain of approximately $1.4 million which is included in other income (expense) on the consolidated statements of operations.  Additionally, other assets at December 31, 2006 included the Company’s 3.3% indirect interest in CEPBA.  Prior to the March 14, 2007 acquisition by CE Batesville, the Company accounted for its investment in CEPBA under the cost method of accounting.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, working capital loan, short-term borrowings and accrued liabilities approximate fair value because of the short maturity of these instruments.  The fair value of long-term debt is calculated based on current interest rates.

Accounting for Price Risk Management Activities

The Company records all of its derivative instruments on the consolidated balance sheets at fair value under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments entered into to hedge risk and that qualify as hedges, the Company applies the provisions of SFAS No. 133 and its related amendments and interpretations, and the accounting treatment depends on each instrument’s intended use and how it is designated.

During the normal course of business, the Company may enter into contracts that qualify as derivatives under the provisions of SFAS No. 133, as amended. As a result, the Company evaluates its contracts to determine whether derivative accounting is appropriate. Contracts that meet the criteria of a derivative and qualify as “normal purchases” or “normal sales”, as those terms are defined in SFAS No. 133, as amended, may be excluded from fair value accounting treatment. Contracts that qualify as derivatives and do not meet the exceptions for “normal purchases” or “normal sales” are reflected at fair value on the Company’s consolidated balance sheets with changes in fair values reflected in the Company’s consolidated statements of operations.

The Company’s hedging instruments at December 31, 2007 and 2006 are as follows:

The Company uses interest rate swaps to manage its exposure to fluctuations in interest rates on variable rate debt.  These swaps are designated as cash flow hedges under FAS No. 133 with the effective portion of gains and losses recorded in “accumulated other comprehensive income” in the consolidated statements members’ deficit and consolidated balance sheets.  The Company reclassifies gains and losses on the hedges from “accumulated other comprehensive income” into interest expense in our consolidated statements of operations during the periods in which the interest payments being hedged occur.

As of December 31, 2007 and 2006, the Company has entered into interest rate swap agreements whereby the Company makes a quarterly payment to third parties at a fixed rate and in return receives quarterly payments at a variable rate.  The notional amounts of the swaps decrease ratably throughout the swap terms as the related debt is repaid and will terminate on June 30, 2012.  The notional quantities at December 31, 2007 and 2006 were $128.5 million and $137.5 million respectively.  The fair value of the swaps at December 31, 2007 and 2006 was a liability of approximately $5.0 million and an asset of approximately $2.9 million, respectively.  These amounts are reflected on the consolidated balance sheets as a price risk management from hedging activities and as changes in price risk management included in the accompanying consolidated statements of members’ deficit.  Of this amount, we estimate that approximately $1.3 million will be reclassified to earnings in the next twelve months.  The primary risk associated with interest rate swaps is the ability of third parties to meet their obligations under the terms of the Contract.  The Company does not anticipate nonperformance by the third parties.  There was no hedge ineffectiveness on these hedges.

The Company may enter into fixed-price derivative contracts to hedge the variability in future cash flows from forecasted sales of produced power and the purchases of fuel.  The objective for entering into such hedges is to fix the margin on a portion of the Company’s spot power sales from the merchant unit to various third parties.

In 2006, the Company entered into spark spread hedges, whereby the Company purchased natural gas and sold power.  The physical contracts to purchase natural gas and sell power settle on a monthly basis at agreed upon fixed prices.  The volumes vary by month based upon contractual terms and the relationship between natural gas and power are based on various heat rates.  The Company has designated these contracts as cash flow hedges under SFAS 133.  These spark spread hedges expired on December 31, 2007 and therefore, are not included on the consolidated balance sheet at December 31, 2007. Their fair value at December 31, 2006 was a liability of approximately $2.1 million.  This amount is reflected on the consolidated balance sheets as price risk management liability from hedge activities and as changes in price risk management included in the accompanying consolidated statements of members’ deficit.

The following is a summary of amounts recorded in accumulated other comprehensive income (loss) at December 31, 2007 and 2006, related to its cash flow hedges:

	2007	2006
Accumulated other comprehensive income (loss):
Other comprehensive income related to cash flow hedges beginning of year	$881	$2,787
Market value changes	(14,569)	1,672
Reclassification to earnings	8,282	(3,578)
Other comprehensive income (loss) related to cash flow hedges end of year before allocation to minority interest	$(5,046)	$881
Accumulated other comprehensive income (loss) related to cash flow hedges	$(3,027)	$528

The Company recorded no ineffectiveness in earnings related to the Company’s cash flow hedges during the years ended December 31, 2007 and 2006.

Revenue Recognition

For the LP Facility tolling agreements, revenues are recorded based on capacity and ancillary services provided and electrical output delivered at the lesser of amounts billable under the respective tolling agreement or the average estimated contract rates over the initial term of the respective tolling agreement.  Merchant revenues are recognized based on capacity and ancillary services provided and electrical output delivered at the spot market price.

In connection with the acquisition of the Batesville facility (see Note 1) the Company evaluated the Power Purchase and Sale Agreements (“PPAs”) acquired based on the criteria set forth in the Emerging Issues Task Force (“EITF”) 01-08.  The Company determined the  PPAs to be operating leases under the criteria specified in  EITF 01-08, Determining Whether an Arrangement Contains a Lease.  Capacity revenues from the Batesville PPAs are recognized on a straight line basis over the term of the PPAs.  Revenues from electric energy are recognized in the period electric energy is provided.  Transmission service credit revenues are recognized when actual cash is received.  There was no change or impact on the consolidated financial statements as a result of adopting EITF 01-08 since the Batesville facility was not a consolidated subsidiary of CEH prior to it acquisition in March 2007.

Operating revenues is comprised of the following for the years ending December 31,

	2007	2006
Operating revenue:
Capacity sales	$115,465	$81,210
Energy sales	129,843	90,598
Gas sales	12,742	31,845
Ancillary revenues	1,466	4,460
Other revenue	941	4,364
Operating revenues, net	$260,457	$212,477

Power Purchases

When the Company has to purchase power from third parties in order to fulfill its contractual obligations to deliver power to other third parties, this cost is recognized when title to the power passes to the Company from the third party. This occurs when a unit is not available to produce power that the Company has entered into an agreement to sell to other third parties.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which requires that the Company record a liability for those retirement and removal costs in which the timing and/or amount of the settlement of the costs are uncertain.  The Company has estimated the future potential for environmental testing, related remediation and site decommissioning costs for the restoration of the site based on a present value calculation of projected future cash flows in 2035.  At December 31, 2007 and 2006, the Company has included in the consolidated balance sheets an asset of approximately $0.8 million for both periods in property, plant and equipment and has recorded a liability of approximately $1.1 million and $1.0 million, respectively, as asset retirement obligation related to the LP Facility.  The Company recognized accretion of approximately $0.1 million in both 2007 and 2006.  The Partnership has determined that it does not have any legal contractual obligations under SFAS No. 143 or FIN No. 47 as of December 31, 2007 or 2006.

Environmental Costs

The Company may be exposed to environmental costs in the ordinary course of business.  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.  Estimates of the liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors, and includes estimates of associated legal costs.  These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations.

These estimated liabilities are subject to revisions in future periods based on actual costs or new circumstances, and are included on the consolidated balance sheets at their undiscounted amounts.  As of December 31, 2007 and 2006, no known environmental liabilities exist.

Income Taxes

The Company is a limitied liability company for both federal and state tax purposes.  Therefore, it does not pay income taxes, and no provision for federal or state income taxes has been reflected in the accompanying consolidated financial statements.

New Pronouncements

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109. FIN 48 is an interpretation of SFAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes.  Subsequent to the issuance of FIN No. 48, the FASB issued FASB Staff Position (“FSP”) FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.  The FSP is effective February 1, 2008 and defers the effective date of FIN No. 48 to the annual financial statements for fiscal years beginning after December 15, 2007.  The Company does not believe that the adoption of FIN No. 48 will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  Under this standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  In November 2007, the FASB granted a one year deferral for non-financial assets and liabilities.  The Company is currently evaluating the impact of this statement on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 applies to reporting periods beginning after November 15, 2007. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160,  Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“SFAS No. 160”).  SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interest of the parent and the interest of the noncontrolling owners.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  We believe that the adoption of SFAS No. 160 will not have a material impact on our consolidated financial position, results of operation or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”).  SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users information they need to evaluate and understand the nature and financial effect of the business combination.  SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008.  The Company is currently evaluating the impact of this statement on its consolidated financial statements.

3.    PROPERTY, PLANT AND EQUIPMENT AND CONTRACTS

Property, plant and equipment as of December 31, 2007 and 2006 consists of the following (in thousands):

	Depreciable Life	2007	2006
		(in thousands)
Land		$3,398	$1,688
Buildings	25-30 years	3,961	1,168
Plant and equipment	15-30 years	808,963	555,711
Transmission assets	25-30 years	51,246	32,220
Furniture, fixtures and vehicles	3-10 years	1,274	1,047
Capitalized spare parts	30 years	1,441	1,441
		870,283	593,275
Less: accumulated depreciation and amortization		(51,577)	(24,569)
		818,706	568,706
Construction in progress		439	270
Property, plant and equipment, net		$819,145	$568,976

Certain components within the facility will require replacement or overhaul at various times during the estimated life of the plant.  The cost of replacements and overhaul of these components is expensed in the period incurred.  Routine maintenance and repairs are charged to expense as incurred.

In April 2007, the Company settled its dispute regarding the finalization of the working capital calculation pursuant to the Purchase and Sale Agreement with the previous owners of LP GenCo.  LP GenCo had initially recorded a liability related to this settlement as a part of the purchase.  The final payment of this liability resulted in a reduction to the acquired fair value of plant, property and equipment of approximately $1.7 million.

Contracts consist of the fair value of the PPAs with Southern California Edison (“SCE”), J. Aron and South Mississippi Electric Power Association (SMEPA) (see Note 6).  The contracts are being amortized over the remaining lives of the contracts at acquisition date.

Contracts as of December 31, 2007 and 2006 consists of the following:

	Remaining Useful Life	2007	2006
		(in thousands)
Assets
SMEPA PPA Contract		$—	$—
J. Aron PPA Contract	5.75 years	37,000	—
		37,000	—
Less: accumulated amortization		(4,330)	—
Contracts, net		$32,670	$—

Liabilities
SMEPA PPA Contract	13 years	10,000	—
SCE PPA Contract		—	10,700
Less: accumulated amortization		(577)	(6,258)
Contracts, net		$9,423	$4,442

For the years ending December 31, 2007 and 2006, net amortization expense recognized on the PPAs was $3.8 million and $4.6 million respectively.

4.    SHORT-TERM BORROWINGS

Credit Agreement—On November 30, 2007, the Company entered into a $123.0 million Credit Agreement (“Credit Agreement”) underwritten by JP Morgan Chase.  The Credit Agreement proceeds, net of the original issue discount of approximately $4.5 million, were used to payoff the Batesville Notes, the Preferred Units at CE Batesville II, LLC and to fund the interest reserve account that provides for interest payments due under the Credit Agreement through November 30, 2008.  The principal balance outstanding under the Credit Agreement is due on November 29, 2008.  At the option of the Company, Credit Agreement loan balance bears interest at either (i) the greater of Prime and Federal Funds Effective Rate plus ½ of 1%, plus 8%, per annum or (ii) at LIBOR plus 10%, per annum. The all-in rate at December 31, 2007 was 15.25%.  Interest is due on the last day of each March, June, September and December in the case of a prime rate loan.  For LIBOR loans, interest is due at the end of the loan period if less than three months or on the last day of any three month period in a loan greater than three months.

The Credit Agreement is secured by the Company’s equity interest in the parent companies of LP GenCo and the Partnership.  Amounts outstanding as of December 31, 2007 and 2006 in respect to these borrowings was $123 million and $0 million, respectively.

5.    LONG-TERM DEBT

Note Agreement—On August 16, 2005, the LP HoldCo entered into the Note Purchase Agreement (“Note Agreement”) with TCW Asset Management Company (“TCW”).  Pursuant to the Note Agreement, LP HoldCo issued approximately $129.8 million of notes to the note holders. The proceeds were used to fund LP HoldCo’s $120.0 million equity investment in AcquisitionCo and other obligations required in the Note Agreement.  The entire principal balance is due on December 31, 2020; however, under specific circumstances described in the Note Agreement, portions of the principal balance and additional interest payments are required to be repaid prior to making equity distributions to the Company. The Note Agreement contain provisions for a penalty in the event of early prepayment.  The stated annual interest rate is 8%; however, since the Note Agreement is treated as a contingent payment debt instrument for tax purposes, an imputed interest rate of 12.93% is used for accruing interest.  Beginning October 31, 2006, interest is payable quarterly on the last calendar day of each subsequent January, April, July and October.

Each note holder was also granted a Cash Settled Option (“Option”).  Once the principal amount of the Note Agreement is paid and upon exercise of the Option, the Option provides that each note holder can receive in cash or note their ratable amount of up to 35% in the fair market value of LP HoldCo.  On October 31, 2006, LP HoldCo was unable to pay the full amount of the quarterly interest due.  LP HoldCo received a waiver from the TCW which among other things increased the amount of the Option from 35% to 38%.    The estimated fair market value of this option at December 31, 2007 and 2006 was approximately $5.9 million and $4.7 million, respectively and is recorded as cash settled option in the accompanying consolidated balance sheets.  The changes in the estimated fair value of the option was approximately $1.1 million and $1.5 million for the years ended December 31, 2007 and 2006 respectively, and are recorded as interest expense in the consolidated statements of operations.

The Note Agreement is secured by LP HoldCo’s equity interest in AcquisitionCo.  Due to lower than projected power prices in California than originally budgeted for 2006, GenCo had less free cash flow to distribute to AcquisitionCo and ultimately, to LP HoldCo.  Therefore, LP HoldCo was unable to make the full required interest payment on October 31, 2006 and subsequent quarterly interest payments.  LP HoldCo obtained a waiver from the Noteholders dated October 31, 2006.  The waiver allowed LP HoldCo to defer approximately $4.8 million of interest which was due on October 31, 2006, (“deferred interest”) until March 31, 2007.  In exchange for the waiver, LP HoldCo would (i) pay 8% interest per annum on the deferred interest until the deferred interest is paid; and (ii) pay a one time penalty interest payment equal to 2% of the aggregate outstanding principal amount under the Notes by March 31, 2007.  The penalty interest of approximately $2.7 million has been recorded as interest expense for the year ended December 31, 2006.  LP HoldCo obtained waivers for the January and April 2007 quarterly interest payments.

On June 18, 2007, LP HoldCo signed a Consent and Agreement (“June Consent”) with the Noteholders.  In accordance with the June Consent, the Noteholders will not exercise or cause to be exercised any remedies under the Note Purchase Agreement for until the earliest of (i) the date of closing of the sale of GenCo (see Note 1), (ii) the date on which the PSA is terminated or (iii) October 16, 2007 (“Standstill Period”).  The June Consent deferred all interest payments due or coming due until the expiration of the Standstill Period.  Upon termination of the PSA (see Note 1), the Company contributed approximately $28.5 million to LP HoldCo.  This amount was used to pay all interest and penalties due on the Notes and fund approximately $10.4 million into a debt service reserve account to make future interest payments under through the October 2008 quarterly interest payment.

LP HoldCo’s ability to continue making the required quarterly interest payments on the TCW notes of $129.8 million subsequent to the October 2008 payment is dependent upon the Company’s ability to obtain the funds necessary to pay the quarterly interest payment in January 2009 and beyond.  The Company is considering strategic options related to GenCo and another facility owned by the Company.  Funds generated from a potential sale or merger of either facility would be used to fund future quarterly interest payments or to retire the notes.  If LP HoldCo is unable to make the January 2009 quarterly interest payment, there would be an Event of Default (“EOD”) under the Note Agreement.  Currently, the Company does not believe that there is an EOD.

Senior Secured Loan Facilities—On August 16, 2005, LP GenCo entered into the Senior Secured Loan Facilities (“LP Loan Facilities”). The LP Loan Facilities consist of the First-Lien Working Capital Agreement (“Working Capital”), the First-Lien Term Loan Credit Agreement (“First-Lien” or “Term B”), the First-Lien Special Letter of Credit Facility (“L/C”), and the Second-Lien Term Loan Agreement (“Second-Lien” or “Term C”).

The Working Capital agreement is a revolving loan agreement with available credit of $65.0 million. Of the amount available, LP GenCo may issue up to $35.0 million of letters of credit as required under various LP GenCo agreements. At the option of LP GenCo, Working Capital loan balances bear interest at either of the higher of (i) the Federal Funds Effective Rate, plus 1.75%, per annum or (ii) the Prime rate plus 1.25%, per annum, or at LIBOR plus 2.25%, per annum. The all-in rate at December 31, 2007 and 2006 was 7.07% and 7.57%, respectively.  LP GenCo pays a commitment fee equal to 0.50%, per annum, on the unused balance.  Finally, LP GenCo pays letter of credit fees in an amount equal to 2.25%, per annum, on letters of credit outstanding. At December 31, 2007 and 2006, the amounts outstanding on the Working Capital agreement were $25.3 million and $19.0 million, respectively. Letters of credit outstanding under the Working Capital agreement at December 31, 2007 and 2006 totaled $3.7 million and $15.9 million, respectively.  The working capital facility matures on August 16, 2010.

The First-Lien agreement had an initial availability of $305.0 million. Of this amount, LP GenCo is able to issue up to $40.0 million in letters of credit to secure various obligations of LP GenCo. At December 31, 2007 and 2006, LP GenCo had issued $20.0 million in letters of credit and reserved another $20.0 million for Morgan Stanley. Proceeds from the remaining $265.0 million were used by LP GenCo to pay various obligations under the Purchase and Sale Agreement.  The First-Lien loan balance bears interest at LIBOR plus 1.75%, per annum, and is reset quarterly. The all-in rate at December 31, 2007 and 2006 was 6.95% and 7.12%, respectively. LP GenCo pays letter of credit fees in an amount equal to 1.85%, per annum, for letters of credit outstanding under the First-Lien agreement.  A portion of the First-Lien principal balance is to be repaid through scheduled quarterly payments of $662,500 as well as through quarterly mandatory pre-payments based on a percentage of cash flow.  The remaining unpaid principal balance is due on August 16, 2012.

The L/C agreement had an initial availability of $250.0 million. The capacity under this agreement has been made available to secure obligations related to the Morgan Stanley Tolling Agreements.  Any drawings under the L/C agreement will bear interest at a rate equal to the higher of the Federal Funds Effective Rate plus 4.50%, per annum, or the Prime Rate plus 4.00%, per annum.  There were no drawings under the L/C agreement during the years ended December 31, 2007 and 2006.

The Loan under the Second-Lien agreement has an outstanding balance of $155.0 million.  LP GenCo used the proceeds of this loan to satisfy certain obligations under the Purchase and Sale Agreement as well as fund the First-Lien and Second-Lien debt service reserve accounts.  The Second-Lien balance bears interest at LIBOR plus 3.50%, per annum, and is reset quarterly. The all-in rate at December 31, 2007 and 2006 was 8.70% and 8.87%, respectively.  The Second-Lien principal balance is due on August 16, 2013.

The provisions of the LP Loan Facilities require LP GenCo to maintain certain financial and other covenants.  LP GenCo was in compliance with these covenants as of December 31, 2007 and 2006.

Senior Secured Bonds—On May 21, 1999, the Partnership and LSP Batesville Funding corporation (“Funding”) issued two series of Senior Secured Bonds (the “Bonds”) in the following total principal amounts: $150,000,000 7.164% Series A Secured Bonds due 2014 and $176,000,000 8.160% Series B Senior Secured Bonds due 2025. Interest is payable semi-annually on each January 15 and July 15, commencing January 15, 2000, to the holders of record on the immediately proceeding January 1 and July 1.  As of December 31, 2007 and 2006, approximately $265.6 million and $278.1 million, respectively, of bonds were outstanding. The Partnership’s secured bonds currently carry a rating of B+ at Standard & Poors and B1 at Moody’s. The interest rate on the Bonds may be increased under the circumstances described below.

A portion of the proceeds from the issuance of the Bonds was used to repay the $136,000,000 of outstanding loans under a Bank Credit Facility.  The remaining proceeds from the issuance of the Bonds were used to pay a portion of the costs of completing the Batesville Facility.

A common agreement (the “Common Agreement”) set forth, among other things: (a) terms and conditions upon which loans and disbursements were to be made under the Bank Credit Facility; (b) the mechanism for which loan proceeds, operating revenues, equity contributions and other amounts received by the Partnership were disbursed to pay construction costs, operations and maintenance costs, debt service and other amounts due from the Partnership; (c) the conditions which had to be satisfied prior to making distributions from the Partnership; and (d) the covenants and reporting requirements the Partnership was required to be in compliance with during the term of the Common Agreement.

The Common Agreement required the Partnership to set aside cash reserves for the cost of performing periodic major maintenance on the Facility, including turbine overhauls, and the credit support, if any, that the Partnership is required to provide to SMEPA under the SMEPA PPA.

Effective May 21, 1999, the Common Agreement was amended and restated in connection with the issuance of the Bonds, (the “Amended and Restated Common Agreement”).  The Amended and Restated Common Agreement sets forth, among other things: (a) the mechanism by which Bond proceeds, operating revenues, equity contributions and other amounts received by the Partnership are disbursed to pay construction costs, operations and maintenance costs, debt service and other amounts due from the Partnership and (b) the conditions which must be satisfied prior to making distributions from the Partnership.

The Amended and Restated Common Agreement provided that the following conditions must be satisfied before making distributions from the Partnership to its partners: (1) the Partnership must have made all required disbursements to pay operating and maintenance expenses, management fees and expenses and debt service; (2) the Partnership must have set aside sufficient reserves to pay principal and interest payments on the Exchange Bonds and its other senior secured debt; (3) there cannot exist any default or event of default under the Trust Indenture for the Exchange Bonds; (4) the Partnership’s historical and projected debt service coverage ratios must equal or exceed the required levels; (5) the Partnership must have sufficient funds in its accounts to meet its ongoing working capital needs; (6) the Facility must be complete; and (7) the distributions must be made after the last business day of September 2000.

The Amended and Restated Common Agreement requires that the Partnership set aside reserves for:  (1) payments of scheduled principal and interest on the Exchange Bonds and other senior secured debt of the Partnership and the Funding Corporation; (2) the cost of performing periodic major maintenance on the Facility, including turbine overhauls; and (3) the credit support, if any, that the partnership is required to provide to SMEPA under the SMEPA PPA.  As of December 31, 2007 and 2006, the Partnership has funded reserve accounts for scheduled principal and interest on the Exchange Bonds and periodic major maintenance on the Facility in the amounts of $34.9 million and $35.8 million, respectively. Such reserve accounts are reflected as restricted cash on the accompanying consolidated balance sheets.

The Partnership and Funding filed a registration statement with the Securities and Exchange Commission (the “SEC”) for a registered offer to exchange the Bonds for two series of debt securities (the “Exchange Bonds”) which are in all material respects substantially identical to the Bonds.  The registration statement became effective on March 7, 2000.  Upon such registration becoming effective, the Partnership and Funding offered the Exchange

Bonds in return for surrender of the Bonds. Interest on each Exchange Bond accrued from January 15, 2000, the last date interest on the surrendered Bonds was paid.

Principal payments are payable on each January 15 and July 15, commencing on July 15, 2001.

The Exchange Bonds are secured by substantially all of the personal property and contract rights of the Partnership and Funding.  In addition, Holding and LSP Energy, Inc (“Energy”) have pledged all of their interests in the Partnership, and Holding has pledged all of the common stock of Energy and all of the common stock of Funding.

The Exchange Bonds are senior secured obligations of the Partnership and Funding, rank equivalent in right of payment to all other senior secured obligations of the Partnership and Funding and rank senior in right of payment to all existing and future subordinated debt of the Partnership and Funding.

The Exchange Bonds are redeemable at the option of the Partnership and Funding, at any time in whole or from time to time in part, on not less than 30 or more than 60 days’ prior notice to the holders of that series of Exchange Bonds, on any date prior to its maturity at a redemption price equal to 101% of the outstanding principal amount of the Exchange Bonds being redeemed, plus accrued and unpaid interest on the Exchange Bonds being redeemed and a make-whole premium.  In no event will the redemption price ever be less than 100% of the principal amount of the Exchange Bonds being redeemed plus accrued and unpaid interest thereon.

The Exchange Bonds are redeemable at the option of the bondholders if funds remain on deposit in the distribution account for at least 12 consecutive months, and the Partnership and Funding cause the bondholders to vote on whether the Partnership and Funding should use those funds to redeem the Exchange Bonds, and holders of at least 662/3% of the outstanding Bonds vote to require the Partnership and Funding to use those funds to redeem the Exchange Bonds.  If the Partnership is required to redeem Bonds with those funds, then the redemption price will be 100% of the principal amount of the Exchange Bonds being redeemed plus accrued and unpaid interest on the Exchange Bonds being redeemed.  In addition, if LS Power, LLC, Cogentrix Energy, Inc. and/or any qualified transferee collectively cease to own, directly or indirectly, at least 51% of the capital stock of Energy (unless any or all of them maintain management control of the Partnership), or LS Power, LLC, Cogentrix Energy, Inc. and/or any qualified transferee collectively cease to own, directly or indirectly, at least 10% of the ownership in the Partnership, then the Partnership and Funding must offer to purchase all of the Exchange Bonds at a purchase price equal to 101% of the outstanding principal amount of the Exchange Bonds plus accrued and unpaid interest unless the Partnership and Funding receive a confirmation of the then current ratings of the Bonds or at least 662/3% of the holders of the outstanding Bonds approve the change in ownership.

The Trust Indenture for the Exchange Bonds (the “Trust Indenture”) entered into among the Partnership, Funding and The Bank of New York, as Trustee (the “Trustee”) contains covenants including among others, limitations and restrictions relating to additional debt other than the Exchange Bonds, Partnership distributions, new and existing agreements, disposition of assets, and other activities.  The Trust Indenture also describes events of default which include, among others, events involving bankruptcy of the Partnership or Funding, failure to make any payment of interest or principal on the Exchange Bonds and failure to perform or observe in any material respect any covenant or agreement contained in the Trust Indenture.  As of December 31, 2007, the Partnership was restricted from making distributions to its partners as a result of insufficient Debt Coverage Service Ratio. The Partnership met the Debt Coverage Service Ratio during 2006 and was therefore able to make distributions during the year.

The payments required under the Credit Agreement, Note Agreement and the Loan Facilities for LP GenCo and Partnership for each of the next five years ending December 31, and in total thereafter are set forth below (in thousands):

2008	$15,475
2009	15,925
2010	16,450
2011	17,350
2012	249,217

Thereafter	480,460
Total long-term debt, including current maturity	$794,877

Fair Value of Debt —The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.  In estimating the fair value of long-term debt, fair value is based on quoted market prices where available or by discounting remaining cash flows at current market rates.   The fair value of debt approximates carrying value.

5.    RETIREMENT PLANS AND OTHER PLANS

CEP OpCo offers a 401(k) retirement savings plan (“401(k) Plan”) to their employees. CEP OpCo provided approximately $0.2 million in matching contributions to the 401(k) Plan in 2007 and 2006, respectively. CEP OpCo also offers a profit sharing plan to their employees at the Facilities. CEP OpCo expensed approximately $0.2 million for the years ended December 31, 2007 and 2006, respectively.

6.    COMMITMENTS AND CONTINGENCIES

Joint Interconnection Facilities Agreement—On January 28, 2000, LP GenCo entered into a joint interconnection facilities agreement with Sunrise Cogeneration and Power Company (“Sunrise”). LP GenCo and Sunrise share costs on joint development, permitting, designing, engineering, procurement, construction, installation, use, ownership, operation and maintenance of the facilities necessary to interconnect the Project to the Midway Substation, including, but not limited to, the joint transmission line and the joint switchyard.

Amended and Restated Raw Water Supply Agreement—On January 31, 2000 and as amended on September 26, 2000, LP GenCo entered into a raw water supply agreement with West Kern Water District to acquire, install, and provide water service to the facility. The term of the agreement is thirty-five years.

Hot Gas Path Service Agreement—On November 8, 1999 LP GenCo entered into a long-term service agreement with Alstom Power. Under the terms of this contract, Alstom Power will provide various services and replacement parts related to the operation and maintenance of the four gas turbines. For the fixed portion of the payment, the base monthly fee is initially set at $16,000 per gas turbine. The operating term of the agreement commenced in January, 2003 with an initial base fee of $375 per equivalent operating hour (EOH). Both fees escalate in accordance with the change in the Consumer Price Index. At December 31, 2007, the fixed portion of the payment equaled approximately $1.0 million and the base fee equaled $11.8 million.  At December 31, 2006, the fixed portion of the payment equaled approximately $0.9 million and the base fee equaled $14.4 million. These amounts were included in Operating and Maintenance expenses.

Power Purchase and Sale Agreement with Southern California Edison (“SCE”)—On December 19, 2002, LP GenCo entered into a Power Purchase and Sale Agreement with SCE. Under the terms of this agreement, LP GenCo sells the capacity of units 1 and 2 to SCE, as well as the associated energy and ancillary services. The capacity price is fixed on a monthly basis and the energy price is fixed at $2.75/MWh escalating at 2% per year. SCE is responsible for bearing the cost of providing the natural gas when the units are operated under this agreement. The term of the agreement runs from April 1, 2003 through December 31, 2007.  The Company recognized revenue of approximately $47.7 million and $51.1 million for the years ended December 31, 2007 and 2006, respectively.

Power Purchase and Sale Agreement with Morgan Stanley Capital Group, Inc. (“MS”)—On July 8, 2005, LP GenCo entered into a Power Purchase and Sale Agreement with MS. Under the terms of this agreement, LP GenCo, from September 1, 2005 until December 31, 2007, sells the capacity from one of the four units to MS.  From January 1, 2008 through December 31, 2012, or extended as provided in the agreement, LP GenCo sells the capacity from three of the four units to MS. The capacity price is fixed on a monthly basis and the variable O&M price is fixed at $2.75/MWh escalating at 2% per year. MS is responsible for bearing the cost of providing the natural gas when the units are operated under this agreement. The Company recognized revenue of approximately $30.2 million and $30.1 million for the years ended December 31, 2007 and 2006, respectively.

Power Purchase and Sale Agreement with J. Aron—On May 18, 1998, the Partnership entered into a long-term PPA with Dominion.  Effective May 15, 2005, the Dominion PPA was assigned to J. Aron. No change in the terms of the Dominion PPA occurred as a result of the assignment. Under the terms of the J. Aron PPA, the Partnership is obligated to sell, and J. Aron is obligated to purchase, approximately 558 megawatts of electrical capacity and dispatchable energy generated from two of the three units at the Batesville Facility at prices set forth in the PPA.  The initial term of the PPA is 13 years, beginning on June 1, 2000.  Under the original terms of the contract J. Aron had the option of extending the term of the PPA for an additional 12 years by providing the Partnership written notice at least two years prior to the expiration of the initial term.  Additionally, the contract contained an option to purchase the two units under the PPA at the end of the extension period in 2023.

In March 2007, the Partnership and J. Aron signed an amendment to the PPA that reduced the 12- year extension option to four months and eliminated the purchase option for the two units.  In exchange for the amendment, the Partnership agreed to pay to J.Aron monthly amounts over the remainder of the amended contract term which total approximately $19.2 million. Payments on the PPA amendment are recognized in the consolidated statements of operations as reductions to capacity revenues on a stright-line basis over the remaining term of the contract.  The Partnership has not recorded a liability related to the amendment since the amount payable to J. Aron for this amendment is contingent upon both parties’ continued performance under the terms of the PPA and  therefore is payable only to the extent that the contract has not been terminated.  At December 31, 2007, deferred revenue of approximately $0.9 million related to the amendment was included in other liability in the consolidated balance sheets.

Power Purchase and Sale Agreement with SMEPA—On May 21, 1998, the Partnership entered a second long-term PPA with Aquila. Effective February 28, 2005, the Aquila PPA was assigned to SMEPA.  No change in the terms of Aquila PPA occurred as a result of the assignment.  Under the terms of the PPA, the Partnership is obligated to sell, and SMEPA is obligated to purchase, approximately 281 megawatts of electrical capacity and dispatchable energy generated from one of the three units at the Batesville Facility at prices set forth in the PPA.  The initial term of the PPA is 15 years and seven months, beginning on June 1, 2000.  SMEPA has the option of extending the term of the PPA for an additional five years by providing the Partnership written notice by the later of July 2013 or 29 months prior to the expiration of the initial term.

Partnership Revenues associated with PPAs— The net revenue recorded under the J. Aron and SMEPA contracts for the period March 15, 2007 through December 31, 2007 (the period subsquent to the acquisition of the Batesville facility) was approximately $26.5 million and approximately $10.0 million, repectively.  Two of the Batesville facility’s units are subject to the terms of the J. Aron contract.  The third unit is subject to the SMEPA contract.  The cost and carrying amount of the Batesville facility’s assets committed to these leases is $278.3 million and $269.2 million, respectively as of December 31, 2007.  These amounts are reflected in the amounts for property, plant and equipment in Note 3 to the consolidated financial statements.

Future minimum capacity payments expected to be received under the Batesville Facility’s PPAs for the five years subsequent to December 31, 2007, and thereafter are as follows (in thousands):

2008	$51,667
2009	51,767
2010	50,267
2011	50,267
2012	47,767
Thereafter	152,900
Total	$404,635

Parts Program, Miscellaneous Hardware, Program Management Services and Scheduled Outage Services Contract—Effective December 3, 2007, the Partnership entered into a long-term service agreement with Siemens Power Generation, Inc (“Siemens”). Under the terms of this agreement, Siemens will provide various services and replacement parts related to the operation and maintenance of the three combustion turbines. The agreement has a fixed annual fee per combustion turbine of $100,000, a variable fee based on equivalent starts, and a scheduled outage fee determined by the contract.  All fees escalate in accordance with the change in the Consumer Price Index.  The agreement provides for a cancellation charge for early termination and is determined based upon the last

completed scheduled outage.   Additionally, the Partnership pledged and granted a continuing security interest in the Program Parts and Miscellaneous Hardware not to exceed $5,000,000.

Operations, Maintenance and Asset Management Agreement (“OM&M”) with CEP La Paloma Operating Company LLC—LP GenCo has no employees and on August 16, 2005, LP GenCo entered into the OM&M agreement with LP OpCo to provide for the operations, maintenance and management of the facility. Under the terms of this agreement, LP OpCo entered into the Support agreement with CEP OpCo, whereby CEP OpCo will provide the services required under this agreement. CEP OpCo is to provide the required services for an initial term of 7 years. LP GenCo reimburses CEP OpCo for all labor related costs, certain overhead charges, and pays CEP OpCo an annual fee of $400,000, escalating at CPI beginning January 1, 2007. The agreement also allows CEP OpCo to enter into certain other agreements to operate and manage the facility. CEP OpCo entered into the Market Interface Services agreement with Fulcrum Power Services, LP (“Fulcrum Power”) to provide certain services to LP GenCo.

Scheduling Coordinator Services Agreement (“SC”) with Fulcrum Power Marketing, LLC (“Fulcrum Marketing”)—On August 16, 2005, the Company entered into the SC agreement with Fulcrum and it provides that Fulcrum provide certain services required by the California Independent System Operator Corporation (“CAISO”) for an initial term of 7 years.

Promissory Note with Milton L. Scott—On December 23, 2005, the Company signed a Promissory Note with Milton L. Scott, in the amount of $736,460.  The promissory note bears interest at 4% per annum and is payable only to the extent equity distributions are made to the holders of Class A Units. The promissory note contains a forfeiture event upon the occurrence of a Class D Forfeiture Event, as defined in the Company’s LLC Agreement.  No amount has been recorded in the consolidated financial statements for this promissory note as the amount is contingent upon the Company having excess funds to distribute under the terms of the Company’s LLC Agreement (see Note 7).

The Company may be involved from time to time as a party in various regulatory, environmental and other proceedings with governmental authorities and administrative agencies. The Company does not believe that any matters or proceedings presently pending will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

7.           MEMBERS’ EQUITY (DEFICIT)

The Company has the following classes of units authorized under the Amended and Restated Limited Liability Company Agreement (the “Agreement”):

Class A Common Units (Class A Units):

Class A Units have one vote for each unit held.  Class A Units are subject to automatic conversion into Class B Non-Voting Units on a one-to-one basis upon occurence of a conversion event.  Each Class A Units member has a preemptive right to purchase its pro rata share of all equity securities the Company may from time to time propose to sell and issue after the date of the Agreement.

Class B Non-Voting Units (Class B Units):

Class B Units, to be issued, have rights identical to the rights represented by Class A Units except holders of Class B Units have no voting rights unless there are no outstanding Class A Units.  Class B Units held by an initial member shall be forfeited automatically upon the occurence of a Class D Units forfeiture event.  Class B Units are transferrable and the Company has an irrevocable and assignable right to redeem all of the Class B Units held by any person.

Class C Preference Units (Class C Units):

Class C Units are non-voting units and are subject to automatic redemption.  Class C Units shall be redeemed automatically upon the distribution of available funds, as defined, to the Class C members on a one dollar-for-one Class C Unit basis.  In March 2007, all Class C units were redeemed.

Class D Preference Units (Class D Units):

Class D Units are non-voting units and holders of Class D Units have no voting rights.  Class D Units are subject to automatic redemption and automatic forfeiture.  In March 2007, all Class D Units were redeemed by the Company.

Class E Non-Voting Units (Class E Units):

Class E Units are non-voting units issued in connection with the Restricted Units Agreements entered into between the Company and employees of the Company.  In August 2005, the Company issued 447.90 Class E Units to certain employees of the Company.

Transfer of Membership Interests or Units:  Excluding Class B Units, members may not transfer all or any portion of their membership interests or units in the Company without the prior written consent of all of the class members.

Contributions:  The Agreement provides that no member has any obligation to make any additional capital contribution or loan to the Company except for the mandatory capital contribution requirement for Engage.  At any time prior to June 30, 2006, Engage shall have the right to make capital contributions to the Company.  On January 3, 2005, Engage made the mandatory capital contribution of $500,000 and received 300 Class A Units and 500,000 Class C Units.

On December 23, 2005, the Company redeemed all Class A Units held by Milton Scott for cash of $1.5 million and issuance of a Promissory Note of $0.7 million (see Note 6).  On the same day, Engage purchased 118.47 additional Class A Units and James and Penelope Dailey purchased 347.90 Class B Units.  In conjunction with the issuance and redeemption of these units, 218.21 Class A Units and 63.5 Class E Units were forfeited.

In March 2007, the Company redeemed all Class A Units and Class C Units held by Engage for $12.5 million and redeemed the Class D Units for $5.7 million.

Return of Capital:  A member is not entitled to the return of any part of their capital contributions to be paid with interest in respect of either their capital account, or their capital contributions.  An unrepaid capital contribution is not a liability of the Company or of any member.

Distributions: Distributions made by the Company with available funds are first used to repay the holder of Class C Units, pro rata in accordance with the balances of their unreturned capital accounts until such time as all Class C Units are redeemed; second, to the holders of Class D Units; third, to the holders of Class A Units, Class B Units and Class E Units, pro rata in accordance with their sharing ratios.

Allocation of Profits:  The Agreement of the Company provides that profits are allocated between the Company’s members as follows:

First:  Profits shall be allocated to the holders of Class A Units, Class B Units and Class E units in accordance with their sharing ratios until the amount of cumulative profits allocated during the current period and all prior periods equals the cumulative losses allocated during all prior periods.

Second:  Profits shall be allocated to the holders of Class C Units until each holder’s adjusted capital account balance is equal to such holder’s Class C capital account.

Third:  Profits shall be allocated to the holders of Class D Units pro rata based on the number of Class D Units held until each holder of Class D Units has been allocated an amount equal to the excess, if any, of the holder’s Class D Units over the holder’s adjusted capital account balance.

Fourth:  Profits shall be allocated to each holder of Class A Units, Class B Units or Class E Units in proportion to their sharing ratios.

Allocation of Losses:  The Agreement provides that losses are allocated between the Company’s members as follows:

First:  Losses shall be allocated to holders of Class A Units, Class B Units and Class E Units pro rata in accordance with their sharing ratios until the adjusted capital accounts of the Class A Units and Class B Units are reduced to zero.

Second:  Losses shall be allocated to holders of Class D Units pro rata based on the number of Class D Units held until their positive adjusted capital account balances are eliminated.

Third:  Losses shall be allocated to the holders of Class C Units pro rata based on the number of Class C Units held  until their positive adjusted capital account balances are eliminated.

Fourth:  The remaining losses are allocated to the holders of Class A Units, Class B Units and Class E Units in accordance with their sharing ratios.

8.    RELATED PARTY TRANSACTIONS

CEP La Paloma Operating Company LLC and CEP Operating Company LLC—The Partnership and LP GenCo have no employees and have entered into operation and maintenance agreements with CEP OpCo.  Under the terms of the agreements the Partnership is required to pay the Operator a fixed monthly fee of approximately $50,000 during operation of the Batesville Facility.  The Partnership is also required to reimburse the Operator for all labor costs including payroll and taxes, and other costs deemed reimbursable by the Partnership.  The operations and maintenance fee will be adjusted annually based on published indices.

For the the period March 15, 2007 to December 31, 2007, the Partnership incurred labor and related costs of approximately $1.8 million, fixed monthly fees of approximately $0.8 million and other costs of approximately $1.0 million.  As of December 31, 2007, the Partnership had outstanding amounts payable to CEP OpCo of approximately $187,000.  For the year ended December 31, 2006, the Partnership incurred labor and related costs of approximately $2.4 million, fixed monthly fees of approximately $1.2 million and other costs of approximately $0.6 million.  As of December 31, 2006, the Partnership had outstanding amounts payable to CEP OpCo of approximately $170,000.  Amounts outstanding are included in accounts payable on the accompanying consolidated balance sheets.

Under the provisions of the OM&M agreement, LP GenCo paid OpCo $4.6 million for labor and labor related costs, $0.4 million in fixed monthly fees and $2.6 million of other costs for the year ended December 31, 2007.  For the year ended December 31, 2006, LP GenCo paid OpCo $4.5 million for labor and labor related costs, $0.4 million in fixed monthly fees and $2.5 million of other costs.

Fulcrum Power Services, L.P.—In connection with the agreements between CEP OpCo and the Batesville Facility, CEP OpCo has entered into a Commercial Support Services Agreement (“Services Agreement”) with Fulcrum Power Services L.P. (“Fulcrum”).  Fulcrum is the minority interest holder in CEPBA.  For the years ended December 31, 2007 and 2006, CEP OpCo was charged approximately $0.2 million for services and expenses under the Services Agreement.  As of December 31, 2007 and 2006, CEP OpCo had outstanding accounts payable to Fulcrum of $23,339 and $27,665, respectively related to the Services Agreement.

Additionally, CEP OpCo was charged $780,000 for services under the Fulcrum Scheduling Coordinator Services Agreement (“SC”).  For both December 31, 2007 and 2006, CEP OpCo had outstanding accounts payable to Fulcrum related to this agreement of $65,000.  Upon the signing of the  SC agreement, Fulcrum was paid $1.2 million.

Joint Facilities Operating Agreement—In connection with the transaction, the agreement between LP GenCo and Sunrise on March 9, 2001 assigned LP OpCo to act as operator of the interconnection facilities jointly owned by LP GenCo and Sunrise. The effective date of the agreement is April 1, 2001. The base fee due from Sunrise to LP GenCo for the first year was $100,000 to be adjusted annually based on the percentage increase in the CPI index for the prior year.

9.    DEPENDENCE ON THIRD PARTIES

LP GenCo and the Partnership are highly dependent on LP OpCo, OpCo and Fulcrum for the operation and maintenance of the Facilities and during the terms of the J Aron, SMEPA and MS Tolls, the Facilities will be highly dependent on these counterparties for the purchase of electric generating capacity and dispatchable energy at the Facilities. Any material breach by anyone of these parties of their respective obligations to the Facilities could affect the ability of the Company, LP HoldCo, GenCo and the Partnership to meet its obligations under their loan facilities.

10.  CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consists of cash and cash equivalent, restricted cash and accounts receivable.  Our short-term cash investments are placed with high credit quality financial institutions.  Accounts receivable are primarily concentrated with entities in the energy industry in the U.S.  Accordingly, we have exposure to trends within the energy industry, including declines in the creditworthiness of our counterparties.  We do not currently have any significant exposure to counterparties that are not paying on a current basis.

11.  BUSINESS INTERRUPTION

In May of 2007, the Partnership experienced a forced outage on the unit operated under the SMEPA PPA.  Due to the outage, the Partnership filed a business interrruption loss claim.  The unit was out of service for a total of 77 days of which 17 days were covered under business interruption.  The Company had a receivable of $1.0 million which is included in insurance receivable as of December 31, 2007.

12.  SUBSEQUENT EVENTS

Subsequent to year end, the Company received payments from insurance carriers of approximately $6.0 million on insurance receivables of $9.1 million included in insurance receivable as of December 31, 2007.  Both facilities incurred an forced outage during the year ending December 31, 2007 which was an insured event.  As of April 30, 2008, $3.1 million of insurance receivable remains at the Partnership.  This amount is expected to be received by the end of the third quarter of 2008.

COMPLETE ENERGY HOLDINGS, LLC
Unaudited Consolidated Balance Sheets
As of March 31, 2008 and 2007
(In Thousands)

	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,725	$17,512
Restricted cash	66,615	58,782
Accounts receivable	21,877	13,415
Inventory	12,761	9,058
Prepaid expenses and other current assets	4,722	3,121
Insurance receivable	3,816	―
Price risk management asset	―	1,465
TOTAL CURRENT ASSETS	125,516	103,353
PRICE RISK MANAGEMENT ASSET	―	1,428
DEFERRED FINANCING COSTS – net of accumulated amortization of $6,664 and $3,192, respectively	14,159	15,597
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $58,973 and $29,235, respectively	811,902	842,682
CONTRACTS, net of accumulated amortization of $5,837 and $945, respectively	31,163	36,055
OTHER ASSETS	3,762	4,882
TOTAL ASSETS	$986,502	$1,003,997
LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$24,688	$5,649
Accrued liabilities	13,572	10,716
Accrued interest	22,729	26,591
Short-term borrowings, net of discount of $3,315 and $0, respectively	119,685	―
Current portion of long-term debt	15,700	15,250
Working capital loan	22,600	19,000
Price risk management liability	5,477	2,302
TOTAL CURRENT LIABILITIES	224,451	79,508
LONG-TERM LIABILITIES
Long-term debt, net of current portion	772,215	853,581
Cash settled option	6,231	4,740
Price risk management	7,415	―
Asset retirement obligation	1,153	1,038
CONTRACT, net of accumulated amortization of $871 and $7,368, respectively	9,129	13,332
Other liability	1,498	279
Deferred tax liability	17,744	17,744
TOTAL LIABILITIES	1,039,836	970,222
MINORITY INTEREST	57,625	92,670
MEMBERS’ DEFICIT	(110,959)	(58,895)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$986,502	$1,003,997

COMPLETE ENERGY HOLDINGS, LLC
Unaudited Consolidated Statements of Operations
For the Three Months Ended March 31, 2008 and 2007
(In Thousands)

	2008	2007

OPERATING REVENUES, net	$62,060	$59,151
OPERATING COSTS AND EXPENSES
Fuel expense	13,623	23,805
Power purchases	17,565	11,201
Operating and maintenance	30,932	12,327
Administrative and general	887	656
Depreciation and amortization	8,662	4,551
TOTAL OPERATING COSTS AND EXPENSES	71,669	52,540
INCOME FROM OPERATIONS	(9,609)	6,611
OTHER INCOME (EXPENSE)
Interest income	586	472
Interest expense	(24,517)	(13,658)
Other income	(310)	24
TOTAL OTHER EXPENSE	(24,241)	(13,162)
LOSS BEFORE MINORITY INTEREST	(33,850)	(6,551)
LOSS ATTRIBUTABLE TO MINORITY INTEREST	(7,668)	(635)
NET LOSS	$(26,182)	$(5,916)

COMPLETE ENERGY HOLDINGS, LLC
Unaudited Consolidated Statements of Members’ Deficit
For the Quarter Ended March 31, 2008 and 2007

	Lori A. Cuervo	Peter J. Dailey	Milton L. Scott		Hugh A. Tarpley	Engage Investments L.P.	J. and P. Dailey	Other Employees	Total Members’ Units
Capital Account Units:
Class A Common Units
As of January 1, 2007	933.63	1,507.42		―	1,507.42	1,463.00	―	―	5,411.47
Redemption of Units						(1,463.00)			(1,463.00)
As of March 31, 2007 and 2008	933.63	1,507.42		―	1,507.42	―	―	―	3,948.47
Class B Non-Voting Units
As of January 1, 2007 and March 31, 2007 and 2008	―	―		―	―	―	347.90	―	347.90
Class C Preference Units
As of January 1, 2007	―	―		―	―	605,000	―	―	605,000
Redemption of Units						(605,000)			(605,000)
As of March 31, 2007 and 2008	―	―		―	―	―	―	―	―
Class D Preference Units
As of January 1, 2007	933,630	1,588,790		1,588,790	1,588,790	―	―	―	5,700,000
Redemption of Units	(933,630)	(1,588,790)		(1,588,790)	(1,588,790)				(5,700,000)
As of March 31, 2007 and 2008	―	―		―	―	―	―	―	―
Class E Non-Voting Units
As of January 1, 2007	―	―		―	―	―	―	447.90	447.90
Units Issued								90.00	90.00
Forfeiture of Units								(109.24)	(109.24)
As of March 31, 2007 and 2008	―	―		―	―	―	―	428.66	428.66
Capital Account Balances:	Lori A. Cuervo	Peter J. Dailey	Milton L. Scott		Hugh A. Tarpley	Engage Investments L.P.	J. and P. Dailey	Other Employees	Total Members’ (Deficit)
(In thousands)
As of January 1, 2007	$(5,324)	$(8,479)	$	―	$(8,481)	$(8,035)	$(1,911)	$(2,376)	$(34,606)
Redemption of Units	(5,461)	(8,819)		―	(8,818)	9,440	(2,035)	(2,507)	(18,200)
Changes in Price Risk Mgmt	(16)	(25)		―	(25)	(94)	(6)	(7)	(173)
Net Loss	(910)	(1,469)		―	(1,469)	(1,311)	(339)	(418)	(5,916)
As of March 31, 2007	(11,711)	(18,792)		―	(18,793)	―	(4,291)	(5,308)	(58,895)
As of January 1, 2008	(15,895)	(25,547)		―	(25,547)	―	(5,851)	(7,229)	(80,069)
Changes in Price Risk Mgmt	(930)	(1,502)		―	(1,502)	―	(347)	(427)	(4,708)
Net Loss	(5,174)	(8,353)		―	(8,353)	―	(1,928)	(2,374)	(26,182)
As of March 31, 2008	$(21,999)	$(35,402)	$	―	$(35,402)	$ ―	$(8,126)	$(10,030)	$(110,959)

COMPLETE ENERGY HOLDINGS, LLC
Unaudited Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2008 and 2007
(In Thousands)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(26,182)	$(5,916)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion expense	8,692	4,579
Amortization and write-off of deferred financing costs	1,638	500
Amortization of debt discount	1,189	-
Loss attributable to minority interest	(7,668)	(635)
Cash settled option	354	-
Gain on sale of asset	―	(458)
Changes in operating assets and liabilities (net of effects of the acquisition of Batesville)
Accounts receivable	(3,427)	1,418
Inventory	(322)	(640)
Insurance Receivable	5,337	-
Prepaid expenses and other current assets	(674)	(386)
Other assets	(145)	987
Accounts payable and other liabilities	9,045	1,230
Net cash provided by (used in) operating activities	(12,163)	679
CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash (net of restricted cash acquired of $31,010)	22,682	(8,844)
Capital expenditures	(153)	(141)
Proceeds from disposition of assets	―	1,874
Net amount of Batesville acquisition (net of unrestricted cash acquired of $171)	―	(51,246)
Net cash provided by (used in) investing activities	22,529	(58,357)
CASH FLOWS FROM FINANCING ACTIVITIES
(Payments) borrowing from working capital loans, net	(2,700)	―
Proceeds from issuance of notes	―	65,663
Repayment of long-term debt	(6,963)	(662)
Contribution by minority interest	―	17,500
Deferred financing costs and debt discount	―	(2,447)
Distributions to members	―	(18,200)
Net cash provided by (used in) financing activities	(9,663)	61,854
NET INCREASE IN CASH AND CASH EQUIVALENTS	703	4,176
CASH AND CASH EQUIVALENTS – beginning of year	15,022	13,336
CASH AND CASH EQUIVALENTS – end of year	$15,725	$17,512
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$25,067	$7,687

COMPLETE ENERGY HOLDINGS, LLC
Notes to Unaudited Interim Consolidated Financial Statements

1.     ORGANIZATION AND NATURE OF BUSINESS OPERATIONS

Complete Energy Holdings, LLC (the “Company”) is a Delaware limited liability company formed in January 2004.  The Company owns 100% of CEP Operating Company LLC (“CEP OpCo”), CEH/La Paloma Holding Company, LLC (“LP HoldCo”) and 100% of CE Batesville III, LLC (“CE Bateville III”).  CEP OpCo owns 100% of CEP La Paloma Operating Company, LLC (“LP OpCo”).  The Company’s managing members are Lori Cuervo, Peter Dailey and Hugh Tarpley.  Engage Investments, L.P. (“Engage”) acquired its interest in the Company in October 2004 and on March 14, 2007 all interests held by Engage were redeemed.

The principal business of the Company is to acquire, own and operate power generation assets through its offices in Houston, TX, Pittsburgh, PA, and Minneapolis, MN.  The Company is actively pursuing an acquisition strategy that includes merchant and contracted power plants currently being divested by utilities, independent power producers, and financial institutions.  The Company owns a majority interest in two gas-fired electric generating facilities (“the Facilities”) with a total design capacity of approximately 1,859 megawatts.

La Paloma Generating Company, LLC (“LP GenCo”) ― LP Holdco has a 60% interest in La Paloma Acquisition Co, LLC (“LP AcquisitionCo”). LP AcquisitionCo, owns 100% of LP GenCo, a Delaware limited liability company established on April 21, 1998.   LP GenCo owns a gas-fired electric generating facility with a design capacity of approximately 1,022 megawatts located in McKittrick, California (the “LP Facility”).  The LP Facility commenced full commercial operations in March 2003. LP HoldCo is the managing member of the LP AcquisitionCo.

LSP Energy Limited Partnership (the “Partnership”) ― On March 14, 2007, Complete Energy Batesville, LLC (“CE Batesville”) acquired 95.9% interest in CEP Batesville Acquisition Co, LLC (“CEPBA”) for net cash of approximately $50.5 million inclusive of certain acquisition-related costs and assumed outstanding debt of approximately $271.9 million.  CE Batesville is a subsidiary of CE Batesville III.  Along with the purchase, the Company assigned its majority interest in CEP Batesville Holding, LLC, the managing member of CEPBA to CE Batesville.  Upon the close of the transaction, CE Batesville owns 96.3% of CEPBA.  The remaining 3.7% of CEPBA is owned by Fulcrum Power Services, LP.  CEPBA indirectly owns 100% of the Partnership.  The Partnership owns a gas-fired electric generating facility with a design capacity of approximately 837 megawatts located in Batesville, Mississippi (the “Batesville Facility”).  The Batesville Facility commenced operations in August 2000.  For a complete discussion regarding the terms of the acquisition of CEPBA refer to our consolidated financial statements for the years ending December 31, 2007 and 2006.

On October 15, 2007, the Company announced that it engaged JP Morgan Securities Inc as its exclusive financial advisor in a broad review of strategic alternatives in connection with its interest in the LP Facility and Batesville Facility.  The Company will evaluate, among other options, a sale or merger of the Company as well as a sale or merger of individual facilities.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The interim consolidated financial statements include the accounts of the Company, CEP OpCo, LP HoldCo and its subsidiaries and the accounts of CE Batesville III and its subsidiaries since March 14, 2007.  All significant intercompany transactions and balances have been eliminated in consolidation.  Minority interest in the net assets and earnings or losses of the consolidated subsidiaries consist of 40% equity interest of LP AcquisitionCo and 3.7% equity interest of CEPBA that are not owned by the company.  Those are reflected in the “Minority Interest” in the Company’s consolidated balance sheets and statements of operations.  Minority interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings and losses.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles.  Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for annual financial statements.  The accompanying unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements and the related notes for the years ended December 31, 2007 and 2006.  The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2008.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results may differ from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives and uncollectible accounts among others. In additions, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, current operating results can be affected by revisions to prior accounting estimates.

Risks and Uncertainties

As with any power generation facility, operations of the LP Facility and the Batesville Facility (the “Facilities”) will involve risk, including performance of the Facilities below expected levels of output and efficiency, shut-downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, or catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the Facilities or significantly increase the expenses of the Facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash and short-term investments with original maturities of three months or less.

Restricted Cash

Restricted cash includes cash and cash equivalent amounts, which are restricted under the terms of the credit agreements for payment to third parties. Restricted cash accounts are established, held and maintained by a depository agent. At March 31, 2008 and 2007, the restricted cash balance amounted to approximately $66.6 million and $58.8 million, respectively.

Allowance for Doubtful Accounts

The Company establishes provisions for losses on accounts receivable if it is determined that the Company will not collect all or part of the outstanding balance.  The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. At March 31, 2008 and 2007, there was no allowance for doubtful accounts.

Inventory

Inventory is valued at the lower of cost (on an average basis) or market and consists principally of one major class of inventory which is maintenance spare parts for the Facilities. The Facilities record provisions for obsolete inventory parts. At March, 31, 2008 and 2007, there was no obsolete inventory.

Property, Plant and Equipment

Property, plant and equipment are reflected either at acquired fair value on acquisition (see Note 1) or at cost.  Impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. Significant additions or improvements extending asset lives and/or the profitability are capitalized, while repairs and maintenance that do not improve the life and/or the profitability of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method, net of salvage value, over the estimated useful lives of 3 to 30 years.

The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Deferred Financing Costs

Deferred financing costs consist of those costs incurred to secure the project financing under the Loan Facilities and the Note Purchase Agreements (see Notes 3 and 4). These costs are being amortized on a straight-line basis over the life of the financing, which approximates the effective interest method.  Amortization expense for each of the three months ending March 31, 2008 and 2007 was approximately $1.7 million and $0.5 million, respectively.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, working capital loan, accrued liabilities and short-term borrowings approximate fair value because of the short maturity of these instruments.  The fair value of long-term debt is calculated based on current interest rates.

Accounting for Price Risk Management Activities

The Company uses interest rate swaps to manage its exposure to fluctuations in interest rates on variable rate debt.  These swaps are designated as cash flow hedges under FAS No. 133 with the effective portion of gains and losses recorded in “accumulated other comprehensive income” in the consolidated statements of members’ deficit and the consolidated balance sheets, in anticipation of planned financing transactions.  The Company reclassifies gains and losses on the hedges from “accumulated other comprehensive income” into interest expense in the consolidated statements of operations during the periods in which the interest payments being hedged occur.

The Company recorded no ineffectiveness in earnings related to the Company’s cash flow hedges during the quarters ended March 31, 2008 and 2007.

Revenue Recognition

For the LP Facility tolling agreements, revenues are recorded based on capacity and ancillary services provided and electrical output delivered at the lesser of amounts billable under the respective tolling agreement or the average estimated contract rates over the initial term of the respective tolling agreement.  Merchant revenues are recognized based on capacity and ancillary services provided and electrical output delivered at the spot market price.

In connection with the acquisition of the Batesville facility (see Note 1) the Company evaluated the Power Purchase and Sale Agreements (“PPAs”) acquired based on the criteria set forth in the Emerging Issues Task Force (“EITF”) 01-08.  The Company determined the PPAs to be operating leases under the criteria specified in EITF 01-08, Determining Whether an Arrangement Contains a Lease.  Capacity revenues from the Batesville PPAs are recognized on a straight line basis over the term of the PPAs.  Revenues from electric energy are recognized in the period electric energy is provided.  There was no change or impact on the consolidated financial statements as a result of adopting EITF 01-08 since the Batesville facility was not a consolidated subsidiary of CEH prior to it acquisition in March 2007.

Other revenue consists of sales of excess natural gas not needed by the plant to produce power, to third parties and is recognized when the natural gas is delivered to the third party.  Transmission service credit revenues are recognized when actual cash is received.

Operating revenues, net is comprised of the following for the three months ending March 31,

	2008	2007
Capacity Sales	$34,628	$22,229
Energy Sales	6,826	28,068
Gas Sales	18,332	8,376
Other Revenue	2,274	478
Total operating revenues, net	$62,060	$59,151

Power Purchases

When the Company has to purchase power from third parties in order to fulfill its contractual obligations to deliver power to other third parties, this cost is recognized when title to the power passes to the Company from the third party. This occurs when a unit is not available to produce power that the Company has entered into an agreement to sell to other third parties.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which requires that the Company record a liability for those retirement and removal costs in which the timing and/or amount of the settlement of the costs are uncertain.  The Company has estimated the future potential for environmental testing, related remediation and site decommissioning costs for the restoration of the site based on a present value calculation of projected future cash flows in 2035.  At March 31, 2008 and 2007, the Company has included in the consolidated balance sheets an asset of approximately $0.8 million for both periods in property, plant and equipment and has recorded a liability of approximately $1.2 million and $1.0 million, respectively, as asset retirement obligation related to the LP Facility.  The Company recognized accretion of approximately $0.03 million in the three months ended March 31, 2008 and 2007.  The Partnership has determined that it does not have any legal contractual obligations under SFAS No. 143 or FIN No. 47 as of December 31, 2007 or 2006.

Environmental Costs

The Company may be exposed to environmental costs in the ordinary course of business.  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.  Estimates of the liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors, and includes estimates of associated legal costs.  These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations.  These estimated liabilities are subject to revisions in future periods based on actual costs or new circumstances, and are included on the consolidated balance sheets at their undiscounted amounts.  As of March 31, 2008 and 2007, no known environmental liabilities exist.

Income Taxes

The Company is a limited liability company for both federal and state tax purposes.  Therefore, it does not pay income taxes, and no provision for federal or state income taxes has been reflected in the accompanying consolidated financial statements.

New Pronouncements

In March 2008, the FASB issued SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”).  SFAS No. 161 is meant to improve transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS no. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format.  It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related and it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments.  SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008.  The Company is currently evaluating the impact of this statement on its consolidated financial statements.

3.    LONG-TERM DEBT

There were no significant changes to the debt instruments or the outstanding debt obligations during the quarter ended March 31, 2008 beyond normal quarterly principal and interest rates.

4.    RETIREMENT PLANS AND OTHER PLANS

CEP OpCo offers a 401(k) retirement savings plan (“401(k) Plan”) to their employees. CEP OpCo contributed approximately $0.1 million in matching contributions to the 401(k) Plan in for the three months ended March 31, 2008 and 2007, respectively. CEP OpCo also offers a profit sharing plan (“PSP”) to their employees at the Facilities. For the PSP, CEP OpCo contributed approximately $0.1 million for the three months ended March 31, 2008 and 2007, respectively.

5.    COMMITMENTS AND CONTINGENCIES

There were no significant changes to the Company’s Commitments and Contingencies during the quarter ended March 31, 2008.

6.    MEMBERS’ EQUITY (DEFICIT)

No significant changes in ownership have occurred during the period January 1, 2008 to March 31, 2008.

7.    RELATED PARTY TRANSACTIONS

CEP Operating Company LLC — The Partnership has no employees and has entered into operation and maintenance agreements with CEP OpCo.  Under the terms of the agreements the Partnership is required to pay the Operator a fixed monthly fee of approximately $50,000 during operation of the Batesville Facility.  The Partnership is also required to reimburse the Operator for all labor costs including payroll and taxes, and other costs deemed reimbursable by the Partnership.  The operations and maintenance fee will be adjusted annually based on published indices.

For the period from January 1, 2007 to March 14, 2007, the Partnership incurred labor and related costs of approximately $0.5 million, fixed monthly fees of approximately $0.2 million and other costs of approximately $0.1 million. On March 14, 2007, the Company acquired the majority interest in the Partnership and all amounts paid under the agreements since the date of acquisition were eliminated in the consolidated financial statements.

Fulcrum Power Services, L.P. — In connection with the agreements between CEP OpCo and the Batesville Facility, CEP OpCo has entered into a Commercial Support Services Agreement (“Services Agreement”) with Fulcrum Power Services L.P.(“Fulcrum”).  Fulcrum is the minority interest holder in CEPBA.  For the quarters ended March 31, 2008 and 2007, CEP OpCo was charged approximately $0.2 million for services and expenses under the Services Agreement.  As of March 31, 2008 and 2007, CEP OpCo had outstanding accounts payable to Fulcrum of $12,675 and $41,228, respectively related to the Services Agreement.

Additionally, CEP OpCo was charged $0.2 million for services under the Fulcrum Scheduling Coordinator Services Agreement (“SC”).  For both March 31, 2008 and 2007, CEP OpCo had outstanding accounts payable to Fulcrum related to this agreement of $65,000.

Joint Facilities Operating Agreement — In connection with the transaction, the agreement between LP GenCo and Sunrise on March 9, 2001 assigned LP OpCo to act as operator of the interconnection facilities jointly owned by LP GenCo and Sunrise. The effective date of the agreement is April 1, 2001. The base fee due from Sunrise to LP GenCo for the first year was $100,000 to be adjusted annually based on the percentage increase in the CPI index for the prior year.

8.    FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the company adopted SFAS 157 “Fair Value measurements” for financial assets and financial liabilities and elected to defer the requirements of SFAS 157 for non-financial assets and non-financial liabilities per FASB Staff Position No. FAS 157-2 “Effective Date of FASB Statement No. 157.”

SFAS 157 provides a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and requires enhanced disclosures about assets and liabilities carried at fair value.  As permitted under SFAS 157, the Company utilizes various inputs to determine the value of various financial instruments.  SFAS 157 also requires enhanced disclosures and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The fair value hierarchy ranks the quality and reliability of the information used to determine fair values giving the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Financial asset and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Unadjusted quoted prices available in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.  This level primarily consists of financial instruments such as exchange-traded securities and listed derivatives.

Level 2 – Pricing inputs include quoted prices for identical or similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources.  These inputs reflect management’s best estimate of fair value using its own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2008.  As required by SFAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect their placement within the fair value hierarchy levels.

	Fair Value as of March 31 2008
	Level 1		Level 2	Level 3		Total
	(in thousands)
Liabilities:
interest Rate Swaps	$	―	$12,892	$	―	$12,892
Long Term-Debt			704,436			704,436
Total liabilities	$	―	$717,328	$	―	$717,328

9.    DEPENDENCE ON THIRD PARTIES

LP GenCo and the Partnership are highly dependent on LP OpCo, OpCo and Fulcrum for the operation and maintenance of the Facilities and during the terms of the J Aron, SMEPA and MS Tolls, the Facilities will be highly dependent on these counterparties for the purchase of electric generating capacity and dispatchable energy at the Facilities. Any material breach by anyone of these parties of their respective obligations to the Facilities could affect the ability of the Company, LP HoldCo, GenCo and the Partnership to meet its obligations under their loan facilities.

10.  CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consists of cash and cash equivalent, restricted cash and accounts receivable.  Our short-term cash investments are placed with high credit quality financial institutions.  Accounts receivable are primarily concentrated with entities in the energy industry in the U.S.  Accordingly, we have exposure to trends within the energy industry, including declines in the creditworthiness of our counterparties.  We do not currently have any significant exposure to counterparties that are not paying on a current basis.

11.  SUBSEQUENT EVENTS

On May 9, 2008, the Company signed a merger agreement with GSC Acquisition Company (“GSCAC”) a subsidiary of GSC.  GSC is a blank check company formed on October 26, 2006 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar combination, one or more businesses or assets.  The merger must be approved by GSC stockholders and if the other conditions to completion of the merger are satisfied, a subsidiary of GSCAC will merge with and into the Company, and the Company will be the surviving entity and become an indirect subsidiary of GSC.

Report of Independent Auditors

To the Members of
CEP Batesville Acquisition, LLC

We have audited the accompanying consolidated balance sheets of CEP Batesville Acquisition, LLC and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ (deficit) capital and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CEP Batesville Acquisition, LLC and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
April 16, 2007

CEP BATESVILLE ACQUISITION, LLC
Consolidated Balance Sheets
December 31, 2006 and 2005
(In Thousands)

	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$644	$525
Investments held by trustee – restricted	39,658	42,879
Accounts receivable	4,509	4,589
Spare parts inventory	2,383	2,322
Prepaid expenses and other current assets	829	563
TOTAL CURRENT ASSETS	48,023	50,878

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation and amortization of $9,429 and $5,396, respectively	86,211	90,103

CONTRACTS, net of accumulated amortization of $48,683 and $28,008, respectively	146,317	166,992

OTHER ASSETS	2,491	2,526

TOTAL ASSETS	$283,042	$310,499

LIABILITIES AND MEMBERS' (DEFICIT) CAPITAL

CURRENT LIABILITIES
Current portion of long-term debt	$12,525	$11,925
Accounts payable	234	632
Accrued interest	9,934	10,326
Other accrued liabilities	2,929	2,478
TOTAL CURRENT LIABILITIES	25,622	25,361

LONG-TERM DEBT, net of current maturities	265,550	278,075

TOTAL LIABILITIES	291,172	303,436

COMMITMENTS AND CONTINGENCIES	—	—

MEMBERS’ (DEFICIT) CAPITAL	(8,130)	7,063

TOTAL LIABILITIES AND MEMBERS’ (DEFICIT) CAPITAL	$283,042	$310,499

CEP BATESVILLE ACQUISITION, LLC
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005
(In Thousands)

	2006	2005
OPERATING REVENUES	$54,787	$50,434

OPERATING COSTS AND EXPENSES
Operating costs	15,811	12,081
Depreciation and amortization expense	4,033	4,019
Amortization expense	20,675	20,675
General and administrative expenses	2,940	3,361
TOTAL OPERATING COSTS AND EXPENSES	43,459	40,136

INCOME FROM OPERATIONS	11,328	10,298

OTHER INCOME (EXPENSE)
Interest income	1,784	1,108
Interest expense	(21,933)	(22,763)
TOTAL OTHER INCOME (EXPENSE)	(20,149)	(21,655)

NET LOSS	$(8,821)	$(11,357)

CEP BATESVILLE ACQUISITION, LLC
Consolidated Statements of Members’ (Deficit) Capital
For the Years Ended December 31, 2006 and 2005
(In Thousands)

	Batesville Investor I Corp	Batesville Investor II Corp	Stonehill Institutional Partners, LP	Castlerigg Partners L.P.	CEP Batesville Holding, LLC	Total Members’ (Deficit) Capital
Members’ Capital at January 1, 2005	$7,105	$7,105	$3,344	$3,344	$923	$21,821
Distributions	(1,109)	(1,109)	(522)	(522)	(139)	(3,401)
Net loss	(3,703)	(3,703)	(1,742)	(1,742)	(467)	(11,357)
Members’ Capital at December 31, 2005	2,293	2,293	1,080	1,080	317	7,063
Distributions	(2,078)	(2,078)	(978)	(978)	(260)	(6,372)
Net loss	(2,877)	(2,877)	(1,353)	(1,353)	(361)	(8,821)
Members’ Deficit at December 31, 2006	$(2,662)	$(2,662)	$(1,251)	$(1,251)	$(304)	$(8,130)

CEP BATESVILLE ACQUISITION, LLC
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2006 and 2005
(In Thousands)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(8,821)	$(11,357)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,033	4,019
Contract amortization	20,675	20,675
Changes in operating assets and liabilities:
Accounts receivable	80	(630)
Spare parts inventory	(61)	413
Prepaid expenses and other current assets	(267)	1,800
Other assets	36	36
Accounts payable	(398)	(613)
Accrued interest	(392)	(317)
Other accrued liabilities	451	(872)
Net cash provided by operating activities	15,336	13,154

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in investments held by trustee	3,221	(3,210)
Capital expenditures	(141)	(628)
Proceeds from disposition of asset held for sale	—	3,600
Net cash provided by (used in) investing activities	3,080	(238)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to members	(6,372)	(3,401)
Payment of long term debt	(11,925)	(9,600)
Net cash used in financing activities	(18,297)	(13,001)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	119	(85)

CASH AND CASH EQUIVALENTS, beginning of year	525	610

CASH AND CASH EQUIVALENTS, end of year	$644	$525

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$22,325	$23,077

CEP BATESVILLE ACQUISITION, LLC
Notes to the Financial Statements

1.    Organization

CEP Batesville Acquisition, LLC (the “Company”) is a Delaware limited liability company formed in May 2004 to acquire 100% membership interest in LSP Batesville Holding, LLC (“Holding”), a Delaware limited liability company established on July 29, 1998.  Holding owns 100% of LSP Energy Limited Partnership (the “Partnership).  The Partnership owns a gas-fired electric generating facility with a design capacity of approximately 837 megawatts located in Batesville, Mississippi (the “Facility”).  The Facility commenced operations in August 2000.  CEP Batesville Holding Company, LLC (“Batesville Holding”) owns 4.1% of the Company and is the managing member of the Company.  The other members owning interest in the Company are Batesville Investor I Corp. (32.61%), Batesville Investor II Corp. (32.61%), Stonehill Institutional Partners, LP (15.34%) and Castlerigg Partners, L.P. (15.34%).

Effective August 25, 2004, Holding was acquired by the Company for cash of approximately $27.6 million, subject to certain purchase price adjustments and transaction costs, and assumed approximately $299.6 million of outstanding debt.  As of the transaction date, the Facility’s two power purchase agreements (“PPA” or “PPAs”) were all transferred in full effect with the acquisition.  The sale did not result in a change of control under the Trust Indenture (“Trust Indenture”) dated as of May 21, 1999, among LSP Batesville Funding Corporation (“Funding”), the Partnership and The Bank of New York, as more fully described in Note 4.  The acquisition has been accounted for using the purchase method of accounting for business combinations.  The transaction was pushed down to the Partnership at the time of the acquisition and as such, purchase price has been allocated to the assets acquired based on their estimated fair values at the date of acquisition.

On December 6, 2006, Complete Energy Batesville, LLC (“CE Batesville”) entered into a purchase and sale agreement with Stonehill Institutional Partners, L.P., Castlerigg Partners, L.P., Stonehill Offshore Partners Limited and Castlerigg International Holdings Limited to acquire their interest in the Company.  CE Batesville is a subsidiary of Complete Energy Holdings, LLC which owns a majority interest in Batesville Holding.  The agreement, which transfers economic interests from the sellers to the purchaser, was effective March 14, 2007.  Upon the close of the transaction, CE Batesville became the parent of the Company.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.  The consolidated financial statements include the accounts of the Company, Holding, LSP Energy, Inc., LSP Batesville Funding Corp. and the Partnership.  All significant intercompany transactions have been eliminated in consolidation.

Nature of Operations

The principal business of the Company is the ownership and operation of power generation facilities and the sale of energy, capacity and related products.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.  Those reclassifications had no impact on reported net loss or members’ (deficit) capital.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available.  Estimates are used for such items as plant depreciable lives and uncollectible accounts among others.  In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets.  As better information becomes available (or actual amounts are determinable), the recorded estimates are revised.  Consequently, current operating results would be affected by revisions to prior accounting estimates.

Risks and Uncertainties

As with any power generation facility, operation of the Facility will involve risk, including performance of the Facility below expected levels of output and efficiency, shut-downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, or catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences affecting a power generation facility or its power purchasers.  The occurrence of any of these events could significantly reduce or eliminate revenues generated by the Facility or significantly increase the expenses of the Facility, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash and short-term investments with original maturities of three months or less.

Investments Held by Trustee – Restricted

At December 31, 2006 and 2005, investments held by trustee-restricted, consisted of commercial paper with original maturities primarily of 90 days or less.  The Company acquired and classified these debt securities as held-to-maturity because of its intent and ability to hold them to maturity.  As of December 31, 2006 and 2005, the fair value of each of these investment securities approximated its amortized cost.

These restricted investments have been deposited in specific accounts to meet debt service reserve and major maintenance reserve requirements as required under the terms of the Trust Indenture, and these investments are classified as current in the accompanying consolidated balance sheets.

The trustee holds all of these investments and the use of the proceeds from maturities is restricted under the terms of the Trust Indenture (see Note 4).

Allowance for Doubtful Accounts

The Company establishes provisions for losses on accounts receivable if it is determined that the Company will not collect all or part of the outstanding balance.  The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method.  At December 31, 2006 and 2005, there was no allowance for doubtfull accounts.

Spare Parts Inventory

Inventory is valued at the lower of weighted average cost or market and consists principally of spare parts for the Facility.  As required, the Company records provisions for obsolete inventory parts.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include prepaid property taxes and insurance.

Property, Plant and Equipment

Property, plant and equipment are stated at cost however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable.  Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred.  Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 25 years.  See note 3 for further discussion.

The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments.  Based on current interest rates, the carrying value of long-term debt approximates fair value.

Accounting for Price Risk Management Activities

The Company records all of its derivative instruments on the consolidated balance sheets at their fair value under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments entered into to hedge risk and that qualify as hedges, the Company applies the provisions of SFAS No. 133 and its related amendments and interpretations, and the accounting treatment depends on each instrument’s intended use and how it is designated.

During the normal course of business, the Company may enter into contracts that qualify as derivatives under the provisions of SFAS No. 133, as amended. As a result, the Company evaluates its contracts to determine whether derivative accounting is appropriate. Contracts that meet the criteria of a derivative and qualify as “normal purchases” or “normal sales”, as those terms are defined in SFAS No. 133, as amended, may be excluded from fair value accounting treatment. Contracts that qualify as derivatives and do not meet the exceptions for “normal purchases” or “normal sales” are reflected at fair value on the Company’s consolidated balance sheets with changes in fair values reflected in the Company’s consolidated statements of operations.

The Company did not enter into any hedging or derivative contracts during 2006 or 2005.

Comprehensive Loss

Net loss is equal to comprehensive loss as there were no additional items impacting comprehensive loss for the year ended December 31, 2006 and 2005.

Revenue Recognition

Revenues are recorded based on capacity provided and electrical output delivered at the lesser of amounts billable under the power purchase contracts or the average estimated contract rates over the initial term of the power purchase contracts pursuant to their terms and conditions.  Transmission service credit revenues are recognized when actual cash is received.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations or credit risk, consist primarily of cash and cash equivalents, investments held  by trustee-restricted and accounts receivable.  Cash accounts are generally held in federally insured banks.  Accounts receivable are concentrated within entities engaged in the energy industry.  These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economics, industry or other conditions.  Receivables are generally not collateralized.

Income Taxes

The Company is not an income tax paying entity as income taxes are assessed at the member level.  Accordingly, the consolidated financial statements of the Company do not include any income tax effects.

Asset Retirement Obligations

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations.  This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  SFAS 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred.  Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability.  The Partnership has also adopted the provisions of FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which requires that the Company record a liability for those retirement and removal costs in which the timing and/or amount of the settlement of the costs are uncertain. The Company has determined that it has no obligations under SFAS No. 143 or FIN No. 47 as of December 31, 2006 and 2005.

Environmental Costs

The Company may be exposed to environmental costs in the ordinary course of business.  Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.  Estimates of the liabilities would be based upon currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors, and estimates of associated legal costs.  These amounts would consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations.  Any estimated liability would be subject to revision in future periods based on actual costs or new circumstances.  As of December 31, 2006 and 2005 no known environmental liabilities existed.

3.    Property, Plant and Equipment and Contracts

Property, plant and equipment as of December 31, 2006 and  2005 consisted of the following (in thousands):

	2006	2005
Land	$1,710	$1,710
Buildings	1,858	1,858
Plant equipment	76,458	76,441
Transmission assets	15,384	15,384
Computer/equipment	116	87
Asset under capital lease	72	—
Furniture and fixtures	20	17
Automobiles	3	2
	95,621	95,499
Construction in progress	19	—
Less: accumulated depreciation and amortization	(9,429)	(5,396)
Property, plant and equipment, net	$86,211	$90,103

Certain components within the facility will require replacement or overhaul at various times during the estimated life of the plant.  The cost of replacements and overhaul of these components is expensed in the period incurred.  Routine maintenance and repairs are charged to expense as incurred.

Contracts consist of the fair value of the PPAs with J. Aron & Company (J. Aron) and South Mississippi Electric Power Association (“SMEPA”) (see Note 5).  The contracts are being amortized over the remaining lives of the contracts at acquisition date.

Contracts as of December 31, 2006 and 2005 consist of the following (in thousands):

	2006	2005
SMEPA PPA Contract	$60,000	$60,000
J. Aron PPA Contract	135,000	135,000
	195,000	195,000
Less: accumulated amortization	(48,683)	(28,008)

Contracts, net	$146,317	$166,992

4.    Financing

On May 21, 1999, the Partnership and Funding issued two series of Senior Secured Bonds (the “Bonds”) in the following total principal amounts: $150,000,000 7.164% Series A Senior Secured Bonds due 2014 and $176,000,000 8.160% Series B Senior Secured Bonds due 2025. Interest is payable semi-annually on each January 15 and July 15, commencing January 15, 2000, to the holders of record on the immediately proceeding January 1 and July 1.  At December 31, 2006 and 2005, $278.1 and $290.0 million, respectively of bonds outstanding. The Partnership’s secured bonds currently carry a rating of B+ at Standard & Poors and B1 at Moody’s. The interest rate on the Bonds may be increased under the circumstances described below.

A portion of the proceeds from the issuance of the Bonds was used to repay the $136,000,000 of outstanding loans under a Bank Credit Facility.  The remaining proceeds from the issuance of the Bonds were used to pay a portion of the costs of completing the Facility.

A common agreement (the “Common Agreement”) set forth, among other things: (i) terms and conditions upon which loans and disbursements were to be made under the Bank Credit Facility; (ii) the mechanism for which loan proceeds, operating revenues, equity contributions and other amounts received by the Partnership were disbursed to pay construction costs, operations and maintenance costs, debt service and other amounts due from the Partnership; (iii) the conditions which had to be satisfied prior to making distributions from the Partnership; and (iv) the covenants and reporting requirements the Partnership was required to be in compliance with during the term of the Common Agreement.

The Common Agreement required the Partnership to set aside cash reserves for the cost of performing periodic major maintenance on the Facility, including turbine overhauls, and the credit support, if any, that the Partnership is required to provide to SMEPA under the SMEPA PPA.

Effective May 21, 1999, the Common Agreement was amended and restated in connection with the issuance of the Bonds, (the “Amended and Restated Common Agreement”).  The Amended and Restated Common Agreement sets forth, among other things: (i) the mechanism by which Bond proceeds, operating revenues, equity contributions and other amounts received by the Partnership are disbursed to pay construction costs, operations and maintenance costs, debt service and other amounts due from the Partnership, and (ii) the conditions which must be satisfied prior to making distributions from the Partnership.

The Amended and Restated Common Agreement provided that the following conditions must be satisfied before making distributions from the Partnership to its partners: (i) the Partnership must have made all required disbursements to pay operating and maintenance expenses, management fees and expenses and debt service; (ii) the Partnership must have set aside sufficient reserves to pay principal and interest payments on the Exchange Bonds and its other senior secured debt; (iii) there cannot exist any default or event of default under the Trust Indenture for the Exchange Bonds; (iv) the Partnership’s historical and projected debt service coverage ratios must equal or exceed the required levels; (v) the Partnership must have sufficient funds in its accounts to meet its ongoing working capital needs; (vi) the Facility must be complete; and (vii) the distributions must be made on or after the last business day of September 2000.

The Amended and Restated Common Agreement requires that the Partnership set aside reserves for: (i) payments of scheduled principal and interest on the Exchange Bonds and other senior secured debt of the Partnership and the Funding Corporation; (ii) the cost of performing periodic major maintenance on the Facility, including turbine overhauls; and (iii) the credit support, if any, that the Partnership is required to provide to SMEPA under the SMEPA PPA.  As of December 31, 2005 and 2004, the Partnership has funded reserve accounts for scheduled principal and interest on the Exchange Bonds and periodic major maintenance on the Facility in the amount of $39.1 and $35.7 million, respectively. Such reserve accounts are reflected as investments held by trustee - restricted on the accompanying consolidated balance sheets.

The Partnership and Funding filed a registration statement with the Securities and Exchange Commission (the “SEC”) for a registered offer to exchange the Bonds for two series of debt securities (the “Exchange Bonds”) which are in all material respects substantially identical to the Bonds.  The registration statement became effective on March 7, 2000.  Upon such registration becoming effective, the Partnership and Funding offered the Exchange Bonds in return for surrender of the Bonds. Interest on each Exchange Bond accrued from January 15, 2000, the last date interest on the surrendered Bonds was paid.

Principal payments are payable on each January 15 and July 15, commencing on July 15, 2001. Scheduled maturities of the Exchange Bonds are as follows (in thousands):

2007	$12,525
2008	12,825
2009	13,275
2010	13,800
2011	14,700
Thereafter	210,950
Total long-term debt, including current maturities	$278,075

The Exchange Bonds are secured by substantially all of the personal property and contract rights of the Partnership and Funding.  In addition, Holding and Energy have pledged all of their interests in the Partnership, and Holding has pledged all of the common stock of Energy and all of the common stock of Funding.

The Exchange Bonds are senior secured obligations of the Partnership and Funding, rank equivalent in right of payment to all other senior secured obligations of the Partnership and Funding and rank senior in right of payment to all existing and future subordinated debt of the Partnership and Funding.

The Exchange Bonds are redeemable at the option of the Partnership and Funding, at any time in whole or from time to time in part, on not less than 30 or more than 60 days’ prior notice to the holders of that series of Exchange Bonds, on any date prior to its maturity at a redemption price equal to 101% of the outstanding principal amount of the Exchange Bonds being redeemed, plus accrued and unpaid interest on the Exchange Bonds being redeemed and a make-whole premium.  In no event will the redemption price ever be less than 100% of the principal amount of the Exchange Bonds being redeemed plus accrued and unpaid interest thereon.

The Exchange Bonds are redeemable at the option of the bondholders if funds remain on deposit in the distribution account for at least 12 consecutive months, and the Partnership and Funding cause the bondholders to vote on whether the Partnership and Funding should use those funds to redeem the Exchange Bonds, and holders of at least 66 2/3% of the outstanding Bonds vote to require the Partnership and Funding to use those funds to redeem the Exchange Bonds.  If the Partnership is required to redeem Bonds with those funds, then the redemption price will be 100% of the principal amount of the Exchange Bonds being redeemed plus accrued and unpaid interest on the Exchange Bonds being redeemed.  In addition, if Acquisition or any future qualified transferee ceases to own, directly or indirectly, at least 51% of the capital stock of Energy (unless any or all of them maintain management control of the Partnership), or Acquistion or any future qualified transferee cease to own, directly or indirectly, at least 10% of the ownership in the Partnership, then the Partnership and Funding must offer to purchase all of the

Exchange Bonds at a purchase price equal to 101% of the outstanding principal amount of the Exchange Bonds plus accrued and unpaid interest unless the Partnership and Funding receive a confirmation of the then current ratings of the Bonds or at least 66 2/3% of the holders of the outstanding Bonds approve the change in ownership.

The Trust Indenture for the Exchange Bonds (the “Trust Indenture”) entered into among the Partnership, Funding and The Bank of New York, as Trustee (the “Trustee”) contains covenants including among others, limitations and restrictions relating to additional debt other than the Exchange Bonds, Partnership distributions, new and existing agreements, disposition of asset, and other activities.  The Trust Indenture also describes events of default which include, among others, events involving bankruptcy of the Partnership or Funding, failure to make any payment of interest or principal on the Exchange Bonds and failure to perform or observe in any material respect any covenant or agreement contained in the Trust Indenture.  At December 31, 2005, the Partnership was restricted from making distributions as a result of Insufficient Debt Coverage Service Ratio. The Partnership met the Debt Coverage Service Ratio during 2006 was therefore able to make distributions during the year.

5.    Commitments and Contingencies

On May 18, 1998, the Partnership entered into a long-term PPA with Dominion (“Dominion PPA”).  Effective May 15, 2005, the Dominion PPA was assigned to J. Aron & Company (“J. Aron PPA”), the commodities sales and trading subsidiary of The Goldman Sachs Group, Inc. (“Goldman Sachs”). Goldman Sachs will provide a guaranty of all obligations and liabilities of J. Aron & Company under the PPA.  No change in the terms of the Dominion PPA occurred as a result of the assignment.  Under the terms of the J. Aron PPA, the Partnership is obligated to sell, and J. Aron is obligated to purchase, approximately 558 megawatts of electrical capacity and dispatchable energy generated from two of the three Combined Cycle Units (“Unit” or “Units”) at the Facility at prices set forth in the J. Aron PPA.  The initial term of the J. Aron PPA is 13 years, beginning on June 1, 2000.  J. Aron has the option of extending the term of the J. Aron PPA for an additional 12 years by providing the Partnership written notice at least two years prior to the expiration of the initial term.  The extended term may be terminated at any time by J. Aron with 18 months prior notice to the Partnership.  Additionally, the contract contains an option to purchase the two units under the PPA at the end of the extension period in 2023.

The terms of the J. Aron PPA, as amended, require J. Aron to make payments to the Partnership including a reservation payment, an energy payment, an additional energy payment, a start-up payment, a system upgrade payment and a guaranteed heat rate payment.

The J. Aron PPA is a tolling arrangement, whereby J. Aron is obligated to supply natural gas to each J. Aron Unit.  J. Aron is obligated to arrange, procure, nominate, balance, transport and deliver to the Facility’s lateral pipeline the amount of fuel necessary for each J. Aron Unit to generate its net electrical output.

The J. Aron PPA requires the Partnership and J. Aron to work together to develop an annual schedule for the maintenance based upon J. Aron’s projected dispatch schedule.  The Partnership has agreed not to schedule maintenance during the months of June, July, August, September, January and February without J. Aron’s consent.

In March 2007, the Partnership and J. Aron signed an amendment to the PPA.  The amendment reduced the 12-year-extension option to four months and terminated the purchase option for the two units.  In exchange for the amendment, the Partnership agreed to pay J.Aron an aggregate amount of approximately $19.2 million, payable in monthly specified amounts, over the remaining life of the contract either by (i) netting the monthly payment amount againts amounts due from J.Aron for power purchase, (ii) payment in cash, or (iii) any combination of the methods described in (i) and (ii).

On May 21, 1998, the Partnership entered into a second long-term PPA with Aquila (“Aquila PPA”).  Effective February 28, 2005, the Aquila PPA was assigned to SMEPA (“SMEPA PPA”).  No change in the terms of Aquila PPA occurred as a result of the assignment.  Under the terms of the SMEPA PPA, the Partnership is obligated to sell, and SMEPA is obligated to purchase, approximately 281 megawatts of electrical capacity and dispatchable energy generated from one of the three Units at the Facility at prices set forth in the SMEPA PPA.  The initial term of the SMEPA PPA is fifteen years and seven months, beginning on June 1, 2000.  SMEPA has the option of extending the term of the SMEPA PPA for an additional five years by providing the Partnership written notice by the later of July 2013 or 29 months prior to the expiration of the initial term.

The terms of the SMEPA PPA require SMEPA to make payments to the Partnership including a reservation payment, an energy payment, a start-up payment, a system upgrade payment and a guaranteed heat rate payment.

The SMEPA PPA is a tolling arrangement, whereby SMEPA is obligated to supply natural gas to the SMEPA Unit.  SMEPA is obligated to arrange, procure, nominate, balance, transport and deliver to the Facility’s lateral pipeline the amount of fuel necessary for the SMEPA Unit to generate its net electrical output.

The SMEPA PPA requires the Partnership and SMEPA to work together to develop an annual schedule for the maintenance of the SMEPA Unit based upon SMEPA’s projected dispatch schedule.  The Partnership has agreed not to schedule maintenance during the period from June 15 through September 15 of any calendar year without SMEPA’s consent.

6.    Members’ (Deficit) Capital

The Limited Liability Company agreement of the Company provides that the allocations of income, gain, loss, deduction, or credit should be made in accordance with positive capital accounts and based on the profit or loss sharing ratios.

7.    Related Party Transactions

The Partnership has no employees and has entered into a management services agreement and an operation and maintenance agreement with CEP Operating Company LLC (“CEP Op Co” or “Operator”), an affiliate of the managing member of the Company.  Under the terms of the agreements the Partnership is required to pay the Operator a fixed monthly fee of approximately $46,000 during operation of the Facility.  The Partnership is also required to reimburse the Operator for all labor costs including payroll, taxes, and benefits and other costs deemed reimbursable by the Partnership.  The operations and maintenance fee will be adjusted annually based on published indices.

For the year ended December 31, 2006, the Company incurred labor and related costs of approximately $2.4 million, fixed monthly fees of approximately $1.2 million and other costs of approximately $0.6 million. As of December 31, 2006, the Company had outstanding amounts payable to CEP Op Co of approximately $170,000.  For the year ended December 31, 2005, the Company incurred labor and related costs of approximately $2.8 million, fixed monthly fees of approximately $1.0 million and other costs of approximately $0.8 million. As of December 31, 2005, the Company had outstanding amounts payable to CEP Op Co of approximately $120,000.  Amounts outstanding are included in accounts payable on the accompanying consolidated balance sheets.

8.    Dependence on Third Parties

The Company is highly dependent on the Operator for the operation and maintenance of the Facility and during the terms of the J. Aron PPA and SMEPA PPA, the Company will be highly dependent on two utilities for the purchase of electric generating capacity and dispatchable energy from their respective units at the Facility.  Any material breach by any one of these parties of their respective obligations to the Company could affect the ability of the Company to make payments on the Exchange Bonds.  In addition, bankruptcy or insolvency of other parties or default by such parties relative to their contractual or regulatory obligations could adversely affect the ability of the Company to make payments on the Exchange Bonds.  If an agreement were to be terminated due to a breach of such agreement, the Company’s ability to enter into a substitute agreement having substantially equivalent terms and conditions, or with an equally creditworthy third party, is uncertain and there can be no assurance that the Company will be able to make payments on the Exchange Bonds.

For the year ended December 31, 2006, the J. Aron PPA and SMEPA PPA accounted for 70% and 30%, respectively, of the Company’s total revenues.  For the year ended December 31, 2005, the J. Aron PPA and SMEPA PPA accounted for 67% and 33%, respectively, of the Company’s total revenues.

Report of Independent Auditors

To the Member of
La Paloma Generating Company, LLC

We have audited the accompanying statement of operations, member’s deficit, and cash flows of La Paloma Generating Company, LLC (the “Company”) for the period from January 1, 2005 to August 16, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, member’s deficit, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, member’s deficit, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, member’s deficit, and cash flows. We believe that our audit of the statements of operations, member’s deficit, and cash flows provides a reasonable basis for our opinion.

In our opinion, the statements of operations, member’s deficit, and cash flows referred to above presents fairly, in all material respects, the results of the operations, member’s deficit, and cash flows of La Paloma Generating Company, LLC for the period from January 1, 2005 to August 16, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
July 22, 2008

LA PALOMA GENERATING COMPANY, LLC
Statement of Operations
For the Period from January 1, 2005 to August 16, 2005
(In Thousands)

For the Period from January 1, 2005 to August 16, 2005
OPERATING REVENUES
Tolling revenue	$29,541
Merchant revenue	45,938
Other revenue	1,941
TOTAL OPERATING REVENUES	77,420

OPERATING COSTS AND EXPENSES
Fuel Expense	38,104
Operating and maintenance	36,546
Administrative and general	500
Depreciation and amortization	5,447
TOTAL OPERATING COSTS AND EXPENSES	80,597

LOSS FROM OPERATIONS	(3,177)

OTHER INCOME (EXPENSE)
Interest income	191
Interest expense	(54,147)
Other expense, net	(3,365)
TOTAL OTHER EXPENSE	(57,321)

NET LOSS	$(60,498)

LA PALOMA GENERATING COMPANY, LLC
Statement of Member’s Deficit
For the Period from January 1, 2005 to August 16, 2005
(In Thousands)

	La Paloma Holding Co. LLC	Accumulated Other Comprehensive Income (Loss)	Member’s Deficit
Balance, January 1, 2005	$(427,397)	$(24,243)	$(451,640)
Member contributions	51,445	-	51,445
Changes in price risk management	-	352	352
Net loss	(60,498)	-	(60,498)
Balance, August 16, 2005	(436,450)	(23,891)	(460,341)

LA PALOMA GENERATING COMPANY, LLC
Statement of Cash Flows
For the Period from January 1, 2005 to August 16, 2005
(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(60,498)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion expense	5,467
Changes in operating assets and liabilities
Accounts receivable	(8,331)
Inventory	(118)
Prepaid expenses	(705)
Other assets	11,481
Accounts payable and other current liabilities	7,734
Accrued interest	50,087
Net cash provided by (used in) operating activities	5,117
CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	3,527
Capital expenditures	(646)
Proceeds from construction of assets	1,209
Net cash provided by investing activities	4,090
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Letter of Credit Draws	(1,551)
Borrowing from working capital loans, net	2,532
Repayment of long-term debt	(61,633)
Contributions by member	51,445
Net cash provided by (used in) financing activities	(9,207)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-
CASH AND CASH EQUIVALENTS—beginning of period	-
CASH AND CASH EQUIVALENTS—end of period	$-

LA PALOMA GENERATING COMPANY, LLC
Notes to the Financial Statements

1.    ORGANIZATION

La Paloma Generating Company, LLC (“La Paloma” or the “Company”), is a limited liability company, formed on April 21, 1998, under the laws of the state of Delaware. The Company was formed to identify and perform all necessary tasks related to the development, construction, and operation of the La Paloma Project (the “Project”). The Company owns a gas-fired electric generating facility with a design capacity of approximately 1,022 megawatts located in McKittrick, California (the “Facility”).  The Facility commenced full commercial operations in March 2003. Through October 27, 2004, the members that formed the Company were La Paloma Power Corporation and National Energy Holdings, Inc., Delaware Corporations, wholly owned subsidiaries of National Energy & Gas Transmission, Inc. (“NEGT”).  As a result of a sustained downturn,  the major credit rating agency’s downgraded/NEGT and certain of its consolidated affiliates’ credit ratings to below investment grade, and NEGT and certain affiliates, including the Company, defaulted on various debt agreements and guaranteed equity commitments.  On July 8, 2003, NEGT voluntarily filed petitions for protection under Chapter 11 of the federal bankruptcy code.  On October 27, 2004, the Company and NEGT entered into various restructuring arrangements with the lenders providing for, among other things, the transfer of the Project to the lenders.  Subsequent to the date of transfer, the Company was owned 100% by La Paloma Holding Company, LLC (“La Paloma HoldCo”).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The principal business of the Company is the ownership and operation of the power generation facility and the sale of energy, capacity and related products.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available.  Estimates are used for such items as plant and related asset depreciable lives and uncollectible accounts among others.  In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, current operating results could include the effect of revisions to prior period accounting estimates.

Risks and Uncertainties

As with any power generation facility, operation of the Facility will involve risk, including performance of the Facility below expected levels of output and efficiency, shut-downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, or catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the Facility or significantly increase the expenses of the Facility, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, which consists of costs of purchased equipment, construction-related labor and materials, and leasehold improvements.  These capitalized costs are depreciated on a straight-line basis over estimated useful live of 45 years, less any residual or salvage value.    Impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable.  Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve the life of the respective asset are charged to expense as incurred.

Accounting for Price Risk Management Activities

The Company records all of its derivative instruments on the balance sheet at their fair value under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments entered into to hedge risk and that qualify as hedges, the Company applies the provisions of SFAS No. 133 and its related amendments and interpretations.  The accounting treatment depends on each instrument’s intended use and how it is designated.

During the normal course of business, the Company may enter into contracts that qualify as derivatives under the provisions of SFAS No. 133, as amended.  As a result, the Company evaluates its contracts to determine whether derivative accounting is appropriate. Contracts that meet the criteria of a derivative and qualify as “normal purchases” or “normal sales”, as those terms are defined in SFAS No. 133, as amended, may be excluded from fair value accounting treatment. Contracts that qualify as derivatives and do not meet the exceptions for “normal purchases” or “normal sales” are reflected at fair value on the Company’s balance sheets with changes in fair values reflected in the Company’s statement of member’s capital.

The Company used swaps to hedge the impact of market fluctuations on interest rates when there was a high degree of correlation between price movements in the derivative and the item designated as being hedged.  In its capacity as construction agent, the Company entered into  six interest rate swap agreements on March 7, 2001,  all of which were entered into to hedge the debt payments that were going to be made during the operating period, from April 10, 2002 until March 31, 2012.  The notional amount of these swaps begins at $521 million and decreases based on the debt repayment structure.

The Company had a balance in accumulated OCI representing net settlements on swaps during construction, to be amortized as the assets are depreciated through March 2048.  For the period from January 1, 2005 to August 16, 2005, total of $352 thousand was reclassified to earnings.

Revenue Recognition

For the tolling agreements, revenues are recorded based on capacity and ancillary services provided and electrical output delivered at the lesser of amounts billable under the respective tolling agreement or the average estimated contract rates over the initial term of the respective tolling agreement.  Merchant revenues are recognized based on capacity and ancillary services provided and electrical output delivered at the spot market price. Other revenue consists of sales of excess gas, not needed by the plant to produce power, to third parties and is recognized when the gas is delivered to the third party.

Power Purchases

When the Company has to purchase power from third parties in order to fulfill its contractual obligations to deliver power to other third parties, this cost is recognized when title to the power passes to the Company from the third party. This occurs when a unit is not available to produce power and the Company has entered into an agreement to sell to other third parties.

Income Taxes

The Company is a limited liability company for both federal and state tax purposes. Therefore, it does not pay income taxes, and no provision for income taxes has been reflected in the accompanying financial statements.

Asset Retirement Obligation

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which requires that the Company record a liability for those retirement and removal costs in which the timing and/or amount of the settlement of the costs are

uncertain.    The Company recognized accretion of approximately $20 thousand for the period January 1, 2005 to August 16, 2005.

3.    PROPERTY, PLANT AND EQUIPMENT

Certain components within the Facility will require replacement or overhaul at various times during the estimated life of the plant.  The cost of replacements and overhaul of these components is expensed in the period incurred.  Routine maintenance and repairs are charged to operating and maintenance expenses as incurred.

4.    INTEREST EXPENSE

In November 2002, the Company defaulted on its obligation to pay interest and swap payments.  In addition, as a result of NEGT’s downgrade to below investment grade by the major credit rating agencies, NEGT as guarantor of certain debt obligations of La Paloma, became required to make equity contributions to the Company of $375 million.  Neither NEGT nor the Company had sufficient funds to make these payments.

As of December 4, 2002, NEGT and La Paloma entered into various arrangements with the lenders.  All existing commitments were declared terminated and the loans along with the associated accrued interest were due and payable forthwith.  The arrangements also provided for the additional funds to complete construction and for working capital facilities to enable the Company to timely pay for its fuel requirements and to provide its own collateral to support natural gas pipeline capacity reservations and independent transmission system operator requirements, as well as for general working capital purposes.  The transfer of the project to the lenders occurred on October 27, 2004.

La Paloma had project financing debt of approximately $823 million outstanding as of August 16, 2005.  As the company was in default on the debt agreements, all project debt was classified as current.

During the period from January 1, 2005 to August 16, 2005, the Company recognized interest expense of approximately $50 million related to its project financing debt.  As the Company was unable to make regular interest payments, the interest recognized on the project financing debt was capitalized.  The Company also made principal payments of approximately $64.7 million during the period January 1, 2005 through August 16, 2005.

Interest expense is recorded at Prime plus credit spread, which ranged from 10% to 11% for the period from January 1, 2005 to August 16, 2005.

5.    MEMBER’S CAPITAL

As the Company is a single member limited liability company, all income, gains, losses, deductions, and/or credits are allocated to La Paloma Holding Company, LLC.

6.    COMMITMENTS AND CONTINGENCIES

Joint Interconnection Facilities Agreement—On January 28, 2000, the Company entered into a joint interconnection facilities agreement with Sunrise Cogeneration and Power Company.  The two companies share costs on joint development, permitting, designing, engineering, procurement, construction, installation, use, ownership, operation and maintenance of the facilities necessary to interconnect the Facility to the Midway Substation, including, but not limited to, the joint transmission line and the joint switchyard.

Amended and Restated Raw Water Supply Agreement—On January 31, 2000 and as amended on September 26, 2000, the Company entered into a raw water supply agreement with West Kern Water District to acquire, install, and provide water service to the facility. The term of the agreement is thirty-five years.

Hot Gas Path Service Agreement—On November 8, 1999 the Company entered into a long-term service agreement with Alstom Power. Under the terms of this contract, Alstom Power will provide various services and replacement parts related to the operation and maintenance of the four gas turbines.  For the fixed portion of the payment, the base monthly fee is initially set at $16,000 per gas turbine.  The operating term of the agreement commenced in January, 2003 with an initial base fee of $375 per equivalent operating hour (EOH). Both fees escalate in accordance with the change in the Consumer Price Index.  At August 16, 2005, the fixed portion of the payment equaled $0.6 million and the base fee equaled $10.6 million. This amount was included in Operating and Maintenance expenses in the accompanying statement of operations.

Power Purchase and Sale Agreement with Southern California Edison (“SCE”)—On December 19, 2002 the Company entered into a Power Purchase and Sale Agreement with SCE. Under the terms of this agreement the Company sells the capacity of units 1 and 2 to SCE, as well as the associated energy and ancillary services. The capacity price is fixed on a monthly basis and the energy price is fixed at $2.75/MWh escalating at 2% per year. SCE is responsible for bearing the cost of providing the natural gas when the units are operated under this agreement. The term of the agreement ran from April 1, 2003 through December 31, 2007. The Company recognized revenue of approximately $29.5 million for the period January 1, 2005 to August 16, 2005.

Operations and Maintenance Agreement (“OMA”) and an Asset Management Agreement (“AMA”) with DTE Energy Services, Inc. (“DTE”)—On April 1, 2004 the Company entered into a an Operations and Maintenance Agreement and an Asset Management Agreement with DTE Energy Services, Inc.  The agreements provide for operation and maintenance services, and administrative and management services, respectively, for the Project.  The duration of the OMA and AMA is 3 years and DTE is paid a monthly fee of $39,000 and $72,500 for its services under the OMA and AMA, respectively.  In addition, DTE is reimbursed for certain reimbursable costs and extraordinary services.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

GSC ACQUISITION COMPANY

GSCAC HOLDINGS I LLC

GSCAC HOLDINGS II LLC

GSCAC MERGER SUB LLC

and

COMPLETE ENERGY HOLDINGS, LLC

Dated as of May 9, 2008

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.01	Definitions	A-1
Section 1.02	Rules of Construction	A-16

ARTICLE II
THE MERGER; CLOSING

ARTICLE III
EFFECT OF MERGER; EXCHANGE OF CERTIFICATES

Section 3.01	Effect of Merger on Capital Stock of CEH	A-19
Section 3.02	Surrender of Certificates	A-21
Section 3.03	No Further Ownership Rights in CEH Units	A-23
Section 3.04	Lost, Stolen or Destroyed Certificates	A-23

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
CEH AND THE PROJECT COMPANIES

A-i

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE GSCAC PARTIES

ARTICLE VI
COVENANTS

A-ii

ARTICLE VII
GSCAC’S CONDITIONS TO CLOSING

Section 7.01	Representations and Warranties	A-65
Section 7.02	Performance	A-65
Section 7.03	Officer’s Certificate	A-65
Section 7.04	Orders and Laws	A-65
Section 7.05	Consents and Approvals.	A-65
Section 7.06	JPM Debt	A-66
Section 7.07	TCW Debt	A-66
Section 7.08	Requisite Stockholder Approval	A-66
Section 7.09	No CEH Material Adverse Effect	A-66
Section 7.10	Project Company Indebtedness	A-66
Section 7.11	Additional Agreements	A-66
Section 7.12	Delivery of TCW Certificate	A-66

ARTICLE VIII
CEH’S CONDITIONS TO CLOSING

Section 8.01	Representations and Warranties	A-67
Section 8.02	Performance	A-67
Section 8.03	Officer’s Certificate	A-67
Section 8.04	Orders and Laws	A-67
Section 8.05	Consents and Approvals	A-67
Section 8.06	Requisite Stockholder Approval	A-67
Section 8.07	Additional Agreements	A-67
Section 8.08	Directors’ and Officers’ Liability Insurance	A-68
Section 8.09	Officers and Directors	A-68
Section 8.10	Trust Account	A-68
Section 8.11	No GSCAC Material Adverse Effect	A-68
Section 8.12	TCW Debt	A-68
Section 8.13	Delivery of TCW Certificate	A-68

A-iii

ARTICLE IX
TERMINATION

Section 9.01	Termination	A-69
Section 9.02	Effect of Termination	A-70

ARTICLE X
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

ARTICLE XI
MISCELLANEOUS

A-iv

EXHIBITS

Exhibit A	Form of Fourth Amended and Restated Limited Liability Company Agreement of CEH
Exhibit B	Form of Amended and Restated Limited Liability Company Agreement of GSCAC Holdings I LLC
Exhibit C	Limited Liability Company Agreement of GSCAC Holdings II LLC
Exhibit D	Form of Second Amended and Restated Certificate of Incorporation of GSCAC
Exhibit E	Form of Amended and Restated Bylaws of GSCAC
Exhibit F	Merger Consideration Calculation
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Consent, Exchange and Preemptive Rights Agreement
Exhibit I	Form of TCW/MS Contingent Warrant Agreement
Exhibit J	Employment Agreements
Exhibit K	GSCAC Plan
Exhibit L	Form of TCW 2008 Note Purchase Agreement
Exhibit M	CEH Unitholder Consent and Release Agreement
Exhibit N	Form of LP Minority Exchange Agreement
Exhibit O	Amendment to Founders’ Registration Rights Agreement
Exhibit P	Form of Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH
Exhibit Q	Non-Solicitation and Confidentiality Agreement
Exhibit R	Form of Lock Up Agreement

SCHEDULES

CEH DISCLOSURE SCHEDULE

1.1-DA	Designated Accounts
1.1-K-CEH	Knowledge of CEH
1.1-PL	CEH Permitted Liens
4.03(b)	Company Consents
4.03(c)	CEH Approvals
4.04(a)	Ownership Structure
4.04(b)	Options, etc. for Equity Securities
4.05	Sufficiency of Purchased Assets
4.06	Bank Accounts
4.08	Legal Proceedings
4.10	Exceptions to Financial Statements
4.11	Certain Changes
4.12	Taxes
4.12(k)	Tax Jurisdictions
4.14	CEH Material Contracts
4.15	Real Property
4.17(b)	Environmental Matters

A-v

4.18	Insurance Claims
4.19(a)(i)	Owned Intellectual Property Rights
4.19(a)(ii)	Intellectual Property Rights/Contracts
4.21	Labor Matters
4.22(a)	Benefit Plans
4.22(c)	Exceptions to Benefit Plans
6.03	Exceptions to Conduct of Business
6.06	Insurance
6.10	Directors and Officers
8.09(a)	Resignation of Officers

GSCAC DISCLOSURE SCHEDULE

1.1-K-GSCAC	Knowledge of GSCAC
5.03	GSCAC Approvals
5.06	Brokers
5.08(a)	Capitalization
5.08(b)	Purchase Options, etc
5.08(f)	Registration Rights
5.08(g)	Equity Securities
5.10	Exceptions to Financial Statements
5.11	Employee Matters
5.12	Intellectual Property
5.13	GSCAC Material Contracts
5.14	Insurance
5.17	Transactions with Affiliates
5.18(a)	Assets and Properties
5.18(b)	Real Property
5.21	Taxes
5.25	Certain Changes
6.03	Exceptions to Conduct of Business

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of May 9, 2008, among GSC ACQUISITION COMPANY, a Delaware corporation (“GSCAC”), GSCAC Holdings I LLC, a Delaware limited liability company (“Holdco Sub”), GSCAC Holdings II LLC, a Delaware limited liability company (“Holdco Sub2”), GSCAC Merger Sub LLC, a Delaware limited liability company (“Merger Sub” and together with GSCAC, Holdco Sub and Holdco Sub2, the “GSCAC Parties”), and COMPLETE ENERGY HOLDINGS, LLC, a Delaware limited liability company (“CEH”).

RECITALS

A.           The Board of Directors or Board of Managers of each GSCAC Party and CEH deem it in the best interests of their respective shareholders and members to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into CEH with CEH being the surviving entity (the “Merger”) and to consummate the other transactions contemplated by this Agreement, and each such Board of Directors or Board of Managers has approved this Agreement and declared its advisability, and the Board of Directors of GSCAC (the “GSCAC Board”) intends to submit and recommend this Agreement, the Merger and all other Voting Matters for approval to its shareholders.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.01    Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“AAA” has the meaning given to it in Section 10.05(b)(i).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (a) any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, by GSCAC or any of its subsidiaries with respect to the equity or assets of such third party or any Initial Business Combination, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of any class of equity or voting securities of GSCAC, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving GSCAC.

“Additional Agreements” means (a) the Fourth Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit A, (b) the Holdco Sub LLC Agreement, (c) the Limited Liability Company Agreement of Holdco Sub2 attached as Exhibit C, (d) the Second Amended and Restated Certificate of Incorporation of GSCAC, in substantially the form of Exhibit D, (e) the Amended and Restated Bylaws of GSCAC, in substantially the form of Exhibit E, (f) the Registration Rights Agreement, in substantially the form of Exhibit G, (g) the TCW Consent, (h) the employment agreements attached as Exhibit J, (i) the GSCAC Plan, in substantially in the form of Exhibit K, (j) the TCW 2008 Note Purchase Agreement in substantially the form of Exhibit L, (k) the CEH Unitholder Consent and Release Agreement attached as Exhibit M, (l) the LP Minority Exchange Agreement, (m) the Amendment to Founders’ Registration Rights Agreement attached as Exhibit O, (n) the Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit P, (o) the Non-Solicitation and Confidentiality Agreement attached as Exhibit Q, and (p) the Lock-Up Agreements, in substantially the form of Exhibit R.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“AMEX” means the American Stock Exchange.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Batesville Investor I” means Batesville Investor I Corp., a Delaware corporation.

“Batesville Investor II” means Batesville Investor II Corp., a Delaware corporation.

“Batesville Project” means the approximately 837 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in the vicinity of Batesville, Mississippi, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by LSP Energy LP) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Benefit Plan” means, (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan and (e) each employment, change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit plan agreement or arrangement.

“Business” as to any Project Company, means (a) the direct and/or indirect ownership and operation of the respective Project, including the generation and sale of electricity and capacity by such Project Company at or from the Project, the receipt by such Project Company of natural gas and the conduct of other activities by such Project Company related or incidental to the foregoing and (b) with respect to CEH, the assessment, development and investment in potential energy asset transactions and investment opportunities and the conduct of other activities by CEH related or incidental to the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Cash Settled Option” means each Cash Settled Option dated August 16, 2005 issued pursuant to the TCW 2005 Note Purchase Agreement.

“Casualty Estimate” has the meaning given to it in Section 6.07(a).

“CEH” has the meaning given to it in the introduction to this Agreement.

“CEH Approvals” has the meaning given to it in Section 4.03(c).

“CEH Class A Units” means the units of CEH designated as Class A Common Units, as set forth in the CEH LLC Agreement.

“CEH Class B Units” means the units of CEH designated as Class B Non-Voting Units, as set forth in the CEH LLC Agreement.

“CEH Class E Units” means the units of CEH designated as Class E Non-Voting Units, as set forth in the CEH LLC Agreement.

“CEH Disclosure Schedule” means the disclosure schedules prepared by CEH and attached to this Agreement.

“CEH Founders” means Lori A. Cuervo, Peter Dailey and Hugh Tarpley.

“CEH Group Member” means each Person who, immediately prior to giving effect to the Merger, is a record owner of any CEH Units (other than the Specified CEH E-Units).

“CEH Group Member Pro Rata Share” means, for each record owner of any CEH Units (other than Specified CEH E-Units and excluding CEH Restricted Units), the percentage equivalent of a fraction, the numerator of which is the number of outstanding CEH Units held by such record owner immediately prior to the Effective Time and the denominator of which is the sum of (a) the total number of CEH Units outstanding immediately prior to the Effective Time plus (b) the total number of CEH Restricted Units.

 “CEH Group Merger Consideration” has the meaning given to it in Exhibit F.

“CEH LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of CEH dated as of May 24, 2006, as amended by the Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit P, and by any other amendment after the date hereof that does not (a) increase the aggregate consideration payable by any GSCAC Party in connection with the Transactions or (b) otherwise adversely affect in any material respect any GSCAC Party or CEH; provided that clause (b) shall not apply to any amendment entered into solely to effect the issuance of Permitted Refinancing Equity Securities.

“CEH Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (x) the ability of the Project Companies to consummate the Transaction or (y) the business, results of operations, assets, or condition (financial or otherwise) of the Project Companies, taken as a whole; provided, however, that any effect to the extent such effect results from the following shall not be considered when determining whether a CEH Material Adverse Effect has occurred: (a) any change in economic conditions generally or in the industry in which a Project Company operates, including any change in markets for commodities or supplies, including electric power, natural gas or water, as applicable, used in connection with any Project Company or in regional wholesale or retail markets for electric power to the extent such change does not disproportionately affect the Project Companies taken as a whole relative to the other participants in the industries in which the Project Companies operate; (b) any change in general regulatory, social or political conditions, including any acts of war or terrorist activities to the extent that such change does not disproportionately affect the Project Companies as a whole relative to the other participants in the industries in which the Project Companies operate; (c) the implementation of, or the failure to implement, a market for electric generation capacity by any Governmental Authority (including the California Public Utility Commission), irrespective of the form that such electric generation capacity market may take; (d) any change in the financial, banking or securities markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions to the extent that such change does not disproportionately affect the Project Companies as a whole relative to the other participants in the industries in which the Project Companies operate; (e) any change in any Laws (including Environmental Laws) to the extent such change does not disproportionately affect the Project Companies taken as a whole relative to the other participants in the industries in which the Project Companies operate, (f) any effects of weather, geological or meteorological events, (g) strikes, work stoppages or other labor disturbances, (h) any matters relating to any decision by the LP Minority Holders to sell, redeem or exchange or to not sell, redeem or exchange their interests in La Paloma Acquisition in connection with the transactions contemplated by this Agreement or otherwise; (i); any increases in the costs of commodities or supplies, including fuel, or decreases in the price of electricity, (i) any actions required to be taken by CEH  pursuant to the provisions of this Agreement, and (k) the announcement or pendency of the transactions contemplated hereby.

“CEH Material Contracts” has the meaning given to it in Section 4.14(a).

“CEH Permitted Liens” means (a) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which accurate accruals or reserves have been established in accordance with GAAP, (b) any Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by CEH or a Project Company and for which accurate accruals or reserves have been established in accordance with GAAP, (c) purchase money Liens on assets acquired in the ordinary course of business, (d) any other imperfection or irregularity of title and other Lien that would not reasonably be expected to materially detract from the value, materially interfere with the present use or materially adversely affect the marketability of a material asset, (e) zoning, planning, and other similar limitations and restrictions that are not in violation, (f) all rights of any Governmental Authority to regulate a Property, (g) the terms and conditions of the Permits of the Project Companies or the Contracts listed on Schedule 4.14, (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) any Liens which shall be released prior to the Closing and (j) the matters identified on Schedule 1.1-PL of the CEH Disclosure Schedule.

“CEH Restricted Unit Holder” each Person that has been allocated (for purposes of this Agreement) a number of CEH Restricted Units as set forth in the CEH Restricted Unit Notice.

“CEH Restricted Unit Holder Pro Rata Share” means, for each CEH Restricted Unit Holder, the percentage equivalent of a fraction, the numerator of which is the number of CEH Restricted Units allocated to such CEH Restricted Holder in the CEH Restricted Unit Notice and the denominator of which is the sum of (a) the total number of CEH Units outstanding immediately prior to the Effective Time plus (b) the total number of CEH Restricted Units.

“CEH Restricted Unit Notice” means a written notice delivered by CEH to GSCAC and TCW at least three Business Days prior to the Closing Date setting forth the identity of each CEH Restricted Unit Holder and the number of CEH Restricted Units allocated to it for purposes of this Agreement.

“CEH Restricted Units” means the number of “restricted units” allocated (for purposes of this Agreement) to the Restricted Unit Holders in the CEH Restricted Unit Notice.

“CEH Units” means the CEH Class A Units, the CEH Class B Units, the CEH Class E Units and any other Equity Securities of CEH outstanding immediately prior to the Effective Time, including any Permitted Refinancing Equity Securities.

“CEP Batesville Acquisition” means CEP Batesville Acquisition, LLC, a Delaware limited liability company.

“CEP Batesville Holding” means CEP Batesville Holding, LLC, a Delaware limited liability company.

“CEP OpCo” means CEP Operating Company, LLC, a Delaware limited liability company.

“CEP OpCo Benefit Plans” has the meaning given to it in Section 4.22(a).

“CEP OpCo Employee” means an employee employed by CEP OpCo.

“Certificates” has the meaning given to it in Section 3.02(a).

“Change in Recommendation” means (a) the failure of the GSCAC Board to make or reaffirm at CEH’s request, or the withdrawal of, or modification in a manner adverse to CEH of, the recommendation of the GSCAC Board to the GSCAC Stockholders referred to in Section 6.09(d) or (b) the GSCAC Board’s approval, endorsement, recommendation of, or GSCAC management’s recommendation that the GSCAC Board approve, endorse or recommend, (i) any Acquisition Proposal other than the Transactions, or (ii) any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any such Acquisition Proposal.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim or investigation.

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consents” has the meaning given to it in Section 4.03(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement between CEH and GSCAC dated September 26, 2007.

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Conversion Amount” means the amount required to be paid to the GSCAC Stockholders that properly exercise their conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Amended and Restated Certificate of Incorporation in connection with the approval of the Merger and the other Voting Matters by the GSCAC Stockholders.

“Deferred Underwriting Fees” means the amount of underwriting discounts and commissions earned by the underwriters in GSCAC’s initial public offering but whose payment has been deferred.

“Delaware Certificate of Merger” has the meaning given to it in Section 2.03.

“Designated Accounts” means the accounts set forth on Schedule 1.1-DA of the CEH Disclosure Schedule.

“Designated Account Cash Balance” has the meaning set forth in Exhibit F.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” has the meaning given to it in Section 2.01.

“Dispute” has the meaning given to it in Section 10.05(b).

“Effective Time” has the meaning given to it in Section 2.03.

“Environmental Claim” means any claim, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any Environmental Law or Hazardous Material.

“Environmental Law” means all applicable Laws relating to pollution, contamination, wastes, chemicals, or toxic or hazardous substances or materials, or to protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, each as amended on or prior to the Closing Date.

“Environmental Permits” means all permits, licenses, registrations, consents, authorizations, and other approvals required under any Environmental Law.

“Equity Securities” means any capital stock, partnership or limited liability company interest or other equity security or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rights” has the meaning given to it in Section 3.01(a).

“Fairness Opinion” has the meaning given to it in Section 5.26.

“FERC” means the Federal Energy Regulatory Commission.

“Fulcrum” means Fulcrum Power Services L.P.

“Fulcrum Consent” means, if executed and delivered by Fulcrum, CEH and GSCAC, the Fulcrum Consent and Exchange Agreement entered into in accordance with Section 6.19 and pursuant to which Fulcrum shall agree to exchange all of its membership interests in CEP Batesville Holding for the Fulcrum Exchange Consideration.

“Fulcrum Exchange Consideration” has the meaning given to it in Exhibit F.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity or any foreign governmental or regulatory authority, agency, body, instrumentality or official, and including any governmental, quasi–governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“GSCAC” has the meaning given to it in the introduction to this Agreement.

“GSCAC Approvals” has the meaning given to it in Section 5.03(c).

“GSCAC Board” has the meaning given to in the recitals to this Agreement.

“GSCAC Class A Common Stock” has the meaning given to it in Section 3.01(a).

“GSCAC Class B Common Stock” has the meaning given to it in Section 3.01(a).

“GSCAC Disclosure Schedule” means the disclosure schedules prepared by the GSCAC Parties and attached to this Agreement.

“GSCAC Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the ability of the GSCAC Parties to consummate the Transactions.

“GSCAC Material Contracts” has the meaning given to it in Section 5.13(a).

“GSCAC Parties” has the meaning given to it in the introduction to this Agreement.

“GSCAC Permitted Liens” means (a) Liens created by Contracts disclosed on Schedule 5.13 of the GSCAC Disclosure Schedule; (b) Liens created by GSCAC’s Amended and Restated Certificate of Incorporation; (b) Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which accurate accruals or reserves have been established in accordance with GAAP, and (c) Liens that shall be released prior to the Closing.

“GSCAC Plan” means the long term incentive program for GSCAC officers, directors, employees and consultants, substantially in the form of Exhibit K.

“GSCAC SEC Reports” has the meaning given to it in Section 5.09(a).

“GSCAC Stockholders” means the holders of outstanding common stock, $0.001 par value per share, of GSCAC.

“GSCAC Stockholders’ Meeting” has the meaning given to it in Section 6.09(b).

“Hazardous Material” means and includes each substance, waste, material and chemical:  (i) designated or regulated as a hazardous waste, hazardous substance, toxic substance, pollutant, contaminant, or hazardous material, or words of similar import under any applicable Environmental Laws; or (ii) otherwise regulated under any applicable Environmental Law, including petroleum or petroleum products, “regulated asbestos containing materials” (as that term is defined in 40 CFR 61.141), polychlorinated biphenyls, urea formaldehyde insulation and radioactive materials.

“Holdco Class B Common Units” has the meaning given to it in Section 3.01(a).

“Holdco Class C Common Units” has the meaning given to it in Section 3.01(a).

“Holdco Class D Common Units” has the meaning given to it in Section 3.01(a).

“Holdco Sub” has the meaning given to it in the introduction to this Agreement.

“Holdco Sub LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco Sub to be entered into at the Closing in substantially in the form of Exhibit B.

“Holdco Sub2” has the meaning given to it in the introduction to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments, (c) all capital lease obligations of such Person, (d) all reimbursement obligations of such Person in respect of drawn letters of credit or letters of guaranty, (e) all obligations of such Person in respect of the deferred purchase price of, or under any conditional sale or title retention agreement with respect to, any property acquired by such Person to the extent such obligations are secured by a purchase money Lien, and (f) all Indebtedness of others guaranteed by, or secured by any Lien on any property of, such Person.

“Initial Business Combination” has the meaning given to it in the Charter Documents of GSCAC in effect on the date of this Agreement.

“Initial GSCAC Common Stock” means the 25,200,000 shares of common stock, $0.001 par value per share, of GSCAC issued prior to the date of this Agreement.

“Initial GSCAC Warrants” means the warrants to purchase up to 4,000,000 shares of common stock, $0.001 par value per share, of GSCAC issued to GSC Secondary Interest Fund, LLC and (b) the warrants to purchase up to 20,700,000 shares of common stock, $0.001 par value per share, of GSCAC issued in connection with GSCAC’s initial public offering.

“Intellectual Property Rights” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and (d) trade secrets and confidential information, including confidential information regarding ideas, designs, concepts, compilations of information, databases, methods, inventions techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Period” has the meaning given to it in Section 6.01.

“JPM Debt” means all obligations of CEH or any Subsidiaries under the Credit Agreement, dated as of November 30, 2007, among CEH, CEH/La Paloma I, LLC, Complete Energy Batesville III, LLC, JPMorgan Chase Bank, N.A., and Wilmington Trust Company, as amended by the First Amendment to Credit Agreement dated as of January 14, 2008, or any related agreements or instruments.

“JPM Debt Repayment Amount” has the meaning given to it in Section 2.07(c).

“JPM Engagement Letter” means the letter agreement dated as of October 25, 2007 between CEH and J.P. Morgan Securities Inc.

“Knowledge” when used in a particular representation or warranty in this Agreement (i) with respect to CEH, means the actual knowledge after reasonable inquiry of any individual listed on Schedule 1.1-K-CEH of the CEH Disclosure Schedule and (ii) with respect to the GSCAC Parties, means the actual knowledge after reasonable inquiry of any individual listed on Schedule 1.1-K-GSCAC of the GSCAC Disclosure Schedule.

“La Paloma Acquisition” means La Paloma Acquisition Co, LLC, a Delaware limited liability company.

“La Paloma Genco” means La Paloma Generating Company, LLC, a Delaware limited liability company.

“La Paloma LLC Agreement” has the meaning given to it in Section 6.04.

“La Paloma Project” means the approximately 1,022 megawatt (nominal) natural gas-fired combined cycle electric generating plant located near McKittrick, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by La Paloma Genco) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Laws” means all federal, state or local laws, statutes, rules, regulations, orders, ordinances, judgments, decrees, rulings, and other pronouncements having the effect of law of any applicable Governmental Authority, as amended unless expressly specified otherwise.

“Leased Real Property” means all real property leased pursuant to, and all of the Project Companies’ right, title and interest therein under, the Real Property Leases.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any Project Company.

“Lien” means any mortgage, pledge, assessment, security interest, lien, encumbrance, right of first refusal or other similar property interest.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties.

“LP Minority 2005 Exchange Agreement” means the Exchange Agreement dated as of August 16, 2005 among CEH and the other parties thereto.

“LP Minority Exchange Agreement” means, upon execution and delivery thereof by the parties thereto, the LP Minority Exchange Agreement substantially in the form of Exhibit N.

“LP Minority Exchange Consideration” has the meaning given to it in Exhibit F.

“LP Minority Holders” means the Members (as defined in the limited liability company agreement of La Paloma Acquisition) of La Paloma Acquisition other than (a) CEH/La Paloma

Holding Company, LLC and (b) any successor or assign of CEH/La Paloma Holding Company LLC’s membership interests in La Paloma Acquisition.

“LP Minority Units” means the membership interests in La Paloma Acquisition held by the LP Minority Holders.

“LSP Energy LP” means LSP Energy Limited Partnership, a Delaware limited partnership.

“Merger” has the meaning given to it in the recitals to this Agreement.

“Merger Sub” has the meaning given to it in the introduction of this Agreement.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Project Company.

“Other Filings” has the meaning given to it in Section 6.09(a).

“Owned Real Property” means all parcels of land upon which the Projects are located, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto and associated therewith, that are owned by the Project Companies.

“Parties” means each of CEH and the GSCAC Parties.

“PBGC” has the meaning given to it in Section 4.22(c)(x).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted CEH Strategic Discussion” means discussions by CEH or any of its Affiliates or Representatives with third party industry participants relating to any potential acquisitions by, or other business combination transactions involving, CEH or any other Project Company (whether structured as a merger, consolidation, acquisition of stock or assets or otherwise) to take place after the Closing.

“Permitted Refinancing Transaction” means any transaction involving any incurrence of Permitted Refinancing Indebtedness or any issuance of Permitted Refinancing Equity Securities.

“Permitted Refinancing Equity Securities” means Equity Securities of CEH issued in exchange for, or the proceeds of which are used to refinance, all principal, interest and other amounts payable in respect of the JPM Debt in accordance with Section 6.05.

“Permitted Refinancing Indebtedness” means debt for borrowed money incurred in exchange for, or the proceeds of which are used to refinance, all principal, interest and other amounts payable in respect of the JPM Debt in accordance with Section 6.05.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit, claim, petition, hearing or notice of noncompliance or violation or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Project” or “Projects” means one or both of the Batesville Project and the La Paloma Project.

“Project Company” means CEH or any Subsidiary.

“Property” means all Owned Real Property and Leased Real Property.

“Proxy Statement” means the proxy statement GSCAC sends to the GSCAC Stockholders for purposes of soliciting proxies for the GSCAC Stockholder Meeting, as provided in Section 6.09.

“Purchased Assets” means all of the Assets of the Project Companies.

“Real Property Leases” leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which a Project Company holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property.

“Release” means any spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge in, on, onto, into or through the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Requisite Stockholder Approval” means the approval of the Merger and all other Voting Matters by the GSCAC Stockholders holding the number of shares of common stock, $0.001 par value per share, of GSCAC required under the applicable rules of AMEX, the DGCL and GSCAC’s Charter Documents to authorize and approve such Voting Matters; provided that the Requisite Stockholder Approval shall be deemed not to have occurred if holders of 20% or more of the shares of Initial GSCAC Common Stock that were issued in GSCAC’s initial public offering vote against the Merger or any other Voting Matter and properly exercise their conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Amended and Restated Certificate of Incorporation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Price” has the meaning given to it in Exhibit F.

“Specified CEH E-Unit Consideration” has the meaning given to it in Exhibit F.

“Specified CEH E-Unit Pro Rata Share” means, for each record owner of any CEH Specified CEH E-Unit, the percentage equivalent of a fraction, the numerator of which is the number of Specified CEH E-Units held by such record owner immediately prior to the Effective Time and the denominator of which is the sum of (a) the total number of CEH Units outstanding immediately prior to the Effective Time plus (b) the total number of CEH Restricted Units.

“Specified CEH E-Units” means the CEH Class E Units held by the persons (other than the CEH Founders) who are non-accredited investors as of the Closing, as identified in a written notice from CEH to GSCAC and TCW at least three Business Days prior to the Closing Date.

“Subsidiaries” means, collectively, Complete Energy Batesville III, LLC, a Delaware limited liability company, Complete Energy Batesville II, LLC, a Delaware limited liability company, Complete Energy Batesville, LLC, a Delaware limited liability company, CEP Batesville Holding, LLC, a Delaware limited liability company, Batesville Investor I, Batesville Investor II, CEP Batesville Acquisition, LSP Batesville Holding, LLC, a Delaware limited liability company, LSP Energy, Inc., a Delaware corporation, LSP Batesville Funding Corporation, a Delaware corporation, LSP Energy LP, CEH/La Paloma I, LLC, a Delaware limited liability company, CEH/La Paloma II, LLC, a Delaware limited liability company, CEH/La Paloma Holding Company, LLC, a Delaware limited liability company, La Paloma Acquisition, La Paloma Genco, CEP OpCo and CEP La Paloma Operating Company, LLC, a Delaware limited liability company.

“Surviving Company” has the meaning given to it in Section 2.01.

“Tax” or “Taxes” means (i) all federal, state, local or foreign income, franchise, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by or on behalf of any Taxing Authority, and any liability for any of the foregoing as transferee and (ii) in the case of each Project Company, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group or party to any agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Returns” has the meaning given to it in Section 4.12(a).

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof responsible for the imposition of such Tax, and the agency (if any) charged with collection of such Tax.

“TCW 2005 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 16, 2005, among CEH/La Paloma Holding Company, LLC, TCW Asset Management Company, and the Note Purchasers named therein, as amended by the Consent, Waiver and Amendment No. 1 to Note Purchase Agreement dated as of November 30, 2007.

“TCW 2008 Note Purchase Agreement” means the Note Purchase Agreement substantially in the form of Exhibit L which has been executed and delivered by the parties thereto as of Closing.

“TCW Consent” means the Consent, Exchange and Preemptive Rights Agreement attached as Exhibit H, which has been executed and delivered by the parties thereto.

“TCW Debt” means all obligations of CEH or any Subsidiaries under the TCW 2005 Note Purchase Agreement, the Cash Settled Options or any related agreements or instruments, including in respect of the notes and cash settled options issued thereunder.

“TCW Mezzanine Debt” means the notes in the aggregate principal amount of $50,000,000 (subject to adjustment pursuant to the TCW Consent) to be issued by CEH at the Closing pursuant to the TCW Consent and the TCW 2008 Note Purchase Agreement.

“TCW/MS Contingent Warrants” means the warrants to purchase shares of GSCAC Class A Common Stock issued as part of the TCW Payoff Consideration pursuant to the TCW Consent.

“TCW Payoff Consideration” means the Payoff Consideration as defined in the TCW Consent.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, and, upon execution and delivery thereof, the Additional Agreements.

“Trust Account” means the trust account established by GSCAC at JPMorgan Chase Bank, N.A. and maintained by American Stock Transfer & Trust Company, acting as trustee, with the cash proceeds of GSCAC’s public offering and private placements of GSCAC’s securities deposited into such account.

“Trust Agreement” means the Investment Management Trust Agreement dated as of June 25, 2007 between GSCAC and American Stock Transfer & Trust Company.

“Unitholder Consent” means the CEH Unitholder Consent and Release Agreement attached as Exhibit M, which has been executed and delivered by the parties thereto.

“Voting Matters” has the meaning given to it in Section 6.09(a).

Section 1.02    Rules of Construction.

(a)           All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, except that any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement.  Currency amounts referenced herein are in U.S. Dollars.

(c)           Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)           Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
THE MERGER; CLOSING

Section 2.01    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into CEH and the separate limited liability company existence of Merger Sub shall cease and CEH shall continue as the surviving entity of the Merger (the “Surviving Company”).

Section 2.02    Closing.  Unless this Agreement shall have been terminated in accordance with Article IX, the Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 A.M. local time, no later than the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as GSCAC and CEH mutually agree in writing.

Section 2.03    Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, GSCAC and CEH shall (i) cause a certificate of merger (the “Delaware Certificate of Merger”) to be filed in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLCA, and otherwise approved by GSCAC and CEH, and (ii) make all other filings or recordings required under the DLLCA to effect the Merger. The Merger shall become effective at such date and time as the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as GSCAC and CEH shall agree and specify in such Delaware Certificate of Merger.  The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.04    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the DLLCA.

Section 2.05    Amendments to Charter Documents.  At the Effective Time:

(a)           the limited liability company agreement of CEH, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit A, until thereafter changed or amended as provided therein or by the DLLCA;

(b)           the limited liability company agreement of Holdco Sub, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit B until thereafter changed or amended as provided therein or by the DLLCA;

(c)           the Certificate of Incorporation of GSCAC, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit D until thereafter changed or amended as provided therein or by the DGCL; and

(d)           the Bylaws of GSCAC, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in substantially the form attached hereto as Exhibit E until thereafter changed or amended as provided therein or by the DGCL.

Section 2.06    Directors and Officers.  The directors and officers of the Surviving Company, GSCAC, Holdco Sub and Holdco Sub2, as of the Effective Time, shall be appointed as provided in Schedule 6.10 of the CEH Disclosure Schedule, each to hold office in accordance with their applicable Charter Documents, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with their respective Charter Documents.

Section 2.07    Certain Closing Actions.  Subject to the terms and conditions of this Agreement, the Parties shall or shall cause their respective subsidiaries provided below to take the following actions at the Closing:

(a)           GSCAC shall cause the funds in the Trust Account to be disbursed (i) in the amount of the Conversion Amount, if any, to GSCAC Stockholders who vote against the Merger or the other Voting Matters and properly exercise their conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Certificate of Incorporation and any procedures regarding the exercise of such conversion rights that may be set forth in the Proxy Statement; (ii) to the underwriters of its initial public offering in the amount of the Deferred Underwriting Fees, and (iii) to pay its reasonable out-of-pocket documented third party fees and expenses that are incurred prior to the Closing in connection with the Transactions (including the documented fees owed by GSCAC to the persons set forth on Schedule 5.06 of the GSCAC Disclosure Schedule and other third party accounting, legal and other professional fees), to the extent not paid prior to the Closing;

(b)           GSCAC shall contribute to Holdco Sub (i) all remaining funds in the Trust Account (after giving effect to the payments set forth in Section 2.07(a) above), and (ii) all of the GSCAC Class B Common Stock, GSCAC Class A Common Stock and TCW Warrants to be included in the CEH Group Merger Consideration or to be delivered pursuant to the TCW Consent, the LP Minority Exchange Agreement and/or the Fulcrum Consent, as applicable;

(c)           Holdco Sub shall contribute (through Holdco Sub2) to CEH cash in an amount equal to the lesser of (i) $123,000,000 and (ii) the aggregate principal amount of the JPM Debt and any Permitted Refinancing Indebtedness outstanding at such time plus all accrued but unpaid interest or other obligations in respect of the JPM Debt and Permitted Refinancing Indebtedness (the “JPM Debt Repayment Amount”);

(d)           CEH shall transfer the JPM Debt Repayment Amount (to the extent received by it) to the administrative agent for the JPM Debt to repay the JPM Debt in accordance with the terms thereof and/or to the Person entitled to receive payment of any principal, interest or other obligations in respect of the Permitted Refinancing Indebtedness at the Closing, to repay such amounts in accordance with the terms thereof;

(e)           Holdco Sub shall contribute (through its subsidiaries) to CEH/La Paloma Holding Company, LLC the TCW Payoff Consideration (other than the TCW Mezzanine Debt), and CEH shall contribute to CEH/La Paloma Holding Company the TCW Mezzanine Debt;

(f)           CEH/La Paloma Holding Company shall transfer, to the extent received by it, the TCW Payoff Consideration to the holders of the TCW Debt in accordance with the terms of the TCW Consent; and

(g)           Each CEH Unit holder shall furnish to Holdco Sub (i) an affidavit by such CEH Unit holder stating such CEH Unit holder’s United States taxpayer identification number and that such CEH Unit holder is not a “foreign person” as defined in Section 1445 of the Code, or (ii) if such CEH Unit holder is a foreign person, a duly completed and signed notification of nonrecognition transaction that satisfies the requirements of Section 1.1445-2(d)(2) of the

Treasury Regulations; provided that if any CEH Unit holder fails to furnish the information described in this Section 2.07(g), then Holdco Sub shall have the right, with respect to such CEH Unit holder, to withhold under Section 1445 of the Code but such failure shall not delay, impair or otherwise affect the Closing, the Merger or the other Transactions.

Section 2.08    Calculation of CEH Group Merger Consideration, TCW Payoff Consideration, etc.  Each Party agrees, and CEH agrees to cause each Subsidiary, to provide the other Parties reasonable access to their respective books, records and employees as is reasonably requested in connection with the calculation of the CEH Group Merger Consideration, all other amounts specified on Exhibit F, the TCW Payoff Consideration, the LP Minority Exchange Consideration and the Fulcrum Exchange Consideration, as applicable.  Following the close of business on the second day preceding the Closing Date, CEH shall in good faith determine its estimate, as of the end of the day immediately preceding the Closing Date, of each of the Designated Account Cash Balances and the Debt amounts for each Project Company specified on Exhibit F and shall provide GSCAC with written notice of such estimates and reasonable evidence (such as bank statements) to support such estimates.  To the extent such estimates have been prepared in good faith and are supported by reasonable evidence provided to the TCW/MS Parties (as defined in the TCW Consent) and GSCAC, such estimates shall be used to calculate the CEH Group Merger Consideration, all other amounts specified on Exhibit F, the TCW Payoff Consideration, the LP Minority Exchange Consideration and the Fulcrum Exchange Consideration, as applicable.

ARTICLE III
EFFECT OF MERGER; EXCHANGE OF CERTIFICATES

Section 3.01    Effect of Merger on Capital Stock of CEH

Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of CEH, GSCAC, Merger Sub, Holdco Sub or the holders of any of the following securities, the following shall occur:

(a)           Conversion of CEH Units.  Each CEH Unit (other than the Specified CEH E-Units) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall immediately be converted automatically into the right to receive (i) shares of class B non-voting common units of Holdco Sub having the terms set forth in the Holdco Sub LLC Agreement (“Holdco Class B Common Units”) without interest, (ii) shares of Class B Common Stock of GSCAC having the terms set forth in GSCAC’s Charter Documents attached hereto as Exhibits D and E (“GSCAC Class B Common Stock”) without interest, (iii) shares of Class C common units of Holdco Sub having the terms set forth in the Holdco Sub LLC Agreement (“Holdco Class C Common Units”) without interest, (iv) shares of Class D common units of Holdco Sub having the terms set forth in the Holdco Sub LLC Agreement (“Holdco Class D Common Units”) without interest, and (iv) exchange rights pursuant to and in accordance with the Holdco Sub LLC Agreement (“Exchange Rights”) to exchange (A) shares of Holdco Class B Common Units and GSCAC Class B Common Stock for (B) shares of Class A common stock of GSCAC (“GSCAC Class A Common Stock”), in each case as such number of units and shares are calculated pursuant to Exhibit F and the remainder of this Section 3.01(a), subject to adjustment as provided in Section 3.01(f).  CEH shall provide to GSCAC, at least three Business Days prior to Closing, a list of the record owners of the Equity Securities of CEH as of Closing, together with the class and number of Equity Securities held by such record owners.  Each record owner of CEH Units (other than the Specified CEH E-Units and excluding the CEH Restricted Units) immediately prior to the Effective Time shall thereby become entitled to receive its CEH Group Member Pro Rata Share of the CEH Group Merger Consideration in accordance with this Article III; provided that such record owner (other than the CEH Founders) shall not be entitled to receive its CEH Group Member Pro Rata Share of the CEH Group Merger Consideration prior to the 180th day following the Effective Time unless and until it executes and delivers to GSCAC and CEH a Lock Up Agreement (substantially in the form of Exhibit R).  Each CEH Restricted Unit Holder shall thereby become entitled to receive (with respect to its CEH Restricted Units) its CEH Restricted Unit Holder Pro Rata Share of the CEH Group Merger Consideration in accordance with this Article III; provided that (x) such CEH Restricted Unit Holder shall not be entitled to receive its CEH Restricted Unit Holder Pro Rata Share of the CEH Group Merger Consideration prior to the 180th day following the Effective Time unless and until it executes and delivers to GSCAC and CEH a Lock Up Agreement (substantially in the form of Exhibit R) and (y) the CEH Group Merger Consideration to be received by such CEH Restricted Unit Holder with respect to its CEH Restricted Units shall be “Restricted Units” (as such term in defined in the Holdco Sub LLC Agreement).

(b)           Conversion of Specified CEH E-Units.  Each Specified CEH E-Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and shall immediately be converted automatically into the right to receive (i) shares of GSCAC Class A Common Stock without interest, (ii) Holdco Class C Common Units without interest, and (iii) Holdco Class D Common Units without interest, as such number of shares and units are calculated pursuant to Exhibit F and the remainder of this Section 3.01(b), subject to adjustment as provided in Section 3.01(f).  Each record owner of Specified CEH E-Units immediately prior to the Effective Time shall thereby become entitled to receive its Specified CEH E-Unit Pro Rata Share of the Specified CEH E-Unit Consideration; provided that such record owner shall not be entitled to receive its Specified CEH E-Unit Pro Rata Share of the Specified CEH E-Unit Consideration prior to the 180th day following the Effective Time unless and until it executes and delivers to GSCAC and CEH a Lock Up Agreement (substantially in the form of Exhibit R).

(c)           Surrender of Certificates.  The certificates representing the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, and the GSCAC Class B Common Stock, in each case issuable pursuant to Section 3.01(a) with respect to CEH Units (other than the Specified CEH E-Units) and the GSCAC Class A Common Stock, Holdco Class C Common Units, and Holdco Class D Common Units issuable pursuant to Section 3.01(b) with respect to Specified CEH E-Units shall, in each case, be issued to holders of such CEH Units subject to and upon surrender of the certificates representing such CEH Units in the manner provided in Section 3.02 (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, subject to and upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04).

(d)           Cancellation of Treasury Shares.  Each membership interest or other Equity Securities of CEH held by CEH or owned by any direct or indirect wholly-owned subsidiary of

CEH immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time without any conversion or payment in respect thereof.

(e)           Capital Stock of Merger Sub.  All of the outstanding membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into 100% of the outstanding membership interests in the Surviving Company with Holdco Sub2 becoming the sole member of the Surviving Company; subject to any necessary adjustments in membership of the Surviving Company resulting from any election by any LP Minority Holder to exchange its Equity Securities in La Paloma Acquisition for Equity Securities in CEH pursuant to the LP Minority 2005 Exchange Agreement.

(f)           Adjustments to Exchange Ratios.  (1) The number of Holdco Class B Common Units, Holdco Class C Common Units and Holdco Class D Common Units and shares of GSCAC Class B Common Stock and/or GSCAC Class A Common Stock issuable pursuant to the Exchange Rights, that the holders of CEH Units (other than the Specified CEH E-Units) or the CEH Restricted Unit Holders are entitled to receive pursuant to Section 3.01(a) and the number of shares of GSCAC Class A Common Stock, Holdco Class C Common Units, and Holdco Class D Common Units that the holders of Specified CEH E-Units are entitled to receive pursuant to Section 3.01(b), (2) the definition of Share Price, and (3) any dollar amounts set forth in the Holdco Sub LLC Agreement with respect to the Holdco Class C Common Units or the Holdco Class D Common Units shall, in the case of clauses (1) through (3), be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into GSCAC Class A Common Stock, GSCAC Class B Common Stock, Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Units), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GSCAC Class A Common Stock, GSCAC Class B Common Stock, Holdco Class B Common Units, Holdco Class C Common Units or Holdco Class D Common Units occurring on or after the date hereof and prior to the Effective Time.  If there is any change in the amount or terms of any CEH Units prior to the Effective Time, the aggregate CEH Group Merger Consideration shall not increase or decrease as a result of such change but the allocation of the CEH Group Merger Consideration and Specified CEH E-Unit Consideration among the record owners of CEH Units and Specified CEH E-Units shall, if applicable, be equitably adjusted.

(g)           Fractional Shares.  No fraction of a Holdco Class B Common Unit, Holdco Class C Common Unit or Holdco Class D Common Unit or fraction of a share of GSCAC Class B Common Stock or GSCAC Class A Common Stock will be issued by virtue of the Merger.  Instead, each holder of CEH Units that would otherwise be entitled to a fraction of a Holdco Class B Common Unit, Holdco Class C Common Unit or Holdco Class D Common Unit or a fraction of a share of GSCAC Class B Common Stock or GSCAC Class A Common Stock shall be permitted to aggregate all fractional Holdco Class B Common Units, Holdco Class C Common Units and Holdco Class D Common Units and all fractional shares of GSCAC Class B Common Stock and GSCAC Class A Common Stock that otherwise would be received by such holder and any resulting fractional shares or units shall be rounded to the nearest whole number.

Section 3.02    Surrender of Certificates.

(a)           Exchange Procedures.  Upon surrender (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, subject to and upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04) at or after the Closing of certificates (“Certificates”) representing CEH Units to GSCAC with an executed letter of transmittal and the Lock Up Agreement substantially in the form of Exhibit R if required by Section 3.01(a) or Section 3.01(b), the holders of such Certificates shall receive (1) in the case of holders of CEH Units (other than Specified E-Units), in exchange therefor such certificates representing the number of shares of GSCAC Class B Common Stock, Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, and/or Exchange Rights, as applicable, into which such CEH Units shall be converted pursuant to Section 3.01(a) at the Effective Time, and (2) in the case of holders of Specified E-Units, in exchange therefor such certificates representing the number of shares of GSCAC Class A Common Stock, into which such Specified CEH E-Units shall be converted pursuant to Section 3.01(b) at the Effective Time, and, in each case, the Certificates so surrendered shall forthwith be cancelled.  Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, shares of GSCAC Class B Common Stock, and/or Exchange Rights or shares of GSCAC Class A Common Stock issuable pursuant to Section 3.01.

(b)           Distributions with Respect to Unexchanged CEH Units.  No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock or GSCAC Class A Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units and/or GSCAC Class B Common Stock or GSCAC Class A Common Stock, to be issued upon the surrender of such Certificates until the holders of record of such Certificates shall surrender such Certificates (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04).  Subject to applicable Law, following surrender of any such Certificates to GSCAC (or in the case of any uncertificated CEH Unit or a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 3.04), with a properly completed letter of transmittal, GSCAC or Holdco Sub, as applicable, shall promptly deliver to the record holders thereof, without interest, the certificates representing Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock, and/or Exchange Rights or GSCAC Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units and/or GSCAC Class B Common Stock or GSCAC Class A Common Stock, as applicable.

(c)           Transfers of Ownership.  If certificates representing any Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock or GSCAC Class A Common Stock, as applicable, are to be issued in a name other than that in which the Certificates surrendered pursuant to this Section 3.02 in exchange therefore are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to GSCAC or any agent designated by GSCAC any transfer or other taxes required by reason of the issuance of certificates representing such Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, or shares of GSCAC Class B Common Stock or GSCAC Class A Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of GSCAC or any such agent designated by GSCAC that such tax has been paid or is not payable.

(d)           Required Withholding.  Each of the GSCAC Parties and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Certificates such amounts as are required to be deducted or withheld therefrom under the Code or any provisions of state, local, or foreign tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)           No Liability.  Notwithstanding anything to the contrary in this Section 3.02, none of Holdco Sub, GSCAC, the Surviving Company, CEH or any other Party hereto shall be liable to a holder of Certificates, Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock, or GSCAC Class A Common Stock or any other Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.03    No Further Ownership Rights in CEH Units.  All Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock, and/or Exchange Rights or GSCAC Class A Common Stock issued in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of the rights pertaining to the CEH Units and there shall be no further registration of transfers on the records of the Surviving Company of CEH Units that were outstanding immediately prior to the Effective Time.  If after the Effective Time, Certificates are presented to GSCAC, Holdco Sub, the Surviving Company or any of their Affiliates for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.04    Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed or if any CEH Unit is uncertificated, upon the making of an affidavit of that fact by the Person claiming either (a) such Certificate to be lost, stolen or destroyed and, if required by GSCAC or Holdco Sub, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or (b) such CEH Unit is uncertificated, then GSCAC or Holdco Sub, as applicable, will issue in exchange for such lost, stolen or destroyed Certificate or such uncertificated CEH Unit the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, and/or GSCAC Class B Common Stock or GSCAC Class A Common Stock in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
CEH AND THE PROJECT COMPANIES

CEH hereby represents and warrants to GSCAC as of the date of this Agreement that except as disclosed in the CEH Disclosure Schedules to the extent provided in Section 11.04:

Section 4.01    Organization.  Each of the Project Companies is a limited liability company, limited partnership or corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company, limited partnership or corporate power and authority to conduct its Business as it is now being conducted.  Each of the Project Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to be materially adverse to the Business of the Project Companies or the Project Companies.

Section 4.02    Authority.  Each Project Company has all requisite limited liability company, limited partnership or corporate power and authority to execute and deliver each Transaction Document to which it is or will be party and to perform its obligations thereunder.  The execution and delivery by each Project Company of each Transaction Document to which it is or will be a party, and the performance by each such Project Company of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable.  The Transaction Documents to which any Project Company is or will be a party are, or when executed will be, duly and validly executed and delivered by each such Project Company, and the Transaction Documents to which any such Project Company is or will be a party constitute, or when executed will constitute, the legal, valid and binding obligation of such Project Company enforceable against such Project Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 4.03    No Conflicts; Consents and Approvals.  The execution and delivery by each Project Company of each Transaction Document to which it is or will be party do not, and the performance by each Project Company of its obligations under each Transaction Document to which it is or will be a party does not:

(a)           violate or result in a breach of any of the Charter Documents of any Project Company;

(b)           assuming the consents disclosed on Schedule 4.03(b) of the CEH Disclosure Schedule (the “Company Consents”) have been obtained, violate or result in any default under any CEH Material Contract except for any such violation or default that would not reasonably be expected to adversely affect, in any material respect, the Business, the Project Companies, the Batesville Project or the La Paloma Project;

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 4.03(c) of the CEH Disclosure Schedule (the “CEH Approvals”), the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (1) violate in any material respect or result in a material breach of any material Law applicable to any Project Company or (2) require any material consent or approval of, or any material filing or other action by or with, any Governmental Authority under any material Law applicable to any Project Company.

Section 4.04    Capitalization.

(a)           Schedule 4.04(a) of the CEH Disclosure Schedule is an organizational structure chart of the Project Companies (other than CEH).  Schedule 4.04(a) of the CEH Disclosure Schedule also sets forth the percentage ownership of Equity Securities of each Project Company by any other Project Company. CEH has delivered to GSCAC on or prior to the date of this Agreement a list of the record owners of any Equity Securities of CEH and a description of the class and numbers of such Equity Securities as of the date of this Agreement.

(b)           Other than the Equity Securities disclosed on Schedule 4.04(a) or Schedule 4.04(b) of the CEH Disclosure Schedule and Permitted Refinancing Equity Securities issued after the date hereof, no Equity Securities of any Project Company are issued, reserved for issuance or outstanding.  All of the outstanding Equity Securities of each Project Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights other than as set forth in the La Paloma LLC Agreement, the CEP Batesville Holding Company Limited liability company agreement, the CEH LLC Agreement or the LP Minority 2005 Exchange Agreement.  There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of any Project Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any members or stockholders of any Project Company may vote.  Other than the Transaction Documents or as disclosed on Schedule 4.04(b) of the CEH Disclosure Schedule, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from any Project Company, or otherwise relating to, any outstanding Equity Securities of any Project Company or any voting agreements with respect to any Equity Securities of any Project Company, and no Project Company is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any Project Company or other securities of any Project Company or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any Equity Securities of any Project Company to or from any Person.

Section 4.05    Business.  The Business of each Project Company is the only business operation currently or, to the Knowledge of CEH, at any time in the past carried on by such Project Company.  Except as disclosed on Schedule 4.05 of the CEH Disclosure Schedule, the Assets owned, leased, licensed or contracted by the Project Companies constitute in all material respects all of the tangible Assets used or held for by the Project Companies in the conduct of their respective Businesses and are sufficient to operate such Businesses as currently conducted.

Section 4.06    Bank Accounts.  Schedule 4.06 of the CEH Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all the accounts and the names and locations of banks, trust companies and other financial institutions at which each Project Company maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.07    Subsidiaries.  None of the Project Companies has any subsidiaries or owns any Equity Securities in any Person except as disclosed on Schedule 4.04(a) and Schedule 4.04(b) of the CEH Disclosure Schedule.

Section 4.08    Legal Proceedings.  Except as disclosed on Schedule 4.08 of the CEH Disclosure Schedule, there is not, and, to the Knowledge of CEH, has not been at any time since August 16, 2005 in the case of the La Paloma Project (and the Subsidiaries holding a direct or indirect interest therein), August 24, 2004 in the case of the Batesville Project (and the Subsidiaries holding a direct or indirect interest therein) or January 1, 2005 in the case of CEH or any other Subsidiary, any Proceeding pending or, to the Knowledge of CEH, threatened against any Project Company before or by any Governmental Authority that would reasonably be expected to result in any material liability to the Business of any Project Company or any Project Company or that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions.

Section 4.09    Compliance with Laws and Orders.  Each Project Company is, and, to the Knowledge of CEH, has been since August 16, 2005 in the case of the La Paloma Project (and the Subsidiaries holding a direct or indirect interest therein), August 24, 2004 in the case of the Batesville Project (and the Subsidiaries holding a direct or indirect interest therein) or January 1, 2005 in the case of CEH or any other Subsidiary, in compliance in all material respects with all material Laws and material orders applicable to it; provided, however, that this  Section 4.09 does not address Environmental Laws, which are exclusively addressed by Section 4.17, matters relating to Taxes, which are exclusively addressed Section 4.12, matters relating to employee matters or Benefit Plans, which are exclusively addressed by Section 4.21 and Section 4.22, or matters relating to Permits or licenses which are exclusively addressed in Section 4.16 or, with respect to Environmental Permits, Section 4.17.

Section 4.10    Financial Statements.  Schedule 4.10 of the CEH Disclosure Schedule contains the following financial statements:

(a)           audited balance sheet of La Paloma Genco as of December 31, 2006 and as of December 31, 2007 and the related statements of income and cash flows for the year then ended;

(b)           audited balance sheet of LSP Energy LP as of December 31, 2005, as of December 31, 2006 and as of December 31, 2007 and the related statements of income and cash flows for the year then ended; and

(c)           audited consolidated balance sheet of CEH as of December 31, 2005, as of December 31, 2006 and as of December 31, 2007 and the related consolidated statements of income and cash flows for the year then ended.

Except as set forth in the notes thereto or on Schedule 4.10 of the CEH Disclosure Schedule, such financial statements were prepared in accordance with GAAP using the same accounting principles, policies and methods as had been historically used in connection with the calculation of the items reflected thereon and fairly present in all material respects the financial condition and results of operation of such Project Companies as of the respective dates and for the periods covered thereby, subject to normal year-end adjustments.  Except in each case for (i) liabilities reflected in the financial statements described in clauses (a) through (c) above, (ii) liabilities disclosed in Schedule 4.10 of the CEH Disclosure Schedule, and (iii) liabilities incurred in the ordinary course of business consistent with past practice, no Project Company has any material liabilities that would be required to be reflected on a balance sheet of such Project Company (including the footnotes thereto) prepared in accordance with GAAP.

Section 4.11    Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, the Business of each of La Paloma Genco and LSP Energy LP has been conducted in the ordinary course of business consistent with past practice and, except disclosed on Schedule 4.11 of the CEH Disclosure Schedule, there has not been:

(a)           any CEH Material Adverse Effect;

(b)           any making by any Project Company of any loans, advances or capital contributions to, or investments in, any Person other than a Project Company in an amount greater than $100,000;

(c)           any damage, destruction or casualty loss (whether or not covered by insurance) affecting any Purchased Assets that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the Business, the Batesville Project or the La Paloma Project;

(d)           any waiver, release or assignment of any material rights, claims or benefits under any CEH Material Contract that, individually or in the aggregate, could reasonably be expected to adversely affect, in any material respect, the Project Companies, the Batesville Project or the La Paloma Project;

(e)           any change in the Project Companies’ methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants; or

(f)           any settlement, or offer or proposal to settle, any material Claim or Proceeding involving or against any Project Companies or any of their respective officers or directors relating to any Project Companies or that relates to any Transactions.

Section 4.12    Taxes.  Except as disclosed on Schedule 4.12 of the CEH Disclosure Schedule:

(a)           Each Project Company has timely filed all material returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax Laws (the “Tax Returns”) for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all material respects;

(b)           Each Project Company has timely paid (or will pay) all material Taxes due for such periods and has made adequate provision in accordance with GAAP for any Taxes not yet due and payable;

(c)           Schedule 4.12 lists the income and franchise Tax Returns of the Project Companies that have each been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law, after giving effect to extensions or waivers, has expired;

(d)           No material Liens for Taxes other than CEH Permitted Liens have been filed, and no material claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of the Project Companies;

(e)           No Project Company is subject to any material outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(f)           Each Project Company has materially complied with all Laws relating to the payment and withholding of Taxes;

(g)           There has not been any material Tax election or any change in any material Tax election, change in annual Tax accounting period, adoption of, or change in, any method of Tax accounting, amendment of any Tax Return or filing of a claim for any material Tax refund, entering into of any material closing agreement, settlement of any material Tax claim, audit or assessment, or surrender of any right to claim a material Tax refund, offset or other reduction in Tax liability, with respect to any Project Company, since December 31, 2006 through the date of this Agreement;

(h)           There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Project Companies, nor any agreement to any extension of time with respect to a material Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(i)           No Project Company is a party to any agreement or arrangement with any Taxing Authority or any other Person with regard to (x) Taxes for any fiscal period ending after the Closing Date or (y) Taxes imposed on any Project Company for any fiscal period, including but not limited to, any contract providing for the allocation or sharing of such Taxes.  Any such agreement or arrangement disclosed in Schedule 4.12 is valid, binding and enforceable and the transactions contemplated in this Agreement will not alter or otherwise change any Tax benefits of such agreement or arrangement;

(j)           No Project Company has entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations (or any similar provision of state or local Law);

(k)           No material claim has been received from a Taxing Authority in a jurisdiction where a Project Company does not file Tax Returns with respect to a particular type of Tax that such Project Company may be subject to, or liable for, that particular type of Tax in that jurisdiction.  Schedule 4.12(k) of the CEH Disclosure Schedule contains a list of all states and foreign jurisdictions to which any material Tax is properly payable or any material Tax Return is filed, by or on behalf of the Project Companies;

(l)           No Project Company or any related person within the meaning of Section 197(f)(9) of the Code has held or used, at any time on or prior to August 10, 1993, any Section 197 intangible described in subparagraph (A) or (B) of Section 197(d)(1) of the Code;

(m)         Each of Batesville Investor I, Batesville Investor II, LSP Energy, Inc. and LSP Batesville Funding Corporation is and has been since the date of its incorporation classified as a corporation for federal income tax purposes, and each other Project Company is and has been since the date of its creation classified as an entity disregarded as separate from its owner or as a partnership for federal income tax purposes.

Section 4.13    Regulatory Status.

(a)           La Paloma Genco and LSP Energy LP meet the requirements for, and have been determined by FERC to be, an “Exempt Wholesale Generator” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

(b)           La Paloma Genco is authorized by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity and ancillary services at rates established in accordance with market conditions and LSP Energy LP is authorized by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy and capacity at rates established in accordance with market conditions.

Section 4.14    Contracts.  (a)  Excluding insurance policies and fidelity bonds, Schedule 4.14 of the CEH Disclosure Schedule sets forth a list, as of the date of this Agreement, of the following Contracts to which any Project Company is a party, including all amendments, and other modifications thereof (the Charter Documents and Contracts listed on Schedule 4.14 of the CEH Disclosure Schedule that otherwise meet the descriptions in this Section 4.14 being collectively, the “CEH Material Contracts”):

(i)           any Real Property Lease providing for annual rentals in excess of $1,000,000;

(ii)           any Contract for the future purchase, exchange or sale of gas in excess of $1,000,000 annually;

(iii)          any Contract for the future purchase, exchange or sale of electric power or capacity or ancillary services (other than open market spot purchases or sales of electric power, capacity or ancillary services) in excess of $1,000,000 annually;

(iv)          any Contract for the future transportation of gas in excess of $1,000,000 annually;

(v)           any Contract for the future transmission of electric power in excess of $1,000,000 annually;

(vi)          other than Contracts of the nature addressed by Section 4.14(a)(ii) – (v), any Contract for the future purchase of Assets or services providing for annual payments by the Project Companies in excess of $1,000,000;

(vii)          other than Contracts of the nature addressed by Section 4.14(a)(ii) – (v), any sales, distribution or other similar Contract providing for the future sale by the Project Companies of Assets or services, or that grants a right or option to purchase in the future, any Assets or services of the Project Companies, in each case that provides for annual payments to the Project Companies in excess of $1,000,000;

(viii)         any interconnection Contract;

(ix)          any lease of personal property providing for annual rentals of $1,000,000 or more;

(x)           any Contract in respect of any Indebtedness in excess of $1,000,000;

(xi)          any outstanding agreement of guaranty, surety or indemnification, direct or indirect, by a Project Company in an amount in excess of $1,000,000;

(xii)          any Contract for consulting services providing future annual compensation in excess of $250,000;

(xiii)         outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas or securities;

(xiv)         Charter Documents for each Project Company;

(xv)          any Contract that limits or otherwise restricts in any material respect any Project Companies or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Project Companies, GSCAC Parties or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xvi)          any Contract with any director or officer of any Project Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(xvii)         any Contract with any holder of CEH Units, any of their respective Affiliates or any holder of TCW Debt; or

(xviii)         any Contract in respect of any loan, advance or capital contribution to, or other investment in Equity Securities, any Person (other than any Project Company) in excess of $1,000,000.

(b)           GSCAC has been provided with copies of, or access to, all CEH Material Contracts.

(c)           Each of the CEH Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of each Project Company party thereto, except (i) any CEH Material Contracts that will terminate after the date of this Agreement but prior to the Closing Date in accordance with their respective terms or for which no Project Company or any Assets of any Project Companies will be bound or have any liability after the Closing; provided that this clause (i) shall only apply after the date of this Agreement or (ii) any CEH Material Contracts where the failure to be in full force and effect or to constitute a legal, valid and binding obligation would not reasonably be expected to adversely affect, in any material respect, the Project Companies, the Batesville Project or the La Paloma Project.

(d)           No Project Company or, to the Knowledge of CEH, any other party is in breach or default (or would be in breach or default upon the giving of notice, lapse of time or both) under any CEH Material Contract, except where such breach or default would not reasonably be expected to adversely affect, in any material respect, the Project Companies, the Batesville Project or the La Paloma Project.

Section 4.15    Property.

(a)           The Project Companies have good and marketable, indefeasible, fee simple title to, or in the case of leased material Assets (consisting of interests in real property) have valid leasehold interests in, all material Assets (consisting of interests in real property) used in their respective Businesses by any Project Company.  None of such Assets is subject to any Lien, except CEH Permitted Liens.  Schedule 4.15 of the CEH Disclosure Schedule sets forth the address and description of each Owned Real Property, and the address of each Leased Real Property and Schedule 4.14 of the CEH Disclosure Schedule sets forth a true and complete list of all Real Property Leases for such Leased Real Property, including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto.

(b)           To the Knowledge of CEH, the plants, buildings, structures and material equipment owned by the Project Companies have been reasonably maintained in all material respects consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(c)           The plants, buildings and structures owned by the Project Companies currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Businesses of the Project Companies as conducted as of the date of this Agreement.  To the Knowledge of CEH, none of the structures on any Property encroaches upon real property of another Person, and no material structure of any other Person substantially encroaches upon any Property.

(d)           Each Owned Real Property has a valid and subsisting certificate of occupancy, and the Project Companies’ continued use, occupancy and operation as currently used, occupied and operated, is in material compliance with, and does not constitute a material nonconforming use under, all material building, zoning, subdivision, land use and other similar material Laws applicable to a Project Company.

Section 4.16    Permits.  The Project Companies possess all material Permits (other than Environmental Permits which are exclusively addressed by Section 4.17) that are required for the Business and the ownership and operation of the Projects by the Project Companies in the manner in which they are currently owned and operated, except any such Permit relating exclusively to the construction (and not operation) of a Project.  To the Knowledge of CEH, all such Permits are in full force and effect and each Project Company is in compliance in all material respects with each such Permit.  To the Knowledge of CEH, no Project Company has received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, any written notification from any Governmental Authority alleging that it is in violation of any of such Permits in any material respect and there are no ongoing Proceedings before any Governmental Authority for the termination or revocation of any such Permits or to determine compliance therewith or with any Law applicable to the Business or any Project Company.

Section 4.17    Environmental Matters.

(a)           At least ten (10) days prior to the date hereof, GSCAC has been provided with copies of, or access to, all material environmental site assessment reports, studies, audits, investigations or other analyses in the possession of a Project Company that relate to Environmental Claims or Hazardous Materials in connection with any Purchased Asset  (including any Project) or Project Company.

(b)           Except as disclosed on Schedule 4.17(b) of the CEH Disclosure Schedule:

(i)           (A) the Project Companies, the Purchased Assets and the Projects are operating in compliance in all material respects with all applicable material Environmental Laws, and (B) to the Knowledge of CEH, the Project Companies have, as applicable, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, operated such Projects in compliance in all material respects with all applicable material Environmental Laws;

(ii)           the Project Companies have obtained and are in compliance in all material respects with all material Environmental Permits relating in any way to the ownership or operation of the Purchased Assets or the Projects as currently owned or operated; such Environmental Permits are valid and in full force and effect and there are no ongoing Proceedings before any Governmental Authority for the termination or revocation of any such Environmental Permits or to determine compliance therewith;

(iii)          (A) no Proceeding, investigation, notice, request for information by a Governmental Authority, citation, order or penalty with respect to any material Environmental Claim of or against a Project Company has been received in writing by a Project Company or, to the Knowledge of CEH, is otherwise pending or threatened against a Project Company except for such Proceedings, investigations, notices, requests for information, citations, orders or penalties as have been fully resolved and with respect to which there are no material remaining costs, liabilities or obligations or (B) there is not any Proceeding pending or, to the Knowledge of CEH, threatened against any Project Company before or by any Governmental Authority relating to any Environmental Law, Environmental Permit or Hazardous Materials that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions;

(iv)          there has been no Release of any Hazardous Material by a Project Company at or from any Purchased Asset or Project or any property now owned, leased or operated by a Project Company, except for any such Release that would not reasonably be expected to result in a material Environmental Claim of or against a Project Company; and

(v)           to the Knowledge of CEH, there are no material liabilities relating to any Project Company, the Purchased Assets or the Projects arising under or relating to any Environmental Law, Environmental Permit or Hazardous Material.

(c)           Notwithstanding any other provision of this Agreement to the contrary, except for Sections 4.03(b) and (c), 4.11, 4.14, 4.18 and 4.23, this Section 4.17 contains the sole and exclusive representations and warranties of CEH with respect to applicable Environmental Laws, Environmental Claims, Environmental Permits and Hazardous Materials.

Section 4.18    Insurance.  Schedule 4.18 of the CEH Disclosure Schedule sets forth as of the date of this Agreement a list of all material insurance policies and fidelity bonds held by or issued specifically on behalf of and for the benefit of the Project Companies, other than any such insurance policies and fidelity bonds related to Benefit Plans.  Except as set forth on Schedule 4.18 of the CEH Disclosure Schedule, as of the date of this Agreement, there is no material claim by any Project Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  To the Knowledge of CEH and as of the date of this Agreement, (a) all premiums payable under all such policies and bonds have been timely paid and (b) the Project Companies have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  To the Knowledge of CEH and as of the date of this Agreement, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.  To the Knowledge of CEH and as of the date of this Agreement, there is no threatened termination of or material alteration of coverage under, any of such policies or bonds.

Section 4.19    Intellectual Property.

(a)           Schedule 4.19(a)(i) of the CEH Disclosure Schedule sets forth a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights.  Schedule 4.19(a)(ii) of the CEH Disclosure Schedule sets forth a true and complete list of all material Contracts to which any Project Company is a party or otherwise bound and pursuant to which any such Project Company (A) obtains the license or right to use, any material Intellectual Property Right or (B) grants the license or right to use, any material Intellectual Property Right; provided that Schedule 4.19(a)(ii) of the CEH Disclosure Schedule shall not include any Contract involving commercially available software that is available for licensing for consideration of less than $15,000.

(b)           To the Knowledge of CEH, the Project Companies own, or have the licenses or rights to use for their respective Businesses, all material Intellectual Property Rights currently used in their respective Businesses, free and clear of any Lien other than CEH Permitted Liens.  The consummation of the Transactions will not alter, terminate or extinguish any material Owned Intellectual Property Right or material Licensed Intellectual Property Right.

(c)           To the Knowledge of CEH, no Project Company (i) is infringing, misappropriating or otherwise violating or (ii) since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, has infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person in any material respect.  To the Knowledge of CEH, no Project Company has received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, from any third party a claim in writing that any Project Company is infringing, misappropriating or diluting any Intellectual Property Right of such third party in any material respect.  There is no Proceeding pending against, or to the Knowledge of CEH, threatened against any Project Company before or by any Governmental Authority (A) challenging, or seeking to deny or restrict, the rights of any such Project Company in any of the Owned Intellectual Property Rights, (B) alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by any such Project Company infringe, misappropriate or dilute any Intellectual Property Right of any third party or (C) alleging that any such Project Company has infringed, misappropriated or diluted any Intellectual Property Right of any third party, in the case of clauses (A) through (C) that would reasonably be expected to result in any material liability to the Project Companies, the Batesville Project or the La Paloma Project or materially restrict the ability of the Project Companies to conduct their respective Businesses.

(d)           None of the Owned Intellectual Property Rights material to the operation of the Businesses of the Project Companies has been adjudged in a Proceeding invalid or unenforceable in whole or part.  To the Knowledge of CEH, no Person has infringed, misappropriated or diluted any Owned Intellectual Property Right.  The Project Companies have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights that comprise confidential information and that are material to the operation of the Businesses of the Project Companies.

Section 4.20    Brokers.  The Project Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except pursuant to the JPM Engagement Letter the fees under which will be paid by CEH or on behalf of CEH at the Closing.

Section 4.21    Employees and Labor Matters.  The Project Companies (other than CEP OpCo) do not have and, to the Knowledge of CEH, have never had any employees. With respect to CEP OpCo Employees and except as described on Schedule 4.21 of the CEH Disclosure Schedule:

(a)           no CEP OpCo Employees are represented by a union or other collective bargaining entity;

(b)           there has not occurred, nor, to the Knowledge of CEH has there been threatened, a labor strike, request for representation, work stoppage or lockout by CEP OpCo Employees in the two years prior to the date of this Agreement;

(c)           to the Knowledge of CEH, CEH has not received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, written notice of any material charges before any Governmental Authority responsible for the prevention of unlawful employment practices; and

(d)           to the Knowledge of CEH, CEH has not received, since August 16, 2005 in the case of the La Paloma Project and since August 24, 2004 in the case of the Batesville Project, written notice of any material investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to the Knowledge of CEH, no such material investigation is threatened.

Section 4.22    Employee Benefits.

(a)           The Project Companies (other than CEP OpCo) do not sponsor, maintain or contribute to any Benefit Plan. Schedule 4.22(a) provides a description of each Benefit Plan which is sponsored, maintained or contributed to for the benefit of current or former CEP OpCo directors, officers or CEP OpCo Employees or former employees, or has been so sponsored, maintained or contributed to from the applicable date of initial ownership by CEH and its ERISA Affiliates through the date of this Agreement (each, a “CEP OpCo Benefit Plans”).  Except as otherwise set forth on Schedule 4.22(a) of the CEH Disclosure Schedule, no CEP OpCo Benefit Plan provides for any severance or termination pay.

(b)           CEH has provided GSCAC with copies of, or access to, the CEP OpCo Benefit Plans sponsored, maintained or contributed to as of the date of this Agreement and related trusts, if applicable.  There has also been furnished to GSCAC, with respect to each such CEP OpCo Benefit Plan required to file such report, the most recent report as of the date of this Agreement on Form 5500 and the summary plan description.

(c)           Except as otherwise set forth on Schedule 4.22(c) of the CEH Disclosure Schedule:

(i)           The Project Companies (other than CEP OpCo) do not contribute to or have an obligation to contribute to, and have not at any time from the applicable date of initial ownership the Project Companies through the date of this Agreement, contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

(ii)           CEP OpCo has substantially performed all obligations, whether arising by operation of Law or by Contract, required to be performed by it in connection with the CEP OpCo Benefit Plans;

(iii)          All reports and disclosures relating to the CEP OpCo Benefit Plans required to be filed with or furnished to governmental agencies, CEP OpCo Benefit Plan participants or CEP OpCo Benefit Plan beneficiaries have been filed or furnished in accordance in all material respects with applicable Law in a timely manner, and each CEP OpCo Benefit Plan has been administered in substantial compliance with its governing document and with the requirements of applicable Laws, including ERISA and the Code;

(iv)          Each of the CEP OpCo Benefit Plans intended to be qualified under Section 401 of the Code (A) satisfies in all material respects in form the requirements of such Section 401 except to the extent amendments are not required by Law to be made until a date after the Closing Date, (B) is a prototype plan entitled to rely on an opinion letter from Internal Revenue Service regarding such qualified status or is an individually designed plan that has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and (C) as of the date of this Agreement, has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect its qualified status;

(v)           As of the date of this Agreement, there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of CEH, threatened against, or with respect to, any of the CEP OpCo Benefit Plans;

(vi)          All contributions required to be made to the CEP OpCo Benefit Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable Laws have been timely made in all material respects;

(vii)         No CEP OpCo Benefit Plan is subject to Title IV of ERISA;

(viii)        As to any CEP OpCo Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the CEP OpCo Benefit Plan within the meaning of Section 411(d)(3) of the Code;

(ix)         No act, omission or transaction has occurred which would result in imposition on CEP OpCo of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(x)           As of the date of this Agreement and to the Knowledge of CEH, there is no matter pending (other than routine qualification determination filings) with respect to any of the CEP OpCo Benefit Plans before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or other Governmental Authority;

(xi)          With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 4.22(a) of the CEH Disclosure Schedule but which is sponsored, maintained, or contributed to since August 16, 2005 through the date of this Agreement in the case of the La Paloma Project and since August 24, 2004 through the date of this Agreement in the case of the Batesville Project by any Project Company or by any ERISA Affiliate of CEH, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any ERISA Affiliate of CEH, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; and

(xii)         The execution and delivery of this Agreement and the other Transaction Documents to which CEH is a party and the consummation of the Transactions will not (A) require CEP OpCo to make a larger contribution to, or pay greater benefits or provide other greater rights or accelerate the time of payment or trigger payment under, any CEP OpCo Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any CEP OpCo Benefit Plan.

(d)           In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the CEP OpCo Benefit Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(e)           Each CEP OpCo Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits accrued thereunder prior to such amendment or termination. No CEP OpCo Benefit Plan provides for retiree or post-employment health benefits other than as required to avoid imposition of tax liability under Section 4980B of the Code.

Section 4.23    Information Provided for Inclusion in Proxy Statement.  None of the information provided in writing by the Project Companies for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement becomes effective and at the time of the GSCAC Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading; provided that no such representation is made by CEH with respect to statements made in the Proxy Statement based upon information supplied by the GSCAC Parties specifically for inclusion or incorporation by reference therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE GSCAC PARTIES

The GSCAC Parties represent and warrant to CEH as of the date of this Agreement that except as disclosed in the GSCAC Disclosure Schedule to the extent provided in Section 11.04:

Section 5.01    Organization.

(a)           GSCAC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each of Holdco Sub, Holdco Sub2 and Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the GSCAC Parties has all requisite limited liability company or corporate power and authority to conduct its business as it is now being conducted.  Each of the GSCAC Parties is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a GSCAC Material Adverse Effect.

Section 5.02     Authority.  Each of the GSCAC Parties has all requisite corporate and limited liability company power, as applicable, and authority to execute and deliver each Transaction Document to which it is or will be a party and to perform all of its obligations hereunder and thereunder.  The execution and delivery by each of the GSCAC Parties of this Agreement and each other Transaction Document to which it is or will be a party, and the performance by each of the GSCAC Parties of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate and limited liability company action on behalf of each of the GSCAC Parties other than the Requisite Stockholder Approval.  This Agreement and each other Transaction Document to which any GSCAC Party is or will be a party are, or when executed will be, duly and validly executed and delivered by such GSCAC Party and constitute, or when executed will constitute, the legal, valid and binding obligation of such GSCAC Party enforceable against such GSCAC Party in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

Section 5.03    No Conflicts.  The execution and delivery by each GSCAC Party of this Agreement and the other Transaction Documents to which it is or will be party (other than the Second Amended and Restated Certificate of Incorporation of GSCAC and the GSCAC Plan) do not, and assuming receipt of the Requisite Stockholder Approval, the performance by each

GSCAC Party of its obligations under this Agreement and any other Transaction Document to which it is a party does not:

(a)           violate or result in a breach of the Charter Documents of any GSCAC Party;

(b)           violate or result in a default under any GSCAC Material Contract except for any such violation or default that would not reasonably be expected to adversely affect, in any material respect, any GSCAC Party, the Project Companies, the Batesville Project or the La Paloma Project; or

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 5.03 of the GSCAC Disclosure Schedule (collectively, the “GSCAC Approvals”) have been made, obtained or given, (i)  violate in any material respect or result in a material breach of any material Law applicable to a GSCAC Party or (ii) require any material consent or approval of, or any material filing or other action by or with, any Governmental Authority under any material Law applicable to a GSCAC Party.

Section 5.04    Legal Proceedings.  There is not, and, to the Knowledge of GSCAC has not been at any time since the formation of GSCAC, any Proceeding pending or, to the Knowledge of GSCAC, threatened, against a GSCAC Party before or by any Governmental Authority, that would reasonably be expected to result in a GSCAC Material Adverse Effect or which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 5.05    Compliance with Laws and Orders.  Each GSCAC Party is, and, to the Knowledge of GSCAC has been since its incorporation or formation, in compliance in all material respects with all material Laws (including Environmental Laws) and material orders applicable to such GSCAC Party or its assets.

Section 5.06    Brokers.  Except as set forth on Schedule 5.06 of the GSCAC Disclosure Schedule, no GSCAC Party has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions and any such fees or commissions will be paid by GSCAC at Closing.

Section 5.07    Subsidiaries.  No GSCAC Party (a) has any subsidiary except for Merger Sub, Holdco Sub and Holdco Sub2, which are each direct or indirect wholly-owned subsidiaries of GSCAC, (b) owns, directly or indirectly, any Equity Securities or ownership interests in, any Person other than as described in clause (a), (c) has any Contract to purchase any such Equity Securities other than the Transaction Documents or pursuant to the Trust Agreement, or (d) has agreed or otherwise become obligated to make or be bound by any Contract or undertaking in which it may become obligated to make any future investment in any other Person other than the Transaction Documents.

Section 5.08    Capitalization; Shareholders.

(a)           Schedule 5.08(a) of the GSCAC Disclosure Statement sets forth (i) the authorized Equity Securities of the GSCAC Parties as of the date of this Agreement, (ii) the number of

Equity Securities of the GSCAC Parties that are issued and outstanding (excluding any Equity Securities of GSCAC issued after the date hereof in accordance with Section 6.03(c), the issuance of which shall be used to reduce the aggregate principal amount of the TCW Mezzanine Debt in accordance with the TCW Consent), (iii) the number of Equity Securities held in treasury as of the date of this Agreement, and (iv) the number of Equity Securities as of the date of this Agreement of the GSCAC Parties that are reserved for issuance.

(b)           Other than the Equity Securities set forth on Schedule 5.08(a) of the GSCAC Disclosure Schedule and any Equity Securities of GSCAC issued after the date hereof in accordance with Section 6.03(c), the issuance of which shall reduce the aggregate principal amount of the TCW Mezzanine Debt in accordance with the TCW Consent, no Equity Securities of any GSCAC Party are issued or outstanding.  All of the outstanding Equity Securities of each GSCAC Party are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights (other than the preemptive rights set forth in the TCW Consent).  There are no bonds, debentures, notes or other indebtedness of any type whatsoever of any GSCAC Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders or members of any GSCAC Party may vote.  Except as described on Schedule 5.08(b) of the GSCAC Disclosure Schedule, in the Initial GSCAC Warrants or the Transaction Documents, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from any GSCAC Party, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of any GSCAC Party or any other securities of any GSCAC Party and, none of the GSCAC Parties is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any GSCAC Party or other securities of any GSCAC Party or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any Equity Securities of any GSCAC Party to or from any Person.

(c)           The shares of common stock, $0.001 par value per share, of GSCAC are listed on the AMEX as of the date hereof and shall be listed on the AMEX or New York Stock Exchange at Closing.  There is no action or proceeding pending or, to the Knowledge of GSCAC, threatened against any GSCAC Party by the AMEX with respect to any intention by AMEX to prohibit or terminate the quotation of such securities thereon.

(d)           At the Closing, the Holdco Class B Common Units, Holdco Class C Common Units, Holdco Class D Common Units, GSCAC Class B Common Stock and GSCAC Class A Common Stock to be issued pursuant to this Agreement, and upon issuance (i) the GSCAC Class A Common Stock to be issued pursuant to the Exchange Rights and (ii) the GSCAC Class B Common Stock and Holdco Class B Common Units to be issued upon conversion of the Holdco Class C Common Units and Holdco Class D Common Units, will be duly authorized, validly issued, fully paid, non-assessable, free and clear of all Liens and not issued in violation of or subject to any preemptive right (other than the preemptive rights set forth in the TCW Consent).

(e)           All of the outstanding Equity Securities of each GSCAC Party have been issued in compliance in all material respects with all requirements of material Laws, applicable to such GSCAC Party, GSCAC Material Contracts and the Equity Securities of such GSCAC Party.

(f)           Except as set forth in Schedule 5.08(f) of the GSCAC Disclosure Schedule or as contemplated in the Transaction Documents, there are no registration rights and there is no voting trust, proxy, rights plan or anti-takeover plan or other Contracts to which any GSCAC Party is a party or by which any GSCAC Party is bound with respect to any Equity Security of any class of such GSCAC Party.

(g)           As a result of the consummation of the Transactions, no Equity Securities of any GSCAC Party are issuable and no rights in connection with any Equity Securities of any GSCAC Party accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) except (i) as disclosed in Schedule 5.08(g) of the GSCAC Disclosure Schedule, (ii) for any Equity Securities the issuance of which shall reduce the aggregate principal amount of the TCW Mezzanine Debt in accordance with the TCW Consent, or (iii) issuances of Equity Securities pursuant to Article III of this Agreement, under the TCW Consent or as contemplated by Section 6.04 or Section 6.19 of this Agreement.

(h)           There are no declared but unpaid dividends with respect to any Equity Securities of any GSCAC Party.

Section 5.09    SEC Filings.

(a)           Each GSCAC Party has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by such GSCAC Party with the SEC since such GSCAC Party’s formation (collectively, the “GSCAC SEC Reports”).  The GSCAC SEC Reports, including all forms, reports and documents filed by the applicable GSCAC Party with the SEC after the date hereof and prior to the Closing Date (i) were and, in the case of the GSCAC SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by any GSCAC Party with the SEC after the date of this Agreement (other than information with respect to any Project Companies contained therein), will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GSCAC SEC Reports or necessary in order to make the statements in such GSCAC SEC Reports, in light of the circumstances under which they were and will be made, not misleading; provided that no such representation is made by any GSCAC Party with respect to statements made in the GSCAC SEC Reports based upon information supplied in writing by any Project Company or any Note Holders or Option Holders (as defined in the TCW Consent) specifically for inclusion or incorporation by reference in the Proxy Statement or any other GSCAC SEC Report.

(b)           The Chief Executive Officer and Chief Financial Officer of GSCAC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and each GSCAC Party is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the AMEX.

Section 5.10    Financial Information.

(a)           Schedule 5.10 of GSCAC Disclosure Schedule contains the audited balance sheet of GSCAC as of December 31, 2007 and the related statements of income and cash flows for the year then ended  Each of the financial statements (including, in each case, any related notes and schedules) contained in each of the GSCAC SEC Reports, including any GSCAC SEC Reports filed after the date of this Agreement (other than information with respect to any Project Companies contained therein), complied or will comply, as of its date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis and fairly presented in all material respects, or will fairly present in all material respects, the financial position of GSCAC and its consolidated subsidiaries as of the applicable date thereof and the results of operations and cash flows for the periods indicated therein, except that any unaudited interim financial statements are subject to normal year-end adjustments.  Except as disclosed on Schedule 5.10, GSCAC has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act.  Except in each case for (i) liabilities reflected in the financial statements described in the first sentence of this Section 5.10(a), (ii) liabilities under the Transaction Documents, (iii) liabilities disclosed in Schedule 5.10 of the GSCAC Disclosure Schedule, (iv) transaction expenses incurred in connection with the Transactions and operating expenses of GSCAC, incurred in the ordinary course of its business (taking into account that GSCAC is a special-purpose acquisition company), (v) Deferred Underwriting Fees, and (vi) any Conversion Amount, no GSCAC Party has any material liabilities that would be required to be reflected on a balance sheet of such GSCAC Party (including the footnotes thereto) prepared in accordance with GAAP.

(b)           The GSCAC Parties do not now conduct and have never conducted any business or operations and have not engaged in any other material transaction other than the issuance and sale of Initial GSCAC Common Stock and Initial GSCAC Warrants, the Transactions and investigation, due diligence, valuation, retention of professionals, entering into confidentiality and other preliminary agreements, review and analysis of draft transaction documents, negotiation, and other similar or related matters in connection with the pursuit by GSCAC of potential Initial Business Combinations and other activities expressly permitted by Section 6.03.

Section 5.11    Employee Matters.

(a)           Except as disclosed on Schedule 5.11 of the GSCAC Disclosure Schedule, as of the date of this Agreement, no GSCAC Party has or, to the Knowledge of GSCAC, has ever had any employees.  No GSCAC Party is a party to any collective bargaining agreement or other labor union agreement or other labor union contract applicable to persons employed by a GSCAC Party, nor does any GSCAC Party know of any activities or proceedings of any labor union to organize any such employees.

(b)           No GSCAC Party has, is required to, or has ever been required to, maintain, sponsor, contribute to, or administer any pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation plan or any other employee or fringe benefit plan, program or Contract and or has any liability of any kind with respect to any of the foregoing (under ERISA or otherwise).  No GSCAC Party has any Contract, plan or commitment, whether or not legally binding, to create any of the foregoing other than as contemplated by the Transaction Documents.  None of the GSCAC Parties nor any of their ERISA Affiliates have, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(c)           The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of any GSCAC Party except as set forth in the Transaction Documents; or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.12    Intellectual Property.  Except as disclosed on Schedule 5.12 of the GSCAC Disclosure Schedule, no GSCAC Party owns, licenses or otherwise has any right, title or interest in any material Intellectual Property Right.

Section 5.13    GSCAC Material Contracts.

(a)           Except for the Transaction Documents or as set forth in Schedule 5.13 of the GSCAC Disclosure Schedule, as of the date of this Agreement, no GSCAC Party is a party to or bound by any Contract binding on a GSCAC Party or the Assets or property of any GSCAC Party which creates or imposes a liability greater than $50,000 annually or $500,000 in the aggregate (the “GSCAC Material Contracts”).

(b)           CEH has been provided with copies of, or access to, all GSCAC Material Contracts.

(c)           Each GSCAC Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the GSCAC Party thereto except where the failure to be in full force and effect would not reasonably be expected to adversely affect, in any material respect, any GSCAC Party, the Project Companies, the Batesville Project or the La Paloma Project.

(d)           No GSCAC Party or, to the Knowledge of any GSCAC Party, any other party is in breach or default (or would be in breach or default upon the giving of notice, lapse of time, or both) under any GSCAC Material Contract except for any such breach or default that would not reasonably be expected to adversely affect, in any material respect, any GSCAC Party, the Project Companies, the Batesville Project or the La Paloma Project.

(e)           Except as provided in the TCW 2008 Note Purchase Agreement, no GSCAC Party has any Indebtedness.

(f)           Except as provided in the TCW 2008 Note Purchase Agreement, no GSCAC Party is a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

(g)           Except as set forth in the Charter Documents of any GSCAC Party or in the Trust Agreement, there is no agreement, commitment, judgment, injunction, order or decree binding upon any GSCAC Party or to which a GSCAC Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of a GSCAC Party, any acquisition of property by a GSCAC Party or the conduct of business by a GSCAC Party as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a GSCAC Material Adverse Effect.

(h)           Except as set forth on Schedule 5.13 of the GSCAC Disclosure Schedule, no GSCAC Party is a party to any Contract that limits or otherwise restricts in any material respect any GSCAC Party or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Project Companies, any GSCAC Party or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person.

(i)           Except as provided in the TCW 2008 Note Purchase Agreement, no GSCAC Party has any Contract under which it has imposed a security interest on any of its Assets, tangible or intangible which secures any obligation in excess of $50,000.

(j)           Except as set forth on Schedule 5.13 of the Disclosure Schedule, GSCAC Party is a party to any Contract with any director or officer of any GSCAC Party or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer.

Section 5.14    Insurance.  Except for the directors’ and officers’ liability insurance set forth on Schedule 5.14 of the GSCAC Disclosure Schedule, no GSCAC Party maintains any insurance policies as of the date of this Agreement.

Section 5.15    Environmental Matters.  Except as would not have a GSCAC Material Adverse Effect, no GSCAC Party has any liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, generation, treatment, storage, handling, removal, transportation or Release of any Hazardous Material.

Section 5.16    Permits.  There are no material Permits (including Environmental Permits) that are necessary for any GSCAC Party to operate its business and to own and use its Assets in compliance in all material respects with all applicable Laws (including Environmental Laws).

Section 5.17    Transactions with Affiliates.  Except (i) as disclosed on Schedule 5.17 of the GSCAC Disclosure Schedule or (ii) the Transaction Documents, there are no Contracts or transactions between a GSCAC Party and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by a GSCAC Party to any of its employees, officers or directors, or any of its Affiliates.

Section 5.18    Assets and Properties; Trust Account.

(a)           Except as disclosed on Schedule 5.18(a) of the GSCAC Disclosure Schedule, each GSCAC Party has (i) good title to all of its material Assets (including all Assets recorded on the financial statements described in Section 5.10(a), other than assets and properties disposed of in the ordinary course of business since December 31, 2007) and (ii) valid leasehold interests in all of its Assets which it leases, in each case (with respect to both clauses (i) and (ii) above), free and clear of any Liens, other than GSCAC Permitted Liens.

(b)           Except as disclosed on Schedule 5.18(b) of the GSCAC Disclosure Schedule, no GSCAC Party owns or leases or has ever owned or leased any real property.

(c)           As of April 30, 2008, the Trust Account contained approximately $204,550,000, and as of the Closing Date, the Trust Account will contain no less than approximately $199,710,000 (including any amounts payable with respect to the Conversion Amount and the Deferred Underwriting Fees), invested in United States “government securities” within the meaning of Section 2 (a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.  The amount of the Deferred Underwriting Fees is approximately $6,210,000.

(d)           Upon obtaining the Requisite Stockholder Approval, GSAC shall promptly (and in any event within one Business Day) provide notice thereof to the trustee under the Trust Agreement and the trustee will commence liquidation of the Trust Account and such trustee shall thereupon be obligated to release, in accordance with the Trust Agreement, as promptly as practicable to GSCAC the funds and United States government securities held in the Trust Account, which funds and United States government securities will be free and clear of any Liens (other than as provided in the Transaction Documents and the Charter Documents of GSCAC) and, after taking into account any payment of the Conversion Amount and the Deferred Underwriting Fees, will be available for use in the businesses of GSCAC, including for investments in its subsidiaries and as contemplated by Section 2.07.

(e)           Upon consummation of the Closing, the obligations of GSCAC to dissolve or liquidate within a specified time period contained in the Charter Documents of GSCAC shall terminate, and, no GSCAC Stockholder in its capacity as such shall be entitled to receive any funds from the Trust Account except to the extent such GSCAC Stockholder votes against the Merger or the other Voting Matters and properly exercises its conversion rights pursuant to paragraph C of Article Sixth of GSCAC’s Certificate of Incorporation and any procedures regarding the exercise of such conversion rights that may be set forth in the Proxy Statement.

Section 5.19    Board Approval.  The GSCAC Board (including any required committee or subgroup of the GSCAC Board) has unanimously (i) declared the advisability of the Merger and approved this Agreement, the other Transaction Documents and the Transactions, (ii) determined that the Merger is fair and in the best interests of GSCAC and the stockholders of GSCAC, (iii) determined to recommend that the GSCAC Stockholders adopt and approve the Merger and the other Voting Matters, and (iv) determined that the fair market value of CEH is equal to at least 80% of the balance on deposit in the Trust Account (excluding Deferred Underwriting Fees).  The vote or consent of Holdco Sub2 as the sole member of Merger Sub (which has been obtained) is the only vote or consent of the holders of any Equity Securities of Merger Sub necessary to approve and adopt this Agreement, the Merger and/or the other Transactions.  GSCAC as the sole member of Holdco Sub and Holdco Sub as the sole member of Holdco Sub2 have approved the Transactions.  Except as set forth in Section 5.19 and 5.20, no other vote or consent of the holders of Equity Securities of any GSCAC Party is necessary to approve and adopt this Agreement, the Merger and/or the other Transactions.

Section 5.20    Required Vote of GSCAC Stockholders.  (a) The affirmative vote of holders of a majority of the shares of common stock, $0.001 par value per share, of GSCAC present and voting at the GSCAC Stockholders’ Meeting to approve the Initial Business Combination contemplated by this Agreement, (b) the affirmative vote of the holders of a majority of the outstanding shares of common stock, $0.001 par value per share, of GSCAC present and voting to approve the issuance of the GSCAC Class B Common Stock and the GSCAC Class A Common Stock to be issued in connection with the Transactions (including GSCAC Class A Common Stock into which the Holdco Class B Common Units may be exchanged), and to adopt the GSCAC Plan (in the case of both (a) and (b), assuming a quorum is present at the GSCAC Stockholders’ Meeting), and (c) the affirmative vote of holders of a majority of the outstanding shares of common stock, $0.001 par value per share, of GSCAC to approve amendments to the Certificate of Incorporation of GSCAC as required so that the Certificate of Incorporation of GSCAC can be amended and restated to be substantially in the form of Exhibit D, are the only votes of holders of securities of GSCAC which are required to obtain the Requisite Stockholder Approval and to authorize the consummation of the Transactions (provided that the Requisite Stockholder Approval shall be deemed not to have occurred if holders of 20% or more of the shares of Initial GSCAC Common Stock that were issued in GSCAC’s initial public offering vote against the Transaction and properly elect conversion of their shares in accordance with paragraph C of Section Sixth of GSCAC’s Certificate of Incorporation).

Section 5.21    Taxes.  Except as disclosed in Schedule 5.21 of the GSCAC Disclosure Schedule or as would not reasonably be expected to result in a GSCAC Material Adverse Effect:  (a) all Tax returns that are required to be filed on or before the Closing Date by the GSCAC Parties have been or will be duly and timely filed and all Tax Returns when filed were true, correct and complete in all material respects, (b) all material Taxes due for such periods have been paid and GSCAC has made adequate provision in accordance with GAAP for any material Taxes not yet due and payable, (c) all withholding Tax requirements imposed on the GSCAC

Parties have been satisfied in full in all respects, except for amounts that are being contested in good faith, (d) no GSCAC Party has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings involving Tax matters or, to the Knowledge of GSCAC, threatened audits or proposed deficiencies or other claims for unpaid Taxes of the GSCAC Parties; (f) no material claim has been received from a Taxing Authority in a jurisdiction where GSCAC does not file Tax Returns with respect to a particular type of Tax asserting that GSCAC may be subject to, or liable for, that particular type of Tax in that jurisdiction; (g) for federal income tax purposes, each of Holdco Sub, Holdco Sub2 and Merger Sub is classified as an entity disregarded as separate from its owner; and (h) each of Holdco Sub, Holdco Sub2 and Merger Sub has not engaged, and is not currently engaged, in any trade or business except as described in Section 5.10(b).

Section 5.22    No Conflicting Contracts.  No GSCAC Party nor any of their respective Affiliates is a party to any Contract to build, develop, acquire or operate any power facility that would reasonably be expected to cause a delay in or failure to obtain any Governmental Authority’s granting of a GSCAC Approval or a CEH Approval, and no GSCAC Party nor any of their respective Affiliates has any plans to enter into any such Contract prior to the Closing Date.

Section 5.23    Opportunity for Independent Investigation.  Prior to its execution of this Agreement, each of the GSCAC Parties has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Project Companies, the Assets of the Project Companies and the Projects.  In making its decision to execute this Agreement and the other Transaction Documents to which it is, or will be, a party, each GSCAC Party has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement and the other Transaction Documents.

Section 5.24    Exon Florio.  Each of the GSCAC Parties is not a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended, the Foreign Investment and National Security Act or any executive orders, rules or regulations relating thereto.

Section 5.25    Absence of Certain Changes.  From December 31, 2007 to the date of this Agreement, except as disclosed on Schedule 5.25 of the GSCAC Disclosure Schedule, there has not been:

(a)           any GSCAC Material Adverse Effect;

(b)           any making by any GSCAC Party of any loans, advances or capital contributions to, or investments in, any Person (other than another GSCAC Party);

(c)           any waiver, release or assignment of any material rights, claims or benefits under any GSCAC Material Contract that could reasonably be expected to adversely affect, in any material respect, the GSCAC Parties;

(d)           any change in the GSCAC Parties’ methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants; or

(e)           any settlement, or offer or proposal to settle, any material Proceeding against any GSCAC Parties or any of their respective officers or directors relating to any GSCAC Parties or that relates to any Transactions.

Section 5.26    Fairness Opinion.  GSCAC has received an opinion (“Fairness Opinion”) from Duff & Phelps, LLC addressed to the GSCAC Board to the effect that, as of the date of the opinion, the CEH Group Purchase Price is fair from a financial point of view, to the GSCAC Stockholders and that the fair market value on a consolidated basis of the Project Companies is at least equal to 80% of the balance in the Trust Account (excluding the Deferred Underwriting Discount) at the time of the Transaction.  GSCAC has made available to CEH an executed copy of the Fairness Opinion.  GSCAC has obtained the authorization of Duff & Phelps, LLC to include a copy of the Fairness Opinion in the Proxy Statement.

ARTICLE VI
COVENANTS

Section 6.01    Regulatory and Other Approvals.  From the date of this Agreement until Closing (the “Interim Period”):

(a)          Each of CEH and GSCAC agrees to (and each agrees to cause its applicable subsidiaries to) use commercially reasonable efforts to obtain as promptly as practicable all CEH Approvals, Company Consents and GSCAC Approvals applicable to such Person, and all other material consents and approvals that any of CEH, GSCAC or their respective Affiliates are required to obtain in order for such Person to consummate the Transactions.

(b)   Each of CEH and GSCAC agrees to, and agrees to cause its applicable subsidiaries to, (i) make or cause to be made the filings required of such Person or any of its applicable Affiliates under any Laws applicable to it with respect to the Transactions and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, (ii) cooperate with CEH and GSCAC (as applicable) and furnish the information in such Person’s possession that is necessary in connection with CEH’s or GSCAC’s (or their applicable subsidiary’s) filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the Transactions as promptly as is reasonably practicable, (iv) promptly inform the other of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) reasonably consult and cooperate with the other Person in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Person in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Person or any of its Affiliates under any Laws for additional information, documents or other materials with respect to such filings, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.  If CEH or GSCAC (or any of their applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to such filings and if permitted by, or acceptable to, the applicable Governmental Authorities, it agrees to give the other Person reasonable prior notice of, and an opportunity to participate in, such meeting.

(c)           CEH and GSCAC each agrees to provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 6.01 is obtained, taken, made, given or denied, as applicable.

(d)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and to execute and deliver any additional instruments or agreements reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and/or the Transaction Documents.

(e)           In furtherance of the foregoing covenants:

(i)           Each of CEH and GSCAC agrees to prepare, as soon as is practical following the execution of this Agreement, all necessary filings applicable to it in connection with the transactions contemplated by this Agreement that may be required by FERC or under the HSR Act or any other federal, state or local Laws.  Each of GSCAC and CEH agrees to submit, or cause its applicable subsidiaries to submit, such filings applicable to it or its subsidiaries as soon as practicable, but in no event later than 60 days after the execution hereof for filings with FERC for authorization of the transactions contemplated by this Agreement pursuant to Section 203 of the Federal Power Act, and 10 Business Days after the execution hereof for filings under the HSR Act.  The Persons making such filings shall request expedited treatment of any such filings, shall promptly furnish each other Party with copies of any notices, correspondence or other written communication received by it or its Affiliates from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it or its Affiliates and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(ii)           GSCAC and CEH each agrees that it shall not, and each agrees to cause its subsidiaries not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 6.01.

(iii)          Notwithstanding anything in this Agreement to the contrary, none of the Parties or any of their respective Affiliates will be required to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions, (ii) divest or hold separate any business or Assets in connection with the consummation of the Transaction, or (iii) accept any condition that would reasonably be expected to materially adversely affect the Party or any of its respective Affiliates or the Business.

Section 6.02    Access.  During the Interim Period, each of the Parties agrees to provide to the other Parties and their respective Representatives reasonable access during normal business hours, upon reasonable notice (as coordinated through such individuals designated in writing by each Party to the other Parties at or promptly following the date of this Agreement), to the properties, books, records, employees of the Project Companies and the GSCAC Parties to make or cause to be made such review of the business, the assets, properties and liabilities and financial and legal condition of the Project Companies and the GSCAC Parties as any Party reasonably deems necessary or advisable; provided that any such review shall not interfere unnecessarily with normal operations of the Project Companies or the GSCAC Parties.

Section 6.03    Certain Restrictions.

(a)           During the Interim Period, CEH shall, and shall use commercially reasonable efforts to cause each of the Project Companies to, conduct its business in the ordinary course consistent with past practice and manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except (i) as contemplated by the Transaction Documents or to comply with applicable Law; (ii) as set forth in Schedule 6.03 of the CEH Disclosure; or (iii) with the consent by GSCAC (which consent shall not be unreasonably withheld, conditioned or delayed), CEH shall use commercially reasonable efforts not to permit any Project Company to:

(i)           create any Lien (other than a CEH Permitted Lien) against any of the Assets of any Project Company;

(ii)           grant any material waiver of any material term under, or give any material consent with respect to, any CEH Material Contract other than in the ordinary course of business;

(iii)          sell, transfer, convey or otherwise dispose of any material Assets of a Project Company outside of the ordinary course of business;

(iv)          other than Indebtedness incurred in the ordinary course of business, pursuant to the CEH Material Contracts or pursuant to Section 6.05, incur, create, assume or otherwise become liable for any Indebtedness;

(v)           except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business of any Project Company;

(vi)          fail to maintain its limited liability company, limited partnership or corporate existence, as applicable, or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(vii)         authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its Equity Securities other than Permitted Refinancing Equity Securities;

(viii)        liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(ix)          purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

(x)           enter into, terminate or materially amend any CEH Material Contract or any other Contract that would be a CEH Material Contract if entered into prior to the date hereof (other than any CEH Material Contract (A) entered into, terminated or amended in the ordinary course of business that will be performed prior to Closing, (B) described on Schedule 6.03 of the CEH Disclosure Schedule, or (C) entered into, terminated or amended in the ordinary course of business consistent with past practice, provided that  entering into, terminating or amending any Contract described in clause (xv) or (xvi) of Section 4.14 shall not be permitted pursuant to this clause (x));

(xi)          (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting, (D) materially amend any Tax Returns or file claims for material Tax refunds, (E) enter any material closing agreement, (F) settle any material Tax claim, audit or assessment, or (G) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, other than in the case of clauses (A) through (G) in the ordinary course of business ;

(xii)         amend any of their respective Charter Documents (other than the amendment to the CEH LLC Agreement contemplated by Section 6.15);

(xiii)        waive, release or assign any material rights, claims or benefits of any Project Companies other than in the ordinary course of business;

(xiv)        enter into any Contract that will, after the Closing Date, restrict in any material respect any Project Companies, any GSCAC Party or any of their respective Affiliates, from engaging or competing in its line of Business or in any location;

(xv)         materially increase the compensation, bonus or other benefits payable to any director, officer or employee of the Project Companies other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(xvi)        enter into, establish, adopt or amend in any material respects any Benefit Plan, or any trust agreement (or similar arrangement) related thereto, or pay any pension or retirement allowance not required by an existing Benefit Plan or accelerate the vesting of, or the lapsing of restrictions on, any rights pursuant to a Benefit Plan, in respect of any director, officer or employee except (1) as may be required by applicable Law, including but not limited to Section 409A of the Code, (2) as required by previously disclosed contractual obligations existing as of the date hereof (3) annual renewals of such Benefit Plans or (4) amendments in the ordinary course of business consistent with past practice that do not materially increase benefits or result in increased administrative costs;

(xvii)       settle, or offer or propose to settle, any pending or threatened material Claim or Proceeding involving or against the Project Companies or any of their respective officers or directors or that relates to any Transactions, other than in the ordinary course;

(xviii)      agree or commit to do any of the foregoing.

Notwithstanding the foregoing, CEH may permit the Project Companies to take commercially reasonable actions with respect to (i) emergency situations affecting the operations of the Project Companies (excluding CEH) (including forced outages) or (ii) regulatory requirements and/or other requirements of Law, and CEH shall, upon receipt of notice of any such actions, promptly inform GSCAC of any such actions taken outside the ordinary course of business.

(b)           During the Interim Period, if CEH wishes to take, or permit any other Project Company to take, any action in connection with operating, maintaining, developing or managing the Batesville Project or the La Paloma Project in accordance with prudent industry practice (or any action or activity related or incidental to the foregoing) and such action is otherwise prohibited by Section 6.03(a), CEH may deliver written notice of such action to GSCAC, which notice shall include a statement that such notice is being delivered pursuant to this Section 6.03(b) and shall specify in reasonable detail such action and the basis for CEH’s determination that such action is in accordance with prudent industry practice.  Upon receipt of such written notice with respect to a requested action, GSCAC shall have the right to terminate this Agreement in accordance with Article IX by delivering written notice of such termination to CEH on or prior to the fifth Business Day following GSCAC’s receipt of such written notice relating to such action.  If GSCAC does not terminate this Agreement in accordance with the immediately preceding sentence on or prior such fifth Business Day, then GSCAC shall be deemed to have consented to such requested action without any requirement for written consent thereto or any other action by any Party.

(c)           During the Interim Period, except (i) as required by the Transaction Documents or to comply with applicable Law; (ii) as set forth in Schedule 6.03 of the GSCAC Disclosure Schedule; or (iii) with the consent of CEH (which consent shall not be unreasonably withheld, conditioned or delayed), GSCAC shall not, and shall not permit any of the GSCAC Parties to:

(i)           create any Lien (other than a GSCAC Permitted Lien) against any of its Assets;

(ii)           (A) grant any material waiver of any material term under, or give any material consent with respect to, any GSCAC Material Contract, or (B) spend any cash held in the Trust Account prior to the Closing; provided, in each case, that the foregoing restrictions shall not apply to or restrict the GSCAC Parties’ ability to spend, commit to spend, or incur liabilities (i) to pay any expenses, incurred by any GSCAC Party in connection with the Transactions or other expenses incurred by GSCAC in the ordinary course of business (taking into account that GSCAC is a special-purpose acquisition company) (ii) to comply with applicable Laws, (iii) in accordance with Contracts to which a GSCAC Party is a party as of the date of this Agreement, (iv) to comply with any GSCAC Party’s obligations under any Transaction Documents or (v) to pay tax obligations using funds from the Trust Fund as contemplated by its Trust Agreement;

(iii)          except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice;

(iv)          fail to maintain its limited liability company or corporate existence, as applicable, or merge, consolidate with any other Person or acquire all or any substantial portion of the Assets of any other Person;

(v)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its Equity Securities;

(vi)          liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations, restructure, recapitalize or otherwise reorganize;

(vii)         purchase any securities of any Person, except as permitted by the Trust Agreement;

(viii)        make any material election with respect to Taxes;

(ix)          amend or modify its Charter Documents;

(x)           acquire or redeem, directly or indirectly, or amend any of its securities;

(xi)          make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except in connection with the exercise of conversion rights by GSCAC stockholders pursuant to Article Sixth of GSCAC’s Amended and Restated Certificate of Incorporation;

(xii)         settle or compromise any pending or threatened material Proceeding involving or against any GSCAC Party or any of their respective officers or directors;

(xiii)        incur, create, assume or otherwise become liable for Indebtedness;

(xiv)        amend or otherwise modify any agreement relating to the Trust Account; or

(xv)         agree or commit to do any of the foregoing.

Section 6.04    La Paloma Tag Along Offer.  GSCAC shall, within 20 Business Days (as such time period may be extended with the consent of GSCAC and CEH) after the date of this Agreement, deliver to each LP Minority Holder a binding written offer to be held open for at least 20 Business Days to exchange such LP Minority Holder’s LP Minority Units for the LP Minority Exchange Consideration applicable to such Holder’s LP Minority Units, which offer shall be substantially in the form of Exhibit O and in accordance with the provisions of Article IV of the limited liability company agreement of La Paloma Acquisition (the “La Paloma LLC Agreement”).  GSCAC (i) shall promptly inform CEH of any communication from or to, and any proposed understanding or agreement with, any LP Minority Holder with respect to such offer and/or exchange and (ii) shall promptly provide to CEH reasonable detail of the terms, conditions and other provisions with respect thereto.  The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement (but without limiting Section 7.04), none of (A) the acceptance or rejection by all or any portion of the LP Minority Holders of such offer described above, (B) any matter in dispute regarding the price or conversion amount with respect to such offer, (C) any negotiations, documentation or approvals to purchase the LP Minority Holders’ membership interests in La Paloma Acquisition, or (D) the consummation or failure to consummate for any reason the exchange contemplated by the form of LP Minority Exchange Agreement attached as Exhibit O of all or any portion of the LP Minority Holders’ membership interests in La Paloma Acquisition shall in any case constitute a failure of a condition to be satisfied under Article VII or impair, delay or otherwise affect the Closing of the transactions contemplated by this Agreement.  CEH and GSCAC each agree to use commercially reasonable efforts and to act in good faith to take, or cause to be taken all actions reasonably necessary to cause the provisions of Article IV of the La Paloma LLC Agreement to be complied with in connection with the offer contemplated by this Section 6.04 and the consummation of the transactions contemplated by such offer.

Section 6.05    Recapitalization; Distributions.  Notwithstanding anything in this Agreement to the contrary, during the Interim Period:

(a)           CEH may, and may cause any Project Company to, incur debt for borrowed money or issue Equity Securities of CEH, in each case in exchange for, or the proceeds of which will be used solely to refinance, all or any portion of the principal, interest and other amounts payable in respect of the JPM Debt and to pay fees and expenses incurred in connection with such refinancing or issuance of Equity Securities, without the consent of GSCAC except as provided below.  CEH agrees to deliver to GSCAC prompt written notice advising GSCAC of the material terms and conditions of any potential Permitted Refinancing Transaction that CEH is seriously considering; and CEH agrees to keep GSCAC reasonably informed on a current basis of the status and details and any material developments in respect of any such potential Permitted

Refinancing Transaction, including furnishing drafts of any written termsheets and (to the extent such drafts reflect such material developments) definitive agreements on a timely basis.

(i)           CEH agrees that:

(A)           the principal amount of any such debt for borrowed money shall not exceed the sum of the aggregate outstanding principal amount, plus all accrued but unpaid interest and other amounts payable in respect of the JPM Debt, plus any fees or expenses incurred in connection with such refinancing;

(B)           the outstanding principal amount of, together with all accrued but unpaid interest on, such debt for borrowed money must be prepayable at Closing at the option of CEH; and

(C)           any such Equity Securities shall, at the Effective Time, by their terms and pursuant to Section 3.01(a), be cancelled and automatically converted solely into a portion of the CEH Group Merger Consideration in accordance with Section 3.01(a), Section 3.01(f) and Exhibit F, without any modification or amendment to this Agreement.

(ii)           CEH agrees that it will not enter into any definitive agreement on or prior to September 15, 2008 with respect to any incurrence of debt for borrowed money or issuance of Equity Securities in exchange for, or the proceeds of which are to be used to refinance any principal, interest or other amount payable in respect of the JPM Debt unless CEH shall have obtained the prior written consent of GSCAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(iii)          If CEH or any Project Company proposes to enter into any definitive agreement at any time after September 15, 2008 with respect to any incurrence of debt for borrowed money or issuance of Equity Securities in exchange for, of the proceeds of which are to be used to refinance, any principal, interest or other amount payable in respect of the JPM Debt, then CEH agrees to deliver to GSCAC copies of any final termsheet and the proposed definitive agreements and such notice shall specify that it is being delivered pursuant to this Section 6.05(a)(iii).  Upon receipt of such notice, GSCAC shall have the right to terminate this Agreement in accordance with Article IX by delivering written notice of such termination to CEH on or prior to the fifth Business Day following GSCAC’s receipt of such notice relating to such proposal.  If GSCAC does not terminate this Agreement in accordance with the immediately preceding sentence on or prior to such fifth Business Day, then GSCAC shall be deemed to have consented to the incurrence of such debt or issuance of such Equity Securities and the execution and delivery by CEH and/or any Project Company of such definitive documents and this Agreement shall be deemed to be automatically amended and modified to permit such requested action without any requirement for written consent thereto or any other action by any Party.

(iv)          If any of the material final terms or conditions of any such debt for borrowed money or issuance of such Equity Securities differs in any material respects from the provisions of the proposal delivered pursuant to Section 6.03(a)(iii), CEH shall again provide written notice pursuant to Section 6.03(a)(iii) and GSCAC shall again have a right to terminate this agreement pursuant to and in accordance with Section 6.03(a)(iii).

(b)           CEH shall not, directly or indirectly, pay any cash or other dividends or make any cash or other distributions to any of their respective members at any time prior to the Closing, except CEH may make cash distributions to its members in respect of their assumed income tax liability as provided in the CEH LLC Agreement.

Section 6.06    Insurance.  CEH shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 6.06 of the CEH Disclosure Schedule until the Closing.

Section 6.07    Casualty and Condemnation.

(a)           If during the Interim Period any of the Purchased Assets are damaged or destroyed by any casualty event or are taken by any condemnation event, then CEH shall prepare (or if GSCAC objects to CEH’s estimate within 5 Business Days after receipt of such estimate, CEH shall request that a qualified independent firm reasonably acceptable to CEH and GSCAC prepare) within 15 to 45 days following such event (as such number of days is requested by CEH) (i) in the case of such a casualty event, the sum of (A) the cost of restoring the Purchased Assets damaged or destroyed by such event to a condition reasonably comparable to their condition immediately prior to such casualty event plus (B) the amount of any lost profits with respect to such Purchased Assets reasonably expected to accrue after Closing as a result of such casualty event, or (ii) in the case of such a condemnation event, the condemnation value therefor, in the case of clauses (i) and (ii) net of and after giving effect to (without duplication) (1) any insurance, condemnation award or other third party proceeds reasonably expected to be available to the applicable Project Company for such event, (2) any amounts expended by the applicable Project Company prior to Closing to restore damage caused by such casualty event and (3) adjustments relating to such casualty event or condemnation event that result in a reduction to the Designated Cash Account Balances that would otherwise exist at Closing (as applicable, such estimate being a “Casualty Estimate”).  Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing is expected to occur prior to the end of the 15 to 45 day period referenced above (as such number of days is requested by CEH pursuant to the first sentence of this Section), then the determination of such Casualty Estimate shall not delay, impair or otherwise affect the Closing except that the Closing Date shall be extended, if necessary, to the earlier of (x) third Business Day after such Casualty Estimate is made and (y) the 5th day following the 15 to 45 day period (as requested by CEH pursuant to the first sentence of this Section 6.07) following such casualty event or condemnation event.

(b)           If the Casualty Estimate with respect to all such casualty or condemnation events is greater than $3,000,000 but does not exceed $25,000,000, then the LP Enterprise Value (in the case of a Casualty Estimate with respect to the La Paloma Project) or the BV Enterprise Value (in the case of a Casualty Estimate with respect to the Batesville Project) set forth on Exhibit F shall be reduced by an amount equal to such Casualty Estimate minus $3,000,000, in which case CEH and its Affiliates shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing.

(c)           If the Casualty Estimate with respect to all such casualty or condemnation events is greater than $25,000,000, GSCAC may, by written notice to CEH before the expected Closing Date, elect to (13) reduce the LP Enterprise Value (in the case of a Casualty Estimate with respect to the La Paloma Project) or the BV Enterprise Value (in the case of a Casualty Estimate with respect to the Batesville Project) set forth on Exhibit F by an amount equal to such Casualty Estimate minus $3,000,000, in which case CEH and its Affiliates shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing, or (14) terminate this Agreement; provided, however, that if GSCAC does not elect to terminate this Agreement as provided in this sentence, then CEH may, by written notice to GSCAC on or before the expected Closing Date (or, if later, 50 days after the date of such casualty or condemnation event but prior to the Closing Date), terminate this Agreement in accordance with Article IX.

(d)           If the Casualty Estimate with respect to all such casualty or condemnation events is $3,000,000 or less, (15) neither GSCAC nor CEH shall have the right or option to terminate this Agreement as a result of such casualty or condemnation event, (16) there shall be no reduction in the amount of the LP Enterprise Value or the BV Enterprise Value set forth on Exhibit F with respect to such casualty or condemnation event; and (17) such casualty or condemnation event shall not delay, impair or otherwise affect the Closing; and (iv) there shall be no liability for GSCAC, CEH or any of their respective Affiliates hereunder due to such casualty or condemnation event.

Section 6.08    Tax Matters.

(a)           Except as provided in this Section 6.08(a), GSCAC shall prepare and file (or cause to be prepared and filed) all Tax returns relating to any Project Company that are required to be filed after the Closing Date.  With respect to any income Tax returns covering a taxable period ending on or before the Closing Date that are required to be filed after the Closing Date with respect to any Project Company (other than Batesville Investor I, Batesville Investor II, LSP Energy, Inc. and LSP Batesville Funding Corporation) CEH shall cause such Tax returns to be prepared and filed with the appropriate Taxing Authority.  GSCAC agrees to cause the income, gain, loss and deduction of CEP Batesville Acquisition for the taxable year that includes the Closing Date to be allocated between CEH and GSCAC under Section 706 of the Code using a closing of the books on the Closing Date.

(b)           After the Closing, GSCAC shall grant or cause the Project Companies to grant to CEH (or its respective designees) access at all reasonable times to all of the information, books and records relating to the Project Companies within the possession of GSCAC (including workpapers and correspondence with Taxing Authorities) and to the employees of the Project

Companies, and shall afford CEH (or its designees) the right (at CEH’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit CEH (or its designee) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.  After the Closing, CEH and GSCAC will preserve (and GSCAC will cause all Project Companies to preserve) all information, records or documents in their respective possessions relating to liabilities for Taxes of the Project Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that no Party shall dispose of any of the foregoing items without first offering such items to the other Parties.  GSCAC agrees to make the election referred to in Section 754 of the Code with respect to Holdco Sub and any entities taxable as partnerships for federal income tax purposes in which it has a direct or indirect interest.  The Parties understand that the transactions contemplated by this Agreement will give rise to special allocations under Section 704(c) of the Code (or to analogous “reverse 704(c) allocations”) and agree that, with respect to such allocations, Holdco Sub will utilize “remedial method” for allocations with respect to contributed property subject to Code Section 197 and the “traditional method with curative allocations” for all other items of property, pursuant to Section 1.704-3 of the Treasury Regulations and will apply consistent principles with respect to any assets held by any lower tier partnerships.

(c)           GSCAC, CEH and Holdco Sub intend that for federal income tax purposes the Merger will be treated as follows: (i) the formation of Holdco Sub as a new partnership, (ii) for GSCAC, a contribution to Holdco Sub of the assets described in Section 2.07(b) in exchange for Holdco Class A Units, (iii) for the holders of CEH Units other than the Specified CEH E-Units, a contribution of the CEH Units described in Section 3.01(a) to Holdco Sub in exchange for the CEH Group Merger Consideration, (iv) for the holders of the Specified CEH E-Units, a transfer of such CEH Units to Holdco Sub in exchange for the Specified CEH E-Unit Consideration, and (v) for  Holdco Sub, (A) the receipt of the assets described in Section 2.07(b) as a contribution from GSCAC in exchange for Holdco Class A Units, and (B) the acquisition of the assets and liabilities of CEH in exchange for the CEH Group Merger Consideration and the Specified CEH E-Unit Consideration.  GSCAC, CEH and Holdco Sub each agree to file all Tax Returns consistent with this Section 6.08(c) for all Tax purposes unless otherwise required by Law.

Section 6.09    Proxy Statement; Special Meeting.

(a)           As promptly as practicable after the execution of this Agreement and GSCAC’s receipt from CEH of any information regarding the Project Companies that is required to be included in the Proxy Statement, GSCAC will prepare and file a preliminary Proxy Statement with the SEC; provided that GSCAC shall furnish a draft of such preliminary Proxy Statement to CEH and give CEH and its legal counsel a reasonable opportunity to review such draft prior to filing the preliminary Proxy Statement with the SEC and shall accept all reasonable additions, deletions or changes suggested by CEH in connection therewith.  GSCAC shall promptly notify CEH of the receipt of any comments of the SEC staff with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CEH as promptly as reasonably practicable, copies of all written correspondence between GSCAC or any representative of GSCAC and the SEC with respect to the Proxy Statement.  If comments are received from the SEC staff with respect to the Proxy Statement, GSCAC shall respond as promptly as reasonably practicable after its receipt from CEH of any information regarding the Project Companies that is required to address such comments and GSCAC will use its reasonable best efforts to mail the Proxy Statement to its stockholders as soon as reasonably practicable following its approval by the SEC.  GSCAC shall provide CEH and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by CEH in connection therewith.  As promptly as practicable after the execution of this Agreement and GSCAC’s receipt from CEH of any information regarding the Project Companies that is required to be included, GSCAC will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction or any regulations of any exchange on which the common stock, par value $0.001 per share of GSCAC is listed for trading (collectively, the “Other Filings”).  GSCAC will notify CEH promptly of any request by the SEC or its staff or any other governmental officials for amendments or supplements to any Other Filing or for other additional information and will supply CEH with copies of all written correspondence between GSCAC or any of its representatives, on the one hand, and such government officials, on the other hand, with respect to any Other Filing.  GSCAC agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, CEH or GSCAC as the case may be, will promptly inform the other Party of such occurrence and cooperate in filing with the SEC or any other government officials, and/or mailing to GSCAC Stockholders, such amendment or supplement.  The Proxy Statement will be sent to the GSCAC Stockholders for the purpose of soliciting proxies from GSCAC Stockholders to vote in favor of (i) the Initial Business Combination contemplated by this Agreement, (ii) the issuance and sale of the GSCAC Class B Common Stock and the GSCAC Class A Common Stock (including GSCAC Class A Common Stock into which the Holdco Class B Common Units may be exchanged); (iii) the adoption of the GSCAC Plan; and (iv) the amendments to the Certificate of Incorporation of GSCAC as required so that the Certification of Incorporation of GSCAC can be amended and restated in substantially the form set forth on Exhibit D (the matters described in clauses (i) through (iv), the “Voting Matters”).

(b)           As soon as practicable after mailing the Proxy Statement to the GSCAC Stockholders, GSCAC shall call, convene and hold a meeting of the GSCAC Stockholders (the “GSCAC Stockholders’ Meeting”) and solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.  GSCAC’s obligation to call, convene and hold such meeting shall not be affected by any Change in Recommendation by the GSCAC Board unless this Agreement is terminated by CEH pursuant to Article IX.  Notwithstanding anything to the contrary contained in this Agreement, GSCAC shall adjourn or postpone the GSCAC Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the GSCAC Stockholders or, if as of the time for which the GSCAC Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of GSCAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

(c)           CEH agrees to use reasonable best efforts to provide GSCAC with all information concerning the Project Companies as is reasonably requested by GSCAC for the information concerning the Project Companies in the Proxy Statement to comply with all applicable provisions of and rules under the Exchange Act or requirements of AMEX in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the GSCAC Stockholders’ Meeting or as may be reasonably required to respond to any comment of the SEC.  GSCAC shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the GSCAC Stockholders, and as of the date of the GSCAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that GSCAC shall not be responsible for ensuring that any information furnished by CEH in writing for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).  With respect to the information furnished by CEH in writing with respect to the Project Companies for inclusion in the Proxy Statement, CEH shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the GSCAC Stockholders, and as of the date of the GSCAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that CEH shall not be responsible for ensuring that any information furnished by a GSCAC Party in writing for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

(d)           Subject to Section 6.13 but without limiting Section 6.09(b), the GSCAC Board shall recommend that the GSCAC Stockholders vote in favor of approval of the Transactions and the other Voting Matters, and GSCAC, acting through its board of directors, shall include in the Proxy Statement such recommendation, and shall otherwise use all reasonable best efforts to obtain the Requisite Shareholder Approval.

(e)           CEH agrees to use reasonable best efforts to obtain a “comfort letter” in form and substance reasonably satisfactory to GSCAC from UHY Mann, Frankfort Stein & Lipp, independent public accountants to CEH, with respect to the financial statements of any Project Company included in any preliminary or definitive Proxy Statement filed with the SEC.

Section 6.10    Directors and Officers of GSCAC and Subsidiaries after Merger.  GSCAC and CEH shall take all necessary action so that the persons listed on Schedule 6.10 of the CEH Disclosure Schedule are elected to the positions of officers and directors of GSCAC, Holdco Sub, Holdco Sub2 and CEH, as set forth therein, to serve in such positions effective immediately after Closing.

Section 6.11    Public Disclosure.  The Parties agree that no public release or announcement concerning this Agreement or the Transactions shall be issued by any Party or any of their respective Affiliates or any of their respective Representatives without the prior consent of GSCAC and CEH, unless such Party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange or trading system.  If any Party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange or trading system, to make this Agreement and the terms of the Transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure and give the other Party reasonable time to comment on such release or announcement in advance of such issuance.  This provision will not apply to communications by any Party to any of its counsel, accountants and other professional advisors or its directors, officers, partners, members, equityholders, or employees.  As promptly as practicable after the date of this Agreement, GSCAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act (which Current Report shall be in form and substance reasonably satisfactory to CEH) to report the execution of this Agreement.  Promptly following the date of this Agreement, GSCAC and CEH shall also prepare and issue a joint press release announcing the execution of this Agreement in form and substance reasonably satisfactory to GSCAC and CEH.

Section 6.12    D&O Insurance.  Prior to the Closing Date, CEH shall purchase an extended reporting period endorsement under CEH’s existing directors’ and officers’ liability insurance coverage for CEH’s directors and officers in a form acceptable to CEH that shall provide such directors and officers with coverage for 6 years following the Closing Date of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising from facts and events that occurred prior to the Closing Date.  If GSCAC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer or conveys all or substantially all of its properties or assets to any Person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of GSCAC assume the obligations set forth in this Section 6.12.  The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of CEH for all periods ending on or before the Closing Date and may not be changed without the consent of the CEH Founders.

Section 6.13    Exclusivity.  (a) Except in connection with a Permitted Refinancing Transaction or a Permitted CEH Strategic Discussion, and without limiting the other provisions of this Agreement, in order to induce each Party to enter into this Agreement, none of the GSCAC Parties or CEH, or their respective Affiliates or Representatives, shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about themselves, or otherwise assist, facilitate or encourage, any Person or group (other than Parties to this Agreement, or their authorized Representatives) concerning any proposal for a merger, sale or purchase of substantial assets, sale or purchase of shares of capital stock or other securities, recapitalization or other business combination transaction involving a GSCAC Party or any Project Companies on the one hand and any third party on the other hand.  Each of the GSCAC Parties and CEH agrees, and CEH agrees to cause the Project Companies, to instruct their respective Representatives not to take any action contrary to the provisions of the previous sentence.  Each of the GSCAC Parties and CEH agrees, and CEH agrees to cause the Project Companies, to immediately halt any such discussions with any third parties regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the Transactions.  GSCAC and CEH will notify the other immediately in writing if such Party becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, the GSCAC Parties or Project Companies as described above.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Approval and subject to compliance with this Section, the GSCAC Board may make a Change in Recommendation if GSCAC receives an unsolicited Acquisition Proposal that the GSCAC Board determines in good faith, after taking into account relevant legal, financial, regulatory, transaction timing and certainty of consummation and other aspects of such proposal would, if consummated in accordance with its terms, constitute an Acquisition Proposal that the Board of Directors of the Company determines in good faith will be more favorable and provide greater value to GSCAC’s stockholders than the Transactions (taking into account any proposal by CEH to amend the terms of the this Agreement), or if the GSCAC Board otherwise determines in good faith (after consultation with outside counsel) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(b)           With respect to any Permitted CEH Strategic Discussions, CEH shall not, and shall not permit any other Project Company or any of their respective Representatives to, enter into any Contract or otherwise make any commitments in connection with any such discussions (other than a confidentiality agreement on customary terms), except with the consent of GSCAC, and CEH agrees to keep GSCAC reasonably informed on a current basis of the status and details and any material developments in any such discussions.

Section 6.14    Control of Operations.  Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party’s operations prior to the Closing.  Prior to the Closing, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.15    Amendments of Charter Documents.  At the Closing, (a) GSCAC shall (i) amend its certificate of incorporation, substantially in the form of Exhibit D, with such changes therein as may be approved by GSCAC and CEH, (ii) amend its bylaws, substantially in the form of Exhibit E, with such changes therein as may be approved by GSCAC and CEH, and (b) the Parties shall (or, where applicable, shall cause their respective subsidiaries to) execute and deliver amendments to the Charter Documents described in Section 2.05.  On or prior to the Closing Date, CEH shall execute and deliver the Amendment to the Third Amended and Restated Limited Liability Company Agreement of CEH, in substantially the form of Exhibit P and to be effective immediately prior to the Closing.

Section 6.16    Additional Agreements.  To the extent not finalized prior to the date hereof, the Parties shall use their reasonable best efforts to finalize the Additional Agreements as soon as reasonably practicable following the date hereof.

Section 6.17    Consent of CEH Unitholders.  Simultaneously with the execution of this Agreement, (a) CEH has provided to GSCAC the CEH Unitholder Consent and Release Agreement attached as Exhibit M, executed by each holder of CEH Units entitled to vote on this

Agreement in accordance with the Charter Documents of CEH, and (b) GSCAC has provided to CEH the Amendment to Founders’ Registration Rights Agreement attached as Exhibit O, executed by GSCAC, GSC Secondary Interest Fund, LLC, James K. Goodwin, and Richard A. McKinnon.

Section 6.18    Notice of Certain Events.

(a)           GSCAC shall promptly (and in any event no later than 3 Business Days) notify CEH if there has been a Change in Recommendation.

(b)           GSCAC and CEH each agrees to promptly notify the other if such Party believes (1) in the case of GSCAC, that it is likely that the closing conditions in Sections 8.01 or 8.02 will not be satisfied and (2) in the case of CEH, that it is likely that the closing conditions in Sections 7.01 and 7.02 will not be satisfied.

(c)           CEH agrees to notify GSCAC promptly if coverage has been denied or disputed in any material respect by any underwriters of insurance policies or bonds material to any Project Companies or in respect of which any such underwriters has reserved its rights in connection with a material claim pending under any of such insurance policies or bonds.

Section 6.19    Fulcrum Exchange Offer.  Notwithstanding anything in this Agreement to the contrary during the Interim Period GSCAC agrees to deliver to Fulcrum a binding written offer to be held open for at least 20 Business Days to exchange all of Fulcrum’s membership interests in CEP Batesville Holding for the Fulcrum Exchange Consideration on terms and conditions substantially similar to those set forth in Exhibit O (excluding any such terms and conditions relating to the La Paloma LLC Agreement).  Each Party shall promptly inform the other of any communication from or to, and any proposed understanding or agreement with, Fulcrum with respect to such offer and/or exchange.  The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, none of (A) the acceptance or rejection by Fulcrum of such offer described above, (B) any matter in dispute regarding the price or exchange consideration with respect to such offer, (C) any negotiations, documentation or approvals to purchase Fulcrum’s membership interests in CEP Batesville Holding, or (D) the consummation or failure to consummate for any reason the exchange contemplated by this Section shall in any case constitute a failure of a condition to be satisfied under Article VII or impair, delay or otherwise affect the Closing of the transactions contemplated by this Agreement.

Section 6.20    Amendments of CEH Disclosure Schedule.  During the Interim Period, CEH may at its option supplement, amend or update the CEH Disclosure Schedules as necessary to complete, supplement or correct any information in such Schedules or in any representation or warranty in Article IV by delivering to GSCAC a copy of such amendment, supplement or update together with a notice that such document is being delivered pursuant to this Section 6.20.  Upon receipt of such notice and such amendment, supplement or update, GSCAC shall have the right to review any such amendments, supplements and updates for a period of five Business Days after receipt thereof.  GSCAC shall have the right to terminate this Agreement in accordance with Article IX, if the condition to closing set forth in Section 7.01 would not be satisfied if such amendments, supplements and updates together with all other amendments, supplements and updates previously delivered by CEH during the Interim Period were not effective, by delivering to CEH written notice of such termination on or prior to the fifth Business Day following GSCAC’s receipt of the applicable notice from CEH.  If GSCAC does not terminate this Agreement in accordance with the immediately preceding sentence on or prior to such fifth Business Day, then the CEH Disclosure Schedule shall be deemed to be automatically modified by such amendment, supplement or update without any requirement for written consent thereto or any other action by any Party.

Section 6.21    Termination of Certain Services and Contracts.  Notwithstanding anything in this Agreement to the contrary, at or prior to Closing, CEH shall, or shall cause the relevant Project Company to, terminate effective upon Closing each employment contract entered into prior to the date of this Agreement between CEP OpCo and a CEH Founder without any payment obligation as a result of such termination that is not satisfied in full by CEH at Closing.

Section 6.22    Certain Accounts.  During the Interim Period, CEH shall, and shall cause the Project Companies to, operate their respective bank accounts (including the Designated Accounts) and to make all deposits of cash and cash equivalents therein and all payments therefrom, in each case, in accordance with (a) the Project Financing Documents, (b) the Trust Indenture, (c) the Existing Holdco Credit Agreement and (d) the TCW 2005 Note Purchase Agreement and in the ordinary course of business consistent with past practice (with each term in clauses (a) through (c) as defined in the TCW Consent).

Section 6.23    Confidentiality.  Prior to the Closing Date and, if this Agreement is terminated, for two years following the date of such termination, CEH and its Affiliates will instruct their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the GSCAC Parties furnished to CEH or any of its Affiliates or Representatives in connection with the transactions contemplated by the Transaction Documents, except to the extent that such information is (i) known on a nonconfidential basis by CEH, (ii) in the public domain through no fault of CEH or any of its Representatives or (iii) lawfully acquired by CEH or any of its Representatives from sources other than the GSCAC Parties; provided that CEH may disclose such information to its Representatives in connection with the transactions contemplated by the Transaction Documents, so long as such Persons are informed by CEH of the confidential nature of such information and are directed by CEH to treat such information confidentially.  CEH shall be responsible for any breach of this Section 6.23 by such Persons.  The obligation of CEH and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 6.24    Trust Account.  GSCAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at Closing in accordance with Section 2.07(a) and (b).

ARTICLE VII
GSCAC’S CONDITIONS TO CLOSING

The obligation of the GSCAC Parties to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by GSCAC in its sole discretion):

Section 7.01    Representations and Warranties.  The representations and warranties of CEH contained in this Agreement and in any certificate or other writing delivered by CEH pursuant hereto (A) that are qualified by materiality or CEH Material Adverse Effect shall be true at and as of the Closing Date (immediately prior to the Closing) as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true at and as of such earlier date), and (B) that are not qualified by materiality or CEH Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true in all material respects at and as of such earlier date) (and, for purposes of clauses (A) and (B), the reference to “as of the date of this Agreement” in the lead in to Article IV, which precedes Section 4.01, shall be disregarded).

Section 7.02    Performance.  CEH shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement or the other Transaction Document to be performed or complied with by CEH at or before the Closing.

Section 7.03    Officer’s Certificate.  CEH shall have delivered to GSCAC at the Closing an officer’s certificate, dated as of the Closing Date, as to the matters set forth in Sections 7.01 and 7.02.

Section 7.04    Orders and Laws.  There shall not be any Proceeding threatened or filed by any Person (other than the GSCAC Parties or any of their respective Affiliates) seeking to restrain, enjoin or otherwise prohibit, or any Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions.

Section 7.05    Consents and Approvals.

(a)           The GSCAC Approvals and the CEH Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to the GSCAC Approvals shall have occurred; provided, however, that the absence of any request for rehearing or appeal and the expiration of any request for rehearing or appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(b)           Any applicable waiting period under the HSR Act with respect to filings made by the holders of the TCW Debt in accordance with the terms of the TCW Consent shall have expired or been terminated.

Section 7.06    JPM Debt.  The applicable Project Companies shall have delivered, or caused to be delivered, to GSCAC at or prior to the Closing a payoff letter with respect to the JPM Debt indicating that upon payment of an amount not exceeding $123,000,000 (which amount may exceed $123,000,000 only to the extent any such excess is funded at the Closing by some means other than the cash contributed to CEH pursuant to Section 2.07(c)), all Indebtedness and other obligations under or in respect of the JPM Debt shall be discharged in full and all Liens securing any JPM Debt shall be released, and pursuant to which JPM shall agree to execute, or authorize the filing of, UCC termination statements and such other documents or endorsements necessary to release of record such Liens; or, if requested by GSCAC, a payoff letter with respect to any Permitted Refinancing Indebtedness indicating the payment required to repay all principal, interest and other amounts payable in respect of such Permitted Refinancing Indebtedness.

Section 7.07    TCW Debt.  The TCW Consent shall be a valid and binding agreement of each of Agent, the Note Holders and Option Holders (each as defined therein), no such Person shall have asserted in writing that the TCW Consent is not for any reason a valid and binding agreement of any Person party thereto and each such Person shall have executed and delivered the TCW 2008 Note Purchase Agreement and any related agreements to which it is a party.

Section 7.08    Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

Section 7.09    No CEH Material Adverse Effect.  There shall not have occurred and be continuing as of the Closing Date any CEH Material Adverse Effect.

Section 7.10    Project Company Indebtedness.  There shall be no default (whether with the giving of notice, or lapse of time or both) with respect to any payment obligation or financial covenant under any material Indebtedness of any Project Company (other than any such Indebtedness that is being repaid or satisfied in connection with Closing).

Section 7.11    Additional Agreements.  To the extent not executed and delivered on or prior to the date hereof, each of the Additional Agreements (other than the LP Minority Exchange Agreement) shall have been executed and delivered by each of the parties to such Additional Agreements other than GSCAC or an Affiliate of GSCAC, as applicable.

Section 7.12    Delivery of TCW Certificate.  The Agent (as defined in the TCW Consent) shall have (i) delivered to GSCAC the “TCW/MS Closing Acknowledgement” required by Section 1 (h)(ii) of the TCW Consent or (ii) confirmed without condition that it shall deliver such “TCW/MS Closing Acknowledgement” upon consummation of the Closing.

ARTICLE VIII
CEH’S CONDITIONS TO CLOSING

The obligation of CEH to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by CEH in its sole discretion):

Section 8.01    Representations and Warranties.  The representations and warranties of GSCAC contained in this Agreement and in any certificate or other writing delivered by GSCAC pursuant hereto (A) that are qualified by materiality or GSCAC Material Adverse Effect shall be true at and as of the Closing Date (immediately prior to the Closing) as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true at and as of such earlier date), and (B) that are not qualified by materiality or GSCAC Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than any such representations and warranties that speak as to an earlier date, which representations and warranties shall be true in all material respects at and as of such earlier date) (and, for purposes of clauses (A) and (B), the reference to “as of the date of this Agreement” in the lead in to Article V, which precedes Section 5.01, shall be disregarded.

Section 8.02    Performance.  Each GSCAC Party shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement or any other Transaction Document to be so performed or complied with by any GSCAC Party at or before the Closing.

Section 8.03    Officer’s Certificate.  GSCAC shall have delivered to CEH at the Closing a certificate of an officer of GSCAC, dated as of the Closing Date, as to the matters set forth in Section 8.01 and Section 8.02.

Section 8.04    Orders and Laws.  There shall not be any Proceeding threatened or filed by a Person (other than CEH or any of its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions.

Section 8.05    Consents and Approvals.

(a)           The CEH Approvals and GSCAC Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect to the CEH Approvals shall have occurred; provided, however, that the absence of any request for rehearing or appeal and the expiration of any request for rehearing or appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(b)           Any applicable waiting period under the HSR Act with respect to filings made by the holders of the TCW Debt in accordance with the terms of the TCW Consent shall have expired or been terminated.

Section 8.06    Requisite Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

Section 8.07    Additional Agreements.  To the extent not executed and delivered on or prior to the date hereof, each of the Additional Agreements (other than the LP Minority

Exchange Agreement) shall have been executed and delivered by each of the parties to such Additional Agreements other than CEH or an Affiliate of CEH, as applicable.

Section 8.08    Directors’ and Officers’ Liability Insurance.  GSCAC shall have in full force and effect directors’ and officers’ liability insurance with terms and conditions at least as favorable to the insured as those directors’ and officers’ liability insurance policies maintained by CEH as of the date of this Agreement.

Section 8.09    Officers and Directors.

(a)           The Persons listed on Schedule 8.09(a) of the CEH Disclosure Schedule shall have resigned from all of their positions and offices with GSCAC, Holdco Sub, Merger Sub and Holdco Sub2.

(b)           The Persons listed on Schedule 6.10 of the CEH Disclosure Schedule shall have been elected to the positions of officers and directors of GSCAC, Holdco Sub, Holdco Sub2 and the Surviving Entity, as set forth therein, to serve in such positions effective immediately after the Closing.

Section 8.10    Trust Account.  GSCAC shall have at least $188,000,000 in the Trust Account, before giving effect to any payment of the Conversion Amount, if any, but after giving effect to all payments to be made from the Trust Account or by GSCAC in connection with (a) payments to the underwriters of its initial public offering in the amount of the Deferred Underwriting Fees, (b) payment of all fees and expenses (including all third party accounting, legal and other professional fees) that are incurred prior to the date hereof in connection with the Transactions or otherwise, and (c) the investment banking fee owed as of Closing by GSCAC to UBS to the extent not paid prior to the Closing.

Section 8.11    No GSCAC Material Adverse Effect.

There shall not have occurred and be continuing as of the Closing Date any GSCAC Material Adverse Effect.

Section 8.12    TCW Debt.  The TCW Consent shall be a valid and binding agreement of each of Agent, the Note Holders and Option Holders (each as defined therein) and GSCAC, no such Person shall have asserted in writing that the TCW Consent is not for any reason a valid and binding agreement of any Person party thereto and each such Person shall have executed and delivered the TCW 2008 Note Purchase Agreement and any related agreements to which it is a party.

Section 8.13    Delivery of TCW Certificate.

The Agent (as defined in the TCW Consent) shall have (i) delivered to GSCAC the “TCW/MS Closing Acknowledgement” required by Section 1 (h)(ii) of the TCW Consent or (ii) confirmed without condition that it shall deliver such “TCW/MS Closing Acknowledgement” upon consummation of the Closing.

ARTICLE IX
TERMINATION

Section 9.01    Termination.  This Agreement may be terminated, as follows:

(a)           at any time before the Closing, by CEH or GSCAC, by written notice to the other, in the event that any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction or other Law restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions;

(b)           at any time before the Closing, by CEH, by written notice to GSCAC, if any GSCAC Party has materially breached its obligations hereunder or under any Transaction Document and such breach would or does result in the failure of any condition expressly set forth in Article VIII and such breach (other than a breach of GSCAC’s obligations under Section 2.07 which breach shall not have any cure period) has not been cured within 30 days following written notification to GSCAC thereof; provided, however, that if, at the end of such 30 day period, GSCAC is endeavoring in good faith, and proceeding diligently, to cure such breach, GSCAC shall have an additional 30 days in which to effect such cure;

(c)           at any time before the Closing, by GSCAC, by written notice to CEH, if CEH or any Project Company has materially breached its obligations hereunder or under any Transaction Document and such breach would or does result in the failure of any condition expressly set forth in Article VII, and such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, CEH is endeavoring in good faith, and proceeding diligently, to cure such breach, CEH shall have an additional 30 days in which to effect such cure;

(d)           at any time before the Closing, by GSCAC or CEH, by written notice to the other, if the Closing has not occurred on or before January 31, 2009 (the “Termination Date”) and the failure to Close is not caused by a breach of this Agreement by the terminating Party; provided that if the reason that the Closing shall not have occurred is directly and primarily the result of the failure to obtain on a timely basis the audited balance sheet of La Paloma Genco dated as of December 31, 2005, the Termination Date shall be extended from January 31, 2009 to March 31, 2009;

(e)           at any time before the Closing, by GSCAC or CEH pursuant to Section 6.07 (Casualty and Condemnation), by written notice to the other in accordance with such Section;

(f)           at any time before the Closing, by GSCAC pursuant to Section 6.05(a) (Recapitalization), by written notice to CEH in accordance with such Section;

(g)           at any time before the Closing, by GSCAC pursuant to Section 6.03(b) (Interim Conduct), by written notice to CEH in accordance with such Section;

(h)           at any time before the Closing, by GSCAC pursuant to Section 6.20 (Amendments of CEH Disclosure Schedules), by written notice to CEH in accordance with such Section;

(i)           by mutual written consent of GSCAC and CEH;

(j)           at any time before the Closing, by CEH by written notice to GSCAC, if there shall be a Change in Recommendation;

(k)           at any time before the Closing, by CEH or GSCAC, by written notice to the other, if the Requisite Shareholder Approval is not obtained at the GSCAC Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date), provided that GSCAC may not terminate this Agreement pursuant to this clause (k) if it has breached or failed to comply with its obligations under Section 6.09.

Section 9.02    Effect of Termination.  If this Agreement is validly terminated pursuant to Section 9.01, there shall be no liability or obligation on the part of CEH or any of its Affiliates or the GSCAC Parties, and CEH and its Affiliates shall be free immediately to enjoy all rights of ownership of the interests in the Project Companies owned by CEH and its Affiliates and to sell, transfer, encumber or otherwise dispose of any such interests (and/or direct or indirect interests in the Projects) to any Person without any restriction under this Agreement; provided that, notwithstanding the foregoing, (a) if such termination shall result from the (i) willful and knowing failure of a Party to perform a covenant contained in this Agreement (other than any failure by CEH to perform (or cause a Project Company to perform) any covenant in Section 6.03(a) to the extent such failure was necessary or advisable in connection with the operation, maintenance and management of the La Paloma Project or the Batesville Project in accordance with prudent industry practice) or (ii) any willful and knowing breach by a Party of any representation or warranty contained herein, such Party shall be liable for all Losses incurred or suffered by the other Party as a result of such failure or breach and (b) Section 6.23, Section 9.02, Section 10.01, Section 10.03, Section 10.04, Section 10.05 and Article XI (other than Section 11.15) will survive any such termination.

ARTICLE X
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

Section 10.01    Representations, Warranties, Pre-Closing Covenants and Pre-Closing Agreements Not to Survive.  It is expressly agreed by the Parties that the representations, warranties, pre-Closing covenants and pre-Closing agreements set forth in this Agreement (including in any closing certificate delivered under Article VII or VIII) shall terminate and be of no further force or effect upon the Closing of the transactions contemplated by this Agreement, it being the express intent of the Parties that such representations, warranties, pre-Closing covenants and pre-Closing agreements shall not survive the Closing.  This Section 10.01 shall not limit in any way the survival and enforceability of any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Closing Date, which shall survive the Closing except as expressly provided in this Agreement.

Section 10.02    Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary:

(a)           GSCAC shall give written notice to CEH within a reasonable period of time after becoming aware of any breach by any GSCAC Party of any representation, warranty, covenant, agreement or obligation in this Agreement;

(b)           CEH shall give written notice to GSCAC within a reasonable period of time after becoming aware of any breach by CEH of any representation, warranty, covenant, agreement or obligation in this Agreement;

(c)           Neither CEH nor any of its Affiliates shall have any liability for any breach by CEH of this Agreement except CEH shall, subject to Section 10.01, be liable to GSCAC for all Losses incurred or suffered by a GSCAC Party as a result of (i) the willful and knowing failure of CEH to perform any covenant required by this Agreement to be performed or complied with by CEH at or before Closing (other than any failure by CEH to perform (or cause a Project Company to perform) any covenant in Section 6.03(a) to the extent such failure was necessary or advisable in connection with the operation, maintenance and management of the La Paloma Project or the Batesville Project in accordance with prudent industry practice and CEH complied with the provisions of Section 6.03(b)) if such failure, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 7.02 or (ii) any willful and knowing breach by CEH of any representation or warranty of CEH contained in this Agreement if such breach, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 7.01;

(d)           No GSCAC Party nor any of their respective Affiliates shall have any liability for any breach by any GSCAC Party of this Agreement except the GSCAC Parties shall, subject to Section 10.01, be liable for all Losses incurred or suffered by CEH or any Project Company as a result of (i) the willful and knowing failure of any GSCAC Party to perform any covenant required by this Agreement to be performed or complied with by any GSCAC Party at or before Closing if such failure, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 8.02 or (ii) any willful and knowing breach by any GSCAC Party of any representation or warranty of a CEH Party contained in this Agreement if such breach, individually or together with other failures and/or breaches, would result in the failure of the closing condition set forth in Section 8.01;

(e)           CEH shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement; and

(f)           the Parties agree that the requirement of any covenant, obligation or agreement of CEH herein or in any Transaction Document to cause La Paloma Acquisition or La Paloma Genco to take any actions shall be limited to a requirement to use commercially reasonable efforts to cause such Person to perform such covenant, obligation or agreement subject to and in accordance with applicable Law.

Section 10.03    Waiver of Other Representations.  (a)  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO THE

CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NO PARTY HERETO NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PROJECTS, THE PROJECT COMPANIES, ANY OF THE ASSETS OF THE PROJECT COMPANIES, THE GSCAC PARTIES, THE TRANSACTIONS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, THE TCW CONSENT, THE UNITHOLDER CONSENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH OR THEREWITH.  IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NONE OF CEH NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND (II) NONE OF CEH NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY TO ANY GSCAC PARTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PROJECT COMPANIES OR THE PROJECT COMPANIES’ ASSETS.

(b)           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROJECT COMPANIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND CEH AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PROJECT COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECT COMPANIES AND THEIR ASSETS.

Section 10.04    Waiver of Remedies

(a)  The Parties hereby agree that no Party nor any of their respective Affiliates shall have any liability, and no Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Sections 9.02 or 11.03 or, to the extent this Agreement has not been terminated, Sections 11.15 or 10.02(c) or (d).

(b)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S OR ANY SUCH PARTY’S AFFILIATES’ SOLE, JOINT OR

CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED THAT THIS SECTION 10.04(b) SHALL NOT APPLY TO CLAIMS OR LOSSES OF A PARTY RESULTING FROM KNOWING AND WILLFUL BREACHES OF SECTION 6.13 (EXCLUSIVITY).

(c)           Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, (i) no Representative or Affiliate of CEH (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in CEH) shall have any liability to any GSCAC Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of CEH or any other Project Company in this Agreement, or any certificate delivered pursuant to this Agreement, and (ii) no Representative or Affiliate of any GSCAC Party (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in any GSCAC Party) shall have any liability to CEH or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any GSCAC Party in this Agreement or in any certificate delivered pursuant to this Agreement (other than the GSCAC Parties).

Section 10.05    Jurisdiction; Arbitration.

(a)           Prior to the Closing, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement may be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)           After the Closing, any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating to this Agreement or in any way relating to the subject matter of this Agreement (each a “Dispute”) must be resolved by binding arbitration.  A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under state or federal statutory or common law.  The validity, construction and interpretation of this Agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators.  In addition:

(i)           The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”).  The AAA shall administer the arbitration.  The arbitrators shall resolve any Dispute in accordance with the governing law in Section 11.13 of this Agreement.

(ii)           The arbitral tribunal shall be composed of three neutral arbitrators who have never been officers, directors or employees of, or otherwise affiliated in any material respect within the preceding five years with, the Parties or any of their Affiliates.  GSCAC on the one hand and CEH on the other hand shall each appoint one arbitrator and the third arbitrator who shall chair the tribunal shall be selected by such two Party-appointed arbitrators.  In the event that one or both of GSCAC and CEH does or do not appoint an arbitrator, or such Party-appointed arbitrators are unable to agree upon a chair within 14 days of the appointment of the second arbitrator, then the remaining arbitrator(s) shall be chosen in accordance with the Rules.

(iii)          The hearing will be conducted in New York, NY.  The arbitrators’ decision shall be in writing and set forth the reasons for the award and shall include an award of costs to the prevailing Party or Parties, or an allocation of such costs among the Parties based upon the extent to which each prevails, including the costs of the arbitration (including the fees and expenses of the arbitrators and of the AAA), reasonable attorneys’ fees, expert witness fees and other expenses incurred in connection with the arbitration.  The award shall include pre-judgment interest at a rate of 10% per annum from the date of the breach or default.  Interest shall accrue until the date the award is paid in full.  The arbitrators shall have the power to grant interim measures, temporary or permanent injunctive or other equitable relief.

(iv)          The award shall be final and binding.  The Parties agree that any arbitration award may be enforced in any court of competent subject matter jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions.  The Parties further agree that the award may be enforced against the losing Party or Parties in any jurisdiction where such losing Party or Parties has assets that may be used to satisfy the award.

(v)           Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the Parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law.  However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitrators’ award.

ARTICLE XI
MISCELLANEOUS

Section 11.01    Notices.  (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to any GSCAC Party, to:

GSCAC Acquisition Company
500 Campus Drive
Suite 220
Florham Park, New Jersey  07932
Attention: Matthew Kaufman and Joshua Porter
Facsimile: (212) 884-6184

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Nancy L. Sanborn
Facsimile No.: (212) 450-3800

If to CEH, to:

Complete Energy Holdings, LLC
1331 Lamar St., Suite 650
Houston, Texas 77010
Facsimile No.: (713) 600-2001
Attn:    Hugh A. Tarpley

Complete Energy Holdings, LLC
525 William Penn Place, Suite 3910
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 567-1501
Attn:    Peter J. Dailey

Complete Energy Holdings, LLC
525 William Penn Place, Suite 3910
Pittsburgh, Pennsylvania 15219
Facsimile No.: (412) 567-1501
Attn:    Lori A. Cuervo

(b)           Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.01 shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Section 11.01 shall be effective as of  the date of confirmed delivery if delivered before 5:00

p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

Section 11.02    Entire Agreement.  Except for the Confidentiality Agreement and the other Transaction Documents, this Agreement supersedes all prior discussions and agreements between or among the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement among the Parties and their Affiliates hereto with respect to the subject matter hereof.

Section 11.03    Expenses.  Except as otherwise expressly provided in this Agreement, any cost or expense incurred in connection with this Agreement shall be borne by the Party incurring such cost or expense.

Section 11.04    Disclosure.  Each of CEH and GSCAC may, at its option, include in the CEH Disclosure Schedule or GSCAC Disclosure Schedule, as applicable, items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  The listing of information or other items under one Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if such listing has sufficient detail that it is readily apparent on its face that such information or item applies to such other representation or warranty made herein.

Section 11.05    Waiver.  At any time prior to the Effective Time, any term or condition of this Agreement may be waived by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No such waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law, will, subject to Section 10.05, be cumulative and not alternative.

Section 11.06    Amendment.  Prior to the Closing, this Agreement may not be amended except by the written agreement of GSCAC and CEH.  From and after the Closing, any amendment shall require the consent of GSCAC and the CEH Founding Members.  Any amendment to this Agreement by GSCAC after the Closing must be approved by a majority of the independent directors of the GSCAC Board.

Section 11.07    No Third Party Beneficiary.  Except for the provisions of Section 6.06 and Section 6.12 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, any employee of a Project Company, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 11.08    Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of GSCAC (in the case of an assignment by CEH) or CEH (in the case of an assignment by GSCAC), and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 11.08, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 11.09    Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.10    Invalid Provisions.  If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement and the other Transaction Documents will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement and the other Transaction Documents will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement and the other Transaction Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 11.11    Waiver of Claims Against the Trust Account.  (a) CEH understands that GSCAC is a recently organized blank check company formed for the purpose of acquiring one or more businesses or assets.  CEH further understands that GSCAC’s sole assets consist of the cash proceeds of the recent initial public offering (the “IPO”) and private placement of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of GSCAC, its public stockholders (as defined in the Trust Agreement) and the underwriters of its IPO. CEH acknowledges that monies in the Trust Account may be disbursed only (1) to GSCAC in limited amounts from time to time (and in no event more than $2,400,000 in total) in order to permit GSCAC to pay its operating expenses; (2) if the Company completes an Initial Business Combination (as defined in its Charter Documents), to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to GSCAC; and (3) if GSCAC fails to complete an Initial Business Combination within the allotted time period and liquidates subject to the terms of the Trust Agreement, to GSCAC in limited amounts to permit GSCAC to pay the costs and expenses of its liquidation and dissolution and then to GSCAC’s public stockholders.

(b) For and in consideration of this Agreement, CEH hereby agrees to waive any Claim of any kind that CEH has or may have in the future in or to any monies in the Trust Account and not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts released to GSCAC as described in clause (1) of the preceding paragraph or amounts distributed to GSCAC (excluding amounts described in clause (2) of the preceding paragraph) after the consummation of its Initial Business Combination) as a result of, or arising out of, any Claims of any kind against GSCAC in connection with contracts or agreements with GSCAC or in connection with any Transaction Documents.

Section 11.12    Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.13    Governing Law; Venue; and Jurisdiction.  (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b)           WITH RESPECT TO ANY PROCEEDINGS PURSUANT TO SECTION 10.05, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK.

(c)           WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY ARBITRATION AWARD PURSUANT TO SECTION 10.05, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

Section 11.14    Attorneys’ Fees.  If any of the Parties shall bring an action or arbitral action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party or Parties.

Section 11.15    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

[signature pages follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

GSC ACQUISITION COMPANY

By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

GSCAC HOLDINGS I LLC

By:	GSC ACQUISITION COMPANY, as its sole member

By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

GSCAC HOLDINGS II LLC

By:	GSCAC HOLDINGS I LLC, as its sole member
By:	GSC ACQUISITION COMPANY, as its sole member
By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

GSCAC MERGER SUB LLC

By:	GSCAC HOLDINGS II LLC, as its sole member
By:	GSCAC HOLDINGS I LLC, as its sole member
By:	GSC ACQUISITION COMPANY, as its sole member
By:	/s/ Matthew C. Kaufman
	Name:	Matthew C. Kaufman
	Title:	President

SIGNATURE PAGE
MERGER AGREEMENT

COMPLETE ENERGY HOLDINGS, LLC

By:	/s/ Lori Cuervo
	Name:	Lori Cuervo
	Title:	Managing Director

SIGNATURE PAGE
MERGER AGREEMENT

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GSC ACQUISITION COMPANY

GSC ACQUISITION COMPANY, a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.  The name under which the Corporation was originally incorporated is “GSC Acquisition Company”.

2.  The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 26, 2006 and the Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 26, 2007.

3.  This Second Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.  This Second Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

5.  This Certificate shall become effective upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

6.  The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the Corporation is “Complete Energy Holdings Corporation”.

SECOND:  The registered office of the Corporation is located in the State of Delaware at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

FOURTH:  The Corporation is authorized to issue a total of [___],000,000 shares, consisting of  (i) 1,000,000 shares of Preferred Stock, par value of $0.001 per share (“Preferred Stock”), (ii) [___],000,000 shares of Class A Common Stock, par value of $0.001 per share (“Class A Common Stock”) and (iii) [___],000,000 shares of Class B Common Stock, par value of $0.001 per share (“Class B Common Stock” and together with Class A Common Stock, the “Common Stock”).  The number of authorized shares of any of the Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and not below the amounts set forth below) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

The number of authorized shares of the Class A Common Stock shall not be decreased below the number of then outstanding Shares of Class A Common Stock and the number of shares of Class A Common Stock issuable in connection with:

(A) the exchange of Class B Common Stock and Class B Units (as defined below) for Class A Common Stock in accordance with the provisions of ARTICLE SIXTH; and

(B) the exercise of then outstanding options, warrants, exchange rights (in addition to the exchange referred to in clause (A) above), conversion rights or similar rights for Class A Common Stock.

The number of authorized shares of the Class B Common Stock shall not be decreased below the number of then outstanding shares of Class B Common Stock and the number of shares of Class B Common Stock issuable in connection with the reclassification of Class C Units and Class D Units of GSCAC Holdings I LLC (“Holdco Sub LLC”) as provided in the First Amended and Restated Limited Liability Company Agreement of Holdco Sub LLC dated as of ________, 2008 (as the same may be amended in accordance with the terms thereof, the “Holdco Sub LLC Agreement”).

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares, (i) such number of shares of Class A Common Stock as would be sufficient to permit the exchange of all then outstanding Class B Common Stock and Class B Units into Class A Common Stock in accordance with the provisions of ARTICLE SIXTH and (ii) such number of shares of Class B Common Stock as would be sufficient to permit the reclassification of the Class C Units and Class D Units of Holdco Sub LLC into shares of Class B Common Stock and Class B Units as provided in the Holdco Sub LLC Agreement.  The Corporation shall take such action as may be necessary to increase the authorized but unissued number of shares of Class A Common Stock and/or Class B Common Stock, as applicable, if at any time the number of authorized but unissued shares of Class A Common

Stock and/or Class B Common Stock, as applicable, shall not be sufficient for the foregoing purposes.

Immediately upon the effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, each share of Common Stock of the Corporation, par value $0.001 per share, outstanding at such time shall, without any action on the part of the holder thereof, be reclassified and converted into one fully paid and non-assessable share of Class A Common Stock.  A holder of shares of common stock of the Corporation, par value $0.001, represented by a certificate issued prior to the effectiveness of this Second Amended and Restated Certificate of Incorporation, shall be entitled to receive from the Corporation upon surrender of such certificate to the Corporation a new certificate for shares of Class A Common Stock representing the number of shares represented by such surrendered certificate.

The Board of Directors may from time to time issue, out of the authorized but unissued shares of Preferred Stock, shares of Preferred Stock in one or more series and without stockholder approval.  The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

FIFTH:  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Class A Common Stock and Class B Common Stock shall possess exclusively all voting power, and each share of Class A Common Stock and Class B Common Stock shall have one vote.  Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, and their votes shall be counted and totaled together, subject to any voting rights that may be granted to holders of Preferred Stock, on all matters submitted to a vote of the stockholders of the Corporation.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion will determine.  Dividends of cash or property (other than dividends paid in capital stock or other equity securities of the Corporation) will not be declared or paid on the Class B Common Stock.  Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock.  Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of any Preferred Stock will be entitled, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by each stockholder.  Without limiting the Exchange Rights (as defined in Section SIXTH) of the holders of Class B Common Stock or the obligations of the Corporation to issue shares of Class A Common Stock under Section 5.7(h) or (i) of the Holdco Sub LLC Agreement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Class B Common Stock shall not be entitled to participate therein, receive any assets of the Corporation available for distribution to its stockholders or any payment from the proceeds realized in any voluntary or involuntary liquidation, dissolution or winding up of the assets of the Corporation, and in the event a dissolution, all shares of Class B Common Stock then outstanding will be cancelled by the Corporation for no consideration.

SIXTH:  Notwithstanding anything to the contrary herein, the Corporation, in its capacity as the managing member of Holdco Sub LLC, shall perform its obligations under, and otherwise comply with, the provisions of Sections 2.6, 2.7, 5.7(a), (b), (c), (d), (e), (f), (h), (i) and (j), and 6.1(e) of the Holdco Sub LLC Agreement.  The Corporation shall not vote the Class A Units of Holdco Sub LLC in favor of any transaction described in Section 6.1(c)(i) of the Holdco Sub LLC Agreement unless approved by the holders of a majority of the Class A Common Stock and Class B Common Stock voting as a single class.  Without limiting the foregoing, in no event will any stock dividends, stock splits, reverse stock splits, combinations of stock reclassifications or recapitalizations be declared or made on Class A Common Stock, unless contemporaneously therewith the shares of Class B Common Stock at the time outstanding are treated in the same proportion and the same manner.

Without limiting the preceding paragraph, each holder of a share of Class B Common Stock will be entitled at any time and from time to time to exchange (the “Exchange Right”) one share of Class B Common Stock and one Class B Unit of Holdco Sub LLC (a “Class B Unit”) (together as one unit) in accordance with the provisions set forth in Section 2.6 of the Holdco Sub LLC Agreement, for one fully paid and non-assessable share of Class A Common Stock.

At each Closing (as defined in Exhibit B of the Holdco Sub LLC Agreement), the Corporation shall automatically cancel the number of shares of Class B Common Stock that are provided for in any Exchange Requests (as defined in the Holdco Sub LLC Agreement) delivered to the Corporation.  The cancellation of any shares of Class B Common Stock pursuant to this Section SIXTH shall not require any further action on the part of any holder, provided that any certificate or certificates therefor delivered to the Corporation (and duly endorsed to the Corporation or in blank) following such exchange shall be exchanged for share certificates representing the shares of Class A Common Stock issued upon such exchange in the name of the person entitled to receive the same or to the nominee or nominees of such person.

The Class A Common Stock and any other equity securities of the Corporation issued to the exchanging holder pursuant to this ARTICLE SIXTH shall, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.
The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors.  Election of directors need not be by ballot unless the Bylaws so provide.

B.
The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation but without prejudice to the rights of the stockholders to alter, adopt, amend or repeal any Bylaw; to fix and vary the monetary amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

C.
The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

D.
In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

E.
The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible and no class shall include less than one director.  The Board of Directors shall have the authority to assign the members of the Board of Directors to such classes at the time such classification becomes effective.  The term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity.  The Board of Directors shall apportion additional directorships resulting from an increase in number of directors among the classes as equally as possible.  In the event of any decrease in the number of directors, the Board of Directors shall decrease all classes of directors as nearly equal as possible.  The initial term of office of directors of Class I shall expire at the 2011 annual meeting of stockholders; that of Class II shall expire at the 2009 annual meeting of stockholders; and that of Class III shall expire at the 2010 annual meeting of stockholders; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity.  At each annual meeting of stockholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following such annual meeting.  Except as the DGCL or a Preferred Stock Designation may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

F.	There shall be no cumulative voting in the election of directors.

G.
Subject to the rights of holders of Preferred Stock as set forth in a Preferred Stock Designation, no director may be removed from office by the stockholders except for cause, and then only with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual meeting or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by a Preferred Stock Designation, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this ARTICLE EIGHTH.

NINTH:  The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph A shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.
The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than in an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

C.
The Corporation, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify each person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

D.
The Corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

E.	The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

F.
The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

G.
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, employee or agent of another corporation, partnership, limited liability corporation, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

H.
The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any right which any person may have or hereafter acquire under any statute, this Second Amended and Restated Certificate of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

I.
Neither the amendment, modification nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

J.
The rights conferred upon indemnitees by this ARTICLE NINTH shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of such indemnitee’s heirs, executors and administrators.  Any repeal or modification of the foregoing provisions of this ARTICLE NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

TENTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding anything to the contrary contained in this Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Certificate of Incorporation, the affirmative vote of not less than [95]% of the then outstanding shares of Class B Common Stock, voting separately as a class, shall be required to amend, alter, change or repeal the third paragraph of ARTICLE FOURTH, clause (ii) of the fourth paragraph of ARTICLE FOURTH, the last sentence of the fourth paragraph of ARTICLE FOURTH, ARTICLE SIXTH, or this ARTICLE ELEVENTH or to adopt any provision inconsistent with any of the foregoing.

TWELFTH:  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

THIRTEENTH:  Notwithstanding any provision herein to the contrary, in connection with any acquisition of Common Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

Notwithstanding any provision herein to the contrary, in connection with any acquisition of Common Stock (and/or any other voting securities of the Corporation) as to which authorization of the Federal Energy Regulatory Commission is required under Section 203(a) of the Federal Power Act, as amended (the “FPA”), any person (as defined under the

FPA) acquiring such Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities until the Federal Energy Regulatory Commission, acting pursuant to the FPA, has granted such authorization.

FOURTEENTH:  Subject to the provisions of this ARTICLE FOURTEENTH, the Corporation’s directors, who are also directors, officers, employees or consultants of any Significant Shareholder or any of its Affiliates or their respective portfolio companies, excluding the Corporation and its subsidiaries (such directors and such other persons collectively, the “Unrestricted Persons”) shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, and no Unrestricted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities.  If an Unrestricted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation other than a corporate opportunity that is (i) presented to such director solely in such person’s capacity as a director of the Corporation or (ii) is identified by any Significant Shareholder, any of its Affiliates or any of its Unrestricted Persons solely through the disclosure of information by or on behalf of the Corporation, such Unrestricted Person shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation.  The term “Affiliate” as used in this ARTICLE FOURTEENTH shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.  The term “Significant Shareholder” used in this ARTICLE FOURTEENTH means any person who, together with such person’s Affiliates, owns in the aggregate 5% of more of the Corporation’s outstanding Common Stock.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE FOURTEENTH.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its Chief Executive Officer as of this [●] day of [●], 2008.

By:
Name: Peter R. Frank
Title: Chief Executive Officer

ANNEX C

GSC ACQUISITION COMPANY

2008 STOCK OPTION PLAN

1.      Purpose of the Plan

The purpose of the GSC Acquisition Company 2008 Stock Option Plan (the “Plan”) is to aid GSC Acquisition Company (together with its successors and assigns, the “Company”) and its Affiliates (as defined below) in securing and retaining key employees and others of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its Affiliates by providing incentive through the grant of options not intended to constitute incentive stock options under the Internal Revenue Code of 1986 (the “Code”) to acquire shares of common stock of the Company, par value $0.01 per share (“Shares”).  The Company expects that it will benefit from the added interest which such individuals will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

“Affiliates” means those entities directly or indirectly controlling, controlled by, or under common control with the Company; provided that no securityholder of the Company shall be deemed an “Affiliate” of any other securityholder of the Company solely by reason of any investment in the Company; and provided further that “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any entity, means the possession, directly or indirectly, of the power to (i) vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

2.      Shares Subject to the Plan

The total number of shares which may be issued under the Plan shall be 6,210,000, subject to adjustment as provided in Paragraph 8.  Such Shares may consist, in whole or in part, of unissued Shares or treasury Shares.

If, after the date on which the Plan becomes effective, any Shares covered by an award granted under the Plan (other than a Substitute Award (as defined  below)) or to which such award relates are forfeited, or if such award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such award, or to which such award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become Shares with respect to which awards may be granted.  In addition, Shares tendered in satisfaction or partial satisfaction of the exercise price of any option or any tax withholding obligations (other than the exercise price or tax withholding obligation relating to a Substitute Award), will again become Shares with respect to which awards may be granted.

Notwithstanding the foregoing and subject to adjustment as provided in Paragraph 8, no individual participant may receive awards in any calendar year that relate to more than 500,000 Shares.  The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to options that are canceled or repriced.

Holders of options granted by a company that is acquired by the Company or with which the Company combines are eligible for grants of substitute awards granted in assumption of, or in substitution for, such outstanding awards previously granted by such company (“Substitute Awards”) under the Plan in connection with such acquisition or combination transaction.  Any Shares underlying Substitute Awards shall not be counted against the Shares available for awards under the Plan.

3.      Administration

The Board of Directors of the Company (the “Board”) may appoint a Compensation and Benefits Committee (the “Committee”) consisting of at least three members of the Board of Directors who shall administer the Plan and serve at the pleasure of the Board.  The Committee shall have the authority, consistent with the Plan, to determine the provisions of the awards to be granted, to interpret the Plan and the awards granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan, the awards and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all participants.  The Committee shall require payment of any amount the Company may determine to be necessary to withhold for federal, state or local taxes as a result of the exercise of an award.  If no such Committee is appointed by the Board of Directors of the Company, references herein to the “Committee” shall refer to the entire Board of Directors.

4.      Eligibility

Any employee, director or consultant of the Company and its Affiliates who are from time to time responsible for the management, growth and protection of the business of the Company and its Affiliates is eligible to be granted an award under the Plan.

The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by any awards granted to participants.  The granting of an award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment, directorship or consultancy of a participant and shall not lessen or affect the right to terminate the employment, directorship or consultancy of a participant.

5.      Termination Date for Grants

No award may be granted under the Plan after the tenth anniversary of the date on which the Plan becomes effective, but awards theretofore granted may extend beyond that date.

6.      Terms and Conditions of Options

Options granted under the Plan shall not be intended to qualify as incentive stock options for federal income tax purposes and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, all as evidenced in an award agreement (an “Award Agreement”):

(a)  Option Price.  The option price per Share shall be determined by the Committee, but shall be no less than 100% of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing, Substitute Awards may be granted with an option price per Share other than as required above.

For purposes of the Plan, unless otherwise expressly provided in an Award Agreement or determined by the Committee, “Fair Market Value” of a Share means, as of a given date:

(x)  if the Shares are listed on any established  exchange or a national market system (including without limitation The Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market) (such exchange or system, a “Qualified Exchange”), its Fair Market Value shall be the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on such Qualified Exchange for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(y)  if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

(z) in the absence of an established market for the Shares, its Fair Market Value shall be determined in good faith by the Committee.

(b)  Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an option be exercisable more than ten years after the date it is granted.  The Committee may accelerate the date any previously granted Option will become exercisable.

(c)  Exercise of Options; Rights as a Stockholder.  Unless otherwise expressly provided in the Plan or an Award Agreement, an option may be exercised for all, or from time to time, any part of the Shares for which it is then exercisable.  Each Award Agreement shall contain such terms as the Committee may in its sole discretion determine concerning vesting.  Unless the Committee provides otherwise, vesting of options granted hereunder shall be tolled during any unpaid leave of absence.  An option may not be exercised for a fraction of a Share.

The option price for the Shares as to which an option is exercised shall be paid to the Company in full, or adequate provision for such payment made, at the time of exercise at the election of the participant (i) in cash, (ii) if Shares are traded on a Qualified Exchange on the date of such exercise, in Shares owned by the participant for at least 6 months, having a Fair Market Value equal to the option price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee or (iii) partly in cash and partly in such Shares.  Notwithstanding the foregoing, if Shares are listed on any Qualified Exchange, the requirement of the payment in cash will be deemed satisfied if the participant makes arrangements that are satisfactory to the Company with a broker that is satisfactory to the Company to sell a sufficient number of Shares which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate option price plus any amounts required to be withheld, and pursuant to which the broker undertakes to deliver to the Company such amount not later than the date on which the sale transaction will settle in the ordinary course of business.

The Committee may permit a participant to elect, subject to such terms and conditions as the Committee shall determine, to have the number of Shares deliverable to the participant as a result of the exercise of an option reduced by a number sufficient to pay the amount necessary to withhold for federal, state or local taxes (as calculated using applicable statutory rates) as a result of such exercise.

No participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an option until (i) the participant has given written notice of exercise of the option, paid in full for such Shares or made adequate provision therefor and, if requested, given the representation described in Paragraph 6(f) and (ii) the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Paragraph 8.

(d)  Exercisability Upon Termination Other than for Cause.  Unless otherwise expressly provided in an Award Agreement, if a participant’s employment by or directorship or consultancy with the Company or an Affiliate terminates for any reason other than Cause, the option may be exercised during the 90 day period or, in case of death, the twelve month period, beginning on the date of such termination or the remaining stated period of the option, whichever period is shorter, to the extent the option was exercisable at the time of such event.

(e)  Effect of Termination for Cause.  Unless otherwise expressly provided in an Award Agreement or determined by the Committee, if a participant’s employment by or directorship or consultancy with the Company or an Affiliate is terminated for Cause, the option shall terminate upon such termination.

For purposes of the Plan, the term “Cause” has the meaning defined in any employment agreement between the participant and the Company or an Affiliate then in effect or, if no such employment agreement is then in effect, “Cause”  means (i) the participant’s commission of fraud or an intentional act of dishonesty that results in personal enrichment of the participant or has a material detrimental effect on the Company; (ii) the participant’s commission of a felony; (iii) the participant’s intentional wrongful act or gross negligence that has a material detrimental effect on the Company; (iv) the participant’s abuse of controlled substances or chronic alcoholism; or (v) the participant’s failure to follow the reasonable instructions of participant’s immediate supervisor following notice of such failure from such supervisor.

(f)  Additional Agreements of the Participant and Restrictions on Transfer.   The Committee may require each person purchasing Shares pursuant to exercise of an option to represent to and agree with the Company in writing that the Shares are being acquired without a view to distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfers.  The Committee also may impose, in its discretion, as a condition of any option, any restrictions on the transferability of Shares purchased pursuant to the exercise of such option as it may deem fit.  Without limiting the generality of the foregoing, the Committee may impose conditions restricting absolutely the transferability of Shares purchased pursuant to the exercise of options for such periods as the Committee may determine and, further, in the event the participant’s employment by or directorship or consultancy with the Company or an Affiliate terminates during the period in which such Shares are nontransferable, the participant may be required, if required by the Award Agreement, to sell such Shares back to the Company at such price and on such other terms and conditions as the Committee may have specified in such Award Agreement.

(g)  Nontransferability of Options.  Except as otherwise provided in this Paragraph 6(g), an option shall not be transferable by the participant otherwise than by will or by the laws of descent and distribution and during the lifetime of a participant an option shall be exercisable only by the participant.  An option exercisable after the death of a participant or a transferee pursuant to the following sentence may be exercised by the legatees, personal representatives or distributees of the participant or such transferee.  The Committee may, in its discretion, authorize all or a portion of the options previously granted or to be granted to a participant to be on terms which permit irrevocable transfer by such participant to (i) any or all of the spouse, children or grandchildren of the participant (“Immediate Family Members”), (ii) a trust or trusts for the primary benefit of the participant and/or any or all of such Immediate Family Members or (iii) a partnership or other entity in which the participant and/or any or all of such Immediate Family Members or trusts are the only partners or equity participants; provided that subsequent transfers of transferred options shall be prohibited except those in accordance with the first sentence of this Paragraph 6(g).  Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and the events of termination of Paragraphs 6(d) and 6(e) shall continue to be applied with respect to the original participant, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, in Paragraphs 6(d) and 6(e).  The Committee may delegate to an administrative committee the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of participants eligible to transfer options, as well as to make other determinations with respect to option transfers.

7.      Transfers and Leaves of Absence

For purposes of the Plan, the following shall not be deemed a termination of employment under the Plan:

(a)  a transfer of an employee from the Company to any Affiliate or vice versa, or from one such Affiliate to another;

(b)  a leave of absence, duly authorized in writing by the Company or an Affiliate (as the case may be), for military service or sickness or for any other purpose approved by the Company or such Affiliate, if the period of such leave does not exceed 90 days; or

(c)  a leave of absence in excess of 90 days, duly authorized in writing by the Company or an Affiliate (as the case may be); provided that the employee’s right to re-employment is guaranteed either by statute or by contract.

8.      Adjustments Upon Changes in Capitalization or Other Events

(a)  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or such other securities of the Company or other similar corporate transaction or event affects the Shares or such other securities such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

(i)  the number of Shares (or number and kind of other securities or property) with respect to which awards may thereafter be granted;

(ii)  the number of Shares or such other securities (or number and kind of other securities or property) subject to outstanding awards; and

(iii)  the grant or exercise price with respect to any award, or, if deemed appropriate, make provision for a cash payment to the holder of an award.

(b)  If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any participant, shall effect one or more of the following alternatives, which alternatives may vary among individual participants and which may vary among options held by any individual participant:  (1) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised options and all rights of participants thereunder shall terminate, (2) require the mandatory surrender to the Company by selected participants of some or all of the outstanding options held by such participants (irrespective of whether such options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such options and cause the Company to pay to each participant an amount of cash per share equal to the excess, if any, of the amount calculated in the next sentence (the “Change of Control Value”) of the shares subject to such option over the exercise price(s) under such options for such shares, or (3) make such adjustments to options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to options then outstanding), including, without limitation, adjusting an option to provide that the number and class of Shares covered by such option shall be adjusted so that such option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.  For the purposes of clause (2) of the preceding sentence, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such options.  In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 8 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

9.      Use of Proceeds

Proceeds from the sale of Shares pursuant to exercise of awards granted under the Plan shall constitute general funds of the Company.

10.           Amendments

(a)  Plan.  The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement (including any approval requirement which is a prerequisite for listing purposes or for exemptive relief from Section 16(b) of the 1934 Act or Section 162(m) of the Code or their successor provisions) for which or with which the Board of Directors of the Company deems it necessary or desirable to qualify or comply.  Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

(b)  Awards.  Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of a participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of such affected participant, holder or beneficiary.

11.           Effectiveness of the Plan

The Plan shall become effective upon the date of its adoption by the Board, subject to approval by the stockholders of the Company.  Awards may be granted hereunder prior to such stockholder approval, subject in all cases, however, to such approval, but no awards shall be exercisable prior to such stockholder approval.

ANNEX D

DUFF & PHELPS, LLC • 55 EAST 52ND STREET, 31ST FLOOR • NEW YORK, NY 10055 • TEL 212-871-2000 • FAX 212-277-0716

May 8, 2008

Board of Directors
GSC Acquisition Company
500 Campus Drive, Suite 200
Florham Park, New Jersey  07932

Dear Directors:

The Board of Directors of GSC Acquisition Company (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide to the Board of Directors of the Company an opinion (the “Opinion”) as of the date hereof as to (i) the fairness, from a financial point of view, to the holders of the Company’s common stock of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) and (ii) whether the Target (as defined below) has a fair market value equal to at least 80% of the balance in the Company’s Trust Account (excluding deferred underwriting discounts and commissions).

Duff & Phelps has acted as financial advisor to the Board of Directors of the Company, and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the Opinion or the consummation of the Proposed Transaction. Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of Duff & Phelps’ fee is contingent upon Duff & Phelps’ stating to the Board of Directors of the Company that it is prepared to deliver its Opinion. In addition, the Company has agreed to reimburse certain of Duff & Phelps expenses and to indemnify Duff & Phelps for certain liabilities arising out of this engagement. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated, provided that Duff & Phelps has provided valuation services for TCW/Crescent Mezzanine (“TCW”) generally, and has specifically provided TCW valuation services in connection with its investment in a subsidiary of the Target (as defined below) for which it has received customary compensation. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Description of the Proposed Transaction

The Proposed Transaction is a merger pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, certain wholly-owned subsidiaries of the Company and Complete Energy Holdings, LLC (the “Target”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of a subsidiary of the Company with and into the Target, as a result of which the Target will continue as the surviving corporation and will become a subsidiary of the Company. As set forth more fully in the Merger

Agreement and subject to certain adjustments (as to which we express no opinion) set forth therein, at the effective time of the Merger, (i) the Company shall issue common shares of the Company or units of a subsidiary of the Company convertible into common shares of the Company valued at approximately $440.2 million to certain stakeholders of Target and to other holders of debt and equity of the Target’s subsidiaries, (ii) the Company shall assume net project debt of approximately $635.2 million net of cash of $8.6 million and a subsidiary of the Company will issue a $50.0 million mezzanine note, (iii) the Company shall pay cash of approximately $183.2 million to certain creditors of the Company and to pay transaction expenses, (iv) the Company shall issue units convertible into 5,000,000 shares of common stock of the Company if within a period of five years following the effective time of the Merger the closing stock price of the common stock of the company equals or exceeds $14.50 for ten consecutive trading days, and (v) the Company shall issue units convertible into 5,000,000 shares of Company if within a period of five years following the effective time of the Merger the closing stock price of the common stock of the company equals or exceeds $15.50 for ten consecutive trading days, in each case as determined in accordance with the formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.
Discussed the operations, financial conditions, future prospects and projected operations and performance of the Company and Target, respectively, and the Proposed Transaction with the management of Target and the Company;

2.	Reviewed certain publicly available financial statements and other business and financial information of the Company and Target, respectively, and the industries in which the Target operates;

3.
Reviewed certain internal financial statements and other financial and operating data concerning Company and Target, respectively, which the Company and Target have respectively identified as being the most current financial statements available;

4.	Reviewed certain financial forecasts as prepared by the management of the Company and Target;

5.	Reviewed a draft of the Merger Agreement and the exhibits thereto dated May 7, 2008;

6.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain other companies that we deemed relevant;

7.	Compared the financial performance of Target with that of certain other publicly traded companies that we deemed relevant;

8.	Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and

9.	Conducted such other analyses and considered such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Duff & Phelps assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person or persons furnishing the same.

3.
Duff & Phelps assumed that the final versions of all documents reviewed by Duff & Phelps in draft form (including, without limitation, the Merger Agreement) conform in all material respects to the drafts reviewed.

4.
Duff & Phelps assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, Target or the Proposed Transaction.

5.
Duff & Phelps assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company and Target on all legal matters with respect to the Proposed Transaction and assumed all procedures required by law to be taken in connection with the Proposed Transaction have been, or will be, duly, validly and timely taken and that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and regulations. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

6.
Duff & Phelps assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof. Duff & Phelps assumed that all representations and warranties of each party to the Merger Agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party.

7.
Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s or Power’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either the Company’s or Power’s credit worthiness or otherwise as tax advice or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) negotiate the terms of the Proposed Transaction or (b) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock after announcement of the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to update this Opinion or advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. This Opinion is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possibly attainable under any circumstances. Further, we have not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of the Company to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of the Company after not completing a business combination within the allotted time). Instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that (i) the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company’s common stock and (ii) the Target has a fair market value equal to at least 80% of the balance in the Company’s Trust Account (excluding deferred underwriting discounts and commissions).

Respectfully submitted,

/s/ Duff & Phelps, LLC
DUFF & PHELPS, LLC

ANNEX E

GLOSSARY OF TERMS USED IN THIS PROXY STATEMENT

In this proxy statement the terms described below are used frequently and have been listed for easy reference in addition to being defined in the proxy statement.

AAA	American Arbitration Association
AB32	California Global Warming Solutions Act of 2006, also known as Assembly Bill 32
Alstom	Alstom Power, Inc.
AMEX	American Stock Exchange
Antitrust Division	Antitrust Division of the U.S. Department of Justice
Batesville facility	Natural gas-fired, combined-cycle facility in Batesville, Mississippi
Batesville Holding	CEP Batesville Holding, LLC
Black & Veatch	Black & Veatch Corporation
Bonds	Senior Secured Bonds issued by LSPLP and LSP Batesville Funding Corporation
Btu	British thermal units
CAIR	Clean Air Interstate Rule
CAISO	California Independent System Operator
CEP OpCo	CEP Operating Company, LLC
CERCLA	Comprehensive Environmental Response Compensation and Liability Act of 1980
Citigroup	Citigroup Global Markets Inc.
Class B shares	Shares of GSCAC’s Class B common stock
Class B units	Class B units of Holdco Sub
Clean Water Act	Federal Water Pollution Control Act
Code	Internal Revenue Code of 1986
Complete Energy	Complete Energy Holdings, LLC
Complete Energy Credit Agreement	Complete Energy Credit Agreement dated November 30, 2007 underwritten by JPMorgan
CPUC	California Public Utilities Commission
Delivery Pool	Kern River Gas Transmission Company’s Firm California Delivery Pool
DGCL	Delaware General Corporation Law
DSCR	Debt service coverage ratio
DWAC System	Depository Trust Company’s Deposit/Withdrawal at Custodian System
Duff & Phelps	Duff & Phelps LLC
Entergy Services	Entergy Services, Inc.
EOH	Equivalent operating hours

EPA	U.S. Environmental Protection Agency
EP Act	Energy Policy Act of 2005
Ernst & Young	Ernst & Young LLP
ERO	Electric Reliability Organization
EWG	Exempt Wholesale Generator
Exchange Act	Securities Exchange Act of 1934, as amended
FAS 157	Statement of Financial Accounting Standards No. 157 "Fair Value Measurements"
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
First Lien Facility	First-Lien Term Loan Credit Agreement, part of the La Paloma Loan Facilities
founding stockholder	GSC Secondary Fund, LLC
FPA	Federal Power Act
FTC	Federal Trade Commission
Fulcrum	Fulcrum Power Services, L.P.
Funding	LSP Batesville Funding Corporation
GAAP	Generally accepted accounting principles
GSC Group	GSC Group, Inc.
GSCAC	GSC Acquisition Company
GSCAC parties	GSCAC, Holdco Sub, Holdco Sub2 and Merger Sub
HGPA	Hot Gas Path Service Agreement
Holdco Sub	GSCAC Holdings I LLC
Holdco Sub LLC Agreement	Limited liability company agreement of Holdco Sub
Holdco Sub2	GSCAC Holdings II LLC
HSR Act	Hart-Scott-Rodino Antitrust Improvement Act of 1976
ICT	Independent Coordinator of Transmission
IPO	Initial public offering
IPO shares	20,700,000 shares of common stock issued in GSCAC’s initial public offering
IPP	Independent power producer
IRS	U.S. Internal Revenue Service
ISO	Independent System Operator
J. Aron	J. Aron & Company
JPMorgan	JPMorgan Chase Bank, N.A.

June Consent	Consent and Agreement signed with noteholders in conjunction with Purchase and Sale Agreement with KGen Power Corporation
Kern River	Kern River Gas Transmission Company
kWh	Kilowatt hours
L/C Facility	First-Lien Special Letter of Credit Facility, part of the La Paloma Loan Facilities
La Paloma Acquisition	La Paloma Acquisition Co, LLC
La Paloma Acquisition LLC Agreement	Limited liability company agreement for La Paloma Acquisition
La Paloma facility	Natural gas-fired, combined-cycle facility in McKittrick, California
La Paloma Loan Facilities	Senior Secured Loan Facilities with Morgan Stanley Senior Funding, Inc. and WestLB, New York Branch as co-syndication agents
lender consent	Consent, Exchange, and Preemptive Rights Agreement between Complete Energy and certain of their subsidiaries with TCW funds and Morgan Stanley
LMP	Locational Marginal Pricing
LPGC	La Paloma Generating Company, LLC
LP Holdco	CEH/La Paloma Holding Company, LLC
LP Minority Holders	Owners of the minority interests in the Complete Energy subsidiary that owns the La Paloma facility
LSPLP	LSP Energy Limited Partnership
LTM	Last twelve months
LTM Contract	Program Parts, Miscellaneous Hardware, Program Management and Scheduled Outage Services Contract
Merger Sub	GSCAC Merger Sub LLC
MMBtu	Million British thermal units
Morgan Stanley	Morgan Stanley & Co. Incorporated
MRTU	Market Redesign and Technology Upgrade
MW	Megawatt
MWh	Megawatt hours
NAAQS	National Ambient Air Quality Standards
NERC	North American Electric Reliability Council
NP-15	Northern Zone
NYSE	New York Stock Exchange
O’Melveny & Myers	O’Melveny & Myers, LLP
PG&E	Pacific Gas & Electric Corporation
project companies	Complete Energy and its subsidiaries

PUHCA 2005	Public Utility Holding Company Act of 2005
PURPA	Public Utility Regulatory Policies Act of 1978
RTO	Regional Transmission Operator
S.2191	Lieberman-Warner Climate Security Act
Sarbanes-Oxley Act	Sarbanes-Oxley Act of 2002
SCE	Southern California Edison
SEC	U.S. Securities Exchange Commission
Second Lien Facility	Second-Lien Term Loan Agreement, part of the La Paloma Loan Facilities
SERC	Southeastern Electric Reliability Counsel
SMEPA	South Mississippi Electric Power Association
SP-15	Southern Zone of CAISO
Steptoe & Johnson	Steptoe & Johnson LLP
TAMCO	TCW Asset Management Company
TAMCO funds	Investment funds and trusts managed or advised by TAMCO or certain of its affiliates
TAMCO Notes	Notes issued pursuant to the Note Purchase Agreement between LP Holdco and TAMCO
TVA	Tennessee Valley Authority
UPREIT	Umbrella partnership real estate investment trust
UBS	UBS Securities LLC
Vinson & Elkins	Vinson & Elkins, LLP
WCI	Western Climate Initiative
WECC	Western Electricity Coordinating Council
Working Capital Agreement	First-Lien Working Capital Agreement, part of the La Paloma Loan Facilities
ZP-26	Central Zone of CAISO